As filed with the Securities and Exchange Commission on October 20, 2023
Registration Statement No. 333-274082
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2 to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
PROOF ACQUISITION CORP I
(Exact Name of Registrant as Specified in Its Charter)
Delaware	6770	86-2707040
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
11911 Freedom Drive, Suite 1080
Reston, VA 20190
(571) 310-4949
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John C. Backus, Jr.
Chief Executive Officer
11911 Freedom Drive, Suite 1080
Reston, VA 20190
(571) 310-4949
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Scott D. Fisher Steptoe & Johnson LLP 1114 Avenue of the Americas New York, NY 10036 (212) 506-3900	Jennifer Liotta General Counsel Volato, Inc. 1954 Airport Road, Suite 124 Chamblee, GA 30341 (904) 539-7404	F. Reid Avett Damian C. Georgino Womble Bond Dickinson (US) LLP 2001 K Street, NW, Ste. 400 South Washington, DC 20016 (202) 857-4425
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED OCTOBER 20, 2023
PROXY STATEMENT OF
PROOF ACQUISITION CORP I
PROSPECTUS FOR UP TO
20,535,244 SHARES OF CLASS A COMMON STOCK

Dear Stockholders of PROOF Acquisition Corp I:
You are cordially invited to attend the special meeting (the “Special Meeting”) of stockholders of PROOF Acquisition Corp I (“PACI,” “we,” “our,” “us” or the “Company”), which will be held at 10:00 a.m., Eastern Time, on November 21, 2023, via live webcast at the following address: https://www.cstproxy.com/proof-paci/sm2023. At the Special Meeting, PACI stockholders will be asked to consider and vote upon the following proposals:
•
The BCA Proposal - To consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of August 1, 2023 (the “Business Combination Agreement”), among PACI, PACI Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of PACI (“Merger Sub”), and Volato, Inc., a Georgia corporation (“Volato”), pursuant to which Merger Sub will merge with and into Volato, with Volato surviving the merger as a wholly-owned subsidiary of PACI, including the other transactions contemplated by the Business Combination Agreement (such transaction, the “Business Combination” and such proposal, the “BCA Proposal”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

•
The Stock Issuance Proposal - To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the New York Stock Exchange (“NYSE”), the issuance of up to 20,535,244 shares of Class A Common Stock of PACI, par value $0.0001 per share (“Class A Common Stock”), pursuant to the Business Combination Agreement (the “Stock Issuance Proposal”).

•
The Charter Amendment Proposals - To consider and vote upon a proposal (the “New Charter Proposal”) to approve and adopt an amended and restated certificate of incorporation of PACI (the “Proposed Charter”), which will amend, restate, and replace PACI’s Amended and Restated Certificate of Incorporation, dated November 29, 2021 (as amended, the “Current Charter”) upon the closing of the Business Combination (the “Closing”), and to separately approve and vote, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, as sub-proposals (such sub-proposals, collectively, the “Advisory Charter Proposals”): (i) a proposal to increase the authorized number of shares of Class A Common Stock from 70,000,000 to 80,000,000, (ii) a proposal to change the quorum required for meetings of the Board, (iii) a proposal to impose a non-citizen voting limitation, (iv) a proposal to require a supermajority vote for the removal of directors, and (v) a proposal to change the voting threshold to approve amendments to certain provisions of the Proposed Charter. We refer to the New Charter Proposal and the Advisory Charter Proposals collectively as the “Charter Amendment Proposals”. A copy of the Proposed Charter is attached to this proxy statement/prospectus as Annex B.

•
The Stock Incentive Plan Proposal - To consider and vote upon a proposal to approve the 2023 Stock Incentive Plan (the “2023 Plan”), a copy of which is attached to this proxy statement/prospectus as Annex C, including the authorization of the initial share reserve under the 2023 Plan (the “Stock Incentive Plan Proposal”).

•
The Adjournment Proposal - To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the BCA Proposal, the Stock Issuance Proposal, the Charter Amendment Proposals, or the Incentive Plan Proposal (such proposal to approve the adjournment of the Special Meeting, the “Adjournment Proposal” and, together with the BCA Proposal, the Stock Issuance Proposal, the Charter Amendment Proposals, and the Incentive Plan Proposal, the “Proposals”).

Each of the Proposals is more fully described in this proxy statement/prospectus, which each PACI stockholder is encouraged to review carefully. Voting with respect to the Stock Issuance Proposal, the Charter Amendment Proposals, and the Stock Incentive Plan Proposal is conditioned on the approval of the BCA Proposal.
The Special Meeting will be completely virtual. There will be no physical meeting location and the Special Meeting will only be conducted via live webcast at the following address: https://www.cstproxy.com/proof-paci/sm2023.
Our board of directors (“PACI Board”) formed a special committee (the “Special Committee”) to consider and negotiate the terms and conditions of the Business Combination Agreement and to recommend to the PACI Board whether to pursue the Business Combination and, if so, on what terms and conditions. During its assessment and recommendation of the Business Combination, the Special Committee was comprised of directors whom the Board believes are independent and do not have a material interest in the Business Combination that is in addition to or different from the interests of the Company’s stockholders generally.
After careful consideration, the PACI Board, based in part on the unanimous recommendation of the Special Committee, has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the Proposals to be presented at the Special Meeting is in the best interests of PACI and its stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those Proposals.
The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of PACI and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the Proposals. See the sections entitled “BCA Proposal - Interests of PACI’s Directors and Executive Officers in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion.
Continued on next page

Certain shares of Class A Common Stock of PACI and redeemable warrants are currently listed on NYSE under the symbols “PACI” and “PACI.WS,” respectively. In addition, certain of our shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and one-half of one redeemable warrant and are listed on NYSE under the symbol “PACI.U.” The units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security. In connection with the Closing, we intend to change our name from “PROOF Acquisition Corp I” to “Volato Group, Inc.” and we will apply to list the shares of Class A Common Stock of the post-combination company on NYSE, under the symbol “SOAR” following the Closing. As used herein, the term “Common Stock” refers to our Class A Common Stock and our Class B Common Stock.
Pursuant to our Current Charter, we are providing the holders of shares of Class A Common Stock originally sold as part of the units issued in our initial public offering (the “IPO”, such shares of Class A Common Stock, the “Public Shares,” and such holders, the “public stockholders”) with the opportunity to redeem, upon the Closing, the Public Shares, as more fully described in the proxy statement/prospectus. Our Sponsor, officers, and directors have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any Public Shares they may hold. Currently, our Sponsor and the PROOF.vc SPV (defined below) collectively own approximately 49.4% of our outstanding Common Stock. Our Sponsor, the PROOF.vc SPV, and our officers and directors have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination.
PACI is providing this proxy statement/prospectus and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and any adjournments or postponements of the Special Meeting. Your vote is very important. Whether or not you plan to attend the Special Meeting virtually, please submit your proxy card without delay.
We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the section entitled “Risk Factors” beginning on page 28 of this proxy statement/prospectus.
Approval of the BCA Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of PACI present and entitled to vote at the Special Meeting. Approval of each of the Stock Issuance Proposal and the Stock Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote thereon. Approval of the New Charter Proposal and each of the Advisory Charter Proposals, each of which is a non-binding advisory vote, require (i) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon, voting together as a single class, (ii) the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote thereon, voting together as a single class, and (iii) the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock entitled to vote thereon, voting together as a single class. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote represented in person or proxy and entitled to vote thereon, regardless of whether or not a quorum is present.
If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Proposals. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker, or other nominee how to vote, and do not virtually attend the Special Meeting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have no effect on the BCA Proposal, the Stock Issuance Proposal, the Stock Incentive Plan Proposal or the Adjournment Proposal. If your shares are present, an abstention will have the same effect as a vote “AGAINST” the BCA Proposal, the Stock Issuance Proposal, the Stock Incentive Plan Proposal and the Adjournment Proposal. Failing to return your proxy card, returning your proxy card without a vote indicated, failing to instruct your bank, broker, or their nominee how to vote, abstaining, and not attending the Special Meeting and voting online will have the same effect as a vote “AGAINST” each of the Charter Amendment Proposals. If you are a stockholder of record and you virtually attend the Special Meeting and wish to vote, you may withdraw your proxy and vote online during the meeting.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE PACI REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO PACI’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN (“DWAC”) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
Thank you for your consideration of these matters.
Sincerely,
John C. Backus, Jr.
Chief Executive Officer and Director
Whether or not you plan to attend the Special Meeting of PACI stockholders online, please submit your proxy by completing, signing, dating, and mailing the enclosed proxy card in the pre-addressed postage paid envelope or by using the telephone or Internet procedures provided to you by your broker or bank. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting of PACI stockholders and vote online, you must obtain a proxy from your broker or bank.
Neither the Securities and Exchange Commission nor any state securities commission has passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated   , 2023, and is first being mailed to PACI stockholders on or about   , 2023.

PROOF ACQUISITION CORP I
I11911 Freedom Drive, Suite 1080
Reston, VA 20190
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF PROOF ACQUISITION CORP I

To Be Held On November 21, 2023
To the Stockholders of PROOF Acquisition Corp I:
NOTICE IS HEREBY GIVEN that the special meeting (the “Special Meeting”) of stockholders of PROOF Acquisition Corp I (“PACI,” “we,” “our,” “us” or the “Company”) will be held at 10:00 a.m., Eastern Time, on November 21, 2023, via live webcast at the following address: https://www.cstproxy.com/proof-paci/sm2023. At the Special Meeting, PACI stockholders will be asked to consider and vote upon the following proposals:
•
The BCA Proposal - To consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of August 1, 2023 (the “Business Combination Agreement”), among PACI, PACI Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of PACI (“Merger Sub”), and Volato, Inc., a Georgia corporation (“Volato”), pursuant to which Merger Sub will merge with and into Volato, with Volato surviving the merger as a wholly-owned subsidiary of PACI, including the other transactions contemplated by the Business Combination Agreement (the “Business Combination” and such proposal, the “BCA Proposal”). A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

•
The Stock Issuance Proposal - To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the New York Stock Exchange (“NYSE”), the issuance of up to 20,535,244 shares of Class A Common Stock of PACI, par value $0.0001 per share pursuant to the Business Combination Agreement (the “Stock Issuance Proposal”).

•
The Charter Amendment Proposals - To consider and vote upon a proposal (the “New Charter Proposal”) to approve and adopt an amended and restated certificate of incorporation of PACI (the “Proposed Charter”), which will amend, restate and replace PACI’s Amended and Restated Certificate of Incorporation, dated November 29, 2021 (as amended, the “Current Charter”) upon the closing of the Business Combination (the “Closing”), and to separately approve and vote, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, as sub-proposals (such sub-proposals, collectively, the “Advisory Charter Proposals”):

(i)	a proposal to increase the authorized number of shares of Class A Common Stock from 70,000,000 to 80,000,000,
(ii)	a proposal to change the quorum required for meetings of the Board,
(iii)	a proposal to impose a non-citizen voting limitation,
(iv)	a proposal to require a supermajority vote for the removal of directors, and
(v)	a proposal to change the voting threshold to approve amendments to certain provisions of the Proposed Charter.
We refer to the New Charter Proposal and the Advisory Charter Proposals collectively as the “Charter Amendment Proposals”. A copy of the Proposed Charter is attached to this proxy statement/prospectus as Annex B.
•
The Stock Incentive Plan Proposal - To consider and vote upon a proposal to approve the 2023 Stock Incentive Plan (the “2023 Plan”), a copy of which is attached to this proxy statement/prospectus as Annex C, including the authorization of the initial share reserve under the 2023 Plan (the “Stock Incentive Plan Proposal”).

•
The Adjournment Proposal - To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the BCA Proposal, the Stock Issuance Proposal, the Charter Amendment Proposals, or the Stock Incentive Plan Proposal (the “Adjournment Proposal” and, together with the BCA Proposal, the Stock Issuance Proposal, the Charter Amendment Proposals, and the Stock Incentive Plan Proposal, the “Proposals”).

The Special Meeting will be completely virtual. There will be no physical meeting location and the Special Meeting will only be conducted via live webcast at the following address: https://www.cstproxy.com/proof-paci/sm2023. To attend online and participate in the Special Meeting, stockholders of record will need to visit and enter the 12-digit control number provided on your proxy card, regardless of whether you pre-registered.
Only holders of record of Common Stock of PACI at the close of business on October 10, 2023 are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements thereof. A complete list of PACI’s stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at PACI’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.
Pursuant to our Current Charter, we are providing the holders of shares of Common Stock originally sold as part of the units issued in our initial public offering (the “IPO”, such shares of Common Stock, “Public Shares,” and such holders, the “public stockholders”) with the opportunity to redeem, upon the Closing, the Public Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to PACI to pay its franchise and income taxes) from the IPO and a concurrent private placement of warrants to PROOF Acquisition Sponsor I, LLC, a Delaware limited liability company (our “Sponsor” or “PASI”), and certain of our independent directors. For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of October 10, 2023, of approximately $69.8 million, the estimated per share redemption price would have been approximately $10.84. Public stockholders may elect to redeem their shares whether or not they are holders as of the record date and whether or not they vote for the BCA Proposal. Notwithstanding the foregoing redemption rights, a public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding shares of Common Stock sold in the IPO. Holders of PACI’s outstanding warrants sold in the IPO, which are exercisable for shares of Class A Common Stock under certain circumstances, do not have redemption rights in connection with the Business Combination. Our Sponsor, officers and directors have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of Common Stock they may hold.
Currently, our Sponsor and the PROOF.vc SPV collectively own approximately 49.40% of our outstanding Common Stock. Our Sponsor, officers, and directors have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination.
We may not consummate the Business Combination unless the BCA Proposal, the Stock Issuance Proposal, the New Charter Proposal, and the Stock Incentive Plan Proposal are approved at the Special Meeting. However, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement/prospectus. Each of the Proposals is more fully described in this proxy statement/prospectus, which each PACI stockholder is encouraged to review carefully. Voting with respect to the Stock Issuance Proposal, the Charter Amendment Proposals, and the Stock Incentive Plan Proposal is conditioned on the approval of the BCA Proposal.
Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of our Proposals. We encourage you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Alliance Advisors, LLC, at (888) 511-2609.
   , 2023
By Order of the Board of Directors

John C. Backus, Jr.
Chief Executive Officer and Director

i

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this document. This information is available for you to review through the website of the Securities and Exchange Commission (“SEC”) at www.sec.gov.
You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning PACI, without charge, by written request to Secretary at 11911 Freedom Drive, Suite 1080, Reston, or by telephone request at (571) 310-4949, or from the SEC through the SEC website at the address provided above.
In order for PACI’s shareholders to receive timely delivery of the documents in advance of the Special Meeting of PACI to be held on November 21, 2023, you must request the information no later than November 14, 2023, five business days prior to the date of the Special Meeting.
TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. PACI does not intend its use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this proxy statement/prospectus, regarding the proposed Business Combination, PACI’s ability to consummate the Business Combination, the benefits of the transaction, the post-combination company’s future financial performance following the Business Combination and the post-combination company’s strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties, and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, PACI disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this proxy statement/prospectus. PACI cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of PACI.
In addition, PACI cautions you that the forward-looking statements regarding PACI and the post-combination company, which are contained in this proxy statement/prospectus, are subject to the following risks and uncertainties:
•
the occurrence of any event, change, or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement and the other agreements related to the Business Combination (including catastrophic events, acts of terrorism, the outbreak of war, and a pandemic or other public health event), as well as management’s response to any of the foregoing;

•
the outcome of any legal proceedings that may be instituted following announcement of the Business Combination against PACI, Volato, Inc. (“Volato”) or its subsidiaries, their respective affiliates, or their respective directors and officers;

•
the inability to complete the Business Combination due to the failure to (i) obtain approval of the stockholders of PACI, or regulatory approvals or (ii) satisfy the other conditions to closing required by the Business Combination Agreement;

•	the risk that PACI may not be able to obtain the financing necessary to fully capitalize Volato from the date of consummation of the Business Combination through to profitability;
•	the risk that the proposed Business Combination disrupts current plans and operations of Volato, its subsidiaries, or PACI as a result of the announcement and consummation of the Business Combination;
•
PACI’s ability to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Volato to grow and manage growth profitably following the Business Combination;

•	risks relating to the uncertainty of the projected financial information with respect to Volato and its subsidiaries;
•	costs related to the Business Combination;
•	Volato’s success in retaining or recruiting, or changes required in, its officers, key employees, pilots, or directors following the Business Combination;
•	the possibility of third-party claims against PACI’s Trust Account;
•	the amount of redemption requests by PACI’s stockholders;
•	changes in applicable laws or regulations;
•	the ability of Volato to execute its business model; and
•	the possibility that PACI or the post-combination company may be adversely affected by other economic, business, or competitive factors.

Should one or more of the risks or uncertainties described in this proxy statement/prospectus materialize, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other risks and uncertainties that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors.”

QUESTIONS AND ANSWERS FOR PACI STOCKHOLDERS
The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the Special Meeting of stockholders of PACI, including the proposed Business Combination. The following questions and answers do not include all the information that is important to PACI’s stockholders. We urge our stockholders to carefully read this entire proxy statement/prospectus, including the annexes and other documents referred to herein.
Q:	Why am I receiving this proxy statement/prospectus?
A:
PACI stockholders are being asked to consider and vote upon, among other things, proposals to (a) approve and adopt the Business Combination Agreement, pursuant to which Merger Sub will merge with and into Volato, with Volato surviving the merger as a wholly-owned subsidiary of PACI, (b) approve such merger and the other transactions contemplated by the Business Combination Agreement, (c) approve, for purposes of complying with applicable listing rules of the NYSE, the issuance of up to 20,535,244 shares of Class A Common Stock of the Company, (d) adopt the Proposed Charter, and (e) approve the adoption of the 2023 Plan.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.
Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes, even if you intend to attend the Special Meeting virtually.
Q:	What is being voted on at the Special Meeting?
A:	PACI stockholders will vote on the following proposals at the Special Meeting (“Proposals”).
•	The BCA Proposal - To consider and vote upon a proposal to approve and adopt the Business Combination Agreement, including the transactions contemplated thereby.
•
The Stock Issuance Proposal - To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the NYSE the issuance of up to 20,535,244 shares of Class A Common Stock.

•
The Charter Amendment Proposals - To consider and vote upon the New Charter Proposal to approve and adopt the Proposed Charter, which will amend, restate and replace PACI’s Current Charter, and to consider and vote upon the Advisory Charter Proposals, each on a non-binding advisory basis, including (i) a proposal to increase the authorized number of shares of Class A Common Stock, (ii) a proposal to change the quorum required for meetings of the Board, (iii) a proposal to impose a non-citizen voting limitation, (iv) a proposal to require a supermajority vote for the removal of directors, and (v) a proposal to change the voting threshold to approve amendments to certain provisions of the Proposed Charter.

•	The Stock Incentive Plan Proposal - To consider and vote upon a proposal to approve the 2023 Plan, including the authorization of the initial share reserve under the 2023 Plan.
•
The Adjournment Proposal - To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the BCA Proposal, the Stock Issuance Proposal, the Charter Amendment Proposals, or the Stock Incentive Plan Proposal.

Q:	Are the Proposals conditioned on one another?
A:
We may not consummate the Business Combination unless the BCA Proposal, the Stock Issuance Proposal, the New Charter Proposal, and the Stock Incentive Plan Proposal are each approved at the Special Meeting. However, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals. The Stock Issuance Proposal, the Charter Amendment Proposals, and the Stock Incentive Plan Proposal are conditioned on the approval of the BCA Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

v

Q:	What are the recommendations of the PACI Board?
A:
After careful consideration, and based in part on the unanimous recommendation of the Special Committee, the PACI Board believes that the BCA Proposal and the other proposals to be presented at the Special Meeting are in the best interest of PACI’s stockholders and unanimously recommends that our stockholders vote “FOR” the BCA Proposal, “FOR” the Stock Issuance Proposal, “FOR” each of the Charter Amendment Proposals, “FOR” the Stock Incentive Plan Proposal, “and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

Q:	What will happen in the Business Combination?
A:
Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, Merger Sub will merge with and into Volato, with Volato surviving the merger. After giving effect to the merger, Volato will become a wholly-owned subsidiary of PACI. At the Closing, up to 18,186,242 shares of our Class A Common Stock will be issued to the Volato stockholders in the Business Combination in exchange for all outstanding shares of Volato Common Stock and Preferred Stock. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “BCA Proposal.”

Q:	How were the transaction structure and consideration for the Business Combination determined?
A:
The Business Combination was the result of an extensive search for a potential transaction utilizing the network and investing and operating experience of PACI’s management team as well as the PACI Board and the Venture Capital Advisory Board (“Network VC Advisory Board”). The transaction structure for the Business Combination was determined through observing market practice, advice of counsel and tax advisors, and the discretion of the parties to the Business Combination. The consideration for the Business Combination was determined as a result of extensive negotiations between PACI and Volato. Please see the section entitled “BCA Proposal - Background to the Business Combination” for more information.

Q:	What conditions must be satisfied to complete the Business Combination?
A:
There are several closing conditions in the Business Combination Agreement, including the approval by our stockholders of the BCA Proposal, the Stock Issuance Proposal, the New Amendment Proposal, and the Stock Incentive Plan Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “BCA Proposal-The Business Combination Agreement-Conditions to Closing.”

Q:	How will we be managed and governed following the Business Combination?
A:
Immediately after the Closing, the Board of Directors of Volato Group, Inc. (“Volato Group” and its Board of Directors, the “Volato Group Board”) will be composed of seven directors, six of whom are to be designated by Volato and one of whom will be designated by PACI. Such directors will be divided into three separate classes, which the Proposed Charter designates as follows:

•	Class I comprised of two individuals whose terms will expire at Volato Group’s first annual meeting of stockholders to be held after the completion of the Business Combination;
•
Class II comprised of two individuals (including the PACI designee) whose terms will expire at Volato Group’s second annual meeting of stockholders to be held after the completion of the Business Combination;

•	Class III comprised of three individuals whose terms will expire at Volato Group’s third annual meeting of stockholders to be held after the completion of the Business Combination.
It is anticipated that Joan Sullivan Garrett will be designated as the Chair of the Volato Group Board upon the Closing.
It is expected that the initial terms of all three classes of PACI’s directors will elapse prior to PACI’s next annual meeting for the election of directors without PACI having held an annual meeting in the interim. As a result, subject to the consummation of the Business Combination, PACI expects that all three classes of its directors will stand for election at its 2024 annual meeting, with its Class I directors standing for election to a new three-year term expiring at PACI’s 2027 annual meeting, its Class II directors standing for election to a one-year term expiring at PACI’s 2025 annual meeting and its Class III directors standing for election to a two-year term expiring at PACI’s 2026 annual meeting. At each subsequent annual meeting, one class of directors will stand for election to a new three-year term so long as the Board remains classified.
Please see the section entitled “Management of Volato Group Following the Business Combination.”
Q:
What equity stake will our current public stockholders and the holders of our Class B Common Stock and Class A Common Stock issued upon the conversion of Class B Common Stock (the “Founder Shares”) hold in Volato Group following the consummation of the Business Combination?

A:	We anticipate that, upon the Closing, the ownership of Volato Group will be as follows:
•	The shareholders of Volato will own 18,186,242 shares of Volato Group Class A Common Stock, which will constitute 57.7% of the outstanding Volato Group Common Stock (defined below); and
•	the public stockholders will own 6,443,098 shares of Volato Group Class A Common Stock, which will constitute 20.4% of the outstanding Volato Group Common Stock;
•
our Sponsor, one or more co-investment vehicles managed by the investment advisor of PROOF.vc (the “PROOF.vc SPV”) and certain funds and accounts managed by BlackRock, Inc. (collectively referred to herein as “BlackRock”) will collectively own 6,900,000 shares of Volato Group Common Stock which will constitute 21.9% of the outstanding Common Stock of the Volato Group, assuming no redemptions by public stockholders and excluding shares issued to the Sponsor and the PROOF.vc SPV in the Private Financing (defined below).

The Class A Common Stock of Volato Group (“Volato Group Common Stock”) will be valued at approximately $338.6 million, assuming no redemptions, based on the closing price of our Common Stock of $10.74 per share on October 10, 2023, the record date of the Special Meeting.
The number of shares and the interests set forth above assume (a) that no public stockholders elect to have their Public Shares redeemed, (b) that, except for the $12.05 million of Series A Preferred Stock of Volato issued to the Sponsor and the PROOF.vc SPV in the Private Financing, no further shares of Series A Preferred Stock of Volato will be issued, and (c) that there are no other issuances of equity interests of PACI or Volato, except in connection with the issuance of Volato Group Class A Common Stock upon exercise of the existing options held by Volato’s stockholders to purchase shares of the common stock of Volato granted under the current Volato Incentive Plan (the “Volato Options”).
Please see the sections entitled “Summary of the Proxy Statement/Prospectus - Ownership of Volato Group After the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Q:	Why is PACI proposing the Stock Issuance Proposal?
A:
PACI is proposing the Stock Issuance Proposal in order to comply with listing standards of the NYSE, which require stockholders’ approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or shares of common stock outstanding before the issuance of stock or securities. In connection with the Business Combination, we will issue to the Volato stockholders a combined 18,186,242 shares of Class A Common Stock which would constitute 20% or more of our outstanding voting power and outstanding Common Stock. As a result, we are required to obtain stockholder approval of such issuances pursuant to listing standards of the NYSE. See the section entitled “Stock Issuance Proposal” for additional information.

Q:	Did the PACI Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A:
Yes. The Special Committee of the PACI Board has received a fairness opinion from LSH Partners Securities LLC (“LSH”), dated July 27, 2023. The PACI Board has not obtained, nor does it expect to obtain, an additional updated fairness opinion prior to the Closing. The operations and prospects of Volato and its subsidiaries, general market and economic conditions, and other factors that may be beyond the control of PACI and Volato, and on which the LSH’s opinion was based, may alter the value of PACI or Volato or the price of PACI’s securities by the time the Business Combination is completed. LSH’s opinion does not speak to any date other than the date of the opinion, and as such, LSH’s opinion does not address the fairness, from a financial point of view, to PACI of the Aggregate Merger Consideration (as defined in “BCA Proposal-Opinion of LSH, the Special Committee’s Financial Advisor”) at any date after the date of the opinion, including at the time the Business Combination is completed.
Q:
What are some of the positive and negative factors that the PACI Board considered when determining to enter into the Business Combination Agreement and its rationale for approving the Business Combination?

A:	The factors considered by the PACI Board include, but were not limited to, the following:
•
Meets the acquisition criteria that PACI had established to evaluate prospective business combination targets. The PACI Board determined that Volato satisfies a number of the criteria and guidelines that PACI established at its IPO, including compelling long-term growth prospects, attractive competitive dynamics, consolidation opportunities, and products or services with large total addressable markets. The key business characteristics that were focused on include the potential for disruptive technology or business model; attractive returns on invested capital; significant streams of recurring revenue; operational improvement opportunities; attractive steady-state margins, incremental margins, and attractive free cash flow characteristics.

•	Exposure to an attractive market. The PACI Board believes that the private aviation industry is a large and fast-growing market.
•
Market positioning. Volato operates in the private aviation market, which is growing annually and has significant opportunities to grow market share. It operates in the continental United States with limited international service to Canada, Mexico, and other locations in the Caribbean and Central America.

•
Recommendation of the Special Committee. The Special Committee’s unanimous recommendation that the PACI Board approve the Business Combination, and that the Special Committee had received the opinion issued by LSH that, as of the date of such opinion and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth in the opinion, the Aggregate Merger Consideration to be issued by PACI in the Business Combination was fair, from a financial point of view, to PACI.

•
Other alternatives. The PACI Board’s belief that, after a thorough review of other business combination opportunities reasonably available to PACI, that the Business Combination represents the best potential business combination for PACI and the most attractive opportunity for PACI’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential business combination targets, and the PACI Board’s belief that such process has not presented a better alternative.

•
Negotiated transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions were the product of arm’s length negotiations between PACI and Volato.

•
Financial analysis conducted by PACI’s management team and valuation. The financial analysis conducted by PACI’s management team and reviewed by the PACI Board supported the equity valuation of Volato.

•
Value to Stockholders. The Business Combination implies approximately $190 million pre-transaction enterprise value which represents a sizeable discount to public trading market valuations of comparable companies across other private aviation companies. The set of comparable companies to Volato was selected based on the existing universe of publicly traded companies at the time of approval of the transaction.

In addition, the PACI Board determined that the Business Combination satisfies the investment criteria that the PACI Board identified in connection with the IPO. For more information, see the section entitled “BCA Proposal - Background to the Business Combination.”
In the course of its deliberations, the PACI Board also considered a variety of uncertainties, risks, and other potentially negative factors relevant to the Business Combination, including the following:
•	Benefits not achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•
Liquidation of PACI. The risks and costs to PACI if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in PACI being unable to effect a business combination prior to the expiration of the completion window, thus forcing a liquidation of PACI.

•
Non-Solicitation. The fact that the Business Combination Agreement includes a non-solicitation provision that prohibits PACI from soliciting other business combination proposals, which restricts PACI’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations. Such restrictions are subject to fiduciary duties held by PACI’s board of directors, officers and professional advisors under applicable law that may allow PACI to take certain action otherwise not permitted under the non-solicitation provision, as well as the right of PACI’s board of directors under the terms of the Business Combination Agreement to withdraw, amend, qualify, or modify its recommendation to PACI’s shareholders that they vote in favor of the Proposals.

•	Shareholder vote. The risk that Volato Stockholders may fail to provide the votes necessary to effect the Business Combination.
•
Future financial performance. The risk that the future financial performance of Volato may not meet the PACI Board’s expectations due to factors in Volato’s control, including management execution, or out of its control, including economic cycles or other macroeconomic factors.

•
Closing conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within PACI’s control, including approval by PACI’s shareholders and approval by the NYSE of the initial listing application in connection with the Business Combination.

•
Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and expenses. The fees and expenses associated with completing the Business Combination.
•	Other risks. Various other risks associated with the Business Combination, the business of PACI and the business of Volato described under the section entitled “Risk Factors.”
In addition to considering the factors described above, the PACI Board also considered that certain officers and directors of PACI may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of PACI’s stockholders. PACI’s Special Committee reviewed and considered these interests and in evaluating and unanimously approving, as members of the PACI Board, the Business Combination Agreement and the Business Combination. For more information, see the section entitled “BCA Proposal - Interests of PACI’s Directors and Executive Officers in the Business Combination.”
In view of the variety of factors considered in connection with its evaluation of the Business Combination and the complexity of these matters, the Special Committee and the PACI Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. In addition, individual members of the Special Committee may have given differing weights to different factors. Overall, the PACI Board concluded that the potential benefits that it expects PACI and its stockholders to achieve as a result of the Business Combination outweigh the potentially negative factors associated with the Business Combination. Accordingly, the PACI Board, based on its consideration of, among other things, the specific factors listed above, unanimously (a) determined that the Business Combination and the other transactions contemplated by the Business Combination Agreement are fair to, and in the best interests of, PACI’s stockholders, (b) approved, adopted, and declared advisable the Business Combination Agreement and the transactions contemplated thereby, and (c) recommended that the stockholders of PACI approve each of the Proposals.
Q:	What happens if I sell my Public Shares before the Special Meeting?
A:
The record date for the Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your Public Shares after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your Public Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described in this proxy statement/prospectus. If you transfer your Public Shares prior to the record date, you will have no right to vote those shares at the Special Meeting or seek redemption of those shares.
Q:	How has the announcement of the Business Combination affected the trading price of PACI’s units, Common Stock and warrants?
A:
On August 1, 2023, the last trading date before the public announcement of the Business Combination, PACI’s public units, Public Shares and public warrants closed at $10.64, $10.61 and $0.09, respectively. On   , 2023, the trading date immediately prior to the date of this proxy statement/prospectus, PACI’s public units, Common Stock and public warrants closed at $   , $   and $   , respectively.

Q:	Following the Business Combination, will PACI’s securities continue to trade on a stock exchange?
A:	Yes. We will apply to list the shares of Class A Common Stock of Volato Group on the NYSE under the new symbol “SOAR” following the Closing.
Our units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as separate securities following the Business Combination.
Q:	What vote is required to approve the Proposals presented at the Special Meeting?
A:
Approval of the BCA Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of PACI present and entitled to vote at the Special Meeting. Approval of each of the Stock Issuance Proposal and the Stock Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote thereon. Approval of the New Charter Proposal and each of the Advisory Charter Proposals, each on a non-binding advisory basis, requires (i) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon, voting together as a single class, (ii) the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote thereon, voting together as a single class, and (iii) the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock entitled to vote thereon, voting together as a single class. This separate vote on these Charter Amendment Proposals is not required by Delaware law but, pursuant to SEC guidance, we are required to submit the material provisions to the stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, stockholder votes on the Advisory Charter Proposals are advisory votes, and are not binding on PACI or the PACI Board. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented in person or by proxy and entitled to vote thereon, regardless of whether a quorum is present.

Q:	May PACI’s Sponsor, directors, officers, advisors, or any of their respective affiliates purchase Public Shares in connection with the Business Combination?
A:
In connection with the stockholder vote to approve the proposed Business Combination, our Sponsor, directors, officers, advisors, and any of their respective affiliates may privately negotiate to purchase Public Shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. Our Sponsor, directors, officers, advisors, and any of their respective affiliates will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of the Public Shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that the selling public stockholder, although still the record holder of the Public Shares, is no longer the beneficial owner thereof and therefore agrees, not to exercise its redemption rights and could include a contractual provision that directs the stockholder to vote the Public Shares in a manner directed by the purchaser. In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase Public Shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, the selling stockholders would be required to revoke their prior elections to redeem their shares.

As of the date of this proxy statement/prospectus, the Sponsor, directors, officers and advisors, and any of their affiliates, have not made any purchase of Public Shares and/or warrants from investors, or have agreed to any

x

agreement or transaction with any investor to provide such investor with incentives to acquire the Public Shares or vote in favor of the BCA Proposal or Charter Amendment Proposals. If the Sponsor, directors, officers or advisors, or their affiliates, enter into any such arrangement:
•	any such purchase of securities would be made at a price no higher than the redemption price;
•
shares acquired in such transactions (i) would not be voted in favor of approving the Business Combination and (ii) holders of such shares would waive their right to redemption rights with respect to such shares; and

•	PACI will disclose in a Current Report on Form 8-K prior to the Special Meeting the following information:
○	the amount of securities purchased in such transaction(s), along with the purchase price;
○	the purpose of such purchases;
○	the impact, if any, of the purchases on the likelihood that the Business Combination will be approved;
○	the identities of stockholders who sold such shares (if not purchased on the open market) or the nature of stockholders (e.g. 5% stockholders) who sold such shares; and
○	the number of securities for which PACI has received redemption requests pursuant to its redemption offer.

The purpose of such share purchases and other transactions would be to increase the likelihood that the Proposals presented for approval at the Special Meeting are approved. Any such purchase of Public Shares and other transactions may thereby increase the likelihood of obtaining the necessary approval of the PACI stockholders. This may result in the completion of the Business Combination that may not otherwise have been possible. While the exact nature of any incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsors for nominal value. Entering into any such arrangements may have a depressive effect on the Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting. If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Proposals to be presented at the Special Meeting and would likely increase the chances that such Proposals would be approved. As of the date of this proxy statement/prospectus, no agreements to such effect have been entered into with any such investor or holder.

Q:	How many votes do I have at the Special Meeting?
A:
Our stockholders are entitled to one vote at the Special Meeting for each share of Common Stock held of record as of October 10, 2023, the record date for the Special Meeting. As of the close of business on the record date, there were 13,343,098 outstanding shares of Common Stock, which are held by our public stockholders, our Sponsor, the PROOF.vc SPV, and Blackrock.

Q:	What constitutes a quorum at the Special Meeting?
A:
Holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting, virtually present or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the Special Meeting. As of the record date for the Special Meeting, 6,671,550 shares of Common Stock would be required to achieve a quorum. Abstentions will count as present for the purposes of establishing a quorum with respect to each Proposal.

Q:	How will PACI’s Sponsor, the PROOF.vc SPV, and the directors and officers of PACI vote?
A:
Our Sponsor, the PROOF.vc SPV, and our directors and officers have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. Currently, our Sponsor and the PROOF.vc SPV own 6,591,800 Founder Shares, or approximately 49.40% of our issued and outstanding shares of Common Stock. Other than their membership interest in our Sponsor, our directors and officers do not own any of Common Stock.

Q:	What interests do PACI’s officers and directors have in the Business Combination?
A:
In considering the recommendation of the PACI Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•	the fact that our Sponsor may convert any working capital loans that it may make to us into up to an additional 1,500,000 warrants at the price of $1.00 per warrant;
•
the fact that our Sponsor, the PROOF.vc SPV, and our officers and directors have agreed not to redeem any Public Shares held by them in connection with a stockholder vote to approve the Business Combination;

•
the fact that our Sponsor paid $25,000 for the Founder Shares and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $67.2 million, based on the closing price of our Class A Common Stock of $10.74 per share on October 10, 2023, the record date for the Special Meeting, resulting in a theoretical gain of $67.2 million;

•
the fact that certain of PACI’s officers and directors collectively own, directly or indirectly, a material interest in our Sponsor and may also be limited partners of the PROOF.vc SPV which has an investment in our Sponsor;

•	the anticipated appointment of Katy Arris-Wilson to the Volato Group Board in connection with the closing of the Business Combination;
•
the fact that the members of our Sponsor and the PROOF.vc SPV will benefit from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•
the fact that the members of our Sponsor and the PROOF.vc SPV can earn a positive rate of return on their investment, even if other PACI stockholders experience a negative rate of return in the post-business combination company;

•
the fact that our officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations;

•	the fact that our Sponsor, officers, and directors will lose their entire investment in us if an initial Business Combination is not completed; and
•
the fact that our Sponsor and the PROOF.vc SPV have entered into a Series A Preferred Stock Purchase Agreement (defined below) with Volato with regard to the Private Financing and will continue to own Series A Preferred Stock in Volato even if the Business Combination with Volato is not consummated.

The above discussion of the material factors considered by the PACI Board is not intended to be exhaustive but does set forth the principal factors considered by the PACI Board. Our directors and the members of the Special Committee were aware of and considered these interests, among other matters, in evaluating the Business Combination.
Q:	What happens if I vote against the BCA Proposal?
A:
Under our Current Charter, if the BCA Proposal is not approved and we do not otherwise consummate an alternative business combination by November 3, 2023 (or December 3, if extended pursuant to the terms of the Current Charter) or such later liquidation date as may be approved by our stockholders, we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in the Trust Account to our public stockholders.

Q:	Do I have redemption rights?
A:
If you are a holder of Public Shares, you may elect to have your Public Shares redeemed for cash at the applicable redemption price per share. See “Special Meeting of PACI Stockholders - Redemption Rights.”

Q:	Will how I vote affect my ability to exercise redemption rights?
A:
No. You may exercise your redemption rights whether you vote your Public Shares for or against or abstain from voting on the BCA Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders.

Q:	How do I exercise my redemption rights?
A:
In order to exercise your redemption rights, you must elect either (a) to physically tender or deliver your shares (and share certificates (if any) and other redemption forms) to our transfer agent, at Continental Stock Transfer & Trust Company, One State Street Plaza, 30th Floor, New York, New York 10004-1561, Attn: SPAC Redemption, E-mail: spacredemptions@continentalstock.com, by November 17, 2023 or at least two business days prior to the Special Meeting (the “Redemption Deadline”) or (b) to deliver your shares to the transfer agent electronically using DTC’s DWAC System by the Redemption Deadline, which election would likely be determined based on the manner in which you hold your shares. See “Special Meeting of PACI Stockholders - Redemption Rights.”

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you deliver your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares. You may make the request by contacting our transfer agent at the email address or address listed under the question “Who can help answer my questions?” below.
Q:	What are the material U.S. federal income tax consequences to the PACI stockholders as a result of the Business Combination?
A:
PACI stockholders will retain their shares of Common Stock, will not receive any merger consideration, and will not receive any additional shares of Common Stock in the Business Combination. As a result, there will be no material U.S. federal income tax consequences to the current PACI stockholders as a result of the Business Combination, regardless of whether the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Furthermore, although the Business Combination is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and PACI and Volato intend to report the Business Combination consistent with that qualification, the treatment is not a condition to PACI or Volato’s obligation to complete the Business Combination.

Q:	What are the material U.S. federal income tax consequences of the Business Combination to Volato Stockholders?
A:
The parties to the Business Combination Agreement intend for the Business Combination to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Provided that the Business Combination qualifies as a reorganization, no gain or loss generally will be recognized by a U.S. Holder (as defined below) of Volato capital stock for U.S. federal income tax purposes on the exchange of its shares of Volato capital stock for Class A Common Stock of the Company in the Business Combination. For a more complete discussion of the material U.S. federal income tax consequences of the Business Combination, please carefully review the information set forth in the section titled “Material U.S. Federal Income Tax Considerations - Tax Treatment of Business Combination” of this proxy statement/prospectus. The tax consequences of the Business Combination to any particular Volato Stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, Volato Stockholders are urged to consult with, and rely solely upon, their own tax advisors as to the specific tax consequences of the Business Combination, including the effects of U.S. federal, state or local, or non-U.S. tax laws.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?
A:
The receipt of cash by a public stock whose Public Shares are redeemed will be a taxable event for U.S. federal income tax purposes in the case of a U.S. Holder (as defined below) and could be a taxable event for U.S. federal income tax purposes in the case of a Non-U.S. Holder (as defined below). Please see the discussion below under the caption “Material U.S. Federal Income Tax Considerations - Tax Treatment of Redemption Election” for additional information. All holders considering the exercise of their redemption rights should consult with, and rely solely upon, their own tax advisors with respect to the U.S. federal income tax consequences of exercising such redemption rights.
Q:	Do PACI stockholders have appraisal rights if I object to the proposed Business Combination?
A:	No. There are no appraisal rights available to holders of our Common Stock in connection with the Business Combination.
Q:	What happens to the funds deposited in the Trust Account after consummation of the Business combination?
A:
If the BCA Proposal is approved and the Business Combination is consummated, we intend to use a portion of the funds held in the Trust Account to pay (a) a portion of our aggregate costs, fees, and expenses in connection with the consummation of the Business Combination, (b) tax obligations, and (c) for any redemptions of Public Shares. The remaining balance in the Trust Account, together with the proceeds from any private financing, will be used for general corporate purposes of Volato Group. See the section entitled “BCA Proposal” for additional information.

Q:	What happens if the Business Combination is not consummated or is terminated?
A:
There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “BCA Proposal - The Business Combination Agreement-Termination” for additional information regarding the parties’ specific termination rights. In accordance with our Current Charter, if an initial Business Combination is not consummated by November 3, 2023 (or by December 3, 2023, if we extend the period of time to consummate a Business Combination in full), we will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Public Shares for cash for a redemption price per share equal to the aggregate amount then held in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the total number of then-outstanding Public Shares, which redemption will completely extinguish such stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and subject to the requirements of the General Corporation Law of the State of Delaware (“DGCL”), including the adoption of a resolution by the PACI Board pursuant to Section 275(a) of the DGCL finding the dissolution of PACI advisable and the provision of such notices are as required by Section 275(a) of the DGCL, dissolve and liquidate, subject (in the cases of clause (a) and (b)) to our obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

We expect that any redemption amount our public stockholders will be entitled to receive before our dissolution pursuant to the foregoing provisions of our Current Charter will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject to applicable law. Holders of our Founder Shares are not entitled to redeem the Founder Shares for funds held in the Trust Account.
In the event of liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, in event of a liquidation, all outstanding warrants will expire worthless.
Q:	When is the Business Combination expected to be consummated?
A:
It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting of our stockholders to be held on November 21, 2023, provided that all the requisite stockholder approvals are obtained and other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions for the completion of the Business Combination, see the section entitled “BCA Proposal - The Business Combination Agreement- Conditions to Closing.”

Q:	What do I need to do now?
A:
You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the section entitled “Risk Factors” and the annexes attached to this proxy statement/prospectus, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank, or other nominee, on the voting instruction form provided by the broker, bank or, nominee. You should vote your proxy even if you intend to vote at the Special Meeting.
Q:	How do I vote?
A:
If you were a holder of record of Common Stock on October 10, 2023, the record date for the Special Meeting of our stockholders, you may vote with respect to the Proposals online at the Special Meeting or by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to virtually attend the Special Meeting and vote online, obtain a proxy from your broker, bank, or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?
A:
At the Special Meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention will have the same effect as a vote “AGAINST” the BCA Proposal, the Stock Issuance Proposal, each of the Charter Amendment Proposals, the Stock Incentive Plan Proposal, and the Adjournment Proposal. However, if you do not submit a proxy or voting instruction, do not attend the Special Meeting virtually or by proxy and your shares are not otherwise voted at the Special Meeting, your failure to do so will have the same effect as a vote “AGAINST” each of the Charter Amendment Proposals but have no effect on the outcome of the other Proposals.

Q:	What will happen if I sign and submit my proxy card without indicating how I wish to vote?
A:
Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each Proposal being submitted to a vote of the stockholders at the Special Meeting.

Q:	If I am not going to attend the Special Meeting online, should I submit my proxy card instead?
A:
Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank, or nominee automatically vote my shares for me?
A:
No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the Proposals presented to our stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have submitted my executed proxy card?
A:
Yes. You may change your vote by sending a later-dated, signed proxy card to us at the address listed below so that it is received by us prior to the Special Meeting or by attending the Special Meeting online and voting there. You also may revoke your proxy by sending a notice of revocation to us, which must be received prior to the Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who can help answer my questions?
A:	If you have questions about the proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:
Michael Zarlenga
c/o PROOF Acquisition Corp I
11911 Freedom Drive, Suite 1080
Reston, VA 20190
Email: michael@proof.vc
Tel: (571) 310-4949
You may also contact our proxy solicitor at:
Alliance Advisors, LLC
200 Broadacres Drive,
Bloomfield, New Jersey 07003
Email: PACI@allianceadvisors.com
Toll-free: (888) 511-2609
To obtain timely delivery, our stockholders must request the materials no later than five (5) business days prior to the Special Meeting.
You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”
If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to our transfer agent at least two business days prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your shares, please contact:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: SPAC Redemptions
Email: spacredemptions@continentalstock.com
Q:	Who will solicit and pay the cost of soliciting proxies?
A:
The PACI Board is soliciting your proxy to vote your shares of Common Stock on all matters scheduled to come before the Special Meeting. We will pay the cost of soliciting proxies for the Special Meeting. We have engaged Alliance Advisors, LLC to assist in the solicitation of proxies for the Special Meeting. We have agreed to pay a fee of $15,000, plus disbursements. We will reimburse for reasonable out-of-pocket expenses and will indemnify and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Common Stock and in obtaining voting instructions from those owners. Our directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet, or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find Additional Information.”
Parties to the Business Combination
PROOF Acquisition Corp I
We are a Delaware corporation structured as a blank check company formed for the purpose of effecting a Business Combination.
Our units, each consisting of one Public Shares and one-half of one redeemable public warrant, are traded on the NYSE under the ticker symbols “PACI.U,” “PACI,” and “PACI.WS,” respectively. We will apply to list our Class A Common Stock on NYSE under the new symbol “SOAR” following the Closing. The units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.
The mailing address of our principal executive office is 11911 Freedom Drive, Suite 1080, Reston, VA 20190, and our telephone number is (571) 310-4949.
Volato, Inc.
Volato is a Georgia corporation incorporated on January 7, 2021. Volato’s direct and indirect subsidiaries include Gulf Coast Aviation, Inc. (“Gulf Coast Aviation”), a Texas corporation, G C Aviation, Inc. doing business as Volato (“G C Aviation”), a Texas corporation and Gulf Coast’s Part 135 air carrier subsidiary (“G C Aviation”) and Fly Vaunt, LLC, a Georgia limited liability company. Volato also holds non-controlling membership interests in a number of special purpose Georgia limited liability companies (each a “Plane Co”). Each Plane Co holds title to a HondaJet that is exclusively leased to Volato’s air carrier subsidiary for use in the Volato charter fleet.
Volato’s principal executive offices are located at 1954 Airport Road, Suite 124, Chamblee, GA 30341. Its phone number is 844-399-8998, and its internet address is www.flyvolato.com. The information on, or that can be accessed through Volato’s website is not part of this proxy statement/prospectus. The website address is included as an inactive textual reference only.
PACI Merger Sub, Inc.
PACI Merger Sub, Inc., a Delaware corporation (“Merger Sub”), is a wholly-owned subsidiary of PACI formed for the sole purpose of consummating the Business Combination. Following the consummation of the Business Combination, Merger Sub will have merged with and into Volato, with Volato being the surviving corporation.
The Business Combination
The Business Combination Agreement
On August 1, 2023, PACI and Merger Sub entered into the Business Combination Agreement with Volato. Pursuant to the terms of the Business Combination Agreement, a Business Combination between PACI and Volato will be effected through the merger of Merger Sub with and into Volato, with Volato surviving the merger as a wholly-owned subsidiary of PACI. In connection with the Business Combination, PACI will change its name to “Volato Group, Inc.” The PACI Board has unanimously (i) approved and declared advisable the Business Combination Agreement and the Business Combination and (ii) resolved to recommend the approval and adoption of the Business Combination Agreement and the Business Combination by the stockholders of PACI. All capitalized terms used below that are not defined in this proxy statement/prospectus have the meanings provided thereto in the Business Combination Agreement.
The Merger Consideration
As consideration for the Merger, Volato shareholders collectively will be entitled to receive, in the aggregate, a number of shares of Class A Common Stock with an aggregate value equal to (x) $190,000,000, plus (y) the sum of the aggregate exercise prices of all vested Volato Options (as defined below) as of immediately prior to the effective time of the Business Combination (the “Effective Time”), plus (z) the aggregate amount of any Volato private equity financing of up to $60,000,000 (collectively, the “Private Financing”), if and to the extent consummated prior to closing under the Business Combination Agreement (the “Closing”) in accordance with the terms of the Business Combination Agreement. In connection with the Private Financing, on July 21, 2023, Volato entered into a Series A Preferred Stock Purchase Agreement by and among (i) Volato, (ii) the PROOF.vc SPV, (iii) the Sponsor, and (iv) the holders of then-outstanding Series CN-001 and Series CN-0002 convertible promissory notes (the “Convertible Notes”), whereby Volato issued $10,000,000 of Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”) at a price of $10 per share to the PROOF.vc SPV and the Sponsor. On September 1, 2023, the PROOF.vc SPV purchased an additional 205,000 shares of Series A-1 Preferred Stock at a purchase price of $10 per share on the same terms as the issuance of the $10,000,000 of Series A-1 Preferred Stock.
Treatment of Securities
Common Stock of Volato. At the Effective Time, by virtue of the Business Combination and without any action on the part of any Volato stockholder, subject to and in consideration of the terms and conditions set forth in the Business Combination Agreement, each share of Volato common stock (“Volato Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Company Capital Stock) shall be, with respect to each shareholder, cancelled and converted into the right to receive the number of shares of Class A Common Stock equal to (i) the number of shares of Volato Common Stock (other than Dissenting Shares and Excluded Company Capital Stock) held by such shareholder as of immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with the product rounded up to the nearest whole share. All shares of Volato Common Stock converted into such consideration shall thereafter no longer be outstanding and shall cease to exist, and each holder of Volato Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration into which such shares of Volato Common Stock shall have been converted into in the Business Combination.
Preferred Stock of Volato. At the Effective Time and without any action on the part of any Volato stockholder, subject to and in consideration of the terms and conditions set forth in the Business Combination Agreement, the shares of Volato preferred stock (“Volato Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Company Capital Stock) (on an as-converted to Volato Common Stock basis) shall be, with respect to each shareholder, cancelled and converted into the right to receive the number of shares of Class A Common Stock equal to (i) the number of shares of Volato Preferred Stock (other than Dissenting Shares and Excluded Company Capital Stock) held by such shareholder as of immediately prior to the Effective Time (on an as-converted to Volato Common Stock basis) multiplied by (ii) the Exchange Ratio, with the product rounded up to the nearest whole share. All shares of Volato Preferred Stock converted into such consideration shall thereafter no longer be outstanding and shall cease to exist, and each holder of Volato Preferred Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration into which such shares of Volato Preferred Stock shall have been converted into in the Business Combination.
Common Stock of Merger Sub. At the Effective Time, by virtue of the Business Combination and without any action on the part of any holder thereof, all of the shares of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall be converted into and exchanged for, collectively, all of the share capital of the Surviving Corporation (as defined in the Business Combination Agreement) and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.
Treasury Shares. At the Effective Time, by virtue of the Business Combination and without any action on the part of any holder thereof, each share of Volato Preferred Stock and Volato Common Stock held in the treasury of Volato immediately prior to the Effective Time shall be cancelled and no payment or distribution shall be made with respect thereto.
Stock Options. As of the Effective Time, each then-outstanding unexercised option (whether vested or unvested) to purchase shares of Volato Common Stock granted under any Volato stock plan (a “Volato Option”) shall be assumed by Volato Group and shall be converted into a stock option (a “Volato Group Option”) to acquire shares of Class A Common Stock of Volato Group, par value $0.0001 per share, in accordance with the Business Combination Agreement. Each such Volato Option as so assumed and converted shall be exercisable upon payment of the applicable exercise price for a pro rata share of the Aggregate Merger Consideration based on the number of shares of Volato Common Stock subject to the corresponding Volato Option immediately prior to the Effective Time.

Following the Effective Time, each Volato Group Option shall be subject to the 2021 Plan (described below) and to the same terms and conditions, including, without limitation, vesting conditions, as had applied to the corresponding Volato Option as of immediately prior to the Effective Time, except for such terms rendered inoperative by reason of the Business Combination, subject to such adjustments as reasonably determined by the Board to be necessary or appropriate to give effect to the conversion or the Business Combination.
Dissenting Shares. Dissenting Shares shall not be converted into the right to receive a portion of the Aggregate Merger Consideration and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by the Georgia Business Corporation Code (the “GBCC”). At the Effective Time, all Dissenting Shares shall be cancelled, extinguished, and cease to exist and the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the GBCC. If any such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s right to appraisal under the GBCC or other applicable law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into the right to receive a portion of the Aggregate Merger Consideration upon the terms and conditions set forth in the Business Combination Agreement.
Representations and Warranties
The Business Combination Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) entity organization, good standing and qualification, (b) subsidiaries, (c) authorization to enter into the Business Combination Agreement and to consummate the Business Combination and the other transactions contemplated by the Business Combination Agreement (with the Business Combination, the “Transactions), (d) non-conflict with governing documents, laws and governmental orders, and certain contracts, (e) governmental consent, (f) capitalization, (g) financial statements, (h) undisclosed liabilities, (i) litigation, (j) compliance with laws, (k) intellectual property, (l) material contracts, (m) benefit plans, (n) labor matters, (o) taxes, (p) brokers’ fees, (q) insurance, (r) real property and assets, (s) environmental matters, (t) absence of changes, (u) affiliate agreements, (v) internal controls, (w) permits, (x) registration statement, (y) related party transactions, (z) sanctions and international trade, (aa) top customers, (ab) no additional representations and warranties, (ac) trust account, (ad) SEC filings and, (ae) business activities and absence of changes, (af) absence of outside reliance, (ag) New York Stock Exchange (“NYSE”) market listing compliance, (ah) title to property, and (ai) the Investment Company Act of 1940. In addition, the Business Combination Agreement includes representations and warranties by Volato relating to its compliance with applicable aviation laws.
Covenants
The Business Combination Agreement includes customary covenants of the parties with respect to the operation of their respective businesses prior to the consummation of the Business Combination and efforts to satisfy conditions to the consummation of the Business Combination. The Business Combination Agreement also contains additional covenants of the parties, including, among others, covenants providing for PACI and Volato to use commercially reasonable efforts to cause the registration statement to be filed by PACI to register the shares of Class A Common Stock of Volato Group to be issued in the Transactions (the “Registration Statement”) and the related proxy statement/prospectus to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Business Combination. PACI and Volato have also agreed to obtain all requisite approvals of their respective stockholders including, in the case of PACI, (a) approval of the Business Combination, (b) approval of Volato Group’s amended and restated certificate of incorporation, (c) approval of the issuance of Class A Common Stock of Volato Group in connection with the Transactions, to the extent required under NYSE listing rules, (d) adoption of the 2023 Plan, and (e) approval of any other proposals reasonably necessary to consummate the Transactions. Additionally, PACI has agreed to include in the proxy statement/prospectus the recommendation of its Board that stockholders approve the Business Combination and related proposals to be presented at the Special Meeting to be held for that purpose.
2023 Plan
PACI has agreed to adopt, subject to stockholder approval, the 2023 Plan to be effective as of the Closing and in a form mutually acceptable to PACI and Volato. The 2023 Plan shall provide for the reservation of an aggregate number of shares of Class A Common Stock of Volato Group equal to 20% of the issued and outstanding shares of Class A Common Stock of Volato Group immediately after the Closing, for issuance pursuant to the 2023 Plan, subject to annual increases as provided in the 2023 Plan.

2021 Plan
PACI has agreed to adopt the 2021 Plan to be effective as of the Closing and in a form mutually acceptable to PACI and Volato. The 2021 Plan shall provide for the reservation of an aggregate number of shares of Class A Common Stock of Volato Group equal to the number of shares issuable upon exercise of the Volato Options, for issuance pursuant to the 2021 Plan, subject to adjustment as provided in the 2021 Plan.
PACI Available Cash
PACI agreed to use its reasonable best efforts to invest prior to the Closing, or have available in its trust account at the Closing, $35,000,000 net of expenses as more fully described in the Business Combination Agreement.
Non-Solicitation Restrictions
Each of PACI, Merger Sub and Volato has agreed that from the date of the Business Combination Agreement to the Effective Time or, if earlier, the valid termination of the Business Combination Agreement in accordance with its terms, it shall not, and shall use its reasonable best efforts to cause its Representatives (as defined in the Business Combination Agreement) not to, (a) make any proposal or offer that constitutes a BCA Proposal (as defined in the Business Combination Agreement), (b) initiate, solicit, or engage in any negotiations with any Person with respect to, or provide any non-public information or data concerning PACI or the Company to any Person relating to, a BCA Proposal or afford to any Person access to the business, properties, assets, or personnel of PACI or the Company in connection with a BCA Proposal, (c) enter into any acquisition agreement, business combination, merger agreement, or similar definitive agreement, or any letter of intent, memorandum of understanding, or agreement in principle, or any other agreement, relating to a BCA Proposal, (d) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a BCA Proposal, (e) approve, endorse, or recommend, or propose to approve, endorse, or recommend, a BCA Proposal, or (f) agree or otherwise commit to enter into or engage in any of the foregoing, in each case, other than with the Group Companies or any of their Representatives, in each of the foregoing cases subject to relevant fiduciary duties of the respective parties. Each Party has also agreed that it shall and shall use commercially reasonable efforts to cause its Representatives to, (i) immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a BCA Proposal (other than any Party or any of its Representatives), and (ii) promptly, and in any event within two Business Days of receipt, notify the other Parties if it receives any proposal, offer or submission with respect to a BCA Proposal after the date of the Business Combination Agreement. Such restrictions and obligations are subject to fiduciary duties held by PACI’s, Merger Sub’s and Volato’s respective boards of directors under applicable law that may allow such party to take certain action otherwise not permitted under the non-solicitation restrictions. In addition, notwithstanding any non-solicitation restrictions, PACI’s board of directors has the right, under the terms of the Business Combination Agreement, to withdraw, amend, qualify, or modify its recommendation to PACI’s shareholders that they vote in favor of the Transactions.
Conditions to Closing
The consummation of the Business Combination is conditioned upon, among other things, (i) the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions, (ii) the amendment and restatement of the Volato Group organizational documents and the completion of the Registration Statement, (iii) receipt of PACI stockholder approval and certain Volato stockholder approvals, and (iv) the approval for listing of Class A Common Stock of Volato Group on the NYSE or other national exchange subject only to official notice of issuance thereof. In addition, solely with respect to PACI, (A) each of the representations and warranties of Volato being true and correct to applicable standards and each of the covenants of Volato having been performed or complied with in all material respects, (B) there has not occurred a Company Material Adverse Effect (as defined in the Business Combination Agreement) that is continuing as of the Effective Time, (C) holders of not more than 5% of the outstanding shares of Volato Capital Stock (calculated on an as-converted basis) shall have dissented or preserved their rights to seek appraisal of any of their shares of Volato Capital Stock, and (D) the execution and delivery of certain ancillary agreements. Finally, solely with respect to Volato, (A) each of the representations and warranties of PACI and Merger Sub being true and correct to applicable standards and each of the covenants of PACI and Merger Sub having been performed or complied with in all material respects (including, without limitation, adoption by PACI of the 2021 Plan and the 2023 Plan), (B) there has not occurred a PACI Material Adverse Effect (as defined in the Business Combination Agreement) that is continuing as of the Effective Time, (C) all of the directors and officers of PACI (other than any director identified as continuing directors of PACI after the Business Combination effective time) shall have resigned or otherwise been removed effective as of the Business Combination, and (D) the execution and delivery of certain ancillary agreements.
Termination
The Business Combination Agreement may be terminated and the transactions contemplated thereby abandoned:
(i).	by mutual written consent of PACI and Volato;
(ii).
prior to the Closing, by written notice by either PACI or Volato if the other party has breached its representations, warranties, covenants, or agreements in the Business Combination Agreement such that the conditions to Closing cannot be satisfied and such breach cannot be cured within certain specified time periods; provided that the terminating party is not then in material breach of its representation, warranties, covenants, or agreements under the Business Combination Agreement;

(iii).	prior to the Closing, by written notice by either PACI or Volato if the Transactions are not consummated on or before December 1, 2023;
(iv).
prior to the Closing, by written notice by either PACI or Volato if the consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable, governmental order or a statue, rule, or regulation;

(v).	by either PACI or Volato if PACI stockholders do not approve the Business Combination Agreement at the Special Meeting; or
(vi).	by PACI if there has been a Change in Recommendation (as defined the Business Combination Agreement).
The Business Combination Agreement and other agreements described below have been included to provide investors with information regarding their respective terms. They are not intended to provide any other factual information about PACI, Volato, or the other parties thereto. In particular, the assertions embodied in the representations and warranties in the Business Combination Agreement were made as of a specified date, are modified or qualified by information in one or more confidential disclosure letters prepared in connection with the execution and delivery of the Business Combination Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Business Combination Agreement are not necessarily characterizations of the actual state of facts about PACI, Volato, or the other parties thereto at the time they were made or otherwise and should only be read in conjunction with the other information that PACI makes publicly available in reports, statements, and other documents filed with the SEC. PACI and Volato investors and stockholders are not third-party beneficiaries under the Business Combination Agreement.
Certain Related Agreements
Sponsor Support Agreement. In connection with the execution of the Business Combination Agreement, Sponsor entered into a support agreement with Volato and PACI (the “Sponsor Support Agreement”) pursuant to which Sponsor has agreed to vote all Founder Shares (as therein defined) beneficially owned by it in favor of the Business Combination. Further, pursuant to the Sponsor Support Agreement, Sponsor agrees to use up to 50% of the Founder Shares and warrants issued to the Sponsor concurrently with the IPO to satisfy its obligations with respect to PACI Available Cash described above.
Amended and Restated Registration and Stockholder Rights Agreement. In connection with the Transactions, PACI, the Sponsor, and certain stockholders of each of PACI and Volato who will receive Class A Common Stock of Volato Group pursuant to the Business Combination Agreement will enter into an amended and restated registration and stockholder rights agreement (“Registration Rights Agreement”), to become effective upon the Closing.
Lock-up Agreement and Arrangements. Prior to the consummation of the Transactions, certain Volato stockholders, including certain existing stockholders of Volato holding greater than 250,000 shares of its share capital as well as the officers and directors of PACI and Volato, will enter into a lock-up agreement (the “Stockholder Lock-up Agreement”) with PACI. Under the terms of the Stockholder Lock-up Agreement, such stockholders, will each agree, subject to certain customary exceptions, that during the period that is the earlier of (i) the date that is

180 days following the Effective Time, and (ii) the date specified in a written waiver of the provisions of the Stockholder Lock-up Agreement duly executed by Sponsor and PACI, not to offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, any Lock-up Shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares (whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash, or otherwise), publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge, or other arrangement, or engage in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps, and similar arrangements (including on a total return basis), or sales or other transactions through non-US broker dealers or foreign regulated brokers. As used herein, “Lock-up Shares” means, in the case of Volato stockholders, those shares of Class A Common Stock of Volato Group received by such Volato stockholder as merger consideration in the Transactions and beneficially owned by such Volato stockholder as specified on the signature block of the Stockholder Lock-up Agreement.
The foregoing descriptions of agreements and the transactions and documents contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the Business Combination Agreement, Sponsor Support Agreement, Registration Rights Agreement, Volato Stockholder Lock-up Agreement and the terms of which are incorporated by reference herein.
Interests of Certain Persons in the Business Combination
In considering the recommendation of the PACI Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally.
Immediately after the IPO, the Sponsor held 6,440,000 shares of Class B Common Stock and 14,076,000 Private Placement Warrants. The Sponsor received these equity interests in PACI for an aggregate purchase price of $14,101,000. Of this $14,101,000, officers and directors of PACI and the Sponsor contributed to the Sponsor an aggregate amount of $943,333 in exchange for membership interests in the Sponsor. The officers and directors of PACI have no direct investments in PACI and no one director or officer invested a material amount of their assets in the Sponsor. However, if the Business Combination is not consummated and PACI wound down and liquidated, the membership interests in the Sponsor owned by officers and directors as they relate to PACI Founder Shares and Private Placement Warrants would be worthless.
In connection with the Private Financing being conducted by Volato, the Sponsor purchased an additional 704,050 shares of Volato preferred stock at the purchase price of $10.00 per share. Officers and directors of PACI and the Sponsor purchased additional membership interests in the Sponsor totaling $110,000. If the Business Combination is not consummated, the Sponsor will hold as an asset the preferred stock of Volato purchased in the Private Financing and the officers and directors that purchased additional Sponsor membership interests will suffer no immediate loss as Volato will continue as a going concern.
Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:
•	the fact that our Sponsor may convert any working capital loans that it may make to us into up to an additional 1,500,000 warrants at the price of $1.00 per warrant;
•
the fact that our Sponsor, the PROOF.vc SPV, and our officers and directors have agreed not to redeem any Public Shares held by them in connection with a stockholder vote to approve the Business Combination;

•
the fact that our Sponsor paid $25,000 for the Founder Shares and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $67.2 million, based on the closing price of our Class A Common Stock of $10.74 per share on October 10, 2023, the record date for the Special Meeting, resulting in a theoretical gain of $67.2 million;

•
the fact that certain of PACI’s officers and directors collectively own, directly or indirectly, a material interest in our Sponsor and may also be limited partners of the PROOF.vc SPV, which has an investment in our Sponsor;

•	the anticipated appointment of Katy Arris-Wilson as a director on the Volato Group Board in connection with the closing of the Business Combination;
•
the fact that the members of our Sponsor and the PROOF.vc SPV will benefit from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•
the fact that the members of our Sponsor and the PROOF.vc SPV can earn a positive rate of return on their investment, even if other PACI stockholders experience a negative rate of return in the post-business combination company;

•
the fact that our officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations;

•	the fact that our Sponsor, the PROOF.vc SPV, and our officers and directors will lose their entire investment in PACI if an initial Business Combination is not completed; and
•
the fact that our Sponsor and the PROOF.vc SPV have entered into a Series A Preferred Stock Purchase Agreement with Volato with regard to the Private Financing arrangement and will continue to own Series A Preferred Stock in Volato even if the Business Combination with Volato is not consummated.

At the Closing, we anticipate that our Sponsor will own 6,261,288 shares of Common Stock of Volato Group as a result of the Class B Common Stock of PACI owned by our Sponsor and an additional 715,751 shares of Volato Group Common Stock as a result of the exchange of 704,050 shares of Series A-1 Preferred Stock of Volato into Volato Group Common Stock.
In addition, stockholders should be aware that aside from their interests as stockholders, Volato’s officers and members of Volato’s board of directors may have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Stockholders should take these interests into account in evaluating the Business Combination. These interests include:
•
the fact that, at the closing of the Business Combination, each of Matthew Liotta, Nicholas Cooper, Keith Rabin, Michael Prachar, and Steven Drucker will enter into employment agreements which entitle them to certain contractual benefits and economic incentives;

•
the anticipated appointment of each of Matthew Liotta, Nicholas Cooper, Joan Sullivan Garrett, Michael Nichols and Robert George, as directors on the Volato Group Board in connection with the closing of the Business Combination;

•
the fact that executive officers of Volato will have the ability to earn up to an additional 10% of the total equity of Volato Group for no additional capital contribution pursuant to the 2023 Plan; and

•
the fact that certain of Volato’s officers and directors will collectively own, directly or indirectly, a material interest in the Volato Group at the Closing of the Business Combination equal to approximately 33.38% of the voting interests.

In addition, on July 21, 2023, Volato entered into a Series A Preferred Stock Purchase Agreement by and among (i) Volato, (ii) the PROOF.vc SPV, (iii) the Sponsor, and (iv) the holders of then-outstanding Convertible Notes, whereby (a) Volato may issue and sell up to a maximum aggregate of $60,000,000 of Series A-1 Preferred Stock at a price of $10 per share, with $10,000,000 of Series A-1 Preferred Stock issued and sold at an initial closing to the PROOF.vc SPV and the Sponsor, and (b) the Convertible Notes were converted into the amount of Series A-2 Preferred Stock (the “Series A-2 Preferred Stock”) or Series A-3 Preferred Stock (the “Series A-3 Preferred Stock” and together with the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, the “Series A Preferred Stock”) set forth opposite each Convertible Note holder’s name on Exhibit A-2 attached thereto, at a conversion price of, in the case of the Series A-2 Preferred Stock, $5.9820 per share and in the case of the Series A-3 Preferred Stock, $9.00 per share. On September 1, 2023, the PROOF.vc SPV purchased an additional 205,000 shares of Series A-1 Preferred Stock at a purchase price of $10 per share on the same terms as the issuance of the $10,000,000 of Series A-1 Preferred Stock.
Further, as of the date of this proxy statement/prospectus, other than some travel expenses to evaluate potential Business Combination targets previously paid, there has been no reimbursement to our Sponsor, officers, or directors for any out-of-pocket expenses incurred in connection with activities on our behalf, and no further amounts are expected to be incurred as of the date of this proxy statement/prospectus.
In addition, our Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless the opportunity is expressly offered to the director or officer solely in his or her capacity as a director or officer of PACI and the opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. We do not believe, however, that this waiver of the corporate opportunities’ doctrine has materially affected our search for an acquisition target or will materially affect our ability to complete our Business Combination.
Reasons for the Approval of the Business Combination
The PACI Board, in evaluating the Business Combination, created a Special Committee, comprised of Lisa Suennen and Mark Lerdal, whom the Board believes are independent and do not have a material interest in the Business Combination that is in addition to or different from the interests of the Company’s stockholders generally, to evaluate and negotiate the Business Combination, and to make a formal recommendation to the PACI Board as to the Business Combination. The Special Committee, in the course of its evaluation, consulted with members of PACI’s management team and financial and legal advisors, interviewed members of Volato’s management and Volato’s financial advisors, and consulted its own independent financial and legal advisors, all before unanimously recommending that the PACI Board approve the Business Combination Agreement.
The PACI Board discussed the Special Committee’s findings and recommendations, and consulted with PACI’s management team and financial and legal advisors. In reaching its resolution (i) that the Business Combination Agreement and the transactions contemplated thereby are advisable and in the best interests of PACI and its stockholders and (ii) to recommend that the stockholders adopt the Business Combination Agreement and approve the Business Combination and the transactions contemplated thereby, the PACI Board considered a range of factors, including, but not limited to, the factors discussed in the section entitled “BCA Proposal – PACI Board of Directors Reasons for Business Combination.” In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the PACI Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The PACI Board viewed its decision as being based on all of the information available and the factors presented to and considered by it.
This explanation of PACI’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
After careful consideration, the PACI Board recommends that our stockholders vote “FOR” the approval of the BCA Proposal and the related Proposals necessary to accomplish the Transactions.
For a more complete description of our reasons for the approval of the Business Combination and the recommendation of the PACI Board, see the section entitled “BCA Proposal - PACI Board of Directors Reasons for Business Combination.”
Redemption Rights
Under our Current Charter, holders of Public Shares may elect to have their shares redeemed, subject to the consummation of a business combination transaction, for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount held in the Trust Account as of two business days prior to the consummation of the Business Combination, by (b) the total number of outstanding Public Shares. As of October 10, 2023, this would have amounted to approximately $10.84 per share. Under our Current Charter, in connection with an initial Business Combination, a public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 15% of the Public Shares without PACI’s consent. Our Current Charter provides we will not consummate any business combination transaction unless we have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act, or any successor rule) of at least $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to our initial Business Combination. However, our Current Charter will be amended and restated immediately prior to the Business Combination, such that such limitation will no longer apply, and we anticipate our Class A Common Stock will be listed on the NYSE, which provides a separate exception from being subject to the “penny stock” rules.
If a public stockholder exercises its redemption rights, then the public stockholder will be exchanging its Public Shares for cash and will no longer own shares of Common Stock and will not participate in our future growth, if any. A public stockholder desiring to redeem Public Shares will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers the Public Shares to our transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of PACI Stockholders - Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
Ownership of Volato Group After the Closing
Organizational Structure
The following diagram illustrates the pre-business combination organizational structure of PACI:

The following diagram illustrates the pre-business combination organizational structure of Volato and its subsidiaries:

The following diagram illustrates the structure of Volato Group immediately following the consummation of the Business Combination. The interests set forth assume (a) no redemptions by public stockholders and (b) the Business Combination is consummated as set forth in the Business Combination Agreement. In connection with this structure, PACI will be renamed the Volato Group, Inc. and holders of Common Stock in PACI that elect not to redeem their Public Shares will experience substantial dilution in their economic and voting interests. If these assumptions are not correct, then the percent of ownership set forth in the diagram below would change.

We anticipate that, upon the Closing, the ownership of Volato Group will be as follows:
•	Volato stockholders will own up to 18,186,242 shares of Class A Common Stock of Volato Group, which will constitute 57.7% of the outstanding Volato Group Common Stock;
•	the public stockholders will own 6,443,098 shares of Class A Common Stock of Volato Group, which will constitute 20.4% of the outstanding Volato Group Common Stock;
•
the Sponsor, the PROOF.vc SPV and BlackRock will collectively own 6,900,000 shares of Class A Common Stock of Volato Group, which will constitute 21.9% of the outstanding Volato Group Common Stock, assuming no redemptions by public stockholders and excluding shares issued to the Sponsor and the PROOF.vc SPV in the Private Financing.

The number of shares and the interests set forth above assume (a) that no public stockholders elect to have their Public Shares redeemed and (b) that there are no other issuances of equity interests of PACI or Volato, except in connection with the issuance of Volato Common Stock upon exercise of existing Volato Options.
Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Board of Directors of Volato Group Following the Business Combination
Upon completion of the Business Combination, the board of directors of Volato Group will consist of seven (7) directors, six (6) of whom will be designated by Volato, one (1) of whom will be Volato Group’s Chief Executive Officer, and one (1) of whom will be designated by PACI and serve as a Class II director (the “PACI Designee”). We expect that the majority of the directors, including the PACI Designee, will qualify as independent directors under the NYSE Listing Rules. See “Management of Volato Group Following the Business Combination” for additional information.
Accounting Treatment
Notwithstanding the legal form, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP and not as a business combination under ASC 805. Under this method of accounting, PACI, will be treated as the acquired company for accounting purposes, whereas Volato will be treated as the accounting acquirer. In accordance with this method of accounting, the Business Combination will be treated as the equivalent of Volato issuing shares for the net assets of PACI, accompanied by a recapitalization. The net assets of Volato will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of Volato. Volato has been determined to be the accounting acquirer for purposes of the Business Combination based on an evaluation of the following facts and circumstances:
•
Under the Minimum and Maximum Redemption Scenarios, legacy Volato stockholders will have a majority of the voting interest in Volato Group with approximately 57.7% and 72.5%, respectively, of the voting interest;

•	The senior management of Volato Group will be comprised of individuals from Volato as further described below;
•	The largest single stockholder of Volato Group will be a legacy stockholder of Volato;
•	Volato will designate a majority of the initial board of directors of Volato Group.
•
An individual from Volato will be designated as the chairman of the initial board of directors of Volato Group and the Chief Executive Officer of Volato Group and a second individual from Volato will be designated as the Chief Financial Officer of Volato Group and the remaining members of senior management of Volato Group will be comprised entirely of individuals from Volato.

•	Volato’s operations will comprise the ongoing operations of Volato Group.
Appraisal Rights
Appraisal rights are not available to holders of shares of our Common Stock in connection with the Business Combination.
Other Proposals
In addition to the proposal to approve and adopt the Business Combination Agreement and the Business Combination, our stockholders will be asked to vote on the following proposals: (a) the Stock Issuance Proposal (b) the Charter Amendment Proposals, (c) the Stock Incentive Plan Proposal, (d) the Adjournment Proposal, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Proposals.
See the sections entitled “Stock Issuance Proposal,” “Charter Amendment Proposals,” “Stock Incentive Plan Proposal,” and “Adjournment Proposal” for more information.
Date, Time, and Place of Special Meeting
The Special Meeting will be held at 10:00 a.m., Eastern Time, on November 21, 2023, via live webcast at the following address: https://www.cstproxy.com/proof-paci/sm2023 or such other date, time and place to which the meeting may be adjourned or postponed, to consider and vote upon the Proposals.
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the Special Meeting if you own shares of Common Stock at the close of business on October 10, 2023, which is the record date for the Special Meeting. You are entitled to one vote for each share of Common Stock that you owned as of the close of business on the record date. If your

Common Stock is held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 13,343,098 shares of Common Stock outstanding in the aggregate, of which 6,443,098 were Public Shares and 6,900,000 were Founder Shares held by our Sponsor, the PROOF.vc SPV, and Blackrock.
Proxy Solicitation
Proxies will be solicited by mail. We have engaged Alliance Advisors, LLC to assist in the solicitation of proxies. If a stockholder grants a proxy, the stockholder may still vote its shares online if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of PACI Stockholders - Revoking Your Proxy.”
Quorum and Required Vote for Proposals for the Special Meeting
A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if holders of a majority of the outstanding shares of our Common Stock entitled to vote thereat attend virtually or are represented by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum.
The approval of the BCA Proposal requires the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock present and entitled to vote at the Special Meeting. Abstentions will have the same effect as a vote “AGAINST” the BCA Proposal. If you do not submit a proxy or voting instructions, do not attend the Special Meeting virtually or by proxy and your shares are not otherwise voted at the Special Meeting, your failure to do so will have no effect on the outcome of the BCA Proposal assuming a quorum is present.
Approval of each of the Stock Issuance Proposal and the Stock Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present at the Special Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” each of these proposals. If you do not submit a proxy or voting instructions, do not attend the Special Meeting virtually or by proxy and your shares are not otherwise voted at the Special Meeting, your failure to do so will have no effect on the outcome of each of these proposals assuming a quorum is present.
Approval of the New Charter Proposal and each of the Advisory Charter Proposals, each on a non-binding advisory basis, requires (i) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon, voting as a single class, (ii) the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote thereon, voting as a single class, and (iii) the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock entitled to vote thereon, voting as a single class. A failure to vote or abstention will have the same effect as a vote “AGAINST” each of the Charter Amendment Proposals.
Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote represented in person or proxy and entitled to vote thereon, regardless of whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. If you do not submit a proxy or voting instructions, do not attend the Special Meeting virtually or by proxy and your shares are not otherwise voted at the Special Meeting, your failure to do so will have no effect on the outcome of the Adjournment Proposal.
The Closing is conditioned on the approval of the BCA Proposal, the Stock Issuance Proposal, the New Charter Proposals, and the Stock Incentive Plan Proposal at the Special Meeting. However, the Closing is not conditioned upon the separate approval of the Advisory Charter Proposals. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.
Recommendation to PACI Stockholders
The PACI Board believes that each of the BCA Proposal, the Stock Issuance Proposal, the Charter Amendment Proposals, the Stock Incentive Plan Proposal and the Adjournment Proposal is in the best interests of PACI and our stockholders and recommends that our stockholders vote “FOR” each Proposal being submitted to a vote of the stockholders at the Special Meeting.
When you consider the recommendation of the PACI Board in favor of approval of these Proposals, you should keep in mind that, aside from their interests as stockholders, our Sponsor, and certain of our directors and officers may have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. Please see the section entitled “BCA Proposal-Interests of PACI’S Directors and Executive Officers in the Business Combination.”
Risk Factor Summary
In evaluating the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to Volato’s business and industry and the Business Combination are summarized below.
Risks Related to Volato’s Business and Industry
•	Volato has a limited operating history and history of net losses, and may continue to experience net losses in the future.
•	We may not be able to successfully implement our growth strategies.
•
If Volato is not able to successfully enter into new markets and services and enhance our existing products and services, our business, financial condition and results of operations could be adversely affected.

•	Volato may require substantial additional funding to finance its operations, but adequate additional financing may not be available when it needs it, on commercially acceptable terms or at all.
•	The loss of key personnel upon whom Volato depends on to operate its business or the inability to attract additional qualified personnel could adversely affect its business.
•
The supply of pilots to the aviation industry is limited and may negatively affect Volato’s operations and financial condition. Increases in Volato’s labor costs, which constitute a substantial portion of its total operating costs, may adversely affect its business, results of operations and financial condition.

•	Volato may be subject to unionization, work stoppages, slowdowns or increased labor costs and the unionization of its employees could result in increased labor costs.
•	Federal, state and local tax rules can adversely impact Volato’s results of operations and financial position.
•	Significant increases in fuel costs could have a material adverse effect on Volato’s business, financial condition and results of operations.
•	If Volato faces problems with any of its third-party service providers, its operations could be adversely affected.
•
Volato’s insurance may become too difficult or expensive for it to obtain. Increases in insurance costs or reductions in insurance coverage may materially and adversely impact Volato’s results of operations and financial position.

•
If Volato’s efforts to continue to build its strong brand identity and achieve high member satisfaction and loyalty are not successful, it may not be able to attract or retain customers, and its operating results may be adversely affected.

•
Any failure to offer high-quality customer support may harm Volato’s relationships with its customers and could adversely affect our reputation, brand, business, financial condition and results of operations.

•	Volato’s business is primarily focused on certain targeted geographic markets, making us vulnerable to risks associated with having geographically concentrated operations.
Risks Related to Legal and Regulatory Matters
•
Volato is subject to significant governmental regulation and incurs substantial costs in complying with the laws, rules, and regulations to which it is subject. A failure to comply with or changes to these restrictions may materially adversely affect its business.

•	Compliance with environmental laws and regulations may adversely affect Volato’s business and results of operations.

•	The issuance of operating restrictions applicable to one of the fleet types Volato operates could have a material adverse effect on its business, results of operations and financial condition.
Risks Related to Being a Public Company
•	Volato’s management team has limited experience managing a public company and may not successfully manage its transition to public company status.
•
Following the Closing, Volato Group will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and operating results.

Risks Related to the Business Combination
•
Our Sponsor, the PROOF.vc SPV, certain members of the PACI Board, and our officers have interests in the Business Combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the BCA Proposal.

•	We will incur significant transaction costs in connection with the Business Combination.
•	We may be subject to business uncertainties while the Business Combination is pending.
•
If we are unable to complete the Business combination on or prior to the end of the Completion Window (as defined in our Current Charter), our public stockholders may receive only approximately $10.84 per share on the liquidation of our Trust Account and our warrants will expire worthless.

•	If third parties bring claims against us, the proceeds held in our Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.84 per share.
•
BofA declined to act for PACI as an advisor in connection with the Business Combination, and BofA has had no role in the preparation of the disclosure that is included in this proxy statement/prospectus, or the underlying business analysis related to the Business Combination.

Risks Related to Ownership of Volato Group Common Stock Following the Business Combination
•
Following the consummation of the Business Combination, Volato Group’s sole material asset will be its direct equity interest in Volato and, accordingly, Volato Group will be dependent upon distributions from Volato to pay taxes and cover its corporate and other overhead expenses and pay dividends, if any, on Volato Group Common Stock.

•	Volato does not intend to pay cash dividends for the foreseeable future.
Risks Related to the Redemption
•	We cannot be certain as to the number of Public Shares that will be redeemed or the potential impact to public stockholders who do not elect to redeem their Public Shares.
•
If our public stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

•	A 1% U.S. federal excise tax may be imposed upon PACI in connection with the net redemptions by PACI of its Common Stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement. Unless the context otherwise requires, all references in this section to the “Combined Company” refer to Volato Group, Inc., or PACI, and its wholly-owned subsidiaries after giving effect to the Transactions.
Recent Developments
On July 21. 2023, Volato raised $10 million in cash and converted $38.4 million of convertible promissory notes. On September 1, 2023, Volato raised an additional $2.05 million of equity capital, which consisted of $2.05 million in cash and was on the same terms as the prior issuance of the $10,000,000 Volato Series A-1 Preferred Shares. The pro forma condensed combined financial information as of and for the six months ended June 30, 2023, has been adjusted for these material transactions.
Introduction
The following unaudited pro forma condensed combined financial statements of PACI present the combination of the historical financial information of PACI and Volato adjusted to give effect for the Business Combination between PACI and Volato. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
The unaudited pro forma condensed combined balance sheet as of June 30, 2023, combines the historical balance sheet of PACI and the historical balance sheet of Volato, on a pro forma basis as if the Business Combination had been consummated on June 30, 2023.
The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023, combines the historical statements of operations of PACI and Volato for such period on a pro forma basis as if the Business Combination had been consummated on January 1, 2022, the beginning of the earliest period presented.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, combines the historical statements of operations of PACI and Volato for such period on a pro forma basis as if the Business Combination had been consummated on January 1, 2022, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:
•	the accompanying notes to the unaudited pro forma condensed combined financial statements;
•	the historical unaudited financial statements of PACI as of and for the six months ended June 30, 2023 and the related notes thereto, included elsewhere in this proxy statement;
•	the historical unaudited financial statements of Volato as of and for the six months ended June 30, 2023 and the related notes thereto, included elsewhere in this proxy statement;
•	the historical audited financial statements of PACI as of and for the year ended December 31, 2022 and the related notes thereto, included elsewhere in this proxy statement;
•	the historical audited financial statements of Volato as of and for the year ended December 31, 2022 and the related notes thereto, included elsewhere in this proxy statement; and
•
the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PACI” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Volato,” and other financial information relating to PACI and Volato included elsewhere in this proxy statement, including the Business Combination Agreement.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what PACI’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated.
Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of PACI. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited transaction accounting adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Within the unaudited pro forma condensed combined financial statements, the parties assumed that (i) there will be no transfers of Founder Shares (as defined in the Sponsor Support Agreement) prior to the Closing and, at the Closing, all of the Founder Shares will be exchanged for shares of Class A Common Stock on a one-for-one basis, (ii) at the closing, PACI will issue new shares of Class A Common Stock to Volato shareholders as Merger Consideration in accordance with the terms of the Business Combination Agreement, taking into account adjustments to the Merger Consideration determined in accordance with the Business Combination Agreement, (iii) other than the Class A Common Stock to be issued to Volato shareholders upon consummation of the Business Combination and the assumption of Volato Options, there will no issuances of equity securities of PACI at the Closing, (iv) prior to the Closing, no Private Financing will be consummated and Volato will not issue any Volato Securities, and (v) none of the Volato shareholders will exercise appraisal rights in connection with the Closing. Additional assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The parties believe that the assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
Description of Transaction
PACI has entered into a Business Combination Agreement with Volato and Merger Sub. The base purchase consideration payable, as set forth in the Business Combination Agreement was based on an enterprise value of $190,000,000, subject to certain adjustments, which will be paid in the Class A Common Stock of PACI. The number of shares of Class A Common Stock that will be issued by PACI for each outstanding share of Volato common stock on an as converted basis is subject to an exchange ratio. The exchange ratio is determined by dividing (i) the sum of (a) the base purchase price, (b) the exercise value of Volato’s outstanding in-the-money options, and (c) the aggregate amount of Series A Preferred Stock issued in the Private Financing by (ii) the sum of (x) the total number of shares of Volato common stock outstanding on an as converted basis) divided by 10 and (y) the number of shares of Volato common stock issuable upon the exercise of Volato’s outstanding in-the-money options.
The unaudited pro forma condensed combined information contained herein assumes that PACI stockholders approve the Business Combination. Pursuant to the Current Charter, public stockholders are being offered the opportunity to redeem, upon the Closing, Public Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account (as of two business days prior to the Closing). Pursuant to the Current Charter, all holders of Public Shares may vote in favor of the Business Combination and still exercise their redemption rights.
Solely for illustrative purposes, the unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of additional redemptions of PACI Common Stock, after giving effect to the Volato capital raises on July 21, 2023 and September 1, 2023:
•	Assuming No Redemptions (“Minimum Redemption”) — this scenario assumes that no Public Shares are redeemed;
•
Maximum Redemptions (“Maximum Redemption”) — this scenario assumes the redemption of approximately 6.4 million Public Shares at $10.59 per share, for aggregate payment of approximately $68.2 million from the Trust Account.

The Business Combination between PACI and Volato under the two redemption scenarios is expected to be accounted for as a reverse recapitalization with Volato as the accounting acquirer. In accordance with this method of accounting, the Business Combination will be treated as the equivalent of Volato issuing shares for the net assets of PACI, accompanied by a recapitalization. The net assets of Volato will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of Volato.

Pro Forma Information
PACI AND VOLATO
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2023
(in thousands)
	Volato (Historical)	Volato Post June 30 Funding Rounds	PACI (Historical)	Pro Forma Adjustments Assuming Minimum Redemption		Pro Forma Combined Assuming Minimum Redemption	Pro Forma Adjustments Assuming Maximum Redemption		Pro Forma Combined Assuming Maximum Redemption
ASSETS
Current assets:
Cash and cash equivalents	$5,371	12,050	2,030	68,616	A	$83,067	(68,217)	E	14,850
				(5,000)	B
Accounts receivable	1,552					1,552			1,552
Deposits on aircraft	19,183					19,183			19,183
Prepaid expenses and other current assets	2,240		263			2,503			2,503
Total current assets	28,346	12,050	2,293	63,616		106,305	(68,217)		38,088

Non-current assets:
Cash and marketable securities held in Trust Account			68,616	(68,616)	A	—			—
Equity method investment	154					154			154
Restricted cash	2,116					2,116			2,116
Goodwill	635					635			635
Deposits	4,500					4,500			4,500
Other deposits	75					75			75
Intangibles	1,421					1,421			1,421
Right of use asset	1,429					1,429			1,429
Property and equipment, net	821					821			821
Total non-current assets	11,151	—	68,616	(68,616)		11,151	—		11,151
TOTAL ASSETS	39,497	12,050	70,909	(5,000)		117,456	(68,217)		49,239

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	7,593		358			7,951			7,951
Excise tax payable			2,210			2,210			2,210
Loan - related party	1,000					1,000			1,000
Convertible notes	35,509			(35,509)	H	—			—
Accrued interest	748			(714)	H	34			34
Deposits	3,226					3,226			3,226
Operating lease liability	304					304			304
Other loans	23					23			23
Income taxes payable			1,852			1,852			1,852
Total current liabilities	48,403		4,420	(36,223)		16,600			16,600

Non-current liabilities:
Deferred taxes	305		60			365			365
Operating lease liability	1,133					1,133			1,133
Long term notes payable	12,654					12,654			12,654
Total non-current liabilities	14,092		60	—		14,152	—		14,152
Total liabilities	62,495		4,480	(36,223)		30,752	—		30,752

COMMITMENTS AND CONTINGENCIES

Temporary equity:
Common stock subject to possible redemption			68,217	(68,217)	C	—

Stockholders’ equity (deficit):
Common stock	7	1		6	C	31	(6)	E	25
				2	F
				4	G
				6	I
				5	H
Class A common stock			—
Class B common stock			—
Preferred stock	4			(4)	G
Additional paid-in capital	5,221	12,049	—	68,211	C	114,888	(68,211)	E	46,677
				(1,788)	D
				(5,000)	B
				(2)	F
				4
				36,218	H
				(6)	I
				(15)	J
Equity contribution receivable	(15)			15	J
Retained earnings (Accumulated deficit)	(28,215)		(1,788)	1,788	D	(28,215)			(28,215)
Total equity	(22,998)	12,050	(1,788)	99,440		86,704	(68,217)		18,487
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT	39,497	12,050	70,909	(5,000)		117,456	(68,217)		49,239

PACI AND VOLATO
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2023
(in thousands, except per share data)
	Volato (Historical)	PACI (Historical)	Pro Forma Adjustments Assuming Minimum Redemption		Pro Forma Combined Assuming Minimum Redemption	Pro Forma Adjustments Assuming Maximum Redemption	Pro Forma Combined Assuming Maximum Redemption
Revenues	$28,680	$—	$—		$28,680	—	28,680
Cost of revenue	35,295	—	—		35,295	—	35,295
Gross profit	(6,615)	—	—		(6,615)	—	(6,615)
Operating costs and expenses:
General and administrative expenses	10,575	1,223			11,798		11,798
Total operating costs and expenses	10,575	1,223	—		11,798	—	11,798
Income (Loss) from operations	(17,190)	(1,223)	—		(18,413)	—	(18,413)
Other income (expense):
Gain from sale of Part 135 Certificate	387				387		387
Gain from sale of equity method investment	883				883		883
Income from equity method investments	22			AA	22		22
Interest income	14	5,511	(5,511)	AA	14		14
Interest expense	(1,636)		465	BB	(1,171)		(1,171)
Other income (expense)	146				146		146
Total other income (expense)	(184)	5,511	(5,046)		281	—	281
Net income (loss) before income tax provision	(17,374)	4,288	(5,046)	AA	(18,132)	—	(18,132)
Income tax provision		(1,139)	1,139	AA	—		—
Net income (loss)	(17,374)	3,149	(3,907)		(18,132)		(18,132)
	Volato (Historical)	PACI (Historical)	Assuming Minimum Redemption	Assuming Maximum Redemption
Weighted average shares outstanding - Common stock	7,193,178	—	31,529,340	25,086,242
Basic and diluted net income per share - Common stock	(2.42)	—	(0.58)	(0.72)
Weighted average shares outstanding - Class A common stock subject to redemption		22,690,664
Basic and diluted net income per share - Class A common stock subject to redemption	—	0.11
Weighted average shares outstanding - Class B non-redeemable common stock	—	6,900,000	—	—
Basic and diluted net income per share - Class B non-redeemable common stock	—	0.11	—	—

PACI AND VOLATO
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands, except per share data)
	Volato (Historical)	PACI (Historical)	Pro Forma Adjustments Assuming Minimum Redemption		Pro Forma Combined Assuming Minimum Redemption	Pro Forma Adjustments Assuming Maximum Redemption	Pro Forma Combined Assuming Maximum Redemption
Revenues	$ 96,706	$—	$—		$96,706	—	96,706
Cost of revenue	94,281	—	—		94,281	—	94,281
Gross profit	2,425	—	—		2,425	—	2,425

Operating costs and expenses:
General and administrative expenses	11,609	1,737	5,000	BB	18,346		18,346
Total operating costs and expenses	11,609	1,737	5,000		18,346	—	18,346
Income (Loss) from operations	(9,184)	(1,737)	(5,000)		(15,921)	—	(15,921)

Other income (expense):
Interest income	2	4,061	(4,061)	AA	2		2
Interest expense	(868)		(14,915)	CC	(15,783)		(15,783)
Gain from deconsolidation of investments	581				581		581
Loss from equity method investments	(45)				(45)		(45)
Other income (expense)	60				60		60
Total other income (expense)	(270)	4,061	(18,976)		(15,185)	—	(15,185)
Net income (loss) before income tax provision	(9,454)	2,324	(23,976)		(31,106)	—	(31,106)
Income tax provision	55	(773)	773		55		55
Net income attributed to controlling shareholder	(9,399)	1,551	(23,203)		(31,051)		(31,051)
Less: net income (loss) attributable to non-controlling interests	(33)	(33)			(33)
Net income (loss)	(9,366)	1,551	(23,203)		(31,018)	—	(31,018)
	Volato (Historical)	PACI (Historical)	Assuming Minimum Redemption	Assuming Maximum Redemption
Weighted average shares outstanding - Common stock	7,120,208	—	31,529,340	25,086,242
Basic and diluted net income per share - Common stock	(1.32)	—	(0.98)	(1.24)
Weighted average shares outstanding - Class A common stock subject to redemption		27,600,000
Basic and diluted net income per share - Class A common stock subject to redemption	—	0.05
Weighted average shares outstanding - Class B non-redeemable common stock	—	6,900,000	—	—
Basic and diluted net income per share - Class A and Class B non-redeemable common stock	—	0.05	—	—

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — Description of the Transaction
PACI has entered into the Business Combination Agreement with Volato and certain other entities. The base purchase price is $190,000,000, subject to certain adjustments, which will be paid in Class A Common Stock of PACI. The number of shares of Class A Common Stock to be issued by PACI for each outstanding share of Volato common stock on an as-converted basis is subject to an exchange ratio. The exchange ratio is determined by dividing (i) the sum of (a) the base purchase price, (b) the exercise value of Volato’s outstanding in-the-money options, and (c) the aggregate amount of Series A Preferred Stock issued in the Private Financing by (ii) the sum of (x) the total number of shares of Volato common stock outstanding on an as converted basis) divided by 10 and (y) the number of shares of Volato common stock issuable upon the exercise of Volato’s outstanding in-the-money options.
Note 2 — Basis of Presentation
The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The historical financial information of PACI and Volato include transaction accounting adjustments to illustrate the estimated effect of the Business Combination and certain other adjustments to provide relevant information necessary for an understanding of PACI upon consummation of the Business Combination described herein.
On July 21. 2023, Volato raised $10 million in cash and converted $38.4 million of convertible promissory notes (“Convertible Notes”). On September 1, 2023, Volato raised $2.05 million of equity capital, which consisted of $2.05 million in cash, on the same terms as the prior cash raise. The pro forma condensed combined financial information as of and for the six months ended June 30, 2023, and for the year ended December 31, 2022, have been adjusted for these material transactions.
The Business Combination between PACI and Volato under both the minimum and maximum redemption scenarios is expected to be accounted for as a reverse recapitalization with Volato as the accounting acquirer. In accordance with this method of accounting, the Business Combination will be treated as the equivalent of Volato issuing shares for the net assets of PACI, accompanied by a recapitalization. The net assets of Volato will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of Volato.
The unaudited pro forma condensed combined financial information has been prepared using both the Minimum Redemption and Maximum Redemption scenarios with respect to the potential redemption of Public Shares into cash solely for illustrative purposes.
The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the transaction accounting adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given the companies’ incurred losses during the historical periods presented.
Note 3 — Transaction Accounting Adjustments to the PACI and Volato Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2023
The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2023, are as follows, after giving effect to the Volato capital raises on July 21, 2023 and September 1, 2023:
(A) Reflects the reclassification of $68.6 million of cash and cash equivalents held in the Trust Account at the balance sheet date that becomes available to fund expenses in connection with the Business Combination or future cash needs of the Company.
(B) Reflects the payment of approximately $5.0 million of transaction costs.
(C) Reflects the reclassification of approximately $68.2 million of Class A Common Stock subject to possible redemption to permanent equity and conversion of approximately 6.9 million Class B Common Stock shares to Class A Common Stock related to the Sponsor, PROOF.vc SPV and Blackrock.
(D) Reflects the reclassification of PACI’s historical retained earnings.
(E) Reflects the maximum redemption of approximately 6.4 million shares of Class A Common Stock for approximately $68.2 million.

(F) Represents the issuance of 18.0 million shares of PACI’s Class A Common Stock to Volato equity holders as consideration for the reverse recapitalization.
The below table provides further detail on the adjustments that relate to Common Stock. All amounts take into account the issuance by Volato of Series A-1 Preferred Stock on July 21, 2023 and September 1, 2023.
			PACI			Post Business Combination Capitalization
	Volato	Volato
	Pre Business Combination Capitalization	Pre Business Combination Converted CapitalizationG	Pre Business Combination Capitalization	Business Combination		Minimum Redemption	Adjustments Maximum Redemption		Maximum Redemption
PACI Stock
Class A Common shares			6,443,098	(6,443,098)	A	—			—
Class B Common Shares									—
Sponsor			6,261,288	(6,261,288)	B	—			—
Blackrock			308,200	(308,200)	B	—			—
PROOF.vc SPV			330,512	(330,512)	B	—			—
									—
Volato Stock									—
Common	7,324,468	7,446,188		24,083,152		31,529,340	(6,443,098)	F	25,086,242
Series Seed	3,981,236	4,047,397		(4,047,397)	C	—			—
Series A-1 (From New Money)
PROOF.vc SPV First Close	295,950	300,869		(300,869)	D	—			—
PROOF.vc SPV Second Close	205,000	208,407		(208,407)	D	—			—
Sponsor	704,050	715,751		(715,751)	D	—			—
Series A-2 (From Converted Notes)	3,327,624	3,382,924		(3,382,924)	E	—			—
Series A-3 (From Converted Notes)	2,050,628	2,084,706		(2,084,706)	E	—			—
Total	17,888,956	18,186,242	13,343,098			31,529,340	(6,443,098)		25,086,242
PACI Class A Common shares ($0.0001) par value			$1,334

Volato Common ($0.001) par value	$17,889	$18,186				$31,529	$(6,443)		$25,086
A - Shares reclassified from temporary equity to equity - see pro forma adjustment (C)
B - Shares reclassified from PACI B to Volato common stock - see pro forma adjustment (I)
C - Preferred stock converted to Volato common stock - see pro forma adjustment (G)
D - Issuance of Volato common stock - see pro forma column Volato post June 30, 2023 funding
E - Notes converted to Volato common stock - see pro forma adjustment (H)
F - Adjustment to Common Stock to reflect the maximum redemption scenario - see pro forma adjustment (E)
G - In accordance with the terms of the Business Combination Agreement, an exchange ratio is applied to the outstanding equity securities of Volato for the conversion of Volato common stock to PACI Class A Common Stock.
(G)	Represents Preferred Stock converted to Volato common stock.
(H)	Represents Convertible Notes converted to Volato common stock.
(I)	Represents the conversion of PACI Common Stock to Volato common stock.
(J)	Represents the reclassification of the equity contribution receivable.

Note 4 — Transaction Accounting Adjustments to the PACI and Volato Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2023
The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 are as follows:
(AA) Reflects the elimination of interest income in the Trust Account
(BB) Reflects the elimination of the interest expense related to the Volato Convertible Notes, which were converted to shares of Volato’s common stock as part of the Series A closing on July 21, 2023.
Note 5 — Transaction Accounting Adjustments to the PACI and Volato Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022
The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 are as follows:
(AA) Reflects the elimination of interest income in the Trust Account.
(BB) Reflects transaction costs, including (i) legal, (ii) accounting, (iii) consulting and (iv) other fees, incurred by PACI to complete the merger. Below are further details regarding the transaction costs.
Fairness Opinion	$1,400,000
Legal	$3,000,000
Accounting/Audit	$250,000
Other	$350,000
Total	$5,000,000
(CC) Reflects the $15.1 million of contingent beneficial conversion feature expense that was triggered in connection with the Series A financing. The amount is presented net against the elimination of $249,000 of historical interest expense incurred on Volato’s Convertible Notes, which were converted to shares of Volato’s common stock at the Series A closing on July 21, 2023.
Note 6 — Loss Per Share
Net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods. Warrants have been excluded from the calculation as they are anti-dilutive.
The unaudited pro forma condensed combined financial information has been prepared for three redemption scenarios for the six months ended June 30, 2023 and for the year ended December 31, 2022, after giving effect to the Volato Series A capital raises on July 21, 2023 and September 1, 2023.
	minimum redemption		50% redemption		maximum redemption
Public stockholders	6,443,098	20.4%	3,221,549	11.4%	—	0.0%
Sponsor, PROOF.vc SPV, and BlackRock(1)	6,900,000	21.9%	6,900,000	24.4%	6,900,000	27.5%
Volato(2)	18,186,242	57.7%	18,186,242	64.1%	18,186,242	72.5%
Total	31,529,340	100%	28,307,791	100%	25,086,242	100%
(1)	Excludes the shares of PACI Common Stock to be issued to the Sponsor and the PROOF.vc SPV in connection with the Volato Series A Private Financing.
(2)	Includes the shares of PACI Common Stock to be issued to the Sponsor and PROOF.vc SPV in connection with the Volato Series A Private Financing.

The unaudited pro forma condensed combined financial information has been prepared for three redemption scenarios or the six months ended June 30, 2023, after giving effect to the Volato capital raises on July 21, 2023, and September 1, 2023.
	Volato Historical	PACI Historical	Pro forma Minimum Redemption	Pro forma 50% Redemption	Pro forma Maximum Redemption
Weighted average shares outstanding - Common Stock	7,193,178		31,529,340	28,307,791	25,086,242
Basic and diluted net income per share - Common Stock	(2.42)		(0.58)	(0.64)	(0.72)
Weighted average shares outstanding - Common Stock subject to redemption		22,690,664
Basic and diluted net income per share - Common Stock subject to redemption		0.11
Weighted average shares outstanding - non-redeemable Common Stock		6,900,000	—		—
Basic and diluted net income per share - non-redeemable Common Stock		0.11	—		—
The unaudited pro forma condensed combined financial information has been prepared for three redemption scenarios or the year ended December 31, 2022, after giving effect for the Volato capital raises on July 21, 2023 and September 1, 2023.
	Volato Historical	PACI Historical	Pro forma Minimum Redemption	Pro forma 50% Redemption	Pro forma Maximum Redemption
Weighted average shares outstanding - Common Stock	7,120,208		31,529,340	28,307,791	25,086,242
Basic and diluted net loss per share - Common Stock	$(1.32)		(0.98)	(1.10)	(1.24)
Weighted average shares outstanding - Common Stock subject to redemption		27,600,000
Basic and diluted net income per share - Common Stock subject to redemption		0.05
Weighted average shares outstanding - non-redeemable Common Stock		6,900,000	—		—
Basic and diluted net income per share - non-redeemable Common Stock		0.05	—		—

COMPARATIVE PER SHARE DATA
The following table sets forth summary historical comparative share information for PACI and Volato and unaudited pro forma condensed combined per share information after giving effect to the Business Combination, assuming three redemption scenarios as follows:
•	Assuming No Redemptions: This column assumes that no public stockholders exercise redemption rights with respect to their Public Shares.
•
Assuming 50% Redemptions: This column assumes that public stockholders holding 3,221,549 Public Shares will exercise their redemption rights for their pro rata share (approximately $10.59 per share) of funds in the Trust Account. The Current Charter provides that PACI will only proceed with the Business combination if it will have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) of at least $5,000,001 unless the Common Stock otherwise does not constitute “penny stock” as such term is defined in Rule 3a51-1 under the Exchange Act. Because we anticipate that the Common Stock will be listed on NYSE following the Closing, and such listing would mean that the Common Stock would not constitute “penny stock” as such term is defined in Rule 3a51-1 under the Exchange Act, we do not anticipate the $5,000,001 net tangible asset threshold being applicable.

•
Assuming Maximum Redemptions: This column assumes that public stockholders holding 6,443,098 Public Shares will exercise their redemption rights for their pro rata share (approximately $10.59 per share) of funds in the Trust Account. The Current Charter provides that PACI will only proceed with the Business combination if it will have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) of at least $5,000,001 unless the Common Stock otherwise does not constitute “penny stock” as such term is defined in Rule 3a51-1 under the Exchange Act. Because we anticipate that the Common Stock will be listed on NYSE following the Closing, and such listing would mean that the Common Stock would not constitute “penny stock” as such term is defined in Rule 3a51-1 under the Exchange Act, we do not anticipate the $5,000,001 net tangible asset threshold being applicable.

The pro forma book value information reflects the Business Combination as if it had occurred on June 30, 2023. The pro forma net earnings per share information for the six months ended June 30, 2023, gives pro forma effect to the Business Combination as if it had been completed on January 1, 2022.
This information is only a summary and should be read together with PACI’s and Volato’s audited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PACI,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Volato,” and other financial information included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined per share information of PACI and Volato is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined net loss per share information below does not purport to represent the net loss per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of PACI and Volato would have been had the companies been combined during the periods presented.
	Volato Historical	PACI Historical	Pro forma Minimum Redemption	Pro forma 50% Redemption	Pro forma Maximum Redemption
Book value per share	(3.14)	(0.13)	2.75	1.86	0.74
Weighted average shares outstanding - common stock	7,193,178		31,529,340	28,307,791	25,086,242
Basic and diluted net income per share - common stock	(2.42)		(0.58)	(0.64)	(0.72)
Weighted average shares outstanding - common stock subject to redemption		22,690,664
Basic and diluted net income per share - common stock subject to redemption		0.11

	Volato Historical	PACI Historical	Pro forma Minimum Redemption	Pro forma 50% Redemption	Pro forma Maximum Redemption
Weighted average shares outstanding - non-redeemable common stock		6,900,000	—		—
Basic and diluted net income per share - non-redeemable common stock		0.11	—		—
The following table presents the same information as the preceding table, except that it includes all potentially dilutive securities.
	Pro forma Minimum Redemption	Pro forma 50% Redemption	Pro forma Maximum Redemption
Weighted average shares outstanding - common stock	62,820,649	59,599,100	56,377,551
Basic and diluted net income per share - common stock	(0.29)	(0.30)	(0.32)
The following table presents a reconciliation of the shares included in the preceding tables.
	minimum redemption		50.0% redemption		maximum redemption
Public stockholders	6,443,098	10.3%	3,221,549	5.4%	—	0.0%
Sponsor	6,900,000	11.0%	6,900,000	11.6%	6,900,000	12.2%
Volato	18,186,242	28.9%	18,186,242	30.5%	18,186,242	32.3%
Subtotal	31,529,340		28,307,791		25,086,242
PACI public warrants	13,800,000	22.0%	13,800,000	23.2%	13,800,000	24.5%
PACI private warrants	15,226,000	24.2%	15,226,000	25.5%	15,226,000	27.0%
Volato options	2,265,309	3.6%	2,265,309	3.8%	2,265,309	4.0%
Total	62,820,649	100.0%	59,599,100	100.0%	56,377,551	100.0%
PACI public warrants (13,800,000) may be retained by shareholders regardless of their election to redeem their shares. The value of the PACI public warrants based on the most recent trading price as of September 15, 2023 is approximately $1.5 million.

MARKET PRICE AND DIVIDEND INFORMATION
PACI
Price Range of PACI’s Securities
PAC’s units, Class A Common Stock, and warrants comprising the units are currently listed on the NYSE under the symbols “PAC.U,” “PACI,” and “PACI.WS,” respectively. The units commenced public trading on the NYSE on December 1, 2021. Commencing January 21, 2022, holders of the units could elect to separately trade the shares of Class A Common Stock and warrants included in the units.
On August 1, 2023, the last trading date before the public announcement of the Business Combination, PACI’s public units, Class A Common Stock and warrants closed at $10.64, $10.61 and $0.09 respectively.
We will apply to list our Common Stock on NYSE under the new symbol “SOAR” following the Closing.
Holders of PACI Capital Stock
As of the record date, there were 1 holder of record of our units, 6,443,098 holders of record of our Class A Common Stock, and 15 holders of record of our warrants.
Dividend Policy of PACI
PACI has not paid any cash dividends on its Common Stock to date and does not intend to pay cash dividends prior to the completion of its initial business combination.
Volato
Volato has not paid any cash dividends on the Volato Common Stock to date and does not intend to pay cash dividends on Volato Common Stock prior to the completion of the Business Combination.
As of October 19, 2023, there were 14 holders of Volato Common Stock.
Dividend Policy of Volato Group Following the Business Combination
The payment of cash dividends on Volato Group Common Stock in the future will be dependent upon the revenues, earnings, if any, capital requirements, and general financial condition of Volato Group subsequent to completion of the business combination. The payment of any cash dividends on Volato Group Common Stock subsequent to the business combination will be within the discretion of the Volato Group Board. The Volato Group Board is not currently contemplating and does not anticipate declaring stock dividends on Volato Group Common Stock nor is it currently expected that the Volato Group Board will declare any dividends in the foreseeable future.

RISK FACTORS
In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the Proposals presented in this proxy statement/prospectus. The risk factors described below disclose both material and other risks and are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, results of operations, and cash flows in future periods or are not identified because they are generally common to businesses.
Unless the context otherwise requires, all references in this subsection to “Volato” refer to the business of Volato and its consolidated subsidiaries prior to the consummation of the Business Combination, which will be the business of Volato Group and its consolidated subsidiaries following the consummation of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of Volato, in which event the market price of the Common Stock of Volato Group could decline, and you could lose part or all of your investment.
Risks Related to Volato’s Business and Industry
Volato has a limited operating history and history of net losses, and may continue to experience net losses in the future.
You should consider our business and prospects in light of the risks, expenses, and difficulties encountered by companies in their early stage of development. Volato was formed as a Georgia corporation and launched its business on January 7, 2021. Accordingly, Volato has limited operating history upon which to base an evaluation of our business and prospects.
While Volato seeks to differentiate its private aviation services by using a cost-effective fleet and offering different products to meet customers’ individual needs, including (i) its ownership program, (ii) its potential jet card customers’ ability to purchase a block of flight hours, and (iii) deposit program products, Volato may not be successful in attracting or retaining customers. Its Jet Share customers’ ability to earn charter income on unused hours may not be realized by its customers to the extent anticipated, or at all. Even if these benefits are realized as anticipated, Volato’s competitors may offer directly competing services or other features that customers find more attractive.
Volato has experienced significant net losses since its inception and, given its limited operating history and the significant operating and capital expenditures associated with its business plan, it may experience continuing net losses in the future and may never become profitable (as determined by U.S. Generally Accepted Accounting Principles or otherwise). If Volato does achieve profitability, we cannot be certain that it will be able to sustain or increase profitability. To achieve and sustain profitability, we must accomplish numerous objectives, including broadening and stabilizing Volato’s sources of revenue and increasing the number of customers that utilize its service. Accomplishing these objectives may require significant capital investments. We cannot assure you that we will be able to achieve these objectives.
We may not be able to successfully implement Volato’s growth strategies.
Volato’s growth strategies include, among other things, attracting new customers and retaining existing customers, expanding its addressable market by opening up private aviation to customers that have not historically used private aviation services, expanding into new markets and developing adjacent businesses. We face numerous challenges in implementing Volato’s growth strategies, including our ability to execute on market, business, product/service and geographic expansions. For example, Volato’s continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring, training, and managing an increasing number of pilots and other employees. These difficulties may result in the erosion of the brand image, divert the attention of management and key employees, and impact financial and operational results.
Volato’s strategies for growth are dependent on, among other things, its ability to expand existing products and services and launch new products and services. Although Volato may devote significant financial and other resources to the expansion of its products and service offerings, its efforts may not be commercially successful or achieve the desired results. Volato’s financial results and its ability to maintain or improve its competitive position will depend on its ability to effectively gauge the direction of its key marketplaces and successfully identify, develop, market, and sell new or improved products and services in these changing marketplaces. Volato’s inability to successfully implement our growth strategies could have a material adverse effect on its business, financial condition, and results of operations and any assumptions underlying estimates of expected cost savings or expected revenues may be inaccurate.
If Volato is not able to successfully enter into new markets and services and enhance our existing products and services, our business, financial condition, and results of operations could be adversely affected.
Volato’s growth will depend in part on its ability to successfully enter new markets and offer new services and products. Significant changes to its existing geographic coverage or the introduction of new and unproven markets may require it to obtain and maintain applicable permits, authorizations, or other regulatory approvals. Developing and launching new or expanded locations involves significant risks and uncertainties, including risks related to the reception of such locations by existing and potential future customers, increases in operational complexity, unanticipated delays or challenges in implementing such new locations or enhancements, increased strain on our operational and internal resources (including an impairment of our ability to accurately forecast customer demand), and negative publicity in the event such new or enhanced locations are perceived to be unsuccessful. Volato has scaled its business rapidly, and significant new initiatives may result in operational challenges affecting its business. In addition, developing and launching new or expanded locations may involve significant upfront investment, such as additional marketing and terminal build out, and such expenditures may not generate return on investment. Any of the foregoing risks and challenges could negatively impact its ability to attract and retain customers. If these new or expanded locations are unsuccessful or fail to attract a sufficient number of customers to be profitable, or Volato is unable to bring new or expanded locations to market efficiently, its business, financial condition, and results of operations could be adversely affected.
Volato is exposed to the risk of a decrease in demand for private aviation services.
Volato’s business is concentrated on private aviation services, which are vulnerable to changes in consumer preferences, discretionary spending, and other market changes impacting luxury goods and discretionary purchases. The occurrence of geopolitical events such as war, including the current conflict in Ukraine, terrorism, civil unrest, political instability, environmental or climatic factors, natural disaster, pandemic or epidemic outbreak, public health crisis and general economic conditions may have a significant adverse effect on our business. The global economy has in the past, and will in the future, experience recessionary periods and periods of economic instability such as the business disruption and related financial impact resulting from the global COVID-19 health crisis. During such periods, its current and future users may choose not to make discretionary purchases or may reduce overall spending on discretionary purchases. These changes could result in reduced consumer demand for air transportation, including Volato’s private aviation services, or could shift demand from its private aviation services to other methods of air or ground transportation for which Volato does not offer a competing service. If Volato is unable to generate demand or there is a future shift in consumer spending away from private aviation services, our business, financial condition, and results of operations could be adversely affected.
Volato’s systems, or those of third parties upon which it relies, may experience service interruptions, outages, or degradation because of hardware and software defects or malfunctions, human error, or malfeasance by third parties or its employees, contractors, or service providers, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, cyberattacks, or other events. Volato’s insurance may not be sufficient, and there may not be sufficient remedies available to us from Volato’s third-party service providers, to cover all losses that may result from these interruptions, outages, or degradation.
If Volato’s aircraft call on airports located in countries or territories that are involved in war or other conflict, or are the subject of sanctions or embargoes imposed by the U.S., the European Union, the United Nations, or other governmental authorities, it could lead to monetary fines or other penalties, seizure or damage of aircraft, or other loss or damage, and may adversely affect its reputation, hurt the market for our securities, and decrease demand for Volato’s aviation services.
Although no aircraft operated by Volato have called on airports located in countries or territories involved in war or other conflict or that are the subject of country-wide or territory-wide sanctions or embargoes imposed by the U.S., the European Union, the United Nations, or other governmental authorities (“Conflict Jurisdictions”) in violation of applicable sanctions or embargo laws in 2021, 2022, or 2023, and Volato endeavors to take precautions designed to mitigate such risk, it is possible that, in the future, Volato’s aircraft may call on airports located in Conflict Jurisdictions inadvertently or without our consent. If these activities occur or result in a violation of law, Volato could be subject to monetary fines, penalties, sanctions, seizure or damage to our aircraft, or other loss or damage, and its reputation and the market for the Common Stock of Volato Group could be adversely affected.
Sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and these sanctions and embargo laws and regulations may be amended or expanded over time. Current or future counterparties of Volato may be affiliated with persons or entities that are or may be in the future the subject of sanctions or embargoes imposed by the U.S., the EU, or other international bodies. If Volato determines that these sanctions require it to terminate existing or future contracts to which Volato, or its subsidiaries, are a party or if Volato is found to be in violation of applicable sanctions, its results of operations may be adversely affected or it may suffer reputational harm.
Although Volato believes that it has complied with all applicable sanctions and embargo laws and regulations, and intends to maintain compliance, there can be no assurance that it will be in compliance in the future, particularly as the scope of the laws may be unclear and may be subject to changing interpretations. Any violation could result in fines, penalties, or other sanctions that could negatively impact its ability to access U.S. capital markets and conduct its business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. The determination by these investors not to invest in, or to divest from, our securities may adversely affect the price at which our securities trade and the volume of trading. Additionally, some investors may decide to divest their interest, or not to invest, in Volato Group simply because it does business with companies that do business in sanctioned countries or territories. Moreover, Volato’s charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve Volato or its aircraft, and those violations could in turn negatively affect its reputation. In addition, Volato’s reputation and the market for its securities may be adversely affected if it engages in certain other activities, such as lawfully entering into charters with individuals or entities that are not controlled by the governments of countries or territories that are the subject of certain U.S. sanctions or embargo laws, or engaging in operations associated with those countries or territories pursuant to contracts with third parties that are unrelated to those countries or territories or entities controlled by their governments. Investor perception of the value of the Common Stock of Volato Group may be adversely affected by the consequences of war, the effects of terrorism, civil unrest, and governmental actions in the countries or territories that it operates in.
The duration and severity of a pandemic or similar public health threats that Volato may face in the future, could result in adverse effects on Volato’s business operations and its financial results.
The COVID-19 pandemic, along with the measures governments and private organizations worldwide implemented in an attempt to contain the spread of this pandemic, resulted in a severe decline in demand for air travel. Measures such as travel restrictions, “shelter in place” and quarantine orders, limitations on public gatherings, cancellation of public events, and many other restrictions resulted in a precipitous decline in demand for business and leisure travel generally during calendar year 2020 and 2021.
An outbreak of another disease or similar public health threat, or fear of such an event, that affects travel demand or travel behavior, or causes government or private organizations to implement travel restrictions or other measures to contain the spread of the disease or public health threat could adversely impact our business, financial condition, and operating results.
The private aviation industry is subject to competition.
Many of the markets in which Volato operates are competitive as a result of, among other things, the expansion of existing private aircraft operators, expanding private aircraft ownership and alternatives such as luxury commercial airline service as well as commercial carriers. Volato competes against several private aviation operators with different business models, and local and regional private charter operators. Although its business model significantly differs from commercial air carriers, Volato also competes with commercial air carriers who have larger operations and service areas and fixed routes, as well as access to financial resources not available to Volato. Factors that affect competition in the private aviation industry include price, reliability, safety, regulations, professional reputation, aircraft availability, equipment and quality, consistency, and ease of service, willingness and ability to serve specific airports or regions, and investment requirements. There can be no assurance that Volato’s competitors will not be successful in capturing a share of its present or potential customer base. The materialization of any of these risks could adversely affect Volato’s business, financial condition, and results of operations.

Volato may require substantial additional funding to finance its operations, but adequate additional financing may not be available when it needs it, on commercially acceptable terms, or at all.
Volato has financed its operations and capital expenditures primarily through private financing rounds, and through financing of aircraft pre-delivery payment obligations. In the future, Volato could be required to raise capital through public or private financing or other arrangements. This financing may not be available on acceptable terms, or at all, and its failure to raise capital when needed could harm its business. Volato may sell equity securities or debt securities in one or more transactions at prices and in a manner as it may determine from time to time. If Volato sells any such securities in subsequent transactions, its current investors may be materially diluted. Any debt financing, if available, may involve restrictive covenants and could reduce its operational flexibility or profitability. If it cannot raise funds on commercially acceptable terms, it may not be able to grow its business or respond to competitive pressures.
Volato’s ability to obtain additional financing on terms we deem attractive or access the capital markets may be limited under certain circumstances.
Volato’s operations are capital intensive, and it requires sufficient liquidity levels for its operations and strategic growth plans. Volato has significant debt obligations and may seek to incur additional indebtedness in the future to fund working capital requirements, debt service obligations, capital expenditures, and strategic initiatives. Numerous factors may affect its ability to obtain financing or access the capital markets in the future on terms attractive to us, including its liquidity, operating cash flows, and the timing of capital requirements, credit status and any credit ratings assigned to us, market conditions in the private aviation industry, U.S. and global economic conditions and conditions in the capital markets generally, and the availability of our assets as collateral for future financings. We can provide no assurance that external financing will be available to us in the future on terms that we deem attractive, or at all, to fund the capital needs for our business. If we are unable to source additional financing on terms we deem attractive, or at all, our business, results of operations and financial condition could be materially adversely affected, and we may be unable to execute our strategic goals.
The loss of key personnel upon whom Volato depends on to operate its business or the inability to attract additional qualified personnel could adversely affect its business.
We believe that the future success of Volato will depend in large part on its ability to retain or attract highly qualified management and technical and other personnel, particularly pilots and mechanics. Volato may not be successful in retaining key personnel or in attracting other highly qualified personnel. Any inability to retain or attract significant numbers of qualified management and other personnel would have a material adverse effect on its business, results of operations and financial condition.
The supply of pilots to the aviation industry is limited and may negatively affect Volato’s operations and financial condition. Increases in Volato’s labor costs, which constitute a substantial portion of its total operating costs, may adversely affect its business, results of operations and financial condition.
Volato’s pilots are subject to stringent pilot qualification, including minimum flight time hour requirements, and training standards (“FAA Qualification Standards”). The existence of these requirements effectively limits the supply of qualified pilot candidates and increases pilot salaries and related labor costs. Additionally, Volato’s pilots are subject to strict rest and duty rules to minimize pilot fatigue. This limits the number of type of operations that Volato’s pilots can fly. If Volato’s attrition rates are higher than its ability to hire and retain replacement pilots, its operations and financial results could be materially and adversely affected. A shortage of pilots would require Volato to further increase its labor costs, which would result in a material reduction in its results of operations. These requirements also impact pilot scheduling, work hours and the number of pilots required to be employed for its operations.
In addition, Volato’s operations and financial condition may be negatively impacted if it is unable to train pilots in a timely manner. Due to an industry-wide shortage of qualified pilots, driven by the flight hours requirements under the FAA Qualification Standards and attrition resulting from the hiring needs of other industry participants, pilot training timelines have significantly increased and stressed the availability of flight simulators, instructors, and related training equipment. As a result, the training of Volato’s pilots may not be accomplished in a cost-efficient manner or in a manner timely enough to support its operational needs.

Volato may be subject to unionization, work stoppages, slowdowns or increased labor costs and the unionization of its employees could result in increased labor costs.
Volato’s business is labor intensive and while its employees are not currently represented by labor unions, it may, in the future, experience union organizing activities of its employees. These union organization activities could lead to work slowdowns or stoppages, which could result in loss of business. In addition, union activity could result in demands that may increase its operating expenses and adversely affect its business, financial condition, results of operations, and competitive position. Any of the different crafts or classes of Volato’s crewmembers could unionize at any time, which would require Volato to negotiate in good faith with the crewmember group’s certified representative concerning a collective bargaining agreement. In addition, Volato may be subject to disruptions by unions protesting the non-union status of our other crewmembers. Any of these events would be disruptive to Volato’s operations and could harm its business.
Significant reliance on HondaJet aircraft and parts poses risks to Volato’s business and prospects.
As part of Volato’s business strategy, it has historically flown HondaJet aircraft. If Honda Aircraft Company fails to adequately fulfill its obligations towards Volato or experiences interruptions or disruptions in production or provision of services due to, for example, bankruptcy, natural disasters, labor strikes, or disruption of its supply chain, Volato may experience a significant delay in the delivery of or fail to receive previously ordered aircraft and parts, which would adversely affect its revenue and results of operations and could jeopardize its ability to meet the demands of its customers. Although Volato could choose to operate aircraft of other manufacturers, such a change would involve substantial expense to Volato and could disrupt its business activities. Additionally, the issuance of FAA or manufacturer directives restricting or prohibiting the use of HondaJet aircraft would have a material adverse effect on Volato’s business, results of operations, and financial condition.
Volato is exposed to operational disruptions due to maintenance.
Volato’s fleet requires regular maintenance work, which may cause operational disruption. Volato’s inability to perform timely maintenance and repairs can result in its aircraft being underutilized, which could have an adverse impact on its business, financial condition, and results of operations. On occasion, airframe manufacturers or regulatory authorities require mandatory or recommended modifications to be made across a particular fleet which may mean having to ground a particular type of aircraft. This may cause operational disruption to and impose significant costs on Volato. Furthermore, delivery of components and parts could take a significant period of time, which could result in delays in Volato’s ability to maintain and repair its aircraft. Any delays may pose a risk to Volato’s business, financial condition, and results of operations. These risks include the potential need to fly its customers on other operators’ equipment at Volato’s expense, which can result in additional costs that may be unpredictable.
Federal, state, and local tax rules can adversely impact Volato’s results of operations and financial position.
Volato is subject to federal, state, and local taxes in the United States. Significant judgment is required in sourcing revenue among various jurisdictions, and in determining the provision for income taxes. Volato believes its income tax estimates are reasonable, but such estimates assume no changes in current tax rates. In addition, if the Internal Revenue Service or other taxing authority disagrees on a tax position it has taken, as to sourcing, tax rates, or otherwise, and upon final adjudication Volato is required to change its position, it could incur additional tax liability, including interest and penalties. These costs and expenses could have a material adverse impact on Volato’s financial condition, results of operations, and cash flows. Additionally, the taxability of our offerings is subject to various interpretations within the taxing jurisdictions in which we operate. Consequently, in the ordinary course of business, a jurisdiction may contest our reporting positions with respect to the application of its tax code to our offerings. A conflicting position taken by a state or local taxation authority on the taxability of our offerings could result in additional tax liabilities and could negatively impact our competitive position in that jurisdiction. If we fail to comply with applicable tax laws and regulations, we could suffer civil or criminal penalties in addition to the delinquent tax assessment. To the extent our offerings are or may be determined to be taxable in a given jurisdiction, the jurisdiction may still increase the tax rate assessed on such offerings. The property and gross receipts taxation of a mobile asset business such as aviation also varies widely among U.S. jurisdictions. Volato seeks to directly or indirectly pass-through such taxes to our customers. In the event Volato is not able to pass-through any such taxes, its results of operations, financial condition and cash flows could be adversely impacted.

The tax benefits from Volato’s aircraft ownership program may not materialize.
Volato offers a Part 135 aircraft ownership program in which owners, through an LLC treated as a partnership for U.S. federal income tax purposes, can receive a revenue share of income from charter flights made by the aircraft as well as deductions for depreciation, including bonus depreciation under Section 168(k) of the Internal Revenue Code. If the aircraft is “listed property” within the meaning of Section 280F of the Internal Revenue Code, the LLC must maintain records to establish that the aircraft is predominantly used in a qualified business use to be eligible for bonus depreciation. Volato and the LLCs believe their position that the aircraft is not listed property is reasonable. However, the Internal Revenue Service may disagree with this position. If so, the LLC owners will not be able to claim a deduction for bonus depreciation unless the LLC is able to provide adequate substantiation demonstrating that the aircraft is predominantly used in a qualified business use.
In addition, the bonus depreciation deduction provided by Section 168(k) of the Internal Revenue Code for aircraft placed in service after September 27, 2017 and before December 31, 2022 (December 31, 2023 with respect to certain long production property, including certain transportation property) is equal to 100% of the aircraft’s adjusted basis. With respect to aircraft placed in service thereafter, the bonus depreciation deduction phases down 20% per year, thus reducing the tax benefits of participating in Volato’s aircraft ownership program. This could result in lower participation in Volato’s aircraft ownership programs. Further, Congress could enact legislation that would more quickly eliminate bonus depreciation and the associated tax benefits.
Significant increases in fuel costs could have a material adverse effect on Volato’s business, financial condition and results of operations.
Fuel is essential to the operation of our aircraft and to Volato’s ability to carry out its transport services. Fuel costs are a key component of Volato’s pricing of its charter services. Volato passes on fuel costs to its customers either directly or indirectly, and so Volato does not maintain hedging arrangements for the price of fuel. However, increased fuel costs may affect the demand for Volato’s charter service. Increases in fuel costst, including as a result of the current conflict in Ukraine and the measures governments and private organizations worldwide have implemented in response thereto, may have a material adverse effect on Volato’s business, financial condition, and results of operations.
Some of Volato’s business may become dependent on third-party operators to provide flights for its customers. If third-party operators’ flights are required to serve a substantial portion of its business, are not available, or do not perform adequately, its costs may increase and its business, financial condition, and results of operations could be adversely affected.
While Volato operates a significant portion of the flights for its customers, it is subject to the risk of not being able to support the charter demand from its customers. Volato offers unlimited guaranteed charter hour booking, with certain conditions, to those customers who are “owners”, meaning those customers are members of entities that own and lease HondaJet fleet aircraft to Volato. Volato is subject to variable and potentially surging demand from owners under these agreements, which could require it to find third party operators to perform an unknown percentage of these flights. Volato faces the risk of paying high prices for third-party operator flights, as it does not have third-party operator contracts in place. Volato faces the risk that it may not be able to find third-party operators to perform services as needed. Volato’s potential inability to meet customer charter demand could have a material adverse effect on its business. To the extent that Volato cannot find a third-party operator to provide a flight at the same rate Volato was charging the owner, Volato may actually lose money on these third-party flights.
For the year ended December 31, 2022, approximately 1.0% of Volato’s flights were fulfilled by third-party aircraft operators on its behalf. Volato faces the risk that this percentage may increase at any time. In addition, where Volato does rely on third-party operators due to its reliance on third-parties to supplement its capabilities, Volato is subject to the risk of disruptions to their operations, which has in the past and may in the future result from many of the same risk factors disclosed in herein, such as the impact of adverse economic conditions and the inability of third-parties to hire or retain skilled personnel, including pilots and mechanics. As the private aviation market grows, Volato expects competition for third-party aircraft operators to increase. Further, Volato expects that as competition in the private aviation market grows, the use of exclusive contractual arrangements with third-party aircraft operators, sometimes requiring volume guarantees and prepayments or deposits, may increase. This may require Volato to purchase or lease additional aircraft that may not be available or require it to incur significant capital or operating expenditures.

If Volato faces problems with any of its third-party service providers, its operations could be adversely affected.
Volato’s reliance upon others to provide essential services on behalf of its operations may limit its ability to control the efficiency and timeliness of contract services. Volato has entered into agreements with Honda Aircraft Company and third-party contractors to provide various facilities and services required for its operations, including aircraft maintenance, ground facilities, and technology services, and expects to enter into additional similar agreements in the future. In particular, Volato relies on Honda Aircraft Company and third-party providers for procurement of replacement parts or to provide component exchange or repair services for its aircraft fleet. Volato’s agreements with Honda Aircraft Company and other service providers are subject to termination after notice. If Volato’s third-party service providers terminate their contracts with it, or do not provide timely or consistently high-quality service, Volato may not be able to replace them in a cost-efficient manner or in a manner timely enough to support its operational needs, which would have a material adverse effect on its business, financial condition and results of operations.
Volato’s insurance may become too difficult or expensive for it to obtain. Increases in insurance costs or reductions in insurance coverage may materially and adversely impact Volato’s results of operations and financial position.
Hazards are inherent in the aviation industry and may result in loss of life and property, potentially exposing us to substantial liability claims arising from the operation of aircraft. Volato carries insurance for aviation hull, aviation liability, premises, hangar keepers, war risk, general liability, workers compensation, and other insurance customary in the industry in which it operates. Volato does not currently maintain cyber insurance. There can be no assurance that insurance it carries will be sufficient to cover potential claims or that present levels of coverage will be available in the future at reasonable cost. Further, Volato expects its insurance costs to increase as it adds locations, increases its fleet and passenger volumes, and expands into new markets. Volato also anticipates that recent events, such as the conflict in the Ukraine and related international sanctions, will lead to industry-wide increases in aviation insurance costs due to the impact of those recent events on the aviation industry. While insurance underwriters are required by various federal and state regulations to maintain minimum levels of reserves for known and expected claims, there can be no assurance that underwriters have established adequate reserves to fund existing and future claims. The number of accidents, as well as the number of insured losses within the aviation and aerospace industries, and the impact of general economic conditions on underwriters may result in increases in premiums above the rate of inflation. To the extent that Volato’s existing insurance carriers are unable or unwilling to provide it with sufficient insurance coverage, and if insurance coverage is not available from another source, Volato’s insurance costs may increase and may result in it being in breach of regulatory requirements or contractual arrangements requiring that specific insurance be maintained, which will have a material adverse effect on its business, financial condition and results of operations.
If Volato’s efforts to continue to build its strong brand identity and achieve high member satisfaction and loyalty are not successful, it may not be able to attract or retain customers, and its operating results may be adversely affected.
Volato must continue to build and maintain strong brand identity for its products and services, which have expanded over time. Volato believes that strong brand identity will continue to be important in attracting customers. If Volato’s efforts to promote and maintain its brand are not successful, its operating results and its ability to attract customers will be adversely affected. From time to time, its customers may express dissatisfaction with its products and services, in part due to factors that could be outside of its control, such as the timing and availability of aircraft and service interruptions driven by prevailing political, regulatory, or natural conditions. To the extent dissatisfaction with its products and services is widespread or not adequately addressed, the Volato brand may be adversely impacted and its ability to attract and retain customers may be adversely affected. With respect to its planned expansion into additional markets, Volato will also need to establish its brand and to the extent it is not successful, its business in new markets would be adversely impacted.
Any failure to offer high-quality customer support may harm Volato’s relationships with its customers and could adversely affect our reputation, brand, business, financial condition and results of operations.
Through Volato’s marketing, advertising, and communications with its customers, Volato set the tone for the brand as aspirational but also within reach. Volato strives to create high levels of customer satisfaction through the experience provided by its team and representatives. The ease and reliability of its services, including Volato’s ability to provide high-quality customer support, helps it attract and retain customers. Customers depend on its team to resolve any issues relating to its products and services, such as scheduling changes and other updates to trip details and assistance with certain billing matters. Volato’s ability to provide effective and timely support is largely dependent on its ability to attract and retain skilled employees who can support its customers and are sufficiently knowledgeable about its product and services. As Volato continues to grow its business and improve its platform, Volato will face challenges related to providing quality support at an increased scale. Any failure to provide efficient customer support, or a market perception that it does not maintain high-quality support, could adversely affect our reputation, brand, business, financial condition and results of operations.
Volato’s business is affected by factors beyond their control including: air traffic congestion at airports; airport slot restrictions; air traffic control inefficiencies; natural disasters; adverse weather conditions, such as hurricanes or blizzards; increased and changing security measures; changing regulatory and governmental requirements; new or changing travel-related taxes; or the outbreak of disease; any of which could have a material adverse effect on our business, results of operations and financial condition.
Factors that cause flight delays frustrate passengers and increase operating costs and decrease revenues, which in turn could adversely affect profitability. In the United States, the federal government singularly controls all U.S. airspace, and aviation operators are completely dependent on the FAA to operate that airspace in a safe, efficient and affordable manner. The future expansion of its business into international markets would result in a greater degree of interaction with the regulatory authorities of the foreign countries in which it may operate. The air traffic control system, which is operated by the FAA, faces challenges in managing the growing demand for U.S. air travel. U.S. and foreign air-traffic controllers often rely on outdated technologies that routinely overwhelm the system and compel aviation operators to fly inefficient, indirect routes resulting in delays and increased operational cost. In addition, there have been proposals before Congress that could potentially lead to the privatization of the United States’ air traffic control system, which could adversely affect Volato’s business. Further, implementation of the Next Generation Air Transport System by the FAA would result in changes to aircraft routings and flight paths that could lead to increased noise complaints and lawsuits, resulting in increased costs.
Adverse weather conditions and natural disasters, such as hurricanes, winter snowstorms, or earthquakes, can cause flight cancellations or significant delays. Cancellations or delays due to adverse weather conditions or natural disasters, air traffic control problems or inefficiencies, breaches in security or other factors may affect Volato to a greater degree than its competitors who may be able to recover more quickly from these events, and therefore could have a material adverse effect on Volato’s business, results of operations, and financial condition to a greater degree than other air carriers. Any general reduction in passenger traffic could have a material adverse effect on Volato’s business, results of operations, and financial condition.
Volato’s business is primarily focused on certain targeted geographic markets, making us vulnerable to risks associated with having geographically concentrated operations.
Volato’s customer base is currently concentrated in the southeastern, southwestern, and southcentral regions of the United States. As a result, Volato’s business, financial condition, and results of operations are susceptible to regional economic downturns and other regional factors, including natural disasters, outbreaks and pandemics, economic, social, weather, growth constraints, and regulatory conditions or other circumstances in each of these metropolitan areas. A significant service interruption or disruption at a terminal where Volato has a significant flight volume could result in the cancellation or delay of a significant portion of its flights and, as a result, could have a severe impact on its business, results of operations, and financial condition. In addition, any changes to local laws or regulations within these key metropolitan areas that affect its ability to operate or increase its operating expenses in these markets would have an adverse effect on its business, financial condition, and operating results.
The operation of aircraft is subject to various risks, and failure to maintain an acceptable safety record may have an adverse impact on Volato’s ability to obtain and retain customers.
The operation of aircraft is subject to various risks, including catastrophic disasters, crashes, mechanical failures, and collisions, which may result in loss of life, personal injury, or damage to property and equipment. Volato may experience accidents in the future. These risks could endanger the safety of its customers, its personnel, third parties, equipment, cargo and other property (both Volato’s and that of third parties), as well as the environment. If any of these events were to occur, Volato could experience loss of revenue, termination of customer contracts, higher insurance rates, litigation, regulatory investigations and enforcement actions (including potential grounding of its fleet and suspension or revocation of its operating authorities), and damage to Volato’s reputation and customer relationships. In addition, to the extent an accident occurs with an aircraft Volato operates or charters, Volato could be held liable for resulting damages, which may involve claims from injured passengers and survivors of deceased passengers. There can be no assurance that the amount of Volato’s insurance coverage available in the event of these losses would be adequate to cover the losses, or that Volato would not be forced to bear substantial losses from such events, regardless of its insurance coverage. Moreover, any aircraft accident or incident, even if fully insured, could create a public perception that it is less safe or reliable than other private aircraft operators, which could cause its customers to lose confidence in it and switch to other private aircraft operators or other means of transportation. In addition, any aircraft accident or incident, whether involving Volato or other private aircraft operators, could also affect the public’s view of industry safety, which may reduce the amount of trust by its customers.
Volato incurs considerable costs to maintain the quality of (i) its safety program, (ii) its training programs, and (iii) its fleet of aircraft. Volato cannot guarantee that these costs will not increase. Likewise, Volato cannot guarantee that its efforts will provide an adequate level of safety or an acceptable safety record. If Volato is unable to maintain an acceptable safety record, it may not be able to retain existing customers or attract new customers, which could have a material adverse effect on its business, financial condition, and results of operations. Failure to comply with regulatory requirements related to the maintenance of Volato’s aircraft and associated operations may result in enforcement actions, including revocation or suspension of our operating authorities in the United States and potentially other countries.
Volato could suffer losses and adverse publicity stemming from any accident involving aircraft models operated by third parties.
Aircraft models that Volato operates have experienced accidents while operated by third parties. If there is an accident involving aircraft models operated by Volato or third-party operators, it is unlikely but possible that the FAA could obligate Volato to ground its aircraft until the cause of the accident is determined and rectified. In that event, Volato might lose revenues and it might lose customers. It is also possible that the FAA or other regulatory body in another country could ground the aircraft and restrict Volato from operating that make and model of aircraft within its jurisdiction. In addition, safety issues experienced by a particular model of aircraft could result in customers refusing to use that particular aircraft model or a regulatory body grounding that particular aircraft model. The value of the aircraft model might also be permanently reduced in the secondary market if the model were to be considered less desirable for future service. Accidents or safety issues related to aircraft models that Volato operates could have a material adverse effect on its business, financial condition and results of operations.
A delay or failure to identify and devise, invest in, and implement certain important technology, business, and other initiatives could have a material impact on Volato’s business, financial condition and results of operations.
Volato’s business and the aircraft it operates are characterized by changing technology, introductions and enhancements of models of aircraft and services and shifting customer demands, including technology preferences. Volato’s future growth and financial performance will depend in part upon our ability to develop, market, and integrate new services and to accommodate the latest technological advances and customer preferences. In addition, the introduction of new technologies or services that compete with Volato’s product and services could result in its revenues decreasing over time. If Volato is unable to upgrade its operations or fleet with the latest technological advances in a timely manner, or at all, its business, financial condition, and results of operations could suffer.
Volato relies on our information technology systems to manage numerous aspects of our business. A cyber-based attack of these systems could disrupt Volato’s ability to deliver services to its customers and could lead to increased overhead costs, decreased revenues, and harm to its reputation.
Volato relies on information technology networks and systems to operate and manage its business. Volato’s information technology networks and systems process, transmit and store personal and financial information, and proprietary information of our business, and also allow it to coordinate its business across its operation bases. Information technology systems also allow Volato to communicate with its employees and externally with customers, suppliers, partners, and other third parties. While Volato believes it takes reasonable steps to secure these information technology networks and systems, and the data processed, transmitted, and stored thereon, the networks, systems, and data may be susceptible to cyberattacks, viruses, malware, or other unauthorized access or damage (including by environmental, malicious, or negligent acts), which could result in unauthorized access to, or the release and public exposure of, Volato’s proprietary information and its customers’ personal information. In addition, cyberattacks, viruses, malware, or other damage or unauthorized access to Volato’s information technology networks and systems, could result in damage, disruptions, or shutdowns to Volato’s platform. Any of the foregoing could cause substantial harm to Volato’s business, require it to make notifications to its customers, governmental authorities, or the media, and could result in litigation, investigations, or inquiries by government authorities, or subject Volato to penalties, fines, and other losses relating to the investigation and remediation of an attack or other unauthorized access or damage to its information technology systems and networks.
In December 2022, one of Volato’s charter sales representative’s email account password was compromised. The compromised account was used by an unknown party to send fraudulent wire transfer information to a broker client, who then sent $22,666 to the incorrect account. After this incident, Volato implemented a policy to enforce Multi-Factor Authentication (MFA) across all employee accounts. Volato also began the process of implementing a warning banner on emails from charter salespeople, pointing out that we never send wire transfer instructions via email. Volato only request funds via secure links for each transaction.
Within one month of the December 2022 incident, another incident of email account compromise occurred in Volato’s charter sales department, despite that user having MFA enabled. The compromised account was used by an unknown party to send fraudulent wire transfer information to a broker client, who then sent $8,202 to the incorrect account. After this latest incident, Volato purchased an upgraded authentication system for high-risk users that disallows account login from other countries, and employs other methodologies to identify and prevent suspicious login attempts. Volato also completed the roll-out of the charter sales email warning banners. Since December 2022, Volato has implemented a number of additional email and log-in security measures, including password requirements, IP address security rules, and internal training on phishing attacks.
System failures, defects, errors, or vulnerabilities in our website, applications, backend systems, or other technology systems or those of third-party technology providers could harm Volato’s reputation and brand and adversely impact its business, financial condition and results of operations.
Volato’s systems, or those of third parties upon which it relies, may experience service interruptions, outages, or degradation because of hardware and software defects or malfunctions, human error, or malfeasance by third parties or its employees, contractors, or service providers, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, cyberattacks, or other events. Volato’s insurance may not be sufficient, and Volato may not have sufficient remedies available from our third-party service providers, to cover all of its losses that may result from an interruptions, outages, or degradation.
Volato may experience system failures and other events or conditions from time to time that interrupt the availability or reduce or affect the speed or functionality of its technology platform. These events could result in losses of revenue due to increased difficulty of booking services through its technology platform, impacts to on-time performance, and resultant errors in operating our business. A prolonged interruption in the availability or reduction in the availability or other functionality of its platform could adversely affect its business and reputation and could result in negative publicity, customer dissatisfaction, or the loss of customers.
Volato will rely on third parties maintaining open marketplaces to distribute its mobile and web applications and it currently relies on third parties to provide the software it uses in certain of its products and services, including the provision of its flight management system. If these third parties interfere with the distribution of Volato’s products or services, with its use of the software, or with the interoperability of its platform with the software, its business would be adversely affected.
Volato contemplated company platform’s mobile applications will rely on third parties maintaining open marketplaces, including the Apple App Store and Google Play, which make applications available for download. Volato additionally relies on such third-party marketplaces for access to certain third-party applications that it uses to provide its services. Volato cannot be assured that the marketplaces through which it distributes its applications will maintain their current structures or that such marketplaces will not charge it fees to list its applications for download.
Volato relies upon certain third-party software and integrations with certain third-party applications to provide its platform and products and services. As Volato’s products expand and evolve, it may use additional third-party software or have an increasing number of integrations with other third-party applications, software, products and services. Third-party applications, software, products and services are constantly evolving, and it may not be able to maintain or modify our platform, including its mobile and web-based applications and its flight management system, to ensure its compatibility with third-party offerings following development changes. Moreover, some of Volato’s competitors or technology partners may take actions which disrupt the interoperability of Volato’s products or services with their own products or services, or exert strong business influence on its ability to, and the terms on which Volato may, operate its platform and provide its products and services to customers. In addition, if any of Volato’s third-party providers cease to provide access to the third-party software that it uses, do not provide access to such software on terms that it believes to be attractive or reasonable, do not provide it with the most current version of such software, modify their products, standards or terms of use in a manner that degrades the functionality or performance of its platform or is otherwise unsatisfactory to it or gives preferential treatment to competitive products or services, it may be required to seek comparable software from other sources, which may be more expensive or inferior, or may not be available at all. Any of these events could adversely affect Volato’s business, financial condition and results of operations.
If Volato is unable to adequately protect its intellectual property interests or is found to be infringing on intellectual property interests of others, Volato may incur significant expense and its business may be adversely affected.
Volato believes that its intellectual property plays an important role in protecting its brand and the competitiveness of its business. If Volato does not adequately protect its intellectual property, its brand and reputation may be adversely affected and its ability to compete effectively may be impaired. Volato protects its intellectual property through a combination of trademark, copyright, contracts, and policies. However, the steps it takes to protect its intellectual property may be inadequate, and unauthorized parties may attempt to copy or reverse engineer aspects of its intellectual property or obtain and use information that it regards as proprietary and, if successful, may potentially cause it to lose market share, harm its ability to compete, and result in reduced revenue. In addition, Volato’s business is subject to the risk of third parties infringing its intellectual property. Volato may not always be successful in securing protection for, or identifying or stopping infringements of, its intellectual property and it may need to resort to litigation in the future to enforce its rights in this regard. Any such litigation could result in significant costs and a diversion of resources. Further, such enforcement efforts may result in a ruling that its intellectual property rights are unenforceable.
Moreover, companies in the aviation and technology industries are frequently subject to litigation based on allegations of intellectual property infringement, misappropriation, or other violations. As Volato expands and raises its profile, the likelihood of intellectual property claims being asserted against it grows. Further, Volato may acquire or introduce new products or services, which may increase our exposure to patent and other intellectual property claims. Any intellectual property claims asserted against Volato, whether or not having any merit, could be time-consuming and expensive to settle or litigate. If Volato is unsuccessful in defending a claim, it may be required to pay substantial damages or could be subject to an injunction or agree to a settlement that may prevent Volato from using its intellectual property or making its products or services available to customers. Some intellectual property claims may require it to seek a license to continue its operations, and those licenses may not be available on commercially reasonable terms or may significantly increase its operating expenses. If Volato is unable to procure a license, it may be required to develop non-infringing technological alternatives, which could require significant time and expense. Any of these events could adversely affect its business, financial condition, or operations.
Any damage to Volato’s reputation or brand image could adversely affect its business or financial results.
Maintaining a good reputation globally is important to Volato’s business. Volato’s reputation or brand image could be adversely impacted by, among other things, any failure to maintain high ethical, social and environmental sustainability practices for all of its operations and activities, Volato’s impact on the environment, public pressure from investors or policy groups to change its policies, such as movements to institute a “living wage,” customer perceptions of its advertising campaigns, sponsorship arrangements or marketing programs, customer perceptions of its use of social media, or customer perceptions of statements made by us, its employees and executives, agents or other third-parties. In addition, Volato operates in a highly visible industry that has significant exposure to social media. Negative publicity, including as a result of misconduct by its customers, vendors or employees, can spread rapidly through social media. Should Volato not respond in a timely and appropriate manner to address negative publicity, Volato’s brand and reputation may be significantly harmed. Damage to Volato’s reputation or brand image or loss of customer confidence in its services could adversely affect its business and financial results as well as require additional resources to rebuild or repair our reputation.

As part of Volato’s growth strategy, it may engage in future acquisitions that could disrupt its business and have an adverse impact on its financial condition.
Volato has, and intends to continue, exploring potential strategic acquisitions of assets and businesses, including partnerships or joint ventures with third parties. Its management has limited experience with acquiring and integrating acquired strategic assets and companies into its business, and there is no assurance that any future acquisitions will be successful. Volato may not be successful in identifying appropriate targets for transactions. In addition, Volato may not be able to continue the operational success of acquired businesses or successfully finance or integrate any assets or businesses that it acquires or with which it forms a partnership or joint venture. Volato may have potential write-offs of acquired assets or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from its core business and disrupt its operations or may result in conflicts with its business. Any acquisition, partnership, or joint venture may reduce its cash reserves, may negatively affect its earnings and financial performance, and, to the extent financed with the proceeds of debt, may increase its indebtedness, and, to the extent acquired or financed through equity issuance, dilute its current investors. Volato cannot ensure that any acquisition, partnership, or joint venture it makes will not have a material adverse effect on its business, financial condition, and results of operations.
Acquisition transactions involve risks, including, but not limited to:
•	insufficient revenue to offset liabilities assumed;
•	inability to obtain any required third-party approvals;
•	requirements to enter into restrictive covenants in connection with obtaining third-party consents;
•	inadequate return of capital;
•	regulatory or compliance issues, including securing and maintaining regulatory approvals;
•	unidentified issues not discovered in due diligence;
•	integrating the operations or (as applicable) separately maintaining the operations;
•	financial reporting;
•	managing geographically dispersed operations;
•	potential unknown risks associated with an acquisition;
•	unanticipated expenses related to acquired businesses or technologies and their integration into Volato’s existing business or technology;
•	the potential loss of key employees, customers or partners of an acquired business; or
•	the tax effects of any acquisitions.
Volato is subject to risks associated with climate change, including the potential increased impacts of severe weather events on its operations and infrastructure.
The potential physical effects of climate change, such as increased frequency and severity of storms, floods, fires, fog, mist, freezing conditions, sea-level rise, and other climate-related events, could affect its operations, infrastructure, and financial results. Operational impacts, such as the delay or cancellation of flights, could result in loss of revenue. In addition, certain of its operating locations are susceptible to the impacts of storm-related flooding and sea-level rise, which could result in costs and loss of revenue. Volato could incur significant costs to improve the climate resiliency of its infrastructure and otherwise prepare for, respond to, and mitigate the physical effects of climate change. Volato is not able to accurately predict the materiality of any potential losses or costs associated with the physical effects of climate change.
In addition, climate change-related regulatory activity and developments may adversely affect its business and financial results by requiring it to reduce its emissions, make capital investments to modernize certain aspects of its operations, purchase carbon offsets, or otherwise pay for its emissions. Such activity may also impact it indirectly by increasing its operating costs.

Terrorist activities or warnings have dramatically impacted the aviation industry and will likely continue to do so.
The terrorist attacks of September 11, 2001 and their aftermath have negatively impacted the aviation business in general. If additional terrorist attacks are launched against the aviation industry, there will be lasting consequences of the attacks, which may include loss of life, property damage, increased security and insurance costs, increased concerns about future terrorist attacks, increased government regulation, and airport delays due to heightened security. Volato cannot provide any assurance that these events will not harm the aviation industry generally or its operations or financial condition in particular.
Volato’s financial forecasts, which were presented to the PACI Board and are included in this proxy statement/prospectus, may not prove accurate.
In connection with the Business Combination, and as discussed in further detail herein, Volato provided PACI management with internally prepared forecasts, which PACI management then shared with the PACI Board, LSH and the Special Committee. Volato shared an updated set of projections with LSH and PACI, including adjustments proposed by PACI management reducing revenue attributable to certain Volato software, which is in development. The forecasts were based on numerous variables and assumptions known to Volato at the time of preparation. Such variables and assumptions are inherently uncertain and many are beyond the control of Volato. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of Volato (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions. Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of such forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.
Risks Related to Legal and Regulatory Matters
Volato is subject to significant governmental regulation.
All interstate air carriers, including us, are subject to regulation by the Department of Transportation (the “DOT”), the FAA, and other governmental agencies, including the Department of Homeland Security, the Transportation Security Administration (“TSA”), and Customs and Border Protection. Volato cannot predict whether it will be able to comply with all present and future laws, rules, regulations and certification requirements or that the cost of continued compliance will not have a material adverse effect on its operations. Volato incurs substantial costs in complying with the laws, rules, and regulations to which it is subject. A decision by the FAA to ground, or require time consuming inspections of or maintenance on, all or any of Volato’s aircraft for any reason may have a material adverse effect on its operations. Changes to TSA rules that may result in additional screening or required TSA screening for private flights may have a material adverse change on its operations.
In addition, Volato is also subject to restrictions imposed by federal law on foreign ownership of U.S. air carriers and oversight by the DOT in maintaining its status as a U.S. Citizen, as that term is defined by the DOT. The restrictions imposed by federal law currently require that no more than 25% of our stock be voted, directly or indirectly, by persons who are not U.S. Citizens, and that its chief executive officer, president, at least two-thirds of its officers, and at least two-thirds of the members of its Board be U.S. Citizens. Additionally, Volato must be under the actual control of U.S. citizens. A failure to comply with or changes to these restrictions may materially adversely affect its business. These restrictions may limit Volato’s ability to accept investment from one or more non-U.S. citizens.
Revocation of licenses and permits.
Volato’s business requires a variety of federal, state and local permits and licenses. Volato’s business depends on the maintenance of these permits and licenses, which may be prohibited or restricted. Volato’s business is subject to regulations and permit requirements and may be adversely affected if it is unable to comply with existing regulations or requirements or if changes in applicable regulations or requirements occur.

Because Volato’s software could be used to collect and store personal information, privacy concerns in the territories in which it operates could result in additional costs and liabilities to it or inhibit sales of its software.
The regulatory framework for privacy issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Many government bodies and agencies have adopted or are considering adopting laws and regulations regarding the collection, use, storage, and disclosure of personal information and breach notification procedures. Volato is also required to comply with laws, rules, and regulations relating to data security. Interpretation of these laws, rules, and regulations and their application to Volato’s software and professional services in applicable jurisdictions is ongoing and cannot be fully determined at this time.
In the United States, these include rules and regulations promulgated under the authority of the Federal Trade Commission, the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the California Consumer Privacy Act of 2018 (the “CCPA”), and other state and federal laws relating to privacy and data security. By way of example, the CCPA requires covered businesses to provide new disclosures to California residents, provide them new ways to opt-out of certain disclosures of personal information, and allows for a new cause of action for data breaches. It includes a framework that includes potential statutory damages and private rights of action. There is some uncertainty as to how the CCPA, and similar privacy laws emerging in other states, could impact Volato’s business as it depends on how these laws will be interpreted. As Volato expands its operations, compliance with privacy laws may increase its operating costs.
Volato may become involved in litigation that may materially adversely affect it.
From time to time, Volato may become involved in various legal proceedings relating to matters incidental to the ordinary course of its business, including but not limited to employment, commercial, product liability, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. These matters can be time-consuming, divert management attention and resources, cause it to incur significant expenses, or liability, and require it to change its business practices. Because of the potential risks, expenses and uncertainties of litigation, Volato may, from time to time, settle disputes, even where it believes that it has meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on Volato’s business, results of operations and financial condition.
Volato assesses contingencies to determine the degree of probability and range of possible loss for potential accrual in its financial statements. Volato would accrue an estimated loss contingency in its financial statements if it were probable that a liability had been incurred and the amount of the loss could be reasonably estimated. Due to the unpredictable nature of litigation, assessing contingencies is highly subjective and requires judgments about future events. The amount of actual losses may differ from its current assessment. As a result of the costs and expenses of defending itself against lawsuits or claims, and risks and consequences of legal actions, regardless of merit, its results of operations and financial position could be adversely affected or cause variability in its results compared to expectations.
Volato is subject to various environmental and noise laws and regulations, which could have a material adverse effect on its business, results of operations and financial condition.
Volato is subject to increasingly stringent federal, state, local and foreign laws, regulations, and ordinances relating to the protection of the environment and noise, including those relating to emissions to the air, discharges (including storm water discharges) to surface and subsurface waters, safe drinking water, and the use, management, disposal, and release of, and exposure to, hazardous substances, oils and waste materials. Volato is or may be subject to new or proposed laws and regulations that may have a direct effect (or indirect effect through our third-party specialists or airport facilities at which we operate) on its operations. In addition, U.S. airport authorities are exploring ways to limit de-icing fluid discharges. Any changes to existing laws and regulations or the adoption of new laws and regulations could have an adverse impact on its business, results of operations and financial condition.
Similarly, Volato is subject to environmental laws and regulations that require it to investigate and remediate soil or groundwater to meet certain remediation standards. Under certain laws, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. Liability under these laws may be strict, joint, and several, meaning that it could be liable for the costs of cleaning up environmental contamination regardless of fault or the amount of wastes directly attributable to it.

Volato may incur substantial maintenance costs as part of its leased aircraft return obligations
Volato’s aircraft lease agreements may contain provisions that require it to return aircraft airframes and engines to the lessor in a specified condition or pay an amount to the lessor based on the actual return condition of the equipment. These lease return costs are recorded in the period in which they are incurred. Volato’s leased aircraft are maintained under maintenance contracts with relevant suppliers for the leased aircraft. Upon return of a leased aircraft, there is a risk that a maintenance issue will be identified that was not addressed under the applicable maintenance agreements. Any unexpected increase in maintenance return costs may negatively impact its financial position and results of operations.
Volato is subject to certain risks as a result of its participation in governmental programs under the CARES Act.
Volato’s subsidiary Gulf Coast Aviation, Inc. applied for a loan (the “PPP Loan”) under the Paycheck Protection Program (“PPP”) and received a total of $390,552. Of this amount, $385,540 was awarded prior to its acquisition of such business in March 2022. The PPP Loan is subject to the terms and conditions applicable to loans administered by the U.S. Small Business Administration (“SBA”) under the CARES Act, which is subject to revisions and changes by the SBA and Congress. Volato believes that it satisfied all eligibility criteria for the PPP Loan, and that Gulf Coast Aviation’s receipt of the PPP Loan was consistent with the broad objectives of the PPP of the CARES Act. The PPP Loan was forgiven by the SBA in October 2022. If, despite its good-faith belief that Gulf Coast Aviation satisfied all eligibility requirements for the PPP Loan, Gulf Coast Aviation is later determined to have violated any of the laws or governmental regulations that apply to it in connection with the PPP Loan or it is otherwise determined that Gulf Coast Aviation was ineligible to receive the PPP Loan, Volato could be subject to civil, criminal, and administrative penalties or adverse publicity. Any such events could consume significant financial and management resources and could have a material adverse effect on Volato’s business, results of operations and financial condition.
Volato may never realize the full value of its intangible assets or its long-lived assets, causing it to record impairments that may materially adversely affect its financial conditions and results of operations.
In accordance with applicable accounting standards, Volato is required to test its indefinite-lived intangible assets for impairment on an annual basis, or more frequently where there is an indication of impairment. In addition, Volato is required to test certain of its other assets for impairment where there is any indication that an asset may be impaired, such as its market capitalization being less than the book value of its equity.
Volato may be required to recognize losses in the future due to, among other factors, extreme fuel price volatility, tight credit markets, government regulatory changes, decline in the fair values of certain tangible or intangible assets, unfavorable trends in historical or forecasted results of operations and cash flows and an uncertain economic environment, as well as other uncertainties.
Volato can provide no assurance that a material impairment loss of tangible or intangible assets will not occur in a future period. The value of its aircraft could also be impacted in future periods by changes in supply and demand for these aircraft. Such changes in supply and demand for certain aircraft types could result from the grounding of aircraft.
An impairment loss could have a material adverse effect on Volato’s financial condition and results of operations.
Volato faces a concentration of credit risk.
Volato maintains its cash and cash equivalent balances at financial or other intermediary institutions. The combined account balances at each institution typically exceeds Federal Deposit Insurance Corporation (“FDIC”) insurance coverage of $250,000 per depositor, and, as a result, it faces a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. As of December 31, 2021, substantially all of Volato’s cash and cash equivalent balances held at financial institutions exceeded FDIC insured limits. Any event that would cause a material portion of Volato’s cash and cash equivalents at financial institutions to be uninsured by the FDIC could have a material adverse effect on its financial condition and results of operations.
Environmental regulation and liabilities, including new or developing laws and regulations, or Volato’s initiatives in response to pressure from its stakeholders may increase its costs of operations and adversely affect it.
In recent years, governments, customers, suppliers, employees and other of Volato’s stakeholders have increasingly focused on climate change, carbon emissions, and energy use. Laws and regulations that curb the use of conventional energy or require the use of renewable fuels or renewable sources of energy, such as wind or solar power, could result in a reduction in demand for hydrocarbon-based fuels such as oil and natural gas. In addition, governments could pass laws, regulations, or taxes that increase the cost of such fuels, thereby decreasing demand for its services and also increasing the costs of our operations by Volato’s third-party aircraft operators. Other laws or pressure from Volato’s stakeholders may adversely affect its business and financial results by requiring, or otherwise causing, it to reduce its emissions, make capital investments to modernize certain aspects of its operations, purchase carbon offsets, or otherwise pay for our emissions. This activity may also impact it indirectly by increasing its operating costs. More stringent environmental laws, regulations, or enforcement policies, as well as motivation to maintain our reputation with its key stakeholders, could have a material adverse effect on Volato’s business, financial condition, and results of operations.
The issuance of operating restrictions applicable to one of the fleet types Volato operates could have a material adverse effect on its business, results of operations and financial condition.
Volato’s owned and leased fleet is comprised of a limited number of aircraft types, including primarily the HondaJet HA-420. The issuance of FAA or manufacturer directives restricting or prohibiting the use of any one or more of the aircraft types it operates will have a material adverse effect on its business, results of operations and financial condition.
Volato’s obligations in connection with its contractual obligations, including long-term leases and debt financing obligations, could impair its liquidity and thereby harm its business, results of operations and financial condition.
Volato has significant long-term lease and debt financing obligations, and it may incur additional obligations as it expands its aircraft fleet and operations. As of December 31, 2022, all of Volato’s aircraft are wholly or majority-owned by third parties and leased to it.
On October 5, 2022, Volato entered into a Pre-Delivery Payment Agreement (“PDP Agreement”) with a Shearwater Global Capital entity for the financing of PDP Agreement payments on four Gulfstream G280s under four separate purchase agreements executed in March 2022 (“G280 Purchase Agreements”). The PDP Agreement is secured by all Volato’s rights in the G280 Purchase Agreements, all of the reserves under the PDP Agreement, each of the Aircraft, and all present or future additions, attachments, or accessories thereto and replacements thereof, all engines and avionics, all tools, manuals, service records, software and similar information and materials related to each G280, all payments, amounts, refunds, rebates and all other amounts of any kind whatsoever relating to any or all of the Purchase Agreements and/or any or all of the aircraft and the products, proceeds, rents and profits therefrom or thereof. The PDP Agreement provides for a Twelve and Half Percent (12.5%) interest rate on all PDP Agreement promissory notes (“PDP Notes”) issued by the lender for payments made under the PDP Agreement, for an aggregate principal balance of up to $40.5 million. As of July 21, 2023, there is a balance of $13 million in PDP Notes, with $2.0 million in letters of credit with Chase Bank that are secured with $2.1 million in restricted case (interest bearing). Additionally, the Company issued a promissory note to Dennis Liotta in the original principal amount of $1.0 million with a maturity date of March 31, 2024 and an interest rate of Ten Percent (10%).
The ability to timely pay Volato’s existing or future contractual obligations, including its long-term lease obligations and required payments under the PDP Notes, will depend on the results of Volato’s operations, cash flow, liquidity and ability to secure additional financing, which will in turn depend on, among other things, the success of its current business strategy, U.S. and global economic and political conditions, the availability and cost of financing, and other factors that may be beyond our control. If Volato’s liquidity is materially diminished, its cash flow available to fund its working capital requirements, debt service obligations, capital expenditures and strategic initiatives may be materially and adversely affected, or Volato may not be able to realize the benefits of, or otherwise maintain, certain relationships with its business partners. We cannot be assured that Volato’s operations will generate sufficient cash flow to make any required payments, or that it will be able to obtain financing to make expenditures in pursuit of its strategic initiatives. The amount of Volato’s contractual obligations and timing of required payments could have a material adverse effect on its business, results of operations, and financial condition.
Agreements governing Volato’s debt obligations include financial and other covenants that provide limitations on its business and operations under certain circumstances, and failure to comply with any of the covenants in such agreements could adversely impact us.
Volato’s financing agreements, including those in connection with the PDP Notes and other financing agreements that Volato may enter into from time to time, contain certain affirmative, negative, and financial covenants, and other customary events of default. Certain covenants in Volato’s financing agreements are subject to important exceptions, qualifications, and cure rights, including, under limited circumstances, the requirement to provide additional collateral or prepay or redeem certain obligations. In addition, certain of Volato’s financing agreements are or may be cross-collateralized, such that an event of default or acceleration of indebtedness under one agreement could result in an event of default under other financing agreements. If Volato fails to comply with such covenants, if any other events of default occur for which no waiver or amendment is obtained, or if Volato is unable to timely refinance the debt obligations subject to such covenants or take other mitigating actions, the holders of our indebtedness could, among other things, declare outstanding amounts immediately due and payable and, subject to the terms of relevant financing agreements, repossess or foreclose on collateral, including certain of our aircraft or other assets used in Volato’s business. The acceleration of significant indebtedness or actions to repossess or foreclose on collateral may cause Volato to renegotiate, repay, or refinance the affected obligations, and there is no assurance that such efforts would be successful or on terms we deem attractive. In addition, any acceleration or actions to repossess or foreclose on collateral under our financing agreements could result in a downgrade of any credit ratings then applicable to Volato, which could result in additional events of default or limit its ability to obtain additional financing.
Risks Related to Being a Public Company
Volato’s management team has limited experience managing a public company and may not successfully manage its transition to public company status.
Although Volato has expended a significant amount of time, money, and effort on preparing to be a public company, its management team has limited experience managing a publicly traded company, interacting with public company investors and research analysts, and complying with the increasingly complex laws and requirements pertaining to public companies, including those related to timely public disclosures, financial reporting, internal controls, and enterprise risk management. As a result, Volato’s management team may not successfully or efficiently manage its new and additional roles and responsibilities. Its transition to a public company is subject to significant regulatory oversight, reporting obligations under U.S. securities laws, and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention of its senior management and could divert their attention away from the day-to-day management of its business, which could result in less time being devoted to management and the achievement of its growth strategy and operational goals. Failure to adequately comply with the requirements of being a public company, including deficiencies in financial reporting or ineffective disclosure controls and procedures and internal control over financial reporting, could cause investors to lose confidence in its reported financial and other information and materially adversely affect its business, financial condition, and results of operation, as well as severely negatively affect its stock price.
Following the Closing, Volato will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition, and operating results.
Following the Closing, Volato will face increased legal, accounting, administrative, and other costs and expenses as a public company that Volato does not incur as a private company and these expenses may increase even more after it is no longer an “emerging growth company.” The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board (“PCAOB”), and the securities exchanges and the listing standards of the NYSE, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require it to carry out activities Volato has not done previously. For example, Volato will create new board committees, enter into new insurance policies, and adopt new internal controls and disclosure controls and procedures.
Furthermore, if any issues in complying with those requirements are identified (for example, if management or our independent registered public accounting firm identifies material weaknesses in the internal control over financial reporting), Volato could incur additional costs rectifying those issues, the existence of those issues could adversely affect our reputation or investor perceptions of us, and it may be more expensive to obtain director and officer liability insurance. Risks associated with Volato status as a public company may make it more difficult to attract and retain qualified persons to serve on the Board or as executive officers.
In addition, as a public company, Volato may be subject to stockholder activism, which can lead to substantial costs, distract management, and impact the manner in which it operates its business in ways it does not currently anticipate. As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, its business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, Volato’s business and results of operations could be materially adversely affected and even if the claims do not result in litigation or are resolved in Volato’s favor, these claims and the time and resources necessary to resolve them, could divert the resources of its management and adversely affect our business and results of operations. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs. These increased costs will require Volato to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives.
The requirements of being a public company may strain Volato’s resources, divert management’s attention, and affect its ability to attract and retain qualified board members.
After the completion of the Business Combination, Volato will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and any rules promulgated thereunder, as well as the rules of the NYSE. The requirements of these rules and regulations increase its legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that Volato maintains effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight will be required and, as a result, management’s attention may be diverted from other business concerns.
These rules and regulations can also make it more difficult for Volato to attract and retain qualified independent members of its board of directors. Additionally, these rules and regulations make it more difficult and more expensive for it to obtain director and officer liability insurance. Volato may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. The increased costs of compliance with public company reporting requirements and its potential failure to satisfy these requirements can have a material adverse effect on its operations, business, financial condition, or results of operations.
If Volato fails to comply with the listing requirements of the NYSE due to adoption of the Proposed Charter which removes the net tangible assets requirement, its securities could be deemed as “penny stocks” and it would face possible delisting, which would result in a limited public market for its securities and make obtaining future debt or equity financing more difficult.
After the completion of the Business Combination, our common stock will be listed on the NYSE under the symbol “SOAR”. Since the Proposed Charter is removing the net tangible asset requirement which exempts PACI from the SEC’s “penny stock” rules, our continued listing on the NYSE will depend on having at least 300 round lot holders or satisfaction of other continued listing requirements. Shares locked up pursuant to the lock-up agreements will not be counted for purposes of the listing requirement. We expect to be able to meet the required number of round lot holders as of the closing date, but we cannot assure you that we will continue to be able to meet the required number of round lot holders or any of the NYSE’s other continued listing requirements following the completion of the Business Combination. After the closing date, if our securities do not meet NYSE’s continued listing requirements, including the round lot holders requirement, the NYSE may delist our common stock or warrants from trading on its exchange. If our common stock or warrants are delisted and we are not able to list our common stock or warrants on another national securities exchange, we expect that such common stock and warrants could be quoted on an over-the-counter market. If this were to occur, our stockholders and warrant holders could face significant material adverse consequences, including (i) a limited availability of market quotations for our common stock and warrants, (ii) reduced liquidity for the trading of our securities, (iii) a determination that our public shares are “penny stocks” which will require brokers trading in our public shares to adhere to more stringent rules, including being subject to the depository requirements of Rule 419 of the Securities Act, and possibly result in a reduced level of trading activity in the secondary trading market of our securities. In addition, we could experience a decreased ability to issue additional securities and obtain additional financing in the future. The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Our public shares, units and warrants qualify as covered securities under such statute. If we were no longer listed on NYSE, our securities would not qualify as covered securities under such statute and we would be subject to regulation in each state in which we offer our securities.

In order to satisfy our obligations as a public company, we will need to hire qualified accounting and financial personnel with appropriate public company experience.
As a newly public company, we will need to establish and maintain effective disclosure and financial controls and make changes in our corporate governance practices. We may need to hire additional accounting and financial personnel with appropriate public company experience and technical accounting knowledge, and it may be difficult to recruit and retain such personnel. Even if we are able to hire appropriate personnel, our existing operating expenses and operations will be impacted by the direct costs of their employment and the indirect consequences related to the diversion of management resources from the day-to-day business of Volato.
Volato has no operating history as a publicly traded company, and its historical financial information is not necessarily representative of the results we would have achieved as a publicly traded company and may not be a reliable indicator of its future results.
The historical financial information included in this proxy statement/prospectus from Volato’s operation as a private company does not necessarily reflect the results of operations and financial position we would have achieved as a publicly traded company during the periods presented, or those that we will achieve in the future. This is primarily because Volato’s historical financial information does not reflect changes that we expect to experience in the future as a result of becoming a publicly traded company, including changes in the financing, insurance, cash management, operations, cost structure, and personnel needs of our business. As a publicly traded company, Volato may be unable to purchase goods, services, and technologies, such as insurance and health care benefits and computer software licenses, or access capital markets, on terms as favorable to us as those Volato obtained as a private company prior to the Business Combination, and its results of operations may be adversely affected. In addition, Volato’s historical financial data do not include an allocation of interest expense comparable to the interest expenses it may incur as a result of the Business Combination and related transactions, if any new financing arrangements are entered into between now and the close of the Transaction.
Following the Business Combination, we also face additional costs and demands on management’s time associated with being a publicly traded company, including costs and demands related to corporate governance, investor and public relations, and public reporting. Stockholder activism, the current political and social environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which will likely result in additional compliance costs and could impact the manner in which we operate its business in ways we cannot currently anticipate. For additional information about our past financial performance, see “Unaudited Pro Forma Condensed Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Volato” and our historical Consolidated Financial Statements and the Notes thereto included elsewhere in this proxy statement/prospectus.
The Company may be subject to securities litigation, which is expensive and could divert management’s attention.
Following the Business Combination, the per share price of the common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations. Any adverse determination in litigation could also subject the Company to significant liabilities.
Because Volato will become a publicly traded company by means other than a traditional underwritten initial public offering, our stockholders may face additional risks and uncertainties.
Because Volato will become a publicly traded company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of our common stock, and, accordingly, our stockholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public security offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors, and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Although PACI performed a due diligence review and investigation of Volato in connection with the Business Combination, the lack of an independent due diligence review and investigation increases the risk of investment in us because PACI’s due diligence review and investigation may not have uncovered facts that would be important to a potential investor that may have been uncovered by a third-party investigation.

If Volato became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable grounds to believe and did believe, at the time the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.”
The amount of due diligence conducted by PACI and its advisors in connection with the Business Combination may not be as high as would have been undertaken by an underwriter in connection with an initial public offering of Volato. Accordingly, it is possible that defects in Volato’s business operations or problems with Volato’s management that would have been discovered if Volato conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of our common stock.
Furthermore, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the NYSE on the trading day immediately following the Closing Date, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on the NYSE. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of our common stock on the NYSE will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of our Common Stock or helping to stabilize, maintain, or affect the public price of our common stock following the Closing Date. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with our common stock that will be outstanding immediately following the Closing Date.
In addition, because we will not become a publicly traded company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of us. Investment banks may also be less likely to agree to underwrite secondary offerings on behalf of us than they might otherwise be if we became a publicly traded company by means of a traditional underwritten initial public offering because they may be less familiar with us as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for our common stock could have an adverse effect on our ability to develop a liquid market for our common stock. The lack of a liquid market for our common stock will adversely affect the stock price.
An active market for our securities may not develop, which would adversely affect the liquidity and price of our securities, and our current stock price is primarily dependent on the redemption value of Public Shares.
The price of our securities following the consummation of the Business Combination may vary significantly due to factors specific to us as well as to general market or economic conditions. Furthermore, an active trading market for our securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.
Furthermore, the per-share valuation of $10.00 utilized in the Business Combination Agreement was set solely for the purposes of determining how many shares to issue in the Business Combination and does not reflect the actual price that the shares may be valued at following the Business Combination. Given PACI’s nature as a special purpose acquisition company, for purposes of the Business Combination Agreement, a value of $10.00 per share of Class A Common Stock of PACI was used in calculating the value of the Aggregate Merger Consideration, with such $10.00 value being based on PACI’s initial public offering price (excluding, the dilutive impact of the shares of Class B Common Stock of PACI or any warrants issued by PACI). As of September 22, 2023, the Public Shares traded at a price above $10.00 per share primarily based on the redemption value of the Public Shares in case of an event that permitted public stockholders to redeem their shares or the liquidation to the public stockholders of the Trust Account in the event a Business Combination could not be consummated during the Completion Window. There can be no assurance that the common stock of Volato Group will trade at or above $10.00 per share upon consummation of the Business Combination and public stockholders that do not redeem their Public Shares in connection with the Special Meeting could lose some or all of their investment.

Future sales, or the perception of future sales, by or its stockholders in the public market following the Business Combination could cause the market price for our common stock to decline.
The sale of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate.
Upon consummation of the Business Combination, it is currently expected that we will have a total of 31,529,340 shares of Common Stock outstanding and assuming that (i) there are no redemptions of any shares by PACI’s public stockholders in connection with the Business Combination, and (ii) no awards are issued under the 2021 Equity Incentive Stock Plan. All shares currently held by PACI’s public stockholders and all of the shares issued in the Business Combination to existing Volato stockholders will be freely tradable without registration under the Securities Act, and without restriction by persons other than our “affiliates” (as defined under Rule 144 under the Securities Act, (“Rule 144”)), including our directors, executive officers and other affiliates).
Certain Volato stockholders, including certain existing stockholders of certain classes of Volato stock holding greater than 250,000 shares of its share capital as well as the officers and directors and certain additional management personnel of PACI and Volato, will enter into a lock-up agreement (the “Stockholder Lock-up Agreement”) with PACI. Holders of Series A-1 stock, Series A-2 stock, and Series A-3 stock held by any stockholder will not be locked up. Under the terms of the Stockholder Lock-up Agreement, such stockholders, will each agree, subject to certain customary exceptions, that during the period that is the earlier of (i) the date that is 180 days following the Effective Time, and (ii) the date specified in a written waiver of the provisions of the Stockholder Lock-up Agreement duly executed by Sponsor and PACI, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Lock-up Shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares (whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise), publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), or sales or other transactions through non-US broker dealers or foreign regulated brokers. As used herein, “Lock-up Shares” means, in the case of Volato stockholders, those shares of Class A Common Stock of Volato Holdings received by such Volato stockholder as merger consideration in the Transactions and beneficially owned by such Volato stockholder as specified on the signature block of the Stockholder Lock-up Agreement.
In addition, the shares of our Common Stock reserved for future issuance under the 2023 Stock Incentive Plan and 2021 Equity Incentive Stock Plan will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements, and other restrictions imposed by law. A total number of shares representing 20% of the issued and outstanding shares of our Class A Common Stock immediately following consummation of the Business Combination are expected to be reserved for future issuance under the 2023 Stock Incentive Plan and the 2021 Equity Incentive Stock Plan, combined. We are expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of our Common Stock or securities convertible into or exchangeable for shares of our Common Stock issued pursuant to the 2023 Stock Incentive Plan and the 2021 Equity Incentive Stock Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.
In the future, Volato Group may also issue its securities in connection with investments or acquisitions. The number of shares of our Common Stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of our Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.
The SEC issued proposed rules to regulate special purpose acquisition companies that, if adopted, may increase our costs and the time needed to complete our initial Business Combination.
With respect to the regulation of SPACs, on March 30, 2022, the SEC issued proposed rules (the “SPAC Proposed Rules”) relating to, among other items, disclosures in business combination transactions involving SPACs and private operating companies; the condensed financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and to the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940, as amended (the “Investment Company Act”), including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose, and activities. These rules, if adopted, may contain or prevent us from completing the transactions contemplated by the Business Combination Agreement, especially if the rules are applied retroactively to SPACs like PACI.
If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted. As a result, in such circumstances, unless we can modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial Business Combination and liquidate the Company.
As described further above, the SPAC Proposed Rules relate, among other matters, to the circumstances in which SPACs could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Proposed Rules would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria, including a limited time period to announce and complete an initial Business Combination. Specifically, to comply with the safe harbor, the SPAC Proposed Rules would require a company to file a report on Form 8-K announcing that it has entered into an agreement with a target company for a business combination no later than 18 months after the effective date of its registration statement for its IPO. The company would then be required to complete its initial business combination no later than 24 months after the effective date of the IPO Registration Statement.
Because the SPAC Proposed Rules have not yet been adopted, there is uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company like ours especially where we may fall outside of the safe harbor because we filed a report on Form 8-K announcing the signing of the Business Combination Agreement after 18 months after the effective date of our registration statement for our IPO or if we are unable to complete an initial Business Combination within 24 months after the effective date of our registration statement for our IPO and seek another Completion Date extension. As a result, it is possible that a claim could be made that we have been operating as an unregistered investment company.
If we are deemed to be an investment company under the Investment Company Act, our activities would be severely restricted. In addition, we would be subject to burdensome compliance requirements. We do not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. However, if we are deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. As a result, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial Business Combination and liquidate the Company.
To mitigate the risk that PACI might be deemed to be an investment company for purposes of the Investment Company Act, at any time, we may instruct the Trustee to liquidate any securities held in the Trust Account and instead to hold the funds in the Trust Account in a demand deposit account until the earlier of the consummation of our initial business combination or our liquidation. As a result, following the liquidation of securities in the Trust Account, we would likely receive minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount our public stockholders would receive upon any redemption or liquidation of the Company.
Since the IPO, the funds in the Trust Account have been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. However, to mitigate the risk being deemed an investment company under the subjective test of Section 3(a)(1)(A) of the Investment Company Act and thus subject to regulation under the Investment Company Act, at any time, we may instruct the Trustee to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter, to hold all funds in the Trust Account in demand deposits until the earlier of consummation of our initial business combination or liquidation of the Company. If the funds in the Trust Account are held in demand deposits, we would likely receive minimal interest, if any. However, interest previously earned on the funds held in the Trust

Account still may be released to us to pay our taxes, if any, and certain other expenses as permitted. As a result, any decision to liquidate the securities held in the Trust Account and thereafter, to hold all funds in the Trust Account in cash would reduce the dollar amount our public stockholders would receive upon any redemption or liquidation of the Company.
Furthermore, if the funds in the Trust Account are held in a demand deposit account instead of U.S. government treasury securities, these funds will only be guaranteed by the Federal government up to $250,000. While the Company will attempt to mitigate the risk of loss due to the failure of the financial institution where the demand deposit account is held, there can be no assurance that the Company will be able to insure all or any portion of the funds in the Trust Account beyond the $250,000 limit for deposit insurance in an economically viable manner. If we are not able to mitigate this risk of a financial institution failure, the funds in the Trust Account held in a demand deposit account can be lost and we will be unable to redeem public stockholders.
PACI currently is, and we will be, an “emerging growth company” and a “smaller reporting company”, and if we takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
PACI is currently and, following the consummation of the Business Combination, will continue to be, an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. We may continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find securities issued by us less attractive because we will rely on these exemptions. If some investors find those securities less attractive as a result of its reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities, and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards.
The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. PACI has chosen not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the closing of the IPO, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion; (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates was equal to or exceeded $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Further, we will also be a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates was less than $700 million measured on the last business day of our second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.
If securities or industry analysts do not publish research or reports about our business, if they change their recommendations regarding our Common Stock, or if our operating results do not meet their expectations, our Common Stock price and trading volume could decline.
The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us and our businesses. If equity research analysts do not commence coverage of us, the trading price for our common stock could be negatively impacted. To the extent equity research analysts do provide research coverage of our Common Stock, we will not have any control over the content and opinions included in their reports. The trading price of our Common Stock could decline if one or more equity research analysts downgrade our securities or publish unfavorable research about Volato’s businesses, or if our operating results do not meet analyst expectations. If any equity research analysts cease coverage of us or fail to publish reports on us regularly, demand for our Common Stock could decrease, which could cause the price and trading volume of our Common Stock to decline.
Risks Related to the Business Combination
Subsequent to the consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring, and impairment or other charges that could have a significant negative effect on our financial condition, results of operations, and stock price, which could cause you to lose some or all of your investment.
Although we have conducted due diligence on Volato and its subsidiaries, we cannot assure you that this diligence revealed all material issues that may be present in Volato and its subsidiaries, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our control will not later arise. As a result, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us following the completion of the business combination or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all. Accordingly, any public stockholders who choose not to redeem their Public Shares and remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Public stockholders are unlikely to have a remedy for the reduction in value.
Our Sponsor, the PROOF.vc SPV, and directors, and officers have agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote.
Unlike many other blank check companies in which the founders agree to vote their Founder Shares in accordance with the majority of the votes cast by our public stockholders in connection with an initial Business Combination, our Sponsor, directors, and officers have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. As of the date hereof, our Sponsor and the PROOF.vc SPV own approximately 49.40% of our issued and outstanding shares of Common Stock in the aggregate. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if the Sponsor, the PROOF.vc SPV, and our directors, and officers agreed to vote any shares of Common Stock owned by them in accordance with the majority of the votes cast by our public stockholders.

Our Sponsor, the PROOF.vc SPV, certain members of the PACI Board, and our officers have interests in the Business Combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the BCA Proposal.
When considering the PACI Board’s recommendation that our stockholders vote in favor of the approval of the BCA Proposal, our stockholders should be aware that certain of our directors and officers may have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders. These interests include:
•	the fact that our Sponsor may convert any working capital loans that it may make to us into up to an additional 1,500,000 warrants, at the price of $1.00 per warrant;
•
the fact that our Sponsor, the PROOF.vc SPV, and our officers and directors have agreed not to redeem Public Shares held by them in connection with a stockholder vote to approve the Business Combination;

•
the fact that our Sponsor paid $25,000 for the Founder Shares and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $67.2 million, based on the closing price of our Class A Common Stock of $10.74 per share on October 10, 2023, the record date for the Special Meeting, resulting in a theoretical gain of $67.2 million;

•
the fact that certain of PACI’s officers and directors collectively own, directly or indirectly, a material interest in our Sponsor and may also be limited partners of PROOF.vc, which has an investment in our Sponsor;

•	the anticipated appointment of Katy Arris-Wilson to the Volato Group Board in connection with the closing of the Business Combination;
•
the fact that the members of our Sponsor and the PROOF.vc SPV will benefit from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•
the fact that the members of our Sponsor and the PROOF.vc SPV can earn a positive rate of return on their investment, even if other PACI stockholders experience a negative rate of return in the post-business combination company;

•
the fact that our officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations;

•
the fact that our Sponsor, the PROOF.vc SPV and our officers and directors will lose their entire investment in PACI if an initial Business Combination is not completed. See “BCA Proposal - Interests of PACI’s Directors and Executive Officers in the Business Combination” for more information;

•
the fact that our Sponsor and the PROOF.vc SPV entered into a Series A Preferred Stock Purchase Agreement with Volato with regard to the Private Financing (as described below) and will continue to own Series A Preferred Stock in Volato even if the Business Combination with Volato is not consummated; and

•	the fact that, pursuant to the terms of the Private Financing arrangement as well as the Sponsor Support Agreement, our Sponsor is required to vote in favor of the Business Combination.
At the Closing, we anticipate that our Sponsor will own 6,261,288 shares of Common Stock of Volato Group as a result of the Class B Common Stock of PACI owned by our Sponsor and an additional 715,751 shares of Volato Group Common Stock as a result of the exchange of the 704,050 shares of Series A-1 Preferred Stock issued in connection with the Private Financing.
Our Sponsor holds a significant number of shares of our Common Stock and warrants. They will lose their entire investment in us if we do not complete the Business Combination.
Upon completion of our IPO, our Sponsor and Blackrock held 6,900,000 Founder Shares, which represented 20% of the total Common Stock outstanding. As of the date of this proxy statement/prospectus, these Founder Shares represented 51.7% of the outstanding Common Stock, of which 6,591,000 of our Founder Shares or 95.5% are held by our Sponsor and the PROOF.vc SPV as of the date of this proxy statement/prospectus. The Founder Shares will be worthless if we do not complete the Business Combination by November 3, 2023 (unless extended to December 3, 2023) or such later liquidation date as may be approved by our stockholders.
The Founder Shares have many similar rights, powers and preferences as the shares of our Class A Common Stock, except that (a) the Founder Shares are subject to certain transfer restrictions and (b) our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (i) to waive their redemption rights with respect to their Founder Shares and Public Shares owned in connection with the completion of the Business Combination, (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete the Business Combination by November 3, 2023 (unless extended to December 3, 2023, or such later liquidation date as may be approved by our stockholders), although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete the Business Combination by November 3, 2023 (unless extended to December 3, 2023), or such later liquidation date as may be approved by our stockholders.
The personal and financial interests of our Sponsor, the PROOF.vc SPV, and our officers and directors may have influenced their motivation in identifying and selecting the Business Combination, completing the Business Combination, and influencing our operation following the Business Combination.
Our Sponsor, directors, officers, advisors or any of their respective affiliates may elect to purchase Public Shares from public stockholders, which may influence the vote on the BCA Proposal and reduce the public “float” of our Common Stock.
Our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase Public Shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of Public Shares our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law, including Rule 14e-5 under the Exchange Act, and NYSE rules. However, our Sponsor, directors, officers, advisors and their respective affiliates have not consummated any such purchases or acquisitions, have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares in such transactions. None of our Sponsor, directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such Public Shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. If our Sponsor, directors, officers, advisors or any of their respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.
The purpose of any such purchases of Public Shares could be to increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of our Public Shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements. Further, in the event our Sponsor, directors, officers, advisors or any of their respective affiliates were to purchase Public Shares or public warrants in privately negotiated transactions from public holders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act, including, in relevant part, through adherence to the following:
•
This proxy statement/prospectus discloses the possibility that our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase Public Shares or public warrants from public holders outside the redemption process, along with the purpose of such purchases;

•	If our Sponsor, directors, officers, advisors or any of their respective affiliates were to purchase Public Shares or public warrants from public holders:
•	such Sponsor, director, officer, advisor or affiliate would do so at a price no higher than the price offered through our redemption process;
•	such purchased shares would not be voted in favor of approving the Business Combination;

•
such Sponsor, directors, officers, advisors or affiliates would not possess any redemption rights with respect to such purchased shares or, if they do acquire and possess redemption rights, they would waive such rights; and

•	We would disclose in a Current Report on Form 8-K, before the Special Meeting, the following:
○	the amount of Public Shares purchased outside of the redemption offer by our Sponsor, directors, officers, advisors or any of their respective affiliates, along with the purchase price;
○	the purpose of such purchases;
○	the impact, if any, of such purchases on the likelihood that the Business Combination will be approved;
○
the identities of our selling stockholders for such purchases (if not purchased on the open market) or the nature of our stockholders (e.g., 5% stockholders) who sold to our Sponsor, directors, officers, advisors or any of their respective affiliates; and

○	the number of shares for which we have received redemption requests pursuant to the redemption offer.
In addition, if such purchases are made, the public “float” of our Common Stock may be reduced and the number of beneficial holders of our Public Shares may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our Public Shares on a national securities exchange.
We will incur significant transaction costs in connection with the Business Combination.
We have and expect to incur significant, non-recurring costs in connection with consummating the Business Combination. All expenses incurred in connection with the Business Combination Agreement and the Business Combination, including all legal, accounting, consulting, investment banking, and other fees, expenses, and costs, will be for the account of the party incurring such fees, expenses, and costs. Our transaction expenses as a result of the Business Combination are currently estimated at approximately $5.0 million. To the extent we do not consummate the Business Combination by December 3, 2023, significant additional transaction costs may be incurred. There can be no assurance that if the Business Combination is not consummated by December 3, 2023, PACI will have sufficient additional funds to consummate a Business Combination and may be forced to liquidate even though we have signed a Business Combination Agreement.
We may be subject to business uncertainties while the Business Combination is pending.
Uncertainty about the effect of the Business Combination on employees and third parties may have an adverse effect on PACI, Volato, and Volato’s subsidiaries. These uncertainties may impair the ability to retain and motivate key personnel and could cause third parties that deal with Volato or its subsidiaries to defer entering into contracts or making other decisions or seek to change existing business relationships.
The unaudited pro forma condensed combined financial information included in this document may not be indicative of what our actual financial position or results of operations would have been.
The unaudited pro forma condensed combined financial information for PACI following the Business Combination in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
We may waive one or more of the conditions to the Business Combination.
We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Business Combination, to the extent permitted by our Current Charter, bylaws, and applicable laws. For example, it is a condition to our obligation to close the Business Combination that certain of Volato’s representations and warranties be true and correct to the standards applicable to such representations and warranties. However, if the PACI Board determines that it is in the best interests of PACI to proceed with the Business Combination, then the PACI Board may elect to waive that condition and close the Business Combination.

If we are unable to complete the Business Combination on or prior to November 3, 2023 (as may be extended to December 3, 2023), our public stockholders may receive only approximately $10.84 per share on the liquidation of our Trust Account and our warrants will expire worthless.
If we are unable to complete the Business combination on or prior to November 3, 2023 (as may be extended to December 3, 2023 in accordance with PACI’s Current Charter), our public stockholders may receive only approximately $10.84 per share on the liquidation of our Trust Account (or less than $10.84 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify (as described below)), and our warrants will expire worthless.
If third parties bring claims against us, the proceeds held in our Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.84 per share.
Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we have and will continue to seek to have all vendors, service providers (other than our independent public accountants), prospective target businesses, and other entities with which we do business execute agreements with us waiving any right, title, interest, or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility, or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. Although no third parties have refused to execute an agreement waiving such claims to the monies held in the Trust Account to date, if any third party refuses to execute such an agreement in the future, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts, or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we are unable to complete our Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.00 per Public Share initially held in the Trust Account, due to claims of such creditors.
Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent public accountants) for services rendered or products sold to us, or a prospective target business with which we have entered an acquisition agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per Public Share and (b) the actual amount per Public Share held in the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, less franchise and income taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (a) $10.00 per Public Share and (b) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, less franchise and income taxes payable, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.
While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.
We may not have sufficient funds to satisfy indemnification claims of our directors and officers.
We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed, and any persons who may become officers or directors prior to the Business Combination will agree, to waive any right, title, interest, or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (a) we have sufficient funds outside of the Trust Account or (b) we consummate the Business Combination. Our obligation to indemnify our officers and directors may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the PACI Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of the PACI Board and us to claims of punitive damages.
If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our public stockholders. In addition, the PACI Board may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.
If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
BofA, the underwriter in PACI’s IPO, without any consideration from PACI or Volato, waived its entitlement to deferred underwriting compensation, but remains entitled to customary indemnification and contribution obligations of PACI in connection with the Business Combination.
BofA was the lead underwriter in the PACI IPO. Pursuant to the Underwriting Agreement, BofA was entitled to deferred compensation in the aggregate amount of approximately $10 million as consideration for services rendered to PACI in connection with the PACI IPO, which was to become payable upon consummation of a business combination transaction. On May 9, 2022, BofA resigned its representation of PACI and waived its deferred underwriting fee in connection with its role as an underwriter in PACI’s IPO. BofA followed up on August 2, 2023 with a written letter confirming the waiver of the deferred underwriting fees.
In addition, with respect to the Business Combination, PACI continues to have customary obligations under certain provisions of the Underwriting Agreement. These provisions include the relevant clauses of the underwriter’s standard terms and conditions, including PACI’s obligation to (i) indemnify and hold harmless the underwriter, the directors, officers, employees, affiliates and agents of the underwriter, and each person, if any, who controls the underwriter or any affiliate within the meaning of the Securities Act or the Exchange Act, against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the securities sold in the IPO as originally filed or in any amendment thereof, or in any Preliminary Prospectus, the Prospectus, any “road show” as defined in Section 433(h) of the Act or any Written Testing-the-Waters Communication, or in any amendment thereof or supplement thereto (each as defined in the Underwriting Agreement), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that PACI will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to PACI by or on behalf of any underwriter through Citi specifically for inclusion therein.
Further, the Underwriting Agreement contains a contribution provision in the event the indemnification obligations described above are unavailable or otherwise prohibited by law. The contribution obligations of the underwriter under the Underwriting Agreement are limited to the total underwriting discounts and commissions paid, in the aggregate, by PACI to the underwriters upon the consummation of PACI’s IPO, and the underwriter otherwise have no further contribution liability under the Underwriting Agreement because BofA waived its rights to any deferred underwriting discounts. Therefore, in contrast to other transactions where the underwriters did not waive rights to fees or deferred underwriting discounts, as the case may be, the potential financial liability of PACI with respect to an indemnified loss where such indemnification is otherwise unavailable to the indemnified party may be higher under the respective agreements than it would have been had BoA not refused to serve and waived their rights to any fees or deferred underwriting discounts.
BofA declined to act for PACI as an advisor in connection with the Business Combination, and BofA has had no role in the preparation of the disclosure that is included in this proxy statement/prospectus, or the underlying business analysis related to the Business Combination.
As described above, BofA was the lead underwriter in the PACI IPO and was entitled to certain deferred compensation in connection with PACI’s business combination. On May 9, 2022, BofA resigned its representation of PACI and waived its deferred underwriting fee in connection with its role as an underwriter in PACI’s IPO.
While BofA stated in its letter of August 2, 2023 that the resignation of BofA was not the result of any dispute or disagreement with BofA, PACI, or any matter relating to PAC’s or BofA’s respective operations, policies, procedures, or practices, BofA has not been involved in the preparation of any disclosure that is included in this proxy statement/prospectus, or any business analysis underlying such disclosure, and shareholders do not have the benefit of any such involvement. Shareholders should not place any reliance on the fact that BofA was involved with PACI’s IPO.

Risks Related to Ownership of Volato Group Common Stock Following the Business Combination
Following the consummation of the Business Combination, Volato Group’s sole material asset will be its direct equity interest in Volato and, accordingly, Volato Group will be dependent upon distributions from Volato to pay taxes and cover its corporate and other overhead expenses and pay dividends, if any, on Volato Group Common Stock.
Volato Group will be a holding company and, subsequent to the completion of the Business Combination, will have no material assets other than its direct equity interest in Volato. Volato Group will have no independent means of generating revenue. To the extent Volato Group has available cash, Volato Group will cause Volato to make distributions of cash to pay taxes, cover Volato Group’s corporate and other overhead expenses, and pay dividends, if any, on Volato Group Common Stock. To the extent that Volato Group needs funds and Volato fails to generate sufficient cash flow to distribute funds to Volato Group or is restricted from making such distributions or payments under applicable law or regulation or under the terms of its financing arrangements, or is otherwise unable to provide such funds, Volato Group’s liquidity and financial condition could be materially adversely affected.
Delaware law, the Proposed Charter, and the proposed bylaws of PACI that will be adopted after the Merger (the “Proposed Bylaws”) will contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Proposed Charter and Proposed Bylaws that will be in effect following consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our Board and therefore depress the trading price of our common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Volato Board or taking other corporate actions, including effecting changes in the management of us. Among other things, the Proposed Charter and Proposed Bylaws include provisions regarding:
•
the ability of our Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the terms of those shares, including the designations, powers (including voting powers, if any), preferences and relative, participating, optional, special and other rights, if any, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the rights of our directors and officers to indemnification and advancement of expenses;
•	the exculpation of directors and officers of liability for breach of fiduciary duties to the fullest extent permitted by Delaware law;
•
subject to the rights of any outstanding series of preferred stock, the exclusive right of our Board, even if less than a quorum, to fill newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or any other cause, each to the exclusion of stockholders’ ability to fill newly created directorships and vacancies;

•
the requirement that a special meeting of stockholders may be called exclusively by the Chairman of the Board, the Chief Executive Officer, President or other executive officer, or by an action of our Board, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;
•
the requirement for the affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of the voting stock, voting as a single class, to amend, alter, change or repeal any provision of our bylaws, which could inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•
the ability of our Board to amend our bylaws, which may allow our Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt;

•
advance notice procedures with which stockholders must comply to nominate candidates to our Board and bring business before stockholder meetings, which could delay changes in our Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us; and

•
dividing our Board into three classes, Class I, Class II and Class III, with each class serving staggered terms, which could delay changes in our Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our Board or management.
Any provision of the Proposed Charter or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of our capital stock and could also affect the price that some investors are willing to pay for our Common Stock.
The Proposed Charter will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all internal corporate claims involving us and our directors, officers, employees and stockholders, and it will also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, which could limit the ability of our stockholders to choose a judicial forum for disputes with us or our directors, officers, or employees.
The Proposed Charter, which will become effective upon the Closing, will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any claims for (i) any derivative action or proceeding brought on its behalf (other than derivative actions brought to enforce the Exchange Act and the rules promulgated thereunder), (ii) any action asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, or other employees or stockholders to us or our stockholders, (iii) any action arising pursuant to any provision of the DGCL, or our charter or bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, or (iv) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if such Court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware). The Proposed Charter will also provide that, unless we consent in writing to an alternative forum, the federal district courts will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act and the rules promulgated thereunder. The exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this provision. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees or stockholders, or could result in increased costs for a stockholder to bring a claim, particularly if they do not reside in or near Delaware, both of which may discourage such lawsuits against us and our directors, officers and employees and stockholders. Alternatively, if a court were to find these provisions inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Volato does not intend to pay cash dividends for the foreseeable future.
Volato currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of its Board and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as the Board deems relevant.
Risks Related to the Redemption
We cannot be certain as to the number of Public Shares that will be redeemed and the potential impact to public stockholders who do not elect to redeem their Public Shares.
There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position. We can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination. Redemptions of Public Shares and certain events following the consummation of the Business Combination may cause an increase or decrease in our stock price, and may result in a lower value realized now than a public stockholder might realize in the future had the stockholder not redeemed its Public Shares. Similarly, if a stockholder does not redeem its Public Shares, the public stockholder will bear the risk of ownership of the Public Shares after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult, and rely solely upon, the stockholder’s own tax and financial advisors for assistance on how this may affect his, her, or its individual situation.
On     , 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price per share of the Class A Common Stock was $  . Public stockholders should be aware that, while we are unable to predict the price per share of the Volato Group Common Stock following the consummation of the Business Combination and accordingly we are unable to predict the potential impact of redemptions on the per share value of Public Shares owned by non-redeeming stockholders, increased levels of redemptions by public stockholders may result in the price per share of the Volato Group Common Stock falling below the redemption price. We expect that more public stockholders may elect to redeem their Public Shares if the share price of the Class A Common Stock is below the projected redemption price of $10.84 per share, and we expect that more public stockholders may elect not to redeem their Public Shares if the share price of the Common Stock is above the projected redemption price of $10.84 per share. Each Public Share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to PACI from the Trust Account and (ii) a corresponding increase in each public stockholder’s pro rata ownership interest in Volato Group following the consummation of the Business Combination.
If our stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Common Stock for a pro rata portion of the funds held in the Trust Account.
In order to exercise their redemption rights, holders of Public Shares are required to submit a request in writing and deliver their shares (either physically or electronically) to our transfer agent at least two business days prior to the Special Meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account, including interest not previously released to us to pay our franchise and income taxes, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting of PACI Stockholders - Redemption Rights” for additional information on how to exercise your redemption rights.
Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.
Public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things, as more fully described in the section entitled “Special Meeting of PACI Stockholders - Redemption Rights,” tender their certificates to our transfer agent or deliver their shares to the transfer agent electronically through DTC prior to 5:00 p.m., Eastern Time, on November 17, 2023. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request.

It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
If a public stockholder fails to receive notice of PACI’s offer to redeem its Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
PACI will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite PACI’s compliance with these rules, if a public stockholder fails to receive PACI’s proxy materials, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials that PACI will furnish to holders of its Public Shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly redeem Public Shares. In the event that a stockholder fails to comply with these or any other procedures, its shares may not be redeemed.
Whether a redemption of Common Stock will be treated as a sale of such Common Stock for U.S. federal income tax purposes will depend on a shareholder’s specific facts.
The U.S. federal income tax treatment of a redemption of Common Stock will depend on whether the redemption qualifies as a sale of such Common Stock under Section 302(a) of the Code, which will depend largely on the total number of shares of our stock treated as held by the stockholder electing to redeem Common Stock (including any shares of stock constructively owned by the holder as a result of owning private placement warrants or public warrants or otherwise) relative to all shares of our stock outstanding both before and after the redemption. If such redemption is not treated as a sale of Common Stock for U.S. federal income tax purposes, the redemption will instead be treated as a corporate distribution of cash from us. For more information about the U.S. federal income tax treatment of the redemption of Common Stock, see the section below entitled “U. S. Federal Income Tax Considerations - Tax Treatment of Redemption Election” as applicable.
A 1% U.S. federal excise tax may be imposed upon us in connection with the redemptions by us of our Common Stock.
On August 16, 2022, President Biden signed into law the Inflation Reduction Act (the “IRA”), which, among other things, imposes a U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic corporations and certain domestic subsidiaries of publicly traded foreign corporations. This excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. Generally, the amount of the excise tax is 1% of the fair market value of the shares repurchased at the time of the repurchase. For the purposes of calculating the excise tax, the repurchasing corporation is permitted to net the fair market value of certain new stock issuances against the fair market value of the stock repurchases that occur in the same taxable year. The IRA excise tax applies to repurchases that occur after December 31, 2022. The U.S. Treasury Department and the IRS have recently issued Notice 2023-2 in which they indicated their intention to propose regulations on the excise tax and issued certain interim rules on which taxpayers may rely.
Any repurchases or redemption of our Common Stock that occurs after December 31, 2022, in connection with the business combination may be subject to the excise tax. Whether and to what extent we would be subject to the excise tax in connection with the Business Combination would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, (ii) the structure of the Business Combination, (iii) the nature and amount of any equity issuances in connection with the Business Combination (or otherwise issued not in connection with the Business Combination but issued within the same taxable year of the Business Combination) and (iv) the regulations and other guidance issued by the U.S. Treasury Department and the IRS. Since the excise tax would be payable by us and not by the redeeming holder, we have yet to determine the mechanics of any required payment of the excise taxes. Any excise tax payable by us may cause a reduction in the cash available to us to complete the Business Combination, could affect our ability to complete the Business Combination, and may cause a reduction in amounts available for redemptions.

We may redeem your unexpired public warrants prior to their exercise at a time that is disadvantageous to you, thereby making your public warrants worthless.
We have, under the existing warrant agreement, the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of Class A Common Stock equals or exceeds $18.00 per share (subject to certain adjustments) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date PACI gives notice of redemption and provided that certain other conditions are met. If and when the public warrants become redeemable by PACI, PACI may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the public warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding public warrants could force you to (i) exercise your public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your public warrants at the then-current market price when you might otherwise wish to hold your public warrants or (iii) accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of your public warrants. Historical trading prices for the Class A Common Stock have not exceeded the $18.00 per share threshold for 20 trading days within a 30 trading-day period that would permit redemption of the public warrants.
None of the private warrants held by the Sponsor and its affiliates will be redeemable by PACI so long as they are held by the Sponsor or its permitted transferees or their affiliates, respectively.
Once the private warrants are transferred to persons other than a permitted transferee, the private warrants become public warrants and will be subject to redemption. The other material differences between the private warrants and the public warrants, including that the private warrants can be exercised on a cashless basis at any time and are not transferable for 30 days following the completion of an initial business combination.
In the event that we elect to redeem all of the public warrants as described above, we will fix a date for the redemption. Pursuant to the terms of the Warrant Agreement, notice of redemption will be mailed by first class mail, postage prepaid, by PACI not less than 30 days prior to the date for the redemption to the registered holders of the public warrants to be redeemed at their last addresses as they appear on the registration books. In addition, PACI expects that it will issue a press release and file a current report on Form 8-K with the SEC containing the notice of redemption. Further, beneficial owners of the public warrants will be notified of such redemption via the posting of the redemption notice to DTC.
We will not be contractually obligated to notify investors when the public warrants become eligible for redemption and does not intend to so notify investors upon eligibility of the public warrants for redemption, unless and until it elects to redeem such warrants pursuant to the terms of the Warrant Agreement.
If PACI is unable to consummate the Business Combination by November 3, 2023 (unless extended to a later date not to exceed December 3, 2023), the public stockholders may be forced to wait beyond such date before redemption from the Trust Account.
If PACI is unable to consummate the Business Combination by November 3, 2023 (unless extended to December 3, 2023), PACI will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Public Shares for cash for a redemption price per share equal to the aggregate amount then held in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the total number of then-outstanding Public Shares, which redemption will completely extinguish such stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and subject to the requirements of the General Corporation Law of the State of Delaware (“DGCL”), including the adoption of a resolution by the PACI Board pursuant to Section 275(a) of the DGCL finding the dissolution of PACI advisable and the provision of such notices are as required by Section 275(a) of the DGCL, dissolve and liquidate, subject (in the cases of clause (a) and (b)) to our obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

SPECIAL MEETING OF PACI STOCKHOLDERS
General
We are furnishing this proxy statement/prospectus to our stockholders as part of the solicitation of proxies by the PACI Board for use at the Special Meeting of stockholders to be held on November 21, 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about   , 2023. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting.
We are utilizing a virtual stockholder meeting format for the Special Meeting. Our virtual stockholder meeting format uses technology designed to increase stockholder access, save PACI and our stockholders time and money and provide our stockholders rights and opportunities to participate in the Special Meeting similar to those they would have at an in-person Special Meeting, at no cost. In addition to online attendance, we provide stockholders with an opportunity to hear all portions of the official Special Meeting as conducted by the PACI Board, submit written questions and comments during the Special Meeting and vote online during the open poll portion of the Special Meeting. We welcome your suggestions on how we can make our Special Meeting more effective and efficient.
All stockholders as of the record date, or their duly appointed proxies, may attend the Special Meeting, which will be a completely virtual meeting. There will be no physical meeting location and the Special Meeting will only be conducted via live webcast. If you were a stockholder as of the close of business on October 10, 2023, you may attend the Special Meeting. As a registered stockholder, you received a proxy card with this proxy statement/prospectus. The proxy card contains instructions on how to attend the virtual meeting, including the website along with your control number. You will need your control number to attend the virtual meeting, submit questions and vote online.
If you do not have your control number, contact our transfer agent, Continental Stock Transfer & Trust Company, by telephone at (917) 262-2373 or by email at proxy@continentalstock.com. If your shares of Common Stock are held by a bank, broker or other nominee, you will need to contact your bank, broker or other nominee and obtain a legal proxy. Once you have received your legal proxy, you will need to contact Continental Stock Transfer & Trust Company to have a control number generated. Please allow up to 72 hours for processing your request for a control number.
Stockholders can pre-register to attend the virtual meeting. To pre-register, visit and enter your control number, name and email address. After pre-registering, you will be able to vote or submit questions for the Special Meeting.
Stockholders have multiple opportunities to submit questions to PACI for the Special Meeting. Stockholders who wish to submit a question in advance may do so by pre-registering and then selecting the chat box link. Stockholders also may submit questions live during the meeting. Questions pertinent to Special Meeting matters may be recognized and answered during the Special Meeting in our discretion, subject to time constraints. We reserve the right to edit or reject questions that are inappropriate for Special Meeting matters. In addition, we will offer live technical support for all stockholders attending the Special Meeting.
To attend online and participate in the Special Meeting, stockholders of record will need to visit and enter the 12-digit control number provided on your proxy card, regardless of whether you pre-registered.
Date, Time and Place
The Special Meeting will be held at 10:00 a.m., Eastern Time, on November 21, 2023, via live webcast at https://www.cstproxy.com/proof-paci/sm2023, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the virtual Special Meeting if you held shares of our Common Stock at the close of business on October 10, 2023, which is the record date for the Special Meeting. You are entitled to one vote for each share of our Common Stock that you held as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 13,343,098 shares of Common Stock outstanding in the aggregate, of which 6,443,098 were Public Shares and 6,900,000 were Founder Shares.

Vote of the Sponsor, the PROOF.vc SPV, and Directors and Officers of PACI
Our Sponsor, the PROOF.vc SPV, and our directors and officers have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination.
Our Sponsor, the PROOF.vc SPV, and our directors and officers have waived any redemption rights, including with respect to shares of Common Stock purchased in our IPO or in the aftermarket, in connection with the Business Combination. The Founder Shares have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us by November 3, 2023 (or by December 3, 2023 if we extend the period of time to consummate a Business Combination in full). However, our Sponsor, directors and officers are entitled to redemption rights upon our liquidation with respect to any Public Shares they may own.
Quorum and Required Vote for Proposals for the Special Meeting
A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if holders of a majority of the outstanding shares of our Common Stock entitled to vote thereat attend virtually or are represented by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum.
Approval of the BCA Proposal requires the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock present and entitled to vote at the Special Meeting. Abstentions will have the same effect as a vote “AGAINST” the BCA Proposal. If you do not submit a proxy or voting instructions, do not attend the Special Meeting virtually or by proxy and your shares are not otherwise voted at the Special Meeting, your failure to do so will have no effect on the outcome of the BCA Proposal assuming a quorum is present.
Approval of the Stock Issuance Proposal and the Stock Incentive Plan Proposal require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present at the Special Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” each of these proposals. If you do not submit a proxy or voting instructions, do not attend the Special Meeting virtually or by proxy and your shares are not otherwise voted at the Special Meeting, your failure to do so will have no effect on the outcome of each of these proposals assuming a quorum is present.
Approval of the New Charter Proposal and each of the Advisory Charter Proposals, each on a non-binding advisory basis, requires (i) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon, voting as a single class, (ii) the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote thereon, voting as a single class, and (iii) the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock entitled to vote thereon, voting as a single class. A failure to vote or abstention will have the same effect as a vote “AGAINST” each of the Charter Amendment Proposals.
Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present at the Special Meeting and entitled to vote thereon regardless of whether there is a quorum. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. If you do not submit a proxy or voting instructions, do not attend the Special Meeting virtually or by proxy and your shares are not otherwise voted at the Special Meeting, your failure to do so will have no effect on the outcome of the Adjournment Proposal.
The Closing is conditioned on the approval of the BCA Proposal, the Stock Issuance Proposal, the New Charter Proposals, and the Stock Incentive Plan Proposal at the Special Meeting. However, the Closing is not conditioned upon the approval of the Advisory Charter Proposals. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.
Recommendation to PACI Stockholders
After careful consideration, and based in part on the unanimous recommendation of the Special Committee, the PACI Board recommends that our stockholders vote “FOR” each Proposal being submitted to a vote of the stockholders at the Special Meeting.
For a more complete description of our reasons for the approval of the Business Combination and the recommendation of the PACI Board, see the section entitled “The BCA Proposal-PACI Board of Directors Reasons for the Approval of the Business Combination.”

Voting Your Shares
Each share of Common Stock that you own in your name entitles you to one vote on each of the Proposals for the Special Meeting. Your one or more proxy cards show the number of shares of Common Stock that you own. There are several ways to vote your shares of Common Stock:
•
You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Common Stock will be voted as recommended by the PACI Board. The PACI Board recommends voting “FOR” the BCA Proposal, “FOR” the Stock Issuance Proposal, “FOR” each of the Charter Amendment Proposals, “FOR” the Stock Incentive Plan Proposal, and “FOR” the Adjournment Proposal.

•
You can attend the Special Meeting virtually and vote online even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your shares of Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Common Stock.

Revoking Your Proxy
If you give a proxy, you may revoke it at any time before the Special Meeting or at such meeting by doing any one of the following:
•	you may send another proxy card with a later date;
•	you may notify our secretary, in writing, before the Special Meeting that you have revoked your proxy; or
•	you may attend the Special Meeting virtually, revoke your proxy and vote online, as indicated above.
Presentation of Additional Matters at the Special Meeting
The Special Meeting has been called to consider only the approval of the BCA Proposal, the Stock Issuance Proposal, the Charter Amendment Proposals, the Stock Incentive Plan Proposal, and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.
Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your shares of Common Stock, you may call Alliance Advisors, LLC, our proxy solicitor, at (888) 511-2609.
Redemption Rights
Under our Current Charter, any holder of our Public Shares may elect to have their Public Shares redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest not previously released to us to pay our franchise and income taxes, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of our IPO (calculated as of two business days prior to the consummation of the Business Combination, including interest not previously released to us to pay our franchise and income taxes). For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of the record date, of approximately $69.8 million, the estimated per share redemption price would have been approximately $10.84.
Under our Current Charter, in connection with an initial Business Combination (as defined in our Current Charter), a public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 15% of the Public Shares without the consent of PACI. Our Current Charter also provides that we will not consummate any Business Combination (as defined in our Current Charter) unless we have net tangible assets of at least $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to such Business Combination.
In order to exercise your redemption rights, you must:
•
if you hold your Public Shares through units, elect to separate your units into the underlying Public Shares and public warrants prior to exercising your redemption rights with respect to the Public Shares;

•	certify to PACI whether you are acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of Common Stock;
•
prior to 5:00 p.m., Eastern Time, on November 17, 2023 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, to the attention of at 1 State Street, 30th Floor, New York, New York 10004, by email at spacredemptions@continentalstock.com or by telephone at (212) 509-4000; and

•
deliver your Public Shares either physically or electronically through DTC to the transfer agent at least two business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your Public Shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the Public Shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed above.
Holders of outstanding units of PACI must separate the underlying Public Shares and public warrants prior to exercising redemption rights with respect to the Public Shares. If you hold units registered in your own name, you must deliver the certificate for such units or deliver such units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such units into Public Shares and public warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates or electronic delivery of the Public Shares back to you so that you may then exercise your redemption rights with respect to the Public Shares following the separation of the Public Shares from the units.
If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct the nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. The written instructions must include the number of units to be split and the nominee holding the units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of the corresponding number of Public Shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the Public Shares following the separation of such Public Shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.
Prior to exercising redemption rights, stockholders should verify the market price of our Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Public Shares when you wish to sell your shares.
If you exercise your redemption rights, your Public Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, our future growth following the Business Combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.
If the Business Combination is not approved and we do not consummate a “Business Combination” (as defined in the Current Charter) by November 3, 2023 (as may be extended to December 3, 2023 in accordance with PACI’s amended and restated certificate of incorporation), our Current Charter provides that we shall cease all operations except for the purposes of winding up, as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of then-outstanding Public Shares for cash for a redemption price per share equal to the aggregate amount then held in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to PACI to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the total number of Public Shares then outstanding, and as promptly as reasonably possible following such redemption, subject to approval of PACI’s then stockholders and subject to the requirements of the DGCL, including the adoption of a resolution by the Board pursuant to Section 275(a) of the DGCL finding the dissolution advisable and the provision of such notices as are required by Section 275(a) of the DGCL, dissolve and liquidate, and the private warrants will expire worthless.
Appraisal Rights
Appraisal rights are not available to holders of shares of Common Stock in connection with the Business Combination.
Proxy Solicitation Costs
We are soliciting proxies on behalf of the PACI Board. This solicitation is being made by mail but also may be made by telephone or in person. PACI and its directors and officers may also solicit proxies in person. We will file with the SEC all scripts and other electronic communications as proxy soliciting materials. PACI will bear the cost of the solicitation.
We have engaged Alliance Advisors, LLC to assist in the proxy solicitation process. We will pay that firm a fee of $15,000 plus disbursements. We will reimburse for reasonable out-of-pocket expenses and will indemnify and its affiliates against certain claims, liabilities, losses, damages and expenses. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

BCA PROPOSAL
We are asking our stockholders to approve and adopt the Business Combination Agreement and the Business Combination. Our stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the subsection below entitled “The Business Combination Agreement” for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
Because we are holding a Special Meeting of stockholders to vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy and entitled to vote at the Special Meeting in which quorum is present.
The Business Combination Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the business combination. All capitalized terms used below that are not defined in this proxy statement/prospectus have the meanings provided thereto in the Business Combination Agreement
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.
General
On August 1, 2023, PACI entered into the Business Combination Agreement with Merger Sub and Volato. Pursuant to the terms of the Business Combination Agreement, a business combination between PACI and Volato will be effected through the merger of Merger Sub with and into Volato, with Volato surviving the merger as a wholly-owned subsidiary of PACI. The PACI Board has unanimously (i) approved and declared advisable the Business Combination Agreement and the Business Combination and (ii) resolved to recommend the approval and adoption of the Business Combination Agreement and the Business Combination by the stockholders of PACI.
As consideration for the Merger, Volato shareholders collectively will be entitled to receive, in the aggregate, a number of shares of Class A Common Stock with an aggregate value equal to (x) $190,000,000, plus (y) the sum of the aggregate exercise prices of all outstanding in-the-money Volato Options (as defined below) as of immediately prior to the effective time of the Business Combination (the “Effective Time”), plus (z) the aggregate amount of any Volato private equity financing of up to $60,000,000, if and to the extent consummated prior to Closing in accordance with the terms of the Business Combination Agreement. In connection with the Private Financing, on July 21, 2023, Volato entered into a Series A Preferred Stock Purchase Agreement by and among (i) Volato, (ii) the PROOF.vc SPV, (iii) the Sponsor, and (iv) the holders of then-outstanding Convertible Notes, whereby Volato issued $10,000,000 of Series A-1 Preferred Stock at a price of $10 per share to the PROOF.vc SPV and the Sponsor. On September 1, 2023, the PROOF.vc SPV purchased an additional 205,000 shares of Series A-1 Preferred Stock at a purchase price of $10 per share, on the same terms as the issuance of the $10,000,000 of Series A-1 Preferred Stock.
Treatment of Securities
Common Stock of Volato. At the Effective Time, by virtue of the Business Combination and without any action on the part of any Volato stockholder, subject to and in consideration of the terms and conditions set forth in the Business Combination Agreement, each share of Volato common stock (“Volato Common Stock”) issued and outstanding immediately prior the Effective Time (other than Dissenting Shares and Excluded Company Capital Stock) shall be, with respect to each shareholder, cancelled and converted into the right to receive the number of shares of Class A Common Stock equal to (i) the number of shares of Volato Common Stock (other than Dissenting Shares and Excluded Company Capital Stock) held by such shareholder as of immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with the product rounded up to the nearest whole share. All shares of Volato Common Stock converted into such consideration shall thereafter no longer be outstanding and shall cease to exist, and each holder of Volato Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration into which such shares of Volato Common Stock shall have been converted into in the Business Combination.
Preferred Stock of Volato. At the Effective Time and without any action on the part of any Volato stockholder, subject to and in consideration of the terms and conditions set forth in the Business Combination Agreement, the shares of Volato preferred stock (“Volato Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Company Capital Stock) (on an as-converted to Volato Common Stock basis) shall be, with respect to each shareholder, cancelled and converted into the right to receive the number of shares of Class A Common Stock equal to (i) the number of shares of Volato Preferred Stock (other than Dissenting Shares and Excluded Company Capital Stock) held by such shareholder as of immediately prior to the Effective Time (on an as-converted to Volato Common Stock basis) multiplied by (ii) the Exchange Ratio, with the product rounded up to the nearest whole share. All shares of Volato Preferred Stock converted into such consideration shall thereafter no longer be outstanding and shall cease to exist, and each holder of Volato Preferred Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration into which such shares of Volato Preferred Stock shall have been converted into in the Business Combination.
Common Stock of Merger Sub. At the Effective Time, by virtue of the Business Combination and without any action on the part of any holder thereof, all of the shares of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall be converted into and exchanged for, collectively, all of the share capital of the Surviving Corporation (as defined in the Business Combination Agreement) and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.
Treasury Shares. At the Effective Time, by virtue of the Business Combination and without any action on the part of any holder thereof, each share of Volato Preferred Stock and Volato Common Stock held in the treasury of Volato immediately prior to the Effective Time shall be cancelled and no payment or distribution shall be made with respect thereto.
Stock Options. As of the Effective Time, each then-outstanding unexercised option (whether vested or exercisable) to purchase shares of Volato Common Stock granted under any Volato stock plan (a “Volato Option”) shall be assumed by Volato Group and shall be converted into a stock option (a “Volato Group Option”) to acquire shares of Class A Common Stock of Volato Group, par value $0.0001 per share, in accordance with the Business Combination Agreement. Each such Volato Option as so assumed and converted shall be for that number of shares of Class A Common Stock of Volato Group determined by multiplying (A) the number of shares of Volato Common Stock subject to the corresponding Volato Option immediately prior to the Effective Time, by (B) the Exchange Ratio, with any resulting fractional share rounded down to the nearest whole number, at a per share exercise price determined by dividing (A) the exercise price per share of the corresponding Volato Option in effect immediately prior to the Effective Time by (B) the Exchange Ratio, with any resulting fractional cent rounded up to the nearest whole cent. As of the Effective Time, all Volato Options shall no longer be outstanding and each holder of Volato Group Options shall cease to have any rights with respect to such Volato Options, except as otherwise set forth in the Business Combination Agreement. Following the Effective Time, each Volato Group Option shall be subject to the Incentive Plan (as defined below) and to the same terms and conditions, including, without limitation, vesting conditions, as had applied to the corresponding Volato Option as of immediately prior to the Effective Time, except for such terms rendered inoperative by reason of the Transactions, subject to such adjustments as reasonably determined by the Board to be necessary or appropriate to give effect to the conversion or the Transactions.
Dissenting Shares of Volato. Dissenting Shares shall not be converted into the right to receive a portion of the Aggregate Merger Consideration and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by the Georgia Business Corporation Code (the “GBCC”). At the Effective Time, all Dissenting Shares shall be cancelled, extinguished, and cease to exist and the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the GBCC.

If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under the GBCC or other applicable law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into the right to receive a portion of the Aggregate Merger Consideration upon the terms and conditions set forth in the Business Combination Agreement.
Stock Exchange Listing
PACI will use its reasonable best efforts to cause the shares of Class A Common Stock of Volato Group to be issued in connection with the Business Combination to be approved for listing on the NYSE as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date. Until the Closing, PACI shall use its reasonable best efforts to ensure PACI remains listed as a public company on, and for shares of Common Stock to be listed on, the NYSE.
Closing
The Closing will occur on the date which is three (3) Business Days after the date on which all closing conditions set forth in the Business Combination Agreement shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as PACI and Volato may mutually agree in writing.
Non-Solicitation
Each of PACI, Volato, and Merger Sub has agreed that from the date of the Business Combination Agreement to the Effective Time or, if earlier, the valid termination of the Business Combination Agreement in accordance with its terms, it shall not, and shall instruct its Representatives (as defined in the Business Combination Agreement) not to, directly or indirectly,
•	make any proposal or offer that constitutes a BCA Proposal,
•
initiate, solicit, or engage in any negotiations with any Person with respect to, or provide any non-public information or data concerning PACI to any Person relating to, a BCA Proposal or afford to any Person access to the business, properties, assets, or personnel of PACI in connection with a BCA Proposal,

•
enter into any acquisition agreement, business combination, merger agreement, or similar definitive agreement, or any letter of intent, memorandum of understanding, or agreement in principle, or any other agreement, relating to a BCA Proposal,

•	otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a BCA Proposal,
•	approve, endorse, or recommend, or propose to approve, endorse, or recommend, a BCA Proposal, or
•	agree or otherwise commit to enter into or engage in any of the foregoing, in each case, other than with any Party or any of their Representatives.
Each of PACI, Volato, and Merger Sub has also agreed to and agreed to cause its Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a BCA Proposal (other than any Party or any of their Representatives).
These restrictions and obligations are subject to fiduciary duties held by PACI’s board of directors, officers and professional advisors under applicable law that may allow PACI to take certain actions otherwise not permitted under the non-solicitation provisions, as well as the right of PACI’s board of directors under the terms of the Business Combination Agreement to withdraw, amend, qualify, or modify its recommendation to PACI’s shareholders that they vote in favor of the Business Combination Agreement and Business Combination.
Representations, Warranties, and Covenants
The Business Combination Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) entity organization, good standing and qualification, (b) subsidiaries, (c) authorization to enter into the Business Combination Agreement and to consummate the Transactions, (d) non-conflict with governing documents, laws and governmental orders, and certain contracts, (e) governmental consent, (f) capitalization, (g) financial statements, (h) undisclosed liabilities, (i) litigation (j) compliance with laws, (k) intellectual property, (l) material contracts, (m) benefit plans, (n) labor matters, (o) taxes, (p) brokers’ fees, (q) insurance, (r) real property and assets, (s) environmental matters, (t) absence of changes, (u) affiliate agreements, (v) internal controls, (w) permits, (x) registration statement, (y) related party transactions, (z) international trade and anti-corruption, (aa) top customers, (ab) sexual harassment, (ac) absence of additional representations and warranties, (ad) trust account, (ae) SEC reports and Sarbanes-Oxley Act compliance, (af) business activities and absence of changes, (ag) absence of outside reliance, (ah) NYSE market listing compliance, (ai) title to property, and (aj) the Investment Company Act of 1940.
The Business Combination Agreement includes customary covenants of the parties with respect to the operation of their respective businesses prior to the consummation of the Business Combination and efforts to satisfy conditions to the consummation of the Business Combination. The Business Combination Agreement also contains additional covenants of the parties, including, among others, covenants providing for PACI and Volato to use reasonable best efforts to cause the Registration Statement and the Proxy Statement (as each are defined in the Business Combination Agreement) to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Business Combination. PACI and Volato have also agreed to obtain all requisite approvals of their respective stockholders including, in the case of PACI, (a) approval of the Business Combination, (b) approval of its amended and restated certificate of incorporation, (c) approval of the issuance of Volato Group Common Stock in connection with the Transactions, to the extent required under the NYSE listing rules, (d) adoption of the 2023 Plan (as defined below), and (e) approval of any other proposals reasonably necessary to consummate the Transactions. Additionally, PACI has agreed to include in the Proxy Statement the recommendation of its Board that stockholders approve all of the proposals to be presented at the Special Meeting to be held for that purpose.
2023 Plan
PACI has agreed to adopt, subject to stockholder approval, the 2023 Plan to be effective as of the Closing and in a form mutually acceptable to PACI and Volato. The 2023 Plan shall provide for the reservation of an aggregate number of shares of Volato Group Common Stock equal to 20% of the issued and outstanding shares of Class A Common Stock of Volato Group immediately after the Closing, for issuance pursuant to the 2023 Plan, subject to annual increases as provided in the 2023 Plan.
2021 Plan
PACI has agreed to assume the 2021 Plan effective as of the Closing. The 2021 Plan currently is the sole equity compensation plan for Volato.
The 2021 Plan will continue on its own terms, except that following the effective time:
•	Stock covered by awards granted under the 2021 Plan will be shares of Volato Class A common stock;
•
All references in the 2021 Plan to a number of shares of Volato, Inc. common stock will be amended to refer instead to that number of shares of Volato Group common stock as adjusted by the Exchange Ratio, as defined in the Business Combination Agreement;

•	Employees and consultants of Volato (or any other affiliate of Volato) shall be eligible to receive awards under the 2021 Plan;
•
The Compensation Committee, subject to PACI Board oversight, will succeed to the authority and responsibility of the Volato, Inc. board or a committee of the Volato, Inc. board with respect to the administration of the 2021 Plan; and

•	Certain other minor technical revisions may also be made.
Purpose and Eligibility. The 2021 Plan’s purposes are carried out by the granting of awards to selected eligible individuals. Awards under the 2021 Plan may be granted to selected employees, directors, and consultants of Volato or its affiliates in the discretion of the Administrator. Only employees are eligible to receive incentive stock options.
The 2021 Plan became effective on August 13, 2021 and will remain in effect until August 12, 2031 unless terminated earlier by the PACI Board (although, as noted below, if the 2023 Plan is approved by the stockholders, no further grants will be made under the 2021 Plan). The 2021 Plan will be amended and restated in connection with the assumption by PACI to reflect the effect of the Business Combination Agreement by modifying eligibility as described above, to reflect PACI’s assumption of the 2021 Plan, to clarify that Volato Class A common stock will be issued under the 2021 Plan, and to adjust the number of shares issuable under the 2021 Plan by the Exchange Ratio and to make other minor technical revisions.
If the 2023 Plan is approved by the stockholders, no awards will be granted under the 2021 Plan after the 2023 Plan Effective Date. Awards granted under the 2021 Plan that are outstanding on the 2023 Plan Effective Date will be accelerated or continued in accordance with their terms subject to vesting schedules pursuant to the applicable restricted stock award agreement or option agreement; provided that, in each case, the participant continues to be employed or in service with Volato, Inc. or an affiliate through each applicable vesting date.
Administration; Amendment and Termination. Following the Business Combination, the Compensation Committee, subject to PACI Board oversight, will administer the 2021 Plan. The PACI Board and the Compensation Committee are also referred to in this discussion collectively as the “Administrator.” To the extent required under Rule 16b-3 of the Exchange Act, the Compensation Committee shall consist solely of two or more “non-employee” directors as that term is defined in Rule 16b-3, or as may otherwise be permitted under Rule 16b-3.
The 2021 Plan and awards made under the 2021 Plan may be amended, suspended, or terminated at any time by the PACI Board (or the Administrator, with respect to awards), subject to the following: (a) stockholder approval of any 2021 Plan amendment if required by applicable laws, rules, or regulations, and (b) except as otherwise provided in the 2021 Plan, an amendment or termination of an award may not materially adversely affect the rights of the recipient of the award without the recipient’s consent.
Share Limitations. The 2021 Plan authorizes the issuance of 2,724,347 shares (subject to adjustment for anti-dilution purposes), all of which may be issued under the 2021 Plan pursuant to incentive stock options. As described above, as a result of the Business Combination Agreement, this limit will be adjusted by the Exchange Ratio. As of September 29, 2023, approximately 2,228,279 shares were subject to outstanding awards, and 82,324 currently remained available for the grant of awards.
Types of Awards. The types of awards authorized under the 2021 Plan following the Business Combination Agreement are described below and include: stock options in the form of nonqualified options and incentive stock options and restricted stock awards. Subject to the terms of the 2021 Plan, the Administrator has broad authority to determine the terms and conditions of awards.
Options. Options granted under the 2021 Plan may be incentive options or nonqualified options. Incentive options may be granted only to our employees, not to consultants or non-employee directors. The Administrator will determine the exercise price for options. The exercise price may be no less than 100% of the fair market value per share of Volato Class A common stock on the date the option is granted, or 110% of the fair market value for incentive stock options granted to an employee who owns more than 10% of the total combined voting power of all classes of our stock. The preceding exercise price restrictions do not apply to certain options assumed or substituted in a merger or other transaction where the exercise price is adjusted in accordance with applicable tax regulations. The option period may not exceed 10 years (or five years with respect to an incentive stock option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Volato or a parent, subsidiary, as provided in the 2021 Plan). Options are exercisable after termination of employment only to the extent specified by the Administrator in grants of individual awards.
Restricted Stock Awards. Under the terms of the 2021 Plan, the Administrator may grant restricted stock awards to participants in such numbers, upon such terms and at such times as the Administrator determines. Restricted stock awards are transfers of shares of Volato Class A common stock subject to vesting conditions established by the Administrator. Until the transferee satisfies the vesting conditions or forfeits the shares, the share certificates are held in escrow or secured in another manner satisfactory to the Administrator. If and when the vesting conditions are satisfied, the shares are released to the transferee. Forfeited shares become eligible for reissuance under the Plan.

Conditions to Closing
Mutual
The obligations of PACI, Merger Sub and Volato to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in a joint writing duly executed by all of such parties:
•	the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the business combination;
•
the completion of the Information Statement (as defined in the Business Combination Agreement) in accordance with the Business Combination Agreement, the PACI organizational documents and the Proxy Statement;

•	receipt of PACI stockholder approval and certain Volato Stockholder approvals; and
•	the approval for listing of the Volato Group Common Stock on the NYSE subject only to official notice of issuance thereof.
PACI
The obligations of PACI to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by PACI:
•
each of the representations and warranties of Volato being true and correct to applicable standards and each of the covenants of Volato having been performed or complied with in all material respects (including, without limitation, adoption by PACI of the 2021 Plan and the 2023 Plan);

•	PACI’s receipt of an officer’s certificate of Volato certifying that such representations and warranties are true and correct and such covenants have been performed and complied with; and
•	the execution and delivery of certain ancillary agreements.
Volato
The obligation of Volato to consummate the Business Combination is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Volato:
•
each of the representations and warranties of PACI and Merger Sub being true and correct to applicable standards and each of the covenants of PACI and Merger Sub having been performed or complied with in all material respects;

•	Volato’s receipt of officer’s certificates of PACI and Merger Sub certifying such representations and warranties are true and correct and such covenants have been performed and complied with;
•	the amendment and restatement of PACI’s certificate of incorporation in the form of the Proposed Charter; and
•	the execution and delivery of certain ancillary agreements.
Termination
The Business Combination may be terminated and the transactions contemplated thereby abandoned:
(i)	by mutual written consent of PACI and Volato;
(ii)
prior to the Closing, by written notice by either PACI or Volato if the other party has breached its representations, warranties, covenants or agreements in the Business Combination Agreement such that the conditions to Closing cannot be satisfied and such breach cannot be cured within certain specified time periods; provided that the terminating party is not then in material breach of its representation, warranties, covenants or agreements under the Business Combination Agreement;

(iii)	prior to the Closing, by written notice by either PACI or Volato if the Business Combination is not consummated on or before December 1, 2023;

(iv)
prior to the Closing, by written notice by either PACI or Volato if the consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or a statue, rule or regulation;

(v)	by either PACI or Volato if PACI stockholders do not approve the Business Combination Agreement at the Special Meeting held for that purpose; or
(vi)	by PACI if there has been a Change in Recommendation (as defined the Business Combination Agreement).
Effect of Termination
If the Business Combination Agreement is terminated, the agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, or its respective Affiliates (as defined in the Business Combination Agreement), officers, directors, employees or stockholders, other than liability of any party thereto for any breach of the Business Combination Agreement by such party occurring prior to such termination subject to the terms of the Business Combination Agreement.
Amendments or Modification of Agreement
The Business Combination Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties thereto in the same manner as the Business Combination Agreement and which makes reference to the Business Combination Agreement.
Related Documents
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, which we refer to as the “Related Documents,” but does not purport to describe all of the terms thereof. The Related Documents have been or will be filed with the SEC at a future date. Stockholders and other interested parties are urged to read such Related Documents in their entirety.
Sponsor Support Agreement. In connection with the execution of the Business Combination Agreement, Sponsor entered into a support agreement with Volato and PACI (the “Sponsor Support Agreement”) pursuant to which the Sponsor has agreed to vote all Founder Shares (as therein defined) beneficially owned by it in favor of the Business Combination. Further, pursuant to the Sponsor Support Agreement, Sponsor agrees to use up to 50% of the Founder Shares and warrants issued to the Sponsor concurrently with the IPO to satisfy its obligations with respect to Available PACI Cash (as such term is defined in the Business Combination Agreement). In connection with the Private Financing, a letter agreement was entered into between the Sponsor and the PROOF.vc SPV, whereby the PROOF.vc SPV has agreed to be subject to the obligations of the Sponsor under the Sponsor Support Agreement with respect to Founder Shares beneficially owned by the PROOF.vc SPV.
Amended and Restated Registration Rights Agreement. In connection with the business combination, PACI and certain stockholders of each of PACI and Volato who will receive Volato Group Common Stock pursuant to the Business Combination Agreement will enter into an amended and restated registration rights agreement (“Registration Rights Agreement”), to become effective upon the Closing.
Lock-up Agreement and Arrangements. Prior to the consummation of the Transactions, certain Volato stockholders, including certain existing stockholders of Volato holding greater than 250,000 shares of its share capital as well as the officers and directors of PACI and Volato, will enter into a lock-up agreement (the “Stockholder Lock-up Agreement”) with PACI. Under the terms of the Stockholder Lock-up Agreement, such stockholders, will each agree, subject to certain customary exceptions, that during the period that is the earlier of (i) the date that is 180 days following the Effective Time, and (ii) the date specified in a written waiver of the provisions of the Stockholder Lock-up Agreement duly executed by Sponsor and PACI, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Lock-up Shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares (whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise), publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), or sales or other transactions through non-US broker dealers or foreign regulated brokers. As used herein,

“Lock-up Shares” means, in the case of Volato stockholders, those shares of Class A Common Stock of Volato Group received by such Volato stockholder as merger consideration in the Transactions and beneficially owned by such Volato stockholder as specified on the signature block of the Stockholder Lock-up Agreement.
The foregoing descriptions of agreements and the transactions and documents contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the Business Combination Agreement, Sponsor Support Agreement, Registration Rights Agreement, and Stockholder Lock-up Agreement, copies of which are filed with this proxy statement/prospectus.
Background to the Business Combination
The following is a brief description of the background to the proposed Business Combination.
We are a blank check company that was incorporated as a Delaware corporation on March 16, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Our operations to date have been to discover a suitable business combination partner and we have generated no operating revenue to date.
On December 3, 2021, we consummated an initial public offering (“IPO”) of 27,600,000 units (the “Units”). Each Unit consists of one share of Class A Common Stock (a “Public Share”) and one-half of one redeemable warrant. Each whole warrant (a “Public Warrant”) entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $276,000,000.
On March 31, 2021, the Sponsor received 5,750,000 of our Class B Common Stock (the “Founder Shares”) for a payment of $25,000 made on May 4, 2021. On November 30, 2021, we effected a 1.2:1 stock split for each outstanding share of Class B Common Stock, resulting in the Sponsor holding an aggregate of 6,900,000 Founder Shares. As of December 3, 2021, there was 6,900,000 shares of Class B Common Stock issued and outstanding, of which 6,591,800 are held by our Sponsor and the PROOF.vc SPV, and the remaining 308,200 are held by BlackRock as of the date of this proxy statement/prospectus.
Simultaneously with the closing of the IPO, pursuant to purchase agreements entered into with the Sponsor and Blackrock, PACI completed the private sale of an aggregate of 15,226,000 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to PACI of $15,226,000 (the “Private Placement”).
On May 19, 2023, we convened a Special Meeting of shareholders to amend our Current Charter and the Investment Management Trust Agreement, dated November 30, 2021, by and between PROOF Acquisition Corp I and Continental Stock Transfer & Trust Company (as amended, “Trust Agreement”) to modify the amount and timing of the payment necessary to extend the time period to complete a potential business combination. The amendment was approved by the requisite number of shareholders. As of the close of business on April 6, 2023, the record date for the Special Meeting, there were an aggregate of 34,500,000 shares of Common Stock outstanding consisting of 27,600,000 shares of Class A Common Stock and 6,900,000 shares of Class B Common Stock. In connection with the Special Meeting, 21,156,902 shares of Class A Common Stock were redeemed leaving 6,443,098 shares of Class A Common Stock outstanding after redemptions.
As amended, the Current Charter requires us to deposit into the Trust Account (i) the lesser of (a) $480,000 and (b) $0.12 for each issued and outstanding Public Share, payable on or prior to June 3, 2023, for extension of the end of the Completion Window (as in the Current Charter) to September 3, 2023, and then thereafter (ii) the lesser of (a) $160,000 and (b) $0.04 for each issued and outstanding Public Share, payable monthly on or prior to September 3, 2023, October 3, 2023 and November 3, 2023, respectively, for extension of the end of the Completion Window to October 3, 2023, November 3, 2023, and December 3, 2023, as applicable. Prior to June 3, 2023, we deposited $480,000 into the Trust Account to extend the Completion Window to September 3, 2023. Prior to September 3, 2023, we deposited $160,000 into the Trust Account to extend the Completion Window to October 3, 2023. Prior to October 3, 2023, we deposited $160,000 into the Trust Account to extend the Completion Window to November 3, 2023.
After the payment of underwriting discounts and commissions and approximately $443,739 in the IPO costs, approximately $3,742,261 of the net proceeds of the IPO and Private Placement was not deposited into the Trust Account and was retained by us for working capital purposes. Immediately after the closing of the IPO on

November 30, 2021, the officers and directors of PACI began to contact potential candidates for a potential business combination. In addition, PACI was regularly contacted by individuals and entities with respect to potential business combination opportunities.
On July 11, 2023, the PACI Board created a special committee comprised of directors consisting of Peter Harrison (Chair), Mark Lerdal, and Lisa Suennen (the “Special Committee”). On July 12, 2023, the Special Committee held its first meeting and following the meeting, Peter Harrison resigned from the Special Committee because he believed that, although Mr. Harrison is an independent director and lacked a material interest in addition to or different from the interests of the Company’s stockholders generally, it was important for the Chairman of the PACI Board also to be independent of the Special Committee. His resignation from the Special Committee was therefor for reasons other than disagreements with PACI on any matter relating to PACI’s or the Special Committee’s operations, policies, or practices and Mr. Harrison remains Chairman of the Board of PACI. The Board did not appoint a third member to the Special Committee and instead reduced the size of the Special Committee to two directors. Lisa Suennen and Mark Lerdal, the two remaining members of the Special Committee, disclosed to the Board that each owns a membership interest in the Sponsor that equates to 52,538 shares and 75,000 shares of Class B Common Stock of PACI, respectively, if the Sponsor was liquidated, and each of these directors has advised the Board that these membership interests are not material to him or her. The Board believes that each remaining member of the Special Committee is independent and does not have a material interest in the potential Business Combination that is in addition to or different from the interests of the Company’s stockholders generally. The Special Committee, among other things, evaluated Volato by soliciting, assessing, and considering reports and advice from the Special Committee’s independent financial and legal advisors, the PACI management team, PACI’s financial, legal, and other advisors, and financial information provided to PACI and its advisors by Volato.
The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement.
This chronology does not purport to catalogue all correspondence between or among representatives of PACI, the Sponsor, and Volato or any other potential counterparty to a potential business combination. Representatives of PACI involved in the discussions and negotiations referenced herein included one or more of John C. Backus, Jr., President and CEO of PACI, Steven P. Mullins, CFO of PACI, Michael W. Zarlenga, General Counsel and Corporate Secretary of PACI, Coleman Andrews, Mark Lerdal, Lisa Suennen, and Peter Harrison, each a Director of PACI, and Katy Arris-Wilson, consultant and lead due diligence analyst of PACI.
No discussions regarding a potential business combination with any candidate were held prior to PACI’s IPO. Between November 30, 2021, when the SEC declared the registration statement for the PACI IPO effective, and May 26, 2023, the date of signing the letter of intent with Volato, PACI reviewed and reached out to many potential business combination candidates, and held frequent discussions, both internally and with a wide range of management teams at various potential targets. PACI also met with its Network VC Advisory Board and solicited indication from advisory board members as to potential business combination candidates.
PACI and its advisors compiled a list of high priority potential targets and updated and supplemented the list from time to time. Decisions on how to prioritize targets were made according to company quality, size, readiness, and willingness and ability of the target to consummate a transaction within the Completion Window. This list of potential opportunities was periodically shared with, and reviewed in detail by, the PACI Board. During that period, PACI and representatives of PACI identified and evaluated more than 100 potential acquisition targets and participated in discussions in-person, or by video teleconference or telephone with representatives of the potential acquisition targets. In total, PACI entered into non-disclosure agreements with 18 candidates, including (i) Volato, (ii) a private company referred to “Company A,” (iii) a potential counterparty referred to as “Company B” and (iv) a portfolio company of PROOF.vc referred to as “Company C.” In addition to these 18 candidates, PACI held discussions with certain additional portfolio companies of PROOF.vc or the Network VC Advisory Committee members in which PROOF.vc or the Network VC Advisory Committee members already had a non-disclosure agreement.
PACI management reviewed each potential acquisition opportunity based on criteria that were the same as or similar to the criteria that the PACI Board used in evaluating the potential business combination with Volato, which focused on potential target companies with certain characteristics, including compelling long-term growth prospects, attractive competitive dynamics, consolidation opportunities, and products or services with large total addressable markets. The key business characteristics that were focused on include the potential for disruptive technology or business model; attractive returns on invested capital; significant streams of recurring revenue; operational improvement opportunities; attractive steady-state margins, incremental margins, and attractive free cash flow characteristics.
PACI focused on sectors and companies that its management believed would benefit from being a publicly traded company on a stock exchange in the United States. Management also sought a company where our management team’s insights, expertise, and networks could provide advantaged solutions to create value, including through add-on acquisitions, governance enhancements, capital structure optimization, improvements to operations and risk management, and attracting and expanding institutional following and ownership.
Following this systematic process of evaluation and due diligence, PACI ultimately submitted two signed LOIs and two unsigned LOI to potential targets. The remaining candidates did not receive an LOI from PACI due to a combination of factors, including inadequate preparedness to be a publicly traded company, an expected valuation that was more than what PACI believed was supported by comparable public companies in the sector, or because PACI did not believe that a business combination was actionable with the candidate.
Description of negotiation process with candidates other than Volato
On December 7, 2021, John Backus had a discussion with the CEO and other executive officers of Company C, a current portfolio company of PROOF.vc regarding a potential business combination.
On December 8, 2021, PACI entered into a non-disclosure agreement with Company C.
On January 21, 2021, John Backus had a discussion with the CEO of Company C to determine interest in pursuing a potential business combination.
By letter dated March 29, 2023, PACI and one of its anchor investors entered into a wall cross agreement.
By letter dated April 4, 2023, PACI and its other anchor investor entered into a wall cross agreement.
On April 13, 2023, John Backus had discussions with one PACI’s anchor investors regarding a PIPE investment and the valuation of Company C.
On April 21, 2023, John Backus had a discussion with a large shareholder of Company C to assess if the shareholder would support a Business Combination with PACI.
On April 21, 2023, John Backus had a discussion with a board member of Company C and learned that Company C had entered into a term sheet with another party that limited Company C’s ability to discuss a Potential Business Combination with PACI. As a result, Company C terminated all discussions.
On April 21, 2023, after consultation by John Backus with other PACI board members, PACI sent Company C an unsolicited signed LOI for a Business Combination. There was no response from Company C.
On April 24, 2023, after consultation by John Backus with other PACI board members, PACI sent Company C a revised unsolicited signed LOI for a Business Combination. There was no response from Company C.
On April 8, 2022, the CEO of Company A was introduced to John Backus by a partner in a venture fund with whom PROOF.vc had a relationship.
On April 11, 2022, PACI entered into a non-disclosure agreement with Company A.
On April 13, 2022, a video teleconference was held with the co-CEO of Company A who made a presentation and answered questions. Present on the video teleconference from PACI were John Backus, Steve Mullins, and Michael Zarlenga.
On April 18, 2022, John Backus and Steve Mullins had a telephone conversation with the CFO of Company A to discuss Company A’s financial models, historical financial information, and key deal points to a transaction.
On April 29, 2022, PACI emailed an unsigned LOI to the representatives of Company A in advance of a video teleconference attended by executive officers and Board members of PACI, executive officers of Company A, and representatives of BofA Securities, which was providing investment banking services to PACI at that time.
On May 4, 2022, John Backus had a telephone conversation with the CFO of Company A to discuss the continuing prospects for a Business Combination with PACI.

On May 9, 2022, a representative of BofA Securities, Inc. (“BofA”) informed John Backus via telephone call that BofA was resigning its representation of PACI and foregoing its deferred underwriting fee in connection with its role as an underwriter in PACI’s IPO (in an aggregate amount of approximately $10 million).
On June 29, 2022, John Backus, Steve Mullins, and Michael Zarlenga travelled to Nashville, Tennessee for two days of meeting with representatives of Company A and to attend a public event hosted by Company A. John Backus and Steve Mullins met with the co-CEO and CFO of Company A to discuss financial matters and valuation and Michael Zarlenga met with the General Counsel of Company A to discuss structuring of a transaction and legal structure of Company A. Michael Zarlenga also toured the offices and production facilities of Company A.
On August 18, 2022, the co-CEO of Company A indicated that Company A is not interested in pursuing a Business Combination with PACI at this time and would instead pursue a private round of financing.
On December 9, 2022, Company B was introduced to John Backus by a limited partner of PROOF.vc. Company B had previously announced the signing of a merger agreement with a special purpose acquisition company which was being terminated. Company B still wanted to pursue a business combination transaction.
On December 10, 2022, PACI entered into a non-disclosure agreement with Company B and on December 11, 2022, John Backus, Steve Mullins, Michael Zarlenga, Peter Harrison, and Lisa Suennen were given access to the virtual data room for Company B.
On December 15, 2022, a video teleconference was held in which the CEO of Company B made a presentation and answered questions. Present on the video teleconference from PACI were John Backus, Steve Mullins, Michael Zarlenga, and Mark Lerdal.
On December 20, 2022, John Backus had additional conversations with the CEO of Company B regarding the structure of a potential Business Combination and the prospects of Company B.
On December 28, 2022, John Backus had additional conversations with the CEO of Company B regarding the structure of a potential Business Company and the prospects of Company B.
On January 3, 2023, John Backus and the CEO of Company B had a telephone conversation regarding the business of Company B, a possible Business Combination, and an agenda for an in-person meeting to occur on January 6, 2023. The parties also discussed the terms Company B would expect in an LOI.
On January 5, after John Backus had discussions with other PACI board members, PACI submitted a signed LOI to Company B for consideration. Later that day, John Backus had another conversation with the CEO of Company B to discuss the LOI and specifically the valuation of Company B.
On January 6, 2023, John Backus, Coleman Andrews, and Katy Arris-Wilson flew to Chicago to meet with representatives of Company B at their offices to discuss the background and opportunities of Company B and to further pursue a potential transaction.
On January 8, 2023, after John Backus had further discussions with other PACI board members, PACI submitted a revised signed LOI to Company B for consideration containing an increased pre-money valuation of Company B.
On January 11, 2023, John Backus was informed that the board of directors of Company B held a meeting to consider the LOI from PACI and another LOI from a different special purpose acquisition company. The board of Company B chose to pursue an acquisition with the other special purpose acquisition company in which they had been in discussions with for a longer period of time.
On August 2, 2023, a representative of BofA wrote a letter to John Backus formally waiving BofA’s entitlement to the payment of a deferred fee and disclaiming any responsibility for any portion of this proxy statement/prospectus.
Description of Negotiation Process with Volato
On March 8, 2023, John Backus was contacted by BTIG, LLC, a brokerage firm representing Volato in an attempt to identify a special purpose acquisition company with which Volato could engage in a business combination transaction. During the call, BTIG disclosed that Volato had previously signed a letter of intent with another special purpose acquisition company but that the parties had not executed a definitive agreement.

On May 9, 2023, PACI entered into a non-disclosure agreement with Volato and on May 10, 2023, John Backus and Michael Zarlenga were given access to the virtual data room of Volato. The virtual data room included a financial model (including related projections) created by Volato as of February 28, 2023. These projections were not created in contemplation of a business combination with PACI.
On May 12, 2023, a video teleconference was held with representatives from BTIG to discuss the opportunity of a potential Business Combination with Volato. Present on the call from PACI were John Backus, Steve Mullins, Michael Zarlenga, and Peter Harrison.
On May 16, 2023, a video teleconference was held where Nicholas Cooper, Co-Founder & Chief Commercial Officer of Volato, and Keith Rubin, Chief Financial Officer of Volato, made a formal presentation to PACI. Present on the video teleconference from PACI were John Backus, Steve Mullins, Michael Zarlenga, Coleman Andrews, and Katy Arris-Wilson. Representatives from BTIG were also present on the call.
On June 2, 2023, John Backus had a telephone conversation with Nicholas Cooper to discuss the LOI.
On June 2, 2023, PACI and Volato entered into a non-exclusive LOI. PACI was aware that Volato was party to another non-exclusive LOI with a different special purpose acquisition company.
On June 8, 2023, John Backus and Nicholas Cooper exchanged multiple emails related to the terms of a potential business combination.
On June 12, 2023, John Backus had a video teleconference with Matthew Liotta, co-Founder and CEO of Volato, and Nicholas Cooper to discuss the terms of a business combination, including the potential valuation of Volato and the projections created by Volato. The parties discussed the potential valuation and updated projections created by Volato in connection with the proposed business combination with PACI. PACI requested that the projections be updated to the latest possible date given that the projections contained in the data room were as of February 28, 2023.
On June 14, 2023, Coleman Andrews met in person with Nicholas Cooper at the National Business Aviation Association regional event in White Plains, New York where Volato was exhibiting. Coleman Andrews toured the Volato HondaJet and Gulfstream G280 on display and discussed the strategy of and future opportunities for Volato.
On June 15, 2023, the executive team of Volato made a virtual presentation to members of the Board of PACI and certain potential investors related to the business of Volato.
On July 2, 2023, Matthew Liotta traveled to Alexandria, Virginia to meet in person with John Backus and Michael Zarlenga. Coleman Andrews and Katy Arris-Wilson joined the meeting by video teleconference. The meeting was convened to discuss current operations and to review projections for Volato and whether or not PACI would continue to pursue a potential business combination. PACI questioned whether the assumptions underlying the number and type of aircraft in the projections were accurate given an aircraft manufacturer’s recent decision to divert aircraft deliveries from Volato to another customer, despite such aircraft being under contract to be delivered to Volato. The parties also discussed the complexity of operating and servicing multiple aircraft types and Volato’s capacity to effectively manage such operations and servicing. Following this conversation, Volato revised the assumptions underlying its projections to remove assumptions related to revenue from the operations of more than one type of aircraft.
On July 2, 2023, John Backus had a telephone conversation with Nicholas Cooper to discuss the financial information of Volato.
On July 9, 2023, PACI shared Volato’s projections with representatives from LSH, a candidate to serve as financial advisor in connection with the transaction. Over the next two weeks, PACI and LSH reviewed the model and, where needed, revisions were made to the model to ensure its internal consistency. Updated projections were prepared by Volato and shared with LSH.
On July 11, 2023, the PACI Board convened a formal meeting of the directors via video teleconference. All directors were present at the meeting. Also present were Steve Mullins, Michael Zarlenga, and Katy Arris-Wilson from PACI, representatives from LSH, and representatives from Steptoe & Johnson, LLP (“Steptoe”), PACI’s outside counsel. The purpose of the meeting was to update the Board on the potential business combination with Volato. Representatives of Steptoe & Johnson made a presentation on fiduciary duties and the current state of

Delaware law regarding the duties of directors in acquisition transactions. The PACI Board unanimously voted to form a Special Committee of the Board consisting of Peter Harrison (Chair), Mark Lerdal, and Lisa Suennen to consider and make a recommendation related to a possible business combination transaction with Volato.
On July 12, 2023, the Special Committee convened its first meeting. All members were present. Following the meeting, Peter Harrison resigned from the Special Committee for the reasons described above. Peter Harrison remains the Chairman of the Board of Directors.
On July 13, 2023, the Special Committee convened a meeting for the purpose of interviewing counsel to the Special Committee as well as to plan a series of future meetings. The Special Committee retained Richards, Layton & Finger, P.A. (“RLF”) as its independent legal counsel based on, among other things, its independence, reputation, experience, and expertise.
On July 18, 2023, the PACI Board executed a unanimous written consent resolving to, among other things, accept Mr. Harrison’s resignation from the Special Committee, reduce the size of the Special Committee to two members, and clarify and confirm that the Special Committee was authorized and empowered to, among other things, review and evaluate the potential business combination transaction with Volato and any alternatives thereto, undertake such investigation of PACI and Volato as the Special Committee deemed appropriate, retain independent legal and financial advisors, negotiate proposed terms of a business combination transaction, determine whether or not to recommend the Business Combination to the PACI Board (who resolved not to approve any business combination transaction with Volato or any alternative thereto without a prior favorable recommendation by the Special Committee), and take any and all actions necessary or advisable to fulfill its charge.
On July 18, 2023, the Special Committee held a meeting with Coleman Andrews, Katy Arris-Wilson, and representatives from PACI’s Sponsor, Michael Zarlenga from PACI and representatives of RLF in attendance. RLF advised the Special Committee on the fiduciary duties of directors under Delaware law and other legal factors pertinent to the Special Committee’s assessment of any potential transaction with Volato or alternative thereto. At the request of the Special Committee, Coleman Andrews, Katy Arris-Wilson and John Backus provided a due diligence presentation on Volato’s business, including without limitation, analysis of Volato’s management, operations, competitors, business strategy, performance, opportunities, and risks.
On July 20, 2023, the Special Committee met with representatives from Steptoe, RLF, LSH, and members of the PACI management team. Representatives from Steptoe gave a presentation on legal due diligence and provided an update on the status of negotiations, including timing considerations and drafting of transaction documents. The Special Committee further determined to retain LSH as the Special Committee’s financial advisor and directed its counsel to finalize an engagement letter with LSH. In deciding to retain LSH, the Special Committee considered, among other things, LSH’s experience and expertise, including in the valuation of securities and the provision of fairness opinions.
On July 21, 2023, Volato entered into a Series A Preferred Stock Purchase Agreement by and among the PROOF.vc SPV, the Sponsor, and certain holders of Volato Convertible Notes whereby (a) Volato may issue and sell up to a maximum aggregate of $60,000,000 of Series A-1 Preferred Stock at a price of $10 per share, with $10,000,000 of Series A-1 Preferred Stock issued and sold at an initial closing to the PROOF.vc SPV and the Sponsor, and (b) the Convertible Notes were converted into the amount of Series A-2 Preferred Stock or Series A-3 Preferred Stock set forth opposite each Convertible Note holder’s name on Exhibit A-2 attached thereto, at a conversion price of, in the case of the Series A-2 Preferred Stock, $5.9820 per share and in the case of the Series A-3 Preferred Stock, $9.00 per share.
On July 23, 2023, the Special Committee met with Matt Liotta and Nicholas Cooper, as well as representatives from Volato’s financial advisor, BTIG. Also present were Michael Zarlenga and representatives from LSH and RLF. At the meeting, Matt Liotta and Nicholas Cooper presented on various aspects of Volato’s business and financials, and the Special Committee and its advisors asked questions.
On July 24, 2023, Volato shared an updated set of projections with LSH and PACI. PACI management adjusted an assumption underlying the revenue contained in these updated projections related to a software product because the product was, at the time, in development. These updated projections are included in this proxy statement/prospectus and constitute the projections that were relied upon by LSH in issuing its fairness opinion and by the Special Committee of the PACI Board in making its recommendation to the PACI Board.

On July 25, 2023, the Special Committee met to hear and discuss a report from LSH on LSH’s ongoing valuation analysis regarding Volato and a potential Business Combination with Volato.
On July 26, 2023, the Special Committee executed LSH’s engagement letter to memorialize its engagement of LSH.
On July 27, 2023, the Special Committee met with representatives from LSH, RLF, and Steptoe, as well as Michael Zarlenga. LSH presented its valuation analysis of the Business Combination with Volato and delivered to the Special Committee an oral opinion to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth in LSH’s written opinion letter subsequently delivered to the Special Committee and dated July 27, 2023, the Aggregate Merger Consideration to be issued by PACI in the Business Combination was fair, from a financial point of view, to PACI. Representatives from Steptoe advised the Special Committee as to the substance of the draft Business Combination Agreement negotiated with Volato and other transaction documents. The Special Committee then met in executive session with representatives of RLF. Representatives of RLF advised the Special Committee as to its members’ fiduciary duties in determining whether to recommend the Business Combination to the PACI Board. The Special Committee discussed the merits of the Business Combination, the advice and reports it had received from its financial and legal advisors, and reports it had solicited and received from members of PACI’s management team and representatives of PACI’s Sponsor. Following further discussion, the members of the Special Committee unanimously resolved to recommend that the PACI Board approve, declare advisable and recommend the Business Combination and other matters and transactions contemplated by the proposed Business Combination Agreement and other transaction documents.
On July 28, 2023, the PACI Board met with representatives from LSH, RLF, and Steptoe, as well as Michael Zarlenga and Steve Mullins from PACI’s management team, Katy Arris-Wilson, a due diligence consultant for PACI, and Ha Dao, an analyst from PROOF Management, LLC, the management company of PROOF.vc, performing analysis to PACI pursuant to the Administrative Support Agreement between PACI and PROOF Management, LLC. At the request of the Special Committee, LSH summarized for the PACI Board its valuation analysis of the Business Combination with Volato that it had presented to the Special Committee on July 27, 2023. The PACI Board discussed various aspects of LSH’s valuation analysis. Representatives from Steptoe presented on the substance of the proposed Business Combination Agreement and other transaction documents and reported that they are in substantially final form. Katy Arris-Wilson and Coleman Andrews answered directors’ questions about Volato’s business, management team, strategy, prospects, and risks. The Special Committee delivered its recommendation that the PACI Board approve, recommend and declare advisable the Business Combination and other matters and transactions contemplated by the proposed Business Combination Agreement and other transaction documents. Following further discussion, the PACI Board determined to refrain from approving the Business Combination and related matters until the transaction documents memorializing the Business Combination were in final form.
On July 31, 2023, a unanimous written consent was adopted by the PACI Board where the PACI Board, among other items: (a) determined that the Business Combination Agreement and the related documents and the consummation of the Transactions are advisable and in the best interest of PACI, (b) approved, authorized, and declared advisable the Business Combination Agreement and the related documents and the consummation of the Transactions, (c) recommended the stockholders of PACI approve the Business Combination Agreement and the consummation of the Transactions, including the BCA Proposal and the Stock Issuance Proposal, (d) determined that the fair market value of Volato is in the aggregate equal to at least 80% of the assets held in the Trust Account; (e) authorized the amendment to the Current Charter and its submission to the stockholders of PACI for a vote and recommended the approval by the stockholders of PACI of the Charter Amendment Proposals; (f) authorized the 2023 Plan and its submission to the stockholders of PACI for a vote and recommended the approval by the stockholders of PACI of the Stock Incentive Plan Proposal, and (g) created a Special Meeting Committee consisting of Lisa Suennen and Mark Lerdal to call the Special Meeting and fix the date, time, and place of the Special Meeting as well as the record date for determination of the stockholders of PACI entitled to notice of, and to vote at the Special Meeting, and (h) authorized the officers of PACI to execute and deliver the Business Combination Agreement and related documents and to do all things necessary and desirable to consummate the Business Combination.
On September 1, 2023, the PROOF.vc SPV purchased an additional 205,000 shares of Series A-1 Preferred Stock of Volato at a purchase price of $10 per share, on the same terms as the issuance of the $10,000,000 of Series A-1 Preferred Stock.

PACI’s Board of Directors Reasons for Business Combination
As described under “Background to the Business Combination” above, the PACI Board, in evaluating the Business Combination, created a Special Committee, consisting of two directors, Lisa Suennen and Mark Lerdal, to consider and make a recommendation to the PACI Board with respect to the Business Combination.
The Special Committee, in the course of fulfilling its charge, among other things, solicited, assessed, and considered reports and advice from the Special Committee’s independent financial and legal advisors, the PACI management team, PACI’s financial, legal, and other advisors, and financial information provided to PACI and its advisors by Volato, as well as considered LSH’s fairness opinion, before unanimously recommending that the PACI Board approve, declare advisable and recommend the Business Combination Agreement and related matters. The PACI Board discussed the Special Committee’s findings and recommendations, and consulted with PACI’s management team and financial and legal advisors and heard from the management of Volato. Before reaching its decision, the PACI Board discussed and reviewed with management the results of management’s due diligence, which included:
•	public research on industry trends and other industry and macroeconomic factors;
•
extensive meetings, calls and video conferences with Volato’s management team, representatives, and key supplier regarding operations, and financial prospects, among other customary due diligence matters;

•
review of Volato’s material business including corporate books and records, customer contracts and potential customer pipeline, vendor contracts, information technology and certain other safety, legal and environmental due diligence; and

•	financial and accounting diligence.
In reaching its resolution that the Business Combination Agreement and the transactions contemplated thereby are advisable and in the best interests of PACI and its stockholders and to recommend that the stockholders adopt the Business Combination Agreement and approve the Business Combination and the transactions contemplated thereby, the PACI Board considered a number and wide variety of factors.
In light of the number and wide variety of factors considered in its evaluation of the Business Combination, the PACI Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The PACI Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of PACI’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
The Special Committee obtained a fairness opinion in connection with its consideration of the transactions contemplated by the Business Combination Agreement and also considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, which fairness opinion was made available to the PACI Board prior to its decision to approve the Business Combination Agreement and the transactions contemplated thereby. The PACI Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination.
The PACI Board concluded that the potential benefits that it expected PACI and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the PACI Board unanimously determined that the Business Combination Agreement and the Business Combination contemplated therein were advisable, fair to, and in the best interests of PACI and its stockholders.
Certain Forecasted Financial Information for Volato
As a private company, Volato does not, as a matter of course, make public projections as to future performance, revenues, earnings or other results of operations. However, in connection with PACI’s evaluation of the proposed Business Combination, Volato’s senior management prepared and provided to PACI management certain internal forecasts, which were one factor among many others described elsewhere in this proxy statement/prospectus, considered by PACI management, the PACI Board, the Special Committee, and LSH in making the PACI Board’s determination to recommend the Business Combination. The forecasts were not prepared with a view toward compliance or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information with respect to forward looking financial information, are subjective in many respects and therefore, are susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments.
Volato believes that the assumptions used to derive its forecasts are both reasonable and supportable. Volato’s forecasts include adjustments proposed by PACI management reducing revenue attributable to certain Volato software, which is in development. In preparing the forecasts, Volato management relied on a number of factors, including the executive team’s significant experience in the aviation market and the historical performance of Volato. The forecasts, while presented with numerical specificity, reflect numerous assumptions and estimates with respect to Volato’s performance, industry performance, general business, economic, regulatory, market, and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties, and beyond Volato’s control. In particular, Volato considered the following material estimates and hypothetical assumptions, which formed the basis of the projections that were shared with, and relied upon by, the PACI Board, the Special Committee and LSH:
•	Volato’s ability to raise $35,000,000 of new capital, net of transaction expenses;
•	Volato’s acceptance of aircraft delivery within anticipated timeframes;
•	Volato’s ability to sell the aircraft upon delivery;
•	Volato’s ability to source and secure additional aircraft from the secondary market;
•	Increased flight hours and ability to utilize empty legs;
•	Volato’s ability to crew the fleet by continuing to attract and retain qualified pilots;
•	Increased revenues from efficient software (in-development); and
•	Continued increase in gross margins.
Multiple factors, including those described in this proxy statement/prospectus in the section titled “Risk Factors”, could cause the forecasts or the underlying assumptions to be inaccurate. As a result, there can be no assurance that the forecasts will be realized or that actual results will not be significantly higher or lower than projected. Additionally, as projections cover periods beyond the following fiscal year, management of PACI and the PACI Board relied less upon these forecasts due to the speculative nature.
The selected forecasted financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Volato’s management. Its provision herein does not constitute an admission or representation by PACI, Volato or any other person that this information is material. This selected forecasted financial information is not provided to influence decisions regarding whether to vote for the business combination or any other proposal.
No independent auditors have audited, reviewed, examined, compiled, or applied agreed-upon auditing procedures with respect to the accompanying selected forecasted financial information and, accordingly, none of Volato, PACI or any of their independent auditors express an opinion or any other form of assurance with respect thereto or the achievability thereof, and assume no responsibility for, and disclaim any association with, such financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the selected forecasted financial information set forth below and should not be read to do so.
Except as required by applicable securities laws, neither Volato nor PACI intends to make publicly available any update or other revision to the selected forecasted financial information. The selected forecasted financial information does not take into account any circumstances or events occurring after the date that such information was prepared and delivered to PACI’s management for consideration. None of Volato, PACI or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any PACI stockholder or any other person regarding ultimate performance compared to the information contained in the selected forecasted financial information or that the financial and operating results underlying such information will be achieved.

Due to the forward-looking nature of these forecasts, specific quantification of the amounts that would be required to reconcile such projections to generally accepted accounting principles (“GAAP”) measures are not available and PACI’s management believes that it is not feasible to provide accurate forecasted non-GAAP reconciliations.
The following table sets forth selected forecasted financial information for Volato that PACI management reviewed with the Special Committee and the PACI Board:
	FY 2023	FY 2024	FY 2025	FY 2026	FY 2027
Total Revenue	136,899,214	452,272,765	470,187,315	592,128,554	739,458,440
EBITDA	(24,577,245)	26,294,957	36,493,057	55,191,984	93,353,134
Depreciation & Amortization	213,198	268,780	260,278	96,575	20,166
Capital Expenditures	(851,109)	(1,001,206)	(992,704)	(829,001)	(752,592)
Net Change in Working Capital	(12,585,819)	44,034,360	14,183,259	18,056,524	3,635,716
Opinion of LSH, the Special Committee’s Financial Advisor
The Special Committee of the PACI Board retained LSH to provide to the Special Committee a fairness opinion in connection with the Business Combination. On July 27, 2023, LSH presented to the Special Committee its financial analysis with respect to the “Aggregate Merger Consideration,” which, for purposes of this section entitled “—Opinion of LSH, the Special Committee’s Financial Advisor,” refers to 18,186,242 shares of Class A Common Stock of PACI, to be issued by PACI in the Business Combination. On July 27, 2023, LSH also delivered to the Special Committee an oral opinion to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth in the opinion, the Aggregate Merger Consideration to be issued by PACI in the Business Combination is fair, from a financial point of view, to PACI. LSH subsequently confirmed its oral opinion in writing, dated July 27, 2023, to the Special Committee.
The full text of LSH’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review LSH undertook, is attached to this proxy statement/prospectus as Annex D and is incorporated herein by reference. The summary of LSH’s opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. PACI’s stockholders are urged to read LSH’s opinion carefully and in its entirety. LSH’s opinion was addressed to, and provided for the information and benefit of, the Special Committee (in its capacity as such). Neither LSH’s opinion nor the summary of LSH’s opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Business Combination or any matter relating thereto.
LSH’s opinion only addressed whether, as of the date thereof, the Aggregate Merger Consideration to be issued by PACI in the Business Combination was fair, from a financial point of view, to PACI. It did not address any of the other terms, aspects or implications of the Business Combination, the Business Combination Agreement or any related or other transaction or agreement, including, without limitation, (i) the Private Financing amounts received by Volato for the purchase of Volato’s Series A-1 Preferred Stock and commitment amounts of any investor committing to buy shares of Class A Common Stock of PACI at a price per share of $10.00 per share concurrently with the Closing or any other forward purchase agreements, back-stop agreements or financing arrangements, (ii) the Sponsor Support Agreement, (iii) that certain letter agreement dated November 30, 2021 among PACI, the Sponsor and certain of PACI’s officers, directors and affiliates, (iv) that certain Registration and Stockholder Rights Agreement dated November 30, 2021 between PACI and the Sponsor, (v) the Registration Rights Agreement or (vi) the Stockholder Lock-up Agreement. LSH did not express any view or opinion on (A) the fairness of the Business Combination, or the Aggregate Merger Consideration, to any security holder of PACI or any creditor or other constituent of PACI or any other person, (B) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors or employees of any parties to the Business Combination, or any class of such persons, relative to the Aggregate Merger Consideration in the Business Combination or otherwise or (C) whether a holder of Class A Common Stock of PACI should elect to redeem all or a portion of the Class A Common Stock of PACI held by such holder in accordance with the terms of PACI’s organizational documents and the Trust Agreement.

LSH did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of PACI or Volato, and LSH was not furnished with any such valuation or appraisal, nor did LSH make any physical inspection of the properties or assets of PACI or Volato. LSH did not evaluate the solvency or creditworthiness of PACI, Volato or any other party to the Business Combination, the fair value of PACI, Volato or any of their respective assets or liabilities or whether PACI, Volato or any other party to the Business Combination is paying or receiving reasonably equivalent value in the Business Combination under any applicable foreign, state or federal laws relating to bankruptcy, insolvency, fraudulent transfer or similar matters, nor did LSH evaluate, in any way, the ability of PACI, Volato or any other party to the Business Combination to pay their obligations when they come due.
Further, LSH’s opinion was necessarily based on economic, legal, monetary, market and other conditions as in effect on, and the information made available to LSH as of, the date thereof. Circumstances or events occurring after the date thereof could affect LSH’s opinion, and LSH assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof. LSH’s opinion did not address the relative merits of the Business Combination compared to any other transaction or business strategy in which PACI might have engaged or the merits of the underlying decision by PACI to pursue the Business Combination. LSH was not authorized by the Special Committee to solicit, and did not solicit, indications of interest in a possible transaction with PACI from any third party.
In connection with rendering its opinion, LSH, among other things:
•	reviewed a draft, dated July 26, 2023, of the Business Combination Agreement;
•	reviewed certain publicly available business and financial information and other data relating to PACI and Volato that LSH deemed to be relevant;
•
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Volato made available to LSH by Volato and PACI, including financial projections prepared by the management of Volato relating to Volato;

•
held discussions with certain members of the management of PACI and of Volato and certain of their respective representatives and advisors regarding the business, operations, financial condition and prospects of Volato and related matters;

•	reviewed publicly available information with respect to certain other companies in lines of business LSH believed to be generally relevant in evaluating the business of Volato; and
•	conducted such other financial studies, analyses and investigations as LSH deemed appropriate.
For purposes of its opinion, LSH assumed and relied upon the accuracy and completeness of information that was publicly available or supplied or otherwise made available to LSH by PACI or Volato, without independent verification of such information, and LSH assumed no liability therefor. With respect to the projected financial and operating data relating to PACI and Volato, LSH assumed that such data and analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of PACI and Volato as to the future financial performance of Volato, as applicable, under the assumptions stated therein. LSH expressed no view as to any projected financial and operating data or any judgments, estimates or assumptions on which they are based. LSH relied at the Special Committee’s direction, without independent verification, upon the assessments of the management of PACI and Volato as to the future financial and operating performance of Volato, and LSH assumed that PACI and Volato would realize the benefits that each expected to realize from the Business Combination.
In rendering its opinion, LSH assumed, with the consent of the Special Committee, that the Business Combination would be consummated on the terms described in the Business Combination Agreement, without any waiver or modification of any material terms or conditions. Representatives of PACI advised LSH, and LSH assumed, that the Business Combination Agreement, when executed, would conform to the draft reviewed by LSH in all material respects. LSH assumed that the representations and warranties made by PACI, Volato and Merger Sub in the Business Combination Agreement were and would be true and correct in all respects. LSH also assumed, with the consent of the Special Committee, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Business Combination would not result in any delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, that would have an adverse effect on PACI, Volato or the benefits of the Business Combination to PACI, the holders of Common Stock of PACI and Volato. LSH is not a legal, tax, environmental, accounting, insurance or regulatory advisor. LSH is a financial advisor only and relied upon, without independent verification, the assessment of PACI and its legal, tax, environmental, accounting, insurance and regulatory advisors with respect to legal, tax, environmental, accounting, insurance and regulatory matters.
Given PACI’s nature as a special purpose acquisition company, for purposes of LSH’s opinion and with the Special Committee’s consent, LSH assumed a value of $10.00 per share of Class A Common Stock of PACI in calculating the value of the Aggregate Merger Consideration, with such $10.00 value being based on PACI’s initial public offering (excluding, for the avoidance of doubt, the dilutive impact of the shares of Class B Common Stock of PACI or any warrants issued by PACI). In rendering its opinion, LSH did not express any view or opinion as to the price or range of prices at which the shares of Class A Common Stock of PACI, Class B Common Stock of PACI or other securities or financial instruments of or relating to PACI would trade or otherwise be transferable at any time before or after announcement or consummation of the Business Combination.
Set forth below is a summary of the material financial analyses reviewed by LSH with the Special Committee on July 27, 2023 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by LSH. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by LSH. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before the date of presentation and is not necessarily indicative of current market conditions.
In connection with the review of the Business Combination by the Special Committee, LSH performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described below, without considering the analyses as a whole, could create an incomplete view of the processes underlying LSH’s opinion. In arriving at its fairness determination, LSH considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, LSH made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, LSH may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described below should not be taken to be the view of LSH with respect to the actual value of the shares of Class A Common Stock of PACI at any time. Rounding may result in total sums set forth in this section not equating the total of the figures shown. No company used in the below analyses as a comparison is directly comparable to PACI or Volato. Further, LSH’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of PACI or its advisors.
For purposes of its analyses and reviews, LSH considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of PACI and Volato. The estimates contained in LSH’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by LSH’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, LSH’s analyses and reviews are inherently subject to substantial uncertainty, and LSH assumes no responsibility if future results are materially different from those forecasted in such estimates.
The following summary of LSH’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and do not constitute a complete description of LSH’s financial analyses. Considering the tables below without considering the full narrative description of LSH’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.

For purposes of its financial analyses, with the Special Committee’s consent, LSH assumed that the Aggregate Merger Consideration had a value equal to $191 million.
Valuation Methodologies Utilized
Analysis of Selected Precedent Transactions
LSH reviewed and analyzed certain financial metrics associated with selected precedent transactions in the charter/private airlines sector since 2016 that LSH deemed relevant. For each precedent transaction, LSH calculated enterprise value (“EV”) (generally, the value as of a specified date of a company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of such company) plus the amount of its net debt (calculated as the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet)) as a multiple of last twelve months revenue (referred to as “LTM Revenue” and such multiple referred to as “EV / LTM Revenue”). The precedent transactions and the resulting low to high EV / LTM Revenue multiples and median and mean EV / LTM Revenue multiples were as follows:
Announcement Date	Target	Acquirer
February 24, 2023	Jet Token	Oxbridge Acquisition Corp (Pending)
October 17, 2022	flyExclusive	Eg Acquisition Corp (Pending)
August 4, 2022	Atlas Air Worldwide Holdings, Inc.	Apollo Global Management; JF Lehman & Co.
July 15, 2022	National Jet Express Pty Ltd.(1)	Rex Freight & Charter Pty Ltd.
May 19, 2022	Monacair SAM(1)	Blade Europe SAS
March 3, 2022	Southern Jet, Inc.(1)	Jet Linx Aviation LLC
February 21, 2022	Air Hamburg	Vista Global Holding Ltd.
February 3, 2022	Alante Air Charter LLC(1)	Wheels Up Experience, Inc.
January 27, 2022	Air Partner Plc	Wheels Up Experience, Inc.
September 9, 2021	Trinity Air Medical, Inc.	Blade Urban Air Mobility, Inc.
August 10, 2021	Línea Aérea Amaszonas SA(1)	Nella Linhas Aereas Ltda.
July 5, 2021	Carson Air Ltd.(1)	Exchange Income Corp.
June 7, 2021	Atlantic Aviation(1)	KKR; Corporacion Financiera Alba
March 4, 2021	Apollo Jets LLC(1)	Vista Global Holding Ltd.
February 1, 2021	Wheels Up Partners Holdings LLC(2)	Aspirational Consumer Lifestyle Corp.
December 15, 2020	Blade Urban Air Mobility, Inc.(2)	Experience Investment Corp.
October 24, 2019	Critical Care Medflight(1)	Medway Air Ambulance
May 14, 2019	Elliott Aviation, Inc.(1)	Jet Linx Aviation LLC
April 10, 2018	JetSuite, Inc.(1)	Government of Qatar; Qatar Airways Group
September 20, 2018	XOJET, Inc.(1)	Vista Global Holding Ltd.
October 31, 2017	HNZ Group, Inc.	PHI, Inc.; HNZ Management
March 14, 2017	Air Methods Corp.	American Securities LLC
March 8, 2017	Discovery Air, Inc.	Clairvest Group, Inc.; Discovery Air
November 28, 2016	Anoka Airport Development LLC(1)	Lynx FBO Destin LLC
September 14, 2016	Key Air LLC(1)	Clay Lacy Aviation, Inc.
January 19, 2016	Southern Air Holdings	Atlas Air Worldwide Holdings, Inc.
Low EV / LTM Revenue	0.5x
Median EV / LTM Revenue	1.5x
Mean EV / LTM Revenue	3.0x
High EV / LTM Revenue	14.3x

Low EV / LTM Revenue (excluding Wheels Up & Blade Urban Air)(2)	0.5x
Median EV / LTM Revenue (excluding Wheels Up & Blade Urban Air)(2)	1.3x
Mean EV / LTM Revenue (excluding Wheels Up & Blade Urban Air)(2)	1.7x
High EV / LTM Revenue (excluding Wheels Up & Blade Urban Air)(2)	4.8x
(1)
The information required to calculate EV / LTM Revenue multiple for this transaction was unavailable and therefore this transaction was not included in the low to high EV / LTM Revenue multiples and the median and mean EV / LTM Revenue multiples.

(2)
LSH noted that the transactions involving Wheels Up Partners Holdings LLC and Blade Urban Air Mobility, Inc. implied higher revenue multiples relative to the other selected precedent transactions. As Wheels Up Partners Holdings LLC and Blade Urban Air Mobility, Inc. shares have performed poorly subsequent to their acquisitions, down approximately 98% and 50%, respectively, while the S&P 500 rose approximately 21% since January 1, 2021, LSH also considered the low to high EV / LTM Revenue multiples and the median and mean EV / LTM Revenue multiples excluding those transactions. The low to high EV / LTM Revenue multiples excluding those transactions were 0.5x to 4.8x, and the median and mean EV / LTM Revenue multiples excluding those transactions were 1.3x and 1.7x, respectively.

Based on the multiples it derived from the precedent transactions and based on its professional judgment and experience, LSH selected a reference range of EV / LTM Revenue multiples of 1.0x to 1.5x and applied this range of multiples to Volato’s estimated calendar year 2023 revenue based on the projections of Volato provided by the management of Volato and adjusted by the management of PACI, which resulted in a range of approximate implied EV of Volato of $137 to $205 million, as compared to the assumed value of the Aggregate Merger Consideration of $191 million.
None of the target companies or transactions included in the selected precedent transactions analysis is identical or directly comparable to Volato or the proposed Business Combination. Accordingly, an analysis of precedent transactions is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics of the target companies in the precedent transactions and other factors that could affect the respective acquisition values of the transactions reviewed.
Analysis of Selected Publicly Traded Companies
LSH reviewed and analyzed certain financial metrics associated with selected publicly traded companies with similar operations that LSH deemed relevant for purposes of this analysis, which consisted of charter/private airlines, commercial airlines with a membership program, and business jet manufacturers. The selected publicly traded companies (the “Selected Companies”) were as follows:
•	Charter/Private Airlines:
○	Exchange Income Corporation
○	Air Transport Services Group, Inc.
○	Chorus Aviation Inc.
○	Abu Dhabi Aviation
○	Alliance Aviation Services Limited
○	Blade Air Mobility, Inc.
○	Wheels Up Experience Inc.
•	Commercial Airlines with a Membership Program:
○	Delta Air Lines, Inc.
○	American Airlines Group Inc.
○	United Airlines Holdings, Inc.
○	Deutsche Lufthansa AG
○	Singapore Airlines Ltd.
○	Air France-KLM SA
○	JetBlue Airways Corporation
•	Business Jet Manufacturers:
○	General Dynamics Corporation
○	Textron Inc.
○	Embraer S.A.

For each of the Selected Companies, LSH analyzed a number of reported financial metrics, including EV as a multiple of estimated calendar year 2023 revenue. This analysis indicated the following:
EV / 2023E Revenue
	Low	Median	Mean	High
Charter/Private Airlines	0.8x	1.5x	1.5x	2.0x
Commercial Airlines with a Membership Program	0.3x	0.6x	0.6x	0.9x
Business Jet Manufacturers	0.8x	1.1x	1.2x	1.7x
Based on the foregoing and based on its professional judgment and experience, LSH selected a reference range of EV / estimated calendar year 2023 revenue multiples of 0.6x to 1.5x and applied this range of multiples to Volato’s estimated calendar year 2023 revenue based on the projections of Volato provided by the management of Volato and adjusted by the management of PACI, which resulted in a range of approximate implied EV of Volato of $82 to $205 million, as compared to the assumed value of the Aggregate Merger Consideration of $191 million.
None of the Selected Companies is identical or directly comparable to Volato. Accordingly, an analysis of selected publicly traded companies is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the Selected Companies as well as other factors that could affect the public trading values of the companies reviewed.
Discounted Cash Flow Analysis
LSH conducted a discounted cash flow analysis of Volato based on the projections of Volato provided by the management of Volato and adjusted by the management of PACI, set forth in the section above titled “Certain Forecasted Financial Information for Volato,” by:
•
estimating the weighted average cost of capital of 11.0% to 13.0% by analyzing select private charter aviation companies’ betas, capital structures, and costs of equity employing the capital asset pricing model;

•
calculating the present value, as of December 31, 2023, of the estimated unlevered free cash flows (calculated as EBITDA (defined as earnings before interest, taxes, depreciation and amortization), less taxes (calculated by applying an assumed tax rate of 30.0% to earnings before interest and taxes), less capital expenditures, plus the net change in working capital) that Volato could generate for the calendar years 2024 through 2027 using discount rates ranging from 11.0% to 13.0% based on estimates of the weighted average cost of capital of Volato; and

•
adding terminal values calculated using a long term earnings multiple methodology, with the terminal value calculated by applying a selected range of terminal value EBITDA multiples of 4.0x to 5.0x, based on LSH’s professional judgment and experience, to the year ending December 31, 2027 estimated EBITDA of Volato and discounting the terminal values derived from the application of these methodologies to present value as of December 31, 2023, using discount rates ranging from 11.0% to 13.0% based on estimates of the weighted average cost of capital of Volato.

This analysis resulted in a range of approximate implied EV of Volato of $394 to $480 million, as compared to the assumed value of the Aggregate Merger Consideration of $191 million.
Miscellaneous
LSH’s financial advisory services and its opinion were provided for the information and benefit of the Special Committee (in its capacity as such) in connection with its evaluation of the proposed Business Combination. The issuance of LSH’s opinion was approved by an Opinion Committee of LSH.
LSH did not recommend any specific amount of consideration to the Special Committee, the PACI Board or PACI management or that any specific amount of consideration constituted the only appropriate consideration in the Business Combination.
PACI and the Special Committee entered into an engagement letter with LSH regarding financial advisory services in the event of a potential transaction. Pursuant to the terms of such engagement letter, PACI agreed to pay LSH a fee of $500,000 upon the earliest to occur of (i) signing a definitive agreement for a transaction or (ii) five days after (a) LSH rendering its opinion to the Special Committee, (b) the presentation of LSH’s financial analysis to the

Special Committee or (c) the announcement by PACI of a definitive agreement in respect of a transaction. PACI has also agreed to pay LSH a fee of (1) $750,000, which is contingent upon the consummation of the Business Combination, and (2) 100,000 warrants to purchase Class A Common Stock of PACI at an exercise price of $11.50 per warrant. PACI has agreed to reimburse LSH for its reasonable out-of-pocket expenses (including the reasonable fees and expenses of its attorneys) and to indemnify LSH, its affiliates and their respective directors, officers, associated persons, members, employees, agents and controlling persons for certain potential liabilities arising out of its engagement.
LSH did not act as an underwriter in the IPO of PACI. During the past two years, LSH and its affiliates have not provided financial advisory or other services to PACI or the Sponsor, and LSH has not received any compensation from PACI or the Sponsor during such period. In addition, during the past two years, LSH and its affiliates have not provided financial advisory or other services to Volato, and LSH has not received any compensation from Volato during such period. LSH may provide financial advisory or other services to PACI in the future and, in connection with any such services, LSH may receive compensation.
In the ordinary course, LSH and its affiliates and its or their respective employees may trade equity or debt securities, for its or their own accounts or for the accounts of customers, of PACI and certain of their respective affiliates and, accordingly, may at any time hold a long or short position in such securities.
The Special Committee engaged LSH to act as a financial advisor based on LSH’s qualifications, experience and reputation in the investment banking community. LSH’s professionals have significant experience in middle market M&A transactions, similar to the Business Combination, and in providing fairness opinions.
Satisfaction of 80% Test
It is a requirement under our Current Charter and the listing requirements of NYSE that the business or assets acquired in an initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination. In connection with its evaluation and approval of the Business Combination, the PACI Board determined that the fair market value of Volato exceeded $55.0 million, based on, among other things, the revenue multiples.
Interests of PACI’s Directors and Executive Officers in the Business Combination
PACI
In considering the recommendation of the PACI Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor, the PROOF.vc SPV, and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally.
Immediately after the IPO, the Sponsor held 6,440,000 shares of Class B Common Stock and 14,076,000 Private Placement Warrants. The Sponsor received these equity interests in PACI for an aggregate purchase price of $14,101,000. Of this $14,101,000, officers and directors of PACI and the Sponsor contributed to the Sponsor an aggregate amount of $943,333 in exchange for membership interests in the Sponsor. The officers and directors of PACI have no direct investments in PACI and no one director or officer invested a material amount of their assets in the Sponsor. However, if the business combination is not consummated and PACI wound down and liquidated, the membership interests in the Sponsor owned by officers and directors as they relate to PACI Founder Shares and Private Placement Warrants would be worthless.
In connection with the Private Financing being conducted by Volato, the Sponsor purchased an additional 704,050 shares of Volato preferred stock at the purchase price of $10.00 per share. Officers and directors of PACI and the Sponsor purchased additional membership interests in the Sponsor totaling $110,000. If the Business Combination is not consummated, the Sponsor will hold as an asset the preferred stock of Volato purchased in the Private Financing and the officers and directors that purchased additional Sponsor membership interests will suffer no additional loss as Volato will continue as a going concern.

Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:
•	the fact that our Sponsor may convert any working capital loans that it may make to us into up to an additional 1,500,000 warrants at the price of $1.00 per warrant;
•
the fact that our Sponsor, the PROOF.vc SPV, and our officers and directors have agreed not to redeem any Public Shares held by them in connection with a stockholder vote to approve the Business Combination;

•
the fact that our Sponsor paid $25,000 for the Founder Shares and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $67.2 million, based on the closing price of our Class A Common Stock of $10.74 per share on October 10, 2023, the record date for the Special Meeting, resulting in a theoretical gain of $67.2 million;

•
the fact that certain of PACI’s officers and directors collectively own, directly or indirectly, a material interest in our Sponsor and may also be limited partners of the PROOF.vc SPV, which has an investment in our Sponsor;

•	the anticipated appointment of Katy Arris-Wilson to the Volato Group Board in connection with the closing of the Business Combination;
•
the fact that the members of our Sponsor and the PROOF.vc SPV will benefit from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•
the fact that the members of our Sponsor and the PROOF.vc SPV can earn a positive rate of return on their investment, even if other PACI stockholders experience a negative rate of return in the post-business combination company;

•
the fact that our officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations;

•	the fact that our Sponsor, officers, and directors will lose their entire investment in us if an initial business combination is not completed;
•
the fact that our Sponsor and the PROOF.vc SPV entered into a Series A Preferred Stock Purchase Agreement with Volato with regard to the Private Financing (as described in the “Interests of the Volato Related Parties in the Business Combination” section below) and will continue to own Series A Preferred Stock in Volato even if the Business Combination with Volato is not consummated; and

•	the fact that, pursuant to the terms of the Private Financing arrangement as well as the Sponsor Support Agreement, our Sponsor is required to vote in favor of the Business Combination.
At any time at or before the Business Combination, during a period when they are not then aware of any material nonpublic information regarding PACI or its securities, the Sponsor, directors, officers, advisors or any of their respective affiliates may purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against the BCA Proposal or the Charter Amendment Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire the Public Shares or vote their Public Shares in favor of the BCA Proposal or the Charter Amendment Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.
If the Sponsor, directors, officers, advisors, or any of their respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, then such selling shareholder would be required to revoke its prior elections to redeem its shares. The Sponsor, directors, officers, advisors or any of their respective affiliates may also purchase Public Shares from institutional and other investors who indicate an intention to redeem the Public Shares, or, if the price per share of the Public Shares falls below $10.00 per share, then such parties may seek to enforce their redemption rights. The purpose of such share purchases and other transactions would be to (a) increase the likelihood that: (i) the BCA Proposal and the Charter Amendment Proposals are approved and (ii) PACI’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement; and (b) otherwise limit the number of Public Shares electing to redeem. The Sponsors, directors, officers, advisors, or respective affiliates may also purchase shares from institutional and other investors for investment purposes.
Entering into any such arrangements may have a depressive effect on the PACI Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a lower-than-market price and may therefore be more likely to sell the shares he, she, or they own, either at or before the Business Combination. If such transactions are executed, then the Business Combination could be completed in circumstances where such consummation could not have otherwise occurred. Share purchases by the persons described above would allow them to exert more influence over approving the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved.
As of the date of this proxy statement/prospectus, the Sponsor, directors, officers and advisors, and their affiliates, have not made any purchases of shares and/or warrants from investors, or have agreed to any agreements or transactions with any investors or others to provide such investors or others with incentives to acquire any Public Shares or vote in favor of the BCA Proposal or Charter Amendment Proposals. If the Sponsors or their affiliates enter into any such purchases, agreements or transactions:
•	any such purchase of securities would be made at a price no higher than the redemption price;
•
shares acquired in such transactions (i) would not be voted in favor of approving the Business Combination and (ii) holders of such shares would waive their right to redemption rights with respect to such shares; and

•
PACI will disclose in a Current Report on Form 8-K prior to the Special Meeting the following information: (i) the amount of securities purchased in such transaction(s), along with the purchase price; (ii) the purpose of such purchases; (iii) the impact, if any, of the purchases on the likelihood that the Business Combination will be approved; (iv) the identities of stockholders who sold such shares (if not purchased on the open market) or the nature of stockholders (e.g. 5% stockholders) who sold such shares; and (v) the number of securities for which PACI has received redemption requests pursuant to its redemption offer.

At the Closing, we anticipate that our Sponsor will own 6,261,288 shares of Common Stock of Volato Group as a result of the Class B Common Stock of PACI owned by our Sponsor and an additional 715,751 shares of Volato Group Common Stock as a result of the exchange of the 704,050 shares of Series A-1 Preferred Stock issued in connection with the Private Financing.
Further, as of the date of this proxy statement/prospectus, other than some travel expenses to evaluate potential Business Combination targets previously paid, there has been no reimbursement to our Sponsor, officers or directors for any out-of-pocket expenses incurred in connection with activities on our behalf, and no further amounts are expected to be incurred as of the date of this proxy statement/prospectus.
In addition, our Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. We do not believe, however, that this waiver of the corporate opportunities doctrine has materially affected our search for an acquisition target or will materially affect our ability to complete our Business Combination.
Interests of the Volato Related Parties in the Business Combination
Volato’s executive officers and directors may also have interests in the Business Combination that are different from, or in addition to, the interests of PACI’s stockholders and of Volato’s generally. Volato’s directors were aware of and considered these interests to the extent that such interests existed at the time, among other matters, when they approved the Business Combination. These interests include, among other things, the following:
•
the fact that, at the closing of the Business Combination, each of Matthew Liotta, Nicholas Cooper, Keith Rabin, Michael Prachar, and Steven Drucker will enter into employment agreements which entitle them to certain contractual benefits and economic incentives;

•
the anticipated appointment of each of Matthew Liotta, Nicholas Cooper, Joan Sullivan Garrett, Michael Nichols and Robert George, as directors on the Volato Group Board in connection with the closing of the Business Combination;

•
the fact that executive officers of Volato will have the ability to earn up to an additional 10% of the total equity of Volato Group for no additional capital contribution pursuant to the 2023 Plan; and

•
the fact that certain of Volato’s officers and directors will collectively own, directly or indirectly, a material interest in the Volato Group at the Closing of the Business Combination equal to approximately 33.38% of the voting interests.

In addition, on July 21, 2023, Volato entered into a Series A Preferred Stock Purchase Agreement by and among (i) Volato, (ii) the PROOF.vc SPV, (iii) the Sponsor, and (iv) the holders of then-outstanding Convertible Notes, whereby (a) Volato may issue and sell up to a maximum aggregate of $60,000,000 of Series A-1 Preferred Stock at a price of $10 per share, with $10,000,000 of Series A-1 Preferred Stock issued and sold at an initial closing to the PROOF.vc SPV and the Sponsor, and (b) the Convertible Notes were converted into the amount of Series A-2 Preferred Stock or Series A-3 Preferred Stock set forth opposite each Convertible Note holder’s name on Exhibit A-2 attached thereto, at a conversion price of, in the case of the Series A-2 Preferred Stock, $5.9820 per share and in the case of the Series A-3 Preferred Stock, $9.00 per share. On September 1, 2023, the PROOF.vc SPV purchased an additional 205,000 shares of Series A-1 Preferred Stock at a purchase price of $10 per share on the same terms as the issuance of the $10,000,000 of Series A-1 Preferred Stock.
Expected Accounting Treatment of the Business Combination
Notwithstanding the legal form, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP and not as a business combination under ASC 805. Under this method of accounting, PACI, will be treated as the acquired company for accounting purposes, whereas Volato will be treated as the accounting acquirer. In accordance with this method of accounting, the Business Combination will be treated as the equivalent of Volato issuing shares for the net assets of PACI, accompanied by a recapitalization. The net assets of Volato will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of Volato. Volato has been determined to be the accounting acquirer for purposes of the Business Combination based on an evaluation of the following facts and circumstances:
•
Under the Minimum and Maximum Redemption Scenarios, legacy Volato stockholders will have a majority of the voting interest in Volato Group with approximately 57.7% and 72.5%, respectively, of the voting interest.

•	The senior management of Volato Group will be comprised of individuals from Volato as further described below.
•	The largest single stockholder of Volato Group will be a legacy stockholder of Volato.
•	Volato will designate a majority of the governing body of Volato Group.
•
An individual from Volato will be designated as the chairman of the governing body of Volato Group and the Chief Executive Officer of Volato Group and a second individual from Volato will be designated as the Chief Financial Officer of Volato Group and the remaining members of senior management of Volato Group will be comprised entirely of individuals from Volato.

•	Volato’s operations will comprise the ongoing operations of Volato Group.
Regulatory Matters
U.S. Antitrust Laws
Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), the Business Combination would not be reportable because the parties do not satisfy the “size-of-person test” under the HSR Act. Under the current HSR notification thresholds, the “size-of-person test” requires submission of an HSR filing for transactions valued in excess of $111.4 million (but less than $445.5 million) where at least one of the parties involved in the transaction has $222.7 million or more in annual net sales or total assets, and the other party has $22.3 million or more. If these size thresholds are not met, the transaction is not reportable.

Other Regulatory Approvals
Volato’s wholly-owned Part 135 certificate holder, G C Aviation, Inc. d/b/a Volato, must file notices with, and obtain any approvals and authorizations required to be obtained from the DOT, the FAA and the Federal Communications Commission, as well as all other approvals and authorizations required to be obtained in connection with the consummation of the Business Combination from any other governmental authority. It is presently contemplated that if any such additional regulatory approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any approvals or actions, including any such additional approvals or actions, will be obtained.
Vote Required for Approval
The approval of the BCA Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Special Meeting.
If you do not submit a proxy or voting instructions, do not attend the Special Meeting virtually or by proxy and your shares are not otherwise voted at the Special Meeting, your failure to do so will have no effect on the BCA Proposal. Abstentions will have the same effect as a vote “AGAINST” the BCA Proposal. Broker non-votes are not expected to occur at the Special Meeting because brokers, banks, trustees, and other nominees are not expected to have discretionary voting authority to vote shares with respect to any Proposal at the Special Meeting.
The Business Combination is conditions upon the approval of all the Proposals subject to the terms of the Business Combination Agreement. If the BCA Proposal is not approved at the Special Meeting, no other Proposals will be considered, and the Special Meeting will be adjourned.
The Sponsor, the PROOF.vc SPV, and PACI’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Stock Issuance Proposal. See the Section entitled “BCA Proposal – Related Agreements – Sponsor Support Agreement” for more information.
Recommendation of the Board of Directors
THE PACI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE PACI STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BCA PROPOSAL.

STOCK ISSUANCE PROPOSAL
Overview
Immediately prior to and in connection with the Business Combination, we intended to effect (subject to customary terms and conditions, including the closing of the Business Combination) the issuance and/or sale of up to 20,535,244 shares of Class A Common Stock to the holders of Volato’s capital stock pursuant to the Business Combination Agreement.
For more information, see the full text of the Business Combination Agreement, dated as of August 1, 2023, a copy of which is attached as Annex A. The discussion herein is qualified in its entirety by reference to such document.
Why PACI Needs Stockholder Approval for Purposes of NYSE Listing Rule
We are seeking shareholder approval in order to comply with the NYSE Listing Rule.
Under the NYSE Listing Rule, stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and: (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.
Under the NYSE Listing Rule, stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although the NYSE has not adopted any rule on what constitutes a “change of control” for purposes of NYSE Listing Rule, NYSE has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.
Under NYSE Listing Rule, stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.
As described above, PACI will issue shares of Class A Common Stock to Volato stockholders as set forth in the Business Combination Agreement.
Stockholder approval of this Stock Issuance Proposal is also a condition to the closing under the Business Combination Agreement.
Vote Required for Approval
If the BCA Proposal is not approved, the Stock Issuance Proposal will not be presented at the Special Meeting. The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.
If you do not submit a proxy or voting instructions, do not attend the Special Meeting virtually or by proxy and your shares are not otherwise voted at the Special Meeting, your failure to do so will have no effect on the Stock Issuance Proposal. Abstentions will have the same effect as a vote “AGAINST” the Stock Issuance Proposal. Broker non-votes are not expected to occur at the Special Meeting because brokers, banks, trustees, and other nominees are not expected to have discretionary voting authority to vote shares with respect to any Proposal at the Special Meeting.
The Business Combination is conditioned upon the approval of the Stock Issuance Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Stock Issuance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Stock Issuance Proposal will not be effected.
The Sponsor, the PROOF.vc SPV, and PACI’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Stock Issuance Proposal. See the section entitled “BCA Proposal - Related Agreements — Sponsor Support Agreement” for more information.
Recommendation of the Board of Directors
THE PACI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE PACI STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

CHARTER AMENDMENT PROPOSALS
Overview
In connection with the Business Combination, PACI is asking its stockholders to approve the (i) increase the authorized number of shares of Class A Common Stock from 70,000,000 to 80,000,000, (ii) change of the quorum required for meetings of the Board, (iii) a non-citizen voting limitation, (iv) requirement of a supermajority vote for the removal of directors, (v) change of the voting threshold to approve amendments to certain provisions of the Proposed Charter, and (vi) adoption of the Proposed Charter, in the form attached hereto as Annex B. This separate vote is not required by Delaware law, but pursuant to the SEC guidance, PACI is required to submit these provisions to its stockholders separately for approval, allowing the stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder vote regarding the Advisory Charter Proposals are advisory votes, and are not binding on PACI or the PACI Board. Stockholders are encouraged to carefully review the terms of the Proposed Charter.
The Charter Amendment Proposals are conditioned on the approval of the BCA Proposal and the Stock Issuance Proposal. Therefore, if the BCA Proposal or the Stock Issuance Proposal are not approved, the Charter Amendment Proposals will have no effect, even if approved by PACI stockholders. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals. Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Charter Proposals, PACI intends that the Proposed Charter will take effect at the closing (assuming approval of the BCA Proposal).
Comparison of Current Charter to Proposed Charter
The following is a summary of certain material changes effected by the Proposed Charter relative to the Current Charter. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B.
A.
change the total number of authorized shares of all classes of capital stock, par value $0.0001 per share, from 83,500,000 shares, consisting of 82,500,000 shares of Common Stock, including 70,000,000 shares of Class A Common Stock and 12,500,000 shares of Class B Common Stock, and 1,000,000 shares of Preferred Stock, to 81,000,000 shares, consisting of 80,000,000 shares of Class A Common Stock, par value $0.0001 per share, and 1,000,000 shares of Preferred Stock, par value $0.0001 per share; and

B.
change of the quorum required for meetings of the Board to require that directors who are U.S. Citizens must comprise at least two-thirds (2/3) of the directors present for purposes of determining a quorum; and

C.	include a non-citizen voting limitation to require that the total number of shares of equity held by non-U.S. Citizens be no more than 24.9% of the aggregate votes of all outstanding equity; and
D.	require the affirmative vote of at least two-thirds of the voting power of all then outstanding shares of capital stock for the removal of directors; and
E.	change of the voting threshold to approve amendments to certain provisions of the Proposed Charter; and
F.	amend and restate the Current Charter in the form attached hereto as Annex B which eliminates certain provisions related to the Company’s status as a special purpose acquisition company.
See “Comparison of Stockholders’ Rights” for additional information.
Reasons for the Approval of the Charter Amendment Proposals
In the judgment of the PACI Board, the Charter Amendment Proposals and the Proposed Charter is necessary to address the needs of the post-Business Combination company. In particular:
•
the greater number of authorized shares of Class A Common Stock is desirable for PACI to have sufficient shares to complete the Business Combination and have additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits; and

•
a quorum of at least two-thirds (2/3) of the directors being U.S. Citizens is necessary for the Company to comply with the federal law requirement with regard to aircraft registration by a corporation; and

•
a non-citizen voting cap of 24.9% of the aggregate votes of all outstanding equity is necessary for the Company to comply with the federal law requirement with respect to limitation in foreign ownership or control of U.S. airlines; and

•
affirmative vote of at least two-thirds of the voting power for the removal of directors is appropriate to protect all stockholders against the potential self-interested actions by one or a few large stockholders. Going forward, a supermajority voting requirement encourages the person seeking control of the Company to negotiate with the Board to reach terms that are appropriate for all stockholders; and

•
the supermajority voting power of all of the then-outstanding shares of the capital stock of the Company to alter, amend or repeal certain provisions of the Proposed Charter is desirable to ensure that a large majority of stockholders are on board with important changes that diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in the charter; and

•
the provisions that relate to the operation of PACI as a blank check company prior to the consummation of its initial Business Combination will not be applicable to Volato Group (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).

Vote Required for Approval
The approval of the New Charter Proposal and each of the Advisory Charter Proposals, each on a non-binding advisory basis, requires (i) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon, voting together as a single class, (ii) the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote thereon, voting together as a single class, and (iii) the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock entitled to vote thereon, voting together as a single class. Failure to vote on any of the Charter Amendment Proposal will have the same effect as a vote “AGAINST” such Charter Amendment Proposal. Abstentions with respect to any of the Charter Amendment Proposal will have the same effect as a vote “AGAINST” such Charter Amendment Proposal. Broker non-votes are not expected to occur at the Special Meeting because brokers, banks, trustees and other nominees are not expected to have discretionary voting authority to vote shares with respect to any Proposals at the Special Meeting.
As discussed above, the Advisory Charter Proposals are advisory votes and therefore are not binding on PACI or the PACI Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals. Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposals, PACI intends that the Proposed Charter will take effect upon the closing.
Recommendation of the PACI Board
THE PACI BOARD UNANIMOUSLY RECOMMENDS THAT PACI STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE CHARTER AMENDMENT PROPOSALS, INCLUDING THE NEW CHARTER PROPOSAL AND EACH OF THE ADVISORY CHARTER PROPOSALS.

STOCK INCENTIVE PLAN PROPOSAL
Overview
Pursuant to the Business Combination Agreement, the PACI Board will adopt the Volato Group, Inc. 2023 Stock Incentive Plan (the “2023 Plan”), subject to stockholder approval prior to the Closing. The effective date of such adoption of the 2023 Plan is referred to as the “2023 Plan Effective Date”. Additionally, if our stockholders approve the 2023 Plan, our Board will adopt an amended and restated 2021 Plan (as amended, the “2021 Plan”) prior to Closing pursuant to the Business Combination Agreement, although outstanding 2021 Plan awards would remain in effect in accordance with their terms.
The following summary discussion describes the principal features of the 2023 Plan. This summary, however, does not purport to be a complete description of all of the provisions of the 2023 Plan. It is qualified in its entirety by reference to the full text and terms of the 2023 Plan, a copy of which is attached hereto as Annex C.
Background and Purpose of the 2023 Plan
The PACI Board believes that the Volato Group equity compensation program is necessary to our ability to attract and retain motivated employees, directors and independent contractors upon whose judgment, interest and special effort the successful conduct of our operation largely depends and will promote a closer identification of the interests of employees, directors and independent contractors with those of us and our stockholders. The PACI Board also believes that the 2023 Plan effectively aligns the interests of plan participants with those of stockholders by linking a portion of the participants’ compensation directly to increases in stockholder value.
The 2023 Plan’s purposes will be carried out by the granting of awards to select eligible individuals. Awards under the 2023 Plan may be granted to selected employees, directors and independent contractors in the discretion of the Administrator (as defined below under “Administration”). Only employees are eligible to receive incentive stock options. As of August 7, 2023, approximately 234 employees, 3 non-employee directors and 29 independent contractors would be eligible to participate in the 2023 Plan if it were currently in place.
The types of awards authorized under the 2023 Plan include: stock options in the form of nonqualified options and incentive stock options; stock appreciation rights (“SARs”); restricted stock awards; restricted stock units; performance awards in the form of performance shares and/or performance units; phantom stock awards; other cash-based or stock-based awards; and/or dividend equivalent awards. We discuss the material terms of each type of award below under “Types of Awards.”
If our stockholders do not approve the 2023 Plan, our Board and its Compensation Committee will reevaluate its compensation program alternatives.
Summary of Key 2023 Plan Provisions and Other Compensation Practices
The 2023 Plan includes several features that our Board believes reflect responsible compensation and governance practices and promote the interests of our stockholders. Approval of the 2023 Plan will position us to take advantage of these “best practices,” including the following:
•
Prudent Share Request and Efficient Use of Equity. Under the terms of the 2023 Plan, no more than 20% of the issued and outstanding shares of our Class A Common Stock as of the date of Closing will be authorized for issuance under the plan (subject to adjustment for anti-dilution purposes). We are committed to the efficient use of equity awards and are mindful to ensure that our equity compensation program does not overly dilute our existing stockholders. To that end, the Compensation Committee will consider potential stockholder dilution, including burn rate and overhang, in the design and administration of equity awards.

•
Independent Committee. The 2023 Plan will be administered by the Compensation Committee. All members of the Compensation Committee are intended to qualify as “independent” under the NYSE listing standards and as “non-employee directors” under Rule 16b-3 adopted under the Exchange Act.

•
No Discounted Stock Options or SARs and Limit on Option and SAR Terms. Stock options and stock appreciation rights, or SARs, must have an exercise price or base price, as applicable, equal to or greater than the fair market value (which is generally defined to be the closing sale price on the trading day immediately preceding the date of grant) of our Class A Common Stock on the date of grant. In addition, the term of an option or SAR cannot exceed 10 years.

•
No Annual “Evergreen” Provision. The 2023 Plan requires stockholder approval of any additional authorization of shares (other than adjustments for anti-dilution purposes) and does not permit an annual replenishment of shares under a plan “evergreen” provision.

•
No Stock Option or SAR Repricings Without Stockholder Approval. The 2023 Plan prohibits the repricing of stock options or SARs without the approval of stockholders. This 2023 Plan provision applies to (i) direct repricings (lowering the exercise price of an option or the base price of an SAR), (ii) indirect repricings (exchanging an outstanding option or SAR that is under water for cash, for options or SARs with an option price or base price less than that applicable to the original option or SAR, or for another equity award) and (iii) any other action that would be treated as a repricing under applicable stock exchange rules (subject to anti-dilution adjustments).

•
Robust Minimum Vesting Requirements for stock-based awards. The 2023 Plan generally imposes a minimum vesting period of one year for Stock Options, SARs and other stock-based awards other than in the cases of death, disability, retirement or a change in control. The Administrator may provide for the grant of awards with shorter or no vesting periods but only with respect to awards covering no more than five percent of the shares authorized for issuance under the 2023 Plan and in certain other limited circumstances. We believe that our vesting and award practices are responsible and further our incentive and retention objectives.

•
No Automatic “Single Trigger” Vesting Upon Change of Control. The 2023 Plan provides for double trigger treatment of awards upon a Change of Control and does not provide for automatic “single trigger” change of control vesting. Specifically, awards will vest upon a change of control only if (i) awards are not assumed, substituted or continued, or (ii) when such awards are assumed, substituted or continued, only if a participant’s employment is terminated beginning six months before and ending one year after the change of control (or such other period after a change of control as may be stated in a participant’s employment agreement, change in control agreement or similar agreement or arrangement, if applicable after the change of control) and only if such termination of employment or service is without cause or for good reason. Notwithstanding the prior sentence, unless an individual award agreement expressly provides otherwise, in the event that a participant has entered into, or is a participant in, an employment agreement, change of control agreement or plan or similar agreement, plan or arrangement with us, the participant will be entitled to the greater of the benefits provided upon a change of control under the 2023 Plan or the respective employment agreement, change of control agreement or similar agreement, plan or arrangement, and such employment agreement, change of control agreement or similar agreement, plan or arrangement will not be construed to reduce in any way the benefits otherwise provided to a participant upon the occurrence of a change of control as defined in the 2023 Plan.

•
Prudent Change of Control Provisions. The 2023 Plan includes prudent “change of control” triggers such as requiring a change in beneficial ownership of more than 50% of our voting stock or other voting securities or consummation (rather than stockholder approval) of a merger or other transaction in which the holders of our common stock or other voting securities immediately prior to the transaction have voting control over less than 50% of the voting securities of the surviving corporation immediately after such transaction in order for a “change of control” to be deemed to have occurred.

•
Prohibition of Certain Share Recycling, or “Liberal Share Counting”, Practices for Options and SARs. The 2023 Plan imposes conservative counting and share recycling provisions for awards. For instance, shares subject to awards that are tendered or withheld to satisfy tax withholding requirements, or payment of an option or SAR exercise price or in connection with net settlement of an award will not be added back for reuse under the 2023 Plan, nor will any shares repurchased on the open market with the portion of the proceeds of an option exercise that represents payment of the exercise price.

•	No Grants of “Reload” Awards. The 2023 Plan does not provide for “reload” awards (the automatic substitution of a new award of like kind and amount upon the exercise of a previously granted award).
•
Forfeiture and Clawback. The 2023 Plan authorizes the Administrator to require forfeiture and/or recoupment of plan benefits if a participant engages in certain types of detrimental conduct and to require that a participant be subject to any compensation recovery policy or similar policies that may apply to the participant or be imposed under applicable laws.

•
No Dividends or Dividend Equivalents on Unearned Awards. Dividends and dividend equivalents on awards issued under the 2023 Plan may only be paid if and to the extent the award has vested or been earned, and no dividends may be paid on shares that are subject to options or SARs.

•	Limits on Transferability of Awards. Unless permitted by the Administrator, the 2023 Plan does not permit awards to be transferred for value or other consideration.
Duration of the Plan
The 2023 Plan will become effective upon the 2023 Plan Effective Date and will remain in effect until the tenth anniversary minus one day of the 2023 Plan Effective Date unless terminated earlier by our Board.
Shares Reserved for Issuance Under the 2023 Plan
The maximum aggregate number of shares that we may issue pursuant to awards granted under the 2023 Plan may not exceed 20% of the issued and outstanding shares of our Class A Common Stock as of the date of Closing. Of the amount described in the preceding sentence, no more than 20% of the post-Closing total shares of our Class A Common Stock may be issued under the 2023 Plan pursuant to the grant of incentive stock options (subject to adjustment for anti-dilution purposes as described below).
If an award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited shares subject to the award will again be available for issuance pursuant to awards granted under the 2023 Plan. The following also are not included in calculating the 2023 Plan share limitations described above: (a) awards which are settled in cash and (b) dividends, including dividends paid in shares, or dividend equivalents paid in connection with outstanding awards. If the full number of shares subject to an award is not issued for by reason of the failure to achieve maximum performance factors or other criteria, only the number of shares issued and delivered will be considered for purposes of determining the number of shares remaining available for issuance pursuant to awards granted under the 2023 Plan.
In addition, (i) shares issued under the 2023 Plan through the settlement, assumption or substitution of outstanding awards granted by another entity or obligations to grant future awards as a condition of or in connection with a merger, acquisition or similar transaction involving our acquisition of another entity will not reduce the maximum number of shares available for delivery under the 2023 Plan, and (ii) available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the 2023 Plan and will not reduce the maximum number of shares available under the 2023 Plan, subject, in the case of both (i) and (ii), to applicable stock exchange listing requirements, if any.
The following shares may not again be made available for issuance as awards under the 2023 Plan: any shares (a) withheld or delivered to satisfy the tax withholding requirements for an award or withheld or delivered to pay the exercise price related to an option or SAR, (b) not issued or delivered as a result of the net settlement of an award or (c) repurchased on the open market with the portion of the proceeds of the exercise of an option that does not exceed the exercise price.
The number of shares reserved for issuance under the 2023 Plan and the terms of outstanding awards may be adjusted in the event of an adjustment in the capital structure of Volato Group (such as adjustments due to a merger, stock split, stock dividend or similar event), as provided in the 2023 Plan.
Administration
The 2023 Plan will be administered by our Compensation Committee subject to the oversight of our Board. Each member of our Compensation Committee is intended to be independent under applicable US Securities and Exchange Commission Rule 16b-3 and the NYSE listing standards. Our Board and Compensation Committee are also referred to in this discussion collectively as the “Administrator.” Our Board may delegate powers of the Administrator to one or more officers who are not subject to Section 16 of the Exchange Act, subject to applicable law and limitations set by the PACI Board.
Subject to the terms of the 2023 Plan, the Administrator’s authority includes but is not limited to the authority to: (a) determine all matters relating to awards, including selection of individuals to be granted awards, the types of awards, the number of shares of our Class A Common Stock, if any, subject to an award, the vesting conditions applicable to an award, and the other terms, conditions, restrictions and limitations of an award; (b) prescribe the form or forms of agreements evidencing awards granted under the 2023 Plan; (c) establish, amend and rescind rules and regulations for the administration of the 2023 Plan; (d) correct any defect, supply any omission or reconcile any inconsistency in the 2023 Plan or in any award or award agreement, including unilateral authority to amend the Plan to comply with applicable law; and (e) construe and interpret the 2023 Plan, awards and award agreements made under the 2023 Plan, interpret rules and regulations for administering the 2023 Plan and make all other determinations deemed necessary or advisable for administering the 2023 Plan. Vesting conditions may vary among individuals and may include attainment of performance objectives, continued service or employment for a specified period, or other provisions related to the purpose of the compensation and may provide for acceleration of vesting upon retirement, disability, death or other conditions specified by the Administrator. Performance measures may vary among individuals and will be based upon such performance factors or criteria as the Administrator determines.
The Administrator also has the authority (a) to accelerate the date on which awards become exercisable, vest or are considered to be earned, to adjust or modify performance factors or criteria and (c) to adjust the terms or conditions of awards in response to or in anticipation of extraordinary items, transactions, events or developments impacting us or our financial statements, or changes in applicable law.
Amendment and Termination
The 2023 Plan and awards made under the 2023 Plan may be amended, suspended or terminated at any time by our Board (or the Administrator, with respect to awards). However, stockholder approval of any 2023 Plan amendment is required if required by applicable laws, rules or regulations, and, except as otherwise provided in the 2023 Plan, an amendment or termination of an award may not materially adversely affect the rights of the recipient of the award without the recipient’s consent; provided, however, that recipient consent is not required when such change is necessary to comply with applicable law or changes to applicable law. In addition, and except for adjustments made pursuant to a change in our Class A Common Stock pursuant to a merger, consolidation, recapitalization or reorganization, or if our Board declares a stock dividend, stock split distributable in shares of our Class A Common Stock, reverse stock split, other distribution (other than an ordinary or regular cash dividend) or combination or reclassification of our Class A Common Stock, or if there is a similar change in our capital stock structure affecting our common stock (excluding conversion of convertible securities and/or the exercise of warrants by their holders, or in connection with a change of control), stockholder approval is required to take any action with respect to an option or SAR “repricing,” that is, (i) amending the terms of outstanding options or SARs to reduce the exercise price, (ii) exchanging outstanding options or SARs for cash, options or SARs with an exercise price that is less than the exercise price of the original option or SAR or for other equity awards at a time when the original option or SAR has an exercise price above the fair market value of our common stock or (iii) other action that would be treated as a repricing under any applicable stock exchange rules (other than adjustments for anti-dilution purposes).
Types of Awards
The types of awards authorized under the 2023 Plan are described below and include: restricted stock awards; restricted stock units; incentive stock options; nonqualified stock options; SARs, which may be granted to the holder of an option with respect to all or a portion of the shares of our Class A Common Stock subject to the option or may be granted separately to an eligible individual; performance awards, which may be either performance shares or performance units; phantom stock awards; other cash-based and stock-based awards; and dividend equivalent awards. Subject to the terms of the 2023 Plan, the Administrator has broad authority to determine the terms and conditions of awards. All awards that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code must comply with the restrictions imposed by that section.
Options. Options granted under the 2023 Plan may be incentive options or nonqualified options. Incentive options may be granted only to our employees, not to independent contractors or non-employee directors. The Administrator will determine the exercise price for options. The exercise price may be no less than 100% of the fair market value per share of our Class A Common Stock on the date the option is granted, or 110% of the fair market value for incentive stock options granted to an employee who owns more than 10% of the total combined voting power of all classes of our stock. The preceding exercise price restrictions do not apply to certain options assumed or substituted in a merger or other transaction where the exercise price is adjusted in accordance with applicable tax regulations.
Pursuant to Section 422 of the Code and the terms of the 2023 Plan, in no event may there first become exercisable by a participant in any one calendar year incentive options granted by us with respect to shares having an aggregate fair market value (determined at the time an option is granted) greater than $100,000. To the extent that an incentive option granted under the 2023 Plan exceeds this limitation, the excess will be treated as a nonqualified option.
The exercise price is payable in cash or cash equivalent, or, except where prohibited by the Administrator or applicable law, by delivery of shares of our common stock owned by the participant, withholding of shares upon exercise of the option, delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to us the amount of sale or loan proceeds to pay the exercise price or by such other payment methods as may be approved by the Administrator and which are acceptable under applicable law (or any combination of these methods).
The Administrator will determine the terms and conditions of an option, the period or periods during which an individual may exercise an option and any conditions on the ability of an individual to exercise an option. The option period may not exceed 10 years (or five years with respect to an incentive stock option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Volato Group or a parent, subsidiary, as provided in the 2023 Plan). Options are exercisable after termination of employment only to the extent specified by the Administrator in grants of individual awards. The Administrator may, consistent with the terms of the Plan and Section 409A of the Code, accelerate the date on which options become vested or exercisable.
Restricted Stock Awards. Under the 2023 Plan, the Administrator may grant restricted awards to participants in such numbers, upon terms and at such times as the Administrator determines. Restricted awards may be in the form of restricted stock awards or restricted stock units (“RSUs”) that are subject to certain conditions, which conditions must be met in order for such award to vest or be earned, in whole or in part, and no longer subject to forfeiture. Restricted stock awards are payable in shares of common stock. RSUs may be payable in cash or shares of common stock, or partly in cash and partly in shares of common stock, in accordance with the terms of the 2023 Plan and the discretion of the Administrator.
Performance Awards. Performance awards may be in the form of performance shares or performance units. Performance shares are granted with reference to a specified number of shares of our common stock and afford the holder the contingent right to receive shares of our Class A Common Stock, a cash payment or a combination of common stock and cash (as determined by the Administrator) with a value equal to the value of the reference shares as of the date on which the performance objectives are achieved. An award of a performance unit is a grant in an amount determined by the Administrator that gives the holder the contingent right to receive shares of our Class A Common Stock, a cash payment or combination of our Class A Common Stock and cash (as determined by the Administrator) equal in value to the amount of the award.
The Administrator will determine, subject to the terms of the 2023 Plan, the performance objectives and other conditions applicable to each performance award. Unless otherwise specified by the Administrator, the recipient of performance units will forfeit upon separation from service any units whose objectives have not been attained at that time. Performance measures may vary between individuals and be based upon such performance factors or criteria as the Administrator determines. The Administrator may, in its sole discretion, accelerate the date that performance units granted to any recipient are deemed to have been earned in whole or in part.
Stock Appreciation Rights. Stock appreciation rights may be granted in the form of either “related SARs” or “freestanding SARs”. A related SAR is granted to the holder of an option with respect to all or a portion of the shares of our Class A Common Stock subject to the related option, and a “freestanding SAR” is an SAR that is granted separately to an eligible individual.
Upon exercise, the holder of a SAR is entitled to receive consideration equal to the number of shares with respect to which the SAR is exercised multiplied by the excess, if any, of the fair market value of a share of our Class A Common Stock on the date of exercise of the SAR over the base price. The base price of a related SAR equals the exercise price of its related option. The base price of a freestanding SAR equals the fair market value of our Class A Common Stock on the date of grant of the SAR. The preceding exercise price restrictions do not apply to certain SARs assumed or substituted in a merger or other transaction where the exercise price is adjusted in accordance with applicable tax regulations.
Payment to the SAR holder may be made in cash, shares of Class A Common Stock (valued at fair market value on the date of the SAR exercise) or a combination of cash and shares of Class A Common Stock, as determined by the Administrator.

Related SARs are exercisable only when their related options are exercisable. A SAR may be granted in tandem with a nonqualified option at any time before the option is completely exercised, terminated, expired or canceled. A SAR may be granted in tandem with an incentive option only at the time of the grant of the option. The exercise of a related SAR precludes the exercise of the related option, and vice versa.
SARs are exercisable according to the terms established by the Administrator and stated in the applicable award agreement. They may not be exercised more than 10 years after the date of grant, or such shorter period as may apply to the related options in the case of related SARs or as may be specified by the award agreement.
Phantom Stock Awards. Phantom stock awards are awards of a number of hypothetical share units, each with a value equal to the fair market value of one share of Class A Common Stock.
Upon vesting, the holder of phantom share units is entitled to receive consideration equal to the number of units multiplied by the fair market value of a share of our Class A Common Stock on the date of exercise. Payment may be made, in the discretion of the Administrator, in cash or in shares of our common stock valued at fair market value on the applicable vesting date or dates (or other date or dates determined by the Administrator), or in a combination thereof. Payments may be made in a lump sum or upon such other terms consistent with the 2023 Plan and Section 409A of the Code as may be established by the Administrator.
The Administrator will determine the vesting conditions and other terms of each grant, subject to the terms of the 2023 Plan.
Other Cash-Based Awards and/or Stock-Based Awards. The Administrator has the authority to grant other cash-based and/or stock-based awards to eligible individuals. Other stock-based awards may be valued in whole or in part by reference to, or otherwise based on or related to, shares of Class A Common Stock or awards for shares of our Class A Common Stock, including but not limited to other stock-based awards granted in lieu of bonus, salary or other compensation, other stock-based awards granted with vesting or performance conditions, and/or other stock-based awards granted without being subject to vesting or performance conditions (subject to the terms of the 2023 Plan). Subject to the provisions of the 2023 Plan, the Administrator will determine the number of shares of our Class A Common Stock, if any, to be awarded to an individual under (or otherwise related to) such other stock-based awards; whether such other stock-based awards will be settled in cash, shares of our Class A Common Stock or a combination of cash and shares of our Class A Common Stock; and the other terms and conditions of such awards. Other cash-based awards will be valued and settled in cash may be granted in lieu of bonus, salary or other compensation, may be granted with vesting or performance conditions and/or may be granted without being subject to vesting or performance conditions. Other cash-based awards will be subject to such other terms and conditions as may be established by the Administrator.
Dividends and Dividend Equivalent Rights. The Administrator may, in its sole discretion, provide that awards, other than Options and SARs, earn dividends or dividend equivalent rights (“dividend equivalents”); provided, however, that dividends and dividend equivalents on unearned or unvested awards will not be paid (even if accrued) unless and until the underlying award (or portion thereof) has been earned or vested. Such dividends or dividend equivalents may be paid currently or may be credited to an individual’s account. Any crediting of dividends or dividend equivalents may be subject to such additional restrictions and conditions as the Administrator may establish, including reinvestment in additional shares of our common stock or share equivalents.
Change of Control
Under the terms of the 2023 Plan, the following provisions apply in the event of a change of control (except as otherwise required under Section 409A of the Code or provided in an award agreement):
To the extent that the successor or surviving company in the change of control event does not assume or substitute for an award (or in which we are the ultimate parent corporation and do not continue the award) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Administrator) as awards outstanding under the 2023 Plan immediately prior to the change of control event, (A) all outstanding options and SARs will become fully vested and exercisable, whether or not then otherwise vested and exercisable; and (B) any restrictions, including but not limited to the restricted period, performance period and/or performance factors or criteria applicable to any outstanding award other than options or SARs will be deemed to have been met, and such awards will be deemed vested and earned in full at the greater of actual or target.
In addition, if an award is substituted, assumed or continued as provided in the 2023 Plan, the award will become vested (and, in the case of options and SARs, exercisable) and any restrictions, including but not limited to the restricted period, performance period and/or performance factors or criteria applicable to any outstanding award other than options or SARs will be deemed to have been met, and such awards will be deemed vested and earned in full at the greater of actual or target, if the employment or service of the participant is terminated beginning six months before and ending one year after the date of the change of control (or such other period after a change of control as may be stated in a participant’s employment agreement, change in control agreement or similar agreement or arrangement, if applicable), but only if such termination of employment or service (A) is by the Company not for cause or (B) is by the participant for good reason. If the termination of employment or service precedes the change of control, the award will be settled as of the date of the change.
Further, and notwithstanding any other provision of the 2023 Plan to the contrary, and unless an individual award agreement expressly provides otherwise, in the event that a participant has entered into, or is a participant in, an employment agreement, change of control agreement or plan or similar agreement, plan or arrangement with the Company, the participant will be entitled to the greater of the benefits provided upon a change of control of the Company under the 2023 Plan or the respective employment agreement, change of control agreement or similar agreement, plan or arrangement, and such employment agreement, change of control agreement or similar agreement, plan or arrangement will not be construed to reduce in any way the benefits otherwise provided to a participant upon the occurrence of a Change of Control as defined in the 2023 Plan.
Transferability
Incentive options are not transferable other than by will or the laws of intestate succession or, in the Administrator’s discretion, for no consideration in other circumstances consistent with Code Section 422 and related regulations. Nonqualified options are not transferable other than by will or the laws of intestate succession or, in the Administrator’s discretion, for no consideration in other circumstances consistent with the registration provisions of the Securities Act of 1933, as amended. Restricted awards, SARs, performance awards, phantom stock awards and other cash-based and stock-based awards generally are not transferable other than transfers by will or the laws of intestate succession, and participants may not sell, transfer, assign, pledge or otherwise encumber shares subject to an award until the award has vested and all other conditions established by the Administrator have been met.
Forfeiture and Recoupment
As noted above, the 2023 Plan authorizes the Administrator to require forfeiture and recoupment of plan benefits if a participant engages in certain types of detrimental conduct and to require that a participant be subject to any compensation recovery policy or similar policies that may apply to the participant or be imposed under applicable laws.
Certain United States Federal Income Tax Consequences
The following summary generally describes the principal U.S. federal (and not foreign, state or local) income tax consequences of awards granted under the 2023 Plan as they were in effect on the date of this proxy statement. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to Volato Group. The provisions of the Code and related regulations concerning these matters are complicated and their impact in any one case may depend upon the particular circumstances. Tax laws are subject to change.
Incentive Options. Incentive options granted under the 2023 Plan are intended to qualify as incentive stock options under Code Section 422. Pursuant to Code Section 422, the grant and exercise of an incentive option generally will not result in taxable income to the participant (with the possible exception of alternative minimum tax liability) if the participant (a) does not dispose of shares received upon exercise of such option within the period ending at the later of one year after the date of exercise or two years after the date of grant, and (b) has continuously been our employee from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability). However, the excess of the fair market value of the shares received upon exercise of the incentive option over the exercise price for such shares generally will constitute an item of adjustment in computing the participant’s alternative minimum taxable income for the year of exercise. Thus, certain participants may experience an increase in their federal income tax liability as a result of the exercise of an incentive option under the alternative minimum tax rules of the Code. We generally will not be entitled to a deduction for income tax purposes in connection with the exercise of an incentive option.

If the holding period requirements for incentive option treatment described above are met, upon the disposition of shares acquired upon exercise of an incentive option, the participant will be taxed on the amount by which the amount realized upon such disposition exceeds the exercise price, and such amount will be treated as long-term capital gain or loss.
If the holding period requirements for incentive option treatment described above are not met, the participant will be taxed as if he or she received compensation in the year of the disposition. The participant must treat gain realized in the disqualifying disposition as ordinary income to the extent of the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition of the stock minus the exercise price. Any gain in excess of these amounts may be treated as long-term or short-term capital gain, depending upon the participant’s holding period. In the year of disposition, we generally will be entitled to a corresponding income tax deduction equal to the ordinary income recognized by the participant, to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.
Nonqualified Options. For federal income tax purposes, the grant of a nonqualified option on the terms specified by the 2023 Plan should not result in taxable income to a participant or a tax deduction to us. The difference between the fair market value of the stock on the date of exercise and the exercise price will constitute taxable ordinary income to the participant on the date of exercise. We generally will be entitled to a corresponding income tax deduction to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting. The participant’s basis in shares of common stock acquired upon exercise of an option will equal the exercise price plus the amount of income taxable at the time of exercise. Any subsequent disposition of the stock by the participant will be taxed as a capital gain or loss to the participant and will be long-term capital gain or loss if the participant has held the stock for more than one year at the time of sale.
Stock Appreciation Rights. For federal income tax purposes, the grant of a SAR on the terms specified by the 2023 Plan should not result in taxable income to a participant or a tax deduction to us. Upon exercise, the amount of cash and fair market value of shares received by the participant, less cash or other consideration paid (if any), is taxed to the participant as ordinary income, and we will generally be entitled to a corresponding income tax deduction to the extent the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.
Restricted Stock Awards. The grant of a restricted stock award will not result in taxable income to the participant or a tax deduction to us for federal income tax purposes, unless the restrictions on the stock do not present a substantial risk of forfeiture or the award is transferable, as defined under Code Section 83. In the year that the restricted stock is no longer subject to a substantial risk of forfeiture or the award becomes transferable, the fair market value of such shares at such date and any cash amount awarded, less cash or other consideration paid (if any), will be included in the participant’s ordinary income as compensation, except that the participant may elect, within 30 days after the transfer of the shares and in accordance with the requirements of Section 83(b) of the Code, to include in his or her ordinary income as compensation at the time the restricted stock is awarded the fair market value of such shares at such time, less any amount paid for the shares. We generally will be entitled to an income tax deduction at time when the participant recognizes income and in the same amount, to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.
Restricted Stock Units, Performance Awards, Phantom Stock Awards, Other Cash-Based and Stock-Based Awards and Dividend Equivalents. The grant of a restricted stock unit, performance award, phantom stock award, other cash-based and stock-based awards or a dividend equivalent award on the terms specified by the 2023 Plan should not result in taxable income to the participant or a tax deduction to us for federal income tax purposes. Upon the settlement of the award, the participant will recognize taxable income equal to any cash and the fair market value of any stock received in settlement of the award. We generally will be entitled to a corresponding income tax deduction equal to the ordinary income recognized by the participant to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.
Code Section 409A. Awards granted under the 2023 Plan may be subject to Code Section 409A and related regulations and other guidance. Code Section 409A imposes certain requirements on unfunded, nonqualified deferred compensation plans. If Code Section 409A applies to the 2023 Plan or any award, and the 2023 Plan and the award do not, when considered together, satisfy the requirements of Code Section 409A during a taxable year, the participant will have ordinary income in the year of noncompliance in the amount of all deferrals subject to Code Section 409A to the extent that the award is not subject to a substantial risk of forfeiture. In subsequent years, the participant will have ordinary income equal to any increase in the value of the award to the extent that the award is then vested. In addition to ordinary income tax, the participant will be subject to an additional income tax of 20% on all amounts includable in income and may also be subject to interest charges under Code Section 409A. We do not undertake to have any responsibility to take, or to refrain from taking, any actions in order to achieve a certain tax result for any participant.
Tax Withholding
Generally, a participant will be required to pay us in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by us to such authority for the account of the recipient. Alternatively, the Administrator may in its discretion establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign or other income tax obligations relating to an award, by electing to deliver to Volato Group shares of common stock held by the participant that are fully vested and not subject to any pledge or other security interest or to have Volato Group withhold shares of our Class A Common Stock from the shares to which the recipient is otherwise entitled. Under the 2023 Plan, the number of shares to be withheld or delivered will have a fair market value (as determined pursuant to the 2023 Plan) as of the date that the amount of tax to be withheld is determined as nearly as equal as possible to, but not exceeding (unless otherwise permitted by the Administrator in a manner in accordance with applicable laws, rules and regulations and applicable accounting principles), the amount of such obligations being satisfied.
Plan Benefits
No awards will be granted under the 2023 Plan unless it is approved by our stockholders. The selection of individuals who will receive awards under the 2023 Plan, if stockholders approve the 2023 Plan, and the amount of any such awards is not yet determinable due to vesting, performance and other requirements. Therefore, it is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups of participants. In 2022, Volato granted awards under its existing 2021 Plan to our named executive officers, non-employee directors and other eligible employees. These awards are described under the section titled “Volato Executive Officer and Director Compensation” in this proxy statement/prospectus.
Vote Required for Approval
If the BCA Proposal is not approved, the Stock Incentive Plan Proposal will not be presented at the Special Meeting. The approval of the Stock Incentive Plan Proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.
If you do not submit a proxy or voting instructions, do not attend the Special Meeting virtually or by proxy and your shares are not otherwise voted at the Special Meeting, your failure to do will have no effect on the Stock Incentive Plan Proposal. Abstentions with respect to the Stock Incentive Plan Proposal will have the same effect as a vote “AGAINST” the Stock Incentive Plan Proposal. Broker non-votes are not expected to occur at the Special Meeting because brokers, banks, trustees and other nominees are not expected to have discretionary voting authority to vote shares with respect to any Proposal at the Special Meeting. The Business Combination is conditioned upon the approval of the Stock Incentive Plan Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Stock Incentive Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Stock Incentive Plan Proposal will not be effected.
The Sponsor, the PROOF.vc SPV, and PACI’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Stock Incentive Plan Proposal. See the section entitled “BCA Proposal - Related Agreements — Sponsor Support Agreement” for more information.
Recommendation of the Board of Directors
THE PACI BOARD RECOMMENDS THAT PACI STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK INCENTIVE PLAN PROPOSAL.

ADJOURNMENT PROPOSAL
The Adjournment Proposal allows the PACI Board to submit a proposal to approve, by ordinary resolution, the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the BCA Proposal, the Stock Issuance Proposal, the Charter Amendment Proposals, or the Stock Incentive Plan Proposal. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor and Volato and their respective stockholders to make purchases of shares of our Common Stock or other arrangements that would increase the likelihood of obtaining a favorable vote on the Proposals to be put to the Special Meeting. See the section entitled “BCA Proposal — Interests of PACI’s Directors and Executive Officers in the Business Combination.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the Special Meeting and is not approved by the stockholders, the PACI Board or chairperson of the Special Meeting may not be able to adjourn the Special Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the BCA Proposal, the Stock Issuance Proposal, the Charter Amendment Proposals, or the Stock Incentive Plan Proposal. In such events, the Business Combination would not be completed.
Vote Required for Approval
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon, regardless of whether or not a quorum is present. If you do not submit a proxy or voting instructions, do not attend the Special Meeting virtually or by proxy and your shares are not otherwise voted at the Special Meeting, your failure to do so will have no effect on the outcome of the vote on the Adjournment Proposal. Abstentions with respect to the Adjournment Proposal will have the same effect as a vote “AGAINST” the Adjournment Proposal. Broker non-votes are not expected to occur at the Special Meeting because brokers, banks, trustees and other nominees are not expected to have discretionary voting authority to vote shares with respect to any Proposal at the Special Meeting.
The Adjournment Proposal is not conditioned upon any other proposal.
Recommendation of the PACI Board
THE PACI BOARD UNANIMOUSLY RECOMMENDS THAT PACI STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of PACI’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of PACI and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, PACI’s officers have interests in the Business Combination that may conflict with your interests as a PACI stockholder. See the section entitled “BCA Proposal — Interests of PACI’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes certain material U.S. federal income tax considerations generally applicable to (i) U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) of Public Shares that, in either case, elect to have their Public Shares redeemed for cash pursuant to the exercise of a right to redemption and (ii) U.S. Holders and Non-U.S. Holders of Volato Common Stock and Preferred Stock. This discussion applies only to our Public Shares and to Volato Common and Preferred Stock, as applicable, that are held, in each case, as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) for U.S. federal income tax purposes (generally, property held for investment). Although it is not a condition to closing that an opinion of counsel regarding the tax treatment of the Business Combination be provided, Steptoe & Johnson LLP is providing, in connection with the filing of the proxy statement/prospectus, its opinion to the effect that the disclosure contained in this proxy statement/prospectus under the heading “Material U.S. Federal Income Tax Considerations” constitutes its opinion insofar as it expresses conclusions as to the application of U.S. federal income tax law. Such opinion is based on representations and assumptions as to factual matters made by Volato and the Company and on current law.
THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH AN ELECTION TO REDEEM YOUR PUBLIC SHARES AND THE PROPOSED BUSINESS COMBINATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISER WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THESE TRANSACTIONS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS.
The following discussion does not purport to be a complete analysis of all potential tax consequences resulting from the completion of the Business Combination and does not address the tax treatment of any other transactions occurring in connection with the Business Combination, including, but not limited to, the issuance of Series A-1 preferred stock by Volato prior to the Business Combination. In addition, this discussion does not address the alternative minimum tax or the application of Section 451(b) of the Code and does not address any aspect of U.S. federal non-income tax laws, such as gift, estate, or Medicare contribution tax laws, or any state, local, or non-U.S. tax laws. Furthermore, this discussion does not address all U.S. federal income tax considerations that may be relevant to particular holders in light of their personal circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:
•	our sponsor or founder (or an officer, director, employee or affiliate thereof);
•	a government or agency or instrumentality thereof;
•	a tax-exempt entity.
•	a tax-qualified retirement plan or pension plan;
•	an S corporation, partnership, or other entity or arrangement treated as a partnership or other flow-through entity for U.S. federal income tax purposes (and investors therein);
•	a dealer or trader in securities that uses a mark-to-market method of tax accounting with respect to the securities;
•	a regulated investment company;
•	a real estate investment trust;
•	a financial institution;
•	an insurance company;
•	a controlled foreign corporation or passive foreign investment company;
•	an expatriate or former long-term resident of the United States;
•	a person that actually or constructively owns 5% or more of our voting shares or 5% or more of the total value of our shares;
•	a person that acquired our shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

•	a person holding the shares as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment transaction;
•	a person subject to special tax accounting rules as a result of any item of gross income with respect to Public Shares being taken into account in an applicable financial statement;
•	a person who elects to apply the provisions of Section 1400Z-2 of the Code to any gain realized;
•	a person holding our securities in connection with a trade or business outside the United States; or
•	a U.S. person whose functional currency is not the U.S. dollar.
The discussion below is based on the provisions of the Code, the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof, which may be repealed, revoked, modified, or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.
We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
U.S. Federal Holder and Non-U.S. Holder Defined
For purposes of this discussion, you are a “U.S. Holder” if for U.S. federal income tax purposes, you are a beneficial owner of our Public Shares or Volato Common or Preferred Stock, as applicable, and are:
•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has in effect a valid election under applicable Treasury regulations to be treated as a U.S. person.

•	You are a “Non-U.S. Holder” if you are a beneficial owner of our Public Shares or Volato Common or Preferred Stock, as applicable, and are for U.S. federal income tax purposes:
•	a non-resident alien individual;
•	a foreign corporation; or
•	an estate or trust that is not a U.S. Holder.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Public Shares or Volato Common or Preferred Stock, the U.S. federal income tax treatment of the entity or an owner of such entity will depend on the status of the owners, the activities of the entity and certain determinations made at the owner level. Accordingly, entities treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the redemption of our Public Shares or the Business Combination.
Tax Treatment of Redemption Election
U.S. Federal Income Tax Considerations to U.S. Holders
This section addresses the U.S. federal income tax consequences to U.S. Holders of an Election to redeem our Public Shares.
Redemption as Sale or Corporate Distribution – In General
If your Public Shares are redeemed pursuant to an Election, the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Public Shares under Section 302 of the Code. If the redemption qualifies as a sale of Public Shares, you generally will recognize capital gain or loss, which generally will be long-term capital gain or loss if your holding period for the Public Shares exceeds one year, as described in greater detail below under “U.S. Federal Income Tax Considerations to U.S. Holders—Redemption Taxable as Sale or Exchange.” If the redemption does not qualify as a sale of Public Shares, it will be treated as a corporate distribution, as described in greater detail below under “U.S. Federal Income Tax Considerations to U.S. Holders—Redemption Taxable as Corporate Distribution.” Whether a redemption pursuant to an Election qualifies for sale treatment will depend largely on the total number of our shares treated as held by you (including any shares constructively owned by you) relative to all our shares outstanding both before and after the redemption. The redemption of Public Shares generally will be treated as a sale of the Public Shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to you, (ii) results in a “complete termination” of your interest in us, or (iii) is “not essentially equivalent to a dividend” with respect to you. These tests are explained more fully below.
In determining whether any of the foregoing tests is satisfied, you must take into account not only our shares actually owned by you, but also our shares that are constructively owned by you. In addition to shares you own directly, you may be treated as constructively owning shares owned by certain related individuals and entities in which you have an interest or that have an interest in you, as well as any shares you have a right to acquire by exercise of an option, which would include shares of Class A Common Stock which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting shares actually and constructively owned by you immediately following the redemption of Public Shares must, among other requirements, be less than 80% of the percentage of our outstanding voting shares actually and constructively owned by you immediately before the redemption. Prior to our initial Business Combination, the Class A Common Stock may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of your interest if either (i) all of our shares actually and constructively owned by you are redeemed, or (ii) all of our shares actually owned by you are redeemed and you are eligible to waive, and effectively waive in accordance with specific rules, the attribution of shares owned by certain family members and you do not constructively own any other shares of ours. The redemption of the Public Shares will not be essentially equivalent to a dividend if the redemption or purchase results in a “meaningful reduction” of your proportionate interest in us. Whether the redemption will result in a meaningful reduction of your proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution and the tax consequences of the redemption will be as described under “U.S. Federal Income Tax Considerations to U.S. Holders—Redemption Taxable as Corporate Distribution,” below. After the application of those rules, any remaining tax basis in the redeemed Public Shares will be added to your adjusted tax basis in your remaining shares. If there are no remaining shares, you may be able to add the remaining tax basis in the redeemed Public Shares to your adjusted tax basis in your warrants or possibly in other stock constructively owned by you, but you are urged to consult your tax adviser as to the allocation of any remaining basis.
You should consult your own tax advisor as to whether the redemption of your Public Shares will be treated as a sale or as a distribution under the Code and the treatment of such sale or distribution.
Redemption Taxable as Sale or Exchange
If the redemption of your Public Shares is treated as a sale or other taxable disposition of our Public Shares, you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if your holding period for the Public Shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders are currently eligible to be taxed at reduced rates compared to your ordinary compensation or business income. The deductibility of capital losses is subject to limitations.
For purposes of the holding period, it is unclear whether the redemption rights with respect to the Public Shares prior to the initial Business Combination would suspend the running of the applicable holding period due to a diminished risk of loss. If the running of the holding period for the Public Shares is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or other taxable disposition of the Public Shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates.

Generally, the amount of gain or loss you recognize will equal the difference between (i) the sum of the amount of cash and the fair market value of any property received in the redemption and (ii) your adjusted tax basis in the Public Shares redeemed. Your adjusted tax basis in your Public Shares generally will equal your acquisition cost, minus any amount of acquisition cost allocated to your warrants.
Redemption Taxable as Corporate Distribution
If the redemption of your Public Shares is treated as a corporate distribution, you generally will be required to include in gross income as a dividend the amount of any cash paid for our Public Shares to the extent that the payment is treated as a distribution out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits generally will be applied against, and reduce, your tax basis in your Public Shares (but not below zero), and any remaining excess will be treated as gain from the sale or exchange of the Public Shares (the treatment of which is described under “U.S. Federal Income Tax Considerations to U.S. Holders—Redemption Taxable as Sale or Exchange” above). However, it is possible that financial intermediaries may report the entire amount of any distributions we make as dividends if they cannot determine the amount of our earnings and profits for U.S. federal income tax purposes.
If you are a taxable corporate U.S. Holder, any amount treated as a dividend paid by us generally will qualify for the dividends-received deduction if the requisite holding period is satisfied, but may be subject to the “extraordinary dividend” provisions of the Code (which could cause a reduction in the tax basis of your Public Shares and increase the amount of gain or decrease the amount of loss you recognize on a disposition of those shares). It is unclear, whether the redemption rights prior to our initial Business Combination with respect to your Public Shares would suspend the running of the applicable holding period for purposes of the dividends received deduction, due to a diminished risk of loss. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount.
If you are a non-corporate U.S. Holder, any amount treated as a dividend generally will be taxed at the applicable long-term capital gains rate that applies to qualified dividend income (which is lower than your ordinary compensation or business income tax rates), provided that certain other holding period requirements, are met. It is unclear, whether the redemption rights prior to our initial Business Combination with respect to your Public Shares would suspend the running of the applicable holding period for purposes of the preferential tax rate on qualified dividends, due to a diminished risk of loss. If the holding period requirements are not satisfied, then a non-corporate holder may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.
U.S. Information Reporting and Backup Withholding
Proceeds from the redemption of our Public Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, if you furnish a correct taxpayer identification number and make other required certifications or are otherwise exempt from backup withholding and establish your exempt status.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
U.S. Federal Income Tax Considerations to Non-U.S. Holders
This section addresses the U.S. federal income tax consequences to Non-U.S. Holders of an Election to redeem our Public Shares.
Redemption as Sale or Corporate Distribution – In General
The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Public Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Public Shares, as described under “U.S. Federal Income Tax Considerations to U.S. Holders” above.

You should consult your own tax advisor as to whether the redemption of your shares will be treated as a sale or as a distribution under the Code and the treatment of such sale or distribution.
Redemption Taxable as Sale or Exchange
If you are a Non-U.S. Holder and the redemption of your Public Shares is treated as a sale or other taxable disposition of our Public Shares, you generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale of your Public Shares, unless:
•
the gain is effectively connected with the conduct of a trade or business by you within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you);

•	you are a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•
our Public Shares constitute a U.S. real property interest (“USRPI”) by reason of our status as a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes and, as a result, such gain is treated as effectively connected with a trade or business conducted by you in the United States.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to a U.S. Holder, unless an applicable treaty provides otherwise. If you are a corporation, your gain also may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by your U.S. source capital losses (even though you would not be considered a resident of the United States), provided you have timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, generally, a corporation will be classified as a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we currently are not (and have not been during the applicable testing period) a USRPHC for U.S. federal income tax purposes, and we do not expect to be a USRPHC on the redemption date. However, in the event that we were to be considered a USRPHC, as long as the Public Shares continue to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations, referred to herein as “regularly traded”), a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the Public Shares, more than 5% of the Public Shares will be treated as disposing of a USRPI as a result of the redemption and will be subject to U.S. tax on gain realized on such redemption as a result of our status as a USRPHC. It is unclear how a Non-U.S. Holder’s ownership of public warrants will affect the determination of whether such Non-U.S. Holder owns more than 5% of the Public Shares. We can provide no assurance as to our status as a USRPHC or as to whether the Public Shares will be treated as regularly traded. If we were classified as a USRPHC and our Public Shares were not considered to be regularly traded, a Non-U.S. Holder (regardless of the percentage of Public Shares or public warrants owned by it) would be treated as disposing of a U.S. real property interest as a result of the redemption and would be subject to U.S. federal income tax on such redemption of Public Shares, and a 15% withholding tax would apply to the gross proceeds from such redemption.
You should consult your tax advisor regarding potentially applicable income tax treaties that may provide for different rules.
Redemption Taxable as Corporate Distribution
You will be treated as receiving a distribution if you are a Non-U.S. Holder and the redemption of your Public Shares does not qualify as a sale. In general, distributions, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the conduct of a trade or business within the United States by you, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) your adjusted tax basis in your Public Shares and, to the extent such distribution exceeds your adjusted tax basis, as gain realized from the sale or other disposition of your Public Shares, which will be treated as described above under “U.S. Federal Income Tax Considerations to Non-U.S. Holders—Redemption Taxable as Sale or Exchange.”
If we pay dividends that are effectively connected with your conduct of a trade or business within the United States, the dividends generally will not be subject to U.S. withholding tax, provided you comply with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). If a tax treaty applies, the dividends must also be attributable to a U.S. permanent establishment or fixed base maintained by you. The dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders (subject to an exemption or reduction in the tax as may be provided by an applicable income tax treaty). If you are a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Information Reporting and Backup Withholding
Proceeds from the redemption of our Public Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. If you are a Non-U.S. Holder, you generally may eliminate the requirement for information reporting and backup withholding by providing certification of your non-U.S. status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption, provided the applicable withholding agent does not have actual knowledge or reason to know you are a U.S. person. However, information returns are required to be filed with the IRS in connection with any payments of dividends on our Public Shares paid to a Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
Additional Withholding Requirements Under FATCA
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), if you are (i) a “foreign financial institution” (as defined in the Code) or (ii) a “non-financial foreign entity” (as defined in the Code), then payments of dividends on and the gross proceeds of dispositions of our Public Shares will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless you satisfy various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) or an exemption from these rules applies. Under proposed U.S. Treasury regulations, the preamble to which states that taxpayers may rely on them until final U.S. Treasury regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of our Public Shares. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your tax advisor regarding the potential application of withholding under FATCA.
Tax Treatment of Business Combination
In General
The parties to the Business Combination Agreement intend that, for U.S. federal income tax purposes, the Business Combination be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Although it is not a condition to closing that an opinion of counsel regarding the tax treatment of the Business Combination be provided, Steptoe & Johnson LLP is providing, in connection with the filing of the proxy statement/prospectus, its opinion to the effect that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such opinion is based on representations and assumptions as to factual matters made by Volato and the Company and on current law. Neither Volato nor the Company has requested a ruling from the IRS in connection with the Business Combination or any related transaction. The discussion below neither binds the IRS nor precludes it from adopting a contrary position with respect to the U.S. federal income tax treatment of the Business Combination. The parties’ obligations to consummate the Business Combination are not conditioned upon the receipt of a legal opinion, and even if a legal opinion as of the date of the Business Combination were obtained by either party, such legal opinion is not binding on the IRS or any court. Furthermore, even if Volato and the Company report the Business Combination as qualifying as a “reorganization” under the provisions of Section 368(a) of the Code, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to the position taken by Volato and the Company.
You should consult with your tax advisors regarding the tax consequences of the Business Combination and the requirements that must be satisfied in order for the Business Combination to qualify as a “reorganization” under Section 368(a) of the Code.
Because the consideration for the Business Combination is solely Class A Common Stock (except for the payment of cash for fractional shares or as a result of the exercise of dissenter’s rights), the discussion below does not address the treatment of cash or other non-stock consideration.
U.S. Federal Income Tax Considerations to U.S. Holders
This section addresses the U.S. federal income tax consequences of the Business Combination to U.S. Holders of Volato Common or Preferred Stock.
Tax Consequences if the Business Combination Qualifies as a Reorganization
Provided that the business combination qualifies as a reorganization within the meaning of Section 368(a) of the Code, you will not recognize gain or loss for U.S. federal income tax purposes as a result of your exchange Volato Common Stock or Preferred Stock for Class A Common Stock in the Business Combination. The aggregate tax basis of the Class A Common Stock you receive in the Business Combination will be equal to the aggregate tax basis of the Volato Common Stock or Volato Preferred Stock you exchange for Class A Common Stock in the Business Combination.
Your holding period in the Class A Common Stock received will include the holding period for the shares of Volato Common Stock or Volato Preferred Stock you surrendered in exchange therefor. If you acquired different blocks of Volato Common Stock at different times or at different prices, the Class A Common Stock you receive generally will be allocated pro rata to each block of Volato Common Stock, and the basis and holding period of each block of Class A Common Stock you receive will be determined on a block-for-block basis by reference to the blocks of Volato Common Stock you exchanged therefor. Similarly, if you acquired different blocks of Volato Preferred Stock at different times or at different prices, the Class A Common Stock you receive generally will be allocated pro rata to each block of Volato Preferred Stock, and the basis and holding period of each block of Class A Common Stock you receive will be determined on a block-for-block basis by reference to the blocks of Volato Preferred Stock you exchanged therefor.
Tax Consequences if the Business Combination Fails to Qualify as a Reorganization
If the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, you would be treated as if you sold or exchanged your Volato Common or Preferred Stock in a fully taxable transaction. In that case, you would recognize gain or loss with respect to the disposition of each of your shares of Volato Stock equal to the difference between (i) your basis in each such share of Volato Stock and (ii) the sum of the cash consideration and the fair market value of the Class A Common Stock you received with respect to such share in the Business Combination (determined as of the date such share is received). Such gain or loss would be treated as capital gain or capital loss, and would be treated as long-term capital gain or loss if your Volato Stock has been held for more than one year as of the date of the Business Combination. Your aggregate tax basis in the Class A Common Stock so received would equal its fair market value as of the date you receive such stock, and your holding period for such Class A Common Stock would begin the day after you receive such stock.
Taxation of Distributions on Class A Common Stock
After the Business Combination, Volato Holdings may make distributions with respect to the Class A Common Stock. Subject to the discussion of information reporting and backup withholding below, the U.S. federal income tax consequences to you generally would be the same as those discussed above concerning a redemption of Public Shares treated as a distribution as described under “U.S. Federal Income Tax Considerations to U.S. Holders—Redemption Taxable as Corporate Distribution” above.
Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Class A Common Stock
After the Business Combination, you may sell or dispose of your Class A Common Stock. Subject to the discussion of information reporting and backup withholding below, the U.S. federal income tax consequences to you generally would be the same as those discussed above concerning your disposition of Volato Common and Preferred Stock pursuant to the Business Combination as described under “U.S. Federal Income Tax Considerations to U.S. Holders–Tax Consequences if the Business Combination Fails to Qualify as a Reorganization” above.
Information Reporting and Backup Withholding
Generally, any taxable proceeds you receive in connection with the Business Combination or after the Business Combination are subject to the same information reporting and backup withholding rules as described above under “Tax Treatment of Redemption Election—U.S. Federal Income Tax Considerations to U.S. Holders—Information Reporting and Backup Withholding.”
U.S. Federal Income Tax Considerations to Non-U.S. Holders
This section addresses the U.S. federal income tax consequences of the Business Combination to Non-U.S. Holders of Volato Common or Preferred Stock.
Tax Consequences if the Business Combination Qualifies as a Reorganization
If you are a Non-U.S. Holder of Volato Common or Preferred Stock, assuming that the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. tax consequences would be the same as described under “U.S. Federal Income Tax Considerations to U.S. Holders—Tax Consequences if the Business Combination Qualifies as a Reorganization” above.
Tax Consequences if the Business Combination Fails to Qualify as a Reorganization
If the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, you would not be subject to U.S. federal income tax on any gain recognized as a result of the Business Combination unless any of the conditions described above in the bullets under “Tax Treatment of Redemption Election—U.S. Federal Income Tax Considerations to Non-U.S. Holders-Redemption Taxable as Sale or Exchange” are satisfied with respect to gain recognized by you on the Volato Common or Preferred Stock. With respect to the third bullet, Volato believes that it is not and has not been at any time since its formation, a USRPHC, and neither Volato nor Volato Holdings expects to be a USRPHC immediately after the Business Combination is completed. You should consult your tax advisor regarding the application of the foregoing rules in light of your particular facts and circumstances.
Taxation of Distributions on Class A Common Stock
After the Business Combination, Volato Holdings may make distributions with respect to the Class A Common Stock. Subject to the discussion of information reporting and backup withholding below and the discussion under “Tax Treatment of Redemption Election—U.S. Federal Income Tax Considerations to Non-U.S. Holders—Additional Withholding Requirements Under FATCA” above, the U.S. federal income tax consequences to you generally would be the same as those discussed above concerning a redemption of Public Shares treated as a distribution as described under “U.S. Federal Income Tax Considerations to Non-U.S. Holders—Redemption Taxable as Corporate Distribution” above.
Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Class A Common Stock
After the Business Combination, you may sell or dispose of your Class A Common Stock. Subject to the discussion of information reporting and backup withholding below and the discussion under “Tax Treatment of Redemption Election—U.S. Federal Income Tax Considerations to Non-U.S. Holders-Additional Withholding Requirements Under FATCA” above, the U.S. federal income tax consequences to you generally would be the same as those discussed above concerning your disposition of Volato Common and Preferred Stock pursuant to the Business Combination as described under “U.S. Federal Income Tax Considerations to Non-U.S. Holders–Tax Consequences if the Business Combination Fails to Qualify as a Reorganization” above.
Information Reporting and Backup Withholding
Generally, any taxable proceeds you receive in connection with the Business Combination or after the Business Combination are subject to the same information reporting and backup withholding rules as described above under “Tax Treatment of Redemption Election—U.S. Federal Income Tax Considerations to Non-U.S. Holders—Information Reporting and Backup Withholding.”
Not Legal or Tax Advice; Consult Your Tax Adviser
The U.S. federal income tax discussion set forth herein is included for general information only and may not be applicable depending upon your particular situation. It is not intended to be, and should not be construed as, legal or tax advice to any shareholder. You should consult your tax adviser with respect to the tax consequences of the exercise of your redemption rights through an Election and/or the exchange of stock pursuant to the Business Combination, including the tax consequences under state, local, estate, non-U.S., and other laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

INFORMATION ABOUT PACI
Overview
We are a blank check company incorporated as a Delaware corporation on March 16, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses (a “Business Combination”). We have engaged in limited operations and have generated no operating revenue to date. Based on our business activities, the Company is a “shell company” as defined under the Securities Exchange Act of 1934 (the “Exchange Act”) because we have no substantive operations and nominal assets consisting almost entirely of cash.
IPO
On December 3, 2021, we consummated our IPO of 27,600,000 units, including 3,600,000 units as a result of the underwriter’s full exercise of their over-allotment option (the “Units”). Each Unit consists of one share of Class A Common Stock (a “Public Share”) and one-half of one redeemable warrant. Each whole warrant (a “Public Warrant”) entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $276,000,000.
On March 31, 2021, the Sponsor received 5,750,000 of the Company’s Class B Common Stock (the “Founder Shares”) for a payment of $25,000 made on May 4, 2021. On November 30, 2021, the Company effected a 1.2:1 stock split for each outstanding share of Class B Common Stock, resulting in the Sponsor holding an aggregate of 6,900,000 Founder Shares. As of December 31, 2022 and June 30, 2023, there was 6,900,000 shares of Class B Common Stock issued and outstanding, of which 6,591,800 are held by our Sponsor and the PROOF.vc SPV, and the remaining 308,200 are held by BlackRock as of the date of the proxy statement/prospectus. The number of Founder Shares outstanding was determined based on the Company’s expectation that the total size of the IPO would be a maximum of 27,600,000 Units if the underwriter’s over-allotment option was exercised in full, and therefore, that the Founder Shares would represent 20% of the outstanding shares after the IPO.
Simultaneously with the closing of the IPO, pursuant to purchase agreements entered into with the Sponsor and Blackrock, the Company completed the private sale of an aggregate of 15,226,000 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $15,226,000 (the “Private Placement”). The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants, so long as they are held by the Sponsor, Blackrock, or their permitted transferees, (i) are not redeemable by the Company, (ii) may not, and the Class A Common Stock issuable upon the exercise of the Private Placement Warrants may not, subject to certain limited exceptions, be transferred, assigned, or sold by the holders until 30 days after the completion of the Company’s initial Business Combination, (iii) may be exercised by the holders on a cashless basis, and (iv) under certain circumstances, are entitled to registration rights. No underwriting discounts or commissions were paid with respect to the Private Placement. If the Private Placement Warrants are held by holders other than the original purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants included in the Units sold in the IPO. If the Company does not consummate its initial Business Combination by December 3, 2023, the Private Placement Warrants will expire worthless. The issuance of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended. Upon the closing of the IPO and the Private Placement, $281,520,000 was placed in a trust account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”). Except for the withdrawal of interest to pay taxes, if any, and to fund our working capital requirements (subject to an annual limit of  $100,000), our Current Charter provides that none of the funds held in trust will be released from the Trust Account until the earlier of (i) the completion of our initial Business Combination; (ii) the redemption of any Public Shares related to certain amendments to our Current Charter, or (iii) the redemption of 100% of the Public Shares if we are unable to complete an initial Business Combination by December 3, 2023. With respect to amendments to our Current Charter, holders of Public Shares may be entitled to redeem their Public Shares (i) in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of our obligation to redeem 100% of the Public Shares if we do not complete an initial Business Combination by December 3, 2023 or (ii) with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity. The proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

After the payment of underwriting discounts and commissions and approximately $443,739 in Public Offering costs, approximately $3,742,261 of the net proceeds of the IPO and Private Placement was not deposited into the Trust Account and was retained by us for working capital purposes. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of December 31, 2022, there was $281,521,183 in investments and cash held in the Trust Account and $2,579,658 of cash held outside the Trust Account available for working capital purposes. As of December 31, 2022 and June 30, 2023, no funds had been withdrawn from the Trust Account to pay the Company’s income taxes.
Fair Market Value of Target Business or Businesses
The target business or businesses or assets with which we effect our initial Business Combination must have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding any taxes payable) at the time of the agreement to enter into such initial Business Combination. If we acquire less than 100% of one or more target businesses in our initial Business Combination, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% fair market value test, provided that in the event that the Business Combination involves more than one target business, the 80% fair market value test will be based on the aggregate value of all of the target businesses and we will treat the target businesses together as the initial Business Combination for purposes of a tender offer or for seeking stockholder approval, as applicable. However, we will always acquire at least a controlling interest in a target business. The aggregate fair market value of a portion of a target business or assets will likely be calculated by multiplying the fair market value of the entire business by the percentage of the target we acquire. We may seek to consummate our initial Business Combination with an initial target business or businesses with a collective fair market value in excess of the balance in the trust account. In order to consummate such an initial Business Combination, we may issue a significant amount of debt, equity or other securities to the sellers of such business and/or seek to raise additional funds through a private offering of debt, equity or other securities. If we issue securities in order to consummate such an initial Business Combination, our stockholders could end up owning a minority of the combined company’s voting securities as there is no requirement that our stockholders own a certain percentage of our company (or, depending on the structure of the initial Business Combination, an ultimate parent company that may be formed) after our Business Combination. We have not entered into any such arrangement to issue our debt or equity securities and have no current intention of doing so.
The fair market value of a target business or businesses or assets will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential gross margins, the values of comparable businesses, earnings and cash flow, book value, enterprise value and, where appropriate, upon the advice of appraisers or other professional consultants. Investors will be relying on the business judgment of our board of directors, which will have significant discretion in choosing the standard used to establish the fair market value of a particular target business. If our board of directors is not able to independently determine that the target business or assets has a sufficient fair market value to meet the threshold criterion, we will obtain an opinion from an unaffiliated, independent investment banking firm or another independent entity that commonly renders valuation opinions on the type of target business we seek to acquire with respect to the satisfaction of such criterion. Notwithstanding the foregoing, unless we consummate a Business Combination with an affiliated entity, we are not required to obtain an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions on the type of target business we seek to acquire, that the price we are paying is fair to our stockholders.
Redemption Rights
Redemption of Public Shares and Liquidation if Initial Business Combination Not Completed
Our initial stockholders, executive officers, and directors have agreed, and our Current Charter provides, that we will have only until November 3, 2023 (or up to December 3, 2023, if applicable) to complete our initial Business Combination. If we have not completed our initial Business Combination by November 3, 2023 (or at the latest by December 3, 2023, if applicable), we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, including franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and

(iii) as promptly as reasonably possible following the redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial Business Combination.
Redemption Rights for Holders of Public Shares Upon Consummation of Our Initial Business Combination
We will provide the holders of our Public Shares with the opportunity to redeem all or a portion of their shares of Class A Common Stock upon the completion of our initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any, divided by the number of then-issued and outstanding public shares, subject to the limitations and on the conditions described herein. At the completion of our initial Business Combination, we will be required to purchase any Public Shares properly delivered for redemption and not withdrawn.
The redemption rights will include the requirement that a beneficial holder must identify itself to validly redeem its shares. There will be no redemption rights upon the completion of our initial Business Combination with respect to our warrants. Further, we will not proceed with redeeming our Public Shares, even if a public stockholder has properly elected to redeem its shares, if a Business Combination does not close. Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of our initial Business Combination, and BlackRock has agreed to waive its redemption rights with respect to any founder shares held by it.
Conduct of Redemptions Pursuant to Tender Offer Rules
If a stockholder vote is not required and we do not decide to hold a stockholder vote for business or other legal reasons, we will, pursuant to our Current Charter: (a) conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E under the Exchange Act, which regulate issuer tender offers; and (b) file tender offer documents with the SEC prior to completing our initial Business Combination which contain substantially the same financial and other information about the initial Business Combination and the redemption rights as is required under Regulation 14A under the Exchange Act, which regulates the solicitation of proxies.
Limitation on Redemption Rights Upon Completion of Our Initial Business Combination If We Seek Stockholder Approval
If we seek stockholder approval of our initial Business Combination and we do not conduct redemptions in connection with our initial Business Combination pursuant to the tender offer rules, our Current Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to excess shares without our prior consent. We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed Business Combination as a means to force the Company or management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 15% of the shares sold in the IPO could threaten to exercise its redemption rights if such holder’s shares are not purchased by us, our sponsor or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the shares sold in the IPO, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our initial Business Combination, particularly in connection with a Business Combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our stockholders’ ability to vote all of their shares (including excess shares) for or against the Company’s initial Business Combination.

Directors, Executive Officers and Corporate Governance
Director Independence
NYSE listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which in the opinion of the Company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Peter Harrison, Coleman Andrews, Mark Lerdal, and Lisa Suennen are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. These directors deemed independent for purposes of applicable NYSE listing standards and SEC rules have held regularly scheduled meetings at only these directors are present.
Board Committees
Our board of directors has three standing committees: an audit committee, a compensation committee, and a corporate governance and nominating committee. Each committee operates under a charter that has been approved by the Board and has the composition and responsibilities described below.
Audit Committee
The audit committee of our board of directors is composed of Lisa Suennen, Mark Lerdal, and Peter Harrison, each of whom is an independent director under the NYSE listing standards and applicable SEC rules. Lisa Suennen serves as the chairman of the audit committee. Each member of the audit committee is financially literate, and our board of directors has determined that Mark Lerdal qualifies as an “audit committee financial expert” as defined in applicable SEC rules. None of the Audit Committee members serves on the audit committee of more than three public companies.
The audit committee is responsible for:
•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and the adequacy of our accounting and control systems;
•	monitoring the independence of the independent registered public accounting firm;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	inquiring and discussing with management our compliance with applicable laws and regulations;
•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;
•	appointing or replacing the independent registered public accounting firm;
•
determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•
monitoring compliance on a quarterly basis with the terms of the IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the IPO; and

•
reviewing and approving all payments made to our existing stockholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Corporate Governance and Nominating Committee
The corporate governance and nominating committee of our board of directors is composed of Coleman Andrews and Peter Harrison, each of whom is an independent director, and Peter Harrison serves as the chairperson of the corporate governance and nominating committee.
The primary function of the corporate governance and nominating committee include:
•	identifying individuals qualified to become members of the board of directors and making recommendations to the board of directors regarding nominees for election;
•	reviewing the independence of each director and making a recommendation to the board of directors with respect to each director’s independence;
•	developing and recommending to the board of directors the corporate governance principles applicable to us and reviewing our corporate governance guidelines at least annually;
•	making recommendations to the board of directors with respect to the membership of the audit, compensation and corporate governance and nominating committees;
•
overseeing the evaluation of the performance of the board of directors and its committees on a continuing basis, including an annual self-evaluation of the performance of the corporate governance and nominating committee;

•	considering the adequacy of our governance structures and policies, including as they relate to our environmental sustainability and governance practices;
•	considering director nominees recommended by stockholders; and
•	reviewing our overall corporate governance and reporting to the board of directors on its findings and any recommendations.
Guidelines for Selecting Director Nominees. The guidelines for selecting nominees, which are specified in the committee charter, provide that persons to be nominated:
•	should have demonstrated notable or significant achievements in business, education or public service;
•
should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.
The nominating committee will consider a number of qualifications relating to management and leadership experience, background, and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.
Compensation Committee
The compensation committee of our board of directors is composed Coleman Andrews and Mark Lerdal, each of whom is an independent director, and Mark Lerdal serves as the chairman of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
•
reviewing and approving corporate goals and objectives relevant to our CEO’s compensation, evaluating our CEO’s performance in light of those goals and objectives, and setting our CEO’s compensation level based on this evaluation;

•
setting salaries and approving incentive compensation and equity awards, as well as compensation policies, for all other officers who file reports of their ownership, and changes in ownership, of our common stock under Section 16(a) of the Exchange Act (the “Section 16 Officers”), as designated by our board of directors;

•	making recommendations to the board with respect to incentive compensation programs and equity-based plans that are subject to board approval;
•	approving any employment or severance agreements with our Section 16 Officers;
•	granting any awards under equity compensation plans and annual bonus plans to our executive officers and the Section 16 Officers;
•	approving the compensation of our directors; and
•	producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.
The Current Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel, or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel, or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Code of Ethics and Committee Charters
We have adopted a Code of Ethics that applies to our directors, officers, and employees. You may review these documents by accessing our web site at www.PROOF-paci.com. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a Current Report on Form 8-K.
Employees
We currently have three executive officers: John C. Backus, Jr., Steven P. Mullins, and Michael W. Zarlenga. These individuals are not obligated to devote any specific number of hours to our business but they intend to devote as much of their time as they deem necessary to our business until we have completed our initial Business Combination. The amount of time they will devote in any given time period will vary based on whether a target business has been selected for our initial Business Combination and the stage of the Business Combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial Business Combination. Pursuant to the terms of the Business Combination Agreement, immediately prior to the consummation of the Business Combination, John C. Backus, Jr., Steven P. Mullins, and Michael W. Zarlenga are required to resign.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF PACI
The following discussion should be read in conjunction with our audited financial statements for the year ended December 31, 2022, together with related notes thereto, and unaudited consolidated financial statements for the six months ended June 30, 2023, together with related notes thereto, included elsewhere in this proxy statement/prospectus.
Cautionary Note Regarding Forward-Looking Statements
This proxy statement/prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other SEC filings and elsewhere in this report. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph.
Recent Developments
On August 1, 2023, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) with PACI Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PACI (“Merger Sub”), and Volato, Inc., a Georgia corporation (“Volato”). Pursuant to the terms of the Business Combination Agreement, a business combination between the Company and Volato will be effected through the merger of Merger Sub with and into Volato, with Volato surviving the merger as a wholly-owned subsidiary of Volato Group (the “Business Combination,” and together with the other transactions contemplated by the Business Combination Agreement and the other agreements contemplated thereby, the “Transactions”). The board of directors of the Company (the “Board”) formed a special committee comprised entirely of independent and disinterested directors (the “Special Committee”) to consider and negotiate the terms and conditions of the Business Combination Agreement and to recommend to the Board whether to pursue the Business Combination and, if so, on what terms and conditions. After careful consideration, the Board, based in part on the unanimous recommendation of the Special Committee, has unanimously (i) approved and declared advisable the Business Combination Agreement and the Transactions and (ii) resolved to recommend the approval and adoption of the Business Combination Agreement and the Transactions by the stockholders of the Company.
Overview
We are a blank check company incorporated on March 16, 2021 as a Delaware corporation and formed for the purpose of effecting a Business Combination. We intend to effectuate our initial Business Combination using cash from the proceeds of IPO and Private Placement, our capital stock, debt, or a combination of the foregoing.
Results of Operations
We have engaged in limited operations and have not generated any operating revenues to date. All activity for the period from March 16, 2021 (inception) through June 30, 2023 relates to the Company’s formation and the Initial Public Offering, which is described below, and, since the closing of the Initial Public Offering, a search for a Business Combination candidate. We do not expect to generate any operating revenues until the completion of our initial Business Combination. We will generate non-operating income in the form of interest income from the amount deposited in the Trust Account. There has been no significant change in our financial or trading position and no material adverse change has occurred since the date of our audited financial statements. Until the completion of our initial Business Combination, we expect to incur increased expenses as a result of being a public company, including legal, financial reporting, accounting, and auditing compliance expenses, as well as for due diligence and other expenses related to locating an initial Business Combination target and consummating the initial Business Combination.

For the period from March 16, 2021 (inception) through December 31, 2021, we had net loss of approximately $381,894 which consisted of approximately $158,906 of franchise tax expenses, approximately $224,171 of formation and operational costs, net of a gain of $1,183 on investments held in the Trust Account.
For the year ended December 31, 2022, we had net income of approximately $1,550,733 which consisted of approximately $4,060,595 of an interest income on investments held in the Trust Account, partially offset by operating costs of $1,736,604 and tax expense of $773,259.
For the three months ended June 30, 2023, we had net income of $1,270,320 which consisted of $2,482,403 of interest income on investments held in the Trust Account, partially offset by operating costs of $698,927 and income tax expense of $513,156.
For the six months ended June 30, 2023, we had net income of $3,149,581 which consisted of $5,511,344 of interest income on investments held in the Trust Account, partially offset by operating costs of $1,223,029 and income tax expense of $1,138,734.
For the three months ended June 30, 2022, we had net loss of approximately $276,230 which consisted of formation and operational costs of $619,518 partially offset by interest income on the Trust assets of $373,148 and income tax expense of $29,860.
For the six months ended June 30, 2022, we had net loss of approximately $905,058 which consisted of formation and operational costs of $1,275,111 partially offset by interest income on the Trust assets of $399,913 and income tax expense of $29,860.
Liquidity and Capital Resources
As of December 31, 2022, we had approximately $285,581,779 in cash currently held in the Trust Account and $1,342,435 in cash that can be used for working capital.
As of June 30, 2023, we had $68,615,845 in cash currently held in the Trust Account and $2,029,532 in cash that can be used for working capital.
Prior to the consummation of the IPO, our liquidity needs were satisfied through the receipt of $25,000 from our Sponsor in exchange for the issuance of the founder shares, and the loan proceeds of $110,000 from the Note from our Sponsor. We fully repaid the Note on December 6, 2021. Subsequent to the consummation of the IPO and Private Placement, our liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until November 3, 2023 (unless extended to December 3, as applicable) to complete a Business Combination. It is uncertain that the Company will be able to consummate an initial Business Combination by this time. If an initial Business Combination is not consummated by this date and the Company has not exercised its option to extend the deadline in accordance with the terms of the Current Charter, there will be a mandatory liquidation and subsequent dissolution of the Company. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company through one year from the issuance of these financial statements. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the Company’s inability to continue as a going concern.
Additionally, as a result of the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Related Party Transactions
Founder Shares
On March 31, 2021, the Sponsor received 5,750,000 of the Company’s Class B Common Stock (the “Founder Shares”) for a payment of $25,000 made on May 4, 2021. On November 30, 2021, the Company effected a 1.2:1 stock split for each outstanding share of Class B Common Stock, resulting in the Sponsor holding an aggregate number of 6,900,000 Founder Shares. As of December 31, 2022 and June 30, 2023, there was 6,900,000 shares of Class B Common Stock issued and outstanding, of which 6,591,800 are held by our Sponsor and the PROOF.vc SPV, and the remaining 308,200 are held by BlackRock as of the date of this proxy statement/prospectus. The number of Founder Shares issued was determined based on the Company’s expectation that the total size of the IPO would be 27,600,000 Units, and therefore, that the Founder Shares would represent 20% of the outstanding shares after the IPO.
At the time of the IPO, the Sponsor and Blackrock agreed, subject to limited exceptions, not to transfer, assign, or sell any of the Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination and (ii) the date on which we complete a liquidation, merger, capital stock exchange, or other similar transaction after the initial Business Combination that results in all of the stockholders having the right to exchange their Class A Common Stock for cash, securities, or other property; except to certain permitted transferees and under certain circumstances. Any permitted transferees will be subject to the same restrictions and other agreements with respect to any Founder Shares. Notwithstanding the foregoing, if (1) the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations, and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if we consummate a transaction after the initial Business Combination which results in the stockholders having the right to exchange their shares for cash, securities, or other property, the Founder Shares will be released from the lock-up.
Private Placement Warrants
Simultaneously with the closing of the IPO, we consummated the Private Placement of 15,226,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor and Blackrock, generating proceeds of $15,226,000.
Each Private Placement Warrant is exercisable for one whole share of Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Business Combination period, the Private Placement Warrants will expire worthless.
The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, not to transfer, assign, or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial Business Combination.
Related Party Loans
On March 31, 2021, the Company, as maker, issued an unsecured promissory note to our Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) March 31, 2022 or (ii) the consummation of the IPO. In 2021, the Company borrowed $110,000 on this note, which was subsequently repaid from the proceeds of the IPO on December 6, 2021.
In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). If we complete a Business Combination, we may repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans could be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of the Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the

Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2023 and December 31, 2022, we had no borrowings under the Working Capital Loans.
Pursuant to the terms of our amended and restated certificate of incorporation and the Trust Agreement entered into between us and Continental Stock Transfer & Trust Company, in order to extend the time available for us to consummate our initial Business Combination, our Sponsor or its affiliates or designees, upon five days advance notice to us prior to the applicable deadline, must deposit into the Trust Account the lesser of US$160,000 or US$0.04 for each issued and outstanding Public Share on or prior to September 3, 2023, October 3, 2023, and November 3, 2023, respectively on or prior to the date of the applicable deadline for each of the available one month extension to October 3, 2023, November 3, 2023, or December 3, 2023, as applicable. A total deposit of $480,000 must be deposited to reach an aggregate Business Combination period extending to December 3, 2023 and the deposit may be made in cash or in the form of a non-interest bearing, unsecured promissory notes (“Extension Promissory Notes”). Neither our Sponsor nor its affiliates or designees is required to fund the initial extension, and if the initial extension is funded, neither our Sponsor nor its affiliates or designees is required to fund the second extension. The Extension Promissory Notes may be converted into warrants to purchase our Class A Common Stock, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. Extension Promissory Notes issued that are not converted to warrants will be non-interest bearing and payable upon the consummation of our initial Business Combination. If we complete our initial Business Combination, we would repay the Extension Promissory Notes out of the proceeds of the Trust Account released to us. If we do not complete a Business Combination, we will not repay the Extension Promissory Notes. Except for the foregoing, the terms of such Extension Promissory Notes, if any, have not been determined and no written agreements exist with respect to Extension Promissory Notes. As of June 30, 2023 and December 31, 2022, we had no borrowings under the Working Capital Loans.
Venture Valkyrie Consulting
Beginning in January 2022, we paid a monthly consulting fee of $8,334 to Venture Valkyrie Consulting, LLC, a global healthcare consulting firm owned by our director, Lisa Suennen. This arrangement was terminated by mutual consent of the parties effective November 30, 2022.
Contractual Obligations
Deferred Underwriting Fee
The underwriter was entitled to a deferred fee of $9,660,000. The deferred fee would have become payable to the underwriter solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement and the trust agreement, but due to proposed SEC regulations imposing potential liability on the underwriter of an initial public offering for a blank check company upon its subsequent initial Business Combination, the underwriter has ended its relationships with most special purpose acquisition companies it helped take public, including the Company, and has waived its deferred underwriting fees.
Registration Rights
The holders of Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares), were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the IPO. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that we will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. We will bear the expenses incurred in connection with the filing of any such registration statements.
Administrative Services Agreement
We entered into an agreement to pay an affiliate of our Sponsor a total of $10,000 per month for office space, and secretarial and administrative services provided to members of our management team. Upon completion of the Business Combination or our liquidation, we will cease paying these monthly fees. We incurred $120,000 of such fees for the year ending December 31, 2022. Fees related to this arrangement were $10,000 from March 16, 2021 (inception) through December 31, 2021. We incurred $30,000 of such fees for the three months ended June 30, 2023 and 2022, respectively. We incurred $60,000 of such fees for the six months ended June 30, 2023 and 2022, respectively.
Critical Accounting Policies and Estimates
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:
Class A Common Stock Subject to Possible Redemption
We account for Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our outstanding Class A Common Stock features certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2023 and December 31, 2022, 6,443,098 and 27,600,000 shares, respectively, of Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the balance sheet.
Net Loss Per Share of Common Stock
The Company has two classes of common stock, Class A and Class B Common Stock. Income and losses are shared pro rata between the two classes of shares. Net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. The Company has not considered the effect of the warrants sold in the IPO and the Private Placement to purchase an aggregate of 29,026,000 of the Company’s Class A Common Stock in the calculation of diluted net loss per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the three and six months ended June 30, 2023 and 2022. Re-measurement associated with the Class A Common Stock subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.
JOBS Act
The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we have determined to rely on the other exemptions from reporting requirements contained in the JOBS Act. As an “emerging growth company,” we have chosen to rely on exemptions so that we are not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.
Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, “Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for the Company on January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Our management does not believe there are any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, that would have a material effect on our financial statements.

INFORMATION ABOUT VOLATO
Unless the context requires otherwise, references to “Volato” “we,” “us,” “our” and “the Company” in this section are to the business and operations of Volato and its subsidiaries prior to the consummation of the Business Combination and the business and operations of Volato Group and its subsidiaries following the consummation of the Business Combination.
Overview
Volato is a private aviation company founded in January 2021. That year, Volato entered the private jet charter and fractional ownership market with its Part 135 HondaJet ownership program, taking delivery of its first jet in August 2021 and completing its first Part 135 charter flight in October of 2021. The HondaJet is manufactured by Honda Aircraft Company (“Honda”). Volato took delivery of three HondaJets in 2021. In 2022, Volato continued to build its fleet of HondaJets. In March 2022, Volato acquired Gulf Coast Aviation, Inc., owner of G C Aviation, Inc., a Texas entity and Part 135 air carrier certificate holder. This acquisition added personnel and facilities to support managed aircraft, sales, maintenance and other operational functions. Also in March 2022, Volato placed orders for four Gulfstream G280s for delivery in 2024. In August of 2022, Volato launched the Volato Stretch jet card, a differentiated jet card product that provides flight credits for customer itinerary flexibility. In December of 2022, Volato signed a letter of intent for a multi-year fleet purchase of HondaJets with Honda. In January 2023, Volato launched its automated dynamic pricing tool for the general charter market. In March of 2023, Volato introduced the Insider Program, a deposit program for Volato charter services featuring HondaJet pricing caps in certain geographical areas. In May 2023, Volato and Honda executed a firm order for 23 HondaJets to be delivered in 2023 through 2025.
Volato’s Mission
Volato’s mission is to empower people to live their best lives while creating more time for the rest of their lives by providing convenient and high-quality travel services. Through our focus on the development of proprietary technology and evolution of aircraft ownership and use models, combined with our commitment to an exceptional customer experience using the “Right Aircraft for the Mission,” Volato is able to achieve a more efficient private jet experience, without sacrificing luxury.
Volato’s Core Values
Volato is creating a culture of service, not just limited to interactions with our customers. Our senior leadership team has implemented a structured management training program based on the Scaling Up framework and informed by Volato’s core values. Volato’s culture focuses on five core values:
1.	Improve yourself and those around you. Embrace opportunities to teach and discover. Lead with encouragement and praise.
2.	Listen with intent. Be engaged and curious while seeking to understand others.
3.	Have positive interactions. Strengthen relationships by being humble and approachable
4.	Be transparent. Foster an environment of trust and lasting relationships.
5.	Contribute and commit. Embrace the conflict of ideas. Participate and then fully support the decision.
The Private Aviation Industry: Volato’s Opportunity
The private aviation industry is large, resilient and growing. In 2022, private aviation was a $29.0 billion-dollar market globally, and was forecasted to grow to $38.0 billion in 20291. Private aviation has traditionally served high net worth individuals and corporate customers, flying on a combination of owned and chartered aircraft. In the United States, the market for private aircraft sales and charter totaled $25.1 billion in 20212. However, aircraft sales and private charter services are distinct markets, and our programs are designed to address both. We sell aircraft to participants in our aircraft ownership program, and those aircraft are leased back to Volato’s air carrier subsidiary for providing charter to both owners and the general charter market. In this way, Volato builds its fleet and owners enjoy
[1]	https://www.fortunebusinessinsights.com/industry-reports/business-jet-market-101585
[2]	https://www.statista.com/statistics/1171101/charter-market-size-united-states/

charter access to that fleet, rather than just the owners’ individual aircraft. These are standard features of a functional aircraft program. Uniquely, Volato’s aircraft ownership program provides revenue share and guaranteed availability to owners, coupled with higher utilization and efficiency rates.
The following factors are driving growth across the private aviation industry:
•
The number of high-net-worth potential customers is growing. This growth has resulted in an increased demand for exclusive and personalized travel experiences. According to the Global Wealth Report conducted by Credit Suisse, as of the end of 2021 there were 24.48 million U.S. millionaires. This number is expected to rise by 13% to 27.66 by 2026[3]. According to Forbes, the number of U.S. billionaires rose from 724 in 2021[4] to 735 in 2023[5].

•
The market of potential private flyers is under-penetrated. According to the New York Times, referencing a study from McKinsey & Company, there are 100,000 regular private jet fliers in the United States, out of some 1.5 million people who could afford to charter a plane[6]. The private jet market remains under-penetrated. We believe factors like a superior owner and customer experience will add to the well-recognized benefits of increased productivity and convenience that private flying offers, in drawing new demand.

•
Highly regulated industry creates barriers to entry. The private aviation market is complex and highly regulated, presenting barriers to scaling, therefore reducing competition, and decreasing price sensitivity. The industry is also subject to significant regulatory oversight by numerous federal agencies. However, Volato’s business model fits well within this regulatory environment.

•
Commercial airline service is declining. North American passenger satisfaction with regards to commercial aviation is in decline across all three segments—first/business, premium economy, and economy/basic economy—down more than 29 points from 2021 to 791 (on a 1,000-point scale)[78]. Passengers are responding negatively to increases in cost, flight crew performance, passenger loads, delays, and communication.

•
The COVID-19 pandemic increased exposure to private aviation. This led to more people experimenting with private aviation, increasing engagement with the category. This was fueled by lack of access to commercial travel, increased passenger sensitivity to traveling with unknown passengers, mask mandates, and general delays. We expect interest in private aviation to continue to grow, with changes in how people work and live in a post-COVID pandemic environment bolstering foundational demand.

•
New business models are introducing more people to the benefits of flying private. Semi-private carriers are introducing a new category of fliers to the benefits of private travel. These carriers provide access to smaller airports, offer reduced travel time, avoid checkpoints, and enable a less stressful customer experience[9].

•
Static industry with little innovation presents opportunities. A lack of innovation in the industry has contributed to low asset utilization, poor operational and commercial technology, high operational complexity, and antiquated commercial practices, all which stifle efficiency and scalability. This leads to a lack of downward pressure on prices. Through Volato’s unique business model, Volato believes there are significant opportunities to take advantage of the growth in the market and its current lack of innovation, low customer satisfaction and underutilization. Volato believes it has the understanding, knowledge, experience, and capability to effectively address these market opportunities.

[3]	Credit Suisse Global Wealth Report 2022, Page 40, Table 1 (https://www.credit-suisse.com/media/assets/corporate/docs/aboutus/ research/publications/global-wealth-report-2022-en.pdf)
[4]	Forbes’ 35th Annual World’s Billionaires List: Facts And Figures 2021 (https://www.forbes.com/sites/kerryadolan/2021/04/06/forbes-35th-annual-worlds-billionaires-list-facts-and-figures-2021)
5
Forbes Billionaires 2023: The Richest People In The World dated August 9, 2023 (https://www.forbes.com/sites/chasewithorn/2023/04/04/
forbes-37th-annual-worlds-billionaires-list-facts-and-figures-2023)
[6]	www.nytimes.com/2021/10/01/your-money/private-jets-demand.html
[7]	https://www.jdpower.com/business/press-releases/2021-north-america-airline-satisfaction-study
[8]	https://www.jdpower.com/business/press-releases/2023-north-america-airline-satisfaction-study
[9]	https://www.forbes.com/sites/suzannerowankelleher/2022/08/01/amid-airport-chaos-semi-private-jet-travel-emerges-as-thegoldilocks- option/?sh=5abb9e8a11c7

Volato’s Solution
Volato is committed to prioritizing the satisfaction of our customers in an efficient and sustainable manner. Volato strives to achieve this by utilizing innovative business models and technology to deliver a service that maximize fleet utilization and profitability and improve customer satisfaction.
Our private aviation offerings are designed with the goal of delivering exceptional value to our customers. We achieve this by employing a strategy with objective and measurable performance metrics.
One of our key strategies is the “Right Plane for Right Mission” approach. We have developed a core fleet of HondaJets that covers what management believes is the majority of private aviation missions in the markets in which we serve. These missions generally involve up to four passengers and distances of less than 1,000 nautical miles. We believe the HondaJet provides a best-in-class cabin experience, while also maintaining competitive operating costs. We also place great importance on developing strong, positive relationships with Honda.
The following are certain benefits of the HondaJet that we believe makes it the ideal aircraft for our fleet:
•
The HondaJet is a revolutionary aircraft that combines superior performance, comfort, and efficiency. Its innovative design features include a unique over-the-wing engine mount, natural laminar flow wing, and advanced flight deck technology.

•
The HondaJet’s compact size and superior performance make it ideal for business and personal travel, with a range of up to 1,400 nautical miles and a top speed of 422 knots. Its spacious cabin comfortably seats up to six passengers and offers a range of amenities, including a fully enclosed lavatory and Wi-Fi connectivity.

•
The HondaJet’s advanced safety features include an all-glass cockpit with state-of-the-art avionics, automatic stability augmentation system, and enhanced flight vision system, making it one of the safest and most advanced light jets on the market

We believe in maintaining an alignment of economic interests with our aircraft owners. Through our program’s unique revenue sharing feature, Volato empowers aircraft owners to share in eligible revenue generated from charter flights on their aircraft while maintaining preferred-rate access for their own flights on Volato’s fleet. This, together with our proprietary software, allows Volato the flexibility needed to maximize fleet utilization.
To further maximize fleet utilization, we have developed a suite of products that target underserved market segments. This commercial approach to fleet utilization allows us to offer a more comprehensive range of services to our customers, while also increasing our profitability.
Volato’s business model has three main components: 1) our unique aircraft sale and ownership program, 2) our aircraft management services, and 3) our revenue from charter flights which includes owner flights, deposit product flights and wholesale/retail charter flights. The aircraft ownership program is an asset-lite model whereby Volato sells each fleet aircraft to a limited liability company. The LLC, owned by third party owners, leases the aircraft back to Volato for management and charter operation on behalf of the LLC under 14 C.F.R. Part 135. Each program participant separately contracts with Volato for charter on Volato’s HondaJet fleet on preferred terms, generally including a set monthly management fee and preferred charter rates. For Volato’s second business model component, Volato provides aircraft management services to existing aircraft owners and helps them monetize their aircraft through third-party charter activities. Finally, Volato’s commercial services generate demand for both the aircraft ownership program fleet and managed aircraft fleet through the operation of retail deposit programs and retail charter as well as wholesale charter through brokers.

Volato Aircraft Ownership Program – An Innovative Approach to Shared Aircraft Ownership
Traditional fractional private aviation programs have typically been operated under 14 C.F.R. Subpart 91K, where fractional owners receive a block of entitled hours relative to the size of their fractional interest in the aircraft. An industry standard assumes 800 occupied flight hours is equal to a full interest, meaning a 1/8th share would be recommended for an owner looking at 100 hours of annual usage.
Volato believes there are several disadvantages with this traditional model that can negatively impact the fractional owner:
•
Does not provide the primary benefits of full aircraft ownership. Key benefits of owning an aircraft are the same basic “bundle of rights” that come along with ownership of any property, including the rights of possession, control, and enjoyment. In a traditional fractional model, the owner must sacrifice both control over how much it flies as well as enjoyment of revenue generated from the asset.

•
Hard for customers to forecast flight usage needs across multi-year programs. Entitled hour programs require fractional owners to commit to an annual usage level for the length of the program. It is challenging for owners to forecast this accurately resulting in either owners overflying and requiring additional hours that may not be available or only available at substantially increased prices, or under flying and the program being more expensive than originally forecast.

•
Depreciation only applicable for percentage of flights deemed business use. Many traditional fractional program owners who use their program for a mix of business and leisure travel are often disappointed to learn they may only be eligible for bonus depreciation on the percentage of their total usage that is deemed business use, and the leisure portion is not eligible. Additionally, if an aircraft owner’s use is primarily personal, no depreciation is available.

•
Lack of transparency into aircraft flight operations. In the traditional program, fractional owners are often not provided detail into their aircraft’s flight operations, and it is generally not transparent how the aircraft is used or monetized outside of the fractional owner’s usage or if any of the owner benefit from that associated revenue generation.

•
Fractional Owners traditionally accept operational control of their flights and the liability and risk associated with operational control. Traditional fractional ownership programs require their owners to execute an acknowledgement of operational control, where the fractional owner agrees to accept liability and risk associated with their flights operated under 14 C.F.R. Part 91(K).

Volato’s solution provides an innovative and more financially viable model. Volato’s program is a more versatile and operationally efficient version of aircraft ownership that provides key benefits of full aircraft ownership to the program participants. The program was designed to be more financially efficient by focusing on maximizing aircraft flight utilization while better aligning the interests of aircraft owners and Volato. The program participants are building Volato’s fleet, secured on a long-term basis at a lower cost of capital than leasing or acquiring aircraft, with lower risk, as Volato only pays revenue share based on usage rather than a flat monthly rate. Volato’s revenue share payments to the LLC’s that own the aircraft may reduce the pressure fractional owners often feel to fly a certain number of hours in a contract year. As a result, Volato may generate additional capacity on the fleet for non-owner flights:
•
Fractional owners participate in aircraft revenue share. Volato’s program participants enjoy a revenue share from eligible Volato revenue flights. The revenue share is a set contracted amount per eligible occupied revenue-generating flight hour and is calculated and remitted monthly to each aircraft holding SPE, which then distributes on a pro-rata basis to its members, the aircraft owners.

•
Unlimited flight hours regardless of fractional size. By decoupling ownership and usage, and removing the concept of entitled hours, Volato’s HondaJet fractional owners can fly unlimited hours under the terms of the owner’s individual contracts with Volato’s air carrier subsidiary. A 1/16th owner can fly as much or as little as they wish and is not limited by the size of their share.

•
Favorable tax treatment for owners. Due to the unique nature of Volato’s aircraft ownership structure, Volato’s owners may be eligible for depreciation of their aircraft asset through their respective Plane Co LLC interests.

•
Volato’s unique program benefits influence purchase decision. Traditional programs with entitled flight hours require customers to factor in anticipated flight hours into their fractional program purchase decisions. In contrast, we believe our owners are basing their purchase decisions based on anticipated flight usage and their personal financial situation. Volato’s owners may buy a larger share based on their individual tax profile and depreciation benefits, or the larger revenue share they wish to receive as owners of larger shares enjoy preferential hourly rates and receive a larger revenue share based on the percentage of the owned aircraft.

•
Transparency into Flight Operations. Volato’s software innovations allow for more transparency into its flight operations by providing program participants detailed information on their aircraft’s commercial activities and maintenance status.

•
Transfer of Operational Control and Management. Under 14 C.F.R. Part 135, Volato assumes operational control of aircraft it operates by way of a lease, which transfers responsibility for aircraft management and liability arising from the operation of the aircraft by Volato. In contrast, under Part 91K fractional programs, the owners retain operational control of the aircraft and have potential liability exposure related to the aircraft operations.

Volato’s Current Fleet
Together with the benefits of HondaJets, Volato is focused on bringing efficiencies to the private aviation market, eliminating unnecessary and expensive unused capacity from private flights.
The traditional route to cost reduction in private aviation has been either single-pilot operations or deploying turboprop aircraft instead of jets. These methods are logical; single-pilot operations save on personnel costs, and turboprop aircraft are cheaper to operate. However, both measures have inherent downsides. Single-pilot operations have safety implications due to increased pilot workload, while turboprops are generally slower and noisier than jet aircraft.
Recognizing the gap in the market for an economically efficient but uncompromised private jet experience, Volato has not adopted these conventional cost-cutting measures. Instead, Volato is focusing on building a fleet of jet aircraft that meets the needs of its customers and is properly gauged for the majority of private aviation flights in the markets we serve.
The above concepts were central when considering and selecting aircraft for our fleet and unique business model.
Volato’s fleet is primarily composed of the HondaJet HA-420, a jet in the Very Light Jet market segment, that is best suited for flights of four or fewer passengers and under three hours or 1,000 nautical miles. Compared to the Phenom 300, Volato believes the HondaJet offers multiple advantages:
•
Superior Operating Efficiency. The HondaJet’s design and performance profile mean it is not just less expensive to operate but also matches the fuel economy of a turboprop, maintaining the speed and quietness of a jet without incurring extra fuel costs. This efficient operation enables Volato to offer cost savings to customers while preserving the jet experience.

•
Superior Cabin Experience. The over-the-wing engine mount design of the HondaJet decreases cabin noise, thus enhancing passenger comfort. Despite its smaller size, it provides a comfortable cabin and a larger luggage compartment compared to other jets in its category.

•
No Compromise. While the HondaJet HA-420 is rated for single-pilot operations, all Volato HondaJet commercial passenger flights are operated with two pilots. This staffing includes safety and service benefits for our customers, while offering a more cost-effective solution.

Aircraft Ownership Program Revenue Streams
Our Aircraft Ownership Program has 3 revenue streams that are long-term (5-year contract), recurring in nature and predictable, which together provide a high level of revenue visibility for the business.
•
Aircraft Sales Revenue. Volato sells aircraft to the LLC’s, and the aircraft are subject to a 5-year leaseback to Volato. Volato believes that if it delivers on its brand and product promise then it should see a substantial renewal rate by program participants when the lease expires.

•
Monthly Management Fee. Program participants under Volato’s traditional pricing structure pay a set monthly management fee, which is subject to an annual increase. Holders of smaller sizes (i.e., 1/8th and 1/16th) pay a premium. Program participants under Volato’s low-use pricing structure do not pay a monthly management fee but pay a premium for their usage. This revenue is included in “aircraft management revenue” in Volato’s MD&A.

•
Charter Flight Revenue. Program participants may book flights on the HondaJet fleet at preferential hourly rates. Repositioning fees are waived for owner flights departing within an estimated two-hour flight time from select Volato bases. Fuel is separately charged to the owner at Volato’s blended cost. The total flight charge is invoiced after the flight is completed and the revenue is included in “charter flight revenue” as in Volato’s MD&A.

Commercial Strategy – Optimizing Fleet Utilization
Volato is developing commercial capabilities in the light jet market segment with our HondaJet fleet through a multi-channel, segmented product and pricing approach.
Under Volato’s ownership program owners have guaranteed availability to our aircraft on an unlimited basis. When owners are not flying, Volato has an opportunity to sell capacity that would otherwise remain unused as charter flights (“Charter”), which is a non-guaranteed availability offering. At all times, we maintain operational control over our aircraft (i.e., we assign aircraft to and accept flights at our discretion), without requiring any aircraft owner approval. This provides us the ability to schedule flights efficiently.
Volato takes advantage of this Charter opportunity with dynamic pricing offered through a variety of options available simultaneously to our flight deposit program and general retail and wholesale customers. Volato uses a proprietary pricing tool to adjust pricing for any given flight based on factors such as forecasted demand, available aircraft, and booking date. In contrast, it is typical in private aviation for pricing to be set at fixed hourly rates that do not vary.
Through inventory management and pricing practices, we can offer Charter customers access to our fleet, depending upon demand and other criteria we set. While we do not guarantee availability for any Charter customer at any time, we also do not require any long-term commitment or block access to our fleet during peak demand periods.
Revenue Streams from Fleet Optimization
All of the revenue described below in revenue streams from fleet optimization is included in “charter flight revenue” in Volato’s MD&A.
Deposit Products
We have created a complementary set of products with differentiable attributes beyond price. For the HondaJet floating fleet, our service network for all Charter services is presently focused on domestic operations with limited access to Mexico, Canada, and the Caribbean. Pricing for flight services on all Charter quotes, though determined dynamically, is fixed at the time of quoting.
Volato Insider
Volato introduced a deposit-based program in March 2023 to reduce the inefficiencies of booking and paying on a trip-by-trip basis while rewarding larger deposit customers with capped rates for HondaJet flights in certain geographical zones. Deposit customers pay the lower of the then-current general charter rate or the capped rate. Larger deposits in the program receive capped pricing in larger geographical zones. Insider deposit customers have preferred access for charter requests over general charter, and the program is fully refundable for any unused balances.
Volato Stretch Jet Card
Launched in 2022, the Volato Stretch jet card is designed for price-conscious customers with high schedule flexibility. Volato may make changes to itineraries under this program and compensates customers for eligible changes with non-cash credits towards future flights. Unused balances may be refunded at any time; credits are not refundable.
Charter
Charter currently comprises approximately 40% of Volato’s revenue flight hours. However, our strategy is to build our deposit program customer base, and reduce general Charter. General Charter helps us increase our fleet utilization by filling in capacity remaining after aircraft ownership program or deposit program customer flights. To improve our general Charter capabilities, we are working on proprietary software to improve our quoting, pricing, and scheduling processes. These capabilities are designed to improve the customer booking experience and increase the speed of transactions.
Volato Aircraft Management Services
Volato Aircraft Management Services (the “Volato AMS”) is a full-service management and charter operator line of business within Volato. Under Volato AMS, owner aircraft are managed by and leased to Volato for both owner flights and third-party charter flights under Volato’s FAA Air Carrier Certificate, or managed by Volato for the owner’s exclusive use. The benefits to the wider organization of the Volato AMS division include having additional aircraft which can be used by Volato for occasional charter capacity and for last-minute relief flights when Volato charter fleet planes become unavailable for scheduled flights. Some aircraft also provide additional capabilities such as larger cabin and range. By increasing the total aircraft available to Volato for Charter, Volato AMS also helps unlock economies of scale to the benefit of Volato and its aircraft ownership program participants.
The Volato AMS managed fleet includes a range of different aircraft that were primarily inherited as part of the Gulf Coast Aviation acquisition in March 2021. Going forward the key focus is airframes which are part of our core fleet, currently HondaJets.
Volato AMS currently manages seven aircraft on the FAA Air Carrier Certificate and one airplane is managed solely for owner use and is not on the Certificate.
Revenue Streams for Volato AMS
The two sources of revenue are aircraft management fees and Charter revenue sharing. Aircraft management fees which are included in aircraft management revenue in Volato’s MD&A are paid by aircraft owners to Volato AMS and include all operating expenses for the aircraft: maintenance, crew hiring and management, flight operations, dispatch, hangar, fuel, cleaning, insurance, and aircraft Charter marketing. Volato AMS typically receives 15% of the revenue per Charter trip and revenue from these charter trips are included in “charter flight revenue” in Volato’s MD&A.
Software Strategy
Following a thorough examination of off-the-shelf flight management systems, Volato identified that none could fully meet the company's current and projected needs. Consequently, in September 2022, we made the decision to develop a custom flight management and marketing platform to meet our specific requirements.
Volato's cloud-based software, Mission Control, is a modern, API-first solution for the management of our business. Mission Control provides a wide range of features, including Avinode data integration and synchronization, an internal/external-facing Charter pricing tool, and a Broker Rewards program, a voluntary program through which Volato pays a commission to third-party individual Charter brokers for eligible flights purchased through the brokers. Our software also offers an Empty Leg Marketing module, which provides daily deals to customers, increasing their opportunities to save on Charter flights.
Mission Control's reporting dashboards provide real-time insights into daily Charter sales, fleet performance, and select key performance indicators (“KPIs”). The platform's crew and aircraft scheduling tools enable management of aircraft ownership, monthly flight hours, and owner flight activity. The fleet map feature provides an interactive display of our entire fleet, allowing us to track aircraft locations in real-time via an ADS-B data provider.
Our Aircraft Owner Database feature includes a customer relations management tool, meet and greet alerts, an auto-generated weekly email newsletter, and automated billing and invoicing functionality. The platform's Customer Flight Reviews feature, which includes Net Promotor Score metrics, allows us to collect valuable feedback from customers and make informed business decisions.
Our software solution improves transparency, operational efficiency, scalability, and customer satisfaction. Additionally, it enhances our financial performance, by streamlining our flight management processes and reducing manual workloads.

Real-time updates to KPI dashboards and alert notifications, delivered over multiple communication channels and through multiple visualizations enable swift decision-making and greater oversight across our operations.

Figure: Flight reviews are output to a Microsoft Teams channel that is open to the entire company.	Figure: Aggregate NPS scores displayed in our proprietary Volato MissionControl application.
One of our core aims is to improve customer satisfaction by enabling real-time interactions across our entire enterprise. Our platform enables greater transparency and visibility for our customers with the opportunity to follow their journey and receive updates at every stage. This enables us to reduce customer complaints, boost retention rates, and enhance our reputation in the market.

Aircraft Owner Weekly Report

ownerfeedback=flyvolato.com@mg.flyvolato.com <ownerfeed... on behalf of ownerfeedback@flyvolato.com <ownerfeedback@flyvolato.co...
To: Owner emails

Yesterday at 4:19 AM

Volato

Weekly report for owners of N135CX

N135CX
HONDA

Photo taken on Saturday, January 22 2022 by Jon Wells

Monthly Flight Hours

Your aircraft has flown 30.9 revenue hours so far this month with an additional 2.2 revenue hours booked.

35
30
25
20
15
10
5
0
2022-12
2023-01
2023-02
2023-03
Revenue Hours

Figure: Enhancing transparency by sending an automated weekly email to aircraft ownership program participants about their asset’s performance over time.

Figure: Volato Mission Control Aircraft Dashboard
Additionally, Volato’s proprietary software solutions enhances marketing capabilities by exposing features of the platform to potential customers, including charter brokers and retail customers which Volato believes will increase charter sales and create greater brand exposure.

Figure: Our proprietary instant-pricing system and e-signature platform reduces overhead while providing customers with improved service.
Currently, our reservation/flight operation team enters flight reservations, schedules, invoices, and quotes into a third-party system. This data is, in turn, imported into Volato Mission Control in near-real time.

Figure: Mission Control Flight Scheduling
With Mission Control, we have access to a sophisticated tool for managing our business, providing real-time access to essential data, streamlining operations, and enhancing the customer experience. Our software is designed to drive our productivity, resulting in reduced costs, and increased operational efficiency and revenue.
Social Impact Initiatives
As a growing company, Volato has an opportunity to build an aviation company for tomorrow. Our business model, fleet, people and culture have all been influenced by our awareness of our social impact and place as a good corporate citizen in our community.
Volato prioritizes environmental responsibility and operates a fleet of -efficient aircraft. Lower fuel burn and operating costs are a key selection criterion in evaluating prospective airframes for Volato’s fleet. Aircraft that match these criteria, in addition to being financially efficient, reduce carbon footprint. Volato believes that sustainability is a critical aspect of its business and offset 100% of the CO2 generated by its HondaJet core fleet’s flight operations (which excludes any HondaJets that are managed by Volato) through Volato’s participation in the 4AIR offset program by purchasing carbon offsets for all fuel used by the fleet; however, Volato cannot provide assurance that the such 4AIR offset program will achieve its stated goal. Although Volato does not perform any independent monitoring, 4AIR’s carbon offset program is quantified and verified by several leading carbon offset registries which issue serial numbers to Volato for each retirement of the carbon offset. Through this offset program, Volato is actively taking steps to reduce its impact on the environment.
We also strongly believe in creating a diverse, equitable, and inclusive workplace that values and celebrates all employees. We recognize the importance of promoting diversity in the aviation industry, and as of 15 April 2023, we actively support organizations such as Women in Aviation, the Organization of Black Aerospace Professionals, National Gay Pilot Association, Latino Pilots Association, Professional Asian Pilots Association, and the U.S. Military.
We invest in our employees and provide a range of competitive benefits. We offer comprehensive healthcare including dental and vision, a matching 401k program, paid time off, life insurance, and short-term disability. We invest in our team through training and mentorship.
Our commitment to sustainability and diversity is just one aspect of our overall mission to provide the best possible experience for our customers. By prioritizing the needs of our employees, we are able to create a positive and welcoming environment that translates into an exceptional aviation experience for all our clients. We are dedicated to setting high standards and providing our customers with a truly exceptional experience.

Flight Operations
Within our organization, we have a dedicated Flight Operations team that is responsible for the safety and efficiency of our aviation operations. This team is comprised of various sub-teams, including our Safety team, Operations Control Center (OCC), Experience Concierge (EC), maintenance team, aircraft management team, and training team.
Our safety team is tasked with implementing and maintaining our safety standards in all aspects of our operations. They continuously monitor and evaluate our safety protocols, with an emphasis on applying industry best practices and regulatory compliance.
The Operations Control Center (OCC) team is responsible for overseeing and managing our daily operations. They monitor flights, manage schedules, and make real-time decisions to support flight operations.
Our Experience Concierge (EC) team focuses on providing our aircraft ownership program, jet card, and charter deposit program customers with a first-class travel experience. They work closely with these customers to understand their needs and preferences, and EC’s goal is to deliver seamless and enjoyable travel experiences. Volato’s hospitality-oriented Experience Concierge account management team is central to our focus on Customer Experience (CX). This is the reason why our HondaJet fleet aircraft have the tail signifier of “CX”.
The maintenance team is responsible for maintaining the airworthiness of our aircraft. They conduct regular inspections, repairs, and maintenance to keep our aircraft in condition and meeting required safety standards. They also work with our maintenance program vendors to schedule third-party maintenance.
Our aircraft management team is responsible for overseeing the overall management and operations of our aircraft fleet. They work closely with our maintenance team to keep our aircraft ready to operate on schedule.
Finally, our training team is responsible for training our pilots and other staff members. They also continuously monitor and evaluate our training programs.
Volato’s Flight Operations staff is located in numerous states in the U.S., including locations in all continental time zones. While many of Volato’s employees work remote-first, Volato has concentrated groups of personnel in the Houston, Texas and Saint Augustine, Florida areas. Volato’s pilots are not “home-based” like traditional airlines/fractional jet operators, allowing them to work from any U.S. state and travel to their assigned aircraft at the start of their scheduled work rotation. This approach provides significant advantages over legacy physical operations centers, as it allows Volato to operate more efficiently and effectively and increase recruiting opportunities, while also reducing our environmental footprint.
Air Carrier Operations
Volato provides its passenger air carrier services through G C Aviation, Inc. d/b/a Volato, a wholly-owned subsidiary and Part 135 certificate entity. G C Aviation is Volato's exclusive Part 135 operator and provides flight services, aircraft management, private aircraft charter services, and maintenance support.
Safety
At Volato, we pride ourselves on our commitment to safety. We believe that safety is not only a fundamental aspect of our organizational culture, but also a cornerstone of the aviation industry. As such, we view compliance with the Federal Aviation Administration (FAA) regulations as merely the baseline for our safety commitment.
To further reinforce our dedication to safety, we have gone above and beyond the minimum FAA requirements by establishing higher safety standards across a range of critical areas such as pilot experience, certification, training, and safety programs. We have implemented Safety Management Systems (SMS) for our air carrier subsidiary that surpasses the FAA regulatory requirements.
Our SMS is a valuable tool for identifying potential hazards, assessing and mitigating risks associated with those hazards, collecting safety data and, most importantly, acting on that data to improve operations. The SMS is managed by our Director of Safety.
One of the key components of our SMS is the Flight Risk Assessment Tool (FRAT), which is used on every flight operated by Volato to quantify the flight’s level of risk. Every flight has some level of risk, so the FRAT is important to help distinguish, in advance, between a lower-risk flight and a higher-risk flight. Once identified, higher-risk flights can be assessed for potential mitigation.

Aside from our internal safety management efforts, we are also proud voluntary participants in audits from various third-party safety organizations, including ARGUS and IS-BAO. These audits provide us with an opportunity to have external experts review and enhance to the continuous improvement of our SMS.
We believe that our commitment to safety is the cornerstone of our organizational culture. Through our Safety Management Systems and voluntary participation in third-party safety audits, we remain committed to all aspects of safety across our operation.
Volato’s Pilots
All Volato commercial passenger flights are operated with two trained and qualified pilots. Our pilot requirements exceed the Federal Aviation Administration's (“FAA”) requirements and training criteria outlined in the Federal Aviation Regulations. Each of our pilots is required to hold an appropriate FAA-required FAA pilot certificate and FAA medical certificate, as well as the necessary type rating for the aircraft they will be flying.
In addition to meeting these essential requirements, our pilot selection process also includes a comprehensive screening process that considers a candidate's professional background, customer service skills, and safety record. This process includes both technical and customer service interviews, allowing us to identify candidates who possess the necessary skills and traits to provide our customers with a superior travel experience.
Once selected, our pilots undergo mandatory advanced aircraft ground and flight training in a full-motion simulator, as well as recurrent training on the relevant aircraft. Through this comprehensive training regimen, our pilots are prepared to handle a challenging situation that may arise during a flight.
Aircraft Maintenance and Repairs
As an aviation company, safety is our utmost priority. We have established a maintenance program that covers all types of maintenance and repairs that occur on different schedules. This includes line maintenance, which involves scheduled maintenance inspections, routine repairs, and unscheduled items as needed. Additionally, we perform scheduled airframe maintenance inspections and engine overhauls at appropriate intervals for any given airframe or engine. Our fleet maintenance is scheduled to prioritize the least disruption and downtime, ending mission proximity to service center, and compliance with maintenance program requirements. We also conduct unscheduled and “airplane on ground” (“AOG”) repairs as necessary, and as soon as possible, to return the aircraft to service in a timely fashion.
We have two maintenance facilities, one located in St. Augustine, FL and one in Houston, TX. We use third-party maintenance providers to perform substantially all scheduled maintenance work.
Key Vendors
We have contracts with airframe manufacturers to provide parts and maintenance labor for our aircraft at pre-negotiated pricing and rates. Additionally, we have agreements with select airframe and engine manufacturers whereby they provide maintenance services for various aircraft on our certificate. These services are primarily focused on scheduled airframe maintenance inspections, engine inspections, and engine overhauls, in exchange for an hourly rate per flight hour or engine cycle charge.
Furthermore, we have pricing agreements with various fuel providers across the United States, which provide us with pre-negotiated pricing for fuel, as well as handling and facility fees at each location.
We have entered into agreements with a well-known third-party supplier for factory-authorized pilot training, which includes fixed price training slots throughout the year for both initial and recurrent pilot training.
Government Regulation
Primary Domestic Regulators
The subsequent paragraphs provide a brief overview of the roles of some of the most notable domestic regulators relevant to our business operations. It is important to note that this summary is not intended to be comprehensive, as it does not encompass every regulator or rule governed by these regulators.
The Department of Transportation (“DOT”) serves as the primary regulator of economic matters within the aviation industry. Specifically, with respect to our business operations, DOT oversees our subsidiary that operates as an air taxi under Part 298 (14 C.F.R. Part 298, referred to herein as “Part 298”). This includes the economic authority to conduct business as a type of air carrier, as well as consumer protection and insurance requirements applicable to such business.
Furthermore, DOT regulates our advertising and service offering under Part 295 (14 C.F.R. Part 295, referred to herein as “Part 295”). As a statutorily-defined “ticket agent” and “air charter broker” under Part 295, we are subject to DOT jurisdiction in offering and selling our charter programs and in arranging flights on behalf of our customers. In all aspects of our business operations that fall under DOT's purview, we are obligated to comply with its statutory and regulatory authorities to prevent and redress “unfair” or “deceptive” practices. We are also subject to DOT's consumer protection regulations, which cover various areas, such as data reporting, recordkeeping, advertising, ticket sales, and ensuring equal access to air transportation for disabled passengers.
Additionally, DOT enforces U.S. laws governing the citizenship of air carriers. This includes requirements that air carriers be under the actual control by U.S. citizens and satisfying certain other criteria, including having a U.S. citizen as our president/chief executive officer and at least two-thirds of our board of directors, and other managing officers must be U.S. citizens, and that at least seventy-five percent of our voting stock must be owned and controlled, directly and indirectly, by U.S. citizens. The amount of non-voting stock that may be owned or controlled by non-U.S. citizens is limited as well.
The Federal Aviation Administration (“FAA”) is the primary governing body responsible for overseeing safety matters in the aviation industry. Its regulatory framework encompasses various facets of civil aviation, including the design and manufacture of aircraft and their components, inspection, maintenance, repair and registration of aircraft, as well as the training, licensing, and performance of duties by pilots, flight attendants, and maintenance technicians. The FAA also regulates safety-sensitive personnel for prohibited drug use or alcohol consumption, and oversees the design, construction, and maintenance of runways and airport facilities. Furthermore, the FAA is tasked with managing air traffic control systems and the complex air traffic at busy airport facilities. It certifies and monitors air carriers, establishes Safety Management Systems, promotes voluntary data disclosure systems that aid in enhancing safety, and oversees and controls the operations of air carriers by their accountable managers, directors of operations, and directors of maintenance, among other key personnel.
The FAA's regulatory framework is comprised of several parts found in Title 14 of the U.S. Code of Federal Regulations. For instance, Part 91 contains the general rules for flight safety, while Part 135 contains additional rules that apply to commercial on-demand operations. In the event of a security threat, environmental risk, or other emergency, the FAA holds the power to shut down segments of airspace or even the entire U.S. airspace to civilian use, as demonstrated on September 11, 2001.
As an agency of the Department of Homeland Security (“DHS”), the U.S. Transportation Security Administration (“TSA”) is the primary regulatory body responsible for security matters in the aviation industry. The TSA's oversight extends to standard security programs in use by U.S. airports and air carriers, which cover areas such as flight crew training, passenger identity and screening, security watchlists, and cooperation in threat assessments and responses.
U.S. Customs and Border Protection (“CBP”), also an agency of DHS, plays a crucial role as the primary regulator of customs, immigration, and public health matters affecting the aviation industry. Whenever our air carrier operations involve international flight segments, we are required to provide CBP with advanced disclosure of passenger information, facilitate the inspection of baggage, including prohibited substances or invasive species of plants or animals, and ensure proper disposal of any foreign-originating refuse on the aircraft.
The Environmental Protection Agency (“EPA”) is the primary federal environmental regulator, responsible for promulgating new rules relating to greenhouse emissions from carbon fuels used in aircraft engines in January 2021. These rules are expected to bring about changes in future aircraft engine designs and approvals, leading to a turnover in which engines may remain in use in the coming years. However, this area of regulation remains subject to change based on domestic and international pressures to address the perceived needs of our global environment, making it difficult to predict how these developments might impact our business in the future.
The vast majority of airports where we operate are owned and operated by state and local government entities, which have the right to impose safety, security, and other regulations as long as they do not conflict with federal law.

Airport authorities also have extensive property rights, enabling them to impose conditions on leasing and using airport facilities. The terms on which an airport authority might lease or allow use of its property may be less favorable than customary for real estate transactions outside of an airport environment.
These regulatory authorities possess the power to suspend or revoke our certifications or authorizations, impose monetary fines and other civil penalties, and refer cases for criminal prosecution, which could halt our business and flight operations. These actions may occur with or without an opportunity for us to present our defense before action is taken by the regulator. Even if our position is potentially reasonable, we may not prevail in an appeal because of the regulators' significant discretion and the deference given to their interpretation of the facts and law during the appeal process.
National Transportation Safety Board (“NTSB”) is an independent agency that is responsible for oversight of aircraft accident investigations. NTSB regulations that govern accident notification are contained in 14 CFR Part 830. NTSB has the authority to issue subpoenas in conjunction with accident investigations. NTSB may elect to delegate accident investigation duties to the FAA.
Privacy and Data Protection
Compliance with laws governing the collection, use, transfer, security, storage, destruction, and other processing of personally identifiable information and other data relating to individuals is important for our business. As our technology platform is an integral part of our operations, adherence to federal, state, local, municipal, and foreign laws and regulations, as well as industry standards, is necessary to enhance the user experience of our mobile application and marketing site relevant for our business.
We receive, collect, store, process, transmit, share, and use personal information, and other customer data, including health information. We also rely on third parties to manage certain aspects of these operations and to receive, collect, store, process, transmit, share, and use such personal information, including payment information. The collection, storage, processing, sharing, use, retention, and security of this information are governed by various laws and regulations.
The California Consumer Privacy Act (“CCPA”) establishes a privacy framework for covered businesses regarding data privacy rights for California residents. Compliance with the CCPA is necessary for businesses to provide certain disclosures to California residents, respond to their requests for disclosures regarding their personal information, and offer them the right to opt out of sales of personal information. The CCPA also provides for severe statutory damages for noncompliance and private rights of action for certain breaches of personal information resulting from a covered business's failure to implement reasonable security procedures and practices. Furthermore, the California Privacy Rights Act, which took effect on January 1, 2023, expands California residents' rights under the CCPA.
Given that we collect personal information from California residents through the air transportation services we have offered in California in the past and direct marketing to California residents for those services, as well as our plans to offer future services in California, we believe that we are subject to compliance with California's privacy laws.
Employees
Our employees are central to our and our customers’ success. As of August 7, 2023, Volato has 234 employees, including 122 pilots and no part-time employees. In addition, we engage a number of contractors and consultants to supplement our workforce. All full-time employees are located within the United States and fulfill a range of roles, including non-exempt and exempt positions in corporate functions, pilots, and maintenance personnel.
To date, Volato and its affiliates have not experienced any work stoppages. Furthermore, none of our employees are currently represented by a labor organization or subject to collective bargaining agreements. Our human capital objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees. The principal purposes of our incentive plans are to attract, retain and motivate selected employees and consultants through the granting of stock-based compensation awards.
Facilities
Volato is a remote-first company, founded during the COVID-19 crisis. Our physical operations are located primarily at three locations: St. Augustine, Florida; Houston, Texas; and Atlanta, Georgia. All our facilities are located on land that is leased from third parties. We believe that these facilities meet our current and future anticipated needs. In addition, primarily for aircraft ownership program participants flight pricing, we designate a few other physical locations as operational bases, which may or may not have personnel or facilities, but which our owners are not charged repositioning fees to fly from.
Due to operating a floating fleet, our core fleet of charter aircraft do not return to our facilities or a designated airport each night, but over-night throughout the country based on their flight schedule. Our managed aircraft, which are operated primarily for the benefit of the aircraft owners, typically return to a single, “home” airport, but will occasionally overnight at other airports.
Intellectual Property
Safeguarding our proprietary technology and other intellectual property is important for our business. We employ a combination of strategies, including trademarks, contractual commitments and security procedures to protect our intellectual property. We require our employees and relevant consultants to sign confidentiality agreements and certain third parties to sign nondisclosure agreements. We routinely evaluate our technology development initiatives and branding strategy to identify potential new intellectual property. We have pending U.S. and certain foreign trademark applications, including the “Volato” word mark and Dragonfly design mark.
Presently, we own the Internet domain “flyvolato.com.” The regulation of domain names in the United States is subject to change, and regulatory authorities may create additional top-level domains, appoint additional domain name registrars, or change the prerequisites for holding domain names. As a result, we may not be able to acquire or maintain all domain names that incorporate the name “Volato” or are otherwise relevant to or descriptive of our business.
Although software can be protected by copyright law, we have chosen to rely primarily on trade secret law to protect our proprietary software and have chosen not to register any copyrights in these works. In the United States, copyright law requires registration to bring a claim for infringement and to obtain certain types of remedies. However, even if we decide to register a copyright in our software to bring an infringement action, the remedies and damages available to us for unauthorized use of our software may be limited.
It is important to note that intellectual property laws, contractual commitments, and security procedures provide only limited protection, and our intellectual property rights may be challenged, invalidated, circumvented, infringed upon, or misappropriated. Furthermore, trade secrets, know-how, and other proprietary materials may be independently developed by our competitors or revealed to the public or our competitors, and may no longer provide protection for the related intellectual property.
Additionally, intellectual property laws vary from country to country, and we have not sought trademark registrations in every foreign jurisdiction in which we have or may operate. As a result, we may be unable to protect certain aspects of our brands or other intellectual property in other jurisdictions.

VOLATO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes. This discussion contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in “Risk Factors” starting on page 28 and elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, references in this “Volato’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of Volato, Inc. and its consolidated subsidiaries, prior to the Business Combination, and of Volato, Inc. and its consolidated subsidiaries after giving effect to the Business Combination.
Overview of Our Business
Volato, Inc. was originally formed in the State of Georgia under the name of Aerago, Inc. on January 7, 2021 (“inception”). On August 31, 2021, the Company filed an amendment to its Articles of Incorporation to change its name from “Aerago, Inc.” to “Volato, Inc.” Volato’s mission is to provide our JetShare owners and other customers more time for the rest of their lives by providing convenient and high-quality travel by using the right aircraft for the mission and by developing proprietary technology designed to make the travel experience more seamless.
Volato’s revenue is generated through our aircraft ownership program, a focused commercial strategy which includes deposit products and charter flights and aircraft management services. Volato’s aircraft ownership program is an asset-lite model whereby Volato sells each fleet aircraft to a limited liability company, which sells LLC membership interests to third party owners and leases the aircraft back to Volato for management and charter operation on behalf of the LLC under 14 C.F.R. Part 135. In turn, program participants (JetShare owners) invest in those special purpose entities to fund the aircraft purchase. Volato operates the aircraft on behalf of the special purpose entity and enters into charter agreements with the individual JetShare owners to provide preferential access and charter pricing for Volato’s HondaJet fleet.
Additionally, our commercial services generate demand for our fleet through the operation of retail deposit programs and charter as well as wholesale charter through brokers. Volato offers these programs on a fleet of 18 HondaJets and a managed fleet of 7 aircraft. For additional details about these revenue streams, please see the section above titled “Our Business Model”. Finally, we provide aircraft management services to existing owners of aircraft and help them monetize their aircraft through charter services.
•
Since Volato’s inception, the company has been focused on making the necessary investments in people, focused acquisitions, aircraft and technology to build an industry leading aviation company that uses capital efficiently.

Financial highlights for the year-to-date results through June 30, 2023 include:
•
Revenue decreased by $18.0 million, or 39%, compared to the six months ended June 30, 2022. Revenue from Plane Co membership interest sales and whole aircraft sales decreased by $30.4 million, or 84%, and revenue from aircraft management and chartered flight services increased by $12.3 million, or 116%, during the six months June 30, 2022;

•	We had 5,735 total flight hours for the six months ended June 30, 2023, representing over 100% year-over-year growth;
•	Adjusted EBITDA decreased by $15.0 million, to adjusted negative EBITDA of $16.1 million;
•
We incurred a net loss of $17.4 million, representing a $16.0 million increase in loss over the prior year related to lower sales of Plane Co membership interest sales and increased costs related to rapid scaling of the business.

Financial highlights for 2022 include:
•	Volato generated revenue of $95.7 million, representing 9,058% year-over-year growth, including growth from Plane Co membership interest sales and acquisitions consummated during 2022;
•	We had 6,986 total flight hours representing over 1000%, year-over-year growth;

•	Adjusted EBITDA decreased by $7.0 million this year, to adjusted negative EBITDA of $8.4 million;
•	We incurred a net loss of $9.4 million, representing a $7.9 million increase in loss over the prior year.
See “— Non-GAAP Financial Measures” below for a definition of Adjusted EBITDA, information regarding our use of Adjusted EBITDA and a reconciliation of net loss to Adjusted EBITDA.
Key Factors Affecting Results of Operations
We believe that the following factors have affected our financial condition and results of operations and are expected to continue to have a significant effect:
Market Competition
We compete for market share in the highly fragmented private aviation industry. The top 10 largest operators control approximately 25% of the total flight hours operated in the United States. For example, there are over 400 light jet operators (excludes air ambulance) offering Part 135 charter services in our primary network service area, flying approximately 293,000 flight hours. The breadth of operators and the product options (fractional, deposit/card programs, charter) makes the industry highly competitive.
Costs and Expense Management
In 2022, Volato invested in the core business systems, processes and people required to safely operate a rapidly growing private aviation company. We will continue to invest in the technology and systems required to increase our fleet availability and utilization. The Company currently enrolls our fleet of HondaJet aircraft, and most of our managed aircraft, in OEM maintenance programs. These programs provide known hourly maintenance rates for our airplanes based on utilization levels and enable our maintenance expenses to be predictable. There is an opportunity to move to different tiers of these programs and increase the amount of maintenance we perform in-house to potentially increase aircraft availability. Substantial increases to the scope of Volato-performed maintenance would likely require material investments in personnel, equipment, facilities, and training. We will continue to evaluate these opportunities to improve our cost structure going forward.
Volato believes that pricing and data analytics are critical to our long-term ability to deliver high utilization rates on our aircraft. We plan to continue to develop new and unique products designed to leverage our yield management expertise. These new products have and will continue to require new technology systems and the resulting investment. We believe these investments will lead to increased financial performance by increasing total contribution margin from flight operations.
Economic Conditions
The private aviation industry is volatile and affected by economic cycles and trends. Volato’s financial performance is susceptible to economically driven changes in demand particularly for our discretionary charter and deposit products. Our cost structure and private aviation demand levels can be greatly impacted by the price of jet fuel, pilot salaries and availability, changes in government regulations, consumer confidence, safety concerns, and other factors. Our experience operating light jets leads us to believe that operating the most efficient fleet in each class of airplanes (i.e., light, mid, super mid, large cabin), will prove beneficial in an economic downturn.
Pilot Availability and Attrition
The competition for pilots has intensified in recent years. We have relied on increasing pilot pay and benefits to continue to attract qualified applicants including equity compensation. While we have been able to attract and retain the appropriate number of pilots to date, there is no guarantee that we will be able to continue to do so without further increasing our cost structure.
Acquisitions
Gulf Coast Aviation, Inc.
On March 11, 2022, we acquired Gulf Coast Aviation, a 25-year-old managed aircraft business located at Houston Hobby airport for $1.9 million.

On August 16, 2021, Fly Dreams was contributed to the company as an investment in kind at a value of $173,000 as part of a related party transaction of PDK Capital, LLC. The company has since divested from Fly Dreams as of March 3, 2023 for $550,000. Of that purchase price, $200,000 is subject to milestone payments with a final payment no later than December 29, 2023.
Business Impact of COVID-19 and other pandemics
The global spread of COVID-19 has negatively affected the global economy, disrupted global supply chains, and created significant volatility and disruption of financial markets. Although unpredictable, the impact of this pandemic and other similar pandemics can impact the business, employees, suppliers, and customers in a variety of ways.
Seasonality
Our results of operations for any specific period are not necessarily indicative of those for an entire year since the private aviation industry is subject to seasonal fluctuations and general economic conditions.
Non-GAAP Financial Measures
In addition to our results of operations below, we report certain key financial measures that are not required by, or presented in accordance with, GAAP.
These non-GAAP financial measures are an addition, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any performance measures derived in accordance with GAAP. We believe that these non-GAAP financial measures of financial results provide useful supplemental information to investors, about Volato. However, there are a number of limitations related to the use of these non-GAAP financial measures and their nearest GAAP equivalents, including that they exclude significant expenses that are required by GAAP to be recorded in Volato’s financial measures. In addition, other companies may calculate non-GAAP financial measures differently, or may use other measures to calculate their financial performance, and therefore, our non-GAAP financial measures may not be directly comparable to similarly titled measures of other companies.
Adjusted EBITDA
•
We calculate Adjusted EBITDA as net loss adjusted for (i) interest income (expense), (ii) income tax expenses (iii) depreciation and amortization, (iv) equity-based compensation expense, (v) acquisition, integration, and capital raise related expenses, and (v) other items not indicative of our ongoing operating performance. We include Adjusted EBITDA as a supplemental measure for assessing operating performance.

The following table reconciles Adjusted EBITDA to net loss, which is the most directly comparable GAAP measure:
Adjusted EBITDA	Three Months Ended June 30,		Sixth Months Ended June 30,		Year Ended December 31,
	2023	2022	2023	2022	2022	2021
(in thousands)
Net loss	$(9,859,573)	$(1,747,231)	$(17,37,354)	$(1,422,406)	$(9,366,932)	$(1,473,327)
Interest income	(7,752)	—	(13,970)	(44)	(2,281)	—
Interest expense	735,844	136,147	1,636,071	246,712	868,336	57,911
Income tax benefit	—	(3,791)	—	(80,000)	(55,000)	—
Depreciation	57,046	28,056	102,027	91,108	161,667	26,243
Acquisition, integration, and capital raise related expenses(1)	—	323	—	20,791	20,892
Other items not indicative of our ongoing operating performance(2)	60,000	—	$(447,000)	—	—	—
Adjusted EBITDA	$(9,134,435)	$(1,586,496)	$(16,097,226)	$(1,143,839)	$(8,373,318)	$(1,389,173)
(1)	Acquisition expenses associated with Gulf Coast Aviation.
(2)	Represents gain on sale of Fly Dreams certificate and fuel credit from litigation settlement.

Results of Operations
Comparison of Three Months Ended June 30, 2023 and 2022
The following table sets forth our results of operations for the three months ended June 30, 2023 and 2022 (in thousands, except percentages):
	Three Months Ended June 30		Change In
	2023	2022	$	%
Revenue	$13,014	$18,298	$(5,284)	(29%)
Costs and Expense
Cost of revenue	16,848	17,482	(634)	(4%)
Salaries and benefits	3,054	1,412	1,642	116%
Advertising expenses	354	76	278	366%
Professional fees	371	292	79	27%
General and administrative	1,609	701	908	130%
Depreciation	57	28	29	104%
Total cost and expense	22,293	19,991	2,302	12%
Loss from operation	(9,279)	(1,693)	(7,586)	448%
Gain from sale of Part 135 Certificate	—	—	—	—
Gain from sale of equity method investment	20	—	20	100%
Gain from deconsolidation of investments	—	60	(60)	(100%)
Income (loss) from equity-method investments	—	(11)	11	100%
Other income	127	29	98	338%
Interest income on restricted cash	8	—	8	100%
Provision for income tax benefit	—	4	(4)	(100%)
Interest expense	736	(136)	(600)	441%
Net (Loss) Income	$(9,860)	$(1,747)	$(8,113)	464%
Revenue
Revenue decreased by $5.3 million, or 29%, for the three months ended June 30, 2023 compared to the three months ended June 30, 2022. The decrease in revenue was primarily attributable to the following changes in charter flight revenue, aircraft management revenue and aircraft sales revenue (in thousands, except percentages):
	Three Months Ended June 30,		Change In
	2023	2022	$	%
Charter flight revenue	$8,110	$3,773	$4,337	115%
Aircraft management	4,904	3,500	1,404	40%
Aircraft sales	—	11,025	(11,025)	(100%)
Total	$ 13,014	$ 18,298	$(5,284)	(29%)
The decrease in revenue was primarily attributable to a decrease in revenue from aircraft sales by $11.0 million, or 100%, partially offset by an increase in revenue from aircraft management revenue of $1.4 million, or 40%, and charter flight revenue of $4.3 million, or 115% during the three months ended June 30, 2023 compared to the three months ended June 30, 2022. The decrease in aircraft sales primarily reflected lack of inventory, driven in part by the release of the new HondaJet Elite II model in the fourth quarter of 2022. Volato took delivery of its first two Elite II model aircraft in fourth quarter 2022 but due to manufacturer allocations will not receive its next delivery until third quarter 2023. Due to the model change, demand for earlier model HondaJets was also lower in the first quarter of 2023 compared to 2022. Volato made one earlier model whole plane sale in the three months ended March 31, 2023.
Depreciation
Depreciation and amortization expenses was primarily attributable to an increase in capital expenditure related to capitalization of software and development costs resulting in an increase of depreciation expense of $29,000.

Gain from sale of equity method investment
During the three months ended June 30, 2023, the Company re-sold fractions in Volato 234, LLC resulting in a gain of $20,000.
Income (loss) from equity-method investments
The increase in gain on equity method investment of $20,000 is related to Volato’s minority interest in the Plane Co’s (Volato 158, LLC & Volato 239, LLC). As of June 30, 2023, Volato owned 3.125% in Volato 158, LLC.
Interest Expense
Interest expense primarily consists of interest paid or payable on our credit facilities and convertible notes and amortization of debt issuance costs. Interest expense increased $600,000, or 441%, during the three months ended June 30, 2023 as compared to the three months ended June 30, 2022 primarily as a result of convertible note issuances, increase in the Shearwater debt facility and fee related to Dennis Liotta line of credit conversion.
Comparison of Six Months ended June 30, 2023 and 2022
The following table sets forth our results of operations for the six months ended June 30, 2023 and 2022 (in thousands, except percentages):
	Six Months Ended June 30,		Change In
	2023	2022	$	%
Revenue	$28,680	$46,715	$(18,035)	(39%)
Costs and Expense
Cost of revenue	35,295	44,372	(9,077)	(20%)
Salaries and benefits	5,634	2,062	3,572	173%
Advertising expenses	577	136	441	324%
Professional fees	881	507	374	74%
General and administrative	3,381	1,412	1,969	(139%)
Depreciation	102	91	11	12%
Total cost and expense	45,870	48,580	(2,710)	(6%)
Loss from operation	(17,190)	(1,865)	(15,325)	822%
Gain from sale of Part 135 Certificate	387	—	387	100%
Gain from sale of equity method investment	883	—	883	100%
Gain from deconsolidation of investments	—	581	(581)	(100%)
Income (loss) from equity-method investments	22	(34)	56	(165%)
Other income	146	30	116	387%
Interest income on restricted cash	14	—	14	100%
Provision for income tax benefit	—	80	(80)	(100%)
Net income attributable to non-controlling interest	—	33	(33)	(100%)
Interest expense	(1,636)	(247)	(1,389)	562%
Net (Loss) Income	$(17,374)	$(1,422)	$(15,952)	1,122%

Revenue
Revenue decreased by $18.0 million, or 39%, for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. The decrease in revenue was primarily attributable to the following changes in charter flight revenue, aircraft management revenue and aircraft sales revenue (in thousands, except percentages):
	Sixth Months Ended June 30,		Change In
	2023	2022	$	%
Charter flight revenue	$13,997	$5,856	$8,141	139%
Aircraft management	8,973	4,784	4,189	88%
Aircraft sales	5,710	36,075	(30,365)	(84%)
Total	$28,680	$46,715	$(18,035)	(39%)
The decrease in revenue was primarily attributable to a decrease in revenue from aircraft sales by $30 million, or 84%, partially offset by an increase in revenue from aircraft management service of $4.2 million, or 88%, and charter flight revenue of $8.1 million, or 139% during the six months ended June 30, 2023 compared to the six months ended June 30, 2022. The decrease in aircraft sales primarily reflected lack of available inventory for purchase, driven in part by the release of the new HondaJet Elite II model in the fourth quarter of 2022. Volato took delivery of its first two Elite II model aircraft in fourth quarter 2022 but due to manufacturer allocations will not receive its next delivery until third quarter 2023. Due to the model change by HondaJet, demand for earlier model HondaJets was also lower in the first half of 2023 compared to 2022. Volato made one earlier model whole plane sale in the six months ended June 30, 2023.
Costs and Expenses
Cost of Revenue
Cost of sales comprises expenses tied to the associated revenue streams: charter flights, aircraft management, and aircraft sales. Charter flight cost of revenue includes all of the variable costs related to flight operations of our HondaJet floating fleet including fuel, maintenance, owner revenue share and landing and other airport fees. The aircraft management cost of revenue includes all costs incurred by Volato AMS (both fixed and variable) and the fixed costs related to our HondaJet floating fleet comprised primarily of the cost of flight crews. In the context of aircraft sales revenue, the cost of sales is Volato’s purchase price of the aircraft.
Cost of revenue decreased by $9.1 million, or 20%, for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. Aircraft sales cost of revenue decreased by $26.8 million due to the decrease in aircraft sales. The increase in charter flight cost of revenue ($7.6 million) and aircraft management cost of revenue ($9.7 million) is in line with the increase in revenue for these revenue streams during this time period.
	Six Months Ended June 30,		Change In
	2023	2022	$	%
Charter flight cost of revenue	$12,611	$5,041	$7,570	150%
Aircraft management cost of revenue	$17,244	$7,496	$9,748	130%
Aircraft sales cost of revenue	$5,440	$31,835	$(26,395)	(83%)
Total	$35,295	$44,372	$(9,077)	(20%)
Other Operating Expenses
Salaries and Benefits
Salary and benefits expenses increased by $3.6 million, or 173%, for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. The increase in salaries and benefits expenses was primarily attributable to an increase in payroll expense for both flight and business operations consistent with headcount growth as a result of an increase in operations.

Advertising Expenses
Advertising expenses increased by $441,000, or 324%, for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. The increase in advertising expenses was primarily attributable to an overall increase in marketing efforts.
Professional Fees
Professional fees increased by $374,000, or 74%, for the six months ended June 30, 2023. compared to the six months ended June 30, 2022. The increase in professional fees was primarily attributable to an increase in accounting and legal fees related to the rapid scaling of the business.
General and Administrative
General and administrative expenses increased by $2.0 million, or 139%, for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. The increase in general and administrative expenses was primarily attributable to an increase in pilot training and travel expenses due to headcount growth.
Depreciation
Depreciation expenses increased by $11,000, or 12%, for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. This increase in depreciation and amortization expenses was primarily attributable to an increase in capital expenditures related to software development.
Gain from sale of Part 135 Certificate
During the six months ended June 30, 2023, the Company sold the Fly Dreams certificate with a carrying balance of $200,000 for a selling price of $600,000, resulting in a gain of $400,000. All aircraft have been moved on to the Part 135 certificate acquired with the purchase of Gulf Coast Aviation.
Gain from sale of equity method investment
During the six months ended June 30, 2023, the Company sold the remaining interest in Volato 239, LLC and re-sold fractions in Volato 149, LLC resulting in a gain of approximately $900,000.
Income (loss) from equity-method investments
Gain on equity method investment is related Volato’s minority interest in the Plane Co’s (Volato 158, LLC & Volato 239, LLC)). As of June 30, 2023, Volato owned 3.125% in Volato 158, LLC.
Interest Expense
Interest expense primarily consists of interest paid or payable on our credit facilities and convertible notes and amortization of debt issuance costs. Interest expense increased $1.4 million, or 562%, during the six months ended June 30, 2023 as compared to the six months ended June 30, 2022 primarily as a result of convertible note issuances increase in the Shearwater debt facility and fee related to Dennis Liotta line of credit conversion.
Comparison of Year Ended December 31, 2022 and 2021
The following table sets forth our results of operations for the years ended December 31, 2022 and 2021 (in thousands, except percentages):
	Year Ended December 31,		Change In
	2022	2021	$	%
Revenue	$96,706	$1,056	$95,650	9,058%
Costs and expenses
Cost of revenue	94,280	853	93,427	10,953%
Salaries and benefits	5,878	862	5,016	582%
Advertising expenses	405	388	17	4%

	Year Ended December 31,		Change In
	2022	2021	$	%
Professional fees	1,168	336	832	248%
General and administrative	3,998	786	3,212	409%
Depreciation	161	26	135	519%
Total cost and expenses	105,890	3,251	102,639	3,157%
Loss from operations	(9,184)	(2,195)	(6,989)	318%
Gain from deconsolidation of investments	581	758	(177)	(23%)
Loss from equity method investments	(45)	(12)	(33)	275%
Other income	60	—	60	100%
Interest income	2	—	2	100%
Provision for income tax benefit	55	—	(55)	100%
Net loss attributable to non-controlling interest	33	34	(1)	(4%)
Interest expense	(868)	(58)	(810)	1,397%
Net Loss	$(9,367)	$(1,473)	$(7,894)	536%
Revenue
Revenue increased by $95.7 million, or 9,058%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase in revenue was primarily attributable to an increase in aircraft sales to JetShare owners during the year. Additionally, flight revenue was driven by additional owner flying and changes to our commercial strategy for charter and deposit product flights. The increase in aircraft management revenue primarily resulted from our acquisition of GCA.
	Year Ended December 31,		Change In
	2022	2021	$	%
Charter flight revenue	$16,027	$856	$15,171	1,772%
Aircraft management	12,984	200	12,784	6,392%
Aircraft sales	67,695	—	67,695	100%
Total	$96,706	$1,056	$95,650	9,058%
The increase in revenue was primarily attributable to an increase in revenue from Plane Co membership interest and whole aircraft sales by $67.7 million, or 100%, in addition to an increase in revenue from aircraft management revenue of $12.8 million, or 6,395%, and charter flight revenue of $15.2 million, or 1,772% during the year ended December 31, 2022.
Costs and Expenses
Cost of Revenue
The cost of sales comprises expenses tied to the associated revenue streams, charter flights, aircraft management, and aircraft sales. These expenses include direct costs incurred to support flight services and operational efficiency. They encompass aircraft lease expenses, fuel costs, crew travel expenses, compensation and benefits for employees directly involved in flight operations, as well as crew and pilot-related costs. Additionally, they encompass specific aircraft operating expenses such as maintenance, fuel, landing fees, and parking fees. In the context of aircraft sales revenue, the cost of sales encompasses the cost of the aircraft itself.

Cost of revenue increased by $93.4 million, or 10,953%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. Aircraft sales cost of revenue increased by $58.9 million due to the increase in aircraft sales. The increase in charter flight cost of revenue ($11.8 million) and aircraft management cost of revenue ($22.7 million) is in line with the increase in revenue for these revenue streams during this time period.
	Year Ended December 31,		Change In
	2022	2021	$	%
Charter flight cost of revenue	$12,519	$726	$11,793	1,624%
Aircraft management cost of revenue	22,851	127	22,724	17,893%
Aircraft sales cost of revenue	58,910	—	58,910	100%
Total	$94,280	$853	$93,427	10,953%
Other Operating Expenses
Salaries and Benefits
Salaries and benefits expenses increased by $5.0 million, or 582%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in salaries and benefits expenses was primarily attributable to an increase in payroll expense for both flight and business operations consistent with headcount growth because of the increase in operations.
Advertising Expenses
Advertising expenses increased by $17,000, or 4%, for the year ended December 31, 2022 compared to year ended December 31, 2021. The increase in advertising expenses was primarily attributable to an overall increase in marketing efforts to support Volato’s growth.
Professional Fees
Professional fees increased by $832,000, or 248%, for the year ended December 31, 2022 compared to year ended December 31, 2021. The increase in professional fees was primarily attributable to an increase in accounting and legal fees related to the rapid scaling of the business.
General and Administrative
General and administrative expenses increased by $3.2 million, or 409%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in general and administrative expenses was primarily attributable to an increase in pilot training and travel expenses due to headcount growth.
Depreciation
Depreciation expenses increased by $135,000, or 519%, for the year ended December 31, 2022 compared to year ended December 31, 2021. This increase in depreciation and amortization expenses was primarily attributable to an increase in intangible amortization expense related to capital expenditures.
Gain from deconsolidation of investments
During the year ended December 31, 2022, the Company sold its remaining membership interest in two Plane Co entities for $6.6 million, resulting in a gain on deconsolidation of $600,000. During the year ended December 31, 2021, the Company sold membership interest in one Plane Co entity for $5.4 million, resulting in a gain on deconsolidation of $800,000.
Loss from equity-method investments
Loss on equity method investment is related Volato’s minority interest in the Plane Co’s. As of December 31, 2022, Volato owned 3.125% in Volato 158, LLC and 18.75% in Volato 239, LLC. The interest in Volato 239, LLC was subsequently sold during the six months ended June 30, 2023.

Interest Expense
Interest expense primarily consists of interest paid or payable on our credit facilities and convertible notes and amortization of debt issuance costs. Interest expense increased $810,000, or 1,397%, during the year ended December 31, 2022 as compared to the year ended December 31, 2021 primarily as a result of a convertible note issuance and default penalty interest in 2022.
Liquidity and Capital Resources
Overview
Our principal sources of liquidity have historically consisted of financing activities, including proceeds from the issuance of stock, borrowings under our credit facilities, and capital raises from convertible debt and preferred stock. We additionally manage liquidity through the sale of aircraft interests. As of June 30, 2023, we had $7.5 million of cash and restricted cash. During the six months ended June 30, 2023, we converted our line of credit from a related party into convertible notes, and therefore have no amounts available for future borrowings under our credit facilities.
Subsequent to June 30, 2023, the Company issued Series A-1 Preferred Stock and raised $10 million in cash from the issuance of Series A-1 Preferred Stock and converted $38.4 million of convertible promissory notes. The Company issued additional 205,000 shares of Series A-1 Preferred Stock at a purchase price of $10 per share on the same terms as the issuance of the $10 million of Series A-1 Preferred Stock.
Our primary needs for liquidity are to fund working capital, acquisitions, debt service requirements, and for general corporate purposes.
We believe factors that could affect our liquidity include the ability of our OEM partners to meet our delivery schedule and our ability to sell those aircraft, the growth rate of our charter and deposit program flying, changes in demand for our services, competitive pricing pressures, the timing and extent of spending on software development and other growth initiatives, our ability to improve the efficiency of our network flying, and overall economic conditions. To the extent that our current liquidity is insufficient to fund future activities, we may need to raise additional funds. In the future, we may attempt to raise additional capital through the sale of equity securities or through debt financing arrangements. If we raise additional funds by issuing equity securities, the ownership of existing shareholders will be diluted. The incurrence of additional debt financing would result in debt service obligations, and any future instruments governing such debt could provide for operating and financing covenants that could restrict our operations. In the event that additional funds are required from outside sources, we may not be able to raise it on terms acceptable to us or at all.
We have incurred negative cash flows from operating activities and significant losses from operations historically. We believe our cash on hand, along with proceeds upon consummation of the Business Combination, will be sufficient to meet our projected working capital and capital expenditure requirements for a period of at least 12 months from the date of this registration statement.
Cash Flows
The following table summarizes our cash flows for the six months ended June 30, 2023, and 2022 and the years ended December 31, 2022 and 2021 (in thousands):
	Six Months Ended June 30,		Year Ended December 31,
	2023	2022	2022	2021
Net cash used in operating activities	$(13,255,505)	$(4,013,320)	$(21,432,330)	$(3,608,314)
Net cash provided by (used in) investing activities	1,705,256	5,228,635	5,145,056	(11,814,626)
Net cash provided by financing activities	11,158,326	2,469,753	22,557,773	17,031,124
Net Increase (Decrease) In Cash and Cash Equivalents	$(391,923)	$3,685,068	$6,270,499	$1,608,184
Cash Flow from Operating Activities
Net cash used in operating activities for the six months ended June 30, 2023 was $13.3 million. In the six months ended June 30, 2023, the cash outflow from operating activities consisted of our net loss including recognition of non-cash items of $900,000 and an increase in net operating assets and liabilities of $5.0 million, primarily as a result of an increase in accounts payable and accrued liabilities of $4.6 million, an increase in accrued interest of $800,000, an increase in customer deposits of $1.1 million, a decrease in accounts receivable of $300,000 and a decrease of prepaid and other current assets and deposits of $200,000, partially offset by a decrease in deposits on aircraft of $1.9 million, and a decrease in lease liability of $100,000.
Net cash used in operating activities for the six months ended June 30, 2022 was $4.0 million. In the six months ended June 30, 2022, the cash outflow from operating activities consisted of our net loss including recognition, net of non-cash items of $500,000 and a decrease in net operating assets and liabilities of 2.1 million, primarily as a result of an increase in accounts payable and accrued liabilities of $1.3 million, an increase in accrued interest of $200,000, and an increase in customer deposits of $6.1 million, partially offset by an increase in accounts receivable of $900,000, an increase of prepaid and other current assets and deposits of $1.5 million, and a decrease in deposits on aircraft of $7.3 million.
Net cash used in operating activities for the year ended December 31, 2022 was $21.4 million. In 2022, the cash inflow from operating activities consisted of our net loss including recognition of non-cash items of $400,000 and a decrease in net operating assets and liabilities of $11.7 million, primarily as a result of a $11.3 million increase in deposits on aircraft.
Net cash used in operating activities for the year ended December 31, 2021 was $3.6 million. In 2021, the cash outflow from operating activities consists of our net loss, net of non-cash items of $700,000 and a decrease in net operating assets and liabilities of $1.4 million, primarily as a result of $1.5 million reduction in deposits, and a $800,000 reduction related to the gain of the sale of equity method of investments.
Cash Flow from Investing Activities
Net cash provided by investing activities for the six months ended June 30, 2023 was $1.7 million. In the six months ended June 30, 2023, the cash inflow from investing activities was primarily attributable to proceeds from sale of interest in an equity-method investment of $4.2 million, and proceeds from sale of the Part 135 certificate of $400,000, partially offset by capital expenditures of $600,000 and payments for purchase of equity-interest in equity-method investment of $2.3 million.
Net cash provided by investing activities for the six months ended June 30, 2022 was $5.2 million. In the six months ended June 30, 2022, the cash inflow from investing activities was primarily attributable to proceeds from sale of interest in an equity-method investment of $6.6 million net of $1.9 million paid for the acquisition of GCA, partially offset by capital expenditures of $200,000 and cash obtained from acquisition of GCA of $700,000.
Net cash provided by investing activities for the year ended December 31, 2022 was $5.1 million. In 2022, the cash inflow from investing activities was primarily attributable to $6.6 million from the sale of equity method investments net of $1.9 million paid for the acquisition of GCA. In addition, we used $300,000 for capital expenditures.
Net cash used in investing activities for the year ended December 31, 2021, was $11.8 million. In 2021, the cash inflow from investing activities was primarily attributable to $2.9 million from the sale of equity method investments. In addition, we used $14.7 million for capital expenditures.
Cash Flow from Financing Activities
Net cash provided by financing activities for six months ended June 30, 2023 was $11.1 million. In the six months ended June 30, 2023, the cash inflow from financing activities was primarily attributable to proceeds from issuance of convertible notes of $10.6 million, and proceeds from credit facilities of $1.0 million, partially offset by repayments of our credit facilities of $500,000.
Net cash used in financing activities for the six months ended June 30, 2022 was $2.5 million. In the six months ended June 30, 2022, the cash inflow from financing activities was primarily attributable to $5.8 million for repayments of our credit facilities, partially offset by proceeds from issuance of convertible notes of $3.2 million, proceeds from credit facilities of $5.0 million, and proceeds from other loans of $100,000, offset by $5.8 million for repayments of our credit facilities.
Net cash provided in financing activities for December 31, 2022 was $22.6 million. In 2022, the cash inflow from financing activities was primarily attributable to $18.9 million of proceeds related to the issuance of convertible notes and $3.7 million of proceeds, net of repayments related to long-term debt.

Net cash provided by financing activities for December 31, 2021 was $17 million. In 2021, the cash inflow from financing activities was primarily attributable to $5.3 million and $4.4 million in net proceeds from the contributions of LLC members and sale of Series Seed preferred stock, respectively. In addition, the Company received $7.3 million of proceeds, net of repayments related to long-term debt.
Sources of Liquidity
To date, we have financed our operations primarily through issuance of preferred interests, cash from operations, borrowings of long-term debt, loans and convertible notes.
On December 9, 2021, the Company entered into a revolving loan agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $8 million which was set to mature on January 1, 2023 (“December 2021 note”). The Company was required to make monthly payments of interest at a fixed rate of 4.0% per annum. In conjunction with the execution of the revolving note, both parties executed a security agreement, under which the Company granted a continuing security interest in all of the assets of the Company.
During the year ended December 31, 2022, the Company did not remit its interest payments in connection with the December 2021 note to this related party, thus triggering a default and increasing the interest rate to 9% plus an additional 5% on the missed payments. The agreement stipulated that in the event of default, the entire unpaid principal balance together with all accrued but unpaid interest shall be due and payable regardless of the maturity date. If the default occurred and remained uncured beyond the applicable grace period, then the entire unpaid principal balance would bear interest at a default interest of 500 basis points (5%) over the regular interest or nine percent (9%). Events of default include the failure to make principal or interest payments when due, any judgement in excess of $500,000, indebtedness cross default, or bankruptcy proceedings.
On March 15, 2023, the December 2021 note and accrued interest was converted into a convertible note with a principal balance of $6.0 million bearing interest at 4%, maturing on March 31, 2024.
On March 15, 2023, the Company entered into a promissory note agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $1.0 million, with an effective date of February 27, 2023, which matures on March 31, 2024 (“March 2023 note”). The entire outstanding principal balance together with accrued but unpaid interest are due at the maturity date. The March 2023 note includes a ten percent (10%) interest rate per annum, which will be increased to twenty percent (20%) upon an event of default. Events of default include the failure to make any principal and accrued interest when due, any legal proceedings against the Company or a voluntary federal bankruptcy. The March 2023 note may be prepaid at any time without penalties. In the event of a Change of Control while this note remains outstanding, the outstanding principal amount and any unpaid accrued interest shall automatically become due.
During the year ended December 31, 2022 and six months ended June 30, 2023, the Company issued a series of convertible notes (“Series CN-001”) with various investors for an aggregate principal amount of $19.1 million. The notes are due and payable at any time on or after December 31, 2023 upon the written demand of the majority holders, which can be extended at the sole election of the Company to June 30, 2024, should the Company submit or file a prospectus, proxy statement or registration statement with the SEC. The convertibles notes carry a five percent (5%) interest per annum. The Company may not prepay the convertible notes prior to maturity without the written consent of a majority of the holders. The balance of these convertible notes was $19.1 million and $18.9 million as of June 30, 2023 and December 31, 2022, respectively.
During the six months ended June 30, 2023, the Company issued a series of convertible notes (“Series CN-002”) in an aggregate principal amount of $16.4 million, of which $10.4 million was funded and $6.0 million was issued pursuant to the conversion of the line of credit with a related party (see above). The notes (principal and interest) are due and payable at any time on or after March 31, 2024, upon the written demand of the majority holders, which can be extended at the sole election of the Company to September 30, 2024, should the Company submit or file a prospectus, proxy statement or registration statement with the SEC. The convertibles notes carry a four percent (4%) coupon per annum effective July 1, 2023. The Company may not prepay the convertible notes prior to maturity without the written consent of a majority of the holders.
Subsequent to June 30, 2023, the Company entered into one additional 2023 convertible note for an aggregate principal of $2.0 million.
During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79.0 million with expected deliveries in 2024, of which $22.5 million were funded and paid through June 30, 2023, through a credit facility from SAC leasing G 280 for $13.5 million and $9.0 million through cash deposits. The Company has a credit facility in place with SAC Leasing G280 LLC to fund $40.5 million of the original $79.0 million due under these purchase agreements with Gulfstream Aerospace LP. The remaining balance to be funded by SAC Leasing G280 LLC is $27.5 million.
The maturity date is the earlier of the delivery date of the aircraft or September 14, 2025, which is thirty-five (35) months from the date of funding. The purchase agreement contracts were assigned to SAC G280 LLC as collateral on this credit facility.
On July 21, 2023, Volato entered into a Series A Preferred Stock Purchase Agreement by and among (i) Volato, (ii) the PROOF.vc SPV, (iii) the Sponsor, and (iv) the holders of then-outstanding Series CN-001 and Series CN-0002 convertible promissory notes (the “Convertible Notes”), whereby (a) Volato may issue and sell up to a maximum aggregate of $60.0 million of Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”) at a price of $10 per share, with $10.0 million of Series A-1 Preferred Stock issued and sold at an initial closing to the PROOF Investors, and (b) the Convertible Notes were converted into the amount of Series A-2 Preferred Stock (the “Series A-2 Preferred Stock”) or Series A-3 Preferred Stock (the “Series A-3 Preferred Stock” and together with the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, the “Series A Preferred Stock”) at a conversion price of, in the case of the Series A-2 Preferred Stock, $5.9820 per share and in the case of the Series A-3 Preferred Stock, $9.00 per share (collectively, the “Private Financing”, such agreement, the “Series A Preferred Stock Purchase Agreement”). On September 1, 2023, the PROOF.vc SPV purchased an additional 205,000 shares of Series A-1 Preferred Stock at a purchase price of $10 per share on the same terms as the issuance of the $10.0 million of Series A-1 Preferred Stock.
For further information on the credit facilities and promissory notes, see Note 7 “Revolving Loan and Promissory Note – Related Party”, Note 8 “Unsecured Convertible Notes”, and Note 9 “Long Term Note Payable and Credit Facility” of the accompanying Notes to Consolidated Financial Statements included elsewhere in this proxy statement/ prospectus.
Contractual Obligations and Commitments
Our principal commitments consist of contractual cash obligations under our credit facilities, operating leases for certain controlled aircraft and the Notes. We have committed to acquire four (4) Gulfstream G-280 aircraft for total consideration of $79.0 million with expected deliveries in 2024, of which $22.5 million was funded and paid through June 30, 2023. Additionally, we have committed to acquire 23 Honda HA-420 aircraft for a total consideration of $161.1 million, with expected deliveries between Q4 2023 and Q4 2025, of which $1.5 million was funded and paid through June 30, 2023.
The Company took delivery of one Honda HA-420 aircraft during the six months ended June 30, 2023 for a purchase price of $5.5 million of which $250,000 was previously paid as a deposit on aircraft.
Our obligations under our credit facilities and the Notes are described in “—Sources of Liquidity” above. For further information on leases see Note 14 “Commitments and Contingencies” of the accompanying Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.
Critical Accounting Policies and Estimates
Our management’s discussion and analysis of our financial condition and results of our operations is based on our consolidated financial statements and accompanying notes, which have been prepared in accordance with GAAP. Certain amounts included in or affecting the consolidated financial statements presented in this proxy statement/prospectus and related disclosure must be estimated, requiring management to make assumptions with respect to values or conditions which cannot be known with certainty at the time the consolidated financial statements are prepared. Management believes that the accounting policies set forth below comprise the most important “critical accounting policies” for the company. A “critical accounting policy” is one which is both important to the portrayal of our financial condition and results of operations and that involves difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Management evaluates such policies on an ongoing basis, based upon historical results and experience, consultation with experts and other methods that management considers reasonable in the particular circumstances under which the judgments and estimates are made, as well as management’s forecasts as to the manner in which such circumstances may change in the future.

Revenue Recognition
We determine revenue recognition pursuant to Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, through the following steps:
1.	Identification of the contract, or contracts, with a customer.
2.	Identification of the performance obligation(s) in the contract.
3.	Determination of the transaction price.
4.	Allocation of the transaction to the performance obligation(s) in the contract.
5.	Recognition of revenue when, or as the Company satisfies a performance obligation.
We generate revenue primarily through three sources (i) selling aircraft, (ii) commercial strategy which includes revenue from flights of deposit product customers and charter flights, and (iii) aircraft management services.
Revenue is recognized when control of the promised service is transferred to our member or the customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those services.
The aircraft ownership program consists of facilitating the formation of limited liability companies owned by third-party members and subsequently selling an aircraft to the limited liability company. Under the aircraft ownership program, a customer can purchase an ownership share in a limited liability company which permits the owner to participate in the aircraft revenue share.
Volato also generates revenues from deposit products and charter flights. Domestic products are complementary set of products available to retail charter customers whereby, the customer pays deposits in exchange for certain charter product offerings of Volato to be provided in the future. Charter flights are flights offered to retail and non-retail charter customers in exchange for a fee. Revenue is recognized upon transfer of control of our promised services, which generally occurs upon the flight hours being used during the period which the chartered flights were operated.
Volato aircraft management services are a full-service management and charter operator including dry leasing airplanes from owners, placing aircrafts on our FAA Air Carrier Certificate, operating the aircraft for owner flights and chartering the aircraft to customers. Under the aircraft management services revenues stream, aircraft owners pay management fees to Volato and all operating expenses for the aircraft, maintenance, crew hiring and management, flight operations, dispatch, hangar, fuel, cleaning, insurance, and aircraft charter marketing. Revenues from aircraft management services is partially recognized overtime for the administrative portion of the service, and partially recognized at a point in time, generally upon the transfer of control of the promised services included as part of the management services.
Intangible Assets
We record our intangible assets acquired in a business combination at cost in accordance with ASC 350, Intangibles – Goodwill and Other. Following initial recognition, intangible assets are carried at cost less accumulated amortization and impairment losses, if any, and are amortized on a straight-line basis over the estimated useful life of the asset, which was determined based on management’s estimate of the period over which the asset will contribute to our future cash flows. We periodically reassess the useful lives of our definite-lived intangible assets when events or circumstances indicate that useful lives have significantly changed from the previous estimate.
We review the intangible assets for impairment on an annual basis or if events or changes in circumstances indicate it is more likely than not that they are impaired. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale, or disposition of a significant portion of the business, or other factors. If the carrying amount of a long-lived asset or asset group is determined not to be recoverable, an impairment loss is recognized and a write-down to fair value is recorded.
Goodwill
Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets acquired in a business combination. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Events or changes in circumstances that could trigger an impairment review include a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations. We have the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill.
If, after assessing the totality of events or circumstances, we determine that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, additional impairment testing is not required. We test for goodwill impairment annually during its fourth quarter on October 1.
Investment - Equity Method
The Company accounts for its equity method investment at cost, adjusted for the Company’s share of the investee’s earnings or losses, which is reflected in the consolidated statement of operations. The Company periodically reviews the investment for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.
Variable Interest Entity (VIE) Accounting
The Company evaluates its ownership, contractual relationships, and other interests in entities to determine the nature and extent of the interests, whether such interests are variable interests and whether the entities are VIEs in accordance with ASC 810, Consolidations. These evaluations can be complex and involve Management judgment as well as the use of estimates and assumptions based on available historical information, among other factors. Based on these evaluations, if the Company determines that it is the primary beneficiary of a VIE, this VIE entity is consolidated into the consolidated financial statements.
Each Plane Co is managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer, through an operating agreement. The Company does not have the obligation to absorb losses that could be significant to the VIE or the right to receive significant benefits when it holds a minority ownership in each PlaneCo.
Stock-Based Compensation
The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation—Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. The Company recognizes the cost of services received in exchange for awards of equity instruments based on the grant-date fair value of equity awards. This cost is recognized as expense over the employee’s requisite vesting period or over the nonemployee’s period of providing goods or services. Any forfeitures of stock-based compensation are recorded as they occur.
The Company utilizes the Black Scholes valuation model to value the issuance of stock-based compensation. See Note 12, “Shareholders’ Equity (Deficit)” of the accompanying Notes to Consolidated Financial Statements.
Recent Accounting Pronouncements
For further information on recent accounting pronouncements, see Note 2 “Summary of Significant Accounting Policies” of the accompanying consolidated financial statements included elsewhere in this proxy statement/prospectus.
Quantitative and Qualitative Disclosures About Market Risk
In the ordinary course of operating our business, we are exposed to market risks. Market risk represents the risk of loss that may impact our financial position or results of operations due to adverse changes in financial market prices and rates. Our principal market risks are related to interest rates and aircraft fuel.
Interest Rates
We are subject to market risk associated with changing interest rates on certain of our credit facilities, which are variable rate debt. Interest rates applicable to our variable rate debt could potentially rise and increase the amount of interest expense incurred. We do not purchase or hold any derivative instruments to protect against the effects of changes in interest rates.

Aircraft Fuel
We are subject to market risk associated with changes in the price and availability of aircraft fuel. Aircraft fuel expense for the six months ended June 30, 2023 represented 5.3% of our total cost of revenue. Based on our second quarter 2023 fuel consumption, a hypothetical 10.0% increase in the average price per gallon of aircraft fuel would have increased fuel expense by approximately $0.2 million for the six months ended June 30, 2023.
We do not purchase or hold any derivative instruments to protect against the effects of changes in fuel. See “Risk Factors — Risks Relating to Volato’s Business and Industry - Significant increases in fuel costs could have a material adverse effect on our business, financial condition and results of operations.” for additional information.

MANAGEMENT OF VOLATO GROUP FOLLOWING THE BUSINESS COMBINATION
In accordance with the Business Combination Agreement, immediately after the Closing, the Board of Directors of Volato Group (the “Volato Group Board”) will be composed of seven directors, six of whom are to be designated by Volato and one of whom will be designated by PACI. Such directors will be divided into three separate classes, designated as follows:
•	Class I comprised of two individuals whose terms will expire at Volato Group’s first annual meeting of stockholders to be held after the completion of the Business Combination;
•	Class II comprised of two individuals whose terms will expire at Volato Group’s second annual meeting of stockholders to be held after the completion of the Business Combination;
•	Class III comprised of three individuals whose terms will expire at Volato Group’s third annual meeting of stockholders to be held after the completion of the Business Combination.
It is anticipated that Joan Sullivan Garrett will be designated as the Chair of the Volato Group Board upon the Closing.
It is expected that the initial terms of all three classes of PACI’s directors will elapse prior to PACI’s next annual meeting for the election of directors without PACI having held an annual meeting in the interim. As a result, subject to the consummation of the Business Combination, PACI expects that all three classes of its directors will stand for election at its 2024 annual meeting, with its Class I directors standing for election to a new three-year term expiring at PACI’s 2027 annual meeting, its Class II directors standing for election to a one-year term expiring at PACI’s 2025 annual meeting and its Class III directors standing for election to a two-year term expiring at PACI’s 2026 annual meeting. At each subsequent annual meeting, one class of directors will stand for election to a new three-year term so long as the Board remains classified.
The following table lists the names and ages, as of October 19, 2023, and positions of the individuals who are expected to serve as executive officers and directors of Volato Group following the consummation of the Business Combination Agreement.
Name	Age	Position
Executive Officers
Matthew Liotta	45	Chief Executive Officer and Director
Nicholas Cooper	38	Chief Commercial Officer and Director
Michael Prachar	54	Chief Operating Officer
Keith Rabin	52	President and Chief Financial Officer
Steven Drucker	53	Chief Technology Officer
Non-Employee Directors
Katy Arris-Wilson	53	Director
Mike Nichols	52	Director
Joan Sullivan Garrett	74	Director
Robert George	67	Director
Dana H. Born	62	Director
Executive Officers
Matthew Liotta. Mr. Liotta co-founded Volato and has served as a Director and Chief Executive Officer since its inception. Prior to co-founding Volato, in 2016, Mr. Liotta founded Agrify (NASDAQ: AGFY), an agricultural technology company where he served as President until 2019 and Chief Technology Officer from to 2019 to 2020. Prior to that, Mr. Liotta worked for several Silicon Valley venture capital backed portfolio companies, including gMoney Corporation, Yipes, TeamToolz, and DevX. Mr. Liotta has also held positions at Hudson Global, Pharmasset, and One Ring Networks. In 2019, Mr. Liotta also co-founded CEADS, a non-profit organization for the advancement of Controlled Environment Agriculture and served as its President until 2022. He currently serves as a Director for Fintainium, a cloud-based financial technology company that provides secure remote and mobile access for financial services. Volato Group believes Mr. Liotta is qualified to serve on the Volato Group Board because of his significant operational and senior management experience.

Nicholas Cooper, CFA. Mr. Cooper co-founded Volato and has served as a Director and in various executive officer roles since its inception, including most recently as Chief Commercial Officer. Prior to co-founding Volato, in 2016, Mr. Cooper founded TriGrow Systems, a venture backed technology services company where he served as Chief Executive Officer until the company was acquired by Agrify (NASDAQ: AGFY) in 2020. Prior to that, in 2015, Mr. Cooper founded Apptuto, a 500 Startups accelerator portfolio company focused on mobile-first consumer edtech, where he served as Chief Executive Officer until 2017. Before starting his entrepreneurial career, Mr. Cooper gained experience in investment banking serving as Investment Manager at Al Nahdha Investment and Abu Dhabi Capital Group, a prominent family office in Abu Dhabi, UAE, where he was responsible for managing the Private Equity and Venture Capital portfolios from 2010 to 2015. From 2003 to 2009, Mr. Cooper was a Senior Associate at Macquarie Bank, operating out of the London and Sydney offices. Mr. Cooper holds a Bachelor of Commerce Degree from the University of Sydney Australia, where he was a resident of St. Johns College and Ellwood Scholarship recipient. Mr. Cooper is a CFA® charterholder, CFA Institute, and is a former Chartered Accountant and lapsed member of the Institute of Chartered Accountants England and Wales. Volato Group believes Mr. Cooper is qualified to serve on the Volato Group Board because of his significant investor relations and executive officer experience.
Michael Prachar. Mr. Prachar has served as Volato’s Chief Operating Officer since February 1, 2022. Prior to joining Volato, Mr. Prachar served as Chief Operating Officer of Big Green IT, an information technology and Microsoft cloud consulting business from 2015 to 2022. Prior to joining Big Green IT, Mr. Prachar built a 20-year operations career serving in a number of operations executive roles in the telecommunications and technology services industries, including Chief Operating Officer of LinkSource Technologies® from 2010 to 2015, President and Chief Operating Officer of Rapid Link, Inc. from 2006 to 2010, Vice President and Chief Operating Officer of Telenational Communications from 2001 to 2006 and Director of Operations for Intercontinental Exchange from 1995 to 1998. Mr. Prachar holds an Engineering Degree from the College for Recording Arts in San Francisco.
Keith Rabin, M.B.A. Mr. Rabin has served as Volato’s President since May 1, 2023 and as its Chief Financial Officer since April 25, 2022. Prior to joining Volato, Mr. Rabin co-founded JetSuite in 2008 and JetSuiteX (now JSX) in 2015, an innovative light jet Part 135 operator and per-seat public charter operator respectively, where he served as President and Chief Financial Officer for ten years. Prior to co-founding JetSuite/JSX, Mr. Rabin was a Partner at New York based hedge fund Verity Capital, where he was responsible for portfolio management and the development of Verity’s value-based sector shorting strategy. Previously, Mr. Rabin worked as a management consultant for The Boston Consulting Group from 2003 to 2007 and Deloitte Consulting from 1997 to 2000, with a focus on corporate strategy in diverse industries including transportation, financial services, industrial and consumer goods. Mr. Rabin holds a Bachelor of Science in Industrial Engineering from the Georgia Institute of Technology, where the Office of the President named him a Fleet Scholar. He graduated Beta Gamma Sigma with a Master of Business Administration focused on Finance and Strategy from Columbia Business School.
Steven Drucker. Mr. Drucker has served as Volato’s Chief Technology Officer since September 5, 2022. Prior to joining Volato, Mr. Drucker held several software executive roles for TriGrow Systems and, following an acquisition, Agrify (NASDAQ: AGFY), starting in July 2018 and rising to the position of Chief Information Officer in early 2022. Prior to that, Mr. Drucker founded Fig Leaf Software in 1995 and served as its President until 2018, leading the company to generate over $180M in revenue from web development consulting and training for Fortune 100 companies. Steve has a Bachelor of Science in Computer Science from the University of Maryland, College Park.
Non-Employee Directors
Katy Arris-Wilson. Mrs Arris-Wilson brings over 25 years of experience as a management consultant, board member, private equity advisor and investor. She currently serves as an independent advisor to pre-revenue and private equity portfolio companies with less than $50M of top line revenue. Since 2002 Mrs. Arris-Wilson has been a founding member of Whistler Capital and has helped oversee and make private equity investments in a number of companies. During this same time period she has overseen and managed a non-profit organization, Tide Swimming, that has tripled in membership revenue, expanded from 2 to 6 locations and formed a partnership that resulted in the area’s first outdoor Olympic size competitive and recreation aquatic venue of its kind in the state of Virginia. From 1993-2000, Ms. Arris-Wilson served as a Manager at Bain and Company for a range of Fortune 500 and growth company clients while living in Dallas, TX, Amsterdam, Netherlands and Johannesburg, South Africa. Her consulting experience includes growth strategy, portfolio analysis, and operational efficiency. Ms. Arris-Wilson worked on, designed and led strategic and operational workstreams, with a specialty in aviation. Mrs. Arris-Wilson was a member of case teams optimizing fleet composition, routes and overhead structure during Continental Airlines’ successful turnaround in the mid-1990s. She worked with Fokker Aircraft during the Daimler Benz ownership era, tasked with determining the marketplace viability of the Fokker 70 and 100. From 1998-2001 Mrs Arris-Wilson led several case teams at South African Airways that helped return the company to profitability and enabled SAAs parent company, Transnet, to sell a 20% stake to SwissAir for approximately $230M. Ms. Arris-Wilson holds a BA in Economics (with honors) from the University of Texas at Austin and was a Dean’s Distinguished Graduate. She represented the US on three National Swimming Teams, is a three-time NCAA champion and 20 time All-American.
Joan Sullivan Garrett. Ms. Garrett has served as a Director of Volato since December 19, 2022 and was elected as Chair of the Volato board on July 5, 2023. In 1985, she founded MedAire, the leading global provider of integrated safety solutions for the aviation and maritime industries, including emergency medical kits, crewmember training, and MedLink – a 24/7 global response service enabling real-time, remote access to board-certified emergency physicians. She served as MedAire’s Chief Executive Officer until 2006 and continued to serve as Chair of the MedAire board until 2023. Ms. Garrett now serves on the board of AEA Investment, Ltd., a private equity firm under which MedAire now operates. She served on the board of the National Business Aviation Association (NBAA) from 2011 to 2015 and has previously held positions on the Board of Governors for the Flight Safety Foundation, including Vice Chair. Ms. Garrett began her career as a critical care registered flight nurse and graduated from Mesa Community College with an Associate of Arts degree in nursing. Ms. Garrett is qualified to serve on the Volato Group Board because of her more than four decades of experience as a leader in aviation safety.
Robert George. Mr. George has served as a Director of Volato since June 8, 2023, and currently serves as an independent director on several additional company boards. He has served as Chair of the Audit Committee for the board of Advanced Integration Technology since 2015, Chair of the Finance and Audit Committee for the board of Horizon Houses since 2016, and Lead Independent Director and Chair of the Audit Committee for the board of Pyxus International (OTCMKTS: PYYX) since 2020. In August 2018, Mr. George retired from a 21-year career with Esterline Technologies Corporation, an NYSE-listed (ESL) international technology manufacturer in the aerospace and defense industries, where he served most recently as Executive Vice President and Chief Financial Officer. Prior to joining Esterline in 1997, Mr. George held leadership positions in finance and operations with Zurn Industries, Asea Brown Boveri, and Xerox Corporation. He holds a Master of Business Administration from Duke University’s Fuqua School of Business and a Bachelor of Arts in Economics from Drew University. Mr. George is qualified to serve on the Volato Group Board because of his extensive public company finance experience.
Michael Nichols. Mr. Nichols has served as a Director of Volato since August 19, 2021 and as the Chief Executive Officer of the Malibu M-Class Owners & Pilots Association (MMOPA) since October 2022. In September 2021, Mr. Nichols founded Flieger Strategies, LLC, an aviation and business strategy consultancy, where he continues to serve as President. Previously, Mr. Nichols was a senior executive with the National Business Aviation Association (NBAA), where he served in several executive roles over the course of an 18-year tenure from 2003 to 2021, most recently as its Vice President of Strategy & Innovation. He continues to serve as a director on the NBAA’s Certified Aviation Manager Governing Board. In addition to a Bachelor of Science in Business Administration from Kutztown University of Pennsylvania, Mr. Nichols has earned Certified Aviation Manager (CAM), Certified Association Executive (CAE) and Institute for Organizational Management (IOM) credentials. Mr. Nichols is qualified to serve on the Volato Group Board because of his extensive experience as an aviation association executive.
Dr. Dana H. Born. Dr. Born is anticipated to start her service as a Director of Volato upon closing of the Business Combination. She is a retired Brigadier General with 30 years of service in the United States Air Force. Since July 2017, she has served as the Co-Director for the Center for Public Leadership at Harvard Kennedy School of Government. Prior to that from 2004 until 2013 she served two terms as the Dean of the Faculty at the U.S. Air Force Academy where she was also a Professor and Head of the Behavioral Sciences and Leadership Department. Dr. Born is also involved with several organizations and institutions, including her current role as Independent Director and Vice Chair on the Midwest Reliability Organization Board. She also serves as the Chair of the Finance and Audit Committees and member of the Governance and Personnel Committee. She was an Independent Director on the Board of the Apollo Education Group and served on the Compensation, Audit and Special Litigation Committees. Dr. Born graduated with distinction with a Bachelor of Science in Behavioral Sciences from the U.S. Air Force Academy, earned a Master of Science in Experimental Psychology from Trinity University, a Master of Arts in Research Psychology from the University of Melbourne and Doctorate in Industrial and Organizational Psychology from Penn State University.

Involvement in Certain Legal Proceedings
During the past ten years, Volato is not aware of any events that have occurred that are material to an evaluation of the ability or integrity of any executive officer, key employee or director of Volato, other than as follows. Mr. Liotta was the Chief Executive Officer and a member of the board of directors of PodPonics, Inc. in May 2016 when that company made a voluntary filing for bankruptcy under Chapter 7.

VOLATO’S EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
This section discusses the material components of the executive compensation program for Volato’s named executive officers and directors. Throughout this section, unless otherwise noted, “Volato” refers to Volato, Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination. The discussion may contain forward-looking statements that are based on Volato’s current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that Volato adopts following consummation of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.
Consistent with the scaled disclosure available to emerging growth companies, the following table sets forth information about the compensation paid to Volato’s principal executive officer, and its two other most highly compensated executive officers, for services rendered for the fiscal year ended December 31, 2022 (i.e., pre-Business Combination). These executives are referred to as the “named executive officers.”
Summary Compensation Table
Name and principal position	Year	Salary ($)	Option Awards ($)(1)	Total ($)
Matthew Liotta Co-Founder & Chief Executive Officer
	2022	138,582(2)	7,381	145,963
Keith Rabin Chief Financial Officer(3)
	2022	154,458(4)	12,192	166,650
Michael Prachar Chief Operating Officer
	2022	155,833(5)	16,136	171,969
(1)
Represents the aggregate grant date fair value of option awards granted under the Volato, Inc. 2021 Equity Incentive Stock Plan during the 2022 fiscal year, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718-Stock Compensation and using the assumptions contained in Note 12 to the financial statements included elsewhere herein.

(2)	Mr. Liotta’s annualized salary increased from $120,000 to $160,000 on April 16, 2022, and increases to $310,000 effective as of the date of this filing.
(3)	Mr. Rabin was promoted to President of Volato as of May 1, 2023. He will continue to serve in both roles until a successor Chief Financial Officer is hired.
(4)	Mr. Rabin commenced employment with Volato on April 25, 2022. His annualized salary amount for 2022 was $225,000 and increases to $300,000 effective as of the date of this filing.
(5)	Mr. Prachar commenced employment with Volato on February 1, 2022. His annualized salary amount for 2022 was $170,000 and increases to $235,000 effective as of the date of this filing.
Narrative Disclosure to Summary Compensation Table
Compensation Philosophy
Volato’s executive compensation philosophy is rooted in our company values, which emphasize transparency. Therefore, we seek to establish a compensation structure that is easily understood and applied. Our successful compensation structure rewards performance for living and demonstrating Volato’s values, achieving challenging objectives that propel the company forward, and driving shareholder value, while ensuring the sustainability and long-term viability and value of the company. Compensation not only rewards performance, it is an essential tool that can be deployed to attract and retain top talent that will deliver results for shareholders.
The compensation plan, as with all other business plans, will be reviewed and adjusted at regular intervals consistent with the market, business achievements, pay equity, experience, and individual negotiations. In connection with the Business Combination, Volato engaged an independent compensation consultant to help advise on the post-Business Combination executive compensation program. Base pay adjustments reflect job duties, responsibilities, and macroeconomic drivers. Short-term and long-term incentive compensation (i.e., bonus and equity) reward performance towards objectives and enhancing shareholder value.
Employment Agreements
Volato and Volato Group will enter into employment agreements with each of the named executive officers concurrently with the Closing, in order to promote retention and service following the Closing, to incentivize the executives to continue to grow the company and its market position, and to better reflect each executive’s value to

Volato Group and its stakeholders. These agreements will become effective upon the Closing. Each named executive officer has also executed an Employee Invention Assignment, Restrictive Covenants and Confidentiality Agreement (the “Covenants Agreement”) that contains, among other things, non-competition and non-solicitation provisions that apply during the term of employment and for 12 months thereafter.
Positions and Base Salary
Matthew Liotta. Mr. Liotta’s employment agreement provides for him to continue to serve as Chief Executive Officer of Volato and also of Volato Group upon the Closing of the Business Combination, at an annual base salary of $310,000.
Keith Rabin. Mr. Rabin’s employment agreement provides for him to continue to serve as President of Volato and also of Volato Group upon the Closing of the Business Combination, at an annual base salary of $300,000. Mr. Rabin will continue to serve as Chief Financial Officer of Volato and also of Volato Group until such time as a successor is appointed.
Mike Prachar. Mr. Prachar’s employment agreement provides for him to continue to serve as Chief Operating Officer of Volato and also of Volato Group upon the Closing of the Business Combination, at an annual base salary of $235,000.
Annual Incentive Bonuses
Pursuant to the employment agreements following the Closing of the Business Combination, each named executive officer will be eligible to receive an annual bonus based on performance factors established by the Board and designed to reward the named executive officers for meeting or exceeding established performance objectives in a specific year.
Long-Term Equity Incentives
Following the Closing of the Business Combination, Volato Group intends to establish a new equity incentive plan, which will issue initial equity awards to each named executive officer. Under the employment agreements, Volato will recommend these awards for issuance by Volato Group.
Benefits
The named executive officers are entitled to participate in employee benefit plans of Volato and Volato Group provided for all employees of the two companies, such as a 401(k) plan, life insurance, group health insurance and disability insurance. Volato currently pays for 100% of health insurance premiums for employees and 75% for dependents. All benefit plans are subject to change at the company’s discretion.
Term, Termination and Severance
Each employment agreement has a one-year term commencing upon the Closing of the Business Combination, with automatic renewal for an additional six months, unless either party provides 30 days’ notice not to renew. In the event employment is terminated by Volato or Volato Group without “Cause” or by the named executive officer for “Good Reason,” Volato or Volato Group, as applicable, will pay the following severance payments and benefits: (i) for each named executive officer, an amount equal to one (1) times the sum of such officer’s then-current base salary, payable on the regular payroll dates of Volato or Volato Group, as applicable, over a period of 12 months following termination, (ii) reimbursement for the cost of COBRA premiums or other health insurance that the named executive officer may elect for such officer and eligible dependents for up to 12 months. All such payments and benefits are conditioned upon the named executive officer’s compliance with the Covenants Agreement, and execution and non-revocation of a release of claims in the favor of Volato or Volato Group, as applicable, within 60 days following termination of employment.
For purposes of the employment agreements, the term “Cause” means the occurrence of any of the following by the named executive officer, which is not cured (if capable of cure) within 10 days after receipt of written notice from Volato or Volato Group, as applicable: (i) willful or material failure to perform duties (other than a failure resulting from incapacity due to physical or mental illness); (ii) willful failure to comply with any valid and legal directive of the Board or CEO; (iii) dishonesty, illegal conduct or other misconduct, which is, in each case, materially injurious to Volato or Volato Group, as applicable, or their affiliates; (iv) embezzlement, misappropriation or fraud, whether or not related to employment; (v) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (vi) material violation of the written policies or codes of conduct of Volato or Volato Group; (vii) material breach of any written agreement with Volato or Volato Group; (viii) conduct that brings or is reasonably likely to bring the Companies negative publicity or into public disgrace, embarrassment or disrepute; or (ix) the knowing misstatement of the financial records of Volato or Volato Group or complicit actions in respect thereof, or knowing failure to disclose material financial or other information to the Board.
In addition, the term “Good Reason” means, without the named executive officer’s consent, the occurrence of any of the following, which is not cured by Volato or Volato Group, as applicable, within 30 days after its receipt of written notice provided within 15 days of the existence of any such event: (i) a material reduction in base salary (other than a reduction that affects all similarly situated executives in substantially the same proportions); (ii) a material and adverse breach by Volato or Volato Group, as applicable, of any material provision of the employment agreement; (iii) a material and adverse change in title, authority, duties, reporting relationships or responsibilities (other than temporarily while the named executive officer is physically or mentally incapacitated). If employment is not terminated for Good Reason within sixty (60) days after the first occurrence of the applicable grounds, then the named executive officer will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.
If the named executive officer’s employment is terminated due to “Disability,” Volato or Volato Group, as applicable, will pay, in addition to any other accrued or vested payments or benefits, (i) a severance payment equal to 1 times the sum of such officer’s then-current base salary, payable on the regular payroll dates of Volato or Volato Group, as applicable, over a period of 12 months beginning with the first regular payroll payment date that occurs on or after sixty (60) days following termination. Under the employment agreements, the term “Disability” means the inability to perform the essential duties of the position, with or without any reasonable accommodations, because of mental or physical illness, injury, impairment or incapacity for a period in excess of ninety (90) consecutive days in any calendar year.
Outstanding equity awards at fiscal year-end table
The following table sets forth information concerning outstanding equity awards held by each of the named executive officers as of December 31, 2022 (pre-Business Combination). The table presents options exercisable and unexercisable within 60 days of October 10, 2023. The information shown below does not give effect to any exchange or conversion of outstanding equity awards that will occur at the Effective Time of the Business Combination, nor any contemplated acceleration of service-based vesting.
	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Matthew Liotta(1)	57,284	87,435	$0.16	03/10/2027
Keith Rabin(2)	84,664	154,389	$0.14	11/15/2032
Michael Prachar(3)	125,238	191,155	$0.14	03/10/2032
(1)
25% of the total award vested on March 10, 2023, then 1/48th vests on a monthly basis thereafter, subject to continued service through each such vesting date and any additional accelerated vesting granted by the Volato board of directors in connection with the Business Combination.

(2)
1/48th of the total award vests on a monthly basis commencing June 18, 2022, subject to continued service through each such vesting date and any additional accelerated vesting granted by the Volato board of directors in connection with the Business Combination.

(3)
25% of the total award vested on March 10, 2023, then 1/48th vests on a monthly basis thereafter, subject to continued service through each such vesting date and any additional accelerated vesting granted by the Volato board of directors in connection with the Business Combination.

Compensation of directors
The following table provides information concerning the compensation of each director of the Volato board of directors who did not serve as a named executive officer of Volato during fiscal year 2022 (pre-Business Combination). None of the non-employee directors received cash fees for their service on the Volato board of directors.
Name	Option awards ($)(4)	Total ($)
Joan Sullivan Garrett(1)	1,107	1,107
Nicholas Lenoci, Jr.(2)	1,107	1,107
Michael D. Nichols(3)	—	—
Robert George(5)	—	—
(1)
Ms. Garrett was granted an option award in the amount of 21,707 shares on December 19, 2022, with 1/24th of the total award vesting on a monthly basis each month thereafter, subject to continued service through each such vesting date and any additional accelerated vesting granted by the Volato board of directors in connection with the Business Combination.

(2)
Mr. Lenoci was granted an option award in the amount of 21,707 shares on December 28, 2022, with 1/24th of the total award vesting on a monthly basis each month thereafter, subject to continued service through each such vesting date and any additional accelerated vesting granted by the Volato board of directors in connection with the Business Combination. Mr. Lenoci’s service to the board ended on June 8, 2023.

(3)
Mr. Nichols was granted an option award in the amount of 21,707 shares on August 15, 2021, with 1/24th of the total award vesting on a monthly basis each month thereafter, subject to continued service through each such vesting date and any additional accelerated vesting granted by the Volato board of directors in connection with the Business Combination.

(4)
Represents the aggregate grant date fair value of option awards granted under the Volato, Inc. 2021 Equity Incentive Stock Plan during the 2022 fiscal year, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718-Stock Compensation and using the assumptions contained in Note 12 to the financial statements included elsewhere herein.

(5)	Mr. George’s service to the board began on June 8, 2023 and, accordingly, he did not receive a compensation award during fiscal year 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transactions - PACI
Founder Shares
On March 31, 2021, the Sponsor received 5,750,000 of the Company’s Class B Common Stock (the “Founder Shares”) for a payment of $25,000 made on May 4, 2021. On November 30, 2021, the Company effected a 1.2:1 stock split for each outstanding share of Class B Common Stock, resulting in the Sponsor holding an aggregate number of 6,900,000 Founder Shares. As of June 30, 2023 and December 31, 2022, there was 6,900,000 shares of Class B Common Stock issued and outstanding, of which 6,591,800 are held by our Sponsor and the PROOF.vc SPV, and the remaining 308,200 are held by BlackRock as of the date of the proxy statement/prospectus. The number of Founder Shares outstanding was determined based on the Company’s expectation that the total size of the IPO would be a maximum of 27,600,000 Units if the underwriter’s over-allotment option was exercised in full, and therefore, that the Founder Shares would represent 20% of the outstanding shares after the IPO. The underwriter exercised its over-allotment option in full on December 3, 2021.
The Sponsor and Blackrock agreed, subject to limited exceptions, not to transfer, assign, or sell any of the Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination and (ii) the date on which we complete a liquidation, merger, capital stock exchange, or other similar transaction after the initial Business Combination that results in all of the stockholders having the right to exchange their Class A Common Stock for cash, securities, or other property; except to certain permitted transferees and under certain circumstances. Any permitted transferees will be subject to the same restrictions and other agreements with respect to any Founder Shares. Notwithstanding the foregoing, if (1) the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations, and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if we consummate a transaction after the initial Business Combination which results in the stockholders having the right to exchange their shares for cash, securities, or other property, the Founder Shares will be released from the lock-up.
Private Placement Warrants
Simultaneously with the closing of the IPO, we consummated the Private Placement of 15,226,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor and Blackrock, generating proceeds of $15,226,000.
Each Private Placement Warrant is exercisable for one whole share of Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Business Combination period, the Private Placement Warrants will expire worthless.
The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, not to transfer, assign, or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial Business Combination.
Related Party Loans
On March 31, 2021, the Company, as maker, issued an unsecured promissory note to our Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) March 31, 2022 or (ii) the consummation of the IPO. In 2021, the Company borrowed $110,000 on this note, which was subsequently repaid from the proceeds of the IPO on December 6, 2021.
In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). If we complete a Business Combination, we may repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans could be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital

Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of the Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2023 and December 31, 2022, we had no borrowings under the Working Capital Loans.
Pursuant to the terms of our Current Charter and the Trust Agreement entered into between us and Continental Stock Transfer & Trust Company, in order to extend the time available for us to consummate our initial Business Combination, our Sponsor or its affiliates or designees, upon five days advance notice to us prior to the applicable deadlines, must deposit into the Trust Account the lessor of $160,000 or $0.04 per Public Share on or prior to the date of the applicable deadline for each of the available one month extension. A total deposit of $480,000 must be deposited to reach an aggregate Business Combination period extending to December 3, 2023 and the deposit may be made in cash or in the form of a non-interest bearing, unsecured promissory notes (“Extension Promissory Notes”). Neither our Sponsor nor its affiliates or designees is required to fund the initial extension, and if the initial extension is funded, neither our Sponsor nor its affiliates or designees is required to fund the second extension. The Extension Promissory Notes may be converted into warrants to purchase our Class A Common Stock, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. Extension Promissory Notes issued that are not converted to warrants will be non-interest bearing and payable upon the consummation of our initial Business Combination. If we complete our initial Business Combination, we would repay the Extension Promissory Notes out of the proceeds of the Trust Account released to us. If we do not complete a Business Combination, we will not repay the Extension Promissory Notes. Except for the foregoing, the terms of such Extension Promissory Notes, if any, have not been determined and no written agreements exist with respect to Extension Promissory Notes. As of June 30, 2023 and December 31, 2022, we had no borrowings under the Working Capital Loans.
Administrative Services Agreement
We entered into an agreement to pay an affiliate of our Sponsor a total of $10,000 per month for office space, and secretarial and administrative services provided to members of our management team. Upon completion of the Business Combination or our liquidation, we will cease paying these monthly fees. We incurred $120,000 of such fees for the year ending December 31, 2022. Fees related to this arrangement were $10,000 from March 16, 2021 (inception) through December 31, 2021. We incurred $30,000 of such fees for the three months ended June 30, 2023 and 2022, respectively. We incurred $60,000 of such fees for the six months ended June 30, 2023 and 2022, respectively.
Related Party Transactions - Volato
In addition to the director and executive officer compensation arrangements discussed above under “Executive Compensation,” the following is a description of transactions since January 1, 2022, including currently proposed transactions to which we have been or are to be a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.
Founder Shares
On February 20, 2021, Argand Group, LLC (“Argand”) and Hoop Capital, LLC (“Hoop”), owned by Matthew Liotta and Nicholas Cooper, respectively, each purchased 3,932,500 shares of Volato’s common stock for an aggregate purchase price of $30,000, or approximately $0.0038 per share, pursuant to a Founders’ Stock Purchase Agreement. On November 15, 2022, Volato effected a two-for-one stock split for each outstanding share of its capital stock, resulting in an increase in the total number of shares of common stock held by each of Argand and Hoop from 3,932,500 to 7,865,000. On July 21, 2023, in connection with the issuance of Series A-1 Preferred Stock at a purchase price of $10.00 per share, Volato effected a reverse stock split pursuant to which each outstanding share of its common stock was reclassified as 0.434159 shares, in order to bring the price per share to a valuation comparable to the Series A-1 Preferred Stock, resulting in each of Argand and Hoop holding 3,414,660 shares of common stock.
Convertible Notes
In April 2022, Volato’s board authorized an offering of convertible notes designated Series CN-001, up to an aggregate principal amount of $20.0 million (the “CN-001 Notes”), bearing interest at a rate of 5% per annum, with all principal and interest payable in kind at maturity or upon an earlier equity financing of not less than $10.0 million (a “Qualified Financing”) or other conversion event described in the CN-001 Notes. In a conversion pursuant to a Qualified Financing, the CN-001 Notes provide for a 15% conversion price discount and $80.0M conversion valuation cap.
In February 2023, Volato’s board authorized a Series CN-002 convertible note offering up to an aggregate principal amount of $25.0 million (the “CN-002 Notes”), bearing interest at a rate of 4% per annum commencing July 1, 2023, with all principal and interest due at maturity or payable in kind upon an earlier Qualified Financing or other conversion event described in the CN-002 Notes. In a conversion pursuant to a Qualified Financing, the CN-002 Notes provide for a 10% conversion price discount.
On July 21, 2023, Volato consummated a Qualified Financing (the Series A Preferred Stock offering described elsewhere herein), pursuant to which the CN-001 Notes converted into Series A-2 Preferred Stock at a conversion price of $5.982 per share and the CN-002 Notes converted into Series A-3 Preferred Stock at a conversion price of $9.00 per share.
Below are details of convertible notes issued to related persons in the Series CN-001 and CN-002 convertible note offerings, along with details of their conversion:
•
$3.0 million CN-001 Note issued to Liotta Family Office, LLC, which is 60% owned by Dennis Liotta (Matthew Liotta’s father), 20% owned by John Liotta (Matthew Liotta’s brother), and 20% owned by Matthew Liotta. The note accrued $165,616 in interest and converted into 529,190 shares of Series A-2 Preferred Stock.

•	$1.0 million CN-001 Note issued to the Matthew D. Liotta 2021 Trust dated January 21st, 2021. The note accrued $27,397 in interest and converted into 171,748 shares of Series A-2 Preferred Stock.
•
$6,001,407.00 CN-002 Note issued to Dennis Liotta, pursuant to the conversion of the Revolving Line of Credit described under “Working Capital Loans.” The note accrued $11,181 in interest and converted into 668,065 shares of Series A-3 Preferred Stock.

Working Capital Loans
Revolving Line of Credit
In December 2021, Dennis Liotta (Matthew Liotta’s father) extended a revolving line of credit providing Volato up to $8.0 million in financing pursuant to a loan agreement and promissory note (the “Liotta 2021 Note”) secured by all of Volato’s assets. The highest principal balance owed under the Liotta 2021 Note was $6.0 million in 2021, with $42,945 interest paid in 2021 and $15,111 interest payable in 2021. In 2022, the highest principal balance was $5.15 million with $490,650 of interest payable.
The Liotta 2021 Note matured by its terms on January 1, 2023. On March 15, 2023, the parties agreed to exchange the $5,321,406.75 in principal and interest then outstanding under the Liotta 2021 Note, plus a default satisfaction fee in the amount of $680,000, for a CN-002 Note in the principal amount of $6,001,407 on terms equal to other investors in the CN-002 Note offering.
Term Loan
In March 2023, in connection with the Liotta 2021 Note satisfaction negotiations, Dennis Liotta loaned Volato an additional $1.0 million pursuant to an unsecured term note bearing ten percent (10%) annual interest and maturing on March 31, 2024.
Volato separately paid Dennis Liotta’s legal fees related to the Term Loan and satisfaction of the Liotta 2021 Note, in the amount of $31,887.

Employment of Immediate Family Members
The following table sets forth information about the compensation paid to immediate family members of Volato’s executive officers for services rendered for the fiscal year ended December 31, 2022 (i.e., pre-Business Combination). The option award figures do not reflect the reverse stock split effective on July 21, 2023 in connection with the issuance of Series A-1 Preferred Stock.
Name and principal position	Year	Salary ($)	Option Awards ($)(1)	Total ($)
Jennifer Liotta(2) General Counsel	2022	148,333	4,428	152,761
John Liotta(3) VP of Strategic Partnerships & Experiences	2022	91,863	—	91,863
Jodi Lyn Tollus(4) Finance Executive	2022	66,667	443	67,110
(1)
Represents the aggregate grant date fair value of option awards granted under the Volato, Inc. 2021 Equity Incentive Stock Plan during the 2022 fiscal year, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718-Stock Compensation and using the assumptions contained in Note 12 to the financial statements included elsewhere herein.

(2)
Matthew Liotta’s spouse, Jennifer Liotta, has been employed by Volato since 2021. On December 15, 2022, she was granted an option award in the amount of 86,831 shares, subject to a vesting schedule (1/48th vesting monthly over four years with a one-year cliff and fully vested as of September 2025). On September 1, 2023, Ms. Liotta’s title was changed from VP, Legal to General Counsel.

(3)
Matthew Liotta’s brother, John Liotta, has been employed by Volato since 2021. On August 15, 2021, he was granted an option award in the amount of 86,831 shares, subject to a vesting schedule (1/48th vesting monthly over four years with no cliff, fully vested as of August 2025).

(4)
Michael Prachar’s spouse, Jodi Lynn Tollus, has been employed by Volato since 2022. On December 15, 2022, she was granted an option award in the amount of 8,683 shares, subject to a vesting schedule (1/48th vesting monthly over four years with a one-year cliff and fully vested as of March 2026).

Leases and Commercial Agreements
Aircraft Lease and Charter Services
As part of Volato’s aircraft ownership program, G C Aviation leases a HondaJet HA-420 aircraft from Volato 158, LLC (“V158”), which is 25% owned by DCL H&I, LLC (“DCL”). Dennis Liotta (Matthew Liotta’s father) and his spouse own 100% of DCL. Under the terms of an aircraft dry lease, V158 pays G C Aviation a monthly management fee of $38,000, and GC Aviation pays V158 an hourly rental rate of $1,000 per revenue flight hour. The lease expires on August 20, 2026.
In connection with the V158 lease, G C Aviation provides Charter services to DCL on its fleet of HondaJets, pursuant to a services agreement. The agreement was in the normal course of business and terms were similar to those of Volato’s other customers who are members of V158 as of 2021.
Hangar Sublease and Personnel Services
Volato leases hangar and office space from Modern Aero, LLC (“Modern Aero”), a Florida limited liability company that operates a flight school at the Northeast Florida Regional Airport in St. Augustine, Florida. Matthew and Jennifer Liotta hold a majority interest in Modern Aero. Volato pays $3,800 per month in rent under a month-to-month lease arrangement.
Throughout 2022 and 2023, Volato provided payroll and benefits for several Modern Aero flight instructors and maintenance personnel, for which Modern Aero reimbursed Volato at cost. The total amount paid by Modern Aero to Volato through July 31, 2023 is $230,198. This relationship has been terminated as of July 31, 2023.
Related Party Transactions – Combined Company
Director and Officer Exculpation and Indemnification
The DGCL authorizes corporations to limit or eliminate the personal liability of directors or officers of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Amended Charter includes a provision that eliminates the personal liability of directors or officers for monetary damages for any breach of fiduciary duty as a director or officer to the fullest extent permitted under the DGCL (including to the extent that the DGCL may subsequently be amended to further expand the scope of permissible exculpation of directors or officers under Delaware Law).

Section 145(a) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer, of corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper. Under Section 145(c) of the DGCL, present and former directors, and certain present and former officers, that have been successful on the merits or otherwise in defense of any action, suit or proceeding referenced in Section 145(a) or 145(b) of the DGCL, or in defense of any claim, issue or matter therein, are entitled to mandatory indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
The Amended Bylaws provide that the Combined Company generally must indemnify the Combined Company’s directors and officers to the fullest extent authorized by the DGCL (except that the Combined Company is only obligated to indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Combined Company’s Board) and advance expense to the Combined Company’s directors and officers in the defense of actions, suits, or proceedings arising by reason of the fact of their corporate status. The Combined Company also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for the Combined Company directors, officers, and certain employees for some liabilities. the Combined Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in the Amended Charter and Amended Bylaws may discourage stockholders from bringing lawsuits against directors and officers for any alleged breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative or other litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Combined Company and/or its stockholders. In addition, your investment may be adversely affected to the extent the Combined Company pays the costs of the legal and other expenses of, and settlement and damage awards against directors and officer pursuant to these indemnification advancement provisions or to the extent that any current or former director or officer is exculpated from liability under these provisions.
There is currently no pending material litigation or proceeding involving any of the Combined Company’s directors, officers, or employees for which indemnification is sought.
Policies and Procedures for Related Party Transactions
Our audit committee reviews and approves all reimbursements and payments made to any initial stockholder or member of our management team, or our or their respective affiliates, and any reimbursements and payments made to members of our audit committee will be reviewed and approved by our Board of Directors, with any interested director abstaining from such review and approval.
No compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of our initial stockholders, officers or directors who owned our shares of common stock prior to this offering, or to any of their respective affiliates, prior to or with respect to the business combination (regardless of the type of transaction that it is).

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions, including the payment of any compensation, will require prior approval by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors (or, if there are no “independent” directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.
Our code of ethics, which we have adopted, requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by our board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed the lesser of $120,000 in any calendar year or 2% of our total assets averaged across the last two most recently completed fiscal years; (2) we or any of our subsidiaries are a participant; and (3) any (a) executive officer, director or nominee for election as a director, (b) beneficial owner greater than 5% of our common stock or any other class or series of our securities, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform their work objectively and effectively. Conflicts of interest may also arise if a person, or a member of their family, receives improper personal benefits as a result of their position.
Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. All ongoing and future transactions between us on the one hand, and any of our officers and directors or their respective affiliates on the other hand, will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested “independent” directors, or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. Additionally, we require each of our directors and executive officers to complete a directors and officers questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
To further minimize potential conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our initial stockholders unless we obtain an opinion from an independent investment banking firm that the initial business combination is fair to our unaffiliated stockholders from a financial point of view. Furthermore, in no event will any of our existing officers, directors or initial stockholders, or any entity with which they are affiliated, be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render to effectuate, the consummation of an initial business combination.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to PACI regarding (a) the actual beneficial ownership of our voting Common Stock as of the record date (prior to the Business Combination) and (b) the expected beneficial ownership of our voting Common Stock immediately following consummation of the Business Combination, assuming that no Public Shares of PACI are redeemed, and alternatively assuming maximum redemption of Public Shares, resulting in an aggregate payment of approximately $69.8 million out of the Trust Account, in each case, by:
•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of voting Common Stock;
•	each of our named executive officers and directors;
•	each person who will become a named executive officer or director of Volato Group post-Business Combination; and
•	all current executive officers and directors of PACI, as a group pre-Business Combination and all executive officers and directors on the Volato Group Board post-Business Combination.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and rights that are currently exercisable or exercisable within 60 days.
The beneficial ownership of our Common Stock prior to the Business Combination is based on 13,343,098 shares of Common Stock (including Founder Shares) issued and outstanding in the aggregate as of October 10, 2023.
For purposes of calculating the ownership percentages in the table below, the number of shares outstanding for each person assumes full exercise of only such person’s outstanding options and rights that are exercisable by such person within 60 days of October 10, 2023.
Unless otherwise indicated and subject to applicable community property laws, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting Common Stock beneficially owned by them.
			After the Business Combination
	Prior to the Business Combination		Assuming No Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owners	Number of shares	%	Number of shares	%	Number of shares	%
Five Percent Holders of PACI(1)
PROOF Acquisition Sponsor I, LLC (our Sponsor)(2)	6,261,288	46.93%	6,977,039	22.13%	6,977,039	27.81%
Highbridge Capital Management, LLC(3)	2,170,352	16.3%	2,170,352	6.88%	—	—
Magnetar Financial LLC(4)	2,256,400	16.9%	2,256,400	7.16%	—	—
Calamos Market Neutral Income Fund, a series of Calamos Investment Trust(5)	1,500,000	11.2%	1,500,000	4.76%	—	—
Radcliffe Capital Management, L.P.(6)	336,624	5.22%	336,624	1.07%	—	—
Directors and Named Executive Offices of PACI(7)
John C. Backus, Jr.(8)(9)(10)	—	—	—	—	—	—
Steven P. Mullins(8)(9)	—	—	—	—	—	—
Michael W. Zarlenga(8)(9)	—	—	—	—	—	—
Peter C. Harrison(9)	—	—	—	—	—	—
Coleman Andrews(9)	—	—	—	—	—	—
Mark Lerdal(9)	—	—
Lisa Suennen(9)	—	—	—	—	—	—
All officer and directors as a group (7 individuals)	6,591,800	49.40%	7,816,827	24.79%	7,816,827	31.16%

			After the Business Combination
	Prior to the Business Combination		Assuming No Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owners	Number of shares	%	Number of shares	%	Number of shares	%
Directors and Named Executive Officers of Volato Group
After Consummation of the Business Combination(11)
Matthew Liotta(12)	—	—	6,827,884	21.66%	6,827,884	27.22%
Nicholas Cooper(13)	—	—	3,414,660	10.83%	3,414,660	13.61%
Michael Prachar(14)	—	—	135,447	0.43%	135,447	0.54%
Keith Rabin(15)	—	—	89,644	0.28%	89,644	0.36%
Michael Nichols(16)	—	—	43,415	0.14%	43,415	0.17%
Joan Sullivan Garrett(17)	—	—	9,949	0.03%	9,949	0.04%
Robert George(18)	—	—	4,522	0.01%	4,522	0.02%
All Directors and Executive Officers of Volato Group as a Group (Individuals)	—	—	10,525,521	33.38%	10,525,521	41.96%
*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of PACI’s officers and directors is 11911 Freedom Drive, Suite 1080 Reston, VA 20190.
(2)	Post-Business Combination interests shown includes Class A Common Stock converted from the Series A-1 Preferred Stock issued by Volato to the Sponsor in the Private Financing.
(3)
Pursuant to Schedule 13G filed on February 2, 2023 by Highbridge Capital Management, LLC. The business address of the reporting person is 277 Park Avenue, 23rd Floor, New York, New York 10172. This calculation assumes that the filing person did not redeem any of its shares in connection with the vote of stockholders to approve the amendment on May 22, 2023 to PACI’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to extend the date by which PACI must consummate a Business Combination.

(4)
Pursuant to Schedule 13G/A filed on February 2, 2023 by Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC, David J. Snyderman. The business address of each of the reporting person is 11911 Freedom Drive, Suite 1080, Reston, VA 20190. This calculation assumes that the filing person did not redeem any of its shares in connection with the vote of stockholders to approve the amendment to the Certificate of Incorporation to extend the date by which PACI must consummate a Business Combination.

(5)
Pursuant to Schedule 13G filed on February 8, 2022 by Calamos Market Neutral Income Fund, a series of Calamos Investment Trust. The business address of the reporting person is 2020 Calamos Court Naperville, IL 60563. This calculation assumes that the filing person did not redeem any of its shares in connection with the vote of stockholders to approve the amendment to the Certificate of Incorporation to extend the date by which PACI must consummate a Business Combination.

(6)
Pursuant to Schedule 13G filed on May 25, 2023 by Radcliffe Capital Management, L.P., RGC Management Company, LLC, Steven B. Katznelson, Christopher Hinkel, Radcliffe SPAC Master Fund, L.P., and Radcliffe SPAC GP, LLC. The business address of each of the reporting person is 50 Monument Road, Suite 300, Bala Cynwyd, PA 19004.

(7)
Interests shown consist solely of Founder Shares, classified as shares of Class B Common Stock. Such shares will automatically convert into shares of Class A Common Stock at the time of our initial Business Combination, or earlier at the election of the holder. Our Sponsor is the record holder of such shares. Our sponsor is controlled by its manager, PROOF Sponsor Management, LLC. In addition, see Note 9 below.

(8)
Messrs. Backus, Mullins and Zarlenga are managing members of PROOF Sponsor Management, LLC, the manager of our Sponsor and no person individually has the power to vote or control the interests of our Sponsor. Each individual disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.

(9)
This individual does not beneficially own any Founder Shares or Private Placement Warrants. However, this individual has a pecuniary interest in these securities through his or her ownership of membership interests of our Sponsor.

(10)
Mr. Backus is one of three managing members of PROOF Management, LLC, the manager of our PROOF II VI, LLC which owns 330,512 Founder Shares or 2.48% of the outstanding Common Stock of PACI. No one managing member has the power to vote or control the interests of PROOF II VI, LLC. Mr. Backus disclaims beneficial ownership of these shares.

(11)	Unless otherwise noted, the business address of each of our officers and directors is 1954 Airport Road, Suite 124, Chamblee, GA 30341.
(12)
Mr. Liotta beneficially owns (i) 3,414,660 shares of Volato stock held by Argand Group LLC in which Mr. Liotta holds shared voting and investment power, (ii) 460,299 shares issuable upon the exercise of options; (iii) 171,748 shares of Volato’s Series A-2 stock held in a trust for the benefit of Mr. Liotta; (iv) 1,302,477 shares of Volato’s Preferred Series Seed stock and 529,190 shares of Volato’s Series A-2 stock held by Liotta Family Office, LLC in which Mr. Liotta has shared voting and investment power, (v) 1,302,477 shares of Volato’s Preferred Series Seed stock held by PDK Capital, LLC in which Mr. Liotta has sole voting and investment power; and (vi) 47,033 shares issuable upon the exercise of options held by a member of Mr. Liotta’s household.

(13)	Mr. Cooper beneficially owns 3,414,660 shares of Volato stock held by Hoop Capital LLC in which Mr. Cooper holds shared voting and investment power.
(14)	Mr. Prachar beneficially owns (i) 131,830 shares issuable upon the exercise of options, and (ii) 3,617 shares issuable upon exercise of options held by a member of Mr. Prachar’s household.
(15)	Mr. Rabin beneficially owns 89,644 shares issuable upon the exercise of options.
(16)	Mr. Nichols beneficially owns 43,415 shares issuable upon the exercise of options.
(17)	Ms. Garrett beneficially owns 5,426 shares directly and 4,523 shares issuable upon the exercise of options.
(18)	Mr. George beneficially owns 4,522 shares issuable upon the exercise of options.

COMPARISON OF STOCKHOLDERS’ RIGHTS
General
PACI is incorporated under the laws of the State of Delaware and the rights of PACI’s stockholders are governed by the laws of the State of Delaware, including the DGCL, the Current Charter and PACI’s current bylaws. As a result of the Business Combination, PACI’s stockholders who do not elect to redeem their shares of Class A Common Stock will become Volato Group Stockholders. Thus, following the Business Combination, the rights of PACI’s stockholders will continue to be governed by Delaware law but will no longer be governed by the Current Charter and instead will be governed by the Proposed Charter.
Comparison of Stockholders’ Rights
Set forth below is a summary comparison of material differences between the rights of PACI’s stockholders under the Current Charter (left column), and the rights of Volato Group Stockholders under the form of the Proposed Charter (right column), which are attached to this proxy statement/prospectus as Annex B. Furthermore, although stockholders are not being asked to approve the new bylaws, a comparison of the PACI bylaws to the Volato Group bylaws is also included in the table below. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of the DGCL.
PACI	Volato Group
Authorized Capital Stock
The total number of authorized shares of all classes of capital stock which PACI is authorized to issue 83,500,000 shares, consisting of 82,500,000 shares of Common Stock, including 70,000,000 shares of Class A Common Stock and 12,500,000 shares of Class B Common Stock, and 1,000,000 shares of Preferred Stock, $0.0001 par value per share.

The Proposed Charter provides that the total number of authorized shares of all classes of capital stock which Volato Group is authorized to issue is 81,000,000 shares, consisting of two (2) classes: 80,000,000 shares of Class A Common Stock, $0.0001 par value per share and 1,000,000 shares of Preferred Stock, $0.001 par value per share.

Rights to Issue Preferred Stock
Subject to certain requirements relating to an initial business combination set forth in the Current Charter, the PACI Board is expressly authorized to provide out of the unissued shares of the preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series and to fix the voting powers, full or limited, and the designations, preferences, and relative, participating, optional, or other special rights and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions adopted by the PACI Board providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL

The Proposed Charter authorizes the board of directors, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of preferred stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers (including voting powers, if any), preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation.

Voting Rights
Except as otherwise required by law or the Current Charter (including any preferred stock designation), the holders of shares of PACI Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the PACI Common Stock are entitled to vote.

Except as otherwise provided in the Proposed Charter, each outstanding share of Volato Group Common Stock will entitle the holder thereof to one vote on each matter properly submitted to the stockholders of Volato Group generally for their vote. Except as otherwise required by law, holders of Volato Group Common Stock will not be entitled to vote on any amendment to the Proposed

PACI	Volato Group

Charter (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Charter (including any certificate of designation relating to any series of preferred stock).

The Proposed Charter contains qualified limitations on the voting power described below under the column titled “U.S. Citizenship Requirements.”

Cumulative Voting
Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation. However, the Current Charter does not authorize cumulative voting.

Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation; however, the Proposed Charter does not authorize cumulative voting.

Number of Directors and Structure of Board
The Current Charter provides that the number of directors of PACI shall be fixed exclusively by resolution of the PACI Board. The Current Charter provides that the PACI Board shall be divided into three classes, as nearly equal in number as possible and that the term of initial Class I directors shall expire at the first annual meeting of stockholders following the effectiveness of the Current Charter, the term of the initial Class II directors shall expire at the second annual meeting of stockholders following the effectiveness of the Current Charter, and the term of the initial Class III directors shall expire at the second annual meeting of stockholders following the effectiveness of the Current Charter. The Current Charter provides that, at each succeeding annual meeting of stockholders, beginning with the first annual meeting of stockholders following the effectiveness of the Current Charter, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

The Proposed Charter provides that the total number of directors shall be fixed from time to time solely by resolution adopted by the Board. The Proposed Charter provides that the Volato Group Board shall be divided into three classes, as nearly equal in number as possible and that the term of initial Class I directors shall expire at the first annual meeting of stockholders following the effectiveness of the Proposed Charter, the term of the initial Class II directors shall expire at the second annual meeting of stockholders following the effectiveness of the Proposed Charter, and the term of the initial Class III directors shall expire at the second annual meeting of stockholders following the effectiveness of the Proposed Charter. The Proposed Charter provides that, at each succeeding annual meeting of stockholders, beginning with the first annual meeting of stockholders following the effectiveness of the Proposed Charter, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

Removal of Directors
The Current Charter provides that, except as otherwise required by law or the Current Charter, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

The Proposed Charter provides that, subject to the special rights of the holders of any series of preferred stock, a director may be removed from the board of directors only for cause and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of Volato Group entitled to vote generally in the election of directors voting together as a single class.

PACI	Volato Group
Vacancies and Newly Created Directorships on the Board
The Current Charter provides that, except as otherwise required by law or the Current Charter (including the special rights of the holders of any series of preferred stock and the rights of the holders of the Class B Common Stock to appoint directors prior to the consummation of a business combination), newly created directorships resulting from an increase in the number of directors and any vacancies on the PACI Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).

The Proposed Charter provides that, subject to the special rights of the holders of any series of preferred stock, any vacancy occurring in the board of directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director.

Amendments to Certificate of Incorporation
The Current Charter provides that PACI reserves the right to amend, alter, change or repeal any provision of the Current Charter (including any preferred stock designation), in the manner now or hereafter prescribed by the Current Charter and the DGCL.

The Current Charter provides that no amendment to article FIFTH of the Current Charter shall be effective prior to the consummation of PACI’s initial Business Combination unless approved by the affirmative vote of the holders of at least 65% of all then-outstanding shares of PACI Common Stock; provided, however, that the provisions of paragraph J of Article FIFTH may only be amended prior to the consummation of PACI’s initial Business Combination by approval of a majority of at least ninety percent (90%) of the shares of all then outstanding Common Stock. The Current Charter also requires a separate vote of the holders of a majority of the outstanding shares of Class B Common Stock for certain amendments that alter or change the rights, powers or preferences of the Class B Common Stock prior to the consummation of PACI’s initial Business Combination.

The Proposed Charter provides that Volato Group reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the Proposed Charter (including any Preferred Stock Designation) in the manner now or hereafter prescribed by the Proposed Charter and the DGCL.

The Proposed Charter provides that, notwithstanding any other provisions of the Proposed Charter or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of Volato Group required by law or by the Proposed Charter or any preferred stock designation, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of Volato Group entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision that is inconsistent with, Article IV, Article V, Article VI, Article VIII, Article IX, Article XI or Article XII of the Proposed Charter (the “Specified Provisions”) unless a lower threshold is permitted under Section 242 of the DGCL to effect a stock split or subdivision of shares or to increase or decrease the number of authorized shares of a class in connection with a stock split or subdivision, in which case such amendment may be adopted pursuant to such lower threshold.

Amendments to Bylaws
The Current Charter provides that the PACI Board shall have the power to adopt, amend, alter or repeal the bylaws. The PACI stockholders also have the power to amend the bylaws.
The Proposed Charter provides that the bylaws may be adopted, amended or repealed by the Volato Group Board. The Proposed Charter provides that the stockholders of Volato Group may also adopt, amend or repeal the bylaws by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of

PACI	Volato Group
the then-outstanding shares of the capital stock of Volato Group entitled to vote generally in the election of directors, voting together as a single class.

Limitation of Liability of Directors and Officers
The Current Charter provides that a director of PACI shall not be personally liable to PACI or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to PACI or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors

The Proposed Charter provides that, to the fullest extent permitted by law, no director or officer of Volato Group will be personally liable to Volato Group or its stockholders for monetary damages for breach of fiduciary duty as a director or officer.

Indemnification of Directors, Officers, Employees and Agents
The Current Charter provides that, to the fullest extent permitted by applicable law, PACI shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of PACI or, while a director or officer of PACI, is or was serving at the request of PACI as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding.

PACI’s Current Charter also provides that PACI shall indemnify and advance expenses to its directors and officers to the fullest extent not prohibited by applicable law (subject to limited exceptions, including that such rights to indemnification and advancement shall not extend to proceedings or parts thereof initiated by an indemnitee without authorization of the PACI board). The Current Charter provides that PACI may maintain directors’ and officers’ liability insurance providing indemnification for PACI’s directors, officers, employees or agents for some liabilities

The Proposed Bylaws provide that Volato Group shall indemnify and hold harmless, to the fullest extent permitted by Delaware law, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or any other type whatsoever, by reason of the fact that he or she is or was a director or an officer of Volato Group or, while a director or officer of Volato Group, is or was serving at the request of Volato Group as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, provided such person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of Volato Group, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The rights to indemnitees to indemnification under the Proposed Bylaws does not, however, generally include proceedings or parts thereto initiated by the indemnitee without authorization from the Volato Group Board.

The Proposed Bylaws provide that, in addition to the right to indemnification above, an indemnitee shall also have the right to be paid the expenses (including attorney’s fees) incurred in appearing at, participating in

PACI	Volato Group

or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses; provided, however, that, if (x) the DGCL requires or (y) in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined after final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to indemnification.

Corporate Opportunity
The Current Charter provides that the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to PACI or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Current Charter and into the future, and PACI renounces any expectancy that any of the directors or officers of PACI will offer any such corporate opportunity of which he or she may become aware to PACI. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of PACI unless such corporate opportunity is expressly offered to such person solely in his or her capacity as a director or officer of PACI and such opportunity is one PACI is legally and contractually permitted to undertake and would otherwise be reasonable for PACI to pursue.

The Proposed Charter provides that to the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to Volato Group or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Proposed Charter or in the future, and Volato Group renounces any expectancy that any of the directors or officers of Volato Group will offer any such corporate opportunity of which he or she may become aware to Volato Group or any interest or expectancy in any such corporate opportunity, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of Volato group with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of Volato Group and (i) such opportunity is one the Volato Group is legally and contractually permitted to undertake and would otherwise be reasonable for Volato Group to pursue and (ii) the director or officer is permitted to refer that opportunity to Volato Group without violating any legal obligation.

Exclusive Forum Selection
The Current Charter requires, unless PACI consents in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on PACI’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or agent to PACI or its stockholders, or any claim for aiding and abetting any such alleged breach, (iii) any action asserting a claim against PACI, its directors, officers or employees arising pursuant to any

The Proposed Charter provides that, unless Volato Group consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for the following types of

PACI	Volato Group
provision of the DGCL or the Current Charter or PACI’s current bylaws, or (iv) any action asserting a claim against PACI, its directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) arising under the federal securities laws, including the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall concurrently be the sole and exclusive forums. The Current Charter further provides that, notwithstanding the foregoing, the provisions of paragraph (A) above will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which federal district courts of the United States of America shall be the sole and exclusive forum. The Current Charter further provides that if an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel.

The Current Charter provides that if any action within the scope of paragraph (A) above is filed in a court other than a court located within Delaware in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within Delaware in connection with any action brought in any such court to enforce paragraph (A) above and (ii) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of Volato Group; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of Volato Group to Volato Group or Volato Group Stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Proposed Charter or the bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware. The Proposed Charter provides that the foregoing provisions shall not apply to any action or proceeding asserting a claim under the Securities Act or the Exchange Act.

The Proposed Charter provides that unless Volato Group consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Liquidation
The Current Charter provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock and certain provisions of the Current Charter, in the event of any voluntary or involuntary liquidation, dissolution or winding up of PACI, after payment or provision for payment of the debts and other liabilities of PACI, the holders of shares of PACI Common Stock shall be entitled to receive all the remaining assets of PACI available for distribution to its stockholders, ratably in proportion to the number of shares of PACI Common Stock held by them.

The Proposed Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of Volato Group, after payment or provision for payment of the debts and other liabilities of Volato Group, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive all the remaining assets of Volato Group available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them.

PACI	Volato Group
Redemption Rights
The Current Charter provides that, until the consummation of PACI’s initial business combination (unless such provision is amended with the approval of holders of 65% of the PACI Common Stock), PACI shall provide all holders of the Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of an initial business combination pursuant to, and subject to certain limitations set forth in, the Current Charter for cash equal to the applicable redemption price per share.
None.

Restrictions on Business Combinations
The Current Charter states that PACI expressly opts out of Section 203 of the DGCL, which would otherwise limit a corporation’s ability to engage in any “business combination” with any “interested stockholder” (as each term is defined in Section 203 of the DGCL). However, the Current Charter restricts PACI’s ability to engage in a business combination with an interested stockholder for a period of three years following the time that a stockholder became an interested stockholder, unless: (a) prior to such time, PACI’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers of PACI and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) at or subsequent to that time, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder. The terms “affiliate,” “associate,” “business combination,” “control” (including the terms “controlling,” “controlling by” and “under common control with”), “interested stockholder,” “owner” (including the terms “own” and “owned”), “person,” “stock,” and “voting stock” have meanings ascribed to them in the Current Charter. The Current Charter provides that PROOF Acquisition Sponsor I, LLC and its affiliated and certain other persons defined as “Exempted Person” by the Current Charter shall not be “interested stockholders.”
The Proposed Charter does not opt out of Section 203 of the DGCL and, therefore, subjects Volato Group to Section 203’s restrictions.

PACI	Volato Group
U.S. Citizenship Requirements
The Current Charter does not include any U.S. citizenship requirements or restrictions applicable to the board, officers, or stockholders of PACI.
The Proposed Charter includes several restrictions and requirements to ensure Volato Group’s compliance with application U.S. aviation laws, including: (a) in no event shall the total number of shares of equity securities held by non-citizens entitled to be more than 24.9% of the aggregate votes of all outstanding equity securities of Volato Group and that if that cap amount is exceeded, then the number of votes such holders shall be entitled to vote shall be reduced pro rata such that the total number of votes of such holders shall, in the aggregate, equal 24.9%; and (b) directors who are U.S. citizens must comprise at least two-thirds of the directors present for purposes of determining quorum and a quorum shall not exist if directors who are not U.S. citizens constitute more than one-third of the directors present and entitled to vote on the particular action. In addition, the Proposed Charter will require that least two-thirds of the directors, board committees, and the officers of Volato Group must be U.S. citizens.

DESCRIPTION OF SECURITIES
In connection with the consummation of the Business Combination, PACI will amend and restate the Current Charter. The following summary of the material terms of PACI’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. You are encouraged to read the Proposed Charter in its entirety, which is attached as Annex B to this proxy statement/prospectus, respectively, along with the applicable provisions of Delaware law, for a complete description of the rights and preferences PACI’s securities following the Business Combination.
Authorized and Outstanding Capital Stock
The Proposed Charter authorizes the issuance of 81,000,000 shares, consisting of 80,000,000 shares of Class A Common Stock, $0.0001 par value per share, and 1,000,000 shares of Preferred Stock, $0.0001 par value per share. As of the record date for the Special Meeting, there were 13,343,098 shares of Common Stock of PACI issued and outstanding, and no shares of preferred stock of PACI issued or outstanding. Upon completion of the Business Combination, all the outstanding shares of Volato Group Common Stock will be validly issued, fully paid and non-assessable.
Common Stock
Voting Power
Except as provided in the Current Charter, holders of Volato Group Common Stock will be entitled to one vote in respect of each share of stock held of record by such holder on all matters to be voted on by stockholders generally. Except as otherwise required by law, holders of Volato Group Common Stock will not be entitled to vote on any amendment to the Proposed Charter (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred of stock Volato Group (the “Volato Group Preferred Stock”) if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote on such amendment pursuant to the Proposed Charter (including any certificate of designation relating to any series of preferred stock). The Proposed Charter contains qualified limitations on the voting power of persons who fail to qualify as a U.S. Citizen. The Proposed Charter provides that in no event shall the total number of shares of equity securities held by non-citizens entitled to be more than 24.9% of the aggregate votes of all outstanding equity securities of Volato Group and that if that cap amount is exceeded, then the number of votes such holders shall be entitled to vote shall be reduced pro rata such that the total number of votes of such holders shall, in the aggregate, equal 24.9%.
Dividends
Subject to applicable law and the rights and preferences, if any, of any holders of any outstanding series of Volato Group Preferred Stock, holders of Volato Group Common Stock will be entitled to receive dividends when, as and if declared by the Volato Group Board, payable either in cash, in property or in shares of capital stock.
Liquidation, Dissolution and Winding Up
Upon Volato Group’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any holders of Volato Group’s Preferred Stock having liquidation preferences, if any, the holders of Volato Group Common Stock will be entitled to receive pro rata Volato Group’s remaining assets available for distribution.
Preemptive or Other Rights
Holders of Volato Group Common Stock will not be entitled to preemptive rights, and Volato Group Common Stock is not subject to conversion, redemption or sinking fund provisions.
Election and Removal of Directors
Directors will be elected by a plurality of the votes cast at each annual meeting of stockholders held for the election of such class of directors. Each director will hold office until the next succeeding annual meeting for the election of the applicable class of directors and until his or her successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Because the Volato Group Board would be classified into three terms, the directors are generally elected to serve three years. The Proposed Charter will not provide for cumulative voting for the election of directors. In compliance with applicable U.S. aviation laws, at least two-thirds of the directors in office at any time must be comprised of individuals who meet the definition of “a citizen of the United States” under applicable law.
Under the Proposed Charter, directors may only be removed for cause and only by the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Preferred Stock
The Proposed Charter provides that shares of Volato Group Preferred Stock may be issued from time to time in one or more series. The Volato Group Board will be authorized to establish the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series, in each case without further vote or action by the stockholders. The Volato Group Board will be able to, without stockholder approval, issue Volato Group Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Volato Group Common Stock and could have anti-takeover effects. The ability of the Volato Group Board to issue Volato Group Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of Volato Group or the removal of existing management.
Warrants
As of the date of this proxy statement/prospectus, there were 29,026,000 warrants to purchase PACI Common Stock outstanding, consisting of 13,800,000 PACI public warrants and 15,226,000 PACI private warrants.
Each PACI public warrant entitles the registered holder to purchase one share of Volato Group Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing after the Company’s completion of an initial business combination. However, no PACI public warrants will be exercisable for cash unless there is an effective and current registration statement covering the shares of Volato Group Common Stock issuable upon exercise of the PACI public warrants and a current prospectus relating to such shares of Volato Group Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Volato Group Common Stock issuable upon exercise of the public warrants is not effective within 120 days from the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise public warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The public warrants will expire five years from the closing of the initial Business Combination at 5:00 p.m., Eastern Time.
Each PACI private warrant is exercisable for one share of Volato Group Common Stock at an exercise price of $11.50 per share, and (ii) such PACI private warrants will be exercisable for cash (even if a registration statement covering the shares of Volato Group Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by the Company, in each case so long as they are still held by the Sponsor or their affiliates.
The Company may call the outstanding public warrants for redemption in whole and not in part, at a price of $0.01 per warrant:
•	at any time while the warrants are exercisable;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder;
if, and only if, the reported last sale price of the shares of PACI Common Stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders; and if, and only if, there is a current registration statement in effect with respect to the shares of Volato Group Common Stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the public warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.
The redemption criteria for the public warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of the Company’s redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.
If the Company calls the public warrants for redemption as described above, it will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the public warrants for that number of shares of Volato Group Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Volato Group Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our Volato Group Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether the Company will exercise its option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of Volato Group Common Stock at the time the warrants are called for redemption, its cash needs at such time and concerns regarding dilutive share issuances.
The public warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and PACI. You should review a copy of the Warrant Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the public warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.
The exercise price and number of shares of Volato Group Common Stock issuable on exercise of the public warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of Volato Group Common Stock or equity-linked securities for capital raising purposes in connection with the closing of PACI’s initial Business Combination at a newly issued price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the Volato Group Board and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any Founder Shares or Volato Group private warrants held by them, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the completion of the initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the newly issued price and the $18.00 per share redemption trigger price described below under will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the newly issued price.
The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Volato Group Common Stock and any voting rights until they exercise their warrants and receive shares of Volato Group Common Stock. After the issuance of shares of Volato Group Common Stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Except as described above, no Volato Group Common Stock will be exercisable for cash, and the Company will not be obligated to issue shares of Volato Group Common Stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of Volato Group Common Stock issuable upon exercise of the warrants is current and the shares of Volato Group Common Stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the Warrant Agreement, the Company has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the shares of Volato Group Common Stock issuable upon exercise of the warrants until the expiration of the warrants. However, the Company cannot assure you that it will be able to do so and, if the Company does not maintain a current prospectus relating to the shares of Volato Group Common Stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants, and the Company will not be required to settle any such warrant exercise. If the prospectus relating to the shares of Volato Group Common Stock issuable upon the exercise of the warrants is not current or if the Volato Group Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the Company will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.
A holder of public warrants may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.99% or 9.99% (or such other amount as a holder may specify) of Volato Group Common Stock outstanding.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Volato Group Common Stock to be issued to the warrant holder.
Contractual Arrangements with respect to the PACI private warrants
So long as the PACI private warrants are still held by the Sponsor or its affiliates, the Company will not redeem such warrants, and the Company will allow the holders to exercise such warrants on a cashless basis (even if a registration statement covering the shares of Volato Group Common Stock issuable upon exercise of such warrants is not effective). However, once any of the PACI private warrants are transferred from the Sponsor or their affiliates, these arrangements will no longer apply. Furthermore, because the PACI private warrants were issued in a private transaction, the holders and their transferees will be allowed to exercise the private warrants for cash even if a registration statement covering the shares of Volato Group Common Stock issuable upon exercise of such warrants is not effective and receive unregistered shares of Volato Group Common Stock.
Listing of Securities
The PACI Common Stock, PACI warrants and PACI Units are currently listed on the NYSE under the symbols “PACI,” “PACI.WS,” and “PACI.U” respectively. PACI intends to apply to list the Volato Group Common Stock on the NYSE under the symbol “SOAR” upon the Closing.
Transfer Agent and Registrar
The transfer agent and registrar for the PACI Common Stock and warrant agent for the PACI warrants is Continental Stock Transfer & Trust Company, and for the Volato Group Common Stock and warrants is expected to be, Continental Stock Transfer & Trust Company.
Anti-Takeover Effects of Provisions of the Proposed Charter and Delaware Law
Certain provisions of the Proposed Charter and laws of the State of Delaware could make it more difficult to acquire Volato Group by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Volato Group to first negotiate with the Volato Group Board. Volato Group believes that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the Volato Group Board to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of Volato Group that a stockholder might consider is in their best interest or in Volato Group’s best interests, including transactions that might result in a premium over the prevailing market price of Volato Group Common Stock.

Authorized but Unissued Shares
The authorized but unissued shares of Volato Group Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Volato Group Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of Volato Group by means of a proxy contest, tender offer, merger or otherwise.
Classified Board; Removal of Directors
The Volato Group Board would be classified into three terms, such that directors would generally be elected to serve three years. In compliance with applicable U.S. aviation laws, at least two-thirds of the directors in office at any time must be comprised of individuals who meet the definition of “a citizen of the United States” under applicable law. Under the Proposed Charter, directors may only be removed for cause and only may by the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
These provisions may make it more difficult for stockholders to change the composition of the Volato Group Board or delay their ability to do so.
Stockholder Action; Special Meetings of Stockholders
The Proposed Charter provides that, subject to the rights of any series of preferred stock, stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling at least two-thirds of Volato Group Common Stock would not be able to amend the bylaws without holding a meeting of stockholders called in accordance with the bylaws. Further, the Proposed Charter provides that only the Chairperson of the Company Board, the chief executive officer of the Company, or the Volato Group Board may call special meetings of stockholders, thus prohibiting a holder of Volato Group Common Stock from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Volato Group to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
The Proposed Bylaws provide that stockholders seeking to bring business before the Company’s annual meeting of stockholders, or to nominate candidates for election as directors at its annual meeting of stockholders, must provide timely notice. To be timely, a stockholder’s notice will need to be delivered to the Secretary of Volato Group at its principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which date of the preceding year’s annual meeting, in the case of the first annual meeting of stockholders following the adoption of the Proposed Bylaws, shall be deemed to be June 1, 2023). In the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (subject to certain exceptions for the first annual meeting following the consummation of the Business Combination), to be timely, a stockholder’s notice must be so delivered no earlier than the close of business on the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of such annual meeting was first made by Volato Group. The Proposed Bylaws will also specify certain requirements as to the form and content of a stockholders’ notice.
Supermajority Requirements for the Amendment of the Proposed Charter
Upon consummation of the Business Combination, the bylaws may be amended or repealed by the Volato Group Board or by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of Volato Group entitled to vote in the election of directors, voting as one class. In addition, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of Volato Group entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of the Proposed Charter, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, actions by written consent, and designation of preferred stock.

Board Vacancies and Newly Created Directorships; Board Size
The Proposed Charter will provide that, subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy or newly created directorship on the Volato Group Board may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director chosen to fill a vacancy or newly created directorship will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. In addition, the number of directors constituting the whole Board is permitted to be set only by a resolution of the Board. These provisions prevent a stockholder from increasing the size of the Volato Group Board and then gaining control of the board by filling the resulting newly created directorships with its own nominees. This makes it more difficult to change the composition of the Volato Group Board, but promotes continuity of management.
Exclusive Forum Selection
The Proposed Charter will require, unless Volato Group consents in writing to the selection of an alternative forum and to the fullest extent permitted by law, that the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of) will be the sole and exclusive forum to bring: (i) any derivative action or proceeding brought on behalf of Volato Group; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of Volato Group or any stockholder to Volato Group or the Volato Group stockholders; (iii) any action or proceeding asserting a claim as such arising out of provision of the DGCL, the Proposed Charter or the Proposed Bylaws (as the same may be amended from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (iv) any action or proceeding asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law. However, such forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act. The Proposed Charter will also provide that, unless Volato Group consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Proposed Charter will provide that the federal district courts of the United States will have exclusive jurisdiction over any action asserting a cause of action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As noted above, the Proposed Charter will provide that the choice of forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act
The Proposed Charter provides that any person or entity purchasing or otherwise acquiring any interest in shares of Volato Group’s capital stock shall be deemed to have notice of and consented to the forum selection provisions in the Proposed Charter.
The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Volato Group or its directors, officers, or other employees, which may discourage such lawsuits against Volato Group and its directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provisions contained in the Proposed Charter to be inapplicable or unenforceable in an action, Volato Group may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, results of operations, and financial condition.
Section 203 of the Delaware General Corporation Law
Volato Group will be, subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner as summarized below or another exception or exemption applies. A “business combination” includes, among other things, certain mergers, asset or stock sales or other transactions together resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or is an affiliate or associate of the corporation and did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of several specific exceptions and exemptions, which include but are not limited to situations where:
•
before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•
at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder; or

•
the business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in Section 203 did not apply because the corporation’s certificate of incorporation opted out of Section 203.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring Volato Group to negotiate in advance with the Volato Group Board because the stockholder approval requirement would be avoided if the Volato Group Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the Volato Group Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Limitation on Liability and Indemnification of Directors and Officers
The Proposed Bylaws provide that Volato Group’s directors and officers will be indemnified and advanced expenses by Volato Group to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended, subject to exceptions, including without limitation that the rights of such persons to indemnification under the Proposed Bylaws does not generally include proceedings or parts thereto initiated by the indemnitee without authorization from the Volato Group Board. In addition, the Proposed Charter provides that Volato Group’s directors and officers will not be personally liable to Volato Group or its stockholders for monetary damages for breaches of their fiduciary duty as directors or officers to the fullest extent permitted by the DGCL (including as the DGCL may potentially be amended in the future to permit further exculpation of directors or officers).
The Proposed Bylaws also permit Volato Group to purchase and maintain insurance on behalf of any officer, director, employee or agent of Volato Group for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.
These provisions may discourage stockholders from bringing a lawsuit against Volato Group directors or officers for breach of their fiduciary duties. These provisions also may have the effect of reducing the likelihood of derivative or other litigation against directors and officers, even though such an action, if successful, might otherwise benefit Volato Group and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Volato Group pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification and advancement provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Volato Group directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

APPRAISAL RIGHTS
Neither our stockholders nor our warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

INDEPENDENT REGISTERED ACCOUNTING FIRM
Representatives of our independent registered public accounting firm, Marcum LLP, will be present at the Special Meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

HOUSEHOLDING INFORMATION
Unless PACI has received contrary instructions, PACI may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of PACI’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below.
Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of PACI’s disclosure documents, the stockholders should follow these instructions:
•
If the shares are registered in the name of the stockholder, the stockholder should contact PACI at its offices at 11911 Freedom Drive, Suite 1080, Reston, VA 20190 or its telephone number at (571) 310-4949 to inform PACI of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR
The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS
The PACI Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law and the bylaws of PACI, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS
For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at the Company’s 2024 annual meeting of stockholders, assuming consummation of the Business Combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Company’s bylaws.
In addition, the Company’s bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to the Company at our offices at 11911 Freedom Drive, Suite 1080, Reston, VA 20190, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (which preceding year’s annual meeting, for purposes of the Company’s 2024 annual meeting, shall be deemed to be June 1, 2023); provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, which we anticipate will be the case for the 2024 annual meeting, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. Nominations and proposals also must satisfy other requirements set forth in the Company’s bylaws. The Chairman of the PACI Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

EXPERTS
The financial statements of PROOF Acquisition Corp I as of December 31, 2022 and 2021, for the year ended December 31, 2022 and the period from March 16, 2021 (inception) through December 31, 2021, appearing in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of PROOF Acquisition Corp I to continue as a going concern as described in Note 1 to the financial statements). Such financial statements are included in reliance upon their reports given on the authority of such firm as experts in accounting and auditing.
The financial statements of Volato as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022 included in this proxy statement/prospectus, have been audited by Rose, Snyder & Jacobs LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Volato, Inc. to continue as a going concern as described in Note 2 to the financial statements). Such financial statements are included in reliance on their reports given on their authority as experts in accounting and auditing.

LEGAL MATTERS
The legality of shares of Volato Group offered by this proxy statement/prospectus will be passed upon by Steptoe & Johnson LLP.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
PACI files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read PACI’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at https://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business combination or the Proposals to be presented at the Special Meeting, you should contact PACI’s proxy solicitation agent at the following address and telephone number:
Alliance Advisors, LLC
200 Broadacres Drive,
Bloomfield, New Jersey 07003
Email: PACI@allianceadvisors.com
Toll-free: (888) 511-2609
If you are a PACI stockholder and would like to request documents, please do so by November 14, 2023, in order to receive them before the Special Meeting. If you request any documents from PACI, PACI will mail them to you by first class mail, or another equally prompt means.
All information contained in this proxy statement/prospectus relating to PACI has been supplied by PACI, and all such information relating to Volato has been supplied by Volato. Information provided by either PACI or Volato does not constitute any representation, estimate or projection of any other party.
PACI has not authorized anyone to give any information or make any representation about the Business Combination, PACI or Volato that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
VOLATO, INC.
PROOF ACQUISITION CORP I
Page
Financial Statements (Unaudited)
Condensed Balance sheets as of June 30, 2023 and December 31, 2022	F-53
Condensed Statements of Operations for the Three and Six Months Ended June 30, 2023 and 2022	F-54
Condensed Statements of Changes in Stockholders’ Equity (Deficit) for the Three and Six Months Ended June, 2023 and 2022	F-55
Condensed Statements of Cash Flows for the Six Months Ended June, 2023 and 2022	F-56
Notes to Condensed Financial Statements	F-57
Financial Statements (Audited)
Report of Independent Registered Public Accounting Firm	F-71
Balance Sheets as of December 31, 2022 and 2021	F-72
Statements of Operations for the year ended December 31, 2022 and the period from March 16, 2021 (Inception) through December 31, 2021	F-73
Statements of Changes in Stockholders’ Deficit for the year ended December 31, 2022 and the period from March 16, 2021 (Inception) through December 31, 2021	F-74
Statements of Cash Flows for the year ended December 31, 2022 and the period from March 16, 2021 (Inception) through December 31, 2021	F-75
Notes to the Financial Statements	F-76

VOLATO, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
	June 30, 2023 (Unaudited)	December 31, 2022 (Audited)
ASSETS
Current assets:
Cash	$5,371,045	$5,776,703
Accounts receivable	1,552,264	1,879,672
Deposits on aircraft	19,183,334	833,334
Prepaid expenses and other current assets	2,239,750	2,210,946
Total current assets	28,346,393	10,700,655

Fixed assets, net	820,793	348,562
Right-of-use asset	1,429,342	1,574,144
Equity-method investment	153,742	1,158,574
Deposits on aircraft	4,500,000	12,000,000
Other deposits	75,018	124,143
Restricted cash	2,115,715	2,101,980
Intangible – Customer list	221,197	251,525
Intangible Part 135 Certificates	1,200,000	1,363,000
Goodwill	634,965	634,965
Total assets	$39,497,165	$30,257,548

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$7,592,786	$2,882,589
Loan from related party	1,000,000	5,150,000
Convertible notes, net	35,509,043	18,844,019
Operating lease liability, current	304,093	283,087
Accrued interest	748,137	780,606
Other loans	23,251	56,980
Customers' deposits	3,226,273	2,163,056
Total current liabilities	48,403,583	30,160,337

Deferred income tax liability	305,000	305,000
Operating lease liability, non-current	1,132,732	1,291,057
Long term notes payable	12,653,603	4,170,006
Total liabilities	62,494,918	35,926,400
COMMITMENTS AND CONTINGENCIES (Note 14)	—	—

Shareholders’ deficit
Preferred Seed Stock, par value $0.001, 3,981,236 shares authorized, 3,981,236 shares issued and outstanding as of June 30, 2023, and December 31, 2022(*)	3,981	3,981
Common Stock, $0.001 par value, 26,249,929 shares authorized, 7,313,371 and 7,120,208 shares issued and outstanding as of June 30, 2023, and December 31, 2022, respectively(*)	7,313	7,120
Additional paid-in capital(*)	5,220,567	5,175,307
Stock subscriptions receivable	(15,000)	(15,000)
Accumulated deficit	(28,214,614)	(10,840,260)
Total shareholders’ deficit	(22,997,753)	(5,668,852)
Total liabilities and shareholders’ deficit	$39,497,165	$30,257,548
(*)
The number of shares has been retroactively restated to reflect the one for 0.434159 reverse stock split, which was effective on July 21, 2023. The number of shares has been retroactively restated to reflect the two for one stock split, which was effective on January 6, 2023

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

VOLATO, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$13,013,866	$18,297,912	$28,679,825	$46,715,270
Cost of revenue	16,847,599	17,481,793	35,294,670	44,371,954
Gross profit (deficit)	(3,833,733)	816,119	(6,614,845)	2,343,316

Operating expenses
Salaries and benefits	3,038,208	1,408,660	5,610,564	2,054,849
Advertising	353,971	76,234	577,334	135,829
Professional fees	371,284	291,967	880,488	507,018
Stock-based compensation	15,260	3,918	23,395	6,642
Depreciation and amortization	57,046	28,056	102,028	91,108
General and administrative	1,608,821	701,042	3,381,322	1,412,378
Loss from operations	(9,278,323)	(1,693,758)	(17,189,976)	(1,864,508)

Other income (expense)
Gain from sale of Part 135 Certificate	—	—	387,000	—
Gain from sale of equity method investment	20,000	—	883,165	—
Gain from deconsolidation of investments	—	60,534	—	580,802
Income (loss) from equity-method investments	(344)	(11,299)	21,982	(34,282)
Other income	127,186	29,648	145,575	29,648
Interest income on restricted cash	7,752	—	13,971	—
Interest expense, net	(735,844)	(136,147)	(1,636,071)	(246,664)
Other income (expense)	(581,250)	(57,264)	(184,378)	329,504

Loss before provision for income taxes	(9,859,573)	(1,751,022)	(17,374,354)	(1,535,004)
Provision for income taxes (benefits)	—	(3,791)	—	(80,000)
Net Loss before non-controlling interest	(9,859,573)	(1,747,231)	(17,374,354)	(1,455,004)
Net Loss attributable to non-controlling interest	—	—	—	(32,600)

Net Loss attributable to Volato Inc.	$(9,859,573)	$(1,747,231)	$(17,374,354)	$(1,422,404)

Basic and Diluted Loss per share(*)	$(1.36)	$(0.25)	$(2.42)	$(0.20)
Weighted average common share outstanding:
Basic and Diluted(*)	7,266,149	7,120,208	7,193,178	7,120,208
(*)
The number of shares and per share amounts have been retroactively restated to reflect the one for 0.434159 reverse stock split, which was effective on July 21, 2023. The number of shares has been retroactively restated to reflect the two for one stock split, which was effective on January 6, 2023

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

VOLATO, INC.
UNAUDITED CONOLIDATED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
For the Three and Six Months Ended June 30, 2023
	Series Seed Convertible Preferred Stock(*)		Common Stock(*)		Additional Paid-in Capital(*)	Subscription Receivable	Retained Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance December 31, 2022	3,981,236	$3,981	7,120,208	$7,120	$5,175,307	$(15,000)	$(10,840,260)	$(5,668,852)
Stock-based compensation	—	—	—	—	8,135	—	—	8,135
Net loss	—	—	—	—	—	—	(7,514,781)	(7,514,781)
Balance March 31, 2023	3,981,236	$3,981	7,120,208	$7,120	$5,183,442	$(15,000)	$(18,355,041)	$(13,175,498)
	Series Seed Convertible Preferred Stock(*)		Common Stock(*)		Additional Paid-in Capital(*)	Subscription Receivable	Retained Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance March 31, 2023	3,981,236	$3,981	7,120,208	$7,120	$5,183,442	$(15,000)	$(18,355,041)	$(13,175,498)
Stock-based compensation	—	—	—	—	15,260	—	—	15,260
Common stock issued from options exercise	—	—	193,163	193	21,865	—	—	22,058
Net loss	—	—	—	—	—	—	(9,859,573)	(9,859,573)
Balance June 30, 2023	3,981,236	$3,981	7,313,371	$7,313	$5,220,567	$(15,000)	$(28,214,614)	$(22,997,753)
(*)
The number of shares has been retroactively restated to reflect the one for 0.434159 reverse stock split, which was effective on July 21, 2023. The number of shares has been retroactively restated to reflect the two for one stock split, which was effective on January 6, 2023

For the Three and Six Months Ended June 30, 2022
	Series Seed Convertible Preferred Stock(*)		Common Stock(*)		Additional Paid-in Capital(*)	Subscription Receivable	Retained Deficit	Non- controlling Interest	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance December 31, 2021	3,981,236	$3,981	7,120,208	$7,120	$5,124,399	$(50,000)	$(1,473,328)	$4,297,767	$7,909,939
Cash collected from subscription receivable	—	—	—	—	—	20,000	—	—	20,000
Stock-based compensation	—	—	—	—	2,724	—	—	—	2,724
Change in ownership interest in former subsidiary	—	—	—	—	33,751	—	—	—	33,751
Deconsolidation of former subsidiaries							—	(4,265,167)	(4,265,167)
Net Income (loss)	—	—	—	—	—	—	324,827	(32,600)	292.227
Balance March 31, 2022	3,981,236	$3,981	7,120,208	$7,120	$5,160,874	$(30,000)	$(1,148,501)	$—	$3,993,474
	Series Seed Convertible Preferred Stock(*)		Common Stock(*)		Additional Paid-in Capital(*)	Subscription Receivable	Retained Deficit	Non- controlling Interest	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance March 31, 2022	3,981,236	$3,981	7,120,208	$7,120	$5,160,874	$(30,000)	$(1,148,501)	$—	$3,993,474
Stock-based compensation	—	—	—	—	3,918	—	—	—	3,918
Net Loss	—	—	—	—	—	—	(1,747,231)	—	(1,747,231)
Balance June 30, 2022	3,981,236	$3,981	7,120,208	$7,120	$5,164,792	$(30,000)	$(2,895,732)	$—	$2,250,161
(*)
The number of shares has been retroactively restated to reflect the one for 0.434159 reverse stock split, which was effective on July 21, 2023. The number of shares has been retroactively restated to reflect the two for one stock split, which was effective on January 6, 2023

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

VOLATO, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
	For the Six Months Ended June 30,
	2023	2022
Operating activities:
Net Loss	$(17,374,354)	$(1,422,404)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization expense	110,083	83,092
Amortization right-of-use asset	144,802
Stock compensation expense	23,395	6,642
Gain from sale of equity-method investments	(883,165)	(580,802)
Gain from sale of Part 135 certificate	(387,000)	—
Deferred income tax benefit	—	(80,000)
Loss (Gain) from equity-method investments	(21,982)	34,282
Amortization of debt discount	92,860	4,514
Changes in assets and liabilities:
Accounts receivable	327,408	(912,699)
Prepaid and other current assets	171,196	(1,453,495)
Other Deposits	49,125	11,332
Account payable and accrued liabilities	4,597,292	1,222,348
Lease liability operating lease	(137,319)
Accrued interest	818,937	242,111
Deposits on aircraft	(1,850,000)	(7,250,000)
Customers’ deposits	1,063,217	6,081,759
Net cash used in operating activities	(13,255,505)	(4,013,320)
Investing activities:
Cash payment for property, plant, and equipment	(551,986)	(175,328)
Payments for purchase of interest in equity-method investment	(2,327,758)	—
Proceeds from sale of interest in equity-method investment	4,235,000	6,575,000
Proceeds from the sale of Part 135 certificate	350,000	—
Payment from acquisition of GCA	—	(1,850,000)
Cash obtained from acquisition of GCA	—	678,963
Net cash provided by investing activities	1,705,256	5,228,635
Financing activities:
Proceeds from lines of credit	1,000,000	4,950,000
Proceeds from exercise of stock options	22,057	—
Proceeds from issuance of convertible notes	10,670,000	3,212,000
Proceeds from other loans	—	87,753
Repayment on loans	(533,731)	—
Collection on subscription receivable	—	20,000
Repayment of line of credit	—	(5,800,000)
Net cash provided by financing activities	11,158,326	2,469,753
Net (decrease) increase in cash	(391,923)	3,685,068
Cash and restricted cash, beginning of year	7,878,683	1,608,184
Cash and restricted cash, end of period	$7,486,760	$5,293,252

Supplemental disclosure of cash flow information:
Cash paid for interest	$689,598	$—
Cash paid for income taxes	$—	$—
Non-Cash Investing and Financing Activities:
Credit facility for the aircraft deposit	$8,750,000	$—
Conversion of line of credit to convertible note with related party	$6,001,407	$—
Original debt discount from notes	$115,645	$—
Payment from acquisition of GCA	$—	$1,850,000
Cash obtained from acquisition of GCA	$—	$678,963
The accompanying notes are an integral part of these audited consolidated condensed financial statements.

VOLATO, INC.
NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
June 30, 2023
NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS
Volato, Inc. (the “Company”, or “Volato”) was originally formed in the State of Georgia under the name of Aerago, Inc. on January 7, 2021 (“inception”). On August 31, 2021, the Company filed an amendment to its Articles of Incorporation to change its name from “Aerago, Inc.” to “Volato, Inc.”. The Company operates an aircraft ownership program, provides ad-hoc charter flights, sells deposit products, and manages aircraft for owners in the private aviation industry. The Volato aircraft ownership program consists of facilitating the formation of limited liability companies owned by third-party members. Subsequently, the Company sells an aircraft to each limited liability company. These companies are referred to as “Plane Co LLC” or “Plane Co”.
The Company launched an aircraft ownership program using HondaJets in 2021 and is expanding its fleet of Honda aircraft. The Company has expanded its base locations and now has six locations, consisting of Atlanta, Baltimore/Washington, Ft. Lauderdale, Houston, San Diego, and St. Augustine as of June 30, 2023. The Company currently operates nationwide and internationally. The Company operates HondaJet aircraft, of which ten (10) are owned by limited liability companies managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer, through an operating agreement. Volato has a minority interest in one of these Plane Cos at June 30, 2023 (3.13%), and retained a de minimis ownership interest in seven (7) others.
The Company believes the HondaJet is one of the most spacious and cost-efficient light jets on the market with ample baggage and interior room, including an enclosed lavatory. The wing mounted engines allow for a tranquil, spacious interior.
The Company is planning to expand its fleet offering as it executed a series of purchase agreements for the acquisition of four (4) Gulfstream G280 (“G280”) aircraft. The G280 aircraft complement the Company’s fast-growing fleet of HondaJet Elite aircraft, which will serve a wider share of the private jet market. The Company is scheduled to take delivery of its first G280 aircraft in early 2024.
Business Acquisition
On March 11, 2022, the Company executed a stock purchase agreement pursuant to which the Company acquired all of the issued and outstanding equity shares of Gulf Coast Aviation, Inc. (“GCA”) for a total cash consideration of $1,850,000.
GCA, through its wholly owned subsidiary GC Aviation, Inc., holds an air carrier operation certificate issued by the Federal Aviation Administration (“FAA”) under 14 C.F.R parts 119 and 135 of the Federal Aviation Regulations (“FAR”). GCA provides ad-hoc charter flights and manages aircraft for owners in the private aviation industry. GCA has been based at Atlantic Aviation Houston Hobby Airport since 2003 and operates FAA air carrier certificate #GZXA746L with worldwide operating authority.
Stock Split
Effective November 15, 2022, the Company approved its second amended and restated articles of incorporation to effect a two-for-one stock split (2:1) of the Company’s issued and outstanding shares of Series Seed preferred stock and common stock.
Reverse stock split
Effective July 21, 2023, the Company approved its third amended and restated articles of incorporation to effect a one-for-0.434159 reverse stock split (0.434159:1) of the Company’s issued and outstanding shares of Series Seed preferred stock and common stock.
All share and per share related numbers in these unaudited consolidated interim financial statements give effect to the stock split, which was effective on January 6, 2023, and the reverse stock split, which was effective on July 21, 2023, before issuance of the unaudited consolidated interim financial statements.
On March 3, 2023, the Company transferred its Fly Dreams LLC operations to GCA and sold all of its membership interest in Fly Dreams LLC, including Fly Dreams FAA part 135 Certificate. The Company now conducts its operations under GCA FAA Part 135 Certificate.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited interim condensed consolidated financial statements have been presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, the financial statements do not include all of the information and notes required by GAAP for complete financial statements. The accompanying consolidated balance sheet as of June 30, 2023, the consolidated statements of operations for the three and six months ended June 30, 2023 and 2022, the consolidated statements of cash flows for the six months ended June 30, 2023 and 2022, and the consolidated statements of shareholders’ (equity) deficit for the three and six months ended June 30, 2023 and 2022 are unaudited; however, in the opinion of management such interim consolidated financial statements reflect all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the results for the periods presented.
Going concern, liquidity, and capital resources
The Company has only recently been formed, has limited operating history, has recorded a net loss of approximately $17.4 million for the six months ended June 30, 2023, has a negative working capital of approximately $20.1 million, and has an accumulated deficit of approximately $28.2 million as of June 30, 2023. Net cash used in operating activities for the six months ended June 30, 2023, was approximately $13.3 million.
These above matters raise substantial doubt about the Company's ability to continue as a going concern. During the next twelve months, the Company intends to fund its operations through the issuance of convertible debts, extend the use of its related party line of credit, sale of aircraft at a premium to cost or a merger with a blank check company.
The Company also has the ability to reduce its cash burn to preserve capital. Accordingly, management believes that its current cash position, along with its anticipated revenue growth and proceeds from future debt and/or equity financings and or combination transaction, when combined with greater fleet utilization and prudent expense management, will allow the Company to continue as a going concern and to fund its operations for at least one year from the date these unaudited financials are available.
There are no assurances, however, that management will be able to raise capital or debt on terms acceptable to the Company. If the Company is unable to obtain sufficient additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition, and operating results. The balance sheets do not include any adjustments that might result from these uncertainties.
Revision of Previously Reported Financial Statements
During the preparation of the restated consolidated financial statements for the three and six months ended June 30, 2023, the Company determined that it had improperly classified the gain from the sale of the remaining 18.75% interest in 239 LLC. This resulted in an understatement of the cost of revenue and an understatement of other income of $443,165. As a result, the gain from the sale of the equity-method investment was reclassified out of cost of revenue and in other income as a gain from the sale of equity-method investment in the revised consolidated statement of operations for the six months ended June 30, 2023. The reclassification had no impact to the Company’s net loss attributable to Volato, Inc. for the three and six months ended June 30, 2023.
Principles of Consolidation
The consolidated financial statements include the Company’s accounts and the accounts of its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.
The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, Gulf Coast Aviation, Inc. (“GCA”), a company incorporated in the State of Texas, and Fly Dreams LLC, until March 3, 2023.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
The Company’s consolidated subsidiaries are as follows:
Name of Consolidated Subsidiary or Entity	State or Other Jurisdiction of Incorporation or Organization	Attributable Interest
Gulf Coast Aviation, Inc. renamed Volato Aircraft Management Service	Texas	100%
Fly Dreams LLC (until March 3, 2023)	Georgia	100%
On March 11, 2022, the Company executed a stock purchase agreement pursuant to which the Company acquired all of the issued and outstanding equity shares of Gulf Coast Aviation, Inc. for a total cash consideration of $1,850,000.
The Company does not hold any controlling interest in any limited liability companies which are referred to as “Plane Co LLC” or “Plane Co” as of June 30, 2023, and December 31, 2022.
Each Plane Co is set up to acquire and own one aircraft pursuant to the HondaJet aircraft purchase agreement executed with Volato, Inc. Each Plane Co is managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer, through an operating agreement.
On August 16, 2021, Fly Dreams LLC was contributed to the Company in exchange for series seed shares of preferred stock. Fly Dreams LLC and Volato, Inc. are considered entities under common control. In accordance with ASC 805-50, the assets and liabilities of Fly Dreams were transferred at their historical cost to the parent, and the consolidated financial statements present the operations of the combined entities, as if the transfer had occurred at the beginning of 2021. Fly Dreams LLC holds the Federal Aviation Agency (“FAA”) certificate and conducts air carrier operations through an aircraft charter Management and Dry Lease Agreement with each of the Plane Co’s.
On March 3, 2023, the Company transferred its Fly Dreams LLC operation to GCA and sold all of its membership interest in Fly Dreams LLC, including Fly Dreams FAA part 135 Certificate. The Company now conducts its operations under GCA FAA Part 135 Certificate. The selling price was $550,000, which resulted in the recognition of $387,000 in gain, which is presented in other income in the unaudited consolidated statement of operation for the six months ended June 30, 2023.
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Such estimates include:
•	Useful lives of property, plant, and equipment.
•	Assumptions used in valuing equity instruments.
•	Deferred income taxes and related valuation allowance.
•	Assessment of long-lived assets impairment.
•	Goodwill impairment.
•	Assumptions used in the determination of the fair value of the net assets acquired from GCA.
Cash equivalents
The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At June 30, 2023 and December 31, 2022, the Company had no cash equivalents besides what was in the cash balance as of this date. The Company has $2,115,715 and $2,101,980 in restricted cash at June 30, 2023 and December 31, 2022, respectively, which serves as collateral for the credit facility with SAC Leasing G280 LLC.
Investment - Equity Method
The Company accounts for its equity method investment at cost, adjusted for the Company’s share of the investee’s earnings or losses, which is reflected in the consolidated statement of operations. The Company periodically reviews

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
the investment for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.
As of June 30, 2023, the only equity-method investment was Volato 158 LLC in which the Company has a 3.13% equity interest. As of December 31, 2022, the only equity-method investments were Volato 239 LLC with a 18.75% equity interest and Volato 158 LLC with a 3.13% equity interest.
As of June 30, 2023, and December 31, 2022, management believes the carrying value of its equity method investments was recoverable in all material respects.
Accounts Receivable
Accounts receivable are presented net of an allowance for doubtful accounts and also not of PlaneCo’s accounts payable. In addition, the Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, current creditworthiness, and current economic trends. Accounts are written off after exhaustive efforts at collection. The Company did recognize $54,906 and $0 of bad debt expense during the six months ended June 30, 2023 and 2022.
Fixed Assets
Fixed assets are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which range from three to seven years:
Classification	Life
Machinery and equipment	3-7 years
Automobiles	5 years
Computer and office equipment	5 years
Website development costs	3 years
Computer Software Development
Software development costs are accounted for in accordance with ASC 350-40, Internal Use Software. Internal software development costs are capitalized from the time the internal use software is considered probable of completion until the software is ready for use. Business analysis, system evaluation and software maintenance costs are expensed as incurred.
The capitalized computer software development costs are reported under the section fixed assets, net in the consolidated balance sheets and are amortized using the straight-line method over the estimated useful life of the software, generally three years from when the asset is placed in service. The Company determined that there were approximately $289,995 and $48,988 of internal software development costs incurred as of June 30, 2023, and December 31, 2022, respectively. The Company also expensed internal costs related to minor upgrades and enhancements, as it is impractical to separate these costs from normal maintenance activities.
Website development cost
The costs incurred for activities during the website application and infrastructure development stage are capitalized in accordance with the guidance on internal-use software in ASC 350-40. The Company capitalized approximately $373,880 and $114,360 of website development costs as of June 30, 2023 and December 31, 2022, respectively. The Company recognized approximately $42,660 and $0 of amortization expense during the six months ended June 30, 2023 and 2022, respectively. The Company recognized approximately $27,170 and $0 of amortization expense during the three months ended June 30, 2023 and 2022, respectively.
Valuation of Long-Lived Assets:
In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 360, property, plant, and equipment, and long-lived assets are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company evaluates at each

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. No impairment was recognized during the three and six months ended June 30, 2023 and 2022.
Fair value of financial instruments
The Company adopted the provisions of FASB Accounting Standards Codification (“ASC”) 820 (the “Fair Value Topic”) which defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements.
The carrying amount of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid and other assets, accounts payable and accrued expenses, deposits on aircraft and other deposits, members’ deposit approximate their fair value because of the short maturity of those instruments. The Company’s line of credit, convertible notes and other promissory notes approximate the fair value of such liabilities based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements and due to the short-term maturity of these instruments at June 30, 2023 and December 31, 2022.
Commitments and contingencies
The Company follows subtopic 450-20 of the FASB ASC to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.
Revenue recognition
Revenues are recognized on a gross basis and presented on the consolidated statements of income net of rebates, discounts, and taxes collected concurrent with revenue-producing activities. The transaction price in the Company’s contracts with its customers is fixed at the time control of goods and services are transferred to the customer. Therefore, the Company does not estimate variable consideration or perform a constraint analysis for our contracts.
The Company determines revenue recognition pursuant to Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, through the following steps:
1.	Identification of the contract, or contracts, with a customer.
2.	Identification of the performance obligation(s) in the contract.
3.	Determination of the transaction price.
4.	Allocation of the transaction price to the performance obligation(s) in the contract.
5.	Recognition of revenue when, or as the Company satisfies a performance obligation.
The Company generates revenue primarily through three sources: (i) the sale of aircraft, (ii) charter flights which include deposit products, retail and wholesale charter flights and owner flights, and (iii) aircraft management services. Revenue is recognized when control of the promised service is transferred to our customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those services. At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies, as a performance obligation, each promise to transfer a good or service to a customer that is distinct. To identify its performance obligations, the Company considers all of the goods and services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices.
For each revenue stream, we evaluate whether our obligation is to provide the good or service itself, as the principal or to arrange for the good or service to be provided by the other party, as the agent, using the control model. For certain services provided to the customer, primarily in our aircraft management services revenue stream, we direct third-party providers to assist in our fulfillment of the performance obligation in contracts with our customers. Any cost reimbursements and third-party costs are recognized in revenue on a gross basis as Volato has pre-negotiated these costs and takes a certain amount of risk that it will not fully recover the costs incurred. In such circumstances, we are primarily responsible for satisfying the overall performance obligation with the customer and are considered the principal in the relationship because we have the ability to direct the third parties to provide services to our customers.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
Aircraft sales only requires the delivery of the aircraft.
Volato also generates revenues from charter flights for owners, deposit products, retail customers and wholesale charter brokers. Deposit products are a complementary set of products available to retail charter customers whereby, the customer makes a deposit in exchange for certain charter product offerings of Volato to be provided in the future. Charter flights are flights offered to retail and non-retail charter customers in exchange for a fee. The contracts generally consist of one performance obligation and revenue is recognized upon transfer of control of our promised services, which generally occurs upon the flight hours being used during the period which the chartered flights were operated. The Company’s contract for charter services outline the transaction price in advance. Non-owner flights typically require payment in advance. Other charter services are due upon completion of the services. The contracts include cancellation penalty charges as a percentage of the original flight based on the time of cancellation and the type of flight. Itinerary changes may result in a price change prior to the occurrence of the flight. If the total flight itinerary cannot be completed due to any reason (other than customer cancellation or no show), the charter customer is responsible for only the portion of the itinerary that can be completed, and any advance payment is refunded.
Volato aircraft management services are a full-service management and charter operator including dry leasing airplanes from owners, placing aircrafts on our FAA Air Carrier Certificate, operating the aircraft for owner flights and chartering the aircraft to customers. Under the aircraft management services revenues stream, aircraft owners pay management fees to Volato plus all operating expenses for the aircraft, maintenance, crew hiring and management, flight operations, dispatch, hangar, fuel, cleaning, insurance, and aircraft charter marketing. Revenues from aircraft management services consists of one performance obligation to provide management airplane management services. Revenue is partially recognized overtime for the administrative portion of the service, and partially recognized at a point in time, generally upon the transfer of control of the promised services included as part of the management services.
The Company’s contracts for managing aircraft provide for fixed monthly management fees and reimbursement of operating expenses at a predetermined margin. Generally, contracts require two months advance deposit of estimated expenses.
In accordance with ASC 606, contract assets are to be recognized when an entity has the right to receive consideration in exchange for goods or services that have been transferred to a customer. Also, in accordance with ASC 606, contract liabilities are to be recognized when an entity is obligated to transfer goods or services for which consideration has already been received. The Company recognizes contract liabilities for any advance payments from customers primarily associated with its deposit products and charter flights as well as aircraft management services revenue streams. Deposits that are provided under the Volato Insider Membership program or the Volato Stretch Card agreements are treated as contract liabilities when the funds are received and are reduced as the flights are utilized. Any deposits that are not utilized over the 24-month term of the agreements, which end upon being forfeited if the agreements are not renewed, would be recognized as revenues at the time they are forfeited. Occasionally, we offer credits to customers of our Volato Insider and Stretch Card agreements in excess of the cash deposit received as an incentive offering. These credits are non-refundable and are recorded as a contract liability until they are either used or expired. The Company does not offer their customer a significant financing component as part of the arrangement because the period between the transfer of service to a customer and when the customer pays for the service is one year or less or the timing and the transfer of the services is at the discretion of the customer.
Contract liabilities consist of customer prepayments and the aircraft deposits referred to above. Total contract liabilities were $3,226,273 and $2,163,056 at June 30, 2023 and December 31, 2022, respectively.
For the three and six months ended June 30, 2023 and 2022, the sources of revenue were as follows:
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue from management of aircraft recognized over time	$1,839,148	$583,704	$2,918,627	$766,647
Revenue from management of aircraft recognized at one point in time	3,064,936	2,916,304	6,054,000	4,017,267

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue from charter flights and owner used recognized over time	8,109,782	3,772,904	13,997,198	5,856,356
Revenue from the sale of aircraft recognized at one point in time:	—	11,025,000	5,710,000	36,075,000
Total sources of revenue	$13,013,866	$18,297,912	$28,679,825	$46,715,270
Income taxes
The Company follows Section 740-10-30 of the FASB ASC, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The Company follows the guidance of 740-10-25 of the FASB ASC (“Section 740-10-25”) with regards to uncertainty in income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its assets and/or liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.
The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction, and state jurisdictions. The Company is subject to U.S. Federal, state, and local income tax examinations by tax authorities. The Company currently is not under examination by any tax authority.
Stock-based compensation
FASB ASC No. 718, Compensation – Stock Compensation (“ASC No. 718”). Companies are required to measure the compensation costs of share-based compensation arrangements based on the grant date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. Equity award forfeitures are recognized at the date of employee termination.
Net loss per share
The Company computes basic and diluted net loss per share amounts pursuant to section 260-10-45 of the FASB ASC. Basic net income (loss) per share is computed by dividing net loss available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted earnings (loss) per share is computed by dividing net loss available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially dilutive debt or equity. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and thus are excluded from the calculation. Securities that are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been antidilutive for the six months ended June 30, 2023 and 2022, include stock options and convertible debt.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
The Company has 2,052,542 outstanding stock options to purchase an equivalent number of common stock at June 30, 2023. The Company also has 3,981,236 shares of seed preferred stock convertible into an equivalent number of shares of common stock as of June 30, 2023 and 2022.
Concentration of Credit Risk
The Company maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.
Intangible Assets
The Company records its intangible assets at cost in accordance with ASC 350, Intangibles - Goodwill and Other. The Company reviews the intangible assets for impairment on an annual basis or if events or changes in circumstances indicate it is more likely than not that they are impaired. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale, or disposition of a significant portion of the business, or other factors. If the review indicates the impairment, an impairment loss would be recorded for the difference of the value recorded and the new value. For the six months ended June 30, 2023 and 2022, there was no impairment loss recognized for the intangible asset.
The intangibles include $1,200,000 for a Part 135 FAA certificate and $300,809 (gross) of customer list resulting from the acquisition of Gulf Coast Aviation, Inc. During the six months ended June 30, 2023, the Company sold its Part 135 FAA Certificate held by Fly Dreams LLC with a carrying value of $163,000 for a total consideration of $550,000, of which $350,000 was funded as of June 30, 2023. The balance of $200,000 is reported under Prepaid and other current assets in the consolidated balance sheet as of June 30, 2023.
Goodwill
Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets acquired in our business combinations. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Events or changes in circumstances that could trigger an impairment review include a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations. The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill.
If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, additional impairment testing is not required. The Company tests for goodwill impairment annually during its fourth quarter on October 1. There was no impairment of goodwill as of June 30, 2023, and December 31, 2022.
Segment Reporting
The Company identifies operating segments as components of Volato, Inc. for which discrete financial information is available and is regularly reviewed by the chief operating decision maker, or decision-making group, in making decisions regarding resource allocation and performance assessment. The chief operating decision maker is the chief executive officer. We determined that Volato, Inc. operates in a single operating and reportable segment, private aviation services, as the chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue and cost of revenue for purposes of making operating decisions, allocating resources, and assessing performance. Substantially all of our long-lived assets are located in the U.S. and revenue from private aviation services is substantially earned from flights throughout the U.S.
Cost of revenue
Cost of revenue includes costs that are directly related to the related revenue streams – charter flights, aircraft management, aircraft sales. Cost of revenue includes expenses incurred to provide flight services and facilitate

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
operations, including aircraft lease costs, fuel, crew travel, maintenance, compensation expenses and related benefits for employees that directly facilitate flight operations including crew and pilots and certain aircraft operating costs such as landing fees and parking. Cost of revenue for the aircraft sales revenue includes cost of the aircraft.
Advertising Costs
Advertising costs are expensed as incurred and included in management and general expenses on the statements of operations. Such advertising amounted to $577,334 and $135,829 for the six months ended June 30, 2023 and 2022, respectively. Such advertising amounted to $353,971 and $76,234 for the three months ended June 30, 2023 and 2022, respectively.
Variable Interest Entity (VIE) Accounting
The Company evaluates its ownership, contractual relationships, and other interests in entities to determine the nature and extent of the interests, whether such interests are variable interests and whether the entities are VIEs in accordance with ASC 810, Consolidations. These evaluations can be complex and involve Management judgment as well as the use of estimates and assumptions based on available historical information, among other factors. Based on these evaluations, if the Company determines that it is the primary beneficiary of a VIE, this VIE entity is consolidated into the consolidated financial statements.
Each Plane Co is managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer, through an operating agreement. The Company does not have the obligation to absorb losses that could be significant to the VIE or the right to receive significant benefits when it holds a minority ownership in each PlaneCo.
Leases
ASC Topic 842, “Leases” (“ASC 842”) requires lessees to recognize most leases on the balance sheet with a corresponding right-to-use asset (“ROU asset”). ROU asset represents the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. The right-of-use asset and lease liability are recognized at the lease commencement date based on the estimated present value of fixed lease payments over the lease term. ROU asset is evaluated for impairment using the long-lived asset impairment guidance. Leases will be classified as financing or operating, which will drive the expense recognition pattern. The Company elects to exclude short-term leases when recording a ROU asset and lease liability if and when the Company has them.
Recent Accounting Pronouncements
In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”). The amendment requires contract assets and contract liabilities acquired in a business combination to be recognized and measured in accordance with ASC 606, Revenue from Contracts with Customers, as if the acquirer had originated the contract. The amendment is intended to improve the accounting for acquired revenue contracts with customers in a business combination, related to the recognition of an acquired contract liability, and to payment terms and their effect on subsequent revenue recognized by the acquirer. The amendment also provides certain practical expedients when applying the guidance. ASU 2021-08 is effective for interim and annual periods beginning after December 15, 2022, on a prospective basis, with early adoption permitted. The Company expects to adopt ASU 2021-08 effective January 1, 2023. The Company is currently evaluating the potential impact of ASU 2021-08 to its consolidated financial statements.
In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832), which requires business entities to disclose information about transactions with a government that are accounted for by applying a grant or contribution model by analogy (for example, IFRS guidance in IAS 20 or guidance on contributions for not-for-profit entities in ASC 958-605). For transactions within scope, the new standard requires the disclosure of information about the nature of the transaction, including significant terms and conditions, as well as the amounts and specific financial statement line items affected by the transaction. The new guidance is effective for annual reporting periods beginning after December 15, 2021. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
The Company has evaluated all the recent accounting pronouncements and determined that there are no accounting pronouncements that will have a material effect on the Company’s financial statements.
NOTE 3 – INTANGIBLES
Finite-Lived Intangible Assets
The following is a summary of finite-lived intangible assets as of June 30, 2023, and December 31, 2022:
	June 30, 2023
	Cost	Accumulated Amortization	Net
Customer relationships	$300,809	$(79,612)	$221,197
	December 31, 2022
	Cost	Accumulated Amortization	Net
Customer relationships	$300,809	$(49,284)	$251,525
Intangible asset amortization expense was approximately $30,000 and $18,000 for the six months ended June 30, 2023 and 2022, respectively. Intangible asset amortization expense was approximately $15,000 for the three months ended June 30, 2023 and 2022.
As of June 30, 2023, future amortization expense is expected to be as follows:
Twelve Months ending June 30,	Amount
2024	$60,162
2025	60,162
2026	60,162
2027	40,711
$221,197
Indefinite-Lived Intangible Assets
The following table summarizes the balance as of June 30, 2023, and December 31, 2022, of the Company’s indefinite-lived intangible assets:
	June 30, 2023	Remaining Estimated Useful Life (Years)
Intangible asset – Part 135 certificate	$1,200,000	Indefinite
	December 31, 2022	Remaining Estimated Useful Life (Years)
Intangible assets – Part 135 certificates	$1,363,000	Indefinite
The FAA Part 135 certificate for a total amount of $1,200,000 relates to the certificate acquired from the GCA acquisition. During the Company’s first fiscal quarter, the Company transferred its Fly Dreams LLC operations to GCA and sold its membership interest in Fly Dreams LLC, including Fly Dreams FAA Part 135 Certificate, with a carrying balance of $163,000, for a selling price of $550,000, which resulted in a gain in the amount of $387,000, which was reported in other income in the consolidated statement of operations for the six months ended June 30, 2023.
Balance of intangible Part 135 certificates was $1,200,000 and $1,363,000 as of June 30, 2023, and December 31, 2022, respectively.
The Company did not recognize any impairment of the Part 135 certificates as of June 30, 2023, and December 31, 2022.

NOTE 4 – FIXED ASSETS
Fixed assets consist of the following at June 30, 2023 and December 31, 2022:
	June 30, 2023	December 31, 2022
Machine and equipment	$185,915	$173,035
Automobiles	101,787	63,207
Website development costs	373,880	114,361
Computer and office equipment	8,104	8,104
Software development costs	289,995	48,988
	959,681	407,695
Less accumulated depreciation	(138,888)	(59,133)
	$820,793	$348,562
During the six months ended June 30, 2023 and 2022, the Company recognized $79,755 and $91,108 of depreciation, respectively. During the three months ended June 30, 2023 and 2022, the Company recognized $49,955 and $28,058 of depreciation, respectively.
NOTE 5 – DEPOSITS ON AIRCRAFT
Deposits on aircraft consist of the following at June 30, 2023 and December 31, 2022:
	June 30, 2023	December 31, 2022
Gulfstream aircraft deposits	$22,500,000	$12,000,000
Honda aircraft deposits	1,183,333	833,333
Total deposits on aircraft	$23,683,333	$12,833,333
Less current portion	(19,183,333)	(833,333)
Total deposits on aircraft non-current	$4,500,000	$12,000,000
Gulfstream Aerospace, LP
During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G 280 aircraft for total consideration of $79,000,000 with expected delivery throughout fiscal year 2024.
During the six months ended June 30, 2023, the Company funded an additional amount of $10,500,000, of which $9,000,000 was funded through the SAC Leasing G 280 line of credit (See note 9).
The Company funded an aggregate amount of $22,500,000 and $12,000,000 towards the acquisition price of the four Gulfstream G 280 aircraft in accordance with the scheduled payment terms of the agreements as of June 30, 2023, and December 31, 2022, respectively.
HondaJet
During the year ended December 31, 2022, the Company entered into aircraft purchase agreements with Honda Aircraft Company LLC, under which it paid $1,183,333 and $833,333 of deposits for aircraft not yet delivered at June 30, 2023 and December 31, 2022, respectively. The delivery of the HondaJet aircraft is expected in 2023.
During the six months ended June 30, 2023, the Company took delivery of one aircraft for a purchase price of $5,500,000, of which $250,000 was previously paid and recorded as deposits on aircraft.
NOTE 6 – EQUITY-METHOD INVESTMENT
The Company has the following equity method investments at June 30, 2023 and December 31, 2022:
	June 30, 2023	December 31, 2022
Investment in Volato 158 LLC	$153,742	$151,874
Investment in Volato 239 LLC	—	1,006,700
	$153,742	$1,158,574

NOTE 6 – EQUITY-METHOD INVESTMENT(CONTINUED)
The Company has one equity-method investment as of June 30, 2023: Volato 158 LLC, with a membership interest of 3.125%.
The Company had the following two equity-method investments as of December 31, 2022: Volato 158 LLC, Volato 239 LLC, with a membership interest of 3.125% and 18.75%, respectively.
During the six months ended June 30, 2023, the Company recorded an income from its equity method investment of $21,982, which is presented in other income in the consolidated statement of operations.
Volato 158 LLC
In August 2021, the Company executed an aircraft purchase agreement with Volato 158 LLC (“158 LLC”) and contributed an aircraft with a carrying amount of $4,167,500 to 158 LLC for a 100% membership interest in 158 LLC. The investment in 158 LLC was initially consolidated as the Company had a controlling financial interest in 158 LLC.
As of December 31, 2022, the Company had a remaining 3.125% interest in 158 LLC. Based on its equity investment, the Company recorded a loss from its equity-method investment of $11,125 for the year ended December 31, 2022, which decreased the carrying value of its equity-method investment as of December 31, 2022, to $151,874.
As of June 30, 2023, the Company has a remaining 3.125% interest in 158 LLC. Based on its equity investment, the Company recorded a gain from its equity-method investment of $1,868 for the six months ended June 30, 2023, which increased the carrying value of its equity-method investment as of June 30, 2023, to $153,742.
Volato 239 LLC
During the year ended December 31, 2022, the Company formed Volato 239 LLC (“239 LLC”) in which third-party investors invested an aggregate amount of $6,370,000 for 81.25% interest in 239 LLC.
The Company retained 0.01% and 18.75% interest in 239 LLC as of June 30, 2023 and December 31, 2022, respectively. The Company elected to account for its investment under the equity method as the Company exercised significant influence through a management agreement with an affiliate of the Company.
Based on its equity investment, the Company has recorded a loss from its equity-method investment of $5,800 for the year ended December 31, 2022, which decreased the carrying value of the investment as of December 31, 2022, to $1,006,700.
Based on its equity investment, the Company recorded a gain from its equity-method investment of $20,115 for the six months ended June 30, 2023, which is reported as income from equity method investments in the Company’s consolidated statement of operations for the six months ended June 30, 2023.
During the six months ended June 30, 2023, the Company sold to third-party investors an aggregate amount of $1,470,000 for the remaining 18.75% interest in 239 LLC, resulting in the recognition of a profit of $443,185, which had been deferred at December 31, 2022. This profit is presented in other income as a gain from the sale of equity-method investments in the unaudited consolidated condensed statement of operation for the six months ended June 30, 2023.
NOTE 7 – REVOLVING LOAN AND PROMISSORY NOTE- RELATED PARTY
Revolving loan and promissory note with a related party consisted of the following at June 30, 2023 and December 31, 2022:
	June 30, 2023	December 31, 2022
Dennis Liotta, December 2021 – 4% interest – secured revolving loan, due January 2023	$—	$5,150,000
Dennis Liotta, March 2023 – 10% interest – promissory note due March 2024	1,000,000	—
Total notes from related party – current	$1,000,000	$5,150,000

NOTE 7 – REVOLVING LOAN AND PROMISSORY NOTE- RELATED PARTY(CONTINUED)
Dennis Liotta (father of the Company’s Chief Executive Officer) – December 2021 Secured revolving note
On December 9, 2021, the Company entered into a revolving loan agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $8,000,000 which matures on January 1, 2023 (“December 2021 note”). The Company is required to make monthly payments of interest at a fixed rate of 4.0% per annum. The Company is required to make principal repayments at fixed scheduled dates. In the event of default, the entire unpaid principal balance together with all accrued but unpaid interest shall be due and payable regardless of the maturity date. If the default occurs and remains uncured beyond the applicable grace period, then the entire unpaid principal balance shall bear interest at a default interest of 500 basis points (5%) over the regular interest or nine percent (9%). Events of default include the failure to make principal or interest payments when due, any judgement in excess of $500,000, indebtedness cross default, or bankruptcy proceedings.
In conjunction with the execution of the revolving note, both parties executed a security agreement, under which the Company granted a continuing security interest in all of the assets of the Company. The Company did not make its interest payments, thus triggering a default and increasing the interest rate to 9% plus an additional 5% on the missed payments.
The Company incurred approximately $370,000 and $110,000 of interest and penalties during the six months ended June 30, 2023 and 2022, respectively.
During the six months ended June 30, 2023, the Company converted the unpaid principal balance of this revolving note and accrued interest into a convertible note for total principal balance of $6,001,407 (see note 8).
The balance of the December 2021 note was $0 and $5,150,000 as of June 30, 2023, and December 31, 2022.
Accrued interest, relating to this line of credit, was approximately $0 and $495,000 as of June 30, 2023, and December 31, 2022, respectively, which are presented in accrued interest in the consolidated balance sheets.
Dennis Liotta (father of the Company’s Chief Executive Officer) – February 2023 promissory note
On March 15, 2023, the Company entered into a promissory note agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $1,000,000, with an effective date of February 27, 2023, which matures on March 31, 2024 (“March 2023 note”). The entire outstanding principal balance together with accrued but unpaid interest are due at the maturity date. The March 2023 note includes a ten percent (10%) interest rate per annum, which will be increased to twenty percent (20%) upon an event of default. Events of default include the failure to make any principal and accrued interest when due, any legal proceedings against the Company or a voluntary federal bankruptcy. The March 2023 note may be prepaid at any time without penalties.
The Company incurred approximately $34,444 of interest during the six months ended June 30, 2023. Accrued interest was $34,444 as of June 30, 2023.
NOTE 8 – UNSECURED CONVERTIBLE NOTES
Unsecured convertible notes consisted of the following at June 30, 2023 and December 31, 2022:
	June 30, 2023	December 31, 2022
Various investors, 5% coupon, due December 2023	$19,129,000	$18,879,000
Various investors, 4% coupon, due March 2024	16,421,406	—
Total unsecured convertible notes	35,550,406	18,879,000
Less unamortized debt discounts	(41,363)	(34,981)
Total unsecured convertible notes, net of discount	$35,509,043	$18,844,019
Less current portion	(35,509,043)	18,844,019
Total unsecured convertible notes, net of discount non-current	$—	$—
2022 unsecured convertible notes
During the year ended December 31, 2022, the Company entered into a series of convertible notes with various investors in a series of multiple closings (the “2022 convertible notes”) for an aggregate principal not to exceed

NOTE 8 – UNSECURED CONVERTIBLE NOTES(CONTINUED)
$20,000,000. During the year ended December 31, 2022, the Company issued a series of notes in an aggregate principal amount of $18,879,000, of which $18,879,000 was funded as of December 31, 2022.
During the six months ended June 30, 2023, the Company secured one additional convertible note for principal amount of $250,000, of which $250,000 was funded. The balance of the 2022 notes was $19,129,000 and $18,879,000 as of June 30, 2023, and December 31, 2022, respectively.
The notes are due and payable at any time on or after December 31, 2023 (“maturity date”), upon the written demand of the majority holders, which can be extended at the sole election of the Company to June 30, 2024, should the Company submit or file a prospectus, proxy statement or registration statement with the Securities and Exchange Commission (“SEC”). The convertibles notes carry a five percent (5%) interest per annum. The Company may not prepay the convertible notes prior to maturity without the written consent of a majority of the holders.
Conversion feature
The notes include automatic contingent conversion features. On or before the maturity date, should the Company become a reporting issuer and the common stock become listed on a national exchange or the Company consummate an underwritten public offering with gross proceeds of at least $35 million (“automatic conversion event”), the notes will be automatically converted into the Company’s common stock at a conversion price calculated as the lesser of a set discount to the initial public offering (“IPO”) price or a set formula calculated as the ratio of $80 million by the number of shares of common stock immediately preceding the above contingent event.
The convertible notes also contain an automatic conversion feature upon the securement of qualified financing, which is defined as the sale of equity securities on or before the maturity date for total proceeds of no less than $10 million. The conversion price will be the lesser of (i) a set discount to the cash price per share for equity securities or (ii) the quotient of $80 million divided by the number of outstanding shares of common stock prior to the qualified financing.
The convertible notes also have an optional conversion feature upon a transaction that does not qualify as a qualified financing or an automatic conversion event (as defined above) at the majority vote of the holders at the same conversion price as the conversion price upon a qualified financing.
In the event the convertible notes are still outstanding at the maturity date, the principal and accrued interest shall automatically convert into a newly created series of preferred stock at a conversion price equal to the quotient of $64 million by the number of shares of common stock issued and outstanding at maturity date.
The notes also include a change of control feature, that allows the holders to receive an amount in cash equal to the principal and accrued but unpaid interest plus a repayment premium set at 25% of the outstanding principal of the notes. The Company determined that this put feature was not probable and was not accounted for as of June 30, 2023 and December 31, 2022.
During the six months ended June 30, 2023 and 2022, the Company recognized approximately $464,880 and $25,620 of interest expense, respectively. During the three months ended June 30, 2023 and 2022, the Company recognized $229,218 and $25,620 of interest expense, respectively.
Accrued interest was $713,693 and $248,810 as of June 30, 2023, and December 31, 2022, respectively, which is presented as accrued interest in the consolidated balance sheets.
In conjunction with the issuance of the notes, the Company incurred $87,159 of closing financing costs to this date, which are presented as an offset to the convertible notes in the consolidated balance sheets as of June 30, 2023 and December 31, 2022.
During the six months ended June 30, 2023, the Company amortized $29,162 of closing financing costs through interest expense, bringing the unamortized financing costs balance at $41,363 as of June 30, 2023.
2023 unsecured convertible notes
The Company entered into a series of convertible notes (the “2023 convertible notes”) issued in a series of multiple closings for an aggregate principal not to exceed $25,000,000. During the six months ended June 30, 2023, the Company issued a series of notes in an aggregate principal amount of $16,421,406, of which $10,420,000 was funded and $6,001,407 was issued pursuant to the conversion of the line of credit with a related party (see note 7). The balance of the 2023 convertible notes was $16,421,406 as of June 30, 2023.

NOTE 8 – UNSECURED CONVERTIBLE NOTES(CONTINUED)
The notes (principal and interest) are due and payable at any time on or after March 31, 2024 (“maturity date”), upon the written demand of the majority holders, which can be extended at the sole election of the Company to September 30, 2024, should the Company submit or file a prospectus, proxy statement or registration statement with the Securities and Exchange Commission (“SEC”). The convertibles notes carry a four percent (4%) coupon per annum effective July 1, 2023, as such the Company has not yet incurred any interest during the six months ended June 30, 2023. The Company may not prepay the convertible notes prior to maturity without the written consent of a majority of the holders.
Conversion feature
The notes include automatic contingent conversion features. On or before the maturity date, should (a) the Company become a reporting issuer and ITS common stock become listed on a national exchange or (b) the Company consummates a listing of its common stock through acquisition or by merger with a special purpose acquisition company (“SPAC”) in which the resulting parent company in such transaction realizes total proceeds from such business combination, including the SPAC cash in trust and any private placement effected concurrently with such business combination of at least $35,000,000 (“SPAC combination”) or (c) an underwritten public offering with gross proceeds of at least $35 million (“automatic conversion event”), the notes will be automatically converted into the Company’s common stock at a conversion price calculated at 0.90 of the price per share paid by a qualified SPAC combination or of the price per share paid by the purchasers of common stock from the underwriters in an IPO.
The convertible notes also contain an automatic conversion feature upon the securement of a Qualified Financing, which is defined as the sale of equity securities on or before the maturity date for total proceeds of no less than $10 million. The conversion price per share will be equal to the cash price paid per share for equity securities by the investors in Qualified Financing multiplied by 0.90.
The convertible notes also have an optional conversion feature upon a transaction that does not qualify as a qualified financing or an automatic conversion event (as defined above) at the majority vote of the holders at the same conversion price as the conversion price upon a qualified financing.
The 2023 notes also include a change of control feature, that automatically convert the principal and accrued interest, in whole, into the number of shares of common stock of the Company at a conversion price per share equal to the cash price paid per share by the acquiror pursuant to such change of control multiplied by 0.90.
NOTE 9 – LONG TERM NOTE PAYABLE AND CREDIT FACILITY
Long term notes payable and credit facility consisted of the following at June 30, 2023 and December 31, 2022:
	June 30, 2023	December 31, 2022
SAC Leasing G280 LLC credit facility, 12.5 % interest	$13,000,000	4,500,000
Less discounts	(346,397)	(329,994)
Total notes payable, net of discount	$12,653,603	4,170,006
SAC Leasing G280 LLC Line of credit
During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79,000,000 with expected deliveries in 2024, of which an aggregate amount of $22,500,000 was funded and paid as of June 30, 2023 partially through a credit facility from SAC leasing G 280 (note 5).
During the six months ended June 30, 2023, the Company paid an additional $1,500,000 towards the purchase agreements and funded an additional $9,000,000 through the SAC Leasing G280 credit facility.
During the six months ended June 30, 2023, the Company increased its SAC leasing G280 line of credit by $9,000,000 and repaid $500,000, which brings the carrying balance at $13,000,000 as of June 30, 2023.
The Company incurred $435,500 and $356,750 of incremental closing costs, which are reported as debt discount against the liability in the consolidated balance sheets as of June 30, 2023, and December 31, 2022, respectively.

NOTE 9 – LONG TERM NOTE PAYABLE AND CREDIT FACILITY(CONTINUED)
During the six months ended June 30, 2023 and 2022, the Company amortized to interest expense $62,346 and $0 of debt discount. During the three months ended June 30, 2023 and 2022, the Company amortized to interest expense $33,715 and $0 of debt discount
The maturity date is the earlier of the delivery date of the aircraft or September 14, 2025, which is thirty-five (35) months from the date of funding. The purchase agreement contracts were assigned to SAC G280 LLC as collateral on this credit facility.
During the six months ended June 30, 2023 and 2022, the Company incurred approximately $649,000 and $0 of interest under this facility. During the three months ended June 30, 2023 and 2022, the Company incurred approximately $429,000 and $0 of interest under this facility
NOTE 10 – RELATED PARTIES
PDK Capital LLC (owned by the Chief Executive Officer)
On August 16, 2021, the Company and PDK Capital, LLC (“PDK”), executed an agreement, under which PDK contributed to the Company all of the issued and outstanding ownership interest in Fly Dreams LLC, for 150,219 shares of Series Seed preferred stock. Fly Dreams LLC owns a FAA Certificate and is in the business of operating a part-135 aircraft charter business. The purchase price was applied against the acquisition of 651,239 shares of series seed preferred stock by PDK, representing approximately 33% of the issued and outstanding preferred shares.
During the six months ended June 30, 2023, the Company transferred its Fly Dreams LLC operations to GCA. The Company sold all of its membership interest in Fly Dreams LLC, including Fly Dreams FAA part 135 Certificate. The Company now conducts its operations under GCA FAA Part 135 Certificate. The selling price was $550,000, which resulted in the recognition of $387,000 in gain, which is presented in other income in the unaudited consolidated statement of operations for the six months ended June 30, 2023.
Argand Group LLC (jointly owned by the Chief Executive Officer and his wife as Vice President of Legal)
As of December 31, 2022, Argand Group LLC owns an aggregate of 3,414,661 shares of Common stock, representing approximately 48% of the issued and outstanding shares of common stock. The Company leases two (2) aircraft from Argand. The total lease expense incurred by the Company was $0 and $36,420 during the six months ended June 30, 2023 and 2022, respectively. The total lease expense incurred by the Company was $0 and $11,420 during the three months ended June 30, 2023 and 2022, respectively. There is no balance owed to Argand Group LLC as of June 30, 2023.
PDK Management LLC (Chief Executive Officer is the sole member)
The Company facilitates the formation of limited liability plane companies (“Plane Co LLC”), which are then funded by third party members prior to the sale and delivery of an aircraft purchased from Honda Aircraft Company that will enter into the Company’s aircraft ownership program. Each Plane Co LLC is governed by an operating agreement and managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer.
The aggregate amount of revenue generated from Plane Cos totaled $2,235,848 and $814,773 for the six months ended June 30, 2023 and 2022, respectively. The aggregate amount of revenue generated from Plane Cos totaled $1,124,335 and $570,767 for the three months ended June 30, 2023 and 2022, respectively.
Expenses charged to the Company by Plane Cos totaled $2,021,380 and $791,055 for the six months ended June 30, 2023 and 2022, respectively. Expenses charged to the Company by Plane Cos totaled $1,156,157 and $454,425 for the three months ended June 30, 2023 and 2022, respectively.
Balance due to Plane Cos amounted to $307,664 and $217,408 at June 30, 2023 and December 31, 2022, respectively.
Liotta Family Office, LLC (father of the Company’s Chief Executive Officer)
During the six months ended June 30, 2023, Liotta Family Office entered into an unsecured promissory note for a total amount of $1,000,000 (note 7). The Company incurred approximately $34,000 of interest during the six months ended June 30, 2023. Accrued interest was approximately $34,000 as of June 30, 2023.

NOTE 10 – RELATED PARTIES(CONTINUED)
During the six months ended June 30, 2023, the Company converted the remaining principal, accrued interest and penalties of its line of credit into a convertible note for a total principal of $6,001,407.
Liotta Family Office, LLC currently owns 1,302,477 Series Seeds preferred shares, which represents approximately 32.7% of the issued and outstanding Series Seeds preferred shares as of June 30, 2023.
NOTE 11 – SHAREHOLDERS’ DEFICIT
The Company has authorized stock which have been designated as follows:
	Number of Shares Authorized(*)	Number of Shares Outstanding at June 30, 2023	Par Value
Preferred Series Seed	3,981,236	3,981,236	$0.001
Common Stock	26,249,929	7,313,371	$0.001
(*)	Stock Split and Reverse Stock Split
The shareholders of the Company approved a two-for-one stock split on November 15, 2022, which was effective on January 6, 2023, and a one-for-0.434159 reverse stock split, approved and effective on July 21, 2023. All share amounts have been retroactively adjusted to reflect the above stock split and reverse stock split.
Series Seed Preferred Shares
On August 25, 2021, the Company filed an amended and restated articles of incorporation with the Secretary of State of Georgia. The holders of shares of preferred stock have a preference in payment, upon dissolution, liquidation, winding up of the Company or deemed liquidation event, out of the funds and assets available for distribution to its shareholders in an amount equal to the greater of (i) the original issue price of $1.15 (following a two-for-one stock split and one-for-0.434159 reverse stock split) plus any dividends declared but unpaid or (ii) the amount per share as would have been payable had all shares of preferred stock been converted into common stock.
The Series Seed preferred shares have voting rights, on any matter presented to the shareholders, equal to the number of shares of common stock into which such respective shares of preferred are convertible. Each share of Series Seed preferred is convertible into shares of common stock, at any time and at the option of the holder, determined by dividing the original issue price of $1.15 (following a two-for-one stock split and one-for-0.434159 reverse stock split) by the conversion price in effect. Such conversion price is initially set as $1.15 (following a two-for-one stock split and one-for-0.434159 reverse stock split) and subject to standard anti-dilution provisions. Such conversion feature terminates upon a liquidation, winding up, dissolution or a deemed liquidation event. Each share of preferred stock shall be automatically converted into shares of common stock at any time upon the occurrence of an event specified by vote or written consent of the requisite holders at the time of such vote or immediately upon the closing of a qualified financing.
The Company issued an aggregate of 3,981,236 series seed shares of preferred stock for total purchase price of $4,585,000, of which $4,585,000 has been funded as of June 30, 2023, and December 31, 2022.
There was no activity during the three and six months ended June 30, 2023 and 2022.
Common Stock
During the three and six months ended June 30, 2023, the Company issued 193,163 shares of common stock for cash receipt of $22,058 following the exercise of stock options.
As of June 30, 2023, the Company has a total of 7,313,371 shares of common stock for total purchase price of $75,558, of which $15,000 remained unpaid and are reported as stock subscription receivable in the shareholders’ deficit as of June 30, 2023, and December 31, 2022.

NOTE 11 – SHAREHOLDERS’ DEFICIT(CONTINUED)
Equity Incentive Plan
In 2021, the shareholders of the Company approved the 2021 Equity Incentive Stock Plan (the “2021 Plan”), which provides for the grant of incentive stock options, non-statutory stock options to employees, and consultants. The aggregate number of shares of Common Stock that may be issued pursuant to the 2021 Plan is limited to 2,000,000 (pre stock split and reverse stock split).
Effective November 15, 2022, the board of directors and shareholders approve the increase of the aggregate number of shares of common stock that may be issued pursuant to the 2021 Plan to 6,275,000 (post stock split and pre reverse stock split) following the approval of a two-for-one stock split. Effective July 21, 2023, the board of directors and shareholders approve the decrease of the aggregate number of shares of common stock that may be issued pursuant to the 2021 Plan to 2,724,347 (post stock split and reverse stock split) following the approval of a one-for-0.434159 reverse stock split.
Stock Options
The balance and activity of all stock options outstanding as of June 30, 2023, following the Company’ stock split (effective January 6, 2023) and reverse stock split (effective July 21, 2023), is as follows:
	Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)
Outstanding at December 31, 2022	2,470,365	$0.14	9.4
Granted	79,668	$7.21	—
Cancelled	(301,017)	$0.12	—
Exercised	(196,474)	$0.12	—
Outstanding at June 30, 2023	2,052,542	$0.41	8.7
Exercisable at June 30, 2023	614,102	$0.16
The following table summarizes the range of exercise price, weighted average remaining contractual life (“Life”) and weighted average exercise price (“Price”) for all stock options outstanding as of June 30, 2023:
	Options Outstanding		Options Exercisable
Exercise Price	Shares	Life (in years)	Shares
$ 0.12	163,895	8.1	106,004
$ 0.14	1,577,426	9.2	413,430
$ 0.16	231,552	4.0	92,860
$ 7.21	79,669	9.9	1,808
	2,052,542	8.7	614,102
The Black-Scholes option pricing model is used by the Company to determine the weighted-average fair value of share-based payments. The weighted average grant date fair value of stock options issued during the six months ended June 30, 2023, was $1.17 per share. The Company’s recognizes forfeitures as they occur. The fair value of stock options on the grant date was determined using the following weighted-average assumptions during the six months ended June 30, 2023 and 2022:
	For The Six Months Ending June 30,
	2023	2022
Expected term	4	4
Expected volatility	30%	30%
Expected dividends	None	None
Risk-free interest rate	3.60%	1.92%
Forfeitures	None	None
As of June 30, 2023, the unrecognized compensation cost related to non-vested awards was approximately $282,000.

NOTE 14 – COMMITMENT AND CONTINGENCIES
Commitments
During the year ended December 31, 2022, the Company entered into purchase agreements with HondaJet for the acquisition of aircraft that have not yet been delivered at June 30, 2023. The delivery of the remaining one (1) aircraft scheduled for 2023 will require payments totaling approximately $6,200,000.
Gulfstream Aerospace, LP
During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79,000,000 with expected deliveries in 2024, for which the Company made prepayments totaling $22,500,000 and $12,000,000 as of June 30, 2023 and December 31, 2022, respectively. The $22,500,000 is non-refundable, except in some specific circumstances, and would serve as consideration for liquidated damages of $3,000,000 per aircraft should the purchase agreement be terminated by the Company.
During the six months ended June 30, 2023, the Company made additional payments of $10,500,000 towards these agreements, of which $9,000,000 was funded through the SAC Leasing G280 LLC credit facility (note 9).
Future minimum payments under the purchase agreements with Gulfstream Aerospace, LP at June 30, 2023, are as follows:
For the twelve months ended June 30,	Gulfstream G280 Fleet
2024	$41,000,000
2025	15,500,000
Total expected contractual payments	$56,500,000
The Company has a credit facility in place with SAC Leasing G280 LLC to fund $40,500,000 of the original $79,000,000 due under these purchase agreements with Gulfstream Aerospace LP. The remaining balance to be funded by SAC Leasing G280 LLC is $27,500,000.
Legal Contingencies
The Company is currently not involved with or know of any pending or threatening litigation against the Company or any of its officers.
NOTE 15 – SUBSEQUENT EVENTS
Management has evaluated events that have occurred subsequent to the date of these consolidated unaudited financial statements and has determined that, other than those listed below, no such reportable subsequent events exist through August 9, 2023, the date the consolidated unaudited financial statements were issued in accordance with FASB ASC Topic 855, “Subsequent Events.”
Subsequent to June 30, 2023, the Company entered into one additional 2023 convertible note for an aggregate principal of $2,000,000.
Subsequent to June 30, 2023, the Company executed a Honda Fleet Purchase Agreement for the acquisition of twenty three (23) aircraft for a total consideration of $161.1 million. The company should make a $150,000 deposit for each aircraft twelve months prior to the expected delivery date. The aircraft will be delivered between the fourth fiscal quarter of 2023 and the fourth fiscal quarter of 2025.
In July 2023, the Company issued Series A-1 Preferred Stock and raised aggregate amount of $10,000,000 and also converted its convertible notes for shares of Series A-2 and S-3 Preferred Stock.
In July 2023, the Company's Board of Directors and shareholders approved a reverse stock split of the company's Common and Series Seed Preferred shares, on a one-for-0.434159 basis, effective as of July 21, 2023. This reverse stock split reduced the number of outstanding Common shares from 16,400,000 to 7,120,208, while the par value per share remained unchanged. This reverse stock split reduced the number of outstanding Series Seed Preferred shares from 9,170,000 to 3,981,238, while the par value per share remained unchanged. The reverse stock split was undertaken to increase the per share price of the Company’s Common and Series Seed Preferred stock.

NOTE 15 – SUBSEQUENT EVENTS(CONTINUED)
On September 1, 2023, the company issued additional shares of Series A-1 preferred stock and raised an additional $2,050,000.
On August 1, 2023, PROOF Acquisition Corp I, a Delaware corporation (prior to the Effective Time, “PACI” and, at and after the Effective Time, “Volato Group”) entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) with PACI Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PACI (“Merger Sub”), and Volato, Inc., a Georgia corporation (“Volato”). Pursuant to the terms of the Business Combination Agreement, a business combination between PACI and Volato will be effected through the merger of Merger Sub with and into Volato, with Volato surviving the merger as a wholly-owned subsidiary of Volato Group (the “Business Combination,” and together with the other transactions contemplated by the Business Combination Agreement and the other agreements contemplated thereby, the “Transactions”).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
Volato, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Volato, Inc. and Subsidiaries (the Company) as of December 31, 2022, and 2021 and the related statements of operations, shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes to the consolidated financial statements (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred significant operating losses and negative cash flows from operations, during the year ended December 31, 2022, and has limited positive working capital at December 31, 2022. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters
Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

We have served as the Company’s auditor since 2022.

Encino, California
August 10, 2023, except for the Revision paragraph of Note 2, as to which the date is October 20, 2023

15821 Ventura Boulevard, Suite 490, Encino, California 91436 Phone: (818) 461-0600 • Fax: (818) 461-0610	Member of Russell Bedford International — a global network of independent professional services firms

VOLATO, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2022 and 2021
	December 31, 2022(*)	December 31, 2021(*)
ASSETS
Current assets:
Cash	$5,776,703	$1,608,184
Accounts receivable	1,879,672	422,785
Deposits on aircraft	833,334	1,500,000
Prepaid expenses and other current assets	2,210,946	579,711
Total current assets	10,700,655	4,110,680
Fixed assets, net	348,562	10,495,883
Right-of-use operating assets	1,574,144	—
Equity-method investment	1,158,574	163,000
Deposits on aircraft	12,000,000	—
Other deposits	124,143	57,732
Restricted cash	2,101,980	—
Intangible – Customer list	251,525	—
Intangible Part 135 Certificates	1,363,000	163,000
Goodwill	634,965	—
Total assets	$30,257,548	$14,990,295

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	$2,882,589	$519,245
Line of credit – related party	5,150,000	6,000,000
Convertible notes, net	18,844,019	—
Operating lease liability, current	283,087	—
Accrued interest	780,606	15,111
Other loans	56,980	—
Customers ‘deposits	2,163,056	546,000
Total current liabilities	30,160,337	7,080,356
Deferred income tax liability	305,000	—
Operating lease liability, non-current	1,291,057	—
Long term notes payable	4,170,006	—
Total liabilities	35,926,400	7,080,356
COMMITMENTS AND CONTINGENCIES (Note 14)

Shareholders’ equity (deficit)
Preferred Class Stock, par value $0.001	3,981	3,981
Common Stock, $0.001 par value	7,120	7,120
Additional paid-in capital	5,175,307	5,124,399
Stock subscriptions receivable	(15,000)	(50,000)
Accumulated deficit	(10,840,260	(1,473,328)
Total shareholders’ equity (deficit) attributable to Volato, Inc.	(5,668,852)	3,612,172
Non-controlling interest	—	4,297,767
Total shareholders’ equity (deficit)	(5,668,852)	7,909,939
Total liabilities and shareholders’ equity (deficit)	$30,257,548	$14,990,295
(*)
The number of shares has been retroactively restated to reflect the two for one stock split, which was effective on January 6, 2023, and the one for 0.434159 reverse stock split, which was effective on July 21, 2023

VOLATO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2022 and 2021
	For the Years Ended December 31,
	2022	2021
Revenue	$96,706,478	$1,055,849
Cost of revenue	94,280,540	853,288
Gross profit	2,425,938	202,561

Operating expenses
Salaries and benefits	5,877,627	861,548
Advertising expenses	404,677	387,873
Professional fees	1,168,133	335,650
General and administrative	3,998,116	786,132
Depreciation	161,667	26,243
Loss from operations	(9,184,282)	(2,194,885)

Other income (expenses)
Gain from deconsolidation of investments	580,802	757,611
Loss from equity-method investments	(45,099)	(12,000)
Other income	60,102	—
Interest income	2,281	—
Interest expense	(868,336	(57,911)
Other income (expenses)	(270,250)	687,700

Loss before provision for income taxes	(9,454,532)	(1,507,185)
Provision for incomes taxes (benefit)	(55,000)	—
Net Loss before non-controlling interest	(9,399,532)	(1,507,185)
Net Loss attributable to non-controlling interest	(32,600)	(33,857)
Net Loss attributable to Volato, Inc.	$(9,366,932)	$(1,473,328)
Basic and Diluted net loss per share(*)	$(1.32)	$(0.24)
Weighted average common share outstanding:
Basic and diluted(*)	7,120,208	6,143,083
(*)
The number of shares and per share amounts have been retroactively restated to reflect the two for one stock split, which was effective on January 6, 2023, and the one for 0.434159 reverse stock split, which was effective on July 21, 2023

The accompanying notes are an integral part of these consolidated financial statements.

VOLATO, INC.
CONOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
For the years ended December 31, 2022 and 2021
	Series Seed Convertible Preferred Stock(*)		Common Stock(*)		Additional Paid-in Capital(*)	Subscription Receivable	Retained Deficit	Non- controlling Interest	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Original contribution for Fly Dreams LLC	141,536	$141	—	$—	$162,859	$—	$—		$$163,000
Common stock issued for cash			7,120,208	7,120	46,380	(30,000)	—		23,500
Preferred stock issued for cash	3,831,019	3,831	—	—	4,408,169	(20,000)	—		4,392,000
Preferred stock issued for cash-Fly Dreams LLC	8,683	9	—	—	9,991	—	—		10,000
Stock-based compensation	—	—	—	—	4,000	—	—		4,000
Change in ownership interest in former subsidiary	—	—	—	—	493,000	—	—		493,000
Capital contributions from LLC members							—	6,605,624	6,605,624
Deconsolidation of Volato 158 LLC	—	—	—	—	—	—	—	(2,274,000)	(2,274,000)
Net loss	—	—	—	—	—	—	(1,473,328)	(33,857)	(1,507,185)
Balance December 31, 2021	3,981,236	$3,981	7,120,208	$7,120	$5,124,399	$(50,000)	$(1,473,328)	$4,297,767	$7,909,939
(*)
The number of shares and per share amounts have been retroactively restated to reflect the two for one stock split, which was effective on January 6, 2023, and the one for 0.434159 reverse stock split, which was effective on July 21, 2023

	Series Seed Convertible Preferred Stock(*)		Common Stock(*)		Additional Paid-in Capital(*)	Subscription Receivable	Retained Deficit	Non- controlling Interest	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance December 31, 2021	3,981,236	$3,981	7,120,208	$7,120	$5,124,399	$(50,000)	$(1,473,328)	$4,297,767	$7,909,939
Cash collected from subscription receivable	—	—	—	—	—	35,000	—	—	35,000
Stock-based compensation	—	—	—	—	17,157	—	—	—	17,157
Change in ownership interest in former subsidiary	—	—	—	—	33,751	—	—	—	33,751
Deconsolidation of former subsidiaries							—	(4,265,167)	(4,265,167)
Net loss	—	—	—	—	—	—	(9,366,932)	(32,600)	(9,399,532)
Balance December 31, 2022	3,981,236	$3,981	7,120,208	$7,120	$5,175,307	$(15,000)	$(10,840,260)	$—	$(5,668,852)
(*)
The number of shares and per share amounts have been retroactively restated to reflect the two for one stock split, which was effective on January 6, 2023, and the one for 0.434159 reverse stock split, which was effective on July 21, 2023

The accompanying notes are an integral part of these audited consolidated financial statements.

VOLATO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2022 and 2021
	For the Years ended December 31,
	2022	2021
Operating activities:
Net Loss	$(9,366,932)	$(1,507,185)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization expense	161,667	26,243
Stock compensation expense	17,157	4,000
Gain from sale of equity-method investments	(580,802)	(757,611)
Loss from equity-method investments	45,099	12,000
Deferred income tax benefit	(80,000)	—
Amortization of debt discount	42,040	—
Changes in assets and liabilities:
Accounts receivable	(2,222,712)	(422,785)
Prepaid and other current assets	(1,585,837)	(579,711)
Deposits	(66,411)	(57,732)
Account payable and accrued liabilities	1,451,375	613,356
Accrued interest	765,495	15,111
Deposits on aircraft	(11,333,334)	(1,500,000)
Customers’ deposits	1,320,865	546,000
Net cash used in operating activities	(21,432,330)	(3,608,314)
Investing activities:
Cash payment for property, plant, and equipment	(258,907)	(14,689,626)
Proceeds from sale of interest in equity-method investment	6,575,000	2,875,000
Payment for acquisition of GCA	(1,850,000)	—
Cash obtained from acquisition of GCA	678,963	—
Net cash provided by (used in) investing activities	5,145,056	(11,814,626)
Financing activities:
Proceeds from lines of credit	4,950,000	13,000,000
Repayments of lines of credit	(5,800,000)	(5,700,000)
Collection on subscription receivable	35,000	—
Proceeds from issuance of convertible notes	18,879,000	—
Proceeds from other loans	4,500,000	—
Repayment on loans	(6,227)	—
Proceeds from contributions of LLC members	—	5,305,624
Proceeds from the sale of Series Seed preferred stock	—	4,402,000
Proceeds from sale of common stock	—	23,500
Net cash provided by financing activities	22,557,773	17,031,124
Net increase in cash	6,270,499	1,608,184
Cash and restricted cash, beginning of year	1,608,184	—
Cash and restricted cash, end of period	$7,878,683	$1,608,184
Supplemental disclosure of cash flow information:
Cash paid for interest	$60,774	$42,945
Cash paid for income taxes	$—	$—
Non-Cash Investing and Financing Activities:
Conversion of line of credit into interest in Volato 158 LLC	$—	$1,300,000
Issuance of series seed preferred stock for intangible asset		$$163,000
Initial recognition of right-of-use asset	$1,611,644	$—
Fair value adjustment to equity-method investment upon deconsolidation	$33,751	$493,000
Acquisition of vehicle – direct finance	$63,207	$—
The accompanying notes are an integral part of these audited consolidated financial statements.

VOLATO, INC.
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022
NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS
Volato, Inc. (the “Company”, or “Volato”) was originally formed in the State of Georgia under the name of Aerago, Inc. on January 7, 2021 (“inception”). On August 31, 2021, the Company filed an amendment to its Articles of Incorporation to change its name from “Aerago, Inc.” to “Volato, Inc.”. The Company operates an aircraft ownership jet program, provides ad-hoc charter flights, sells deposit products and manages aircraft for owners in the private aviation industry. The Volato ownership program consists of facilitating the formation of limited liability companies owned by third-party members. Subsequently, the Company sells an aircraft to the limited liability company. These entities are referred to as “Plane Co LLC” or “Plane Co”.
The Company launched an aircraft ownership program for HondaJets in 2021 and is expanding its fleet of Honda aircraft. The Company has expanded its base locations and now has six locations, consisting of Atlanta, Baltimore/Washington, Ft. Lauderdale, Houston, San Diego, and St. Augustine as of December 31, 2022. The Company currently operates nationwide and internationally. The Company operates HondaJet aircraft, of which ten (10) are owned by limited liability companies managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer, through an operating agreement. Volato has minority interest in two of these Plane Cos at December 31, 2022 (3.13% and 18.75%, respectively), and retained a de minimis ownership interest in six (6) others.
The Company believes the HondaJet is one of the most spacious and cost-efficient light jets on the market with ample baggage and interior room, including an enclosed lavatory. The wing mounted engines allow for a tranquil, spacious interior.
The Company is planning to expand its fleet offering as it executed a series of purchase agreements for the acquisition of four (4) Gulfstream G280 (“G280”) aircraft. The G280 aircraft complement the Company’s fast-growing fleet of HondaJet aircraft, which will serve a wider share of the private jet market. The Company is scheduled to take delivery of its first G280 aircraft in early 2024.
On March 11, 2022, the Company executed a stock purchase agreement pursuant to which the Company acquired all of the issued and outstanding equity shares of Gulf Coast Aviation, Inc. (“GCA”) for a total cash consideration of $1,850,000.
GCA, through its wholly owned subsidiary GC Aviation, Inc., holds an air carrier operation certificate issued by the Federal Aviation Administration (“FAA”) under 14 C.F.R parts 119 and 135 of the Federal Aviation Regulations (“FAR”). GCA provides ad-hoc charter flights and manages aircraft for owners in the private aviation industry. GCA has been based at Atlantic Aviation Houston Hobby Airport since 2003 and operates FAA air carrier certificate #GZXA746L with worldwide operating authority.
Effective November 15, 2022, the Company approved its second amended and restated articles of incorporation to effect a two-for-one stock split (2:1) of the Company’s issued and outstanding shares of common stock. Effective July 19, 2023, the Company approved its third amended and restated articles of incorporation to effect a one-for-0.434159 reverse stock split (0.434159:1) of the Company’s issued and outstanding shares of series seed preferred and common stock. All share and per share related numbers in these consolidated financial statements give effect to the stock split, which was effective on January 6, 2023, and the reverse stock split, which was effective July 21, 2023, before issuance of the consolidated financial statements.
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Going concern, liquidity, and capital resources
The Company has only recently been formed, has limited operating history, has recorded a net loss of approximately $9.1 million for the year ended December 31, 2022, has a negative working capital of approximately $19.5 million, and has an accumulated deficit of approximately $10.8 million as of December 31, 2022. Net cash used in operating activities for the year ended December 31, 2022, was approximately $21.4 million, including $11.3 million in aircraft deposits.
These above matters raise substantial doubt about the Company's ability to continue as a going concern. During the next twelve months, the Company intends to fund its operations through the issuance of convertible debts and other debts, extend the use of its line of credit and the sale of aircraft at a premium to cost.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES –Continued
The Company also has the ability to reduce cash burn to preserve capital. Accordingly, management believes that its current cash position, along with its anticipated revenue growth and proceeds from future debt and/or equity financings, when combined with greater fleet utilization and prudent expense management, will allow the Company to continue as a going concern and to fund its operations for at least one year from the date these financials are available.
There are no assurances, however, that management will be able to raise capital or debt on terms acceptable to the Company. If the Company is unable to obtain sufficient additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition, and operating results. The balance sheet does not include any adjustments that might result from these uncertainties.
Basis of presentation
The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP” or “GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.
Revision
The Company has revised certain items contained in the Company’s previously reported consolidated financial statements. These items include additional disclosures related to the revenue recognition policies, segment reporting under ASC 280 Segment Reporting, and components of its cost of revenue, in footnote 2 summary of significant accounting policies. These revisions had no effect on the previously reported consolidated balance sheets, statements of operations and statements of cash flows.
Reclassifications
Certain numbers from 2021 have been reclassified to conform with current year presentation.
Principles of Consolidation
The consolidated financial statements include the Company’s accounts and the accounts of its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.
The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, Fly Dreams LLC (“Fly Dreams”), a company incorporated in the State of Georgia, and Gulf Coast Aviation, Inc. (“GCA”), a company incorporated in the State of Texas.
The Company’s consolidated subsidiaries were as follows:
Name of Consolidated Subsidiary or Entity	State or Other Jurisdiction of Incorporation or Organization	Attributable Interest
Fly Dreams LLC	Georgia	100%
Gulf Coast Aviation, Inc. (“GCA”)	Texas	100%
On August 16, 2021, Fly Dreams LLC was contributed to the Company in exchange for series seed shares of preferred stock. Fly Dreams LLC and Volato, Inc. are considered entities under common control. In accordance with ASC 805-50, the assets and liabilities of Fly Dreams were transferred at their historical cost to the parent, and the consolidated financial statements present the operations of the combined entities, as if the transfer had occurred at the beginning of 2021. Fly Dreams LLC holds the Federal Aviation Agency (“FAA”) certificate and conducts air carrier operations through an aircraft charter Management and Dry Lease Agreement with each of the Plane Co’s.
On March 11, 2022, the Company executed a stock purchase agreement pursuant to which the Company acquired all of the issued and outstanding equity shares of Gulf Coast Aviation, Inc. for a total cash consideration of $1,850,000.
The Company does not hold any controlling interest in any limited liability companies which are referred to as a “Plane Co LLC” or “Plane Co” as of December 31, 2022.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES –Continued
Each Plane Co is set up to acquire and own one aircraft pursuant to the HondaJet aircraft purchase agreement executed with Volato, Inc. Each Plane Co is managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer, through an operating agreement.
As of December 31, 2021, the Company consolidated 140 LLC and 149 LLC as it held a controlling interest of 68.75% and 50%, respectively. The Company sold the remaining interests in 140 LLC and 149 LLC during the year ended December 31, 2022, and now holds only de minimis interests in these two Plane Cos.
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Such estimates include:
•	Useful lives of property, plant, and equipment.
•	Assumptions used in valuing equity instruments.
•	Deferred income taxes and related valuation allowance.
•	Assessment of long-lived assets impairment.
•	Goodwill impairment.
•	Assumptions used in the determination of the fair value of the net assets acquired from GCA.
Cash equivalents
The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2022 and 2021, the Company had no cash equivalents besides what was in the cash balance as of this date. The Company has $2,101,980 of restricted cash at December 31, 2022, which serves as collateral for the credit facility with SAC Leasing G280 LLC.
Investment - Equity Method
The Company accounts for its equity method investment at cost, adjusted for the Company’s share of the investee’s earnings or losses, which is reflected in the consolidated statement of operations. The Company periodically reviews the investment for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. As of December 31, 2022, the only equity-method investments were Volato 239 LLC with a 18.75% equity interest and Volato 158 LLC with a 3.13% equity interest. As of December 31, 2022, management believes the carrying value of its equity method investments was recoverable in all material respects.
Accounts Receivable
Accounts receivable are presented net of an allowance for doubtful accounts. In addition, the Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, current creditworthiness, and current economic trends. Accounts are written off after exhaustive efforts at collection. The Company recognized approximately $4,700 and $57,120 of bad debt expense during the years ended December 31, 2022 and 2021, respectively.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES –Continued
Fixed Assets
Fixed assets are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which range from three to seven years:
Classification	Life
Machinery and equipment	3-7 years
Automobiles	5 years
Computer and office equipment	5 years
Website development costs	3 years
Computer Software Development
Software development costs are accounted for in accordance with ASC 350-40, Internal Use Software. Internal software development costs are capitalized from the time the internal use software is considered probable of completion until the software is ready for use. Business analysis, system evaluation and software maintenance costs are expensed as incurred.
The capitalized computer software development costs are reported under the section fixed assets, net in the consolidated balance sheet and are amortized using the straight-line method over the estimated useful life of the software, generally three years from when the asset is placed in service. The Company determined that there were approximately $48,988 of internal software development costs incurred during the year ended December 31, 2022. The Company also expenses internal costs related to minor upgrades and enhancements, as it is impractical to separate these costs from normal maintenance activities.
Website development cost
The costs incurred for activities during the website application and infrastructure development stage are capitalized in accordance with the guidance on internal-use software in ASC 350-40. The Company capitalized approximately $114,360 of website development costs during the year ended December 31, 2022. The Company recognized approximately $14,100 of amortization expense during the year ended December 31, 2022.
Valuation of Long-Lived Assets:
In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 360, property, plant, and equipment, and long-lived assets are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. No impairment was recognized during the years ended December 31, 2022 and 2021.
Fair value of financial instruments
The Company adopted the provisions of FASB Accounting Standards Codification (“ASC”) 820 (the “Fair Value Topic”) which defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements.
The carrying amount of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid and other assets, accounts payable and accrued expenses, deposits on aircraft and other deposits, members’ deposit approximate their fair value because of the short maturity of those instruments. The Company’s line of credit, convertible notes and other promissory notes approximate the fair value of such liabilities based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements and due to the short-term maturity of these instruments at December 31, 2022 and 2021.
Commitments and contingencies
The Company follows subtopic 450-20 of the FASB ASC to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES –Continued
Revenue recognition
Revenues are recognized on a gross basis and presented on the consolidated statements of income net of rebates, discounts, and taxes collected concurrent with revenue-producing activities. The transaction price in the Company’s contracts with its customers is fixed at the time of control of goods and services are transferred to the customer. Therefore, the Company does not estimate variable consideration or perform a constraint analysis for our contracts.
The Company determines revenue recognition pursuant to Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, through the following steps:
1.	Identification of the contract, or contracts, with a customer.
2.	Identification of the performance obligation(s) in the contract.
3.	Determination of the transaction price.
4.	Allocation of the transaction price to the performance obligation(s) in the contract.
5.	Recognition of revenue when, or as the Company satisfies a performance obligation.
The Company generates revenue primarily through three sources (i) the sale of aircrafts, (ii) charter flights which include deposit products, retail and wholesale charter flights and owner flights, and (iii) aircraft management services. Revenue is recognized when control of the promised service is transferred to our customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those services. At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies, as a performance obligation, each promise to transfer a good or service to a customer that is distinct. To identify its performance obligations, the Company considers all of the goods and services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices.
For each revenue stream, we evaluate whether our obligation is to provide the good or service itself, as the principal or to arrange for the good or service to be provided by the other party, as the agent, using the control model. For certain services provided to the customer, primarily in our aircraft management services revenue stream, we direct third-party providers to assist in our fulfillment of the performance obligation in contracts with our customers. Any cost reimbursements and third-party costs are recognized in revenue on a gross basis as Volato has pre-negotiated these costs and takes a certain amount of risk that it will not fully recover the costs incurred. In such circumstances, we are primarily responsible for satisfying the overall performance obligation with the customer and are considered the principal in the relationship because we have the ability to direct the third parties to provide services to our customers.
Aircraft sales consists of one performance obligation which is the delivery of the aircraft.
Volato also generates revenues from charter flights for owners, deposit products, retail customers and wholesale charter brokers. Deposit products are a complementary set of products available to retail charter customers whereby, the customer makes a deposit in exchange for certain charter product offerings of Volato to be provided in the future. Charter flights are flights offered to retail and non-retail charter customers in exchange for a fee. The contracts generally consist of one performance obligation and revenue is recognized upon transfer of control of our promised services, which generally occurs upon the flight hours being used during the period which the chartered flights were operated. The Company’s contract for charter services outline the transaction price in advance. Non-owner flights typically require payment in advance. Non-owner flights typically require payment in advance. Other charter services are due upon completion of the services. The contracts include cancellation penalty charges as a percentage of the original flight based on the time of cancellation and the type of flight. Itinerary changes may result in a price change prior to the occurrence of the flight. If the total flight itinerary cannot be completed due to any reason (other than customer cancellation or no show), the charter customer is responsible for only the portion of the itinerary that can be completed, and any advance payment is refunded.
Volato aircraft management services are a full-service management and charter operator including dry leasing airplanes from owners, placing aircrafts on our FAA Air Carrier Certificate, operating the aircraft for owner flights and chartering the aircraft to customers. Under the aircraft management services revenues stream, aircraft owners pay management fees to Volato plus operating expenses for the aircraft, maintenance, crew hiring and management, flight operations, dispatch, hangar, fuel, cleaning, insurance, and aircraft charter marketing. Revenues from aircraft

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES –Continued
management services consists of one performance obligation to provide management airplane management services. Revenue is partially recognized overtime for the administrative portion of the service, and partially recognized at a point in time, generally upon the transfer of control of the promised services included as part of the management services. The Company’s contracts for managing aircraft provide for fixed monthly management fees and reimbursement of operating expenses at a predetermined margin. Generally, contracts require two months advance deposit of estimated expenses.
In accordance with ASC 606, contract assets are to be recognized when an entity has the right to receive consideration in exchange for goods or services that have been transferred to a customer. Also, in accordance with ASC 606, contract liabilities are to be recognized when an entity is obligated to transfer goods or services for which consideration has already been received. The Company recognizes contract liabilities for any advance payments from customers primarily associated with its deposit products and charter flights as well as aircraft management services revenue streams. Deposits that are provided under the Volato Stretch Card agreements are treated as contract liabilities when the funds are received and are reduced as the flights are utilized. Any deposits that are not utilized over the 24-month term of the agreements, which end upon being forfeited if the agreements are not renewed, would be recognized as revenues at the time they are forfeited. Occasionally, we offer credits to customers of our Volato Insider and Stretch Card agreements in excess of the cash deposit received as an incentive offering. These credits are non-refundable and are recorded as a contract liability until they are either used or expired. The Company does not offer their customer a significant financing component as part of the arrangement because the period between the transfer of service to a customer and when the customer pays for the service is one year or less or the timing and the transfer of the services is at the discretion of the customer.
Contract liabilities consist of customer prepayments and the aircraft deposits referred to above. Total contract liabilities were $2,163,056 and $546,000 at December 31, 2022 and December 31, 2023, respectively.
The Company has generated $96,706,478 of revenue during the year ended December 31, 2022. The revenue is broken down as follows for the year ended December 31, 2022:
Revenue from management of aircraft recognized over time:	$2,534,631
Revenue from management of aircraft recognized at one point in time:	$10,448,812
Revenue from charter fights and owner usage recognized over time:	$16,028,035
Revenue from the sale of aircraft recognized at one point in time:	$67,695,000
The Company has generated $1,055,849 of revenue during the year ended December 31, 2021. The revenue is broken down as follows for the year ended December 31, 2021:
Revenue from management of aircraft recognized over time:	$64,157
Revenue from management of aircraft recognized at one point in time:	$135,748
Revenue from charter fights and owner usage recognized over time:	$855,944
Deconsolidation
During 2022, the Company sold membership interest in two Plane Cos in which it had controlling interest, causing the Company to lose its controlling interest. Such sale of membership interest in these two Plane Cos amounted to $6,575,000, which resulted in a gain on deconsolidation totaling $580,802 during the year ended December 31, 2022.
Segment Reporting
The Company identifies operating segments as components of Volato, Inc. for which discrete financial information is available and is regularly reviewed by the chief operating decision maker, or decision-making group, in making decisions regarding resource allocation and performance assessment. The chief operating decision maker is the chief executive officer. We determined that Volato, Inc. operates in a single operating and reportable segment, private aviation services, as the chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue and cost of revenue for purposes of making operating decisions, allocating resources, and assessing performance. Substantially all of our long-lived assets are located in the U.S. and revenue from private aviation services is substantially earned from flights throughout the U.S.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES –Continued
Income taxes
The Company follows Section 740-10-30 of the FASB ASC, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The Company follows the guidance of 740-10-25 of the FASB ASC (“Section 740-10-25”) with regards to uncertainty in income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its assets and/or liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.
The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction, and state jurisdictions. The Company is subject to U.S. Federal, state, and local income tax examinations by tax authorities. The Company currently is not under examination by any tax authority.
Cost of revenue
Cost of revenue includes costs that are directly related to the related revenue streams – charter flights, aircraft management, aircraft sales. Cost of revenue includes direct expenses incurred to provide flight services and facilitate operations, including aircraft lease costs, owner revenue share, fuel, crew travel, maintenance compensation expenses and related benefits for employees that directly facilitate flight operations, crew and pilots and certain aircraft operating costs such as maintenance, fuel, landing fees and parking. Cost of revenue for the aircraft sales revenue includes cost of the aircraft.
Stock-based compensation
FASB ASC No. 718, Compensation – Stock Compensation (“ASC No. 718”). Companies are required to measure the compensation costs of share-based compensation arrangements based on the grant date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. Equity award forfeitures are recognized at the date of employee termination.
Net loss per share
The Company computes basic and diluted earnings per share amounts pursuant to section 260-10-45 of the FASB ASC. Basic earnings per share is computed by dividing net loss available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted earnings per share is computed by dividing net loss available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially dilutive debt or equity. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and thus are excluded from the calculation. Securities that are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been antidilutive for the year ended December 31, 2022, include stock options and convertible debt.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES –Continued
The Company has 2,450,393 (including the stock options that were approved by the Board in December 2022) and 604,349 outstanding stock options to purchase an equivalent number of common stock at December 31, 2022, and 2021, respectively.
Concentration of Credit Risk
The Company maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.
Intangible Assets
The Company records its intangible assets at cost in accordance with ASC 350, Intangibles - Goodwill and Other. The Company reviews the intangible assets for impairment on an annual basis or if events or changes in circumstances indicate it is more likely than not that they are impaired. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale, or disposition of a significant portion of the business, or other factors. If the review indicates the impairment, an impairment loss would be recorded for the difference of the value recorded and the new value.
The intangibles include $1,200,000 for a Part 135 FAA certificate and $251,525 of customer list resulting from the acquisition of Gulf Coast Aviation, Inc., and another Part 135 FAA Certificate held by Fly Dreams LLC at a carrying value of $163,000. For the years ended December 31, 2022 and 2021, there was no impairment loss recognized for the intangible asset.
Goodwill
Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets acquired in our business combinations. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Events or changes in circumstances that could trigger an impairment review include a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations. The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill.
If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, additional impairment testing is not required. The Company tests for goodwill impairment annually during its fourth quarter on October 1. There was no impairment of goodwill for the year ended December 31, 2022.
Advertising Costs
Advertising costs are expensed as incurred and included in management and general expenses on the statements of operations. Such advertising amounted to $507,169 and $387,873 for the years ended December 31, 2022 and 2021, respectively.
Variable Interest Entity (VIE) Accounting
The Company evaluates its ownership, contractual relationships, and other interests in entities to determine the nature and extent of the interests, whether such interests are variable interests and whether the entities are VIEs in accordance with ASC 810, Consolidations. These evaluations can be complex and involve Management judgment as well as the use of estimates and assumptions based on available historical information, among other factors. Based on these evaluations, if the Company determines that it is the primary beneficiary of a VIE, this VIE entity is consolidated into the consolidated financial statements.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES –Continued
Each Plane Co is managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer, through an operating agreement. The Company does not have the obligation to absorb losses that could be significant to the VIE or the right to receive significant benefits when it holds a minority ownership in each PlaneCo.
Leases
ASC Topic 842, “Leases” (“ASC 842”) requires lessees to recognize most leases on the balance sheet with a corresponding right-to-use asset (“ROU asset”). ROU asset represents the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. The right-of-use asset and lease liability are recognized at the lease commencement date based on the estimated present value of fixed lease payments over the lease term. ROU asset is evaluated for impairment using the long-lived asset impairment guidance. Leases will be classified as financing or operating, which will drive the expense recognition pattern. The Company elects to exclude short-term leases when recording a ROU asset and lease liability if and when the Company has them.
Recent Accounting Pronouncements
In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”). The amendment requires contract assets and contract liabilities acquired in a business combination to be recognized and measured in accordance with ASC 606, Revenue from Contracts with Customers, as if the acquirer had originated the contract. The amendment is intended to improve the accounting for acquired revenue contracts with customers in a business combination, related to the recognition of an acquired contract liability, and to payment terms and their effect on subsequent revenue recognized by the acquirer. The amendment also provides certain practical expedients when applying the guidance. ASU 2021-08 is effective for interim and annual periods beginning after December 15, 2022, on a prospective basis, with early adoption permitted. The Company expects to adopt ASU 2021-08 effective January 1, 2023. The Company is currently evaluating the potential impact of ASU 2021-08 to its consolidated financial statements.
In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832), which requires business entities to disclose information about transactions with a government that are accounted for by applying a grant or contribution model by analogy (for example, IFRS guidance in IAS 20 or guidance on contributions for not-for-profit entities in ASC 958-605). For transactions within scope, the new standard requires the disclosure of information about the nature of the transaction, including significant terms and conditions, as well as the amounts and specific financial statement line items affected by the transaction. The new guidance is effective for annual reporting periods beginning after December 15, 2021. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.
NOTE 3 – BUSINESS ACQUISITION
On March 11, 2022, the Company executed a stock purchase agreement with Stephen and Deborah Holmes for the purchase of all of the issued and outstanding equity shares of Gulf Coast Aviation, Inc. for a total cash consideration of $1,850,000.
GCA was originally formed in the State of Texas on April 18, 1997. GCA, through its wholly owned subsidiary, holds an air carrier operation certificate issued by the Federal Aviation Administration (“FAA”) under 14 C.F.R parts 119 and 135 of the Federal Aviation Regulations (“FAR”). GCA provides ad-hoc charter flights and manages aircraft for owners in the private aviation industry. GCA generates revenue from the management and chartering of aircraft.
The Company accounted for this transaction as a business combination under ASC 805. Accordingly, the assets acquired, and the liabilities assumed were recorded at their estimated fair value as of the closing date of the acquisition. Goodwill from the acquisition principally relates to the qualified workforce and potential synergy, as well as the excess value of identified net assets over the fair value of assumed liabilities. Since this transaction was a stock acquisition, the goodwill is not tax deductible.
Fair value estimates are based on a complex series of judgments about future events and uncertainties and rely heavily on estimates and assumptions. The judgments used to determine the estimated fair value assigned to each class of

NOTE 3 – BUSINESS ACQUISITION –Continued
assets acquired and liabilities assumed, as well as asset lives and the expected future cash flows and related discount rates, can impact the Company’s consolidated financial statements. Significant inputs used for the model included the amount of cash flows, the expected period of the cash flows, the discount rates, and the customer attrition rate.
The acquisition-date fair value of the consideration transferred is as follows:
March 11, 2022
Cash	$1,850,000
Other consideration transferred	—
Purchase price	$1,850,000
The following is a purchase price allocation as of the March 11, 2022, acquisition date:
March 11, 2022
Cash	$678,963
Accounts receivable	246,675
Other current assets	45,398
Fixed Assets	5,455
Certificate	1,200,000
Customer Relationships	300,809
Deferred tax liability	(385,000)
Accounts Payable and Accrued Expenses	(877,265)
Net Assets Acquired	$1,215,035
Goodwill	634,965
Total consideration	$1,850,000
Acquired tangible net assets were valued at estimates of their current fair values. Acquired intangible assets consisted of a Part 135 aircraft certificate valued at $1,200,000 and customer relationships valued at $300,809 (note 4). Customer relationship fair value was determined based on management’s estimates of projected after tax net operating profit from existing customers discounted to present value based on expected attrition rate of existing customers. The fair value of the certificate was estimated by management based on selling price of comparable certificates, adjusted as deemed appropriate.
PROFORMA INFORMATION (UNAUDITED)
Consolidated Supplemental Proforma Information
The following consolidated supplemental proforma information assumes that the acquisition of GCA took place on January 1, 2021 for the statements of operations for the years ended December 31, 2022 and 2021. The proforma adjustments include costs of acquisition of $72,000, and the amortization of customer list for the full periods presented.
	Years ended December 31,
	2022 (Proforma)*	2021 (Proforma)
Revenue	$98,470,671	$14,206,376
Net loss	$(9,311,606)	$(1,301,360)
*	Includes full year of GCA results, of which 9.5 months are included in the audited consolidated financial statements for the year ended December 31, 2022.

NOTE 4 – INTANGIBLES
Finite-Lived Intangible Assets
The following is a summary of finite-lived intangible assets as of December 31, 2022:
	December 31, 2022
	Cost	Accumulated Amortization	Net
Customer relationships	$300,809	$(49,284)	$251,525
	$300,809	$(49,284)	$251,525
Intangible asset amortization expense was $49,284 for the year ended December 31, 2022.
As of December 31, 2022, future amortization expense is expected to be as follows:
Fiscal years ending December 31,	Amount
2023	$60,162
2024	60,162
2025	60,162
2026	60,162
2027	10,877
$251,525
Indefinite - Lived Intangible Assets
The following table summarizes the balances as of December 31, 2022, of the indefinite-lived intangible assets acquired:
	December 31, 2022	Remaining Estimated Useful Life (Years)
Intangible asset – Part 135 certificates	$1,363,000	Indefinite
The FAA part 135 certificates for a total amount of $1,363,000 are comprised of $163,000 for the certificate held by Fly Dreams, LLC, and $1,200,000 from the GCA acquisition. The Company did not recognize any impairment of the certificates during the years ended December 31, 2022 and 2021.
NOTE 5 – FIXED ASSETS
Fixed assets consist of the following at December 31, 2022 and 2021:
	December 31, 2022	December 31, 2021
Aircraft	$—	$10,442,000
Machine and equipment	173,035	80,126
Automobiles	63,207	—
Website development costs	114,361	—
Computer and office equipment	8,104	—
Software development costs	48,988	—
	407,695	10,522,126
Less accumulated depreciation	(59,133)	(26,243)
	$348,562	$10,495,883
During the years ended December 31, 2022 and 2021, the Company recognized $112,384 and $26,243 of depreciation, respectively.
Pursuant to the acquisition of Gulf Coast Aviation, Inc. (note 3), the Company acquired office furniture and fixtures for a total fair value of $5,455 during the year ended December 31, 2022.

NOTE 6 – DEPOSITS ON AIRCRAFT
Deposits on aircraft consist of the following at December 31, 2022 and 2021:
	December 31, 2022	December 31, 2021
Gulfstream aircraft deposits	$12,000,000	$—
Honda aircraft deposits	833,333	1,500,000
Total deposits on aircraft	$12,833,333	$1,500,000
Less current portion	(833,333)	(1,500,000)
Total deposits on aircraft non-current	$12,000,000	$—
Gulfstream Aerospace, LP
During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G 280 aircraft for total consideration of $79,000,000 with expected delivery throughout fiscal year 2024. During the year ended December 31, 2022, the Company has funded $12,000,000 pursuant to the terms of the executed purchase agreements, of which $4,500,000 was funded through SAC leasing G 280 Line of credit (See note 10).
HondaJet
In 2022, the Company entered into aircraft purchase agreements with Honda Aircraft Company LLC, under which it paid $833,333 of deposits for aircraft not yet delivered at December 31, 2022. The delivery of the HondaJet aircraft is expected in 2023.
NOTE 7 – EQUITY-METHOD INVESTMENT
The Company has the following two equity-method investments as of December 31, 2022: Volato 158 LLC, Volato 239 LLC, with a membership interest of 3.125% and 18.75%, respectively.
Volato 158 LLC
In August 2021, the Company executed an aircraft purchase agreement with Volato 158 LLC (“158 LLC”) and contributed an aircraft with a carrying amount of $4,167,500 to 158 LLC for a 100% membership interest in 158 LLC. The investment in 158 LLC was initially consolidated as the Company had a controlling interest in 158 LLC.
During the year ended December 31, 2021, the Company sold an aggregate of 96.875% interest and retained a 3.125% interest as of December 31, 2021. The carrying balance of its equity-method investment was $163,000 as of December 31, 2021.
As of December 31, 2022, the Company has a remaining 3.125% interest in 158 LLC. Based on its equity investment, the Company recorded a loss from its equity-method investment of $11,125 for the year ended December 31, 2022, which decreased the carrying value of its equity-method investment as of December 31, 2022, to $151,875.
Volato 239 LLC
During the year ended December 31, 2022, the Company formed Volato 239 LLC (“239 LLC”) in which third-party investors invested an aggregate amount of $6,370,000 for 81.25% interest in 239 LLC.
As of December 31, 2022, the Company retained a 18.75% interest in 239 LLC. The Company elected to account for its investment under the equity-method as the Company exercised significant influence through a management agreement with an affiliate of the Company.
The fair value of the retained non-controlling interest in 239 LLC became the Company’ cost basis in its retained equity interest, which was determined to be $1,012,500 for 18.75% ownership in 239 LLC. As such, the Company’s proportionate share of the income or loss is recognized monthly and is recorded in net income/loss from equity method investments in the consolidated statement of operations.

NOTE 7 – EQUITY-METHOD INVESTMENT –Continued
Based on its equity investment, the Company has recorded a loss from its equity-method investment of $5,800 for the year ended December 31, 2022, which decreased the carrying value of the investment as of December 31, 2022, to $1,006,700.
The only material asset on the balance sheet of 239 LLC consisted of an aircraft with a carrying value of $7.8 million. The liabilities were insignificant. There was no revenue, and the expenses were also insignificant, due to the fact that 239 LLC only started operating on December 20, 2022
NOTE 8 – LINE OF CREDIT- RELATED PARTY
Line of credit related party consisted of the following at December 31, 2022 and 2021:
	December 31, 2022	December 31, 2021
Dennis Liotta, December 2021 – 4% interest – secured revolving loan, due January 2023	$5,150,000	$6,000,000
Total Line of credit related party	$5,150,000	$6,000,000
Dennis Liotta (father of the Company’s Chief Executive Officer) – December 2021 Secured revolving note
On December 9, 2021, the Company entered into a revolving loan agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $8,000,000 which matures on January 1, 2023 (“December 2021 note”). The Company is required to make monthly payments of interest at a fixed rate of 4.0% per annum. The Company is also required to make a principal repayment of $2,000,000 on December 30, 2021. The Company is also required to make additional principal repayments at fixed scheduled dates. In the event of default, the entire unpaid principal balance together with all accrued but unpaid interest shall be due and payable regardless of the maturity date. If the default occurs and remains uncured beyond the applicable grace period, then the entire unpaid principal balance shall bear interest at a default interest of 500 basis points (5%) over the regular interest or nine percent (9%). Events of default include the failure to make principal or interest payments when due, any judgement in excess of $500,000, indebtedness cross default, or bankruptcy proceedings.
In conjunction with the execution of the revolving note, both parties executed a security agreement, under which the Company granted a continuing security interest in all of the assets of the Company.
During the year ended December 31, 2022, the Company received $4,950,000 in cash and repaid $5,800,000 in cash. The balance of the December 2021 note was $5,150,000 as of December 31, 2022. The Company did not remit its interest payments to this related party, thus triggering a default and increasing the interest rate to 9% plus an additional 5% on the missed payments. The Company incurred approximately $480,000 of interest during the year ended December 31, 2022. Accrued interest, relating to this line of credit, including interest incurred in 2021, was approximately $495,000 as of December 31, 2022, which are presented in Accrued interest in the consolidated balance sheets.
During the year ended December 31, 2021, the Company received $8,000,000 in cash and repaid $2,000,000 in cash. The balance of the December 2021 note was $6,000,000 as of December 31, 2021. The Company has accrued approximately $15,000 of interest as of December 31, 2021, which are presented in Accrued interest in the consolidated balance sheet.
NOTE 9 – CONVERTIBLE NOTES
Convertible notes consisted of the following at December 31, 2022 and 2021:
	December 31, 2022	December 31, 2021
Various investors, 5% coupon, due December 2023	$18,879,000	$—
Total convertible notes	18,879,000	—
Less unamortized debt discounts	(34,981)	—
Total convertible notes, net of discount	$18,844,019	$—

NOTE 9 – CONVERTIBLE NOTES –Continued
During the year ended December 31, 2022, the Company issued a series of convertible notes (the “notes”) with various investors for an aggregate principal amount of $18,879,000, of which $18,879,000 was funded. In conjunction with the issuance of convertible notes, the Company incurred $50,625 of legal financing costs. The unamortized balance of these costs total $34,981 at December 31, 2022, and they are presented as an offset to the convertible notes in the consolidated balance sheet as of December 31, 2022.
The notes are due and payable at any time on or after December 31, 2023 (“maturity date”), upon the written demand of the majority holders, which can be extended at the sole election of the Company to June 30, 2024, should the Company submit or file a prospectus, proxy statement or registration statement with the Securities and Exchange Commission (“SEC”). The convertibles notes carry a five percent (5%) interest per annum. The Company may not prepay the convertible notes prior to maturity without the written consent of a majority of the holders.
Conversion feature
The notes include automatic contingent conversion features. On or before the maturity date, should the Company become a reporting issuer and the common stock become listed on a national exchange or the Company consummate an underwritten public offering with gross proceeds of at least $35 million (“automatic conversion event”), the notes will be automatically converted into the Company’s common stock at a conversion price calculated as the lesser of a set discount to the initial public offering (“IPO”) price or a set formula calculated as the ratio of $80 million by the number of shares of common stock immediately preceding the above contingent event.
The convertible notes also contain an automatic conversion feature upon the securement of a qualified financing, which is defined as the sale of equity securities on or before the maturity date for total proceeds of no less than $10 million. The conversion price will be the lesser of (i) a set discount to the cash price per share for equity securities or (ii) the quotient of $80 million divided by the number of outstanding shares of common stock prior to the qualified financing.
The convertible notes also have an optional conversion feature upon a transaction that does not qualify as a qualified financing or an automatic conversion event (as defined above) at the majority vote of the holders at the same conversion price as the conversion price upon a qualified financing.
In the event the convertible notes are still outstanding at the maturity date, the principal and accrued interest shall automatically convert into a newly created series of preferred stock at a conversion price equal to the quotient of $64 million by the number of shares of common stock issued and outstanding at maturity date.
The notes also include a change of control feature, that allows the holders to receive an amount in cash equal to the principal and accrued but unpaid interest plus a repayment premium set at 25% of the outstanding principal of the notes. The Company determined that this put feature is not probable and has not been accounted for as of December 31, 2022.
During the year ended December 31, 2022, the Company recorded approximately $248,810 of interest related to the notes and the accrued interest balance is $248,810, which is presented as accrued interest in the consolidated balance sheet as of December 31, 2022.
Amortization of the associated debt discount for the year ended December 31, 2022 was $15,284.
NOTE 10 – LONG TERM NOTE PAYABLE AND CREDIT FACILITY
Long term notes payable consisted of the following at December 31, 2022 and 2021:
	December 31, 2022	December 31, 2021
SAC Leasing G280 LLC credit facility, 12.5 % interest	$4,500,000	—
Less discounts	(329,994)	—
Total notes payable, net of discount	$4,170,006	—
SAC Leasing G280 LLC Line of credit
During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of

NOTE 10 – LONG TERM NOTE PAYABLE AND CREDIT FACILITY –Continued
$79,000,000 with expected deliveries in 2024, of which $12,000,000 were funded and paid during the year ended December 31, 2022 through a credit facility from SAC leasing G 280 for $4,500,000 and through cash for total of $7,500,000. The Company incurred $356,750 of incremental closing costs, which are reported as debt discount against the liability in the consolidated balance sheet. During the year ended December 31, 2022, the Company amortized to interest expense $26,756 of debt discount.
The maturity date is the earlier of the delivery date of the aircraft or September 14, 2025, which is thirty-five (35) months from the date of funding. The purchase agreement contracts were assigned to SAC G280 LLC as collateral on this credit facility.
During the year ended December 31, 2022, the Company accrued $64,583 of interest under this facility and paid $50,000 of interest.
NOTE 11 – RELATED PARTIES
PDK Capital LLC (owned by the Chief Executive Officer)
On August 16, 2021, the Company and PDK Capital, LLC (“PDK”), executed an agreement, under which PDK contributed to the Company all of the issued and outstanding ownership interest in Fly Dreams LLC, for 150,219 shares of Series Seed preferred stock. Fly Dreams LLC owns a FAA Certificate and is in the business of operating a part-135 aircraft charter business. The purchase price was applied against the acquisition of 651,239 shares of series seed preferred stock by PDK, representing approximately 33% of the issued and outstanding preferred shares.
Argand Group LLC (jointly owned by the Chief Executive Officer and his wife as Vice President of Legal)
As of December 31, 2022, Argand Group LLC owns an aggregate of 3,414,661 shares of Common stock, representing approximately 48% of the issued and outstanding shares of common stock. Fly Dreams LLC, a wholly owned subsidiary of the Company, leases two (2) aircraft from Argand. The total lease expense incurred by Fly Dreams LLC was $56,260 and $81,908 during the years ended December 31, 2022 and 2021, respectively. Balance owed to Argand at December 31, 2022 and 2021 totaled $0 and $8,680, respectively.
PDK Management LLC (Chief Executive Officer is the sole member)
The Company facilitates the formation of limited liability plane companies (“Plane Co LLC”), which are then funded by third party members prior to the sale and delivery of an aircraft purchased from Honda Aircraft Company that will enter into the Company’s aircraft ownership program. Each Plane Co LLC is governed by an operating agreement and managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer.
The aggregate amount of revenue generated from Plane Cos totaled $2,239,794 and $32,939 for the years ended December 31, 2022 and 2021, respectively. Expenses charged to the Company by Plane Cos totaled $1,954,997 and $113,953 for the years ended December 31, 2022 and 2021, respectively. Balance due to Plane Cos amounted to $217,408 at December 31, 2022.
Liotta Family Office, LLC (father of the Company’s Chief Executive Officer)
During the year ended December 31, 2022, Liotta Family Office entered into two convertible notes for a total of $4,000,000 in two transactions (Note 9). The two notes have accrued approximately $85,000 in interest as of December 31, 2022.
Liotta Family Office, LLC currently owns 1,302,477 Series Seeds preferred shares, which represents approximately 32.7% of the issued and outstanding Series Seeds preferred shares as of December 31, 2022.
Sale of Aircraft to Plane Cos
During the year ended December 31, 2022, the Company sold seven (7) aircraft to Plane Cos for a total selling price of $41,995,000, which is included in revenue in the accompanying consolidated statement of operations for the year ended December 31, 2022. The consolidated statement of operations for the year ended December 31, 2021, does not include any revenue from the sale of aircraft to Plane Cos.

NOTE 12 – SHAREHOLDERS’ EQUITY (DEFICIT)
The Company has authorized stock which have been designated as follows:
	Number of Shares Authorized	Number of Shares Outstanding at December 31, 2022	Par Value
Preferred Series Seed(*)	3,981,236	3,981,236	$0.001
Common Stock(*)	13,621,739	7,120,208	$0.001
(*)
The above table reflects the two-for-one stock split approved by the shareholders on November 15, 2022, which was effective on January 6, 2023, and the one-for-0.434159 reverse stock split approved by the shareholders and effective July 21, 2023, before issuance of the consolidated financial statements.

Series Seed Preferred Shares
On August 25, 2021, the Company filed an amended and restated articles of incorporation with the Secretary of State of Georgia. The holders of shares of preferred stock have a preference in payment, upon dissolution, liquidation, winding up of the Company or deemed liquidation event, out of the funds and assets available for distribution to its shareholders in an amount equal to the greater of (i) the original issue price of $1.15 (following a two-for-one stock split and one-for-0.434159 reverse stock split) plus any dividends declared but unpaid or (ii) the amount per share as would have been payable had all shares of preferred stock been converted into common stock.
The Series Seed preferred shares have voting rights, on any matter presented to the shareholders, equal to the number of shares of common stock into which such respective shares of preferred are convertible. Each share of Series Seed preferred is convertible into shares of common stock, at any time and at the option of the holder, determined by dividing the original issue price of $1.15 (following a two-for-one stock split and one-for-0.434159 reverse stock split) by the conversion price in effect. Such conversion price is initially set as $1.15 (following a two-for-one stock split and one-for-0.434159 reverse stock split) and subject to standard anti-dilution provisions. Such conversion feature terminates upon a liquidation, winding up, dissolution or a deemed liquidation event. Each share of preferred stock shall be automatically converted into shares of common stock at any time upon the occurrence of an event specified by vote or written consent of the requisite holders at the time of such vote or immediately upon the closing of a qualified financing.
During the year ended December 31, 2021, the Company issued an aggregate of 3,981,236 series seed shares of preferred stock for total purchase price of $4,585,000, of which $20,000 remains unpaid and is reported as stock subscription receivable in the shareholders’ equity as of December 31, 2021. During the year ended December 31, 2022, the Company did not issue any series seed shares, but collected the remaining $20,000 that was reported in subscription receivable as of December 31, 2021, as such the balance of subscription receivable is $0 as of December 31, 2022
On August 16, 2021, the Company and PDK Capital, LLC (“PDK”), executed an agreement, under which PDK contributed to the Company all of the issued and outstanding ownership interest in Fly Dreams LLC, in return for 150,219 shares of Series Seed preferred stock. The assets and liabilities of Fly Dreams LLC were transferred at their historical cost to the parent, being $10,000 of cash, and $163,000 for intangible asset.
Common Stock
During the year ended December 31, 2021, the Company issued 7,120,208 shares of common stock for total purchase price of $53,500, of which $30,000 remained unpaid and are reported as stock subscription receivable in the shareholders’ equity as of December 31, 2021.
The Company collected $15,000 during the year ended December 31, 2022 and the balance of subscription receivable in the shareholders’ deficit is $15,000 as of December 31, 2022. The Company did not issue any shares of common stock during the year ended December 31, 2022.

NOTE 12 – SHAREHOLDERS’ EQUITY (DEFICIT) –Continued
Equity Incentive Plan
In 2021, the shareholders of the Company approved the 2021 Equity Incentive Stock Plan (the “2021 Plan”), which provides for the grant of incentive stock options, non-statutory stock options to employees, and consultants. The aggregate number of shares of Common Stock that may be issued pursuant to the 2021 Plan is limited to 2,000,000 (pre stock split and reverse stock split).
Effective November 15, 2022, the board of directors and shareholders approve the increase of the aggregate number of shares of common stock that may be issued pursuant to the 2021 Plan to 6,275,000 (post stock split and pre reverse stock split) following the approval of a two-for-one stock split. Effective July 21, 2023, the board of directors and shareholders approve the decrease of the aggregate number of shares of common stock that may be issued pursuant to the 2021 Plan to 2,724,347 (post stock split and reverse stock split) following the approval of a one-for-0.434159 stock split.
Stock Options
The balance of all stock options outstanding as of December 31, 2022 and 2021, is as follows:
	Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)
Outstanding at January 1, 2021	—	$—	—
Granted	604,349	$0.12	10.0
Cancelled	—	$—	—
Exercised		$—	—
Outstanding at December 31, 2021	604,349	$0.12	9.6
Exercisable at December 31, 2021	51,520	$0.12
	Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)
Outstanding at January 1, 2021	604,349	$0.12	9.6
Granted	1,866,015	$0.14	10.0
Cancelled	—	$—	—
Exercised	—	$—	—
Outstanding at December 31, 2022	2,470,364	$0.14	9.4
Exercisable at December 31, 2022	344,304	$0.12
The number of options has been presented retroactively for the 2 for 1 stock split, which was effective on January 6, 2023, and for the one-for-0.434159 reverse stock split, which was effective on July 21, 2023, before issuance of the consolidated financial statements.
The following table summarizes the range of exercise price, weighted average remaining contractual life (“Life”) and weighted average exercise price (“Price”) for all stock options outstanding as of December 31, 2022:
	Options Outstanding		Options Exercisable
Exercise Price	Shares	Life (in years)	Shares
$ 0.12	604,349	8.6	226,268
$ 0.14	1,721,295	9.8	118,036
$ 0.16	144,720	9.2	—
	2,470,364	9.4	334,304

NOTE 12 – SHAREHOLDERS’ EQUITY (DEFICIT) –Continued
The Black-Scholes option pricing model is used by the Company to determine the weighted-average fair value of share-based payments. The weighted average grant date fair value of stock options issued during the year ended December 31, 2022, was $0.051 per share. The Company’s recognizes forfeitures as they occur. The fair value of options on the grant date was determined using the following weighted-average assumptions during the years ended December 31, 2022 and 2021:
	For Years Ending December 31,
	2022	2021
Expected term	5.50 – 6.25	5.00 – 6.25
Expected volatility	30%	30%
Expected dividends	None	None
Risk-free interest rate	1.92%-3.99%	1.08%
Forfeitures	None	None
As of December 31, 2022, the unrecognized compensation cost related to non-vested awards was approximately $102,200, which will be recognized as compensation over a weighted-average period of 3.64 years.
NOTE 13 – INCOME TAXES
Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that would impact the consolidated financial statements or related disclosures.
Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company operated at a loss and the deferred tax asset is offset by a corresponding valuation allowance.
The net deferred tax assets and liabilities consist of the following amounts at December 31, 2022 and 2021:
	2022	2021
Deferred Tax Assets
Investment in Plane Cos LLC	$168,000	$213,000
Loss carryforwards	2,791,000	1,543,000
Other	65,000	26,000
Total deferred tax assets	3,024,000	1,782,000
Deferred Tax Liabilities
Fixed assets	(399,000)	(1,416,000)
Intangible assets	(347,000)	—
Total deferred tax liabilities	(746,000)	(1,416,000)
Less valuation allowance	(2,583,000)	(366,000)
Net deferred tax assets (liabilities)	$(305,000)	$—
The Company has federal operating losses carryforward of approximately $11 million available at December 31, 2022, to reduce future taxable income at the federal level, and it has net operating losses of approximately $9 million at the state level, to offset $9 million of future state taxable income.
The primary differences between income tax expense attributable to continuing operations and the amount of income tax expense that would result from applying domestic federal statutory rates to income (loss) before income taxes relate to state income taxes, and the recognition of a valuation allowance for deferred income tax assets. The net deferred tax liabilities relate to long lived assets with an indefinite life.

NOTE 14 – COMMITMENT AND CONTINGENCIES
Commitments
During the year ended December 31, 2022, the Company entered into purchase agreements for the acquisition of aircraft that have not yet been delivered at December 31, 2022. The delivery of two (2) aircraft scheduled for 2023 will require payments totaling approximately $12,000,000 in 2023.
Gulfstream Aerospace, LP
During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79,000,000 with expected deliveries in 2024, for which the Company made prepayments totaling $12,000,000. The $12,000,000 is non-refundable, except in some specific circumstances, and would serve as consideration for liquidated damages of $3,000,000 per aircraft should the purchase agreement be terminated by the Company.
Future minimum payments under the purchase agreements with Gulfstream Aerospace, LP at December 31, 2022, are as follows:
Gulfstream
For the years ended December 31,	G280 Fleet
2023	$27,000,000
2024	40,000,000
Total expected contractual payments	$67,000,000
The Company has credit facility in place with SAC Leasing G280 LLC to fund $37,500,000 of the $67,000,000 due under these purchase agreements with Gulfstream Aerospace LP.
Legal Contingencies
The Company is currently not involved with or know of any pending or threatening litigation against the Company or any of its officers.
Operating Leases
The Company leases property and equipment under operating leases. For leases with terms greater than 12 months, the Company records the related assets and obligations at the present value of the lease payments over the lease term. Many of the leases contain renewal options and/or termination options that are factored into our determination of lease payments when appropriate. The Company uses its incremental borrowing rate to discount lease payments to present value, as the rates implicit in its leases are not readily determinable. The incremental borrowing rate is based on the estimated interest rate for collateralized borrowing over a similar term of the lease at the commencement date.
Aircraft Leases
During 2022, the Company began leasing an aircraft with a term of five years which has fixed lease payments. The Company recognized an operating lease liability in the amount of the net present value of the future minimum lease payments, and a right-of-use asset. The discount rate used for this lease was 12%, which was determined to be the incremental borrowing rate based on comparative secured financing in the marketplace at the inception of the fixed lease payments. The remaining term of this lease at December 31, 2022 was 4.33 years. Lease expense is recognized on a straight-line basis over the lease term. Lease expense related to this lease consisting of fixed and variable lease costs was $168,063 for the year ended December 31, 2022.
Additionally, the Company leases other aircraft under operating leases with remaining terms ranging from one to five years. These leases require lease payments that are variable and are dependent on flight hours that generate charter revenues, with no minimum lease payment commitments. Because of the variable nature of the lease payments, these leases are not recorded on our consolidated balance sheets as ROU assets and lease liabilities. Certain leases have renewal options to extend lease terms for additional periods ranging from three to twelve months.
Some of the aircraft leases have lease terms of 12 months or less. The Company has made a policy election to classify lease agreements with a lease term of 12 months or less as short-term leases. Accordingly, the Company has not

NOTE 14 – COMMITMENT AND CONTINGENCIES –Continued
recognized right-of-use assets or lease liabilities related to these lease agreements pursuant to the short-term election. The Company recognizes short-term lease costs on a straight-line basis over the lease term and accrues the difference each period between the amount expensed and the amount paid.
Variable lease costs associated with the aircraft operating leases were $8,222,890 and $198,908 for the years ended December 31, 2022, and 2021, respectively. Short-term lease costs on the aircraft leases were $596,921 for the year ended December 31, 2022.
Airport Facilities
Our facilities leases are for space at airports throughout the south with remaining terms ranging from one to eleven months. These leases consist of hangar space and office space. The leases have lease terms of 12 months or less. Accordingly, the Company has not recognized right-of-use assets or lease liabilities related to these lease agreements pursuant to the short-term lease election. The Company has made a policy election to not separate lease and non-lease components for these facility leases. Short-term lease costs related to these leases were $52,032 and $776 for the years ended December 31, 2022, and 2021, respectively.
Future estimated minimum lease payments by year and in aggregate, under the Company’s fixed payment operating lease consisted of the following at December 31, 2022:
For the years ended December 31,	Operating Leases
2023	$456,750
2024	463,753
2025	471,019
2026	478,557
2027	162,126
TOTAL	$ 2,032,205
Less amount representing interest	458,061
Present value of net minimum payments (inc. $283,087 classified as current operating lease liability)	$1,574,144
Sale-Leaseback Transactions
The Company entered into $41,995,000 and $0 of sales-leaseback transactions related to aircraft during the years ended December 31, 2022, and 2021, respectively. The Company recorded gains of $7,942,800 and $0, associated with these transactions, for the years ended December 31, 2022, and 2021, respectively. Gains are recorded in gross profit on the consolidated statements of operations. The leases of the aircraft assets are operating leases which incur variable lease costs based upon usage as described above. These lease costs are expensed as occurred.
NOTE 15 – SUBSEQUENT EVENTS
Management has evaluated events that have occurred subsequent to the date of these consolidated financial statements and has determined that, other than those listed below, no such reportable subsequent events exist through August 9, 2023, the date the financial statements were issued in accordance with FASB ASC Topic 855, “Subsequent Events.”
Subsequent to December 31, 2022, the Company transferred its Fly Dreams LLC operations to GCA. The Company sold its membership interest of Fly Dreams LLC, including Fly Dreams FAA Part 135 Certificate for $550,000. The Company will conduct all future operations under GCA, using the GCA FAA Part 135 Certificate.
Subsequent to December 31, 2022, the Company entered a series of convertible notes (“2023 notes”) for aggregate amount of $10,751,406, of which $4,750,000 was funded and $6,001,406 was issued pursuant to the conversion of the line of credit with a related party.
Subsequent to December 31, 2022, the Company entered into a promissory note agreement with Dennis Liotta, an affiliate of the Company, for a total of amount of $1,000,000, which matures on March 31, 2024.

NOTE 15 – SUBSEQUENT EVENTS –Continued
On March 15, 2023, the line of credit with Dennis Liotta was converted into a convertible note bearing interest at 4%, maturing on March 31, 2024. The amount of the note was adjusted to $6,001,000, which represents an increase of approximately $365,000 over the carrying amount of the note and accrued interest at December 31, 2022.
Subsequent to December 31, 2022, the Company executed a Honda Fleet Purchase Agreement for the acquisition of 23 aircraft for a total consideration of $161.1 million. The company should make a $150,000 deposit for each aircraft twelve months prior to the expected delivery date. The aircraft will be delivered between the fourth fiscal quarter of 2023 and the fourth fiscal quarter of 2025.
Subsequent to December 31, 2022, the Company issued Series A-1 Preferred Stock and raised aggregate amount of $10,000,000 and also converted its convertible notes for shares of Series A-2 and A-3 Preferred Stock.
Subsequent to December 31, 2022, the Company received a claim for the cost of repairs of damages to an aircraft that occurred during maintenance in 2022. The amount of the potential loss is estimated to be approximately $520,000. An unfavorable outcome is possible, but management believes it would have a recourse against the owners per their management contract.
In July 2023, the Company’s Board of Directors and shareholders approved a reverse stock split of the company‘s Common and Series Seed Preferred shares, on a one-for-0.434159 basis, effective as of July 21, 2023. This reverse stock split reduced the number of outstanding Common shares at December 31, 2022 from 16,400,000 to 7,120,208, while the par value per share remained unchanged. This reverse stock split reduced the number of outstanding Series Seed Preferred shares from 9,170,000 to 3,981,236, while the par value per share remained unchanged. The reverse stock split was undertaken to increase the per share price of the Company’s Common and Series Seed Preferred stock.
On August 1, 2023, PROOF Acquisition Corp I, a Delaware corporation (prior to the Effective Time, “PACI” and, at and after the Effective Time, “Volato Group”) entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) with PACI Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PACI (“Merger Sub”), and Volato, Inc., a Georgia corporation (“Volato”). Pursuant to the terms of the Business Combination Agreement, a business combination between PACI and Volato will be effected through the merger of Merger Sub with and into Volato, with Volato surviving the merger as a wholly-owned subsidiary of Volato Group (the “Business Combination,” and together with the other transactions contemplated by the Business Combination Agreement and the other agreements contemplated thereby, the “Transactions”).

PROOF ACQUISITION CORP I

CONDENSED BALANCE SHEETS
	June 30, 2023 (unaudited)	December 31, 2022 (audited)
ASSETS
Current assets:
Cash	$2,029,532	$1,342,435
Prepaid expenses	263,271	467,021
Total current assets	2,292,803	1,809,456
Investments held in Trust	68,615,845	285,581,779
Total Assets	$70,908,648	$287,391,235

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accrued expenses	357,328	132,417
Excise tax payable	2,209,958	—
Income tax payable	1,852,353	455,833
Total current liabilities	4,419,639	588,250
Deferred income taxes	59,640	317,426
Total Liabilities	4,479,279	905,676

Commitments and contingencies (Note 5)

Temporary Equity:
Class A common stock subject to possible redemption; $0.0001 par value; 6,443,098 and 27,600,000 shares at redemption value of $10.59 and $10.31 at June 30, 2023 and December 31, 2022, respectively	68,217,016	284,449,019

Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 70,000,000 shares authorized; none issued and outstanding (excluding 6,443,098 and 27,600,000 at June 30, 2023 and December 31, 2022, respectively, shares subject to possible redemption)	—	—
Class B common stock, $0.0001 par value; 12,500,000 shares authorized; 6,900,000 shares issued and outstanding	690	690
(Accumulated Deficit) Retained earnings	(1,788,337)	2,035,850
Total Stockholders’ (Deficit) Equity	(1,787,647)	2,036,540
Total Liabilities, Temporary Equity and Stockholders’ (Deficit) Equity	$70,908,648	$287,391,235
The accompanying notes are an integral part of these unaudited condensed financial statements.

PROOF ACQUISITION CORP I
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
	For the Three Months Ended June 30, 2023	For the Three Months Ended June 30, 2022
Formation and operating expenses	$698,927	$499,429
Operating loss	(698,927)	(499,429)

Interest income - investments held in Trust Account	2,482,403	373,148
Other income	2,482,403	373,148
Income (loss) before income tax	1,783,476	(126,281)
Income tax expense	(513,156)	(29,860)
Net income (loss)	$1,270,320	$(156,141)
Class A common stock - weighted average shares outstanding, basic and diluted	17,835,276	27,600,000
Class A common stock - basic and diluted net income (loss) per share	$0.05	$—
Class B common stock - weighted average shares outstanding, basic and diluted	6,900,000	6,900,000
Class B common stock - basic and diluted net income (loss) per share	$0.05	$—
	For the Six Months Ended June 30, 2023	For the Six Months Ended June 30, 2022

Formation and operating expenses	$1,223,029	$993,103
Operating loss	(1,223,029)	(993,103)

Interest income - investments held in Trust Account	5,511,344	399,913
Other income	5,511,344	399,913

Income (loss) before income tax	4,288,315	(593,189)
Income tax expense	(1,138,734)	(29,860)
Net income (loss)	$3,149,581	$(623,050)
Class A common stock - weighted average shares outstanding, basic and diluted	22,690,664	27,600,000
Class A common stock - basic and diluted net income (loss) per share	$0.11	$(0.02)
Class B common stock - weighted average shares outstanding, basic and diluted	6,900,000	6,900,000
Class B common stock - basic and diluted net income (loss) per share	$0.11	$(0.02)
The accompanying notes are an integral part of these unaudited condensed financial statements.

PROOF ACQUISITION CORP I
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
For the Three and Six Months Ended June 30, 2023 and 2022
	Class B Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance, December 31, 2022	6,900,000	$690	$—	$2,035,850	$2,036,540
Remeasurement of Class A Common Stock to redemption value	—	—	—	(2,353,363)	(2,353,363)
Net income	—	—	—	1,879,261	1,879,261
Balance, March 31, 2023	6,900,000	690	—	1,561,748	1,562,438
Excise tax on Class A Common Stock redemptions	—	—	—	(2,209,958)	(2,209,958)
Remeasurement of Class A Common Stock to redemption value	—	—	—	(2,410,447)	(2,410,447)
Net income	—	—	—	1,270,320	1,270,320
Balance, June 30, 2023	6,900,000	$690	$—	$(1,788,337)	$(1,787,647)
	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance, December 31, 2021	6,900,000	$690	$—	$(6,245,863)	$(6,245,173)
Net loss	—	—	—	(466,910)	(466,910)
Balance, March 31, 2022	6,900,000	690	—	(6,712,773)	(6,712,083)
Remeasurement of Class A Common Stock to redemption value	—	—	—	(141,596)	(141,596)
Net loss	—	—	—	(156,141)	(156,141)
Balance, June 30, 2022	6,900,000	$690	$—	$(7,010,509)	$(7,009,819)
The accompanying notes are an integral part of these unaudited condensed financial statements.

PROOF ACQUISITION CORP I
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
	For the Six Months Ended June 30, 2023	For the Six Months Ended June 30, 2022
Cash flows from operating activities:
Net income (loss)	$3,149,581	$(623,050)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income earned on Trust assets	(5,511,344)	(399,913)
Changes in operating assets and liabilities:
Prepaid expenses	203,750	252,062
Income taxes payable	1,254,447	—
Deferred income taxes	(115,713)	—
Accrued expenses	224,911	55,953
Net cash used in operating activities	(794,368)	(714,948)

Cash flows from investing activities:
Deposit into Trust Account for extension	(480,000)	—
Withdrawal from Trust Account for redemptions	220,995,813	—
Withdrawal from Trust Account for working capital and tax	1,961,465	—
Net cash provided by investing activities	222,477,278	—

Cash flows from financing activities:
Trust redemptions	(220,995,813)	—
Net cash used in financing activities	(220,995,813)	—

Net change in cash	687,097	(714,948)
Cash at beginning of period	1,342,435	2,579,658
Cash at end of period	$2,029,532	$1,864,710

Non-cash financing activities:
Excise tax on redemption of Class A common stock subject to possible redemption	$2,209,958	$—
Remeasurement of Class A common stock subject to possible redemption	$4,763,810	$141,596
The accompanying notes are an integral part of these unaudited condensed financial statements.

NOTES TO THE FINANCIAL STATEMENTS
NOTE 1 - DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN
PROOF Acquisition Corp I (the “Company”) was incorporated in Delaware on March 16, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (collectively, the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of June 30, 2023, the Company had limited operations and no operating revenues. All activity for the period from March 16, 2021 (inception) through June 30, 2023 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and, since the closing of the Initial Public Offering, a search for a Business Combination candidate. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
On July 21, 2023, the PROOF.vc SPV, the Sponsor, and holders of then-outstanding convertible notes of Volato, Inc. (“Volato”) entered into an agreement with Volato whereby Volato issued and sold an aggregate of $10,000,000 of its Series A-1 Preferred Stock to the PROOF.vc SPV and the Sponsor.
On August 1, 2023, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) with PACI Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and Volato, Inc., a Georgia corporation (“Volato”). Pursuant to the terms of the Business Combination Agreement, a business combination between the Company and Volato will be effected through the merger of Merger Sub with and into Volato, with Volato surviving the merger as a wholly-owned subsidiary of Volato Group (the “Business Combination,” and together with the other transactions contemplated by the Business Combination Agreement and the other agreements contemplated thereby, the “Transactions”).
The registration statement for the Company’s Initial Public Offering (the “Registration Statement”) was declared effective on November 30, 2021. On December 3, 2021, the Company consummated the Initial Public Offering of 27,600,000 units (“Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”), generating gross proceeds of $276,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 15,226,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement transaction to PROOF Acquisition Sponsor I, LLC (the “Sponsor”) and certain funds and accounts managed by subsidiaries of BlackRock, Inc. (“BlackRock”).
Following the closing of the Initial Public Offering on December 3, 2021, an amount of $281,520,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement (as defined in Note 4) was placed in the Trust Account. The funds held in the Trust Account may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.
Transaction costs related to the IPO amounted to $15,623,739 consisting of $5,520,000 of underwriting fees, $9,660,000 of deferred underwriting fees payable (which was originally held in a Trust Account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”)) and $443,739 of other offering costs. These costs were charged to additional paid-in capital upon completion of the Initial Public Offering. The deferred underwriting commission liability was reduced to $0 in 2022 as the underwriter resigned and withdrew its right to the deferred underwriting fees (see Note 7).
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the

Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, management agreed to place an amount equal to $10.20 per Unit sold in the Initial Public Offering, including proceeds of the Private Placement Warrants, located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account, plus any pro rata interest then in the Trust Account, net of taxes payable. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination, and in connection with certain amendments to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares were issued with other freestanding instruments (i.e., public warrants), the initial carrying value of common stock classified as temporary equity was the allocated proceeds determined in accordance with ASC 470-20. The common stock is subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The re-measurement will be treated as an adjustment to adjust the temporary equity to the redemption amount. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place.
If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the outstanding shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The holders of the Founder Shares have agreed (a) to waive their redemption rights with respect to the Founder Shares (and Public Shares with respect to our Sponsor and officers and directors of the Company) held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
On May 19, 2023, the Company convened a Special Meeting. The shareholders of the Company approved proposals to amend the Certificate of Incorporation (the “Extension Amendment Proposal”) and to amend the Trust Agreement (the “Trust Agreement Amendment Proposal”) to extend the date by which the Company must consummate a Business Combination from June 3, 2023 to September 3, 2023, or to October 3, November 3, or December 3, 2023, as applicable, if the Company deposits additional $160,000 in the Trust Account for each one-month extension of the end of the Completion Window.
In connection with the approval of the Extension Amendment Proposal and the Trust Agreement Amendment Proposal, shareholders holding 21,156,902 shares of Class A Common Stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, $220,995,813 was withdrawn from the Trust Account to pay such redeeming holders.
In connection with approval of the Extension Amendment Proposal and the Trust Agreement Amendment Proposal, PACI deposited $480,000 in the Trust Account in connection with the exercise of the first three-month extension of the end of the Completion Window to September 3, 2023.
In connection with the redemption, the Company recorded excise tax of approximately $2.2 million. To the extent the Company issues shares during the year ended December 31, 2023, including in connection with a business combination, it likely will reduce the excise tax liability.
If the Company has not completed a Business Combination within 21 months (or up to 24 months, if applicable) from the closing of the Initial Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The holders of the Founders Shares have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of Founder Shares acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriter agreed to waive its rights to the deferred underwriting commission (see Note 7) held in the Trust Account and, as a result, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of a distribution in liquidation, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit of $10.00.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share following the closing of this offering, or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00, due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Capital Resources
As of June 30, 2023, the Company had approximately $2.0 million in its operating bank account and a working capital deficit of approximately $2.0 million.
The Company’s liquidity needs up to June 30, 2023 had been satisfied through a payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares, the loan under the promissory note from the Sponsor of approximately $110,000 (the “Note”) (see Note 5) to the Company, and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Note from the Sponsor was repaid in full on December 6, 2021.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until September 3, 2023 (unless extended to October 3, November 3, or December 3, 2023, as applicable) to complete a Business Combination. It is uncertain that the Company will be able to consummate an initial Business Combination by this time. If an initial Business Combination is not consummated by this date and the Company has not exercised its option to extend the deadline in accordance with the terms of its Certificate of Incorporation, there will be a mandatory liquidation and subsequent dissolution of the Company. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company through one year from the issuance of these financial statements. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the Company’s inability to continue as a going concern.
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Additionally, as a result of the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows.
In the opinion of the Company’s management, the unaudited financial statements as of June 30, 2023 and for the three and six months ended June 30, 2023 include all adjustments, which are only of a normal and recurring nature, necessary for a fair statement of the financial position of the Company as of June 30, 2023 and its results of operations and cash flows for the three and six months ended June 30, 2023. The results of operations for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2023 or any future interim period.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2023 and December 31, 2022. Cash was $2,029,532 and $1,342,435 as of June 30, 2023 and December 31, 2022, respectively.
Investments held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. At June 30, 2023 and December 31, 2022, the Company had $68,615,845 and $285,581,779, respectively, in investments held in the Trust Account.
Offering Costs associated with a Public Offering
The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering.” Offering costs of $15,623,739 consist principally of $5,520,000 of underwriting fees, $9,660,000 of deferred underwriting fees payable and $443,739 of other offering costs. The deferred underwriting commission liability was reduced to $0 in 2022 as the underwriter resigned and withdrew its right to the deferred underwriting fees (see Note 6).
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The Company’s effective tax rate was 29% and 0% for the three months ended June 30, 2023 and 2022, respectively. The Company’s effective tax rate was 27% and 0% for the six months ended June 30, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21.0% for the three and six months ended June 30, 2023 and 2022, due to changes in the valuation allowance on the deferred tax assets.
The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
While ASC 740 identifies usage of the effective annual tax rate for purposes of an interim provision, it does allow for estimating individual elements in the current period if they are significant unusual or infrequent. Computing the

ETR for the Company is complicated due to the potential impact of the Company’s change in fair value of warrants for any other change in fair value of a complex financial instrument), the timing of any potential Business Combination expenses and the actual interest income that will be recognized during the year. The Company has taken a position as to the calculation of income tax expenses in the current period based on 740-270-25-3 which states, “if an entity is unable to estimate a part of its ordinary income (or loss) or the related tax (or benefit) but is otherwise able to make a reliable estimate, the tax (or benefit) applicable to the item that cannot be estimated shall be reported in the interim period in which the item is reported.” The Company believes its calculation to be a reliable estimate and allows it to properly take into account the unusual elements that can impact its annualized book income and its impact on ETR. As such, the Company is computing its taxable income (loss) and associated income tax provision based on actual results through June 30, 2023.
Class A common stock subject to possible redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480. Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ deficit. The Company’s Class A common stock feature certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, the shares of Class A common stock subject to possible redemption in the amount of $68,217,016 and $284,449,019 are presented as temporary equity, outside of the stockholders’ equity (deficit) section of the Company’s balance sheets at June 30, 2023 and December 31, 2022. The increases of $2,410,447 and $4,763,810 during the three and six months ended June 30, 2023, respectively, in the Class A common stock subject to possible redemption is a remeasurement adjustment to the redemption value. The increases of $141,596 and $141,596 during the three and six months ended June 30, 2022, respectively, in the Class A common stock subject to possible redemption is a remeasurement adjustment to the redemption value.
Immediately upon the closing of the Initial Public Offering, the Company recognized the re-measurement from initial book value to redemption amount, which approximates fair value. The change in the carrying value of Class A common stock subject to possible redemption resulted in charges against additional paid-in capital (to the extent available), accumulated deficit and Class A common stock.
Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding. All of the Company’s warrants have met the criteria for equity treatment.

Net Income (Loss) per Common Share
The Company has two classes of common stock, Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. The calculation of diluted income (loss) per share of common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. As of June 30, 2023, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income (loss) per common share is the same as basic net income (loss) per common share for the period presented. Re-measurement associated with the Class A common stock subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value. The following table reflects the calculation of basic and diluted net income (loss) per common share for the three and six months ended June 30, 2023 and 2022 (in dollars, except per share amounts):
	For the Three Months Ended June 30, 2023		For the Three Months Ended June 30, 2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per share
Numerator:
Allocation of net income (loss)	$915,959	$354,361	$(124,913)	$(31,228)
Denominator:
Basic and diluted weighted average shares outstanding	17,835,276	6,900,000	27,600,000	6,900,000
Basic and diluted net income (loss) per share	$0.05	$0.05	$—	$—
	For the Six Months Ended June 30, 2023		For the Six Months Ended June 30, 2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per share
Numerator:
Allocation of net income (loss)	$2,415,156	$734,425	$(498,440)	$(124,610)
Denominator:
Basic and diluted weighted average shares outstanding	22,690,664	6,900,000	27,600,000	6,900,000
Basic and diluted net income (loss) per share	$0.11	$0.11	$(0.02)	$(0.02)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At June 30, 2023 and December 31, 2022, the Company has not experienced losses on this account.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid to transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3 - INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 27,600,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 4 - PRIVATE PLACEMENTS
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale (the “Private Placement”) to the Sponsor and BlackRock of an aggregate of 15,226,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant resulting in cash proceeds of $15,226,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment.
A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will be worthless.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
NOTE 5 - RELATED PARTIES
Founder Shares
On March 31, 2021, the Sponsor received 5,750,000 of the Company’s Class B common stock (the “Founder Shares”) for a May 4, 2021 payment of $25,000. Subsequently, on November 30, 2021, the Company effected a 1.2:1 stock split for each outstanding share of Class B common stock, resulting in the Sponsor holding an aggregate number of 6,900,000 Founder Shares on that date. In connection with the closing of the Initial Public Offering and the sale of the Private Placement Warrants, the Company cancelled 460,000 Founder Shares held by the Sponsor and reissued the shares to parties unaffiliated with the Sponsor. All share amounts retroactively restated to account for the share split.
The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign, or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Promissory Note - Related Party
On March 31, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) March 31, 2022 or (ii) the consummation of the Initial Public Offering. In 2021, the Company borrowed $110,000 on this note, which was repaid in full on December 6, 2021.
General and Administrative Services
Commencing on the date the Units are first listed on the NYSE, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support for up to 24 months. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. Fees related to this arrangement were $30,000 for the three months ended June 30, 2023 and 2022, respectively, and $60,000 for the six months ended June 30, 2023 and 2022, respectively.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. If we complete a Business Combination, we may repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans could be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2023 and December 31, 2022 there was no amount outstanding under the Working Capital Loans.
Consulting Agreement
A member of the Board of Directors had a written consulting agreement with the Company to provide consulting services related to the Company’s business combination efforts which terminated on December 3, 2022. This agreement was approved by the Board of Directors. Expenses incurred for the three and six months ended June 30, 2023 and 2022 were $0 and $16,668 and $0 and $35,423, respectively.
NOTE 6 - COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriter a 45-day option from the date of Initial Public Offering to purchase up to 3,600,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The over-allotment was exercised in full as part of the Initial Public Offering.
The underwriter received a cash underwriting discount of $0.20 per Unit, or $5,520,000 in the aggregate, payable upon the closing of the Initial Public Offering.
In addition, the underwriter was entitled to a deferred fee of $0.35 per Unit, or $9,660,000 in the aggregate. The deferred fee would have become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement and the trust agreement, but due to proposed SEC regulations imposing potential liability on the underwriter of an initial public offering for a blank check company upon its subsequent initial Business Combination, the underwriter has ended its relationships with most special purpose acquisition companies it helped take public, including the Company, and has waived its deferred underwriting fees.
NOTE 7 - STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock - The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of June 30, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.
Class A Common Stock - The Company is authorized to issue 70,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of June 30, 2023 and December 31, 2022, there were no shares of Class A common stock issued or outstanding (excluding 6,443,098 and 27,600,000, respectively, recorded as temporary equity).
Class B Common Stock - The Company is authorized to issue 12,500,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. On November 30, 2021, the Company effected a 1.2:1 stock split for each outstanding share of Class B common stock, resulting in the Sponsor holding an aggregate number of 6,900,000 Founder Shares on that date. As of June 30, 2023 and December 31, 2022, there were 6,900,000 shares of Class B common stock issued and outstanding, of which the Sponsor held 6,440,000 shares.
Only holders of the Class B common stock will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law. In connection with our initial Business Combination, we may enter into a stockholders agreement or other arrangements with the stockholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those in effect upon completion of this offering.
The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued or issuable to any seller of an interest in the target to us in a Business Combination.

Warrants - As of June 30, 2023 and December 31, 2022, there were 13,800,000 Public Warrants and 15,226,000 Private Placement Warrants outstanding.
Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00 - Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:
•	in whole and not in part;
•	at a price of $0.01 per Public Warrant;
•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and
•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

Redemption of Warrants When the Price per Class A Common Stock Equals or Exceeds $10.00 - Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•	in whole and not in part;
•
at a price of $0.10 per warrant provided that the holder will be able to exercise their warrants on cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A common stock;

•	upon a minimum of 30 days’ prior written notice of redemption;
•
if, and only if, the last reported sale price of our Class A common stock equals or exceeds $10.00 per public share (as adjusted per stock subdivisions, stock dividends, reorganizations, recapitalizations and the like) on the trading day before the Company sends the notice of redemption to the warrant holders; and

•	if, and only if, the private placement warrants are also concurrently exchanged at the same price (equal to a number of Class A common stock) as the outstanding public warrants, as described above.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants are not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.
NOTE 8 - CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION
The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 70,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of June 30, 2023 and December 31, 2022, there were 6,443,098 and 27,600,000 shares, respectively, of Class A common stock outstanding, all of which were subject to possible redemption.
As of June 30, 2023, Class A common stock subject to possible redemption reflected on the balance sheet is reconciled on the following table:
Class A common stock subject to possible redemption at December 31, 2022	$284,449,019
Re-measurement of carrying value to redemption value	2,353,363
Class A common stock subject to possible redemption at March 31, 2023	286,802,382
Re-measurement of carrying value to redemption value	2,410,447
Extension deposit	480,000
Redemption	(220,995,813)
Class A common stock subject to possible redemption at June 30, 2023	$68,217,016
NOTE 9 - FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
Description	Level	June 30, 2023	December 31, 2022
Assets:
Marketable securities held in the Trust Account	1	$68,615,845	$285,581,779
Level 1 assets include investments in money market funds or U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
NOTE 10 - SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date these financial statements were issued. Based upon this review the Company did not identify any subsequent events, except as noted below, that would have required adjustment or disclosure in the financial statements.

On July 21, 2023, the PROOF.vc SPV, the Sponsor, and holders of then-outstanding convertible notes of Volato, Inc. (“Volato”) entered into an agreement with Volato whereby Volato issued and sold an aggregate of $10,000,000 of its Series A-1 Preferred Stock to the PROOF.vc SPV and the Sponsor.
On August 1, 2023, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) with PACI Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and Volato, Inc., a Georgia corporation (“Volato”). Pursuant to the terms of the Business Combination Agreement, a business combination between the Company and Volato will be effected through the merger of Merger Sub with and into Volato, with Volato surviving the merger as a wholly-owned subsidiary of Volato Group (the “Business Combination,” and together with the other transactions contemplated by the Business Combination Agreement and the other agreements contemplated thereby, the “Transactions”).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
PROOF Acquisition Corp I
Opinion on the Financial Statements
We have audited the accompanying balance sheets of PROOF Acquisition Corp I (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from March 16, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from March 16, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has until June 3, 2023 to complete a business combination or the Company will cease all operations except for the purpose of liquidating. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2021.
Hartford, CT
February 24, 2023

BALANCE SHEETS
	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$1,342,435	$2,579,658
Prepaid expenses	467,021	993,608
Total current assets	1,809,456	3,573,266
Investments held in Trust	285,581,779	281,521,183
Total Assets	$287,391,235	$285,094,449

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accrued expenses	$905,676	$159,622
Total current liabilities	905,676	159,622
Deferred underwriting commission	—	9,660,000
Total Liabilities	905,676	9,819,622

Commitments and contingencies (Note 5)

Temporary Equity:
Class A Common Stock subject to possible redemption; $0.0001 par value; 27,600,000 shares at redemption value of $10.31 at December 31, 2022 and $10.20 at December 31, 2021	284,449,019	281,520,000

Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock, $0.0001 par value; 70,000,000 shares authorized; none issued and outstanding (excluding 27,600,000 shares subject to possible redemption)	—	—
Class B Common Stock, $0.0001 par value; 12,500,000 shares authorized; 6,900,000 shares issued and outstanding	690	690
Retained earnings (Accumulated deficit)	2,035,850	(6,245,863)
Total Stockholders’ Equity (Deficit)	2,036,540	(6,245,173)
Total Liabilities, Temporary Equity and Stockholders’ Equity (Deficit)	$287,391,235	$285,094,449
The accompanying notes are an integral part of these financial statements.

STATEMENTS OF OPERATIONS
	Year Ended December 31, 2022	For the period from March 16, 2021 (inception) through December 31, 2021
Formation and operating expenses	$1,736,604	$383,077
Operating loss	(1,736,604)	(383,077)

Interest income - investments held in Trust Account	4,060,596	1,183
Other income	4,060,596	1,183
Income (loss) before income tax	2,323,992	(381,894)
Income tax expense	(773,259)	—
Net income (loss)	$1,550,733	$(381,894)
Class A Common Stock - weighted average shares outstanding, basic and diluted	27,600,000	2,810,182
Class A Common Stock - basic and diluted net income (loss) per share	$0.05	$(0.04)
Class B Common Stock - weighted average shares outstanding, basic and diluted(1)	6,900,000	6,091,636
Class B Common Stock - basic and diluted net income (loss) per share	$0.05	$(0.04)
(1)
On November 30, 2021, the Company effected a 1.2:1 stock split for each outstanding share of Class B Common Stock, resulting in the Sponsor holding an aggregate number of 6,900,000 Founder Shares. All share amounts retroactively restated to account for the share split as discussed in Note 5.

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
For the Year Ended December 31, 2022 and for the period from March 16, 2021 (inception)
through December 31, 2021
	Class B Common Stock		Additional Paid-in Capital	Retained Earnings Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance, December 31, 2021	6,900,000	$690	$—	$(6,245,863)	$(6,245,173)
Remeasurement of Class A Common Stock to redemption value	—	—	—	(2,929,019)	(2,929,019)
Gain on deferred underwriting commission	—	—	—	9,660,000	9,660,000
Net income	—	—	—	1,550,733	1,550,733
Balance, December 31, 2022	6,900,000	$690	$—	$2,035,850	$2,036,540
	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance, March 16, 2021 (inception)	—	$—	$—	$—	$—
Issuance of Class B Common Stock to Sponsor(1)	6,900,000	690	24,310	—	25,000
Private placement warrants proceeds in excess of fair value	—	—		5,411,275	5,411,275
Re-measurement of Class A Common Stock subject to possible redemption to redemption value	—	—	(24,310)	(11,275,244)	(11,299,554)
Net loss	—	—	—	(381,894)	(381,894)
Balance, December 31, 2021	6,900,000	$690	$—	$(6,245,863)	$(6,245,173)
(1)
On November 30, 2021, the Company effected a 1.2:1 stock split for each outstanding share of Class B Common Stock, resulting in the Sponsor holding an aggregate number of 6,900,000 Founder Shares. All share amounts retroactively restated to account for the share split as discussed in Note 5.

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CASH FLOWS
	Year ended December 31, 2022	Period From March 16, 2021 (inception) Through December 31, 2021
Cash flows from operating activities:
Net income (loss)	$1,550,733	$(381,894)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income earned on Trust assets	(4,060,596)	(1,183)
Changes in operating assets and liabilities:
Prepaid expenses	526,586	(993,608)
Accrued expenses	746,054	159,622
Net cash used in operating activities	(1,237,223)	(1,217,063)

Cash flows from investment activities:
Funds deposited into Trust Account	—	(281,520,000)
Net cash used in investing activities	—	(281,520,000)

Cash flows from financing activities:
Proceeds from issuance of Class B ordinary shares to Sponsor	—	25,000
Proceeds from sale of units	—	276,000,000
Proceeds from sale of warrants	—	15,226,000
Offering costs	—	(5,934,279)
Proceeds from sponsor note	—	110,000
Repayment of sponsor note	—	(110,000)
Net cash provided by financing activities	—	285,316,721

Net change in cash	(1,237,223)	2,579,658
Cash at beginning of period	2,579,658	—
Cash at end of period	$1,342,435	$2,579,658

Non-cash financing activities:
Deferred underwriting fee incurred (written off)	$(9,660,000)	$9,660,000
Re-measurement of Class A ordinary shares subject to possible redemption	$2,929,019	$(11,299,554)
Initial value of Class A Common Stock subject to possible redemption	$—	$281,520,000
The accompanying notes are an integral part of these financial statements.

NOTES TO THE FINANCIAL STATEMENTS
NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN
PROOF Acquisition Corp I (the “Company”) was incorporated in Delaware on March 16, 2021. The Company was formed for the purpose of effecting a Business Combination. The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2022, the Company had limited operations and no operating revenues. All activity for the period from March 16, 2021 (inception) through December 31, 2022 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and, since the closing of the Initial Public Offering, a search for a Business Combination candidate. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering (the “Registration Statement”) was declared effective on November 30, 2021. On December 3, 2021, the Company consummated the Initial Public Offering of 27,600,000 units (“Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”), generating gross proceeds of $276,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 15,226,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement transaction to Sponsor and certain funds and accounts managed by subsidiaries of BlackRock, Inc. (“BlackRock”).
Following the closing of the Initial Public Offering on December 3, 2021, an amount of $281,520,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement (as defined in Note 4) was placed in the Trust Account. The funds held in the Trust Account may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.
Transaction costs related to the IPO amounted to $15,623,739 consisting of $5,520,000 of underwriting fees, $9,660,000 of deferred underwriting fees payable (which was originally held in a Trust Account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”)) and $443,739 of other offering costs. These costs were charged to additional paid-in capital upon completion of the Initial Public Offering. The deferred underwriting commission liability was reduced to $0 in 2022 as the underwriter resigned and withdrew its right to the deferred underwriting fees (see Note 7).
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.20 per Unit sold in the Initial Public Offering, including proceeds of the Private Placement Warrants, will be held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.20 per Public Share, and such amount will be increased by $0.10 per public share for any three-month extension of our time to consummate our initial Business Combination, as described herein, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares were issued with other freestanding instruments (i.e., public warrants), the initial carrying value of common stock classified as temporary equity was the allocated proceeds determined in accordance with ASC 470-20. The common stock is subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The re-measurement will be treated as an adjustment to adjust the temporary equity to the redemption amount. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place.
If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the outstanding shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The holders of the Founder Shares have agreed (a) to waive their redemption rights with respect to the Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company has not completed a Business Combination within 18 months (or up to 24 months, if applicable) from the closing of the Initial Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The holders of the Founders Shares have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of Founder Shares acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriter agreed to waive its rights to the deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i)(x) $10.20 per Public Share following the closing of this offering, (y) $10.30 per public share after June 3, 2023, or (z) $10.40 per public share after September 3, 2023, as applicable; or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20, $10.30 or $10.40 per public Share (as applicable) due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Capital Resources
As of December 31, 2022, the Company had approximately $1.3 million in its operating bank account and working capital of approximately $900,000.
The Company’s liquidity needs up to December 31, 2022 had been satisfied through a payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares, the loan under the promissory note from the Sponsor of approximately $110,000 (the “Note”) (see Note 5) to the Company, and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Note from the Sponsor was repaid in full on December 6, 2021.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until September 3, 2023 (unless extended to October 3, November 3, or December 3, as applicable) to complete a Business Combination. It is uncertain that the Company will be able to consummate an initial Business Combination by this time. If an initial Business Combination is not consummated by this date and the Company has not exercised its option to extend the deadline in accordance with the terms of its Certificate of Incorporation, there will be a mandatory liquidation and subsequent dissolution of the Company. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the Company’s inability to continue as a going concern.
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Additionally, as a result of the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
In connection with the preparation of the financial statements of the Company as of and for the year ended December 31, 2022, the Company’s management, in consultation with its advisors, re-evaluated the Company’s accounting for operating expenses, specifically the recognition of the expenses for directors’ and officers’ liability insurance. After further review of the Company’s accounting for its operating expenses, it was determined that an adjustment was required to the Company’s financial statements as of and for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022.
Therefore, in accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company re-evaluated the changes and has determined that the related impact was material to certain of its previously issued financial statements. Therefore, the Company, in consultation with its Audit Committee, concluded that these previously issued financial statements should be restated. As such, the Company is reporting these restatements to those previously issued financial statements in this Annual Report.

The following tables summarize the effect of the restatement on each financial statement line items as of the dates, and for the period, indicated:
	As previously reported	Adjustments	As restated
March 31, 2022 balance sheet
Prepaid expenses	$732,415	$161,918	$894,333
Total current assets	2,950,517	161,918	3,112,435
Total assets	284,498,465	161,918	284,660,383
Accumulated Deficit	(6,874,691)	161,918	(6,712,773)
Total Stockholders’ Deficit	(6,874,001)	161,918	(6,712,083)
Total Liabilities, Temporary Equity and Stockholders’ Deficit	284,498,465	161,918	284,660,383

Statement of changes in stockholders’ deficit for the three months ended March 31, 2022
Net loss	$(628,828)	$161,918	$(466,910)
Accumulated Deficit - March 31, 2022	(6,874,691)	161,918	(6,712,773)
Total Stockholders’ Deficit	(6,874,001)	161,918	(6,712,083)

Statement of operations for the three months March 31, 2022
Formation and operating cost	$655,593	$(161,918)	$493,675
Operating loss	(655,593)	161,918	(493,675)
Net loss	(628,828)	161,918	(466,910)
Class A Common Stock - basic and diluted net loss per share	(0.02)	0.01	(0.01)
Class B Common Stock - basic and diluted net loss per share	(0.02)	0.01	(0.01)

Statement of cash flows for the three months ended March 31, 2022
Net loss	$(628,828)	$161,918	$(466,910)
Change in prepaid expenses	261,193	(161,918)	99,275

June 30, 2022 balance sheet
Prepaid expenses	459,537	282,008	741,545
Total current assets	2,324,247	282,008	2,606,255
Total assets	284,245,344	282,008	284,527,352
Accumulated Deficit	(7,292,517)	282,008	(7,010,509)
Total Stockholders’ Deficit	(7,291,827)	282,008	(7,009,819)
Total Liabilities, Temporary Equity and Stockholders’ Deficit	284,245,344	282,008	284,527,352

Statement of changes in stockholders’ deficit for the six months ended June 30, 2022
Net loss	$(905,058)	$282,008	$(623,050)
Accumulated Deficit - June 30, 2022	(7,292,517)	282,008	(7,010,509)
Total Stockholders’ Deficit	(7,291,827)	282,008	(7,009,819)

Statement of operations for the three months June 30, 2022
Formation and operating cost	$619,518	$(120,089)	$499,429
Operating loss	619,518	(120,089)	499,429
Loss before income tax	(246,370)	120,089	(126,281)
Net loss	(276,230)	120,089	(156,141)
Class A Common Stock - basic and diluted net loss per share	(0.01)	0.01	—
Class B Common Stock - basic and diluted net loss per share	(0.01)	0.01	—

	As previously reported	Adjustments	As restated

Statement of operations for the six months June 30, 2022
Formation and operating cost	$1,275,111	$(282,008)	$993,103
Operating loss	1,275,111	(282,008)	993,103
Loss before income tax	(875,197)	282,008	(593,189)
Net loss	(905,058)	282,008	(623,050)
Class A Common Stock - basic and diluted net loss per share	(0.03)	0.01	(0.02)
Class B Common Stock - basic and diluted net loss per share	(0.03)	0.01	(0.02)

Statement of cash flows for the six months ended June 30, 2022
Net loss	$(905,058)	$282,008	$(623,050)
Change in prepaid expenses	534,070	(282,008)	252,062

September 30, 2022 balance sheet
Prepaid expenses	$182,315	$408,842	$591,157
Total current assets	1,704,182	408,842	2,113,024
Total assets	284,382,102	408,842	284,790,944
Accumulated Deficit	(7,702,087)	408,842	(7,293,245)
Total Stockholders’ Deficit	(7,701,397)	408,842	(7,292,555)
Total Liabilities, Temporary Equity and Stockholders’ Deficit	284,382,102	408,842	284,790,944

Statement of changes in stockholders’ deficit for the nine months ended September 30, 2022
Net loss	$(784,272)	$408,842	$(375,430)
Accumulated Deficit - September 30, 2022	(7,702,087)	408,842	(7,293,245)
Total Stockholders’ Deficit	(7,701,397)	408,842	(7,292,555)

Statement of operations for the three months September 30, 2022
Formation and operating cost	$489,430	$(126,834)	$362,596
Operating loss	(489,430)	126,834	(362,596)
Income (loss) before income tax	267,393	126,834	394,227
Net income	120,785	126,834	247,619
Class A Common Stock - basic and diluted net loss per share	—	0.01	0.01
Class B Common Stock - basic and diluted net loss per share	—	0.01	0.01

Statement of operations for the nine months September 30, 2022
Formation and operating cost	$1,764,541	$(408,842)	$1,355,699
Operating loss	(1,764,541)	408,842	(1,355,699)
Income (loss) before income tax	(607,804)	408,842	(198,962)
Net loss	(784,272)	408,842	(375,430)
Class A Common Stock - basic and diluted net loss per share	(0.02)	0.01	(0.01)
Class B Common Stock - basic and diluted net loss per share	(0.02)	0.01	(0.01)

Statement of cash flows for the nine months ended September 30, 2022
Net loss	$(784,272)	$408,842	$(375,430)
Change in prepaid expenses	811,292	(408,842)	402,450

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and December 31, 2021. Cash was $1,342,435 and $2,579,658 as of December 31, 2022 and December 31, 2021, respectively.
Investments held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. At December 31, 2022 and December 31, 2021, the Company had $285,581,779 and $281,521,183, respectively, in investments held in the Trust Account.

Offering Costs associated with a Public Offering
The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Offering costs of $15,623,739 consist principally of $5,520,000 of underwriting fees, $9,660,000 of deferred underwriting fees payable and $443,739 of other offering costs. The deferred underwriting commission liability was reduced to $0 in 2022 as the underwriter resigned and withdrew its right to the deferred underwriting fees (see Note 7).
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Inflation Reduction Act (“IRA”) was enacted on August 16, 2022. The IRA includes provisions imposing a 1% excise tax on share repurchases that occur after December 31, 2022 and introduces a 15% corporate alternative minimum tax (“CAMT”) on adjusted financial statement income. The CAMT will be effective for us beginning in fiscal 2024. We currently are not expecting the IRA to have a material adverse impact to our financial statements.
Class A Common Stock subject to possible redemption
The Company accounts for its Class A Common Stock subject to possible redemption in accordance with the guidance enumerated in ASC 480. Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ deficit. The Company’s Class A Common Stock feature certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, the shares of Class A Common Stock subject to possible redemption in the amount of $284,449,019 and $281,520,000 are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet at December 31, 2022 and December 31, 2021. The increase of $2,929,019 during the year ended December 31, 2022 in the Class A Common Stock subject to possible redemption is a remeasurement adjustment to the redemption value.
Immediately upon the closing of the Initial Public Offering, the Company recognized the re-measurement from initial book value to redemption amount, which approximates fair value. The change in the carrying value of Class A Common Stock subject to possible redemption resulted in charges against additional paid-in capital (to the extent available), accumulated deficit and Class A Common Stock.

Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding. All of the Company’s warrants have met the criteria for equity treatment.
Net Income (Loss) per Common Share
The Company has two classes of common stock, Class A Common Stock and Class B Common Stock. Income and losses are shared pro rata between the two classes of shares. Net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. The calculation of diluted income (loss) per share of common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. As of December 31, 2022, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income (loss) per common share is the same as basic net income (loss) per common share for the period presented. Re-measurement associated with the Class A Common Stock subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value. The following table reflects the calculation of basic and diluted net loss per common share for the year ended December 31, 2022 and for the period from March 16, 2021 (inception) through December 13, 2021 (in dollars, except per share amounts):
	For the Year Ended December 31, 2022		For the period from March 16, 2021 (inception) through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per share
Numerator:
Allocation of net income (loss)	$1,240,586	$310,147	$(120,559)	$(261,335)
Denominator:
Basic and diluted weighted average shares outstanding	27,600,000	6,900,000	2,810,182	6,091,636
Basic and diluted net income (loss) per share	$0.05	$0.05	$(0.04)	$(0.04)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2022 and December 31, 2021, the Company has not experienced losses on this account.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid to transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 4 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 27,600,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A Common Stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 5 — PRIVATE PLACEMENTS
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale (the “Private Placement”) to the Sponsor and BlackRock of an aggregate of 15,226,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant resulting in cash proceeds of $15,226,000. Each Private Placement Warrant is exercisable to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment.
A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will be worthless.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
NOTE 6 — RELATED PARTIES
Founder Shares
On March 31, 2021, the Sponsor received 5,750,000 of the Company’s Class B Common Stock (the “Founder Shares”) for a May 4, 2021 payment of $25,000. The Founder Shares include an aggregate of up to 750,000 shares subject to forfeiture to the extent that the underwriter’s over-allotment is not exercised in full or in part, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering. Subsequently, on November 30, 2021, the Company effected a 1.2:1 stock split for each outstanding share of Class B Common Stock, resulting in the Sponsor holding an aggregate number of 6,900,000 founder shares, including an aggregate of up to 900,000 shares subject to forfeiture. All share amounts retroactively restated to account for the share split. As the over-allotment was exercised in full as part of the Initial Public Offering, the Founder Shares are no longer subject to forfeiture.
The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and

(B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Promissory Note — Related Party
On March 31, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) March 31, 2022 or (ii) the consummation of the Initial Public Offering. In 2021, the Company borrowed $110,000 on this note, which was repaid in full on December 6, 2021.
General and Administrative Services
Commencing on the date the Units are first listed on the NYSE, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support for up to 24 months. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. Fees related to this arrangement were $120,000 for the year December 31, 2022 and $10,000 for the period from March 16, 2021 (inception) through December 31, 2021.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. If we complete a Business Combination, we may repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans could be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2022 and December 31, 2021, there was no amount outstanding under the Working Capital Loans.
Consulting Agreement
A member of the Board of Directors has a written consulting agreement with the Company to provide consulting services related to the Company’s business combination efforts. This agreement was approved by the Board of Directors. Expenses incurred for the year ended December 31, 2022 were $66,672. There were no fees related to this arrangement for the period from March 16, 2021 (inception) through December 31, 2021.
NOTE 7 — COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A Common Stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriter a 45-day option from the date of Initial Public Offering to purchase up to 3,600,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The over-allotment was exercised in full as part of the Initial Public Offering.
The underwriter received a cash underwriting discount of $0.20 per Unit, or $5,520,000 in the aggregate, payable upon the closing of the Initial Public Offering. In addition, the underwriter was entitled to a deferred fee of $0.35 per Unit, or $9,660,000 in the aggregate. The deferred fee would have become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement and the trust agreement, but due to proposed SEC regulations imposing potential liability on the underwriter of an initial public offering for a blank check company upon its subsequent initial Business Combination, the underwriter has ended its relationships with most special purpose acquisition companies it helped take public, including the Company, and has waived its deferred underwriting fees.
NOTE 8 — STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of December 31, 2022 and December 31, 2021, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 70,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. Holders of Class A Common Stock are entitled to one vote for each share. As of December 31, 2022 and December 31, 2021, there were no shares of Class A Common Stock issued or outstanding (excluding 27,600,000 recorded as temporary equity).
Class B Common Stock — The Company is authorized to issue 12,500,000 shares of Class B Common Stock with a par value of $0.0001 per share. Holders of Class B Common Stock are entitled to one vote for each share. On November 30, 2021, the Company effected a 1.2:1 stock split for each outstanding share of Class B Common Stock, resulting in the Sponsor holding an aggregate number of 6,900,000 Founder Shares. As of December 31, 2022 and December 31,2021, there were 6,900,000 shares of Class B Common Stock issued and outstanding.
Only holders of the Class B Common Stock will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A Common Stock and holders of Class B Common Stock will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law. In connection with our initial Business Combination, we may enter into a stockholders agreement or other arrangements with the stockholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those in effect upon completion of this offering.
The shares of Class B Common Stock will automatically convert into Class A Common Stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B Common Stock shall convert into shares of Class A Common Stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B Common Stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B Common Stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of Initial Public Offering plus all shares of Class A Common Stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A Common Stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued or issuable to any seller of an interest in the target to us in a Business Combination.

Warrants —
As of December 31, 2022 and December 31,2021, there were 13,800,000 Public Warrants and 15,226,000 Private Placement Warrants outstanding.
Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A Common Stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:
•	in whole and not in part;
•	at a price of $0.01 per Public Warrant;
•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and
•
if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

Redemption of Warrants When the Price per Class A Common Stock Equals or Exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•	in whole and not in part;
•
at a price of $0.10 per warrant provided that the holder will be able to exercise their warrants on cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A Common Stock;

•	upon a minimum of 30 days’ prior written notice of redemption;
•
if, and only if, the last reported sale price of our Class A Common Stock equals or exceeds $10.00 per public share (as adjusted per stock subdivisions, stock dividends, reorganizations, recapitalizations and the like) on the trading day before the Company sends the notice of redemption to the warrant holders; and

•	if, and only if, the private placement warrants are also concurrently exchanged at the same price (equal to a number of Class A Common Stock) as the outstanding public warrants, as described above.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A Common Stock issuable upon the exercise of the Private Placement Warrants are not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.
NOTE 9 — Class A Common Stock Subject to Possible Redemption
The Company’s Class A Common Stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 70,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. Holders of the Company’s Class A Common Stock are entitled to one vote for each share. As of December 31, 2021, there were 27,600,000 shares of Class A Common Stock outstanding, all of which were subject to possible redemption.
As of December 31, 2022, Class A Common Stock subject to possible redemption reflected on the balance sheet is reconciled on the following table:
Description	December 31, 2021
Gross proceeds	$276,000,000
Less:
Offering costs allocated to Class A Common Stock subject to possible redemption	(368,276)
Private placement warrants proceeds in excess of fair value	(5,411,275)
Plus:
Re-measurement of carrying value to redemption value	11,299,544
Class A Common Stock subject to possible redemption at December 31, 2021	281,520,000
Re-measurement of carrying value to redemption value	2,929,019
Class A Common Stock subject to possible redemption at December 31, 2022	$284,449,019
NOTE 10 — FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and December 31,2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
Description	Level	December 31, 2022	December 31, 2021
Assets:
Marketable securities held in the Trust Account	1	$285,581,779	$281,521,183
Level 1 assets include investments in money market funds or U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

NOTE 11 — TAXES
The Company’s net deferred tax asset (liability) is as follows:
	December 31, 2022	December 31, 2021
Deferred tax assets:
Net operating losses	$—	$127,274
Start-up costs	365,419	47,076
Total deferred tax assets	365,419	174,350
Valuation Allowance	(365,419)	(174,350)
Deferred tax asset, net of allowance	—	—
Deferred tax liabilities:
Accrued investment income	(317,423)	—
Total deferred tax liabilities	(317,423)	—
Deferred tax liability, net	$(317,423)	$—
Below is breakdown of the income tax provision.
	For the Year Ended December 31, 2022	For the Period From March 16, 2021 (Inception) Through December 31, 2021
Federal
Current	$455,836	$—
Deferred	126,354	(174,350)
State and local
Current	—	—
Deferred	—	—
Change in valuation allowance	191,069	174,350
Income tax provision	$773,259	$—
As of December 31, 2022 and December 31, 2021, the Company had $0 and $606,065, respectively, of U.S. federal operating loss carryovers that do not expire and are available to offset future taxable income.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022 and December 31, 2021, the change in the valuation allowance was $191,069 and $174,350.
A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:
	For the Year Ended December 31, 2022	For the Period From March 16, 2021 (Inception) Through December 31, 2021
U.S. federal statutory rate	21.0%	21.0%
NOL true up	4.0%	—
Valuation allowance	8.3%	(21.0)%
Income tax provision	33.3%	—
The effective tax rate differs from the statutory tax rate of (21)% for the year ended December 31, 2022 and year ended December 31, 2021, due to the valuation allowance recorded on the Company’s start-up costs in 2022 and due to the valuation allowance recorded on the Company’s start up costs and net operating losses in 2021. The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open to examination by the taxing authorities.
NOTE 12 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date these financial statements were issued. Based upon this review the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Annex A

EXECUTION VERSION
BUSINESS COMBINATION AGREEMENT

by and among

PROOF ACQUISITION CORP I

PACI MERGER SUB, INC.

and

VOLATO, INC.

Dated: August 1, 2023

A-i

A-ii

A-iii

A-iv

Company Disclosure Letter

PACI Disclosure Letter
Exhibits
Exhibit A	Sponsor Support Agreement
Exhibit B	Amended RSRA
Exhibit C	Lock-Up Agreement
Exhibit D	PACI Certificate of Incorporation
Exhibit E	PACI Bylaws
Exhibit F-1	Incentive Equity Plan
Exhibit F-2	A&R Company Incentive Plan
Exhibit G-1	Form of Employment Agreement (Liotta)
Exhibit G-2	Form of Employment Agreement (Cooper)
Exhibit G-3	Form of Employment Agreement (Rabin)
Exhibit G-4	Form of Employment Agreement (Prachar)
Exhibit G-5	Form of Employment Agreement (Drucker)
A-v

BUSINESS COMBINATION AGREEMENT
This Business Combination Agreement, dated August 1, 2023 (this “Agreement”), is made and entered into by and among PROOF Acquisition Corp I, a Delaware corporation (“PACI”), PACI Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of PACI (“Merger Sub”), and Volato, Inc., a Georgia corporation (the “Company”). Each of PACI, Merger Sub, and the Company are referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, PACI is a blank-check company incorporated in the State of Delaware pursuant to the Delaware General Corporation Law (the “DGCL”) for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses;
WHEREAS, at the Closing, Merger Sub will merge with and into the Company and PACI will acquire the business of the Company and 100% of the outstanding equity and equity equivalents of the Company, including options, warrants, or other securities which grant holders the right to acquire, or convert other securities into, equity securities of the Company, with the Company continuing as the surviving corporation in the Merger and, after giving effect to the Merger, becoming a wholly-owned Subsidiary of PACI (collectively, all these transactions shall be referred to herein as the “Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the Georgia Business Corporation Code (“GBCC”), as applicable;
WHEREAS, PACI will use its reasonable best efforts to have, as of Closing, at least $35,000,000, net of expenses as more fully described in this Agreement (“Available PACI Cash”), and credited toward the Available PACI Cash shall be: (a) amounts remaining in the Trust Account and released to PACI upon the Closing; (b) amounts received by the Company for the purchase of the Company’s Series A-1 Preferred Stock (“Company Series A-1 Preferred Stock”); and (c) commitment amounts of any investor committing to buy shares of PACI Class A Common Stock, at a price per share of $10.00, concurrently with the Closing or any other forward purchase agreements, back-stop agreements, or financing arrangements (collectively (b) and (c) are referred to herein as the “PIPE Investment”, parties to such agreements, “PIPE Investors”, and all such agreements, “Subscription Agreements”);
WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Proof Acquisition Sponsor I, LLC (the “Sponsor”) has executed and delivered to the Company that certain Sponsor Support and Non-Redemption Agreement attached hereto as Exhibit A (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things, (a) vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and (b) not redeem any shares of PACI Capital Stock held by the Sponsor, in each case, pursuant to the terms and conditions of the Sponsor Support Agreement;
WHEREAS, prior to the execution and delivery of this Agreement and as part of the Series A Investment (defined below), the Company Shareholders authorized the Company to issue up to a total of 6,000,000 shares of Company Series A-1 Preferred Stock (“Company Series A-1 Preferred Stock”) for a price per share of $10.00 per share;
WHEREAS, prior to the execution and delivery of this Agreement, the Company, certain Affiliates of the Sponsor and the holders of Company Convertible Securities were parties to that certain Series A Stock Purchase Agreement, pursuant to which, among other things, (a) Affiliates of the Sponsor invested $10 million in exchange for 1,000,000 shares of Company Series A-1 Preferred Stock of the Company, and (b) the Company Convertible Securities converted to shares of the newly created Series A-2 Preferred Stock (“Company Series A-2 Preferred Stock”) and Series A-3 Preferred Stock (“Company Series A-3 Preferred Stock” and together with the Company Series A-1 Preferred Stock and the Company, Series A-2 Preferred Stock, the “Company Series A Preferred Stock” and together with the Company Series Seed Preferred Stock, the “Company Preferred Stock”) (collectively, the “Series A Investment”);
WHEREAS, prior to the execution and delivery of this Agreement, (a) the Company Shareholders holding a majority of the shares of the Company Common Stock issued and outstanding, which included a majority of the shares of the Company Series A-1 Preferred Stock (the “Requisite Common and A-1 Holders”), (b) the Company Board, and (c) the Company Shareholders holding a majority of the Company Common Stock held by Key Holders (as that term is defined in that certain Voting Agreement, dated as of July 21, 2023) (the “Requisite Key Holders” and together with the Requisite Common and A-1 Holders, the “Requisite Holders”) voting as a separate class, determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and the Requisite Holders, and authorized and approved the execution, delivery and performance by the Company and its authorized officers of this Agreement and the transactions contemplated herein (collectively, such approvals by the Requisite Holders, the “Company Shareholder Approval”;
WHEREAS, the PACI Board has unanimously (a) determined that this Agreement and the transactions contemplated hereby, are advisable, fair to, and in the best interests of, PACI and the PACI Shareholders, (b) approved this Agreement and the documents contemplated hereby that PACI is or will be a party to and the transactions contemplated hereby and thereby, (c) declared it advisable for PACI to enter into this Agreement and the other documents contemplated hereby that PACI is or will be a party to, and (d) recommended the approval of this Agreement and the other documents contemplated hereby that PACI is or will be a party to by PACI Shareholders;
WHEREAS, PACI, as sole equity holder of Merger Sub, will approve this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and will declare it advisable for Merger Sub to enter into this Agreement and the other documents contemplated hereby;
WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, PACI shall provide an opportunity to PACI Shareholders to have their outstanding PACI Class A Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and PACI’s Organizational Documents in connection with obtaining the PACI Shareholder Approval;
WHEREAS, (a) PACI and the Sponsor entered into a Registration and Stockholder Rights Agreement dated November 30, 2021 (the “RSRA”), (b) PACI, Sponsor and certain of PACI’s officers, directors, and Affiliates entered into that certain letter agreement dated November 30, 2021 (the “Insider Letter”);
WHEREAS, at the Closing, Sponsor, PACI, and certain other parties thereto shall enter into an amended RSRA (the “Amended RSRA”) substantially in the form attached hereto as Exhibit B, which shall be effective as of the Closing;
WHEREAS, at the Closing, PACI, the Sponsor, certain stockholders of the Company, and certain other parties thereto shall enter into a Lock-Up Agreement substantially in the form attached hereto as Exhibit C (the “Lock-Up Agreement”), which shall be effective as of the Closing and, in connection with the execution of the Lock-Up Agreement, the parties to the Insider Letter desire to terminate the Insider Letter and replace it with the Lock-Up Agreement; and
WHEREAS, for United States federal income tax purposes, it is intended that (a) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Merger Sub, and PACI are parties to such reorganization within the meaning of Section 368(b) of the Code and (b) this Agreement is, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) (collectively, the “Intended Tax Treatment”).
NOW, THEREFORE, in consideration of the foregoing, the respective representations, warranties, covenants, and agreements set forth in this Agreement, and for other good and valuable consideration the sufficiency of which is hereby acknowledged by the Parties, the Parties intending to be legally bound hereby, agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:
“Action” means any initiated or pending claim, complaint, action, suit, proceeding, audit, examination, assessment, arbitration, litigation, mediation, or investigation, by or before any Governmental Authority, whether at law or in equity.
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract, or otherwise.
“Aggregate Additional Series A-1 Investment Amount” means the sum of the purchase price paid to the Company for issuances of shares of Company Series A-1 Preferred Stock.

“Aggregate Exercise Price” means the sum of the exercise prices of all Company Options (other than Out-of-the-Money Company Options).
“Aggregate Merger Consideration” means a number of shares of PACI Class A Common Stock equal to the quotient obtained by dividing (a) the sum of the Base Purchase Price, the Aggregate Exercise Price, and the Aggregate Additional Series A-1 Investment Amount by (b) $10.00.
“Alternative Proposal” means, with respect to the Group Companies, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer, inquiry, proposal, or indication of interest (whether written or oral, binding or non-binding) relating to, in a single transaction or series of related transactions, a merger, consolidation, share exchange, business combination, sale of a material portion of the share capital, or a material portion of the assets, reorganization, recapitalization, liquidation, dissolution, or other similar transaction involving the sale or disposition, of any of the Group Companies.
“Ancillary Agreements” means: (a) the Sponsor Support Agreement; (b) the Confidentiality Agreement; (c) the Amended RSRA; (d) the Lock-Up Agreement; (e) the Subscription Agreements, if any; (f) the Employee Agreements; and (g) each other agreement, document, instrument, and certificate entered into in connection herewith or therewith for the purpose of effectuating the Transactions, and any and all exhibits and schedules hereto or thereto.
“Anti-Corruption Laws” means all applicable Laws prohibiting corruption, fraud, bribery, money laundering, inaccurate books and records, and inadequate controls, including the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and applicable Laws of countries implementing the OECD Convention on Combating Bribery of Foreign Officials.
“Base Purchase Price” means $190.0 million.
“Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, or any other plan, policy, program or agreement (including any employment, consulting, bonus, profit-sharing, compensation, pension, retirement, “401(k),” savings, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life tuition refund, service award, company car or car allowance, scholarship, housing or living allowances, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, executive compensation, commission, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, consultant, individual independent contractor, worker, or employee, in each case whether or not (i) subject to the Laws of the United States, (ii) in writing, (iii) formal or informal, or (iv) funded, but excluding in each case any statutory plan, program, or arrangement that is required to be maintained under applicable law or any Governmental Authority.
“Business Combination” has the meaning specified in Article Fifth of PACI’s Organizational Documents as in effect on the date hereof.
“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.
“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York or Governmental Authorities in the United States are authorized or required by Law to close.
“Certificates of Merger” means the certificates of merger in the form required by each of DGCL and GBCC, respectively.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means any collective bargaining agreement or any other labor-related agreement or arrangement with any labor or trade union, employee representative body, works council or Labor Organization, in each case to which any Group Company is party or by which it is bound.
“Company Benefit Plan” means a Benefit Plan that is sponsored, maintained, or contributed to, or is required to be contributed to, by any Group Company for the benefit of any current or former director, officer, consultant, individual independent contractor, worker, or employee of any Group Company or his or her dependents or beneficiaries, or for which any Group Company has liability, contingent or otherwise.

“Company Board” means the Board of Directors of the Company.
“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.
“Company Common Stock” means the common stock of the Company.
“Company Convertible Securities” means the convertible notes issued by the Company, in rounds designated by the Company as “CN-001” and “CN-002.”
“Company Data” means all confidential data, information, and data compilations contained in the IT Systems or any databases of the Group Companies, including Personal Data, that are used by, or necessary to the business of, the Group Companies.
“Company Employee” means an employee of any Group Company.
“Company Financial Statements” means the (i) the audited consolidated balance sheet and consolidated statements of operations, comprehensive income, statements of equity and cash flows of the Company and its consolidated Subsidiaries for the twelve-month period ended December 31, 2021, (ii) the audited consolidated balance sheet and consolidated statements of operations, comprehensive income, statements of equity and cash flows of the Company and its consolidated Subsidiaries for the twelve-month period ended December 31, 2022, and (iii) the notes to the financial statements contained in (i) and (ii).
“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1, the first, second and third sentences of Section 4.2, Section 4.3, Section 4.4 and Section 4.6.
“Company Incentive Plan” means the Aerago, Inc. 2021 Equity Incentive Stock Plan, as amended from time to time.
“Company Material Adverse Effect” means, solely with respect to the Group Companies, taken as a whole, any event, development, occurrence, state of facts, change, circumstance, or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate with all other Events, a material adverse effect on the business, results of operations, or financial condition of the Group Companies, taken as a whole or (b) would reasonably be expected to prevent, materially delay, or materially impede the ability of the Company to consummate the Merger or any of the other Transactions. Notwithstanding the foregoing, the following, alone or in combination with other Events, shall not be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” under the foregoing clause (a): (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally; (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage, or cyberterrorism; (iii) changes in conditions of the economic, business, financial, banking, capital, or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country or changes in exchange rates for the currencies of any countries or changes in prices of any security or market index or commodity or any disruption of such markets; (iv) the introduction of new Laws and any change in applicable Laws, GAAP, or any interpretation of the foregoing, in each case; (v) the taking of any action expressly required or expressly permitted by this Agreement or actions expressly required or expressly permitted to not be taken pursuant to this Agreement; (vi) any natural or man-made disaster, epidemic, pandemic (including by way of exemplar and without limitation, COVID-19), disease outbreak, public health emergency, or change in climate or comparable events in the United States or any other country or region in the world, or any escalation or worsening of the foregoing; (vii) any failure of the Group Companies to meet any projections or forecasts; (viii) any Events generally applicable to the industries or markets in which any of the Group Companies operate, including increases in the cost of products, supplies, material, or other goods purchased from third-party suppliers; (ix) the execution or announcement of this Agreement and pendency or consummation of the Transactions, or any termination of, reduction in, or similar adverse impact (in each case, to the extent attributable to such execution, announcement, or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners, or employees of any Group Company; (x) any action or inaction taken by, or at the written request or with the written approval or consent of, PACI or Merger Sub; or (xi) any Event that is expressly disclosed on the Company Disclosure Letter. Any event referred to in clause (xi) shall not prevent a determination that any Event occurring, discovered, or that becomes known (including any worsening of any such

Event disclosed in the Company Disclosure Letter) after the date hereof in connection with any such Event disclosed in the Company Disclosure Letter constitutes a Company Material Adverse Effect. Any Event referred to in clauses (i) through (iv) and (vi) through (viii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, results of operations, or financial condition of the Group Companies, taken as a whole, relative to similarly situated companies in the industry in which the Group Companies operate, but only to the extent of such disproportionate effect on the Group Companies, taken as a whole.
“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Incentive Plan and the A&R Company Incentive Plan, as applicable.
“Company Owned IP” means any Intellectual Property that is owned or purported to be owned, in whole or in part, by the Group Companies.
“Company Privacy Policies” means any published past or present data protection, data usage, and privacy policies of the Group Companies.
“Company RSAs” means all outstanding restricted stock agreements relating to shares of Company Common Stock immediately prior to the Closing under any Company Benefit Plan.
“Company Shareholder Approval” has the meaning as set forth in the recitals.
“Company Series Seed Preferred Stock” means the shares of preferred stock, par value $0.001 per share, designated as “Series Seed Preferred Stock” in the Company’s Organizational Documents.
“Company Shareholder” means a holder of Company Capital Stock.
“Company Transaction Expenses” means, as of any determination date, the aggregate amount of out-of-pocket fees, costs, expenses, commissions, or other amounts incurred by or on behalf of, and that are paid or payable by, any Group Company (whether or not billed or accrued for) as a result of or in connection with the negotiation, preparation, or execution of this Agreement or any Ancillary Agreement, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement, or the consummation of the Transactions or the Company’s or any of its Subsidiaries’ pursuit of the Transactions, including: (a) all documented fees, costs, expenses, brokerage fees, commissions, finders’ fees, and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants, and other advisors and service providers; and (b) any other reasonable and documented out-of-pocket fees and expenses as a result of or in connection with the negotiation, documentation and consummation of the Transactions.
“Confidentiality Agreement” means that Confidentiality Agreement, dated May 8, 2023, between the Company and PACI.
“Contracts” means any legally binding contracts, agreements, subcontracts, leases, purchase orders, licenses, indentures, or other similar instrument or obligation to which the party in question is a party.
“COVID-19” means SARS-CoV-2 or COVID-19, which was declared a Public Health Emergency of International Concern by the World Health Organization on January 30, 2020, and any evolutions or mutations thereof (including any related strains or sequences), or any related or associated epidemics, pandemics, disease outbreaks, or public health emergencies.
“COVID-19 Action” means an inaction or action by a Group Company, including the establishment of any policy, procedure, or protocol in response to COVID-19 or any COVID-19 Measures, that are (i) consistent with the reasonable actions taken by such Group Company in response to COVID-19 prior to the date of this Agreement, (ii) materially consistent with how a similarly situated business, in the industries or the locations in which the Group Companies operate, would reasonably act or refrain from acting, or (iii) approved in advance, in writing, by PACI.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety, or similar Law, directive, guidelines, or recommendations promulgated by any industry group or Governmental Authority in connection with or in response to COVID-19.
“CST” means Continental Stock Transfer & Trust Company.
“Data Processor” means a natural or legal Person, Governmental Authority, or other body that Processes Personal Data on behalf of or at the direction of any Group Company.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or PACI Disclosure Letter.
“Employee Agreements” means the written agreements entered into at Closing, by and between PACI, the Surviving Company, and each Key Employee, in a form to be mutually agreed upon between PACI, the Company, and the respective Key Employee.
“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or human health and safety (with respect to exposure to Hazardous Materials), including Laws relating to the handling, manufacturing, processing, disposal, recycling, remediation, monitoring, labeling, use, generation, transportation, disposal, Release or threatened Release of, or exposure to, Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with any Group Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Exchange Ratio” means the number obtained by dividing (a) the Aggregate Merger Consideration, by (b) the Partially Diluted Company Capitalization.
“Fraud” means the actual and intentional common law fraud with respect to the making by a Party of the representations and warranties pursuant to Article IV or Article V (as applicable). Without limiting any of the other elements for establishing common law fraud, including, without limitation, reasonable or justifiable reliance by the other Party on such representations and warranties, actual and intentional fraud of a Party shall only be deemed to exist if any of the individuals included on Section 1.1(a) of the Company Disclosure Letter (in the case of the Group Companies) or Section 1.1 of the PACI Disclosure Letter (in the case of PACI or Merger Sub) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by the Person pursuant to, in the case of the Group Companies, Article IV as qualified by the Company Disclosure Letter and subject to Section 11.11, or, in the case of PACI or Merger Sub, Article V as qualified by the PACI Disclosure Letter and subject to Section 11.11, were actually breached when made, with the express intention that the other Party to this Agreement rely thereon to its detriment.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Government Official” means any (a) official or employee of a Governmental Authority, including elected officials, (b) private person acting on behalf of a Governmental Authority, even if only temporarily, (c) candidate for political office, (d) political party official, (e) official or employee of a state-owned entity, or (f) official, employee, or representative of public international organizations, such as the World Bank or the United Nations.
“Governmental Approvals” means any application, filing, notice, report, registration, approval, permit, authorization, confirmation, clearance, consent, or submission required to be made or obtained under applicable Laws, including Title 49 of the United States Code or under any regulation, rule, order, notice, or policy of the U.S. Federal Aviation Administration (the “FAA”), the U.S. Department of Transportation (the “DOT”), the Federal Communications Commission (the “FCC”) and the U.S. Department of Homeland Security (the “DHS”), including the U.S. Transportation Security Administration (the “TSA”).
“Governmental Authority” means any federal, state, provincial, municipal, local, or foreign (a) government or governmental authority, (b) regulatory or administrative agency, (c) governmental commission, department, board, bureau, agency, or instrumentality, (d) court or tribunal, or (e) quasi-government authority organized by treaty or other agreement by and between two or more federal, state, provincial, municipal, local, or foreign governments or government authorities.
“Governmental Order” means any order, judgment, injunction, temporary restraining order, decree, consent agreement, writ, stipulation, determination, or award, in each case, entered by or with any Governmental Authority.
“Group Companies” means the Company and its direct and indirect Subsidiaries.
“Hazardous Material” means any (a) pollutant, contaminant, or chemical, (b) industrial, solid, liquid, or gaseous toxic or hazardous substance, material, or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyls, (f) chlorofluorocarbons, (g) per- and polyfluoroalkyl substances, (h) radioactive materials, and (i) any other substance, material, or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” means with respect to any Person, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances, and other similar instruments, (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes, and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.
“Information Security Program” means a written information security program that complies with Privacy Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Personal Data and that includes administrative, technical, and physical safeguards to protect the security, confidentiality, availability, and integrity of any Personal Data.
“Intellectual Property” means all intellectual property and intellectual property rights of any kind and nature throughout the world in the following: (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (b) trademarks, logos, service marks, trade dress, trade names, slogans, internet domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing; (c) copyrights and copyrightable subject matter, including such corresponding rights in software and other works of authorship; (d) trade secrets and all other confidential and proprietary information, know-how, proprietary processes, formulae, models, and methodologies (“Trade Secrets”); and (e) all applications and registrations, and any renewals, extensions, and reversions, for the foregoing.
“International Trade Laws” means all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, software, data, goods, and technology, including, but not limited to, those Laws under the authority of the United States Department of Commerce, the United States Department of State, the United States Customs and Border Protection, the United States Department of Homeland Security, the United States Department of the Treasury, the International Traffic in Arms Regulations, the Arms Export Control Act, any other export or import controls administered by any agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other applicable Laws adopted by Governmental Authorities of other countries, relating to the same subject matter as the United States Laws described above.
“Intervening Event” means any material fact, circumstance, occurrence, event, development, change, or condition or combination thereof that (a) was not known and was not reasonably foreseeable to PACI or the PACI Board as of the date of this Agreement, or if known, the consequences of which were not known or were not reasonably foreseeable as of the date of this Agreement, and that becomes known to the PACI or PACI Board prior to the PACI Shareholders’ Meeting, and (b) does not relate to any Business Combination Proposal; provided, however, that (1) any change in the price or trading volume of PACI Class A Common Stock shall not be taken into account for purposes of determining whether an Intervening Event has occurred, provided that the underlying factors may be taken into account; (2) in no event shall any fact, circumstance, occurrence, event, development, change, or condition or combination thereof that has had or would reasonably be expected to have an adverse effect on the business, results of operations, or financial condition of any of the Group Companies constitute an Intervening Event unless such event, fact, circumstance, or development constitutes a Company Material Adverse Effect; and (3) any Group Company meeting, failing to meet, or exceeding projections shall not be taken into account for purposes of determining whether an Intervening Event has occurred, provided that the underlying factors may be taken into account.
“Investment Company Act” means the Investment Company Act of 1940.
“IRS” means United States Internal Revenue Service.
“IT Systems” mean the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, wide area network, and other data communications or information technology equipment, owned, leased, or used by any Group Company in the conduct of its business.
“Key Employee” means each of Matthew Liotta, Nicholas Cooper, Keith Rabin, Michael Prachar, and Steven Drucker.
“Knowledge of Company” means the actual knowledge of the individuals identified in Section 1.1(a) of the Company Disclosure Letter have after reasonably inquiry of their direct internal reports.
“Knowledge of PACI” means the actual knowledge of the individuals identified in Section 1.1 of the PACI Disclosure Letter have after reasonably inquiry of their direct internal reports.
“Law” means any statute, act, law, including principles of common law, constitution, treaty, code, ordinance, rule, regulation, or Governmental Order, in each case, of any Governmental Authority. All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.
“Leased Real Property” means all real property leased, licensed, occupied, or subleased by any Group Company.
“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits, exemptions, certifications, or certificates of a Governmental Authority.
“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, encroachments, easements, security interests, options, title defects, restrictions, rights of way, licenses, options, claims, or other liens of any kind whether consensual, statutory, or otherwise.
“National Exchange” means NYSE, the Nasdaq Stock Market LLC or a successor thereof that is a national securities exchange under Section 6 of the Exchange Act.
“NYSE” means the New York Stock Exchange.
“Open Source License” means any license meeting the Open Source Definition promulgated by the Open Source Initiative or the “free software definition” promulgated by the Free Software Foundation, or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons license.
“Organizational Documents” means the legal documents by which any Person (other than an individual) establishes its legal existence, or which govern its internal affairs. For example, the “Organizational Documents” of a corporation are its certificate or articles of incorporation and bylaws.
“Out-of-the-Money Company Options” means any Company Option for which the exercise price per Company Share subject to the Company Option is equal to or greater than the Per Share Merger Consideration.
“PACI Board” means the Board of Directors of PACI.
“PACI Class A Common Stock” means the Class A Common Stock, par value $0.0001, of PACI as set forth in the PACI Certificate of Incorporation.
“PACI Class B Common Stock” means the Class B Common Stock, par value $0.0001, of PACI as set forth in the PACI Certificate of Incorporation.
“PACI Capital Stock” means PACI Common Stock plus preferred stock authorized by the PACI Organizational Documents.

“PACI Common Stock” means PACI Class A Common Stock and PACI Class B Common Stock.
“PACI Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1, Section 5.2, Section 5.3, Section 5.14 and Section 5.15.
“PACI Material Adverse Effect” means, with respect to PACI and its Subsidiaries, taken as a whole, any Event that (a) has had, or would reasonably be expected to have, individually or in the aggregate with all other Events, a material adverse effect on the business, results of operations, or financial condition of PACI and its Subsidiaries taken as a whole or (b) would reasonably be expected to prevent, materially delay, or materially impede the ability of PACI to consummate the Merger or any of the other Transactions. Notwithstanding the foregoing, the following, alone or in combination with other Events, shall not be deemed to constitute, or be taken into account in determining whether there has been or will be, a “PACI Material Adverse Effect” under the foregoing clause (a): (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally; (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage, or cyberterrorism; (iii) changes in conditions of the economic, business, financial, banking, capital, or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country or changes in exchange rates for the currencies of any countries or changes in prices of any security or market index or commodity or any disruption of such markets; (iv) the introduction of new Laws and any change in applicable Laws, GAAP, or any interpretation of the foregoing, in each case; (v) the taking of any action expressly required or expressly permitted by this Agreement or actions expressly required or expressly permitted to not be taken pursuant to this Agreement; (vi) any natural or man-made disaster, epidemic, pandemic (including by way of exemplar and without limitation, COVID-19), disease outbreak, public health emergency, or change in climate or comparable events in the United States or any other country or region in the world, or any escalation or worsening of the foregoing; (vii) any acts of terrorism, acts of God or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions or comparable events in the United States or any other country or region in the world, or any escalation or worsening of the foregoing; (viii) the execution or announcement of this Agreement and pendency or consummation of the Transactions, or any termination of, reduction in, or similar adverse impact (in each case, to the extent attributable to such execution, announcement, or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners, or employees of PACI (provided that this clause (viii) shall not apply to any representation and warranty contained in Section 5.3 to the extent that it purports to address the effect of this Agreement or any Ancillary Agreement or the Transactions (or the condition to Closing contained in Section 9.3(a) to the extent it relates to such representations and warranties)); (ix) any action or inaction taken by, or at the written request or with the written approval or consent of, the Company; or (x) any Event that is expressly disclosed on the PACI Disclosure Letter. Any event referred to in clause (x) shall not prevent a determination that any Event occurring, discovered, or that becomes known (including any worsening of any such Event disclosed in the PACI Disclosure Letter) after the date hereof in connection with any such Event disclosed in the PACI Disclosure Letter constitutes a PACI Material Adverse Effect.
“PACI Private Warrant” means those warrants that were purchased by Sponsor in a private placement that occurred simultaneously with the completion of the IPO and are subject to the PACI Warrant Agreement, with each whole warrant exercisable for one share of PACI Class A Common Stock at an exercise price of $11.50.
“PACI Public Warrant” means those whole warrants that were issued to holders of the PACI Units upon separation of the PACI Class A Common Stock and one-half warrant and that are subject to the PACI Warrant Agreement, with each whole warrant exercisable for one share of PACI Class A Common Stock at an exercise price of $11.50.
“PACI Share Redemption” means the election of an eligible (as determined in accordance with PACI’s Organizational Documents) holder of PACI Class A Common Stock, to redeem all or a portion of the PACI Class A Common Stock held by such holder in accordance with the terms of PACI’s Organizational Documents and the Trust Agreement.
“PACI Shareholder Approval” means the approval of those Transaction Proposals identified in Section 8.2(b)(ii), in each case, by the requisite approval required under PACI’s Organizational Documents, the DGCL or any other applicable Law, in each case, at a PACI Shareholders’ Meeting.

“PACI Shareholders” means the shareholders of PACI as of any particular reference time.
“PACI Units” means units sold in the IPO, each unit consisting of one share of PACI Class A Common Stock and one-half of one warrant with each whole warrant exercisable for one share of PACI Class A Common Stock at an exercise price of $11.50.
“PACI Warrant Agreement” means the Warrant Agreement, dated November 30, 2021, between PACI and CST, as warrant agent.
“PACI Warrants” means the PACI Private Warrants and the PACI Public Warrants.
“Partially Diluted Company Capitalization” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Merger Effective Time, (ii) issuable upon or subject to the exercise or settlement of Company Options (whether or not then vested or exercisable), in each case, that are outstanding immediately prior to the Merger Effective Time, or (iii) issuable upon the conversion of all shares of Company Preferred Stock pursuant to the Company’s Organizational Documents, in each case that are issued and outstanding immediately prior to the Merger Effective Time and calculated on a treasury stock basis; provided that the shares of Company Common Stock that are issuable upon the exercise any Out-of-the-Money Company Options shall not be counted for purposes of determining the Partially Diluted Company Capitalization.
“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.
“Permitted Liens” means (a) mechanics’, materialmen’s, and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP; (b) Liens for Taxes (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP; (c) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any Lien on the lessor’s interest therein and statutory landlord Liens securing payments not yet due, and (ii) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part; (d) zoning, building, entitlement, and other land use or environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Leased Real Property and are not violated in any material respect by the current use of the Leased Real Property by any of the Group Companies; (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (f) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable; (g) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance, or other types of social security; (h) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by any of the Group Companies; (i) Liens that would be apparent from a physical inspection or current accurate survey of the Leased Real Property that do not materially interfere with the current use of, or materially impair the value of, the Leased Real Property; or (j) those Liens specifically identified on Section 1.1(j) of the Company Disclosure Letter.
“Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority, or other entity of any kind.
“Personal Data” means (a) information relating to or reasonably capable of being associated with an identified or identifiable person; or (b) “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Privacy Requirements.
“Privacy Requirements” means Laws and Contracts relating to the protection or Processing of Personal Data that are applicable to the Group Companies.
“Processing,” “Process,” or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by Privacy Requirements).

“Release” shall mean any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching, or migration of Hazardous Materials into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, or groundwater.
“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective professional advisors, directors, officers, members, managers, equity holders, partners, employees, agents, and authorized representatives.
“Sanctioned Country” means at any time, a country or territory that is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Donetsk, Luhansk, and Crimea regions of Ukraine, Cuba, Iran, North Korea, Russia, and Syria).
“Sanctioned Person” means (a) any Person that is the target of any sanctions administered or enforced by: (i) the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United States Department of Commerce’s Bureau of Industry and Security, or the United States Department of State; (ii) Her Majesty’s Treasury of the United Kingdom; (iii) the United Nations Security Council; (iv) the European Union or any European Union member state; or (e) any other relevant sanctions authority, (b) any Person located, organized, or resident in, or a Governmental Authority or government instrumentality of, any Sanctioned Country, or (c) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (a) or (b), either individually or in the aggregate.
“Sanctions Laws” means those trade, economic, and financial sanctions Laws administered, enacted, or enforced from time to time by (a) the United States (including OFAC, the Department of Commerce, and the Department of State), (b) the European Union or its member states, (c) the United Nations Security Council, (c) Her Majesty’s Treasury of the United Kingdom; or (e) any other relevant sanctions authority.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933.
“Security Incident” means any material unauthorized Processing of Company Data, any material unauthorized access to the Company’s IT Systems, or any incident that requires notification to any Person, Governmental Authority, or any other entity under Privacy Requirements.
“Subsidiary” means, with respect to a Person, a corporation or other entity of which at least forty-nine percent (49%) of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.
“Tax Return” means any return, declaration, report, statement, information statement, or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns, and any schedules, attachments, amendments, or supplements of any of the foregoing.
“Taxes” means (i) any and all Federal, state, local, foreign, or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies, and other similar charges imposed by a Governmental Authority in the nature of a tax, as well as any alternative or add-on minimum or estimated taxes, and including any interest, penalty, or addition thereto; and (ii) any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement, or understanding, or as a result of being liable for another Person’s Taxes as a transferee or successor, by contract or otherwise.
“Transactions” means, collectively, the Merger, the PIPE Investment, and the other transactions contemplated by this Agreement and the Ancillary Agreements.
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury, whether in final, proposed, or temporary form.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of November 30, 2021, between PACI and CST, as “Trustee”, including any amendments thereto.
“U.S.” means the United States of America.
“Unpaid PACI Expenses” means the aggregate amount of fees, expenses, commissions, or other amounts that have been incurred by or on behalf of, and that are due and payable by, PACI or the Sponsor prior to the Merger Effective Time and that are unpaid as of immediately prior to the Closing, including in connection with (a) any deferred underwriting commissions, (b) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, underwriters, consultants, or other agents or service providers of PACI, (c) obligations owed by PACI to the Sponsor or any of its Affiliates, (d) the evaluation, consideration, negotiation, preparation, or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document, or the consummation of the transactions contemplated hereby or thereby, including the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of PACI, (e) any Transfer Taxes, (f) any outstanding Working Capital Loans, or (g) any other fees, expenses, commissions, or other amounts that are expressly allocated to PACI or the Sponsor pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Unpaid PACI Expenses shall not include any Company Transaction Expenses, or any expenses first accrued or incurred by the Surviving Corporation after the Merger Effective Time even if necessary to perfect the Merger or the Transactions.
“Working Capital Loans” means any loan made to PACI by the Sponsor, any of PACI’s officers or directors, or any Affiliates of any of the foregoing, for the purpose of financing PACI working capital or extension costs, including costs incurred in connection with a Business Combination.
Section 1.2 Construction.
(a) Unless the context of this Agreement otherwise indicates or requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” “Annex” or “Exhibit” refer to the specified Article, Section, Exhibit, or Annex of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) reference to any Person includes such Person’s successors and permitted assigns; (viii) reference to any Law means the Law as amended, modified, codified, replaced, or re-enacted, in whole or in part, from time to time, including rules, regulations, enforcement procedures, and any interpretations promulgated thereunder; (ix) references to amounts of currency, including “Dollars” or “$” are references to United States Dollars unless otherwise indicated; and (x) the words “made available,” “provided” or “delivered” to a Party, or similar formulations, means that the material was (A) provided by electronic transmission directly to a Party’s legal counsel or financial advisors prior to such time or (B) if applicable, available to such Party in the electronic data room hosted by the providing Party in connection with the Transactions at least one Business Day prior to the date of this Agreement (and continuously available to such Party and its legal counsel and financial advisors through the date hereof).
(b) Unless the context of this Agreement otherwise requires: (i) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending, or replacing the statute or regulation; and (ii) all the agreements (including this Agreement), documents, or instruments herein defined (excluding any agreements, documents, or instruments disclosed in the Disclosure Letters) mean agreements, documents, or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.
(c) Whenever this Agreement refers to a number of days, the number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating the period shall be excluded, and if the last day of the period is not a Business Day, the period shall end on the immediately following Business Day.
(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(f) Notwithstanding anything to the contrary contained in this Agreement, when used herein, “ordinary course of business” means, with respect to any Person, (a) any action taken or not taken by such Person in the ordinary course of business consistent with past practice, or (b) any COVID-19 Action taken by such Person.
ARTICLE II
CLOSING TRANSACTIONS
Section 2.1 Redemption. Promptly after the Merger Effective Time, PACI shall cause the Trustee to make any payments out of the Trust Account that are required to be made by PACI in connection with the PACI Share Redemption.
Section 2.2 The Merger.
(a) At the Merger Effective Time, and upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL and the GBCC, as applicable, (i) Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation of the Merger and as a direct, wholly-owned Subsidiary of PACI (hereinafter, the Company after the Merger Effective Time is referred to as the “Surviving Corporation”), and (ii) the separate corporate existence of Merger Sub shall cease.
(b) The Merger shall become effective at the time specified in the Certificates of Merger, as PACI and the Company mutually agree (the “Merger Effective Time”).
(c) At the Merger Effective Time, the effect of the Merger shall be as provided in the DGCL and the GBCC, as applicable. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time and thereafter, all the property, rights, privileges, powers, and franchises of the Company and Merger Sub shall be thereafter the property of the Surviving Corporation, and all debts, liabilities, and duties of each of the Company and Merger Sub shall attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it.
(d) The Organizational Documents of the Merger Sub as in effect immediately prior to the Merger Effective Time shall, at the Merger Effective Time, be the Organizational Documents of the Surviving Corporation, with such changes as the Parties mutually agree to be required to reflect the Company’s governance under the GBCC, until thereafter amended as provided by applicable Law and the Organizational Documents.
(e) The officers and directors of the Company as of immediately prior to the Merger Effective Time shall be the officers and directors of the Surviving Corporation from and after the Merger, to hold office in accordance with the Organizational Documents of the Surviving Corporation.
Section 2.3 PIPE Investment. No later than the Merger Effective Time, the PIPE Investment, if any, shall be consummated pursuant to, and in the amounts set forth in, the Subscription Agreements, if applicable.
Section 2.4 Closing. In accordance with the terms and subject to the conditions of this Agreement, the consummation of the PIPE Investment and the closing of the Merger (the “Closing”) shall take place by electronic delivery of documents in portable document format (PDF), all of which will be deemed to be originals, at a time to be agreed by the Parties on the date which is three Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or, if the day after such date is not a Business Day, the next Business Day with respect to which the immediate next day is a Business Day, or such other time and place as the Parties may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.5 Closing Deliverables; Closing Transactions.
(a) At or prior to the Closing, the Company will deliver or cause to be delivered to PACI:
(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b), and Section 9.2(c) have been fulfilled;
(ii) the Amended RSRA, executed by the stockholders of the Company that are a party thereto;
(iii) the Lock-Up Agreement, executed by the Company Shareholders party thereto;
(iv) in form and substance reasonably satisfactory to PACI, a certificate on behalf of the Company dated no more than 30 days prior to the Closing Date, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and
(v) All third-party consents required to be obtained in connection with the Transactions, including those set forth on Section 6.8 of the Company Disclosure Letter.
(b) At or prior to the Closing, PACI will deliver or cause to be delivered to the Company:
(i) a certificate signed by an officer of PACI, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(c) have been fulfilled;
(ii) the Sponsor Support Agreement, executed by the Sponsor;
(iii) the Amended RSRA, executed by PACI, the Sponsor, and the other shareholders of PACI party thereto;
(iv) the Lock-Up Agreement, executed by PACI and the other shareholders of PACI party thereto;
(v) the written resignations of the employees of PACI immediately prior to the Closing;
(vi) the written agreement whereby any fees paid to members of the PACI Board and/or committees thereof shall not continue and be terminated at the Closing; and
(vii) the written resignations of all the directors and officers of PACI not continuing in office after the Closing in accordance with the provisions of Section 8.5 effective as of the Merger Effective Time.
ARTICLE III
EFFECTS OF THE MERGER
Section 3.1 Merger; Conversion of Securities. Upon the terms and subject to the conditions of this Agreement, at the Merger Effective Time, by virtue of the Merger and this Agreement:
(a) Conversion of Merger Sub Interests. Without any action on the part of any Party, each share of common stock of Merger Sub issued and outstanding as of immediately prior to the Merger Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
(b) Conversion of Company Capital Stock.
(i) Company Common Stock. Subject to Section 3.6, the shares of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time shall be, with respect to each Company Shareholder, canceled and converted into the right to receive the number of shares of PACI Class A Common Stock equal to (i) the number of shares of Company Common Stock (other than Excluded Company Capital Stock) held by such Company Shareholder as of immediately prior to the Merger Effective Time multiplied by (ii) the Exchange Ratio, with the product rounded up to the nearest whole share, as set forth opposite such Company Shareholder’s name on the Payment Spreadsheet. Notwithstanding the foregoing, Company Capital Stock held in the treasury of the Company shall automatically be canceled and shall cease to exist by virtue of the Merger and shall not constitute “Company Capital Stock” hereunder. Any Dissenting Shares which are subject to Section 3.6 shall not be considered issued and outstanding Company Common Stock for purposes of this section (the “Excluded Company Capital Stock”);
(ii) Company Preferred Stock. The shares of Company Preferred Stock issued and outstanding immediately prior to the Merger Effective Time (excluding Excluded Company Capital Stock) (on an as-converted to Company Common Stock basis) shall be, with respect to each Company Shareholder, cancelled and converted into the right to receive the number of shares of PACI Class A Common Stock equal to (i) the number of shares of Company Preferred Stock (other than Excluded Company Capital Stock) held by such Company Shareholder as of immediately prior to the Merger Effective Time (on an as-converted to Company Common Stock basis) multiplied by (ii) the Exchange Ratio, with the product rounded up to the nearest whole share, as set forth opposite such holder’s name on the Payment Spreadsheet.
(iii) Notwithstanding anything in this Agreement to the contrary, no fractional shares of PACI Class A Common Stock shall be issued in the Merger.
Section 3.2 Company Options and Company RSAs.
(a) The Company shall have taken all required action so that, as of the Merger Effective Time, each Out-of-the-Money Company Option that is outstanding immediately prior to the Merger Effective Time, whether or not then vested or exercisable, shall be, without any action on the part of any Party, the holder of that Out-of-the-Money Company Option, or any other Person, cancelled as of immediately prior to the Merger Effective Time, with no consideration payable therefor.
(b) Each Company Option (other than Out-of-the-Money Company Options) that is outstanding as of immediately prior to the Merger Effective Time shall be assumed by PACI (the “Assumed Options”). Each Assumed Option shall continue to have, and be subject to, the same terms and conditions that applied to the corresponding Company Option (including with respect to vesting criteria, but subject to any action taken by the administrator under the Company Incentive Plan and the A&R Company Incentive Plan, as applicable, to accelerate vesting) as in effect immediately prior to the Merger Effective Time, except that (i) the Assumption Options shall be exercisable solely for shares of PACI Class A Common Stock, (ii) the number of shares of PACI Class A Common Stock subject to each such Assumed Option shall be equal to the product of (A) the number of shares of Company Common Stock subject to the corresponding Company Option immediately prior to the Merger Effective Time, multiplied by (B) the Exchange Ratio, with any resulting fractional share rounded down to the nearest whole number, and (iii) the exercise price per share of each Assumed Option shall be equal to the quotient obtained by dividing (A) the exercise price per share of the corresponding Company Option in effect immediately prior to the Merger Effective Time by (B) the Exchange Ratio, with any resulting fractional cent rounded up to the nearest whole cent. The assumption of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such assumption will not constitute a “modification” of Company Options for purposes of Section 409A or Section 424 of the Code.
(c) Each of PACI and the Company (and their respective board of directors) shall take all necessary actions to (i) effect the treatment of Company Options pursuant to this Section 3.2 in accordance with the Company Incentive Plan and the A&R Company Incentive Plan, as applicable, and the applicable award agreements and to ensure that, from and after the Closing, holders of Company Options have no rights with respect thereto other than those provided in this Section 3.2 and (ii) as of the Merger Effective Time, effect PACI’s adoption of the A&R Company Incentive Plan, with such amendments as PACI and the Company deem necessary, advisable and appropriate.
(d) Each Company RSA outstanding immediately prior to the Merger Effective Time shall be assumed by PACI. Each Company RSA shall continue to have, and be subject to, the same terms and conditions that applied to the corresponding Company RSA (including with respect to vesting criteria, but subject to any action taken by the administrator under the Company Incentive Plan and the A&R Company Incentive Plan, as applicable, to accelerate vesting) as in effect immediately prior to the Merger Effective Time, except that (i) the shares subject to the Company RSAs shall be PACI Class A Common Stock and (ii) the number of shares of PACI

Class A Common Stock subject to each such Company RSA shall be equal to the product of (A) the number of shares of Company Common Stock subject to the corresponding Company RSA immediately prior to the Merger Effective Time, multiplied by (B) the Exchange Ratio, with any resulting fractional share rounded down to the nearest whole number.
Section 3.3 Payment Spreadsheet. Not less than five Business Days prior to the Closing Date, the Company shall deliver to PACI a schedule (the “Payment Spreadsheet”) setting forth the allocation of the Aggregate Merger Consideration among (1) the holders of Company Common Stock, and (2) the holders of Company Preferred Stock, in each case, in accordance with the terms of such securities and this Agreement, prepared in good faith by the Company, and in a form and substance reasonably satisfactory to PACI and accompanied by documentation reasonably satisfactory to PACI. The Company shall provide PACI with reasonable access to the relevant books, records, and personnel of the Company to enable PACI to review the Payment Spreadsheet. The Company shall consider all reasonable comments of PACI and its representatives in good faith and the parties shall make such amendments to the Payment Spreadsheet as the parties may mutually and in good faith agree. The allocations and calculations set forth in the Payment Spreadsheet (as may be amended in accordance with the preceding sentence) shall, to the fullest extent permitted by applicable Law, be binding on all parties hereto and be used by PACI for purposes of issuing all consideration in accordance with this Agreement, absent manifest error. In issuing all consideration pursuant to this Article III, PACI and Merger Sub shall, to the fullest extent permitted by applicable Law, be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error.
Section 3.4 Exchange Procedures.
(a) No later than five Business Days prior to the Closing Date, PACI shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent in connection with delivering the Aggregate Merger Consideration to the applicable Persons in the manner contemplated by Section 3.1 (in connection with the Merger) and shall enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to the Company. At or before the Merger Effective Time, PACI shall issue and deposit with the Exchange Agent the Aggregate Merger Consideration to be issued or paid by PACI pursuant to Section 3.1.
(b) As soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, and in any event within ten Business Days following the date of such declaration, PACI shall cause the Exchange Agent to send to each record holder of shares of Company Capital Stock entitled to receive consideration pursuant to Section 3.1 a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share of Company Capital Stock to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as PACI and the Company may reasonably specify) for use in such exchange.
(c) Promptly following the date that is one year after the Merger Effective Time, PACI shall instruct the Exchange Agent to deliver to PACI all documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the consideration contemplated by Section 3.1 or Section 3.2 that remains unclaimed shall be returned to PACI, and any Person entitled to consideration pursuant to Section 3.1 and Section 3.2 as applicable, that has not exchanged its shares of Company Capital Stock for an applicable portion of the consideration contemplated by Section 3.1 or Section 3.2 (as applicable) in accordance with this Section 3.3 prior to the date that is one year after the Merger Effective Time, may transfer such shares of Company Capital Stock to PACI and (subject to applicable abandoned property, escheat, and similar Laws) receive in consideration therefor, and PACI shall promptly deliver, such applicable portion of the consideration contemplated by Section 3.1 without any interest thereupon. None of PACI, the Company, the Surviving Corporation, the Exchange Agent, or any Subsidiary or Affiliate of any of the foregoing shall be liable to any Person in respect of any of the consideration contemplated by Section 3.1 that is delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat, or similar Laws. If any such shares of Company Capital Stock shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of PACI, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.5 Withholding. Notwithstanding any other provision to this Agreement, PACI, the Company, the Exchange Agent, and their respective Affiliates or other Persons making payments on their behalf shall be entitled to deduct and withhold from any consideration payable in cash or otherwise pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by PACI, the Company, the Exchange Agent, or their respective Affiliates or other Persons making payments on their behalf, as applicable). Notwithstanding the foregoing, PACI shall use commercially reasonable efforts to provide the Company with at least ten days prior written notice of any amounts that it intends to deduct or withhold (together with any legal basis therefor and method of calculation) in connection with the payment of the consideration payable pursuant to Section 3.1 or Section 3.2 (other than any compensatory payments to be made pursuant to this Agreement or backup withholding), shall use commercially reasonable efforts to provide the applicable holder of Company Capital Stock a reasonable opportunity to provide documentation establishing exemptions from or reductions of such deductions or withholdings, and shall reasonably cooperate with the Company to reduce or eliminate any applicable deductions or withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority, and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the case of any such payment payable to employees of the Group Companies in connection with the Merger treated as compensation, the Parties shall cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.
Section 3.6 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time and held by a holder who has not voted in favor of adoption of this Agreement, waived its appraisal rights, or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 1302 of the GBCC (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the GBCC with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration in accordance with Section 3.1, but instead shall be entitled to only such rights as are granted by Section 1302 of the GBCC. If, after the Company Merger Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 1302 of the GBCC, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 1302 of the GBCC, such shares of Company Common Stock shall be treated as if they had been converted as of the Merger Effective Time into the right to receive the applicable portion of the Aggregate Merger Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company shall provide PACI written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Merger Effective Time that relates to such demand.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES
Except as set forth in the disclosure letter delivered to PACI and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to PACI and Merger Sub as follows:
Section 4.1 Organization. As of the date of this Agreement, the Company is a corporation incorporated, existing, and in good standing under the Laws of the State of Georgia and has the requisite corporate power and authority to own, lease, or operate all of its properties and assets and to conduct its business as it is now being conducted. The Company has made available to PACI true, correct, and complete copies of the Organizational Documents of the Company as amended and in effect as of the date of this Agreement. The Company is licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.2 Subsidiaries and Other Group Companies. A complete list of each Subsidiary of the Company as of the date of this Agreement and its jurisdiction of incorporation, formation, or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been incorporated, formed, or organized and are existing and (to the extent such concept exists in the jurisdiction in which such entity is incorporated, formed, or organized) in good standing under the Laws of their jurisdiction of incorporation, formation, or organization and have the requisite power and authority to own, lease, or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct, and complete copies of the Organizational Documents, as amended and in effect as of the date of this Agreement, of each Subsidiary of the Company and each other Group Company set forth on Section 4.2 of the Company Disclosure Letter have been previously made available to PACI by or on behalf of the applicable Group Company. Each Subsidiary of the Company is licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.3 Authorization.
(a) Each Group Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the Transactions and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Agreement to which each Group Company is a party contemplated hereby and the consummation of the Transactions have been authorized and approved by the Board of Directors (or equivalent thereof) of such Group Company, and, except for the Company Shareholder Approval, no other corporate proceeding on the part of such Group Company is necessary to authorize this Agreement and each Ancillary Agreement to which such Group Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the Ancillary Agreements to which any Group Company is a party contemplated hereby will be, executed and delivered by such Group Company, and this Agreement constitutes, and on or prior to the Closing, each Ancillary Agreement to which such Group Company is a party contemplated hereby will constitute, a legal, valid, and binding obligation of such Group Company (assuming that this Agreement and such Ancillary Agreements are or will be upon execution thereof, as applicable, authorized, executed, and delivered by the other parties thereto), as applicable, enforceable against such Group Company, in accordance with its and their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b) On or prior to the date of this Agreement, the Board of Directors of the Company has adopted resolutions (i) determining that this Agreement and each Ancillary Agreement to which the Company is a party contemplated hereby and the Transactions are advisable and fair to, and in the best interests of, the Company and its stockholders, and (ii) authorizing and approving the execution, delivery, and performance by the Company of this Agreement and each Ancillary Agreement to which the Company is a party contemplated hereby and the consummation of the Transactions. No other corporate action is required on the part of the Company or its equity holders to enter into this Agreement or each Ancillary Agreement to which the Company is a party contemplated hereby or to approve the Transactions, other than the Company Shareholder Approval.
Section 4.4 No Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 4.5, the execution and delivery by the Group Companies of this Agreement and each Ancillary Agreement to which any such Group Company is a party contemplated hereby and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Organizational Documents of such Group Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to such Group Company, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any Contract listed on Section 4.12(a) in the Company Disclosure Letter to which such Group Company is a party or is bound, or terminate or result in the termination of any such foregoing Contract, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Group Company, except, in the case of each of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of PACI and Merger Sub contained in this Agreement, no consent, waiver, approval, or authorization of, or designation, declaration, or filing with, or notification to, any Governmental Authority or other

Person is required on the part of any Group Company with respect to any such Group Company’s execution or delivery of this Agreement or the consummation by such Group Company of the Transactions, except for: (i) applicable requirements of the HSR Act or any similar requirements under applicable foreign Laws or any other Governmental Approvals applicable to the Transactions, (ii) the filing of the Certificates of Mergers in accordance with the DGCL and GBCC, respectively, (iii) applicable requirements for securities Laws, and (iv) as otherwise disclosed in Section 4.5 of the Company Disclosure Letter.
Section 4.6 Capitalization of the Company.
(a) As of the date of this Agreement, the authorized share capital of the Company consists of (x) 26,249,929 shares of Company Common Stock, of which 7,316,674 are issued and outstanding and (y) 15,359,488 shares of Company Preferred Stock, of which 3,981,236 are designated as Company Series Seed Preferred Stock of which 3,981,236 are issued and outstanding, 6,000,000 are designated as Company Series A-1 Preferred Stock of which 1,000,000 are issued and outstanding, 3,327,624 are designated as Company Series A-2 Preferred Stock of which 3,327,624 are issued and outstanding and 2,050,628 are designated as Company Series A-3 Preferred Stock of which 2,050,628 are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold, and issued in compliance in all material respects with applicable Law, including Federal and state securities Laws, and all applicable requirements set forth in (A) Company’s Organizational Documents, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are free and clear of any Liens (other than transfer restrictions under applicable securities Laws or under Company’s Organizational Documents); and (iv) are not subject to any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under applicable Law or any Contracts to which the Company is a party or otherwise bound, except for, in each case of this clause (iv), as set forth in the Company’s Organizational Documents. The rights and privileges of each class of the Company Capital Stock are as set forth in the Company’s certificate of incorporation that is currently in effect.
(b) As of the date of this Agreement, there are 2,724,293 shares of Company Common Stock reserved for issuance under the Company Incentive Plan, as the same may be adjusted by the A&R Company Incentive Plan. Of such reserved shares of Company Common Stock, 400,523 shares have been issued pursuant to restricted stock purchase agreements and/or exercises of vested options, and 2,075,069 Company Options to purchase shares of Company Common Stock have been granted and are currently outstanding. The Company has provided to PACI, prior to the date of this Agreement, a true, correct, and complete list of each current or former employee, consultant, or director of any Group Company and any other Person who, as of the date of this Agreement, holds a Company Option, including the type of Company Option, the number of shares of Company Common Stock comprised thereof or subject thereto, vesting schedule, expiration date and, if applicable, the exercise price thereof. All shares of Company Common Stock issuable upon exercise of Company Options have been duly reserved for issuance by the Company, and upon issuance of such shares in accordance with the terms of the Company Incentive Plan and the A&R Company Incentive Plan, as applicable, shall be duly authorized, validly issued and fully paid and nonassessable and shall not have been issued in violation of or be subject to any purchase option, call option, right of first refusal or other preemptive or similar rights. The exercise price of each outstanding Company Option, as listed in the applicable Option Agreement, is not less than the price of a share of Company Common Stock as determined on the date of grant of such Company Option.
(c) Except as otherwise set forth in Section 4.6(c) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, “phantom units,” rights, puts, warrants, rights, or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether preemptive, contractual, or by matter of Law), plans or other agreements of any character providing for the issuance of additional equity interests, the sale of equity interests, or for the repurchase or redemption of equity interests of the Company or the value of which is determined by reference to shares of the Company Common Stock or other equity interests of the Company, and there are no voting trusts, proxies, or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem, or otherwise acquire any shares of Company Capital Stock or other equity interests of the Company.

Section 4.7 Capitalization of Subsidiaries.
(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries set forth on Section 4.2 of the Company Disclosure Letter (i) have been duly authorized and validly issued, and, to the extent applicable, are fully paid and non-assessable; and (ii) have been offered, sold, and issued in compliance with the Organizational Documents of the applicable Subsidiary of the Company, and, in all material respects, with applicable Law.
(b) Except as set forth on Section 4.7(b) of the Company Disclosure Letter, the Company owns, directly or indirectly, of record and beneficially all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries set forth on Section 4.2 of the Company Disclosure Letter, free and clear of any Liens (other than transfer restrictions under applicable securities Laws or under the applicable Organizational Documents).
(c) Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights, or other securities (including debt securities) exercisable or exchangeable for any capital stock or other securities of any Subsidiary of the Company set forth on Section 4.2 of the Company Disclosure Letter, any other commitments, calls, conversion rights, rights of exchange, or privilege (whether pre-emptive, contractual, or by matter of Law), plans, or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiary or the value of which is determined by reference to shares or other equity interests of such Subsidiary of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate any such Subsidiary of the Company to issue, purchase, register for sale, redeem, or otherwise acquire any of its capital stock.
Section 4.8 Financial Statements.
(a) The Company Financial Statements (i) present fairly, in all material respects, the state and the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries, and (iv) when delivered by the Group Companies for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, (w) will present fairly, in all material respects, the state and the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended, (x) will be prepared from, and will be in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries, (y) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (z) in the case of audited financial statements, will be audited in accordance with the standards of the Public Company Accounting Oversight Board, and in each case will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act, and the Securities Act applicable to a registrant, in effect as of the respective dates thereof. True, correct, and complete copies of the Company Financial Statements are set forth on Section 4.8(a) of the Company Disclosure Letter.
(b) Except as set forth on Section 4.8(a) of the Company Disclosure Letter, the Company (including, to the Knowledge of the Company, any employee, or independent auditor thereof) has not identified or been made aware of (i) any significant deficiency in the system of internal accounting controls utilized by the Company, (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or (iii) any claim or allegation regarding any of the foregoing.
Section 4.9 No Undisclosed Liabilities. Group Companies have no liabilities or obligations that would be required to be reflected or reserved against in the Company Financial Statements prepared in accordance with GAAP, except for those liabilities or obligations (a) reflected or reserved for on the Company Financial Statements or disclosed in the notes thereto, (b) that have arisen in the ordinary course of business since the date of the most recent balance sheet included in the Company Financial Statements, (c) that will be discharged or paid off prior to or at the Closing, (d) incurred by Group Companies in connection with the negotiation, preparation, or execution of this Agreement or any Ancillary Agreements or the consummation of the Transactions, (e) arising under the terms of any Contract binding upon the Group Companies other than as a result of breach thereof, or (f) which would not have a Company Material Adverse Effect.
Section 4.10 Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date hereof: (a) there are no pending or, to the Knowledge of the Company, threatened Actions against any Group Company (“Legal Proceedings”); and (b) there is no outstanding Governmental Order imposed upon any Group Companies, nor any of their properties or assets, except, in the case of clauses (a) and (b), as would not, individually or in the aggregate, have a Company Material Adverse Effect.
Section 4.11 Legal Compliance.
(a) No Group Company is, or for the past three years has been, (i) in violation of any Laws applicable to such Group Company, including all applicable Laws prescribed or administered by the FAA and DOT under Title 14 of the Code of Federal Regulations and Title 49 of the United States Code; (ii) subject to an investigation with respect to or made voluntary disclosures with respect to potential violations of any such Laws; and (iii) cited by the FAA or DOT for any discrepancies or violations during inspections or audits, except, in each case, as such violations would not have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Each Group Company holds all Licenses necessary under applicable Laws for the conduct of their respective businesses as currently conducted and to own, lease, or operate their respective properties which Licenses are valid and in full force and effect and as to each Group Company, are, and for the past three years have been, in compliance with the terms of such Licenses, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.
(c) For the past three years, no Group Company nor, to the Knowledge of the Company, any of the respective officers, directors, or employees thereof acting in such capacity has received any written notice of, or been charged with, the violation of any applicable Laws, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.
(d) Except as would not have a Company Material Adverse Effect, each Group Company and, to the Knowledge of the Company, each other Person in which a Group Company holds an equity interest, is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, takeoff and landing authorizations, clearances, and orders of any Governmental Authority necessary for such Group Company to operate its air transportation as currently conducted, and to own, lease, and operate its properties and to carry on its business (the “Company Aviation Permits”). The use and operation by each Group Company of its properties and the conduct of its business comply with the requirements and conditions of all Company Aviation Permits, including all applicable operating certificates and authorities, common carrier obligations, and airworthiness directives, except where the failure to comply would not have a Company Material Adverse Effect.
(e) To the Knowledge of the Company, no Group Company, in its capacity as a manager or member of a Person in which a Group Company holds an equity interest, has taken any actions which caused or would cause the representations set forth in Sections 4.11(a) through (d) to be untrue as if the representations set forth in Sections 4.11(a) through (d) were made by the entities in which a Group Company holds an equity interest, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.12 Contracts; No Defaults.
(a) Section 4.12(a) of the Company Disclosure Letter contains a true, complete, and correct list of each of the following Contracts to which each Group Company is a party to or is bound by as of the date hereof, other than any Company Benefit Plan. True, correct, and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to PACI or its agents or Representatives, together with all amendments thereto.
(i) Each Contract with any of the Group Companies’ top ten vendors based on aggregate dollars spent, collectively, by the Group Companies during the past two years;

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit, or financing agreement or instrument or other Contract for money borrowed, including any agreement or commitment for future loans, credit, or financing, in each case, in excess of $5,000,000;
(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of any Group Company, in each case, involving payments in excess of $10,000,000 annually in the aggregate, other than Contracts (A) for the purchase of a single aircraft, or (B) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;
(iv) Each lease or rental agreement, installment, and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property (excluding leases of Aircraft between Subsidiaries), with annual rents in excess of $5,000,000;
(v) each Contract with a customer of any Group Company for the sale or license of products, or the performance of services, by any Group Company, in each case that provides for payment to the Company in excess of $5,000,000 annually;
(vi) Each Real Property Lease with annual rents in excess of $5,000,000;
(vii) Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company, in each case providing for the sharing of revenues, profits, losses, or costs;
(viii) Each material Contract (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents, and Organizational Documents) between any Group Company, on the one hand, and Affiliates of a Group Company, the officers, directors, stockholders, immediate family members, employees, and managers (or equivalents) of any Group Company, on the other hand, other than this Agreement and the documents contemplated hereby (collectively, the “Affiliate Agreements”);
(ix) Each Contract containing covenants prohibiting or limiting the right of any Group Company to engage in or compete with any Person in any line of business in any respect that is material to a Group Company’s business;
(x) Each Contract containing “most favored nation,” “exclusivity”, or similar provisions, in each case, other than any such Contract that may be cancelled without material liability to a Group Company upon 90 days’ notice or less;
(xi) Each Contract pursuant to which any rights in Intellectual Property that are material to the business of the Group Companies, taken as whole, are (a) granted by any third party to a Group Company, (b) granted by any Group Company, or (c) developed by any Person for any Group. The foregoing shall not include (v) “shrink-wrap” and “click-wrap” licenses, and other non-exclusive licenses, in each case, for generally commercially available software that has not been materially customized for any Group Company’s use, including Open Source Licenses, (w) Contracts entered into in the ordinary course of business that contain only non-exclusive licenses of Intellectual Property that are incidental and ancillary to the primary purpose of the Contract, (x) non-disclosure agreements entered into in the ordinary course of business that do not transfer or license any rights in the Company Owned Intellectual Property, (y) Contracts with Company Employees, independent contractors, or consultants of any Group Company, which Contracts are entered into in the ordinary course of business, and (z) incidental trademark licenses in Contracts for marketing or advertising;
(xii) Collective Bargaining Agreement with a labor union, works council, or other Labor Organization representing employees of a Group Company;
(xiii) Each Contract granting to any Person (other than a Group Company) a right of first refusal, first offer, or similar preferential right to purchase or acquire equity interests in any Group Company or material assets of any Group Company businesses;
(xiv) Each Company RSA and each Contract granting Company Options;

(xv) any power of attorney granted by a Group Company (other than powers of attorney granted in connection with trademark registration filings or tax matter representations in the ordinary course of business);
(xvi) each Contract for the employment, engagement or indemnification of any employee, consultant, independent contractor, director, advisor or agent, other than those Contracts terminable at will on notice of 30 days or less without any severance or other surviving obligation; and
(xvii) Any authorization, commitment, or agreement, whether in writing or otherwise, to enter into any Contract of the type described in subsections (i) through (xii) of this Section 4.12(a).
(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as set forth on Section 4.12(b) of the Company Disclosure Letter, all of the Contracts listed on Section 4.12(a) in the Company Disclosure Letter (i) are in full force and effect and (ii) represent the legal, valid, and binding obligations of the Group Company that is a party thereto and, to the Knowledge of the Company, represent the legal, valid, and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not have a Company Material Adverse Effect, (x) such Group Company has performed in all respects all respective material obligations required to be performed by it to date under such Contracts listed pursuant to Section 4.12(a), and no such Group Company, nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under any such Contract, (y) during the last 12 months, no such Group Company has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the Knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by such Group Company or, to the Knowledge of the Company, any other party thereto, in each case, with or without notice or lapse of time or both (other than defaults which were non-material and have since been cured by the Company).
(c) Except as would not have a Company Material Adverse Effect, all necessary and appropriate agreements to which a Group Company is a party for the operation of the Aircraft are in effect, including but not limited to operation, maintenance, support services, spare parts, crew training, and other vendors.
Section 4.13 Company Benefit Plans.
(a) Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to PACI, to the extent applicable, true, and complete copies of (i) such Company Benefit Plan (or, if not written, a written summary thereof) and all plan documents, trust agreements, insurance Contracts, or other funding vehicles and all amendments thereto, (ii) the most recent determination, opinion, or advisory letter from the U.S. Internal Revenue Service relating to the tax-qualified status of such Company Benefit Plan, (iii) the two most recently filed annual reports (Form 5500 series), and (iv) the most recent summary plan description, including any summary of material modifications.
(b) Except as set forth in Section 4.13(b) of the Company Disclosure Letter: (i) each Company Benefit Plan has been maintained, funded, operated, and administered in compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions or payments required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued for or paid in full when and as required to be paid pursuant to the terms of any such Company Benefit Plan; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.
(c) No Group Company or any of their ERISA Affiliates has, at any time within the previous six years, maintained, been a participating employer in, contributed to, or had any liability (contingent or otherwise) with respect to (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”), (ii) any other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), (iii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA) or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Group Company or any of their ERISA Affiliates has, at any time within the previous six years, incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.
(d) With respect to each Company Benefit Plan or any fiduciary or assets thereof, to the Knowledge of the Company, no actions, suits, or claims (other than routine claims for benefits in the ordinary course) are pending or threatened.
(e) To the Knowledge of the Company, no Company Benefit Plan provides, or reflects or represents any obligation or liability of Group Companies or any of their respective Affiliates to provide, any welfare benefits (including retiree life insurance, retiree health benefits, or other retiree employee welfare benefits), whether or not insured, for any Person for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee or his or her beneficiary. No Group Companies or any of their ERISA Affiliates or any Company Benefit Plan has incurred any liability under sections 4971 through 4980H, 6055 or 6056 of the Code.
(f) There has been no material prohibited transactions as defined in Code Section 4975 or ERISA Section 406 with respect to any Company Benefit Plan.
(g) Notwithstanding any provision herein to the contrary, each Company Benefit Plan that is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code has at all times been in documentary and operational material compliance with Section 409A of the Code and all applicable guidance promulgated thereunder.
(h) The per share exercise price of each Company Option was more than or equal to the fair market value of a share of Company Common Stock on the applicable grant date. Each outstanding Company Option has been authorized and issued by the Company Board pursuant to a Company Benefit Plan approved by the Company Board or Company Shareholders, as applicable.
(i) Except as set forth on Section 4.13(i) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event (such as termination following the consummation of the Transactions), (i) entitle any current or former employee, officer, or other individual service provider of any Group Company to any severance pay or any other compensation or benefits payable or to be provided by any Group Company (other than statutory severance or termination payments that are required solely by reason of applicable Law), (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation or benefits due any current or former employee, officer, or other individual service provider of any Group Company under any Company Benefit Plan, or (iii) result in any “excess parachute payment” under Section 280G of the Code to any service provider of the Group Companies. No Company Benefit Plan provides for a Tax gross-up, make whole, or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code on any current or former employee, officer, or other individual service provider of the Company.
Section 4.14 Labor Relations; Employees.
(a) Section 4.14(a) of the Company Disclosure Letter lists all management-level employees, including officers, actively employed by each Group Company, current annual salary, commission eligibility, bonus compensation eligibility, full/part time status, annual paid time off entitlement, balance of accrued and unused paid time off (as of the date hereof), balance of accrued and unused compensation time, as applicable (as of the date hereof), immigration status (citizenship and work authorization), date of hire, work location and job title.
(b) (i) No Group Company is, or within the last three years has been, a party to or bound by any Collective Bargaining Agreement with any labor or trade union, works council, employee representative body or labor organization or association (collectively, a “Labor Organization”) covering any Company Employee, (ii) no such Collective Bargaining Agreement is being, or within the last three years has been, negotiated by any Group Company with any Labor Organization, (iii) no Company Employee is, or within the last three years has been, represented by any Labor Organization with respect to their employment with any Group Company, as applicable, (iv) no Labor Organization has, or to the Knowledge of the Company, within the last three years has been, requested, or made a pending demand for recognition or certification or is seeking to organize or represent any of the Company Employees with respect to their employment with any Group Company, and (v) to the Knowledge of the Company, no Labor Organization is or within the last three years has attempted to organize Company Employees into one or more collective bargaining units.
(c) In the three years prior to the date hereof, there has been no actual, pending, or, to the Knowledge of the Company, threatened unfair labor practice charge, interruptions of work, grievance, arbitration, labor strike, work slowdown, work stoppage, lockout, picketing, hand billing, or other labor dispute with respect to the Company Employees involving a Labor Organization or with respect to unionization or collective bargaining.
(d) Each of the Group Companies is, and has been for the three years prior to the date hereof, in compliance in all material respects with all applicable Laws respecting labor and employment of the Company Employees, including, but not limited to, all Laws respecting terms and conditions of employment, occupational health and safety, wages and hours, wage payment, employee record keeping, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt versus non-exempt status and employee versus independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, reasonable accommodations, equal employment opportunity and equal pay, terms and conditions of workers’ compensation, labor relations and collective bargaining, employee leave issues, and unemployment insurance. There is no pending or, to the Knowledge of the Company, threatened claim or investigation in respect of any such applicable Laws (including any employment discrimination charge or employment-related multi-claimant or class action claims).
(e) Except as set forth on Section 4.14(e) of the Company Disclosure Letter, in the three years prior to the date hereof, no Group Company has received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board, National Mediation Board, or any other Governmental Authority against them, (ii) notice of any material complaints, grievances, or arbitrations arising out of any Collective Bargaining Agreement or any other complaints, grievances, or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any material complaint, lawsuit, or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful, or tortious conduct in connection with the employment relationship.
(f) In the three years prior to the date hereof, no Group Company has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq., or any similar applicable Laws (collectively, the “WARN Act”) that remains unsatisfied.
Section 4.15 Taxes. Except as set forth on Section 4.15 of the Company Disclosure Letter:
(a) All material Tax Returns required to be filed by or with respect to the Group Companies have been timely filed (taking into account any applicable extensions) with the appropriate Governmental Authority and all such Tax Returns are true, correct and complete in all material respects, and all material Taxes of the Group Companies due and payable (whether or not shown on any Tax Return) for periods covered by the Company Financial Statements have been fully and timely paid (taking into account any applicable extensions).
(b) Each Group Company has withheld from amounts owing to any employee, creditor, or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over, and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes required to be withheld.
(c) There are no Liens (other than Permitted Liens) for material Taxes upon the property or assets of the Group Companies.

(d) To the Knowledge of the Company, no Action, deficiency, or proposed adjustment for any material amount of Tax due or payable by any Group Company has been asserted or assessed within the past three years by any Governmental Authority against any Group Company, and there are no ongoing or pending Actions of any Governmental Authority against a Group Company with respect to any material Taxes due or payable.
(e) There are no waivers, extensions, or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of any Group Company, other than ordinary course extensions of time to file Tax Returns.
(f) No written claim has been made by any Governmental Authority where a Group Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(g) No Group Company has entered into any closing agreement or has requested or been the subject of any private letter rulings, technical advice memoranda, or similar agreements or rulings relating to Taxes, and no Group Company has executed a power of attorney with respect to any Tax that remains in force.
(h) No Group Company has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code prior to the date of this Agreement.
(i) No Group Company is liable for Taxes of any other Person not a Group Company under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or foreign Tax Law or as a transferee or successor, or by customary commercial Contracts or Contracts entered in the ordinary course of business not primarily related to Taxes.
(j) No Group Company has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).
(k) No Group Company has knowingly taken or caused to be taken, or knowingly failed to take or cause to be taken, any action, and to the Knowledge of the Company, as of the date hereof, there are no facts or circumstances, that could reasonably be expected to prevent the Merger and the PIPE Investment from qualifying for the Intended Tax Treatment.
(l) No Group Company is organized under the Laws of a country other than the United States.
(m) No Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local, or foreign Law); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Company Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Company Financial Statements; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 or any corresponding or similar provision of state or local Laws; (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, or foreign Law or (vi) a “domestic use election” under Section 1503(d) of the Code or a “gain recognition agreement” under Treasury Regulations Section 1.367(a)-8.
(n) Notwithstanding anything to the contrary contained herein, none of the representations or warranties contained elsewhere in Article IV shall relate to Tax matters, which are instead the subject of Section 4.13 and this Section 4.15 exclusively.
Section 4.16 Real Property.
(a) Section 4.16(a) of the Company Disclosure Letter sets forth a true, correct, and complete list of all Leased Real Property and all Real Property Leases pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:
(i) the Company holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) the Company has made available to PACI true, correct, and complete copies of all leases, licenses, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company, including all amendments and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to PACI.
(iii) No party, other than the Group Companies, as applicable, has any right to use or occupy the Leased Real Property or any portion thereof, except for certain Leased Real Property leases that provide for access to aircraft hangar space as tenant-in-common with other lessees.
(iv) No Group Company has received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.
(v) No Group Company, and to the Knowledge of the Company, any other party to thereto, is in material breach of or material default under any Real Property Leases.
(vi) No Group Company has assigned, transferred, or pledged any interest in any of the Real Property Leases to which a Group Company may be a party.
(b) The Company does not own any real property. No Group Company is obligated or bound by any options, obligations, or rights of first refusal or contractual rights to sell, lease, or acquire any real property except pursuant to the Real Property Leases.
Section 4.17 Intellectual Property.
(a) Section 4.17(a) of the Company Disclosure Letter lists each item of Company Owned IP that is registered, issued, or applied-for with a Governmental Authority or other applicable registrar (“Company Registered Intellectual Property”). A Group Company is the sole and exclusive beneficial and, as applicable, record owner of all of the Company Owned IP, free and clear of all Liens other than Permitted Liens. All Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company is valid and enforceable, excluding any pending applications included in the Company Registered Intellectual Property.
(b) To the Knowledge of the Company, no Group Company has, in the past three years, infringed, misappropriated, or otherwise violated and no Group Company is currently infringing, misappropriating or otherwise violating, any Intellectual Property of any third Person. As of the date hereof, there is no Action pending to which a Group Company is a named party, or, to the Knowledge of the Company, threatened against a Group Company in writing, alleging that such Group Company infringes, misappropriates, or otherwise violates any Intellectual Property of any third Person, or challenging the scope, validity, ownership or enforceability of any Company Owned IP (other than responses or correspondence from Governmental Authorities in the ordinary course of prosecution of Company Registered Intellectual Property).
(c) To the Knowledge of the Company, no third Person is infringing, misappropriating, or otherwise violating, and has not in the past three years infringed, misappropriated, or otherwise violated, any Company Owned IP, except for such infringements, misappropriations, or other violations that would not reasonably be expected to be material to the business of the Group Companies, taken as a whole.
(d) Each Group Company takes commercially reasonable measures to protect the confidentiality of Trade Secrets included in the Company Owned IP including by requiring that Persons to whom any such Trade Secrets are or have been disclosed execute a written Contract that includes confidentiality provisions that are reasonably protective of such Trade Secrets. To the Knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any material Trade Secrets included in the Company Owned IP to or by any Person.
(e) To the Knowledge of the Company, all Persons who have participated in or contributed to the creation or development of any material Company Owned IP have executed written agreements pursuant to which such Person’s entire right, title, and interest in and to any such Company Owned IP has been assigned to a Group Company or the right, title, and interest in the Company Owned IP vested in a Group Company by operation of Law.

(f) To the Knowledge of the Company, the IT Systems are (i) able to perform the information technology operations required to operate the business of the Group Companies as currently operated, and (ii) to the Knowledge of the Company, do not contain and have not been materially affected by, any virus, malware, worm, Trojan horse, or other disabling codes or instructions. No Group Company has experienced a material outage of the IT Systems during the past two years where such effects on the IT Systems have not been cured in all material respects. No Group Company has delivered, licensed, or made available to any escrow agent or other Person any source code that is material Company Owned IP except for disclosures to employees and independent contractors for Group Companies that are subject to written confidentiality obligations to maintain the confidentiality of such source code and who have had such access only during the term of their employment by or provision of services to the Group Companies. None of the Group Companies has any duty or obligation to deliver, license or make available the source code that is material Company Owned IP to any escrow agent or other Person.
(g) The manner in which any software licensed under any Open Source License is incorporated into, linked to or called by, or otherwise combined or distributed with any software that is material Company Owned IP does not, according to the terms of the applicable Open Source License, obligate any Group Company to: (i) disclose, make available, offer or deliver all or any portion of any source code that is Company Owned IP to any third party, or (ii) create obligations for the Group Companies to grant, or purport to grant, to any third party any rights or immunities under any Company Owned IP.
Section 4.18 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all policies or binders of property, fire, and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Group Companies, in each case as of the date of this Agreement, are in full force and effect, all premiums due and payable have been paid, no notice of cancellation or termination has been received by any Group Company with respect to any such policy, and no insurer has denied or disputed coverage of any material claim during the last 12 months (other than a customary reservation of rights notice).
Section 4.19 Privacy and Cybersecurity.
(a) Each Group Company and, with respect to the Processing of Company Data and to the Knowledge of the Company, its Data Processors, are in compliance, and for the last three years have been in compliance, in all material respects with Company Privacy Policies and Privacy Requirements, including any international transfers of Personal Data. No Group Company has sold, and intends to sell, any Personal Data to Persons or other third parties, as those terms are defined by the California Consumer Privacy Act of 2018 except as permitted by the Company Privacy Policies. Neither the execution, delivery, or performance of this Agreement nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the Transactions will materially violate any Privacy Requirements or Company Privacy Policies.
(b) There are not, and for the past three years have not been, any Actions by any Person, or any investigations by any Governmental Authority, pending to which the any Group Company is a named party or, to the Knowledge of the Company, threatened in writing against the Company alleging a violation of any Privacy Requirements.
(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Group Companies and, to the Knowledge of the Company, its Data Processors, in the past three years have not suffered and are not suffering a Security Incident and in the past three years have not been and are not required to notify any Person or Governmental Authority of any Security Incident and have not been and are not adversely affected by any malicious code, ransomware or malware attacks, or denial-of-service attacks on any IT Systems.
(d) The Group Companies have established an Information Security Program that is appropriately implemented and maintained, and there have been no material violations of the Information Security Program in the past three years. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Information Security Program is compliant with Privacy Requirements. The IT Systems currently used by the Group Companies operates and performs as necessary to conduct the business of the Group Companies and, to the Knowledge of the Company, do not contain any malicious code or defect. To the Knowledge of the Company, all Company Data will continue to be available for Processing by the Company following the Closing on substantially the same terms and conditions as existed immediately before the Closing.
Section 4.20 Environmental Matters.
(a) Each Group Company is and, for the past three years, has been in, compliance with all applicable Environmental Laws.
(b) There has been no Release of, or exposure to, any Hazardous Materials by a Group Company, or, to the Knowledge of the Company, any other Person, at, in, on, under, or from any Leased Real Property.
(c) No Group Company is subject to any Governmental Order relating to any non-compliance with or violation of Environmental Laws or relating to Hazardous Materials, including the investigation, sampling, monitoring, treatment, remediation, removal, or cleanup of Hazardous Materials.
(d) No Legal Proceeding is pending or, to the Knowledge of the Company, threatened against a Group Company for, and no Group Company has received written notice of any non-compliance with, violation of, or liability under Environmental Laws.
(e) No Group Company has assumed or provided indemnity against any liability of any third party under Environmental Law.
(f) The Company has made available to PACI true, correct, and complete copies of all phase 1 or phase 2 environmental site assessments that are in the Company’s possession or control, and relate to the Leased Real Property or to the business or operation of the Group Companies.
Section 4.21 Absence of Changes. From the date of the most recent balance sheet included in the Company Financial Statements to the date of this Agreement, there has not occurred any Company Material Adverse Effect.
Section 4.22 Anti-Corruption Compliance.
(a) For the past three years, the Group Companies and, to the Knowledge of the Company, any Representative acting on behalf of Group Companies, have not offered, promised, or given, directly or indirectly, anything of value in any material amount to a Government Official.
(b) For the past three years, the Group Companies and, to the Knowledge of the Company, any Representative acting on behalf of Group Companies, are and have been in compliance with all Anti-Corruption Laws.
(c) Each Group Company intends to implement and maintain policies and procedures reasonably designed to ensure compliance in all material respects with all Anti-Corruption Laws.
(d) As of the date hereof, there are no current or pending internal investigations or internal audits, and to the Knowledge of the Company, third-party investigations (including by any Governmental Authority) or external audits that address any material allegations or information concerning possible material violations of any Anti-Corruption Laws specifically involving any Group Company or any Representative acting on behalf of any Group Company.
Section 4.23 Sanctions and International Trade Compliance.
(a) The Group Companies, and to the Knowledge of the Company, their respective Representatives (i) are, and have been for the past two years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the Knowledge of the Company, Actions, voluntary disclosures, or Legal Proceedings against any Group Company or their respective Representatives related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) No of the Group Companies, or to the Knowledge of the Company, their respective Representatives, (i) is, or has during the past two years, been a Sanctioned Person; or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.
Section 4.24 Compliance with Aviation Laws. Without limiting any representation made in Section 4.4, Section 4.5 and Section 4.10:
(a) To the Knowledge of the Company, each Company Employee currently providing any flight, maintenance, operation, or handling of any aircraft owned, leased, or operated by a Group Company as of the date hereof (the “Aircraft”) has all material required Licenses, certifications, training, and competencies to provide such flight, maintenance, operation, or handling of such Aircraft.
(b) All Aircraft that are in operation are registered on the FAA aircraft registry and have a validly issued certificate of airworthiness without limitations of any kind that is in full force and effect, except for (i) the period of time any Aircraft may be out of service and such certificate is suspended in connection therewith and (ii) limitations as may be provided under the maintenance procedures for the aircraft operator approved by the FAA.
(c) To the Knowledge of the Company, all Aircraft owned or leased by the Company during the past two years and as of immediately prior to the Closing are maintained according to applicable regulatory standards and the maintenance procedures for the aircraft operator approved by the FAA and consistent with the manufacturer’s recommendations; provided that the Company makes no representations regarding the maintenance of such Aircraft during a period when the Company did not own or lease the Aircraft.
(d) All records required by applicable Law to be maintained for each Aircraft are correct and complete and are currently in the possession of the applicable Group Company.
(e) Any Group Company acting as an “Air Carrier” as defined in 49 USC § 40102(a)(2), is, and at the Merger Effective Time shall be, a “Citizen of the United States” as defined in 49 USC § 40102(a)(15)(C).
(f) Each Group Company listed on Section 4.24(f) of the Company Disclosure Letter holds an “Air Carrier Certificate” pursuant to 14 CFR Part 119 and associated operations specifications pursuant to 14 CFR Part 135 or non-United States equivalents set forth for such Subsidiary on Section 4.24(f) of the Company Disclosure Letter as applicable to the operations of the Group Company.
Section 4.25 Registration Statement and Proxy Statement/Prospectus. None of the information relating to the Group Companies or their respective Affiliates supplied by the Group Companies or their respective Affiliates in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the effective date of the Registration Statement, as of the date the Proxy Statement/Prospectus is mailed to the PACI Shareholders, and in the case of any amendment or supplement thereto, as of the time of such amendment or supplement, and at the time of the PACI Shareholders’ Meeting or the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Group Companies and their respective Affiliates make no representations or warranties as to any information supplied by or on behalf of PACI or Merger Sub.
Section 4.26 Brokers’ Fees. No broker, finder, investment banker, or other Person is entitled to any brokerage fee, finders’ fee, or other commission in connection with the Transactions based upon arrangements made by any Group Companies or any of their respective Affiliates for which PACI or any Group Company or any of their respective Subsidiaries has any obligation.
Section 4.27 Related Party Transactions. No Group Company has purchased or leased any material property or services from, or sold, transferred, or leased any material property or service to, or loaned or advanced a material amount of money to, or borrowed a material amount of money from or guaranteed any obligation of any of their Affiliates, or its or their Affiliates’ directors, officers, partners, executors, immediate family members, or trustees, except for (i) loans and other extensions of credit to officers and employees of the Group Companies for travel, business, or relocation expenses, or other loans and extensions of credit, which are, individually and in the aggregate, immaterial and made for employment-related purposes in the ordinary course of business, (ii) pursuant to any Company Benefit Plan, (iii) Contracts among the Group Companies, (iv) Contracts listed on Section 4.12(a) in the Company Disclosure Letter, or (v) commercial transactions entered into in the ordinary course of business on arms’ length terms.
Section 4.28 Title; Sufficiency and Condition of Assets.
(a) Except as set forth on Section 4.28 in the Company Disclosure Letter, the Group Companies exclusively own, and will immediately after Closing exclusively own, all right, title and interest (legal and beneficial) in and to, and have, and will immediately after Closing have, good and marketable title to or a valid leasehold or license interest in, all of the material assets, used or held for use by the Group Companies, free and clear of all Liens, except for Permitted Liens. The assets used or held for use by the Group Companies, constitute all assets necessary to conduct the business of the Group Companies as conducted as of the date hereof, as of the Closing Date and as presently contemplated to be conducted.
(b) All of the tangible personal property used or held for use by the Group Companies has been maintained according to applicable regulatory standards, is in good operating condition and repair (normal wear and tear excepted), and is adequate and suitable for the particular purpose for which it is being used or held for use and presently proposed to be used by the Group Companies; provided, that, the Company makes no representations regarding the maintenance, operating condition and repair, and adequacy and suitability of such tangible personal property during any period when the Company did not own or lease such tangible personal property.
Section 4.29 Accounts Receivable. Each of the accounts receivable reflected on the Company Financial Statements and each of the accounts receivable outstanding as of the Closing Date (i) represents a bona fide arm’s length sale of products or services in the ordinary course of business consistent with past practice; (ii) constitutes a valid claim of a Group Company, and (iii) and are not subject to any customer claim for set-off, reduction or rebate. No account debtor (a) is delinquent in its payment by more than ninety (90) days, or (b) to the Knowledge of the Company, has refused to pay its obligations for any reason.
Section 4.30 Banks; Powers of Attorney. Company has provided to PACI a complete and correct list of the names and locations of all banks in which each Group Company has accounts or safe deposit boxes and the names of all Persons authorized to draw thereon or to have access thereto. No Person holds a power of attorney to act on behalf of any Group Company, except for trademark prosecution or tax matters in the ordinary course of business.
Section 4.31 Books and Records. The books of account, equity transfer records, minute books, and other similar records of each Group Company have been delivered to PACI. Such books and records contain a true record of all actions taken at all meetings, and by all written consents in lieu of meetings, of the board of directors of each Group Company and have been maintained by the applicable Group Company in accordance with reasonable business practices and applicable Law. Books and records that support or may support each Group Company’s financial transactions and allocations of costs which are charged, directly or indirectly, to a Governmental Authority and have been and are being maintained by the relevant Group Company in accordance with reasonable business practices and applicable Law, and in any case for all accounting periods for which any of the Group Company’s incurred cost submissions have not been audited by a Governmental Authority.
Section 4.32 CARES Act Matters. Section 4.32 of the Company Disclosure Letter sets forth a true, correct and complete list of the CARES Act stimulus or relief programs (the “CARES Act Programs”) in which any Group Company is participating or has participated, and the amount of funds requested or received by the Group Company under each such program. The proceeds received from any CARES Act Program, including any and all obligations by any Group Company in connection with the SBA’s “Paycheck Protection Program” (“PPP Loans”), were used solely for the purposes permitted by the CARES Act and each such Group Company has complied in all material respects with the applicable requirements of the CARES Act and Payroll Protection Program in connection therewith. Any and all PPP Loans have been paid or forgiven in full.
Section 4.33 No Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, each of the Group Companies and its respective Representatives acknowledges and agrees that such Group Company has made its own investigation of PACI and that neither PACI nor Merger Sub, nor any of their respective Affiliates or Representatives, is making, and each of the Group Companies specifically disclaims that they or any other Person is relying upon or has relied upon any, representation or warranty whatsoever, express or implied, beyond those expressly given by PACI or Merger Sub in Article V, including any implied warranty or representation as to condition, merchantability, fitness for a particular purpose, future results, proposed businesses, or future plans of PACI. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections, or other predictions that may be contained or referred to in the PACI Disclosure Letter or elsewhere, as well as any information, documents, or other material, including any such material contained in any “data room” (whether or not accessed by the Group Companies or their respective Representatives) or reviewed by the Group Companies pursuant to the Confidentiality Agreement, or management presentations that have been or shall hereafter be provided to the Group Companies or any of their respective Affiliates or Representatives are not and will not be deemed to be representations or warranties of PACI, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V of this Agreement. Except as otherwise expressly set forth in this Agreement, the Group Companies understand and agree that any assets, properties, and business of PACI and Merger Sub are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.
Section 4.34 No Additional Representation or Warranties. Except as expressly provided in this Article IV, none of the Group Companies nor any of their respective Affiliates or Representatives have made, or is making, any representation or warranty whatsoever, express or implied, at law or in equity, to PACI or its Affiliates or any other Person, including any implied representation or warranty as to condition, merchantability, fitness for a particular purpose, future results, proposed businesses, or future plans of such Group Company, and no such party shall be liable in respect of the accuracy or completeness of any documentation or other information provided to PACI or its Affiliates or any other Person, including information, documents, projections, forecasts, or other material made available to PACI, its Affiliates or Representatives in any “data rooms,” management presentations, or otherwise in connection with the transactions contemplated in this Agreement and the Ancillary Agreements and no statement contained in any of such material or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by any Party in executing, delivering, or performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby. Except for the representations and warranties expressly set forth in this Article IV or the Ancillary Agreements, it is understood that any cost estimates, projections, or other predictions, any data, any financial information or any memoranda or offering material or presentations, including any offering memorandum or similar materials made available by or on behalf of such Group Company are not and shall not be deemed to be or to include representations or warranties of the Group Companies or any other Person, and are not and shall not be deemed to be relied upon by any Party in executing, delivering, or performing this Agreement, the Ancillary Agreements, or the Transactions.
Section 4.35 Not an Interested Stockholder. Neither the Company nor any of its Affiliates are or have been at any time within the past three years, an “interested stockholder” of PACI, as those terms are defined in Article THIRTEENTH of PACI’s certificate of incorporation as in effect on the date hereof.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PACI AND MERGER SUB
Except as set forth in (a) any PACI SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer, and other disclosures that are generally cautionary, predictive or forward-looking in nature) or (b) the Disclosure Letter delivered by PACI to the Group Companies (the “PACI Disclosure Letter”) on the date of this Agreement, subject to Section 11.11, each of PACI and Merger Sub represents and warrants, only with respect to such representations and warranties in this Article V, to the Company as follows:
Section 5.1 Organization. Each of PACI and Merger Sub is incorporated, existing, and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease, or operate all its properties and assets and to conduct its business as it is now being conducted. The copies of PACI’s Organizational Documents available as part of the PACI SEC Filings and the Organizational Documents of Merger Sub delivered by PACI to the Company, in each case, as amended and in effect as of the date of this Agreement, are true, correct, and complete. PACI has no operating revenue and since its formations, PACI’s sole purpose has been to engage in a business combination. Merger Sub has no assets or operations other than those required to affect the Transactions. All the common stock of Merger Sub is held directly by PACI. Each of PACI and Merger Sub is licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where failure to be so licensed or qualified or in good standing would not have, and would not reasonably be expected to have, individually or in the aggregate, a PACI Material Adverse Effect.
Section 5.2 Authorization.
(a) Each of PACI and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party contemplated hereby, and (subject to the approvals described in Section 5.8) to consummate the Transactions and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Agreement to which PACI or Merger Sub is a party contemplated hereby and the consummation of the Transactions have been (a) authorized and approved by the PACI Board and by the board of directors of Merger Sub, and (B) determined by the PACI Board as advisable to PACI and the PACI Shareholders, and recommended for approval by PACI Shareholders. No other company or corporate proceeding on the part of PACI or Merger Sub is necessary to authorize this Agreement and each Ancillary Agreement to which PACI or Merger Sub is a party contemplated hereby, other than the PACI Shareholder Approval and PACI as the sole stockholder of Merger Sub. This Agreement has been, and at or prior to the Closing, the Ancillary Agreements to which PACI or Merger Sub is a party contemplated hereby will be, executed and delivered by PACI or Merger Sub, as applicable, and this Agreement constitutes, and on or prior to the Closing, the Ancillary Agreements to which PACI or Merger Sub is a party contemplated hereby, upon delivery to the Company, will constitute, a legal, valid, and binding obligation of each of PACI and Merger Sub, enforceable against PACI and Merger Sub in accordance with its and their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b) Assuming the accuracy of the representations and warranties set forth in Section 4.35 and assuming that a quorum is present in accordance with PACI’s Organizational Documents:
(i) the Transaction Proposal identified in clause (A) of Section 8.2(b)(ii) shall require approval by an affirmative vote of the holders of at least a majority of the issued and outstanding PACI Common Stock present and entitled to vote at the PACI Shareholder Meeting; and
(ii) the Transaction Proposal identified in clause (D) of Section 8.2(b)(ii), shall require approval by an affirmative vote of the holders of a majority of the issued and outstanding shares of PACI Common Stock entitled to vote thereon, an affirmative vote of the holders of a majority of the issued and outstanding shares of Class A Common Stock of PACI entitled to vote thereon, voting as a separate class, and an affirmative vote of the holders of a majority of the issued and outstanding shares of Class B Common Stock of PACI entitled to vote thereon, voting as a separate class.
(iii) each of the Transaction Proposals identified in clauses (F), (G), and (H) of Section 8.2(b)(ii) shall require approval by the affirmative vote of the majority of shares present in person or represented by proxy at the PACI Shareholder Meeting and entitled to vote thereon.
(c) Assuming the accuracy of the representations and warranties set forth in Section 4.35 and with the exception of the Transaction Proposals identified in clauses (B), (C), (E), (H) and (I) of Section 8.2(b)(ii), the foregoing votes are the only votes of any of PACI’s share capital necessary in connection with entry into this Agreement by PACI and the consummation of the Transactions, including the Closing. Notwithstanding the foregoing, PACI, in consultation with PACI’s outside counsel, may further condition the vote on any one or more Transaction Proposals to include the affirmative vote of the holders of at least a majority of the issued and outstanding shares of PACI Class A Common Stock entitled to vote, who attend and vote thereupon at the PACI Shareholder Meeting.
(d) At a meeting called and held in accordance with the PACI Organizational Documents, the PACI Board has unanimously (a) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of PACI and the PACI Shareholders, (b) determined that the fair market value of the Company is, in the aggregate, equal to at least 80% of the amount held in the Trust Account (excluding any Taxes payable on interest earned) as of the date hereof, (c) approved the transactions contemplated by this Agreement as a Business Combination, and (d) resolved to recommend to the PACI Shareholders approval of each of the matters requiring the PACI Shareholder Approvals.

Section 5.3 No Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 5.8, the execution and delivery of this Agreement by PACI and Merger Sub and each Ancillary Agreement to which PACI or Merger Sub is a party contemplated hereby and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Organizational Documents of PACI or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to PACI or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration, under any Contract to which PACI or Merger Sub is a party or by which PACI or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of PACI or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have a PACI Material Adverse Effect.
Section 5.4 Litigation and Proceedings. As of the date hereof, (a) there are no pending or, to the Knowledge of PACI, threatened Legal Proceedings against PACI or Merger Sub; and (b) there is no outstanding Governmental Order imposed upon PACI or Merger Sub, nor any of their properties or assets, except, in the case of clauses (a) and (b), as would not, individually or in the aggregate, have a PACI Material Adverse Effect.
Section 5.5 Legal Compliance.
(a) Neither PACI nor Merger Sub is, or since their respective incorporations, has been, in violation of any Laws applicable to PACI or Merger Sub, respectively, except as such violation would not have, individually or in the aggregate, a PACI Material Adverse Effect.
(b) Each of PACI and Merger Sub holds all Licenses necessary under applicable Laws for the conduct of their respective businesses as currently conducted and to own, lease, or operate their respective properties which Licenses are valid and in full force and effect and as to each PACI and Merger Sub, are, and since their respective incorporations have been, in compliance with the terms of such Licenses, except as would not have, individually or in the aggregate, a PACI Material Adverse Effect.
(c) Neither PACI, Merger Sub, nor, to the Knowledge of PACI, any of their respective officers, directors or employees thereof acting in such capacity, has ever received any written notice of, or been charged with, the violation of any Laws, which, individually or in the aggregate, would have a PACI Material Adverse Effect.
Section 5.6 SEC Filings. PACI has timely filed or furnished all statements, prospectuses, registration statements, forms, reports, and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC, pursuant to the Exchange Act or the Securities Act since May 21, 2021 (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of their filing through the date hereof, the “PACI SEC Filings”), and, as of the Closing Date, will have filed or furnished all other statements, prospectuses, registration statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to the Exchange Act or the Securities Act through the Closing Date (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of their filing, but excluding the Registration Statement and the Proxy Statement/Prospectus, the “Additional PACI SEC Filings”). Each of the PACI SEC Filings, as of the respective date of its filing, and as of the date of any amendment or filing that superseded the initial filing, complied, and each of the Additional PACI SEC Filings, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act applicable to the PACI SEC Filings or the Additional PACI SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the PACI SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the PACI SEC Filings. To the Knowledge of PACI, none of the PACI SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.7 Internal Controls; Listing; Financial Statements.
(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of PACI’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), or “smaller reporting company” within the meaning of the Exchange Act, since its inception, (i) PACI has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-5 under the Exchange Act) that are designed to ensure that material information relating to PACI, including its consolidated Subsidiaries, if any, is made known to PACI’s principal executive officer and its principal financial officer by others within those entities, and (ii) except as otherwise disclosed in the PACI SEC Filings, PACI has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-5 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of PACI’s financial reporting and the preparation of the PACI Financial Statements for external purposes in accordance with GAAP. As of the date hereof, such disclosure controls and procedures are effective in timely alerting PACI’s principal executive officer and principal financial officer to material information required to be included in PACI’s periodic reports required under the Exchange Act.
(b) Each director and executive officer of PACI has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.
(c) As of the date hereof and as of immediately prior to the Merger, PACI is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.
(d) The PACI SEC Filings contain true, correct, and complete copies of the audited balance sheet as of December 31, 2021 and December 31, 2022, and statement of operations, cash flow and changes in shareholders’ equity of PACI for the fiscal years ended December 31, 2021 and December 31, 2022, in each case, together with the notes thereon (the “PACI Financial Statements”). The PACI Financial Statements (i) have been prepared from the books and records of PACI, (ii) present fairly, in all material respects, the state and the financial position of PACI, as at the respective dates thereof, and the results of its operations and consolidated cash flows for the respective periods then ended, (iii) in the case of the audited PACI Financial Statements, were audited in accordance with the standards of the PCAOB, and in each case have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable). The books and records of PACI have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
(e) There are no outstanding loans or other extensions of credit made by PACI to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of PACI. PACI has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(f) Except as set forth on Section 5.7(f) of the PACI Disclosure Letter or as otherwise disclosed in the PACI SEC Filings, PACI has not received any written notification of (i) any “significant deficiency” in the system of internal accounting controls utilized by PACI, (ii) any fraud that involves PACI’s management or other employees of PACI who have a significant role in the preparation of financial statements or the internal accounting controls utilized by PACI, or (iii) any claim or allegation regarding any of the foregoing. The disclosures set forth on Section 5.7(f) of the PACI Disclosure Letter have been resolved and, to PACI’s knowledge, there are no ongoing material weaknesses in PACI’s internal controls over financial reporting.
Section 5.8 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Group Companies contained in this Agreement, no consent, waiver, approval, or authorization of, or designation, declaration, or filing with, or notification to, any Governmental Authority or other Person is required on the part of PACI or Merger Sub with respect to PACI’s or Merger Sub’s execution or delivery of this Agreement or the consummation by PACI or Merger Sub of the Transactions, except for: (a) applicable requirements of the HSR Act or any similar requirements under applicable foreign Laws or any other Governmental Approvals applicable to the Transactions; (b) any consents, approvals, authorizations, designations, declarations, waivers, or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to (i) have a PACI Material Adverse Effect or (ii) a material adverse effect on the ability of PACI or Merger Sub to perform or comply with on a timely basis any material obligation of PACI or Merger Sub under this Agreement, the Ancillary Agreements or to consummate the Transactions; (c) applicable requirements for securities Laws; and (d) such Governmental Authorizations listed in Section 5.8 of the PACI Disclosure Letter.
Section 5.9 Trust Account. As of the date of this Agreement, PACI has at least $66.0 million in the Trust Account. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified, except as described in the PACI SEC Filings. There are no separate Contracts, side letters, or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the PACI SEC Filings to be inaccurate or that would entitle any Person to any portion of the proceeds in the Trust Account other than distributions, in accordance with the Trust Agreement, to: (a) shareholders of PACI holding PACI Class A Common Stock issued in connection with the sale of PACI Units sold in PACI’s IPO who shall have elected to redeem their PACI Common Stock in connection with a Business Combination Proposal (a “PACI Share Redemption”), (b) shareholders of PACI holding PACI Class A Common Stock issued in connection with the sale of PACI Units sold in PACI’s IPO who are redeemed if PACI fails to complete a Business Combination within the time period set forth in PACI’s Organizational Documents, or (c) PACI, for the payment of taxes and up to $100,000 of liquidation expenses in the event PACI fails to complete a Business Combination within the time period set forth in PACI’s Organizational Documents. As of the date hereof, there are no Actions pending or, to the Knowledge of PACI, threatened in writing with respect to the Trust Account. PACI has complied in all material respects with and is not in material default or material breach (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of PACI, no event has occurred which, with due notice or lapse of time or both, would constitute a material default or material breach thereunder. Since the closing of the IPO, PACI has not released any money from the Trust Account except as permitted pursuant to the Trust Agreement and the PACI Organizational Documents. To the Knowledge of PACI, as of the date hereof, following the Merger Effective Time, no PACI Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such PACI Shareholder is exercising a PACI Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Group Companies contained herein and the compliance by the Group Companies with its obligations hereunder, PACI has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to PACI on the Closing Date.
Section 5.10 Investment Company Act; JOBS Act. PACI is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. PACI constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section 5.11 Absence of Changes. From the date of the most recent balance sheet included in the PACI Financial Statements to the date of this Agreement, there has not occurred any PACI Material Adverse Effect.
Section 5.12 Anti-Corruption Compliance.
(a) Since formation, PACI, Merger Sub, or, to the Knowledge of PACI, any Representative acting on behalf thereof, has not offered, promised, or given, directly or indirectly, anything of value in any material amount to a Government Official.
(b) Since formation, PACI, Merger Sub, and, to the Knowledge of PACI, any Representative acting on behalf thereof, are and have been in compliance with all Anti-Corruption Laws, except as such violation would not have a PACI Material Adverse Effect.
(c) PACI and Merger Sub have instituted and maintain policies and procedures reasonably designed to ensure compliance in all material respects with all Anti-Corruption Laws.
(d) As of the date hereof, there are no current or pending internal investigations or internal audits, and to the Knowledge of PACI, third-party investigations (including by any Governmental Authority) or external audits that address any material allegations or information concerning possible material violations of any Anti-Corruption Laws specifically involving any Group Company or any Representative acting on behalf of PACI or Merger Sub.
Section 5.13 No Undisclosed Liabilities. Neither PACI nor Merger Sub has any liabilities or obligations that would be required to be reflected or reserved against in the PACI Financial Statements prepared in accordance with GAAP, except for those liabilities or obligations (a) reflected or reserved for on the PACI Financial Statements or disclosed in the notes thereto included in the PACI SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the PACI Financial Statements in the ordinary course of business, (c) that will be discharged or paid off prior to or at the Closing, (d) incurred in connection with the negotiation, preparation, or execution of this Agreement or any Ancillary Agreements or the consummation of the Transactions, (e) arising under the terms of any Contract binding upon PACI or Merger Sub other than as a result of a breach thereof, or (f) which would not have a PACI Material Adverse Effect.
Section 5.14 Capitalization of PACI.
(a) As of the date of this Agreement (without giving effect to the PACI Share Redemptions and any PIPE Investment), the total number of shares of PACI Capital Stock which PACI is authorized to issue is 83,500,000 shares, consisting of (i) 82,500,000 shares of PACI Common Stock, including 70,000,000 shares of PACI Class A Common Stock, of which 6,443,000 shares are issued and outstanding, and 12,500,000 shares PACI Class B Common Stock, of which 6,900,000 shares are issued and outstanding, and (ii) 1,000,000 shares of PACI preferred shares, of which no shares are issued and outstanding. The foregoing represents all of the issued and outstanding shares of the PACI Capital Stock as of the date of this Agreement. All issued and outstanding PACI Capital Stock: (i) have been authorized and issued and are fully paid and non-assessable; (ii) have been offered, sold, and issued in compliance in all material respects with applicable Law, including Federal and state securities Laws, and all applicable requirements set forth in (A) PACI’s Organizational Documents, and (B) any other applicable material Contract governing the issuance of such securities; and (iii) are not subject to any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under any provision of any applicable Law, PACI’s Organizational Documents, or any Contract to which PACI is a party or otherwise bound. Except for the Subscription Agreements, PACI’s Organizational Documents and this Agreement, there are no outstanding Contracts of PACI to repurchase, redeem, or otherwise acquire any PACI Securities.
(b) As of the date of this Agreement, 13,800,000 PACI Public Warrants and 15,226,000 PACI Private Warrants are issued and outstanding. The foregoing represents all issued and outstanding PACI Warrants as of the date of this Agreement. PACI Warrants are not exercisable until 30 days after the Closing. All issued and outstanding PACI Warrants (i) have been authorized and issued and constitute valid and binding obligations of PACI, enforceable against PACI in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including Federal and state securities Laws, and all requirements set forth in (A) PACI’s Organizational Documents and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under any provision of any applicable Law, PACI’s Organizational Documents or any Contract to which PACI is a party or otherwise bound.
(c) Except as set forth in this Section 5.14 or as contemplated by this Agreement or the other documents contemplated hereby, PACI has not granted any outstanding options, stock appreciation rights, warrants, rights, or other securities convertible into or exchangeable or exercisable for PACI Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any PACI Capital Stock or the value of which is determined by reference to PACI Capital Stock, and there are no Contracts of any kind which may obligate PACI to issue, purchase, redeem, or otherwise acquire any of its PACI Capital Stock.
(d) PACI has no Subsidiaries, apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. PACI is not party to any Contract that obligates PACI to invest money in, loan money to, or make any capital contribution to any other Person. PACI owns of record and beneficially all the issued and outstanding shares of capital stock of Merger Sub, free and clear of any Liens. The outstanding shares of capital stock of Merger Sub (i) have been authorized and issued, and, to the extent applicable, are fully paid and non-assessable; and (ii) have been issued in compliance with the Organizational Documents of Merger Sub and applicable Law. There are no outstanding subscriptions, options, warrants, rights, or other securities (including debt securities) exercisable or exchangeable for any capital stock Merger Sub, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of Merger Sub or the value of which is determined by reference to shares or other equity interests of Merger Sub, and there are no voting trusts, proxies, or agreements of any kind which may obligate Merger Sub to issue, purchase, register for sale, redeem, or otherwise acquire any of its capital stock.
Section 5.15 Brokers’ Fees. Except fees described on Section 5.15 of the PACI Disclosure Letter, no broker, finder, investment banker, or other Person is entitled to any brokerage fee, finders’ fee, or other commission in connection with the Transactions based upon arrangements made by PACI or any of its Affiliates for which PACI or any Group Company or any of their respective Subsidiaries has any obligation. PACI has made available to the Company correct and complete copies of all engagement letters, Contracts, or similar agreements with any broker, finder, investment banker, agent or other Person related to any fee or commission that would be included in Unpaid PACI Expenses.
Section 5.16 Indebtedness. PACI has no Indebtedness.
Section 5.17 Taxes.
(a) All material Tax Returns required to be filed by or with respect to PACI or Merger Sub have been timely filed (taking into account any applicable extensions) with the appropriate Governmental Authority and all such Tax Returns are true, correct, and complete in all material respects, and all material Taxes of PACI or Merger Sub due and payable for periods covered by the PACI Financial Statements (whether or not shown on any Tax Return) have been fully and timely paid (taking into account any applicable extensions).
(b) Each of PACI and Merger Sub has withheld from amounts owing to any employee, creditor, or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over, and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes required to be withheld.
(c) There are no Liens (other than Permitted Liens) for material Taxes upon the property or assets of PACI or Merger Sub.
(d) To the Knowledge of PACI or Merger Sub, no written Action, deficiency, or proposed adjustment for any material amount of Tax due or payable by PACI or Merger Sub has been asserted or assessed within the past two years by any Governmental Authority against PACI or Merger Sub, and there are no ongoing or pending Actions of any Governmental Authority against PACI or Merger Sub with respect to any material Taxes due or payable.
(e) There are no waivers, extensions, or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of PACI or Merger Sub (other than ordinary course extensions of time to file Tax Returns).
(f) No written claim has been made by any Governmental Authority where PACI or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(g) Neither PACI or Merger Sub has entered into any closing agreement or has requested or been the subject of any private letter rulings, technical advice memoranda, or similar agreements or rulings relating to Taxes, and neither PACI or Merger Sub has executed a power of attorney with respect to any Tax that remains in force.
(h) Neither PACI nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement other than (i) any such agreement solely between PACI and Merger Sub and (ii) customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes.
(i) Neither PACI nor Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code prior to the date of this Agreement.
(j) Neither PACI nor Merger Sub is liable for Taxes of any other Person (other than PACI or Merger Sub) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes.

(k) Neither PACI nor Merger Sub has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).
(l) Neither PACI nor Merger Sub has knowingly taken or caused to be taken, or knowingly failed to take or cause to be taken, any action, and to the Knowledge of PACI and Merger Sub, as of the date hereof, there are no facts or circumstances, that could reasonably be expected to prevent (i) the Merger from qualifying for the Intended Tax Treatment or (ii) any other Transactions from qualifying for the Intended Tax Treatment.
(m) Neither PACI nor Merger Sub will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Laws); (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Law or (vi) a “domestic use election” under Section 1503(d) of the Code or a “gain recognition agreement” under Treasury Regulations Section 1.367(a)-8.
(n) Notwithstanding anything to the contrary contained herein, none of the representations or warranties contained elsewhere in Article V shall relate to Tax matters, which are instead the subject of Section 5.9 and this Section 5.17 exclusively.
Section 5.18 Business Activities.
(a) Since formation, neither PACI nor Merger Sub has conducted any business activities other than activities related to PACI’s IPO or directed toward the accomplishment of a Business Combination. Except as set forth in PACI’s Organizational Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no agreement, commitment, or Governmental Order binding upon PACI or Merger Sub or to which PACI or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of PACI or Merger Sub or any acquisition of property by PACI or Merger Sub or the conduct of business by PACI or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to PACI or Merger Sub taken as a whole.
(b) Except for the Transactions, neither PACI nor Merger Sub owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, or other entity. Except for this Agreement and the Ancillary Agreements and the Transactions, neither PACI nor Merger Sub has any material interests, rights, obligations, or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.
(c) Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, will have no, assets, liabilities, or obligations of any kind or nature whatsoever other than those incident to its formation or that arise in connection with the Transactions.
(d) As of the date hereof and except for this Agreement, the Ancillary Agreements and Transactions (including with respect to expenses and fees incurred in connection therewith), neither PACI nor Merger Sub is a party to any Contract with any other Person that would require payments by PACI or Merger Sub or any of their respective Affiliates after the date hereof in excess of $200,000 in the aggregate with respect to any individual Contract.

Section 5.19 Employee Matters.
(a) PACI has two employees, each of which is at will, and whose employment can be terminated with or without cause at any time. PACI also pays a director’s fee to the PACI Board member that is the Chairperson of PACI’s audit committee.
(b) Merger Sub does not or has never had any employees or other individual service providers.
(c) Each of PACI and Merger Sub does not and has never sponsored, maintained, contributed to, or had any liability in respect of any Benefit Plan.
(d) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any director, officer, individual independent contractor, or employee of PACI or Merger Sub; or (b) result in the acceleration of the time of payment or vesting of any compensation or benefits.
Section 5.20 Stock Market Quotation. As of the date hereof, PACI Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE under the symbol “PACI.” The PACI Units are listed on the NYSE under the symbol “PACI.U” As of the date hereof, PACI Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “PACI.WS.” As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of PACI, threatened against PACI by NYSE or the SEC with respect to any intention by such entity to deregister PACI Class A Common Stock, PACI Units or PACI Warrants or terminate the listing of PACI Class A Common Stock, PACI Units, or PACI Warrants, and none of PACI or its Affiliates has taken any action in an attempt to terminate the registration of PACI Class A Common Stock, PACI Units or PACI Warrants under the Exchange Act except as contemplated by this Agreement.
Section 5.21 No Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of PACI and Merger Sub, and any of their respective Representatives, acknowledges and agrees that PACI has made its own investigation of the Group Companies and that none of the Group Companies nor any of their respective Affiliates or Representatives is making, and each of PACI and Merger Sub specifically disclaim that they or any other Person is relying upon or has relied upon, any representation or warranty whatsoever, express or implied, beyond those expressly given by the Group Companies in Article IV, including any implied warranty or representation as to condition, merchantability, fitness for a particular purpose, future results, proposed businesses, or future plans of the Group Companies. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections, or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents, or other material, including any such material contained in any “data room” made available to PACI or its Representatives (whether or not accessed by PACI or its Representatives) or reviewed by PACI pursuant to the Confidentiality Agreement, or management presentations that have been or shall hereafter be provided to PACI or any of its Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Group Companies, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, PACI understands and agrees that any assets, properties, and business of the Group Companies and their respective Subsidiaries are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.
Section 5.22 Registration Statement and Proxy Statement/Prospectus. None of the information relating to PACI or its Affiliates supplied by PACI or its Affiliates in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the effective date of the Registration Statement, as of the date the Proxy Statement/Prospectus is mailed to the PACI Shareholders, and in the case of any amendment or supplement thereto, as of the time of such amendment or supplement, and at the time of the PACI Shareholders’ Meeting, or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. PACI and its Affiliates make no representations or warranties as to any information supplied by or on behalf of the Group Companies.

Section 5.23 No Additional Representation or Warranties. Except as provided in this Article V, neither PACI nor Merger Sub nor any of their respective Affiliates or Representatives has made, or is making, any representation or warranty whatsoever, express or implied, at law or in equity, to any Group Company or their respective Affiliates or any other Person, including any implied representation or warranty as to merchantability, fitness for a particular purpose, future results, proposed businesses, or future plans of PACI, and no such party shall be liable in respect of the accuracy or completeness of any information provided to any Group Company or their respective Affiliates, including information, documents, projections, forecasts, or other material made available to the Group Companies or their respective or Representatives in any “data rooms,” management presentations, or otherwise in connection with the transactions contemplated in this Agreement and the Ancillary Agreements and no statement contained in any of such material or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by any Party in executing, delivering, or performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby. Except for the representations and warranties expressly set forth in this Article V or the Ancillary Agreements, it is understood that any cost estimates, projections, or other predictions, any data, any financial information, or any memoranda or offering material or presentations, including any offering memorandum or similar material made available by or on behalf of PACI are not and shall not be deemed to be or to include representations or warranties of PACI or Merger Sub or any other Person, and are not and shall not be deemed to be relied upon by any Party in executing, delivering, or performing this Agreement, the Ancillary Agreements, or the transactions contemplated hereby or thereby.
ARTICLE VI
COVENANTS OF THE GROUP COMPANIES
Section 6.1 Conduct of Business of the Group Companies.
(a) From the date of this Agreement through the earlier of the Closing and valid termination of this Agreement pursuant to Article X (the “Interim Period”), except (i) as expressly contemplated by this Agreement, Section 6.1 of the Company Disclosure Letter or the Ancillary Agreements, (ii) as required by Law or Governmental Order, or for COVID-19 Actions, or (iii) as consented to by PACI in writing, which consent shall not be unreasonably conditioned, withheld, delayed, or denied, (A) the Company shall, and shall cause the Group Companies to, use commercially reasonable efforts to operate the business of the Group Companies in the ordinary course of business.
(b) Without the prior written consent of PACI, which consent shall not be unreasonably conditioned, withheld, delayed or denied, except with respect to any action taken by the administrator under the Company Incentive Plan and the A&R Company Incentive Plan, as applicable, to accelerate vesting of the Company Options and the Company RSAs in connection with the consummation of this Agreement, the Company shall not, and shall cause the Group Companies not to:
(i) change, modify or amend its Organizational Documents;
(ii) make, set aside, or declare any dividend or distribution to the equity holders of any Group Company or make any other distributions in respect of any shares or other equity interests of any Group Company;
(iii) split, combine, reclassify, recapitalize, or otherwise amend any terms of any shares or series of the Company capital stock;
(iv) except in the ordinary course of business which includes the Company’s sale of membership interests in limited liability companies which are special purpose entities related to a single aircraft, purchase, repurchase, redeem, or otherwise acquire, directly or indirectly, any issued and outstanding share capital, outstanding shares of capital stock, share capital, or membership interests, warrants or other equity interests of any Group Company;
(v) enter into any Contract, that would be required to be listed on Section 4.12(a) of the Company Disclosure Letter, or modify in any material respect, renew, waive any material rights under or terminate (other than expiration in accordance with its terms) any Contract required to be listed on Section 4.12(a) of the Company Disclosure Letter, in each case, other than as required by applicable Law;

(vi) sell, assign, transfer, convey, lease, or otherwise dispose of, or create or incur any Lien (other than Permitted Liens) on, any material tangible assets or properties of any Group Company, except for (A) dispositions of obsolete or worthless equipment, (B) transactions solely among the Company and any other Group Company, or (C) transactions in the ordinary course of business, including the purchase of aircraft;
(vii) other than additional issuances of shares of the authorized Company Series A-1 Preferred Stock and option awards granted to service providers in the ordinary course of business, issue, deliver, sell, authorize, pledge, amend, exchange, settle, or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests, or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants, or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities, or other ownership interests or convertible or exchangeable securities, in each case, of any Group Company;
(viii) acquire any ownership interest in any real property;
(ix) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity interests in or assets of, or form or enter into, as applicable, any corporation, partnership, association, joint venture, or other business organization or division thereof;
(x) except as otherwise required by Law or existing Company Benefit Plans, or pursuant to this Agreement (A) except in the ordinary course of business, grant any severance exceeding six weeks of base salary, retention, change in control, termination, or similar pay, (B) increase the cash compensation or bonus opportunity of any officer or director, (C) except with respect to action taken by the administrator under the Company Incentive Plan and the A&R Company Incentive Plan, as applicable, to accelerate vesting of the Company Options and the Company RSAs in connection with the consummation of this Agreement, take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by any Group Company, (D) terminate the employment or engagement, other than for cause, death, or disability, of any key employee, individual consultant, or individual independent contractor, in each case, with an annual or annualized base compensation in excess of $250,000, (E) hire any key employee with annual or annualized base compensation in excess of $300,000, (F) plan, announce, implement, or effect the reduction in force, lay-off, furloughs, early-retirement program, severance program, or other program or effort concerning the termination of a group of Company Employees, (G) establish, adopt, terminate, or, except in the ordinary course and consistent with past practice, materially amend or modify any Company Benefit Plan or (H) take any action that would trigger any notice requirement under the WARN Act;
(xi) incur or assume any Indebtedness for borrowed money, or guarantee any Indebtedness for borrowed money of another Person, except (A) as set forth on Section 6.1(k) of the Company Disclosure Letter, intercompany Indebtedness for borrowed money or guarantee solely between the Company and another Group Company, (B) for any Indebtedness for borrowed money or guarantee in an aggregate amount not to exceed $10,000,000, (C) for agreements to finance the purchase, acquisition, or lease of fleet Aircraft or real estate (or real estate improvements) supporting Aircraft operations, or (D) any additional debt facilities as mutually agreed by Company and PACI in writing;
(xii) make or commit to make any capital expenditures in an amount in excess of $2,000,000 in the aggregate, excluding purchases, acquisitions or leases of fleet Aircraft or real estate (or real estate improvements) supporting Aircraft operations;
(xiii) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization of any Group Company;
(xiv) waive, release, settle, compromise, or otherwise resolve any Legal Proceeding material to a Group Company or to their respective properties or assets, except where such waivers, releases, settlements, compromises, or resolutions involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;

(xv) grant to, or agree to grant to, any Person rights to any material Company Owned IP (other than non-exclusive licenses or licenses granted in the ordinary course of business), or dispose of, abandon or permit to lapse any rights to any Company Registered Intellectual Property, other than with respect to the Company Registered Intellectual Property whose cost of prosecution or maintenance, in the reasonable exercise of the Company’s business judgement, would outweigh any benefit to the Company of prosecution or maintaining such item;
(xvi) disclose any material Trade Secrets to a third party that is not subject to confidentiality obligations that are reasonably protective of such Trade Secrets;
(xvii) enter into or amend any Collective Bargaining Agreement covering any Company Employee, other than as required by applicable Law, or recognize or certify any Labor Organization, or group of employees of the Company or any such Subsidiaries as the bargaining representative for any Company Employee;
(xviii) limit the right of any Group Company to engage in or compete with any Person in any line of business in any respect that is material to their respective businesses by entry of Contract or otherwise;
(xix) voluntarily fail to take any action required to preserve or obtain any material License of a Group Company;
(xx) enter into any material transaction with or distribute or advance any material assets or material property to any of its officers, directors, partners, stockholders, managers, members, or other Affiliates other than (A) the payment of salary and benefits and the advancement of expenses in the ordinary course of business, or (B) such transactions, distributions or advancements solely among Group Companies; or
(xxi) authorize, commit, or agree to take, whether in writing or otherwise, any action prohibited under this Section 6.1.
(c) None of the foregoing provisions shall prevent any Group Company from taking or omitting to take any action to prevent or mitigate the effects of any damage to property or injury to, or to protect the health or welfare of, employees, directors, officers, agents, or clients in emergency situations.
Section 6.2 Access to Information.
(a) Subject to confidentiality obligations (whether contractual or imposed by applicable Law or otherwise) that may be applicable to information furnished to the Group Companies by third parties that may be in the Group Companies’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege (in which case the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation to the extent possible), and to the extent permitted by applicable Law, the Company shall, and shall cause all Group Companies to, afford to PACI and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance written notice, in such manner as to not materially interfere with the ordinary course of business of the Group Companies, to its properties, books, Contracts, commitments, Tax Returns, records, and appropriate officers and employees, and shall furnish PACI or its Representatives with all financial and operating data and other information concerning the affairs of the Group Companies as PACI or such Representatives may reasonably request.
(b) Notwithstanding Section 6.2(a), access shall not include:
(i) any unreasonably invasive or intrusive investigations or other testing, sampling, or analysis of any properties, facilities, or equipment of any Group Company without the prior written consent of the Company;
(ii) any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege; or
(iii) any information that, in the Company’s reasonable determination, is competitively sensitive, in which case such reasonably requested information shall be made available pursuant to mutually agreed “clean team” procedures, to the extent permissible under applicable Law.

(c) Each of PACI and Merger Sub acknowledges and agrees that any contact or communication by it and its Representatives with officers, employees, or agents of any Group Company hereunder shall be arranged and supervised by Representatives of the Company, unless the Company otherwise expressly consents in writing with respect to any specific contact. During the Interim Period, all information obtained by PACI or Merger Sub or any of their respective Representatives in connection with this Agreement (including pursuant to this Section 6.2) shall remain subject to the Confidentiality Agreement. Notwithstanding anything to the contrary in the Confidentiality Agreement, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms (but subject to the preceding sentence) until the Closing Date or, if for any reason this Agreement is terminated prior to the Closing pursuant to Section 10.1, until the date that is two years after such termination.
Section 6.3 Preparation and Delivery of Additional Company Financial Statements; Access to Financial Information.
(a) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to PACI the Company Financial Statements, and, when delivered by the Company, the Company Financial Statements (i) will present fairly, in all material respects, the state and the consolidated financial position of the Group Companies as at the dates thereof and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended, (ii) will be prepared from, and will be in accordance in all material respects with, the books and records of the Group Companies, (iii) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved, except as may be indicated therein or in the notes thereto, (iv) in the case of audited financial statements, will be audited in accordance with the standards of the Public Company Accounting Oversight Board, and (v) in each case, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act, and the Securities Act applicable as required for inclusion of the Financial Statements into the Registration Statement.
(b) During the Interim Period, the Company shall, and shall cause all Group Companies to, use commercially reasonable efforts (i) to assist PACI and its Representatives in a manner such as to not unreasonably interfere with the normal operation of the Group Companies, in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that is reasonably required to be included in the Registration Statement and any other filings to be made by PACI and the Company with the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) to obtain the consents of the Company’s auditors with respect thereto as may be required by applicable Law. Any such financial statements (v) will present fairly, in all material respects, the state and the consolidated financial position of the Group Companies as of the dates thereof and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended, (w) will be prepared from, and will be in accordance in all material respects with, the books and records of the Group Companies, (x) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (y) in the case of audited financial statements, will be audited in accordance with the standards of the Public Company Accounting Oversight Board, and (z) in each case, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC (including, for the avoidance of doubt, in accordance with any relief granted by the SEC to the Company or its auditors), the Exchange Act and the Securities Act applicable as required for inclusion of such financial statements into the Registration Statement.
Section 6.4 No Securities Transactions. Except for actions expressly required by this Agreement, no Group Company, directly or indirectly, shall engage in any purchases or sales of the securities of PACI without the consent of PACI.
Section 6.5 Company Shareholder Approval. Within ten Business Days following the execution of this Agreement, the Company shall deliver to PACI evidence of the Company Shareholder Approval, in form and substance reasonably acceptable to PACI.
Section 6.6 Employee Agreements. The Group Companies shall use commercially reasonable efforts to cause each of the Key Employees to execute and deliver an Employee Agreement at the Closing.

Section 6.7 Affiliate Agreements. Prior to the Closing, the Company shall terminate or settle, or cause to be terminated or settled, without further liability to PACI or any Group Company, all Affiliate Agreements (other than those set forth on Section 6.7 of the Company Disclosure Letter) and obtain evidence reasonably satisfactory to PACI that such Affiliate Agreements have been terminated or settled, effective prior to the Closing.
Section 6.8 Third Party Consents. The Group Companies shall, and shall cause their Affiliates to (a) use commercially reasonable efforts to assemble, prepare, and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, and (b) use commercially reasonable efforts to obtain all consents and approvals of third parties that the Group Companies or Affiliates is required to obtain in order to consummate the Transactions, including those set forth on Section 6.8 of the Company Disclosure Letter.
Section 6.9 Alternative Proposals.
(a) From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Group Companies shall not, and the Company shall instruct and use its reasonable best efforts to cause its Representatives, not to (a) initiate, solicit, or engage in any negotiations with any Person with respect to, or provide any non-public information or data concerning the Group Companies to any Person relating to, an Alternative Proposal or afford to any Person access to the business, properties, assets, or personnel of any Group Company in connection with an Alternative Proposal, (b) enter into any acquisition agreement, merger agreement, or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Alternative Proposal, (c) grant any waiver, amendment, or release under any confidentiality agreement or the anti-takeover laws of any state, (d) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Alternative Proposal, (e) approve, endorse, or recommend, or propose to approve, endorse or recommend, an Alternative Proposal, or (f) agree or otherwise commit to enter into or engage in any of the foregoing, in each case, other than with PACI, Merger Sub, or any of their respective Representatives.
(b) Notwithstanding this Section 6.9, the Group Companies and their respective Representatives shall not be restricted with respect to any actions explicitly contemplated by this Agreement, including the issuance of additional shares of Company Series A-1 Preferred Stock and the PIPE Investment.
(c) From and after the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Group Companies shall, and shall instruct their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Alternative Proposal other than PACI, Merger Sub, or any of their respective Representatives.
(d) From and after the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company will promptly, and in any event within two Business Days of receipt, notify PACI if it receives any proposal, offer, or submission with respect to an Alternative Proposal after the date of this Agreement.
Section 6.10 Company Shareholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement, or the Transactions is brought, or threatened in writing, against the Company or otherwise alleging a breach of fiduciary duty by or other malfeasance of an officer or director of the Company, by or on behalf of any Company Shareholder against any party hereto or any director or executive officer of any party hereto prior to the Closing (the “Company Shareholder Litigation”), the Company shall promptly notify PACI of any such litigation and keep PACI reasonably informed with respect to the status thereof. The Company shall provide PACI the opportunity to participate in (subject to a customary joint defense agreement and at PACI’s own cost and expense), but not control, the defense of any such litigation, shall give due consideration to PACI’s advice with respect to such litigation, and shall not settle any such litigation if and to the extent all such settlement payments exceed the amount set forth in Section 6.10 of the Company Disclosure Letter in the aggregate without the prior written consent of PACI, such consent not to be unreasonably withheld, conditioned, or delayed.

ARTICLE VII
COVENANTS OF PACI
Section 7.1 Trust Account Proceeds and Related Available Equity. In accordance with and pursuant to the Trust Agreement, PACI (i) shall deliver any documents, opinions, and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its best efforts to cause the Trustee to pay as and when due all amounts payable to PACI Shareholders pursuant to PACI Share Redemptions, and (iii) pay all remaining amounts then available in the Trust Account to PACI for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein. As of the Merger Effective Time, no PACI Shareholder shall be entitled to receive any amount from the Trust Account.
Section 7.2 PACI Conduct of Business.
(a) During the Interim Period, except (1) as expressly contemplated by this Agreement (including the PIPE Investment, Section 7.3 of the PACI Disclosure Letter, or the Merger), or the Ancillary Agreements, (2) as required by Law or Governmental Order (including for this purpose, any COVID-19 Measure), or for COVID-19 Actions, (3) in connection with the extension of the PACI Business Combination Deadline or (4) as consented to by the Company in writing, which consent shall not be unreasonably conditioned, withheld, delayed or denied, PACI shall, and shall cause Merger Sub to, use commercially reasonable efforts to operate its business in the ordinary course of business.
(b) Without the prior written consent of the Company, which consent shall not be unreasonably conditioned, withheld, delayed or denied, PACI shall not, and shall cause Merger Sub not to:
(i) change, modify, or amend the Trust Agreement or any other agreement related to the Trust Account or the Organizational Documents of PACI or Merger Sub except as contemplated by this Agreement;
(ii) make, set aside, or declare any dividend or distribution to the equity holders of PACI or Merger Sub or make any other distributions in respect of any of PACI’s or Merger Sub’s capital stock;
(iii) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of PACI’s or Merger Sub’s capital stock;
(iv) purchase, repurchase, redeem, or otherwise acquire, directly or indirectly, any issued and outstanding PACI Capital Stock, PACI Warrants, or other equity interests of PACI or Merger Sub, other than a redemption of shares of PACI Class A Common Stock made as part of PACI Share Redemptions;
(v) issue, deliver, sell, authorize, pledge, amend, exchange, settle, or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock, or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants, or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities, in each case, of PACI or any of its Subsidiaries;
(vi) except as expressly required by the Sponsor Support Agreement and for Working Capital Loans, enter into, renew, or amend in any material respect, any transaction or Contract with an Affiliate of PACI, the Sponsor, or any of their respective Affiliates;
(vii) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity interests in or assets of, or form or enter into, as applicable, any corporation, partnership, association, joint venture, or other business organization or division thereof;
(viii) other than Working Capital Loans, incur or assume any Indebtedness for borrowed money, or guarantee any Indebtedness for borrowed money of another Person;
(ix) (A) issue any PACI Capital Stock or securities exercisable for or convertible into PACI Capital Stock, (B) grant any options, warrants, or other equity-based awards with respect to PACI Capital Stock not outstanding on the date hereof, or (C) amend, modify, or waive any of the material terms or rights set forth in any PACI Warrant or the PACI Warrant Agreement, including any amendment, modification, or reduction of the warrant price set forth therein, except as contemplated by this Agreement;
(x) adopt a plan of, or otherwise enter into or effect, a complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization of the business and operations of PACI or Merger Sub;
(xi) hire or engage any individual, adopt any Benefit Plan, or enter into or adopt any Collective Bargaining Agreement or any other material commitment with any Labor Organization;
(xii) except as required by Law or GAAP, make any material changes to its accounting methods, principles, or practices;
(xiii) enter into, renew, modify, or revise any material Contract, except as contemplated by this Agreement;
(xiv) waive, release, settle, compromise, or otherwise resolve any Legal Proceeding relating to PACI or Merger Sub or to their respective properties or assets, except where such waivers, releases, settlements, or compromises involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;
(xv) acquire any ownership interest in any real property; or
(xvi) authorize, commit, or agree to take, whether in writing or otherwise, any action prohibited under this Section 7.2.
(c) None of the foregoing provisions shall prevent PACI or Merger Sub from taking or omitting to take any action to prevent or mitigate the effects of any damage to property or injury to, or to protect the health or welfare of, employees, directors, officers, or agents in emergency situations.
Section 7.3 Access to Information.
(a) Subject to confidentiality obligations (whether contractual or imposed by applicable Law or otherwise) that may be applicable to information furnished to PACI by third parties that may be in PACI’s possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege (in which case the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation to the extent possible), and to the extent permitted by applicable Law, PACI and Merger Sub shall afford to the Group Companies and their Representatives reasonable access during the Interim Period, in such manner as to not materially interfere with the ordinary course of business of PACI and Merger Sub, to its properties, books, Contracts, commitments, Tax Returns, records, and appropriate officers and employees, and shall furnish the Group Companies or their Representatives with all financial and operating data and other information concerning the affairs of PACI or Merger Sub as any Group Companies or any their Representatives may reasonably request.
(b) Notwithstanding Section 7.4(a), such access shall not include any information which in the opinion of legal counsel of PACI, would result in the loss of attorney-client privilege or other privilege.
(c) During the Interim Period, all information obtained by the Group Companies or any of their respective Representatives in connection with this Agreement shall remain subject to the Confidentiality Agreement. Notwithstanding anything to the contrary in the Confidentiality Agreement, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms (but subject to the preceding sentence) until the Closing Date or, if for any reason this Agreement is terminated prior to the Closing pursuant to Section 10.1, until the date that is two years after such termination.
Section 7.4 Amendment of RSRA. PACI shall cause to be amended the RSRA and any other existing registration rights agreements entered into between PACI and any other party, including the Sponsor but not including any other PIPE Investors. No parties to any such amended registration rights agreements shall have any further rights or obligations thereunder.
Section 7.5 Extension of PACI Deadline. Subject to the Agreement End Date, PACI shall take, and shall cause its controlled Affiliates to use commercially reasonable efforts to extend the period of time PACI is afforded under its Organizational Documents and the PACI Prospectus to consummate an initial business combination (the “PACI Business Combination Deadline”) to a date following the date of the Closing, including holding one or more special meetings of the shareholders of PACI, and all necessary adjournments or postponements thereof, to approve one or more amendments to PACI’s Organizational Documents to extend the PACI Business Combination Deadline, as necessary to consummate the Transactions.
Section 7.6 Stock Exchange Listing. PACI will use its reasonable best efforts to cause the PACI Class A Common Stock comprising the Aggregate Merger Consideration issued in connection with the Transactions to be approved for listing on a National Exchange, mutually agreed to by PACI and the Company prior to Closing, at Closing. During the period from the date hereof and until the Closing, PACI shall use its reasonable best efforts to keep the PACI Units, PACI Class A Common Stock, and PACI Warrants listed for trading on the NYSE.
Section 7.7 Shareholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the Transactions is brought, or threatened in writing, against PACI or the PACI Board by any of PACI Shareholders prior to the Closing (the “PACI Shareholder Litigation”), PACI shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. PACI shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement and at the Company’s own cost and expense), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation, and shall not settle any such litigation if and to the extent all such settlement payments exceed the amount set forth in Section 7.8 of the PACI Disclosure Letter in the aggregate without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, PACI may settle any PACI Shareholder Litigation without the consent of the Company upon the reasonable advice of PACI’s outside counsel and such settlement for monetary damages only and in the aggregate does not exceed the limits of applicable insurance to which PACI and PACI’s outside counsel reasonably believe will be available from the applicable insurer to fund such settlement.
Section 7.8 PACI Private Warrants. Prior to the Merger Effective Time, PACI will use its reasonable best efforts to cause the PACI Warrant Agreement to be amended to prohibit the cashless exercise of the PACI Private Warrants.
Section 7.9 PIPE Subscriptions.
(a) Unless otherwise approved in writing by the Company, PACI shall not (i) enter into a new Subscription Agreement with any PIPE Investor, (ii) consent to the assignment or transfer of any Subscription Agreement to any Person, including any replacement of any such agreement, (iii) increase or decrease the subscription amount under any Subscription Agreement, including any termination thereof, or (iv) permit any other amendment or modification to be made to, any other waiver (in whole or in part) of, or provide any other consent to modify, any provision or remedy under any of the Subscription Agreements that would increase conditionality or impose any new obligation on the Company or PACI. Notwithstanding the foregoing, (x) no consent of the Company shall be required for any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification, or waiver to such assignment or transfer provision) and (y) the Company’s consent shall not be unreasonably withheld, conditioned, or delayed other than in the case of clause (i) or clause (iii) where an additional PIPE Investment would increase the PIPE Investment above $50 million and in the case of clause (iv), which matters shall be determined in the Company’s sole discretion subject to reasonable consultation with PACI. Subject to the immediately preceding sentence, PACI shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to satisfy the conditions in the Subscription Agreements, and, if all conditions in the Subscription Agreements have been satisfied, to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) PACI the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.
(b) Without limiting Section 7.9(a), PACI shall give the Company prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) to the knowledge of PACI by any party to any Subscription Agreement; (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened, or claimed expiration, lapse, withdrawal, breach, default, termination, or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iii) if PACI does not expect to receive all or any portion of the PIPE Investment pursuant to any Subscription Agreement.
Section 7.10 Fairness Opinion. Prior to execution of this Agreement, the PACI Board has received the opinion of LSH Partners Securities LLC, a financial advisory firm (the “Financial Advisor”), to the effect that, as of the date of such opinion, the aggregate consideration to be paid to the Company Shareholders for the Company in connection with the transactions contemplated by this Agreement, is fair, from a financial point of view, to PACI.
Section 7.11 Available PACI Cash. PACI will use its reasonable best efforts to cause the Available PACI Cash to be equal to or greater than $35,000,000. Available PACI Cash shall be calculated as the sum of (i) the amount of cash available in the Trust Account following the PACI Shareholders’ Meeting, after deducting (A) the amount required to satisfy the aggregate amount payable with respect to all PACI Share Redemptions, and (B) any unpaid PACI Expenses (but prior to payment of any Company Transaction Expenses), (ii) amounts actually received by the Company for the purchase of Company Series A-1 Preferred Stock, and (iii) the PIPE Investment actually received prior to or substantially concurrently with the Closing; provided that any PIPE Investment that relates to amounts actually received by the Company for the purchase of Company Series A-1 Preferred Stock shall be excluded from Section 7.11(iii).
ARTICLE VIII
JOINT COVENANTS
Section 8.1 Regulatory Filings.
(a) In connection with the Transactions, each Party shall, as promptly as reasonably practicable, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders, and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements (the “Regulatory Filings”). Each Party shall use commercially reasonable efforts to cooperate fully with the other party and its Affiliates and Representatives in promptly seeking to obtain all consents, authorizations, orders, and approvals and effect any filing, withdrawal, or amendment. With respect to the Regulatory Filings, each Party agrees to use its commercially reasonable efforts and cooperate with the other Parties (i) in timely making inquiries with Governmental Authorities regarding the Regulatory Filings, (ii) in determining if any Regulatory Filings are required by Governmental Authorities, (iii) in timely making all Regulatory Filings (except with respect to such jurisdictions where the Parties agree that a Regulatory Filing is not required) and directing their respective security holders to make, or cause to be made, all Regulatory Filings as necessary, and (iv) promptly informing the other Parties of any material communication with any Governmental Authority regarding the Transactions. Without limiting the generality of the foregoing, each Party shall, and, to the extent required, shall cause its Affiliates and Representatives to, (x) make any and all appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly and as soon as reasonably practical following the date of this Agreement, (y) respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act, and (z) request early termination of the applicable waiting period under the HSR Act, if available, and not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other Parties. Notwithstanding anything herein to the contrary, each of PACI and the Company shall bear 50% of the HSR Act filing fees.
(b) During the Interim Period, PACI and Merger Sub, on the one hand, and each Group Company on the other hand, shall give counsel for the Company (in the case of PACI and Merger Sub) or PACI (in the case of any Group Company) a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written material communication to any Governmental Authority relating to any Regulatory Filing. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with any Regulatory Filing unless it consults with, in the case of PACI or Merger Sub, the Company, or, in the case of any Group Company, PACI, in advance and gives such other Party the opportunity to attend and participate in such meeting or discussion, to the extent not prohibited by such Governmental Authority.

(c) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.1 shall require any Party to (i) propose, negotiate, commit to, or effect, by consent decree, hold separate order, or otherwise, the sale, transfer, license, divestiture, or other disposition of, or any prohibition or limitation on the ownership, operation, effective control, or exercise of full rights of ownership of, any of the businesses, product lines, or assets of such Party or any of such Party’s Subsidiaries, and (ii) defend any Legal Proceeding instituted (or threatened to be instituted) by any Person under any antitrust Law or seek to have any stay, restraining order, injunction or similar order entered by any Governmental Authority vacated, lifted, reversed, or overturned.
Section 8.2 Preparation of Registration Statement and Proxy Statement/Prospectus; Shareholders’ Meeting and Approvals.
(a) Registration Statement and Proxy Statement/Prospectus.
(i) As promptly as practicable after the execution of this Agreement and delivery of the applicable Financial Statements pursuant to Section 6.3, (A) PACI and the Company shall prepare, and PACI shall file, or cause to be filed, with the SEC, a proxy statement/prospectus to be filed (or submit, or cause to be submitted, on a confidential basis) with the SEC as part of the Registration Statement, which proxy statement/prospectus will be used for the purpose of soliciting proxies from the PACI Shareholders at the PACI Shareholders’ Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by the PACI’s Organizational Documents, applicable Law, and any applicable rules and regulations of the SEC and the NYSE (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”), and (B) PACI and the Company shall prepare, and PACI shall file, or cause to be filed (or submit, or cause to be submitted, on a confidential basis), with the SEC, a registration statement on Form S-4, or other appropriate form (such registration statement, together with any amendments or supplements thereto, the “Registration Statement”), in which the Proxy Statement/Prospectus will be included, in connection with the registration under the Securities Act of the shares of PACI Class A Common Stock that constitute the Aggregate Merger Consideration and the PACI Class A Common Stock to be issued in connection with the PIPE (collectively, the “Registration Statement Securities”).
(ii) PACI shall use its commercially reasonable efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, to keep the Registration Statement effective as long as is necessary to consummate the Transactions, and promptly respond to comments, requests to amend or requests for additional information with respect to the Registration Statement by the SEC. PACI also agrees to use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals, or to file such Blue Sky notices, as are required to carry out the Transactions, and PACI shall furnish all information concerning PACI and its shareholders and equity holders, as may be reasonably requested in connection with any such action. Each of PACI and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement and Proxy Statement/Prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or for inclusion in any other statement, filing, notice, or application made by or on behalf PACI and any Group Company to any regulatory authority (including NYSE, any other relevant National Exchange, and the SEC) in connection with the Merger and the other Transactions.
(iii) No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made PACI without providing the Company with a reasonable opportunity to review and comment thereon and each Party shall give reasonable and good faith consideration to any comments made by any other Party and their counsel. Each of PACI and Company will be given a reasonable opportunity to participate in the response to any SEC comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with PACI or the Company or their counsel in any discussions or meetings with the SEC. PACI shall comply in all material respects with all applicable rules and regulations promulgated by the

SEC, any applicable rules and regulations of NYSE, any other relevant National Exchange, PACI’s Organizational Documents, and this Agreement in the preparation, filing, and distribution of the Proxy Statement/Prospectus, any solicitation of proxies thereunder, the calling and holding of the PACI Shareholders’ Meeting and the PACI Share Redemption. The Company shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, the Company’s Organizational Documents and this Agreement in the preparation and filing of the Registration Statement.
(iv) Each of PACI and the Company shall use commercially reasonable efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement/Prospectus will, at the date it is first mailed to the PACI Shareholders and at the time of the PACI Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(v) If at any time prior to the Merger Effective Time any information relating to the Company or PACI, discover that the Proxy Statement/Prospectus or the Registration Statement contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement/Prospectus, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law and PACI’s Organizational Documents, disseminated to the PACI Shareholders.
(vi) Each of PACI and the Company shall provide each other with copies of any written comments, and shall inform each other of any oral comments, that PACI or the Company receives from the SEC or its staff with respect to the Registration Statement or Proxy Statement/Prospectus promptly after the receipt of such comments.
(vii) If, and to the extent, required by any underwriter, placement agent, financial advisor, capital markets advisor, or other adviser to PACI or the Company, each of PACI and the Company will use its reasonable best efforts to deliver, in connection with the effectiveness of the Registration Statement and the occurrence of the PACI Shareholders’ Meeting, reasonable and customary (i) comfort letters from the independent certified public accounting firms (and, where appropriate, a CFO certificate from the applicable CFO) of each of PACI and the Company and (ii) so long as outside counsel to such advisor is also delivering such a negative assurance letter, negative assurance letters of outside counsel to each of PACI and the Company.
(viii) Without limiting the generality of the foregoing, each of the Parties shall cooperate with each other in the preparation of each of the Proxy Statement/Prospectus and the Registration Statement, and the Company shall furnish PACI, with all information concerning it and its Affiliates as the providing party (after consulting with counsel) may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus or the Registration Statement, as applicable.
(b) PACI Shareholder Approval.
(i) PACI shall (x) as promptly as practicable (and in any event, within 10 Business Days) after the Registration Statement is declared effective under the Securities Act, (A) cause the Proxy Statement/Prospectus to be disseminated to PACI Shareholders in compliance with applicable Law, (B) solely with respect to the Transaction Proposals, (1) give notice of and (2) convene and hold a special meeting of shareholders (the “PACI Shareholders’ Meeting”) in accordance with PACI’s Organizational Documents and NYSE rules for a date no later than 30 Business Days following the date the Registration Statement is declared effective, and (C) solicit proxies from the holders of PACI Common Stock to vote in favor of each of the Transaction Proposals, and (y) provide its shareholders with the opportunity to elect to effect a PACI Share Redemption.

(ii) Except as otherwise provided in Section 8.10, PACI shall, through the PACI Board, recommend to the PACI Shareholders the (A) adoption and approval of this Agreement and the Transactions, including the Merger, (B) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (C) [RESERVED], (D) amendment and restatement of PACI’s Governing Documents, in the forms attached as Exhibit D and Exhibit E to this Agreement (with such changes as may be agreed in writing by PACI and the Company at any time before the effectiveness of the Registration Statement), including any separate or unbundled proposals as are required to implement the foregoing, (E) [RESERVED], (F) approval of the issuance of shares of PACI Common Stock in connection with the Merger and PIPE Investment, if necessary, (G) adoption and approval of the Incentive Equity Plan, (H) adoption and approval of any other proposals as reasonably agreed by PACI and the Company to be necessary or appropriate in connection with the Transactions, and (I) adjournment of the PACI Shareholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with any of the foregoing (such proposals in (A) through (I), together, the “Transaction Proposals”), and include such recommendations in the Proxy Statement/Prospectus. PACI may postpone or adjourn the PACI Shareholders’ Meeting (x) to solicit additional proxies for the purpose of obtaining the PACI Shareholder Approval, (y) for the absence of a quorum, or (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that PACI has determined based on advice of outside legal counsel after consultation with the Group Companies’ outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of PACI prior to the PACI Shareholders’ Meeting.
(iii) The PACI Board shall not withdraw, amend, qualify, or modify its recommendation to the PACI Shareholders that they vote in favor of the Transaction Proposals (each, a “Change in Recommendation”) except as otherwise provided in this Agreement. Notwithstanding the foregoing, and in addition to the rights of PACI and the PACI Board otherwise provided in this Agreement, the PACI Board may, at any time prior to, but not after, obtaining PACI Shareholder Approval, withdraw, amend, qualify, or modify its recommendation to the PACI Shareholders that they vote in favor of the Transaction Proposals in response to an Intervening Event that has occurred (an “Intervening Event Change in Recommendation”) if the PACI Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the PACI Board to the PACI Shareholders under applicable Law.
(iv) Except as otherwise provided in this Agreement (including, without limitation, Section 8.10), but notwithstanding anything to the contrary in this Agreement, the PACI Board will not be entitled to make, or agree to resolve to make, an Intervening Event Change in Recommendation under Section 8.2(b)(iii) unless the Company shall have received written notice from PACI of PACI’s intention to make an Intervening Event Change in Recommendation prior to the taking of such action by PACI (the “Intervening Event Notice”). The Intervening Event Notice shall be provided at least five Business Days prior to the Intervening Change in Recommendation (the “Intervening Event Notice Period”), unless a material development with respect to the applicable Intervening Event shall occur within two Business Days of the Intervening Event Notice, in which case no new Intervening Event Notice Period is required. The Intervening Event Notice shall specify the applicable Intervening Event in reasonable detail and that a failure to make an Intervening Event Change in Recommendation would be a breach of the PACI Board’s fiduciary duties to the PACI Shareholders under applicable Law, (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, PACI and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable PACI to proceed with its recommendation of this Agreement and the Transactions contemplated hereby and not make such Intervening Event Change in Recommendation and (C) PACI may make an Intervening Event Change in Recommendation only if the PACI Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company, prior to the expiration of the Intervening Event Notice Period, offers in writing in a manner that would form a binding Contract if accepted by PACI, continues to determine and reaffirms in good faith (after consultation with its outside legal counsel) that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the PACI Shareholders under applicable Law.
(v) Notwithstanding anything to the contrary in this Agreement, (x) PACI’s obligations to give notice of, convene, and hold the PACI Shareholders Meeting shall not be affected by any Intervening Event Change in Recommendation, (y) PACI agrees to give notice of, convene, and hold the PACI Shareholders Meeting and submit for approval the Transaction Proposals and (z) PACI agrees that if the PACI Shareholder Approval shall not have been obtained at any such PACI Shareholders Meeting, then PACI shall promptly use commercially reasonable efforts to hold additional meetings of its shareholders in order to obtain the PACI Shareholder Approval.
(vi) Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations of PACI or the PACI Board under this Agreement to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting of shareholders, or make a recommendation, shall be tolled during such period, and in the event a filing or notice for a meeting was made prior to the Intervening Event Notice Period, PACI shall be permitted to adjourn the meeting and amend the filing as necessary to provide sufficient time for the PACI Shareholders to consider any revised recommendation.
(vii) To the fullest extent permitted by applicable Law, (x) PACI agrees to establish a record date for, duly call, give notice of, convene and hold the PACI Shareholders’ Meeting and submit for approval the Transaction Proposals and (y) PACI agrees that if the PACI Shareholder Approval shall not have been obtained at any such PACI Shareholders’ Meeting, then PACI shall promptly continue to take all such reasonable necessary actions, including the actions required by this Section 8.2, and hold additional PACI Shareholders’ Meetings in order to obtain the PACI Shareholder Approval. PACI may only adjourn the PACI Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the PACI Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that PACI has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by PACI Shareholders prior to the PACI Shareholders’ Meeting. PACI agrees that it shall provide the holders of shares of PACI Class A Common Shares the opportunity to elect redemption of such shares in connection with the PACI Shareholders’ Meeting, as required by PACI’s Organizational Documents.
Section 8.3 Tax Matters.
(a) Transfer Taxes. All transfer, documentary, sales, use, excise, value added, real property, stamp, registration, and other similar Taxes, fees, and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with the Transactions shall be borne and paid by the party responsible for such Transfer Taxes under applicable Law at the time such Taxes are due. The Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
(b) Tax Treatment.
(i) Each of the Parties intends that, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), (i) the Merger qualifies for the Intended Tax Treatment, and (ii) this Agreement constitute a “plan of reorganization” for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). Each Party shall, to the extent such Party is required under applicable Law, file all applicable Tax Returns on a basis consistent with the Intended Tax Treatment, and, in each case, shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation, or other proceeding with respect to Taxes, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code (or analogous provisions of state Law).

(ii) None of the Parties shall knowingly take or cause to be taken, or knowingly fail to take or cause to be taken, any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.
(iii) Each Party shall use commercially reasonable efforts to cooperate with each other and their respective counsel to document and support the treatment of the Transactions in a manner consistent with the Intended Tax Treatment, including by providing factual customary support letters reasonably acceptable to each Party.
(c) Tax Conduct. None of the Parties shall (A) make or change any material election in respect of material Taxes of any Group Company, PACI or Merger Sub, (B) materially amend, modify, or otherwise change any material Tax Return filed by or with respect to a Group Company, PACI or Merger Sub, (C) enter into any closing agreement in respect of material Taxes of a Group Company, PACI or Merger Sub, or enter into any Tax indemnity, Tax sharing, or Tax allocation or similar agreement in respect of material Taxes other than any customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes, (D) surrender any right to claim a material refund of Taxes, (E) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or (F) settle any claim or assessment in respect of material Taxes of any Group Company, PACI or Merger Sub, except, in each case, in the ordinary course of business.
(d) FIRPTA. On or prior to the Closing Date, the Company shall deliver to PACI (i) a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and (ii) a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); provided that, notwithstanding anything to the contrary, Acquiror’s sole remedy in the event the Company fails to deliver such certificate shall be to make a proper withholding of Tax to the extent required by applicable Law.
Section 8.4 Cooperation; Consultation. From the date of the announcement of this Agreement or the Transactions (pursuant to any applicable public communication made in compliance with Section 11.14), until the earlier of the Closing and valid termination of this Agreement pursuant to Article X, PACI shall use its commercially reasonable efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided, that each of PACI and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment, unless otherwise mutually agreed by each of the Company and PACI in writing.
Section 8.5 Post-Closing Directors and Officers of PACI.
(a) In accordance with PACI’s Organizational Documents, PACI shall take all actions within its power as may be necessary or appropriate, including causing the directors and officers of PACI to resign, such that immediately following the Merger Effective Time, the Board of Directors of PACI shall initially consist of seven members which directors shall initially include:
(i) six directors designated by the Company pursuant to written notice to be delivered to PACI as soon as reasonably practicable following the date of this Agreement; and
(ii) one director nominee designated by PACI, who shall be designated no later than the date of filing of the initial Registration Statement.
(b) At all times before and after the Merger Effective Time, the majority of the members of the Board of Directors of PACI shall be “independent” under the NYSE and any other relevant National Exchange rules and each director shall serve in such capacity in accordance with the terms of PACI’s Organizational Documents following the Merger Effective Time.
(c) From the date hereof until the date of PACI’s next annual meeting of the stockholders where the second class of directors on the Board of Directors is to be voted upon by the stockholders, the director nominee designated by PACI shall be appointed to serve on each of the Audit Committee and Nomination Committee of the PACI Board, and (i) the composition of the Audit Committee shall consist of two independent directors plus the director nominee designated by PACI and (ii) the composition of the Nomination Committee shall consist of two independent directors plus the director nominee designated by PACI.
(d) PACI and the Company shall use their reasonable best efforts to ensure that the director nominee designated by PACI pursuant to Section 8.5(a)(ii) is included in the second class of directors on the Board of Directors such that reelection of such individual will be up for shareholder vote at the annual meeting of the shareholders in the second year following the Closing.
(e) The initial officers of PACI following the Closing shall be designated by the Company pursuant to written notice to be delivered to PACI as soon as reasonably practicable following the date of this Agreement who each shall serve in such capacity in accordance with the terms of PACI’s Organizational Documents following the Merger Effective Time.
Section 8.6 Indemnification and Insurance.
(a) From and after the Merger Effective Time, PACI agrees that it shall indemnify and hold harmless each present and former director and officer of (x) the Group Companies and (y) PACI and the Merger Sub (clauses (x) and (y), collectively, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative, or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that the Company or PACI and each of their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective Organizational Documents in effect on the date of this Agreement, including the advancing of expenses as incurred. Without limiting the foregoing, PACI shall (i) maintain for a period of not less than six years from the Merger Effective Time provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the D&O Indemnified Parties that are no less favorable to those Persons than the provisions applicable to those Persons pursuant to the Organizational Documents of the Company or PACI or their respective Subsidiaries, as applicable, as of the date of this Agreement, and (ii) not amend, repeal, or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by applicable Law.
(b) At or prior to the Closing, PACI shall purchase and maintain in effect, for a period of six years from the Merger Effective Time, directors’ and officers’ liability insurance covering those Persons who are currently covered by PACI’s or the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct, and complete copies of which have been heretofore made available to PACI or the Company, as applicable) on terms no less favorable than the terms of such current insurance coverage. To fulfill the requirements of this Section 8.6, PACI may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Merger Effective Time and (ii) if any claim is asserted or made within such six year period, any insurance required to be maintained under this Section 8.6 shall be continued in respect of such claim until the final disposition thereof.
(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of PACI, the Company or any of their respective Subsidiaries, any other indemnification arrangement, any applicable Law or otherwise. Notwithstanding anything contained in this Agreement to the contrary, this Section 8.6 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on PACI and all successors and assigns of PACI. In the event that PACI or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, PACI shall ensure that proper provision shall be made so that the successors and assigns of PACI shall succeed to the obligations set forth in this Section 8.6.

Section 8.7 Employee Matters.
(a) Prior to the Closing Date, PACI shall approve and adopt an incentive equity plan substantially in the form attached hereto as Exhibit F-1 with such changes that may be agreed in writing by PACI and the Company (the “Incentive Equity Plan”) which shall be voted upon by the PACI Shareholders at the PACI Shareholders’ Meeting.
(b) Concurrently with the Closing, the Company shall amend and restate the Company Incentive Plan substantially in the form attached hereto as Exhibit F-2 with such changes that may be agreed in writing by PACI and the Company (the “A&R Company Incentive Plan”).
(c) Concurrently with the Closing, PACI shall use commercially reasonable efforts to enter into Employment Agreements with each of the Key Employees substantially in the forms attached hereto as Exhibits G-1, G-2, G-3, G-4, and G-5.
(d) Notwithstanding anything herein to the contrary, nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement, or arrangement, (ii) shall limit the right of any Party or their respective Affiliates to amend, terminate, or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement, or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equity holder, any current or former director, manager, officer, employee, consultant, or independent contractor of any Party, or any participant in any Company Benefit Plan or other employee benefit plan, agreement, or other arrangement of any Party (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.
Section 8.8 Notification of Certain Matters. During the Interim Period, each Party shall provide the other Parties with prompt written notice upon becoming aware of any event, fact, or circumstance that would reasonably be expected to cause any of such Party’s conditions set forth in Article IX not to be satisfied. No such notice shall constitute an acknowledgment or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties, or covenants contained in this Agreement have been breached. No notice pursuant to this Section 8.8 shall affect any representation or warranty in this Agreement of any Party, or any condition to the obligations of any Party.
Section 8.9 Public Filings. During the Interim Period, PACI will keep current and timely file all Additional PACI SEC Filings required to comply in all material respects with its reporting obligations under applicable Laws. All such Additional PACI SEC Filings (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) assuming the truth and completeness of any information provided to PACI by or on behalf of Group Companies, at the time they are filed, or, if amended, as of the date of such amendment, contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. As used in this Section 8.9, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied, or otherwise made available to the SEC, NYSE, or any other applicable National Exchange. Any Additional PACI SEC Filings which discuss or refer to this Agreement or the Transactions, the contents of which are inconsistent with that of, or otherwise not disclosed in, any prior or contemporaneous press release or public announcement by the Company or PACI (or any of their respective Affiliates) in compliance with this Agreement (other than any current report on Form 8-K, with respect to which the proviso in this sentence shall apply and no consent shall be required) shall be subject to the prior review and approval of the Company, which approval shall not to be unreasonably withheld, delayed, or conditioned. In the case of a current report required to be filed by PACI on Form 8-K, PACI shall, prior to the filing, consult with the Company as to the timing and contents of the Form 8-K.
Section 8.10 No Solicitation.
(a) From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, each of PACI, Merger Sub and the Company shall not, and shall instruct their respective Representatives not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate, solicit, or engage in any negotiations with any Person with respect to, or provide any non-public information or data concerning PACI to any Person relating to, a Business Combination Proposal or afford to any Person access to the business, properties, assets, or personnel of PACI in connection with a Business Combination Proposal, (c) enter into any acquisition agreement, business combination, merger agreement, or similar definitive agreement, or any letter of intent, memorandum of understanding, or agreement in principle, or any other agreement, relating to a Business Combination Proposal, (d) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal, (e) approve, endorse, or recommend, or propose to approve, endorse, or recommend, a Business Combination Proposal, or (f) agree or otherwise commit to enter into or engage in any of the foregoing, in each case, other than with the Group Companies or any of their Representatives; provided, however, that, notwithstanding anything to the contrary in this Agreement, the obligations and restrictions set forth in this Section 8.10(a) and subsections (ii) through (iv) of Section 8.2(b) shall not apply where the prescribed treatment of such proposals, offers and similar non-public information or data or the failure to make a Change in Recommendation or take such other action, as applicable, would be in contravention of PACI’s, Merger Sub’s or the Company’s, and each of their respective Representative’s, fiduciary duties under applicable Law (in which case, for the avoidance of doubt, such Party may take such action contemplated by this proviso notwithstanding anything herein to the contrary).
(b) From and after the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, each of PACI, Merger Sub and the Company shall, and shall instruct their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Group Companies or any of their Representatives); provided, however, that, notwithstanding anything to the contrary in this Agreement, the obligations and restrictions set forth in this Section 8.10(b) and subsections (ii) through (iv) of Section 8.2(b) shall not apply where the prescribed treatment of such proposals, offers and similar non-public information or data or the failure to make a Change in Recommendation or take such other action, as applicable, would be in contravention of PACI’s, Merger Sub’s or the Company’s, and each of their respective Representative’s, fiduciary duties under applicable Law (in which case, for the avoidance of doubt, such Party may take such action contemplated by this proviso notwithstanding anything herein to the contrary).
(c) From and after the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X each of PACI, Merger Sub and the Company will promptly, and in any event within two Business Days of receipt, notify the other Parties if it receives any proposal, offer or submission with respect to a Business Combination Proposal after the date of this Agreement.
Section 8.11 Notification to FAA. The Parties will cooperate in good faith to provide required notice to the FAA and DOT of the change in ownership of the Company as a consequence of the transactions contemplated herein.
ARTICLE IX
CONDITIONS TO OBLIGATIONS
Section 9.1 Conditions to Obligations of all Parties. The respective obligations of each Party to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions at or prior to the Merger Effective Time, any one or more of which may be waived (if legally permitted) in writing by all of such parties:
(a) The PACI Shareholder Approval shall have been obtained;
(b) The Company Shareholder Approval shall have been obtained;
(c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;
(d) The Registrable Securities to be issued in connection with the Transactions shall have been approved for listing upon the Closing on a National Exchange mutually agreed to by PACI and the Company, subject only to notice of issuance;
(e) There shall not be in force any Governmental Order enjoining or prohibiting the consummation of the Merger or any Law that makes the consummation of the Merger illegal or otherwise prohibited at the Merger Effective Time; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the Parties with respect to the Transactions; and

(f) All applicable waiting periods (and any extensions thereof) under the HSR Act and all other Governmental Approvals applicable to the Transactions, shall have expired or been terminated, or otherwise obtained, as applicable.
Section 9.2 Conditions to Obligations of PACI and Merger Sub. The obligations of PACI and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions at or prior to the Merger Effective Time, any one or more of which may be waived in writing by PACI:
(a) (i) The Company Fundamental Representations shall be true and correct in all respects, in each case as of the Merger Effective Time as though made as of the Merger Effective Time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (ii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations shall be true and correct in all material respects as of the Merger Effective Time as though made as of the Merger Effective Time, except (A) with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (B) to the extent that such representations and warranties are qualified by the terms “material” or “Material Adverse Effect” or other similar qualifiers, such representations and warranties shall be true and correct in all respects as so qualified;
(b) Each of the covenants of the Company to be performed or complied with as of or prior to the Merger Effective Time shall have been performed or complied with by them in all material respects;
(c) Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing as of the Merger Effective Time;
(d) At or prior to the Merger Effective Time, the Company shall have delivered or caused to be delivered all of the certificates, instruments, Contracts, and other documents (including all Ancillary Agreements) specified to be delivered by any Group Company hereunder pursuant to Section 2.5(a), executed by an authorized Representative of the Group Company or the other parties as specified in Section 2.5(a); and
(e) Holders of not more than 5% of the outstanding shares of Company Capital Stock (calculated on an as-converted basis) shall have dissented or preserved their rights to seek appraisal of any of their shares of Company Capital Stock.
Section 9.3 Conditions to the Obligations of the Group Companies. The obligation of the Group Companies to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions at or prior to the Merger Effective Time, any one or more of which may be waived in writing by the Company:
(a) (i) The PACI Fundamental Representations shall be true and correct in all respects, in each case as of the Merger Effective Time as though made as of the Merger Effective Time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (ii) each of the representations and warranties of PACI contained in this Agreement other than the PACI Fundamental Representations shall be true and correct in all material respects as of the Merger Effective Time as though made as of the Merger Effective Time, except (A) with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (B) to the extent that such representations and warranties are qualified by the terms “material” or “Material Adverse Effect” or other similar qualifies, such representations and warranties shall be true and correct in all respects as so qualified;
(b) Each of the covenants of PACI and Merger Sub to be performed or complied with as of or prior to the Merger Effective Time or the Company Merger Effective Time, as applicable, shall have been performed or complied with by them in all material respects;
(c) Since the date of this Agreement, there shall not have occurred a PACI Material Adverse Effect that is continuing as of the Merger Effective Time;
(d) All of the directors and officers of PACI (other than any such Persons identified as continuing directors and officers of PACI after the Merger Effective Time) shall have resigned or otherwise been removed effective as of the Company Effective Time; and

(e) At or prior to the Merger Effective Time, PACI shall have delivered or caused to be delivered all of the certificates, instruments, Contracts and other documents (including all Ancillary Agreements) specified to be delivered by PACI hereunder pursuant to Section 2.5(b) executed by an authorized Representative of PACI or the other such parties as specified in Section 2.5(b).
Section 9.4 Frustration of Closing Conditions. None of the Parties may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the relying Party’s breach.
Section 9.5 Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article IX that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.
ARTICLE X
TERMINATION/EFFECTIVENESS
Section 10.1 Termination. This Agreement may be terminated, and the Transactions abandoned at any time prior to the Merger Effective Time only as follows:
(a) by mutual written consent of the Company and PACI;
(b) by the Company or PACI if any Governmental Authority having jurisdiction over the Parties with respect to the Transactions shall have enacted, issued, promulgated, enforced, or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Transactions illegal, or otherwise preventing or prohibiting consummation of the Transactions or if there shall be adopted any Law that permanently makes consummation of the Merger illegal or otherwise prohibited;
(c) by the Company or PACI if the PACI Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at PACI Shareholders’ Meeting convened therefor or at any adjournment or postponement thereof;
(d) by the Company if approval by the requisite vote of PACI’s shareholders shall not have been obtained to amend PACI’s Organizational Documents by December 3, 2023, to extend the PACI Business Combination Deadline.
(e) by the Company or PACI, if the Merger Effective Time has not occurred on or before December 1, 2023 (the “Agreement End Date”); provided, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any such Party that has breached any of its representations, warranties, covenants, or agreements under this Agreement if such breach shall have been the primary cause of the failure of a condition set forth in Article 9 to be satisfied on or before the Agreement End Date;
(f) by written notice to the Company from PACI if there is any breach of any representation, warranty, covenant, or agreement on the part of the Group Companies set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days after receipt by the Company of notice from PACI of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period. The Company Cure Period shall not extend past the PACI Business Combination Deadline and that the right to terminate this Agreement under this Section 10.1(f) shall not be available to PACI if PACI or Merger Sub is then in breach of any of its representations, warranties, covenants, or agreements contained in this Agreement such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing; or
(g) by written notice to PACI from the Company if there is any breach of any representation, warranty, covenant, or agreement on the part of PACI or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating PACI Breach”), except that, if any such Terminating PACI Breach is curable by PACI or Merger Sub through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days after receipt by PACI of notice from the Company of such breach (the “PACI Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating PACI Breach is not cured within PACI Cure Period. The PACI Cure Period shall not extend past the PACI Business Combination Deadline and that the right to terminate this Agreement under this Section 10.1(g) shall not be available to the Company if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing; or
(h) by PACI if there has been a Change in Recommendation.
Section 10.2 Notice of Termination; Effect of Termination. Any termination of this Agreement in accordance with Section 10.1 will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or equity holders, other than liability of any of the Parties, as the case may be, for Fraud or any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of (a) this Section 10.2, (b) Article XI (other than Section 11.18) and (c) the last sentence of Section 6.2, and any other Section or Article of this Agreement which are required to survive in order to give appropriate effect to this Section 10.2, Article XI (other than Section 11.18), and the last sentence of Section 6.2 (e.g., definitions), shall survive any termination of this Agreement.
ARTICLE XI
MISCELLANEOUS
Section 11.1 Trust Account Waiver. The Company acknowledges that PACI is a blank check company with the powers and privileges to affect a Business Combination. The Company further acknowledges that, as described in the prospectus dated November 30, 2021 (the “PACI Prospectus”) available at www.sec.gov, substantially all of PACI’s assets consist of the cash proceeds of PACI’s initial public offering (the “IPO”) and private placements of its securities and substantially all of those proceeds were deposited in a trust account for the benefit of holders of PACI Class A Common Stock and the underwriters of PACI’s IPO (the “Trust Account”). The Company acknowledges that it has been advised by PACI that, except with respect to interest earned on the funds held in the Trust Account that may be released to PACI to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only: (i) if PACI completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the PACI Prospectus; (ii) if PACI fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to PACI in limited amounts to permit PACI to pay the costs and expenses of its liquidation and dissolution, and then to the holders of PACI Class A Common Stock; and (iii) if PACI holds a shareholder vote to amend PACI’s certificate of incorporation or the Trust Agreement to modify the substance or timing of the obligation to redeem 100% of the shares of the PACI Class A Common Stock if PACI fails to complete a Business Combination within the allotted time period, then for the redemption of any shares of PACI Class A Common Stock properly tendered in connection with such vote. For and in consideration of PACI entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest, or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement, any negotiations, Contracts, or agreements with PACI, or any relationship between the parties. Notwithstanding the foregoing, (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim (A) against PACI for legal relief against monies or other assets held outside the Trust Account, or (B) for specific performance or other equitable relief in connection with the consummation of the transactions, including a claim for PACI to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to PACI Share Redemptions) to the applicable Persons in accordance with the terms of this Agreement and the Trust Agreement, so long as such claim would not affect PACI’s ability to fulfill its obligation to effectuate PACI Share Redemptions, and (y) nothing herein shall serve to limit or prohibit any Action that the Group Companies may have in the future against PACI’s assets or funds that are not held in the Trust Account, including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds.
Section 11.2 Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, partnership, or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees, and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any other Ancillary Agreements or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current, or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, Representative, or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, shareholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, shareholder, manager, or member of any of the foregoing, but in each case not including the Parties (each, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract, or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment, or by any Legal Proceeding, or by virtue of any applicable Laws, or otherwise. The Parties hereby agree and acknowledge that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the Transactions, under any other Ancillary Agreements, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any Action (whether in tort, Contract, or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the foregoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement (including the Ancillary Agreements) if such Non-Party Affiliate is party to such document, agreement, or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of any limitations herein, this Agreement may only be enforced against, and any Action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution, or performance of this Agreement, may only be brought against the entities that are named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 11.2. This Section 11.2 shall be binding on all successors and assigns of the Parties.
Section 11.3 Non-Survival of Representations, Warranties, and Covenants. Except (x) as otherwise contemplated by Section 10.2 or (y) in the case of claims against a Person in respect of such Person’s Fraud, none of the representations, warranties, covenants, obligations, or other agreements in this Agreement or in any certificate, statement, or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements, and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Merger Effective Time (and there shall be no liability after such applicable time in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after such applicable time and then only with respect to any breaches occurring after such applicable time and (b) this Article XI.
Section 11.4 Waiver. Any Party to this Agreement may, to the extent not prohibited by applicable Laws, at any time prior to the Closing, by action authorized by its Board of Directors, (a) extend the time for the performance of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of another Party that are contained in this Agreement, or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement, but in each case, such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Ancillary Agreements in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement, this Agreement shall control.

Section 11.5 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv)), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification (it being understood that any email delivery effected after business hours shall be considered delivered on the next Business Day), addressed as follows:
(a)	If to PACI or Merger Sub, to:

PROOF Acquisition Corp I
Attention: John C. Backus, CEO
11911 Freedom Dr., Suite 1080
Reston, VA 20190

Email: backus@proof.vc

with copies to (which shall not constitute notice):

Steptoe & Johnson, LLP
Attention: Scott D. Fisher
1114 Avenue of the Americas
New York, NY, 10036

Email: sfisher@steptoe.com

And

PROOF Acquisition Sponsor I, LLC
Attention: Michael W. Zarlenga
11911 Freedom Dr., Suite 1080
Reston, VA 21090

Email: michael@proof.vc

(b)	If to the Company:

Volato, Inc.
Attention: Matthew Liotta, CEO
1954 Airport Rd., Ste. 124
Chamblee, GA 30341

Email: matt.liotta@flyvolato.com

with copies to (which shall not constitute notice):

Womble Bond Dickinson (US) LLP
Attention: F. Reid Avett
2001 K Street, N.W., Suite 400 South
Washington, DC 20016

Email: reid.avett@wbd-us.com

(c) To the Parties at such other address or addresses, as the Parties may from time to time designate in writing. Copies delivered solely to non-Parties to this Agreement or to a Party’s counsel shall not constitute notice.
Section 11.6 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such assignment without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.
Section 11.7 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that (a) the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 8.6, and (b) the Non-Party Affiliates are intended third-party beneficiaries of, and may enforce, Section 11.2.
Section 11.8 Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement, the Ancillary Agreements, and the Transactions, including all fees of its legal counsel, financial advisers, and accountants. If this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Company Transaction Expenses and PACI shall pay, or cause to be paid, all Unpaid PACI Expenses. If the Closing shall occur, PACI shall pay, or cause to be paid, all Unpaid PACI Expenses prior to or at the Closing and all Company Transaction Expenses when due and payable.
Section 11.9 Governing Law. This Agreement and any claim of whatever character arising under this Agreement or under any statute or common law relating in any way, directly or indirectly, to the subject matter of this Agreement, or to the dealings between the Parties during the term of this Agreement, shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware without giving effect to that state’s choice of law rules, regardless of the legal theory upon which the matter is asserted.
Section 11.10 Headings; Counterpart; Electronic Delivery. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.
Section 11.11 Company and PACI Disclosure Letters. The Company Disclosure Letter and PACI Disclosure Letter referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter or PACI Disclosure Letter shall be deemed references to such parts of this Agreement unless the context shall otherwise require. Any disclosure made by a Party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an (i) acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, (ii) admission of any breach or violation of any Contract or applicable Law, or (iii) admission of any liability or obligation to any third party, nor shall such information be deemed to establish a standard of materiality. The specification of any Dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or PACI Disclosure Letter, as applicable, is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or PACI Disclosure Letter, as applicable, in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Company Disclosure Letter or PACI Disclosure Letter, as applicable, is or is not material for purposes of this Agreement. Under no circumstances shall the disclosure of any matter in the Company Disclosure Letter or PACI Disclosure Letter, where a representation or warranty is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Company Material

Adverse Effect or PACI Material Adverse Effect, as applicable, imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect or a PACI Material Adverse Effect, as applicable. No Party shall be prejudiced in any manner whatsoever, and no presumptions shall be created, solely due to the disclosure of any matter in the Company Disclosure Letter or PACI Disclosure Letter which otherwise is not required to be disclosed by this Agreement.
Section 11.12 Entire Agreement. This Agreement, together with the Company Disclosure Letter, PACI Disclosure Letter, the Exhibits and Schedules hereto and the Ancillary Agreements, which documents are hereby incorporated in their entirety into this Agreement but this reference, constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such Parties except as expressly set forth in this Agreement and the Ancillary Agreements.
Section 11.13 Amendments. This Agreement may be amended or modified in whole or in part, only by written agreement of the Parties which makes reference to this Agreement.
Section 11.14 Publicity. Except as otherwise expressly provided herein, during the Interim Period, (a) the Parties shall, to the extent legally permitted, reasonably consult with each other before issuing any press release or otherwise making any press release, public disclosure or public statements with respect to this Agreement, the Ancillary Agreements or the Transactions; and (b) no such press release, public disclosure or public statement shall be made unless mutually agreed upon by the Parties or required by Law or applicable stock exchange regulation.
Section 11.15 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 11.16 Jurisdiction; Waiver of Jury Trial.
(a) Any action on a claim arising out of, under, or in connection with this Agreement, the relationship of the parties, or the transactions contemplated by this Agreement must be brought in the Court of Chancery in the State of Delaware, or, if the Court of Chancery in the State of Delaware does not have jurisdiction and any Federal District Court sitting in the State of Delaware has or can acquire jurisdiction, in any Federal District Court sitting in the State of Delaware (collectively, the “Designated Courts”), and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of the Designated Courts in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in such Designated Court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Each Party further agrees, to the fullest extent permitted by law, that personal jurisdiction over the Party may be affected by service of process by registered or certified mail addressed as provided in Section 11.12 of this Agreement, and that when so made shall be as if served upon the Party personally within the State of Delaware. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit, or proceeding brought pursuant to this Section 11.16.
(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION ON A CLAIM ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.17 Conflicts and Privilege.
(a) Each of the Parties, on behalf of their respective successors and assigns (including, after the Closing, PACI), hereby agrees that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the Sponsor, any holder of equity interests of Sponsor, any director or officer of PACI, or any of their respective directors, members, partners, officers, employees, or Affiliates (collectively, the “PACI Group”), on the one hand, and (y) the Group Companies or any member of the Company Group, on the other hand, any legal counsel, including, Steptoe & Johnson, LLP (“PACI Counsel”), that represented PACI or the Sponsor prior to the Closing may represent the Sponsor or any other member of the PACI Group, in such dispute even though the interests of such Persons may be directly adverse to the Group Companies, and even though such counsel may have represented PACI in a matter substantially related to such dispute, or may be handling ongoing matters for PACI, the Group Companies or the Sponsor or any of its Affiliates. The Parties, on behalf of their respective successors and assigns (including, after the Closing, PACI), further agree that, as to all communications prior to the Closing between or among PACI, the Sponsor, or any member of the PACI Group, on the one hand, and PACI Counsel on the other hand (the “PACI Counsel Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the PACI Group after the Closing, and shall not pass to or be claimed or controlled by PACI, the Group Companies, or their Affiliates. The Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person not in the PACI Group may use or rely on any of the PACI Counsel Privileged Communications, whether located in the records or email server of PACI, the Company, or their respective Subsidiaries, in any Action against or involving any of the Parties after the Closing, and the Parties, together with their respective Affiliates, Subsidiaries, successors, or assigns, agree not to assert that any privilege has been waived as to the PACI Counsel Privileged Communications, by virtue of the Merger.
(b) Each of the Parties, on behalf of their respective successors and assigns, hereby agrees that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company or any of its directors, members, partners, officers, employees, or Affiliates (collectively, the “Company Group”), on the one hand, and (y) any member of the PACI Group, on the other hand, any legal counsel, including Womble Bond Dickinson (US) LLP (“WBD”), that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to any Group Company, and even though such counsel may have represented the Group Companies in a matter substantially related to such dispute, or may be handling ongoing matters for a Group Company. The Parties, on behalf of their respective successors and assigns, further agree that, as to all communications prior to the Closing between or among the Company or any member of the Company Group, on the one hand, and WBD, on the other hand (the “WBD Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company after the Closing, and shall not pass to or be claimed or controlled by any one Group Company or their Affiliates. The Parties, together with their respective Affiliates, Subsidiaries, successors, or assigns, agree that no Person not in the Company Group may use or rely on any of the WBD Privileged Communications, whether located in the records or email server of PACI, the Company or their respective Subsidiaries, in any Action against or involving any of the Parties after the Closing, and the Parties, together with their respective Affiliates, Subsidiaries, successors, or assigns, agree not to assert that any privilege has been waived as to the WBD Privileged Communications, by virtue of the Merger.

Section 11.18 Other Remedies; Specific Enforcement. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and immediate injunctive relief to prevent breaches or threatened breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties caused this Agreement to be executed by their authorized representative as of the date first above written.
PROOF ACQUISITION CORP I	VOLATO, INC.

/s/ John C. Backus, Jr.	/s/ Matthew Liotta
By: John C. Backus, Jr.	By: Matthew Liotta
Its: President & Chief Executive Officer	Its: Chief Executive Officer

PROOF MERGER SUB, INC.

/s/ John C. Backus, Jr.
By: John C. Backus, Jr.
Its: President

Annex B
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PROOF ACQUISITION CORP I

Pursuant to Sections 242 and 245 of the
Delaware General Corporation Law

PROOF Acquisition Corp I, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:
1. The name of the Corporation is “PROOF Acquisition Corp I”.
2. The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on March 16, 2021 under the name “PROOF Acquisition Corp I”.
3. The Corporation amended and restated its original Certificate of Incorporation of the Corporation by filing the Amended and Restated Certificate of Incorporation of the Corporation (as heretofore amended, the “Amended and Restated Certificate of Incorporation”) with the Secretary of State of the State of Delaware on November 29, 2021.
4. This Second Amended and Restated Certificate of Incorporation restates, integrates and further amends the Amended and Restated Certificate of Incorporation.
5. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time.
6. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in full as follows:
ARTICLE I
NAME
The name of the corporation is Volato Group, Inc. (the “Corporation”).
ARTICLE II
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).
ARTICLE III
REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Corporation.
ARTICLE IV
CAPITALIZATION
Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue, is 81,000,000 shares, consisting of two classes as follows: (a) 80,000,000 shares of Class A common stock (“Class A Common Stock”), and (b) 1,000,000 shares of preferred stock (“Preferred Stock”). The number of authorized shares of Class A Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of Class A Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this certificate of incorporation (as heretofore amended, this “Certificate of Incorporation”) or any Preferred Stock Designation (as defined below) designating a series of Preferred Stock. Upon the filing and effectiveness of the Second Amended and Restated Certificate of Incorporation of the Corporation pursuant to the DGCL (the “Effective Time”), each one (1) share of Class B Common Stock, par value $0.0001 per share, issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time (the “Old Class B Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Class B Common Stock, be reclassified and changed into one (1) share of Class A Common Stock, par value $0.0001 per share, of the Corporation (the “New Class A Common Stock”). From and after the Effective Time, certificates (if any) representing the Old Class B Common Stock shall represent the number of whole shares of New Class A Common Stock into which such shares shall have been reclassified and changed pursuant to the Second Amended and Restated Certificate of Incorporation of the Corporation.
Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the designations, powers (including voting powers, if any), preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the fullest extent provided by law, now or hereafter, to adopt any such resolution or resolutions. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.
Section 4.3 Class A Common Stock.
(a) Voting.
(i) Except as otherwise required by applicable law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of the Class A Common Stock shall exclusively possess all voting power with respect to the Corporation.
(ii) Except as otherwise required by applicable law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Class A Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Class A Common Stock are entitled to vote.
(iii) Except as otherwise provided in this Certificate of Incorporation or required by applicable law, the holders of Class A Common Stock having the right to vote in respect of such Class A Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Class A Common Stock having the right to vote in respect of such Class A Common Stock, as a single class with the holders of such series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally.
(iv) Except as otherwise required by applicable law or this Certificate of Incorporation (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), holders of shares of Class A Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board in its discretion from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them.
ARTICLE V
BOARD OF DIRECTORS
Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Incorporation, as it may be further amended from time to time, or the Bylaws of the Corporation (as amended from time to time in accordance with the provisions hereof and thereof, the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Certificate of Incorporation.
Section 5.2 Number, Election and Term The total number of directors of the Corporation shall be fixed from time to time solely by resolution adopted by the Board.
(a) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of the Corporation’s Second Amended and Restated Certificate of Incorporation, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of the Corporation’s Second Amended and Restated Certificate of Incorporation and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of the Corporation’s Second Amended and Restated Certificate of Incorporation. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of the Corporation’s Second Amended and Restated Certificate of Incorporation, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitute the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board remove, or shorten the term of, any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.
(b) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. There shall not be a limit on the number of terms a director may serve on the Board. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws.
(c) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.
Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or any other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director

(and not by stockholders), and any director so chosen shall hold office for the remainder of the full term in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Section 5.4 Removal. Subject to Section 5.5 hereof and except as otherwise required by law, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 5.5 Preferred Stock – Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the election of directors, the term of office, the filling of vacancies and newly created directorships, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate of Incorporation (including any Preferred Stock Designation).
Section 5.6 Quorum. A majority of the total number of directors shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, this Certificate of Incorporation or the Bylaws; provided that, directors who are individuals who meet the definition of “a citizen of the United States” (as defined in Title 49, United States Code, Section 40102 and administrative interpretations thereof issued by the Department of Transportation or its predecessor or successors, or as the same may be from time to time amended, each a “U.S. Citizen”) must comprise at least two-thirds (2/3) of the directors present for purposes of determining quorum and a quorum shall not exist if directors who are not U.S. Citizens constitute more than one-third (1/3) of the directors present and entitled to vote on the particular action. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
ARTICLE VI
BYLAWS
In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.
ARTICLE VII
LIMITATIONS OF VOTING POWER BY NON-CITIZENS
Section 7.1 Non-Citizen Voting Limitation. All (i) capital stock of, or other equity interests in, the Corporation, (ii) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in the Corporation, and (iii) options, warrants or other rights to acquire the securities described in clauses (i) and (ii), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise (collectively, “Equity Securities”) shall be subject to the following limitations:
(a) Non-Citizen Voting Limitation. In no event shall the total number of shares of Equity Securities held by all Persons (as defined below) who fail to qualify as a U.S. Citizen (defined above) be entitled to be more than 24.9% (or such other maximum percentage as permitted by applicable law) of the aggregate votes of all outstanding Equity Securities (the “Cap Amount”). In the event the total number of Equity Securities held by Persons who fail to qualify as a U.S. Citizen would otherwise entitle such holders to vote more than the Cap Amount, then the number of votes such holders shall be entitled to vote with respect to all Equity Securities held by such holders shall be reduced by such amount such that the total number of votes such holders of Equity Securities shall be entitled to vote shall equal the Cap Amount.
(b) Allocation of Cap Amounts. The restrictions imposed by the Cap Amount shall be applied pro rata among the holders of Equity Securities who fail to qualify as U.S. Citizens based on the number of votes to which the underlying Equity Securities are entitled.

Section 7.2 Legend. Each certificate, notice or other representative document for capital stock of the Corporation with voting rights (including each such certificate, notice or representative document for capital stock issued upon any permitted transfer of capital stock) shall contain a legend in substantially the following form:
“THE SECURITIES OF VOLATO GROUP, INC. REPRESENTED BY THIS CERTIFICATE, NOTICE OR DOCUMENT ARE SUBJECT TO VOTING RESTRICTIONS WITH RESPECT TO CERTAIN SECURITIES HELD, OWNED OR CONTROLLED BY PERSONS OR ENTITIES THAT FAIL TO QUALIFY AS “CITIZENS OF THE UNITED STATES” AS THE TERM IS DEFINED USED IN SECTION 40102(A)(15) OF TITLE 49 OF THE UNITED STATES CODE, AS AMENDED, IN ANY SIMILAR LEGISLATION OF THE UNITED STATES ENACTED IN SUBSTITUTION OR REPLACEMENT THEREFOR, AND AS INTERPRETED BY THE DEPARTMENT OF TRANSPORTATION, ITS PREDECESSORS AND SUCCESSORS, FROM TIME TO TIME. SUCH VOTING RESTRICTIONS ARE CONTAINED IN THE CERTIFICATE OF INCORPORATION AND THE BYLAWS OF VOLATO GROUP, INC., AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME. A COMPLETE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION AND THE BYLAWS SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF THE SECURITIES REPRESENTED HEREBY UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”
ARTICLE VIII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 8.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, Chief Executive Officer of the Corporation, or the Board, and may not be called by any other person or persons. The ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied.
Section 8.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting (or any supplement thereto).
Section 8.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent of the stockholders in lieu of a meeting of stockholders. Notwithstanding the foregoing, any action required or permitted by any Preferred Stock Designation to be taken by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote to the extent expressly so provided by the applicable Preferred Stock Designation relating to such series of Preferred Stock.
ARTICLE IX
LIMITED LIABILITY; INDEMNIFICATION
Section 9.1 Limitation of Director Liability. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Section 9.2 Indemnification and Advancement of Expenses. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through the Bylaws, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by applicable law. Any amendment, alteration or repeal of this Article IX that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

ARTICLE X
CORPORATE OPPORTUNITY
Section 10.1 To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation or any interest or expectancy in any such corporate opportunity, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.
Section 10.2 Neither the alteration, amendment, addition to or repeal of this Article X, nor the adoption of any provision of this Certificate of Incorporation (including any Preferred Stock Designation) inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws or applicable law.
ARTICLE XI
AMENDMENTS
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and, except as set forth in Article IX, all rights, powers, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation or any Preferred Stock Designation filed with respect to a series of Preferred Stock, the affirmative vote of the stockholders holding at least two-thirds of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article IV, Article V, Article VI, Article VIII, Article IX, Article XI or Article XII, unless a lower threshold is permitted under Section 242 of the DGCL to effect a stock split or subdivision of shares or to increase or decrease the number of authorized shares of a class in connection with a stock split or subdivision, in which case such amendment may be adopted pursuant to such lower threshold.
ARTICLE XII
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS
Section 12.1 Forum (General). Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware), to the fullest extent permitted by law, shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware. For the avoidance of doubt, this Section 12.1 shall not apply to any action or proceeding asserting a claim under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Section 12.2 Forum (Securities Act). Unless the Corporation consents in writing to the selection of an alternative forum, the Federal District Courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933 as amended, against the Corporation, or its directors, officers or employees or with respect to the offer or sale of securities of the Corporation.
Section 12.3 Consent. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.
ARTICLE XIII
SEVERABILITY
If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by its Chief Executive Officer as of          , 2023.
PROOF ACQUISITION CORP I

By:
Name:
Title:
[Signature Page of Second Amended and Restated Certificate of Incorporation]

Annex C
VOLATO GROUP, INC.
2023 STOCK INCENTIVE PLAN
1.	Definitions
In addition to other terms defined herein or in an Award Agreement, the following terms shall have the meanings given below:
(a) Administrator means the Board and, upon its delegation of all or part of its authority to administer the Plan to the Committee, the Committee.
(b) Affiliate means any Parent or Subsidiary of the Company, and also includes any other business entity which is controlled by, under common control with or controls the Company; provided, however, that the term “Affiliate” shall be construed in a manner in accordance with the registration provisions of applicable federal securities laws if and to the extent required.
(c) Applicable Law means any applicable laws, rules or regulations (or similar guidance), including but not limited to the General Corporation Law of the State of Delaware, the Securities Act, the Exchange Act, the Code and the listing or other rules of any applicable stock exchange. References to applicable laws, rules and regulations, including references to any sections or other provisions of applicable laws, rules and regulations, shall also refer to any successor provisions thereto unless the Administrator determines otherwise.
(d) Award means, individually or collectively, a grant under the Plan of an Option (including an Incentive Option or a Nonqualified Option); a Stock Appreciation Right (including a Related SAR or a Freestanding SAR); a Restricted Award (including a Restricted Stock Award or a Restricted Stock Unit Award); a Performance Award (including a Performance Share Award or a Performance Unit Award); a Phantom Stock Award; an Other Cash-Based Award; an Other Stock-Based Award; a Dividend Equivalent Award; and/or any other award granted under the Plan.
(e) Award Agreement means an award agreement (which may be in written or electronic form, in the Administrator’s discretion, and which includes any amendment or supplement thereto) between the Company and a Participant specifying the terms, conditions and restrictions of an Award granted to the Participant. An Award Agreement may also state such other terms, conditions and restrictions, including but not limited to terms, conditions and restrictions applicable to shares of Common Stock or any other benefit underlying an Award, as may be established by the Administrator.
(f) Base Price means the price assigned to a Stock Appreciation Right on the date of grant.
(g) Board or Board of Directors means the Board of Directors of the Company.
(h) Cause means, unless the Administrator determines otherwise, a Participant’s termination of employment or service resulting from the Participant’s (i) termination for “Cause” as defined under the Participant’s employment, change in control, consulting or other agreement or arrangement with the Company or an Affiliate, if any, or (ii) if the Participant has not entered into any such agreement (or, if any such agreement does not define “Cause”), then the Participant’s termination shall be for “Cause” if termination results due to the Participant’s (A) dishonesty; (B) failure to perform his or her duties for the Company or an Affiliate; (C) engaging in fraudulent conduct or conduct that could be materially damaging to the Company without a reasonable good faith belief that such conduct was in the best interest of the Company; or (D) material breach of any confidentiality, non-solicitation, non-competition or other similar covenant applicable to the Participant. The determination of “Cause” shall be made by the Administrator and its determination shall be final and conclusive. Without in any way limiting the effect of the foregoing, for purposes of the Plan and an Award, a Participant’s employment or service shall also be deemed to have terminated for Cause if, after the Participant’s employment or service has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Administrator, a termination for Cause.

(i) A Change of Control shall (except as may be otherwise required for compliance with Code Section 409A) be deemed to have occurred on the earliest of the following dates:
(i) The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the total voting power of the Company’s then outstanding voting stock;
(ii) The date of the consummation of (A) a merger, consolidation, recapitalization or reorganization of the Company (or similar transaction involving the Company), in which the holders of the Common Stock or other voting securities immediately prior to the transaction have voting control over less than fifty percent (50%) of the voting securities of the surviving corporation immediately after such transaction, or (B) the sale or disposition of all or substantially all the assets of the Company;
(iii) The date there shall have been a change in a majority of the Board within a 12 -month period unless the nomination for election by the Company’s stockholders or the appointment of each new Director (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) was approved by the vote of two-thirds or more of the members of the Board (or a committee of the Board, if nominations are approved by a Board committee rather than the Board) then still in office who were in office at the beginning of the 12-month period; or
(iv) The date on which the stockholders of the Company approve of a complete liquidation or dissolution of the Company to the extent that stockholder approval is required by Applicable Law.
(For the purposes herein, the term “person” shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than the Company, a Subsidiary of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any Subsidiary thereof, and the term “beneficial owner” shall have the meaning given the term in Rule 13d-3 under the Exchange Act.)
For the purposes of clarity, a transaction shall not constitute a Change of Control if its principal purpose is to change the state of the Company’s incorporation, create a holding company that would be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction or is another transaction of other similar effect.
Notwithstanding the preceding provisions of Section 1(i), in the event that any Awards granted under the Plan are deemed to be deferred compensation subject to (and not exempt from) the provisions of Code Section 409A, then distributions related to such Awards to be made upon a Change of Control may be permitted, in the Administrator's discretion, upon the occurrence of one or more of the following events (as they are defined and interpreted under Code Section 409A): (A) a change in the ownership of the Company; (B) a change in effective control of the Company; or (C) a change in the ownership of a substantial portion of the assets of the Company.
The Administrator shall have full and final authority, in its discretion (subject to any Code Section 409A considerations), to determine whether a Change of Control of the Company has occurred, the date of the occurrence of such Change of Control and any incidental matters relating thereto.
(j) Code means the Internal Revenue Code of 1986, as amended, or any successor thereto. Any reference herein to a specific Code section shall be deemed to include all related regulations or other guidance with respect to such Code section.
(k) Committee means the Compensation Committee of the Board (or a subcommittee thereof), or other committee of the Board to which the Board has delegated power to act under or pursuant to the provisions of the Plan. For clarity, the term “Committee” includes the Board (or subcommittee of the Committee or other committee of the Board) if exercising the authority of the Committee under the Plan.
(l) Common Stock means the Class A common stock of Volato Group, Inc., $0.0001 par value, or any successor securities thereto.
(m) Company means Volato Group, Inc., a Delaware corporation, together with any successor thereto. In the Administrator’s discretion, the term “Company” may also refer to the Company and any or all of its Affiliates.
(n) Director means a member of the Board or of the board of directors of an Affiliate.

(o) Disability means (except as may be otherwise determined by the Administrator (taking into account any Code Section 409A considerations) or otherwise defined in a Participant’s Award Agreement or any employment, change in control, consulting or other agreement or arrangement to which the Participant is a party) the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months. The Administrator shall have authority to determine if a Disability has occurred.
(p) Dividend Equivalent Award means a right granted to a Participant pursuant to Section 13 to receive the equivalent value (in cash or shares of Common Stock) of dividends paid on Common Stock.
(q) Effective Date means the effective date of the Plan, as provided in Section 4.
(r) Employee means any person who is an employee of the Company or any Affiliate (including entities which become Affiliates after the Effective Date of the Plan). For this purpose, an individual shall be considered to be an Employee only if there exists between the individual and the Company or an Affiliate the legal and bona fide relationship of employer and employee (taking into account Code Section 409A considerations if and to the extent applicable); provided, however, that, with respect to Incentive Options, “Employee” means any person who is considered an employee of the Company or any Parent or Subsidiary for purposes of Treas. Reg. Section 1.421-1(h) (or any successor provision related thereto).
(s) Exchange Act means the Securities Exchange Act of 1934, as amended.
(t) Fair Market Value per share of the Common Stock shall be established by the Administrator and, unless otherwise determined by the Administrator, the Fair Market Value shall be determined in accordance with the following provisions: (A) if the shares of Common Stock are listed for trading on The NASDAQ Stock Market (“Nasdaq”), the New York Stock Exchange, Inc. (the “NYSE”) or another national or regional stock exchange, the Fair Market Value shall be the closing sales price per share of the shares on Nasdaq, the NYSE or other principal stock exchange on which such securities are listed on the date an Award is granted or other determination is made (such date of determination being referred to herein as a “valuation date”), or, if there is no transaction on such date, then on the trading date nearest preceding the valuation date for which closing price information is available, and, provided further, if the shares are not listed for trading on Nasdaq, the NYSE or another stock exchange but are regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, the Fair Market Value shall be the closing sales price for such shares as quoted on such system or by such securities dealer on the valuation date, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the valuation date (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or (B) if the shares of Common Stock are not listed or reported in any of the foregoing, then the Fair Market Value shall be determined by the Administrator based on such valuation measures or other factors as it deems appropriate. Notwithstanding the foregoing, (i) with respect to the grant of Incentive Options, the Fair Market Value shall be determined by the Administrator in accordance with the applicable provisions of Section 20.2031-2 of the Federal Estate Tax Regulations, or in any other manner consistent with Code Section 422; and (ii) Fair Market Value shall be determined in accordance with Code Section 409A if and to the extent required.
(u) Freestanding SAR means a Stock Appreciation Right that is not granted in tandem with an Option, as provided in Section 8.
(v) Good Reason means, unless the Administrator determines otherwise, in the context of a Change of Control, a Participant’s termination of employment or service resulting from the Participant’s (i) termination for “Good Reason” as defined under the Participant’s employment, change in control, consulting or other agreement or arrangement with the Company or an Affiliate, if any, or (ii) if the Participant has not entered into any agreement (or, if any such agreement does not define “Good Reason”), then, a Participant’s termination shall be for “Good Reason” if termination results from any of the following without the Participant’s consent: (A) a material reduction in the Participant’s base salary as in effect immediately prior to the date of the Change of Control, or (B) the assignment to the Participant of duties or responsibilities materially inconsistent with, or a material diminution in, the Participant’s position, authority, duties or responsibilities as in effect immediately prior to the Change of Control. Notwithstanding the foregoing, with respect to Directors, unless the

Administrator determines otherwise, a Director’s termination from service on the Board shall be for “Good Reason” if the Participant ceases to serve as a Director or, if the Company is not the surviving company in the Change of Control event, a member of the board of directors of the surviving entity, in either case, due to the Participant’s failure to be nominated to serve as a director of such entity or the Participant’s failure to be elected to serve as a director of such entity, but not due to the Participant’s decision not to continue service on the Board or the board of directors of the surviving entity, as the case may be. In the context other than a Change of Control, “Good Reason” shall have the meaning given in a Participant’s Award Agreement or employment, change in control, consulting or other agreement or arrangement with the Company or an Affiliate, as applicable. An event or condition that would otherwise constitute “Good Reason” shall constitute Good Reason only if the Company fails to rescind or cure such event or condition within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason, and Good Reason shall cease to exist for any event or condition described herein on the 60th day following the later of the occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice thereof prior to such date. The determination of “Good Reason” shall be made by the Administrator and its determination shall be final and conclusive.
(w) Incentive Option means an Option that is designated by the Administrator as an Incentive Option pursuant to Section 7 and intended to meet the requirements of incentive stock options under Code Section 422.
(x) Independent Contractor means an individual, other than an Employee, who provides services to the Company or an Affiliate (other than capital-raising services) as an independent contractor, consultant or advisor.
(y) Nonqualified Option means an Option granted under Section 7 that is not intended to qualify (or does not qualify) as an incentive stock option under Code Section 422.
(z) Option means a stock option granted under Section 7 that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the Option Price and subject to such terms and conditions as may be set forth in the Plan or an Award Agreement or established by the Administrator.
(aa) Option Period means the term of an Option, as provided in Section 7(d).
(bb) Option Price means the price at which an Option may be exercised, as provided in Section 7(b).
(cc)  Other Cash-Based Award means a right granted to a Participant under Section 12 that is payable in cash and subject to the terms of the Plan and the terms and conditions established by the Administrator.
(dd) Other Stock-Based Award means a right granted to a Participant under Section 12 that relates to or is valued by reference to shares of Common Stock or other Awards relating to shares of Common Stock and subject to the terms of the Plan and the terms and conditions established by the Administrator.
(ee) Parent means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e) (or any successor section thereto).
(ff) Participant means an individual who is an Employee employed by, or a Director or Independent Contractor providing services to, the Company or an Affiliate who satisfies the requirements of Section 6 and is selected by the Administrator to receive an Award under the Plan.
(gg) Performance Award means a Performance Share Award and/or a Performance Unit Award, as provided in Section 10.
(hh) Performance Measures mean one or more performance factors or criteria which may be established by the Administrator with respect to an Award. Performance Measures may be based on such corporate, business unit or division and/or individual performance or other factors or criteria, whether objective or subjective, as the Administrator in its discretion may deem appropriate. Such criteria may relate to the Company, one or more of its Affiliates or one or more of its divisions, departments, units, segments, partnerships, joint ventures or minority investments, facilities, product lines or products or any combination of the foregoing. The targeted level or levels of performance with respect to such business criteria may be established at such levels and on such terms as the Administrator may determine, in its discretion, including but not limited to on an absolute basis, in relation to performance in a prior performance period, and/or relative to one or more peer group companies or indices, or any combination thereof.

(ii) Performance Share means an Award granted under Section 10, in an amount determined by the Administrator and specified in an Award Agreement, stated with reference to a specified number of shares of Common Stock, that entitles the holder to receive, in the form of shares of Common Stock, a cash payment or a combination of Common Stock and cash (as determined by the Administrator), value equal to the value of the reference shares, subject to the terms of the Plan and the terms and conditions established by the Administrator.
(jj) Performance Unit means an Award granted under Section 10, in an amount determined by the Administrator and specified in an Award Agreement, that entitles the holder to receive shares of Common Stock, a cash payment or a combination of Common Stock and cash (as determined by the Administrator), subject to the terms of the Plan and the terms and conditions established by the Administrator.
(kk) Phantom Stock Award means an Award granted under Section 11 entitling a Participant to a payment in cash, shares of Common Stock or a combination of cash and Common Stock (as determined by the Administrator) following the completion of the applicable vesting period and compliance with the terms of the Plan and other terms and conditions established by the Administrator. The unit value of a Phantom Stock Award shall be based on the Fair Market Value of a share of Common Stock.
(ll) Plan means the Volato Group, Inc. 2023 Stock Incentive Plan, as it may be amended and/or restated.
(mm) Prior Plan means the Volato, Inc. (formerly, Aerago, Inc.) 2021 Equity Incentive Plan, as amended and/or restated.
(nn) Related SAR means a Stock Appreciation Right that is granted in tandem with a particular Option, as provided in Section 8, and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.
(oo) Restricted Award means a Restricted Stock Award or a Restricted Stock Unit Award, as provided in Section 9.
(pp) Restricted Stock Award means an Award of shares of Common Stock granted to a Participant under Section 9. Shares of Common Stock subject to a Restricted Stock Award shall cease to be restricted when, in accordance with the terms of the Plan and the terms and conditions established by the Administrator, the shares vest and become transferable or free of any substantial risk of forfeiture.
(qq) Restricted Stock Unit means a Restricted Award granted to a Participant pursuant to Section 9 will be settled, if at all, (i) by the delivery of one share of Common Stock for each Restricted Stock Unit, (ii) in cash in an amount equal to the Fair Market Value of one share of Common Stock for each Restricted Stock Unit, or (iii) in a combination of cash and shares equal to the Fair Market Value of one share of Common Stock for each Restricted Stock Unit, as determined by the Administrator. A Restricted Stock Unit represents the promise of the Company to deliver shares of Common Stock, cash or a combination thereof, as applicable, at the end of the applicable restriction period if and only to the extent the Award vests and ceases to be subject to forfeiture, subject to compliance with the terms of the Plan and Award Agreement and any terms and conditions established by the Administrator.
(rr) Retirement means (except as may be otherwise determined by the Administrator (taking into account any Code Section 409A considerations) or otherwise defined in a Participant’s Award Agreement, employment agreement, change in control agreement, consulting agreement or other similar agreement to which the Participant is a party) retirement in accordance with the retirement policies and procedures established by the Company. The Administrator shall have authority to determine if a Retirement has occurred.
(ss) Securities Act means the Securities Act of 1933, as amended.
(tt) Stock Appreciation Right or SAR means an Award granted under Section 8 entitling the Participant to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the Base Price, subject to the terms of the Plan and Award Agreement and any other terms and conditions established by the Administrator. References to “SARs” include both Related SARs and Freestanding SARs, unless the context requires otherwise.
(uu) Subsidiary means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f) (or any successor section thereto).

(vv) Termination Date means the date of termination of a Participant’s employment or service for any reason, as determined by the Administrator (taking into account any Code Section 409A considerations).
2.	Purpose
The purposes of the Plan are to encourage and enable selected Employees, Directors and Independent Contractors of the Company and its Affiliates to acquire or to increase their holdings of Common Stock and other equity-based interests in the Company and to provide other incentive awards in order to promote a closer identification of their interests with those of the Company and its stockholders, and to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants upon whose judgment, interest and special effort the successful conduct of its operation largely depends. These purposes may be carried out through the granting of Awards to selected Participants.
3.	Administration of the Plan
(a) The Plan shall be administered by the Board or, upon its delegation, by the Committee (or a subcommittee thereof). To the extent required under Rule 16b-3 adopted under the Exchange Act, the Committee shall be comprised solely of two or more “non-employee directors,” as such term is defined in Rule 16b-3, or as may otherwise be permitted under Rule 16b-3. In addition, Committee members shall qualify as “independent directors” under applicable stock exchange rules if and to the extent required.
(b) Subject to the provisions of the Plan, the Administrator shall have full and final authority in its discretion to take any action with respect to the Plan including, without limitation, the authority to (i) determine all matters relating to Awards, including selection of individuals to be granted Awards, the types of Awards, the number of shares of Common Stock, if any, subject to an Award, and all terms, conditions, restrictions and limitations of an Award; (ii) prescribe the form or forms of Award Agreements evidencing any Awards granted under the Plan; (iii) establish, amend and rescind rules and regulations for the administration of the Plan; (iv) correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement; and (v) construe and interpret the Plan, Awards and Award Agreements made under the Plan, interpret rules and regulations for administering the Plan and make all other determinations deemed necessary or advisable for administering the Plan. In addition, (i) the Administrator shall have the authority to accelerate the date that any Award which was not otherwise exercisable, vested or earned shall become exercisable, vested or earned in whole or in part without any obligation to accelerate such date with respect to any other Award granted to any recipient; and (ii) the Administrator may in its sole discretion modify or extend the terms and conditions for exercise, vesting or earning of an Award (in each case, taking into account any Code Section 409A considerations). The Administrator’s authority to grant Awards and authorize payments under the Plan shall not in any way restrict the authority of the Company to grant compensation to Employees, Directors or Independent Contractors under any other compensation plan, program or arrangement of the Company or any Affiliate. The Administrator may determine that a Participant’s rights, payments and/or benefits with respect to an Award (including but not limited to any shares issued or issuable and/or cash paid or payable with respect to an Award) shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for Cause, violation of policies of the Company or an Affiliate, breach of non-solicitation, noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, other conduct by the Participant that is determined by the Administrator to be detrimental to the business or reputation of the Company or any Affiliate, and/or other circumstances where such reduction, cancellation, forfeiture or recoupment is required by Applicable Law. In addition, the Administrator shall have the authority and discretion to establish terms and conditions of Awards (including but not limited to the establishment of subplans) as the Administrator determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States. In addition to action by meeting in accordance with Applicable Law, any action of the Administrator with respect to the Plan may be taken by a written instrument signed by all of the members of the Board or Committee, as appropriate, and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. All determinations of the Administrator with respect to the Plan and any Award or Award Agreement will be final and binding on the Company and all persons having or claiming an interest in any Award granted under the Plan. No member of the Board or Committee, as applicable, shall be liable while acting as Administrator for any action or determination made in good faith with respect to the

Plan, an Award or an Award Agreement. The members of the Board or Committee, as applicable, shall be entitled to indemnification and reimbursement in the manner and to the fullest extent provided in the Company’s certificate of incorporation or bylaws or pursuant to Applicable Law.
(c) The Administrator may adjust or modify Performance Measures or other performance factors or criteria or terms or conditions of Awards due to extraordinary items, transactions, events or developments, or in recognition of, or in anticipation of, any other unusual or infrequent events affecting the Company or the financial statements of the Company, or in response to, or in anticipation of, changes in Applicable Law, accounting principles or business conditions, in each case as determined by the Administrator. By way of example but not limitation, the Administrator may provide with respect to any Award that any evaluation of performance shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during a performance period, including circumstances or events such as the following: (i) asset write-downs or impairment charges; (ii) significant litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting standards or principles or other laws or regulatory rules; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in then-current accounting principles; (vi) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders; (vii) acquisitions or divestitures; (viii) a change in the Company’s fiscal year; (ix) foreign exchange gains and losses; or (x) any other unusual or infrequent events.
(d) Notwithstanding the other provisions of Section 3, the Board may expressly delegate to one or more officers of the Company or a special committee consisting of one or more directors who are also officers of the Company the authority, within specified limits, to grant Awards to eligible Participants, and to make any or all of the determinations reserved for the Administrator in the Plan and summarized in Section 3(b) with respect to such Awards (subject to any restrictions imposed by Applicable Law and such terms and conditions as may be established by the Administrator); provided, however, that the granting of Awards may not be delegated under this Section (3)(d) if the Participant to whom the Award is granted is deemed to be an officer or director of the Company within the meaning of Section 16 of the Exchange Act and the grant would not satisfy the requirements of that section. To the extent that the Administrator has delegated authority to grant Awards pursuant to this Section 3(d) to an officer(s) and/or a special committee, references to the “Administrator” shall include references to such officer(s) and/or special committee, subject, however, to the requirements of the Plan, Rule 16b-3 and other Applicable Law.
(e) Notwithstanding the provisions of Section 3(b) herein, Awards granted under the Plan (other than cash-based awards) shall be subject to a minimum vesting (or earning) (collectively, “vesting”) period of one year; provided, however, that (i) the Administrator may provide for acceleration of vesting and/or exercisability of all or a portion of an Award in its discretion, including but not limited to in cases of a Participant's death, Disability or Retirement, or (to the extent provided pursuant to Section 14 herein) upon the occurrence of a Change of Control of the Company; (ii) the Administrator may provide for the grant of Awards to Participants without a minimum vesting period or with a shorter minimum vesting period, but only with respect to Awards for no more than an aggregate of five percent (5%) of the total number of Shares authorized for issuance under the Plan pursuant to Section 5(a) herein, upon such terms and conditions as the Administrator shall determine; (iii) the Administrator also may provide for the grant of Awards to Participants that have different vesting terms in the case of Awards that are substituted for other equity awards in connection with mergers, consolidations or other similar transactions, Awards that are granted as an inducement to be employed by the Company or an Affiliate or to replace forfeited awards from a former employer, or Awards that are granted in exchange for forgone cash compensation; and (iv) with respect to Awards granted to non-employee Directors, the minimum vesting period shall be the period commencing with the date on which such non-employee Director is elected to appointed to the Board and ending on the earlier to occur of (X) the one-year anniversary of the grant date of such Award or (Y) the date of the next annual meeting following such non-employee Director’s election or appointment to the Board, so long as the period between the date of the annual meeting of the Company’s stockholders related to the grant date and the date of the next annual meeting of the Company’s stockholders is not less than 50 weeks.
4.	Effective Date
The Effective Date of the Plan is [       ,] 2023 (the “Effective Date”). Awards may be granted on or after the Effective Date, but no Awards may be granted after [10 years less one day from Effective Date], 2033.

Awards that are outstanding at the end of the Plan term (or such earlier termination date as may be established by the Board pursuant to Section 16(a)) shall continue in accordance with their terms, unless otherwise provided in the Plan or an Award Agreement.
5.	Shares of Stock Subject to the Plan; Award Limitations
(a) Shares of Stock Subject to the Plan: Subject to adjustments as provided in Section 5(d), the maximum aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall not exceed [NUMBER OF SHARES EQUAL TO 20% OF POST-MERGER CAPITALIZATION] shares. Shares delivered under the Plan shall be authorized but unissued shares, treasury shares or shares purchased on the open market or by private purchase. The Company hereby reserves sufficient authorized shares of Common Stock to meet the grant of Awards hereunder. If the Plan is approved, no further awards shall be granted under the Prior Plan on or after the Effective Date, although Prior Plan awards that are outstanding as of such date shall continue in accordance with their terms.
(b) Award Limitations: Notwithstanding any provision in the Plan to the contrary, the following limitation shall apply to Awards granted under the Plan, subject to adjustments pursuant to Section 5(d): the maximum aggregate number of shares of Common Stock that may be issued under the Plan pursuant to the grant of Incentive Options shall not exceed [NUMBER OF SHARES EQUAL TO 20% OF POST-MERGER CAPITALIZATION] shares of Common Stock; and
(c) Additional Share Counting Provisions: The following provisions shall apply with respect to the share limitations of Section 5(a):
(i) To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any such unissued or forfeited shares subject to the Award will again be available for issuance pursuant to Awards granted under the Plan.
(ii) Awards settled in cash shall not be counted against the share limitations stated in Section 5(a) herein.
(iii) Dividends, including dividends paid in shares, or dividend equivalents paid in connection with outstanding Awards, will not be counted towards the share limitations in Section 5(a).
(iv) Except as provided in Paragraph (vi), to the extent any shares are withheld or used to satisfy any tax withholding requirements in connection with the vesting or earning of an Award in accordance with the terms of the Plan, such shares will not be counted towards the share limitations in Section 5(a).
(v) Except as provided in Paragraph (vi), to the extent that the full number of shares subject to an Award is not issued for any reason, including by reason of failure to achieve maximum performance factors or criteria, only the number of shares issued and delivered shall be considered for purposes of determining the number of shares remaining available for issuance pursuant to Awards granted under the Plan.
(vi) The following shares of Common Stock may not again be made available for issuance as Awards under the Plan: (A) shares withheld or delivered to satisfy the tax withholding requirements for an Option or SAR and shares withheld or delivered to pay the exercise price related to an Option or SAR; (B) shares not issued or delivered as a result of the net settlement of an Option or SAR; and (C) shares repurchased on the open market with the proceeds of the Option Price of an Option.
(vii) Further, (A) shares issued under the Plan through the settlement, assumption or substitution of outstanding awards granted by another entity or obligations to grant future awards as a condition of or in connection with a merger, acquisition or similar transaction involving the Company acquiring another entity shall not reduce the maximum number of shares available for delivery under the Plan, and (B) available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and will not reduce the maximum number of shares available under the Plan, subject, in the case of both (A) and (B) herein, to applicable stock exchange listing requirements.
(d) Adjustments; Right to Issue Additional Securities: If there is any change in the outstanding shares of Common Stock because of a merger, consolidation, recapitalization or reorganization involving the Company, or if the Board declares a stock dividend, stock split distributable in shares of Common Stock or reverse stock split, other distribution (other than an ordinary or regular cash dividend) or combination or reclassification of the Common Stock, or if there is a similar change in the capital stock structure of the Company affecting the Common Stock (excluding conversion of convertible securities by the Company and/or the exercise of warrants by their holders), then the number and class of securities available under the Plan, the terms of each outstanding Award (including the number and class and type of securities subject to each outstanding Award and the Option Price, Base Price or purchase price per share, if applicable for such Award) shall be appropriately adjusted, and the Administrator shall make such adjustments to Awards or to any provisions of this Plan as the Administrator deems equitable to prevent dilution or enlargement of Awards or as may otherwise be advisable. Nothing in the Plan, an Award or an Award Agreement shall limit the ability of the Company to issue additional securities (including but not limited to the issuance of other options or other derivative securities, warrants, additional shares or classes of Common Stock, preferred stock and/or other convertible securities).
6.	Eligibility
An Award may be granted only to an individual who satisfies all of the following eligibility requirements on the date the Award is granted:
(a) The individual is (i) an Employee, (ii) a Director or (iii) an Independent Contractor.
(b) With respect to the grant of Incentive Options, the individual is otherwise eligible to participate under this Section 6, is an Employee of the Company or a Parent or Subsidiary and does not own, immediately before the time that the Incentive Option is granted, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary. Notwithstanding the foregoing, an Employee who owns more than 10% of the total combined voting power of the Company or a Parent or Subsidiary may be granted an Incentive Option if the Option Price is at least 110% of the Fair Market Value of the Common Stock, and the Option Period does not exceed five years. For this purpose, an individual will be deemed to own stock which is attributable to him or her under Code Section 424(d).
(c) With respect to the grant of substitute awards or assumption of awards in connection with a merger, consolidation, acquisition, reorganization or similar transaction involving the Company or an Affiliate, the recipient is otherwise eligible to receive the Award and the terms of the award are consistent with the Plan and Applicable Law (including, to the extent necessary, the federal securities laws registration provisions, Code Section 409A and Code Section 424(a)).
(d) The individual, being otherwise eligible under this Section 6, is selected by the Administrator as an individual to whom an Award shall be granted (as defined above, a “Participant”).
7.	Options
(a) Grant of Options: Subject to the limitations of the Plan, the Administrator may in its discretion grant Options to such eligible individuals in such numbers, subject to such terms and conditions, and at such times as the Administrator shall determine. Both Incentive Options and Nonqualified Options may be granted under the Plan, as determined by the Administrator; provided, however, that Incentive Options may be granted only to Employees of the Company or a Parent or Subsidiary. To the extent that an Option is designated as an Incentive Option but does not qualify as such under Code Section 422, the Option (or portion thereof) shall be treated as a Nonqualified Option. An Option may be granted with or without a Related SAR.
(b) Option Price: The Option Price per share at which an Option may be exercised shall be established by the Administrator and stated in the Award Agreement evidencing the grant of the Option; provided, that (i) the Option Price of an Option shall be no less than 100% of the Fair Market Value per share of the Common Stock as determined on the date the Option is granted (or 110% of the Fair Market Value with respect to Incentive Options granted to an Employee who owns stock possessing more than 10% of the total voting power of all classes of stock of the Company or a Parent or Subsidiary, as provided in Section 6(b)); and (ii) in no event shall the Option Price per share of any Option be less than the par value, if any, per share of the Common Stock. Notwithstanding the foregoing, the Administrator may in its discretion authorize the grant of substitute or assumed options of an acquired entity with an Option Price not equal to 100% of the Fair Market Value of the stock on the date of grant, if the terms of such substitution or assumption otherwise comply, to the extent deemed applicable, with Code Section 409A and/or Code Section 424(a).

(c) Date of Grant: An Option shall be considered to be granted on the date that the Administrator acts to grant the Option, or on such later date as may be established by the Administrator in accordance with Applicable Law.
(d) Option Period and Limitations on the Right to Exercise Options:
(i) The Option Period shall be determined by the Administrator at the time the Option is granted and shall be stated in the Award Agreement. The Option Period shall not extend more than 10 years from the date on which the Option is granted (or five years with respect to Incentive Options granted to an Employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary, as provided in Section 6(b)). Any Option or portion thereof not exercised before expiration of the Option Period shall terminate. The period or periods during which, and the terms and conditions pursuant to which, an Option may vest and become exercisable shall be determined by the Administrator in its discretion, subject to the terms of the Plan.
(ii) An Option may be exercised by giving written notice to the Company in form acceptable to the Administrator at such place and subject to such conditions as may be established by the Administrator or its designee. Such notice shall specify the number of shares to be purchased pursuant to an Option and the aggregate purchase price to be paid therefor and shall be accompanied by payment of such purchase price. Unless an Award Agreement provides otherwise, such payment shall be in the form of cash or cash equivalent; provided that, except where prohibited by the Administrator or Applicable Law (and subject to such terms and conditions as may be established by the Administrator), payment may also be made:
(A) By delivery (by either actual delivery or attestation) of shares of Common Stock owned by the Participant for such time period, if any, as may be determined by the Administrator;
(B) By shares of Common Stock withheld upon exercise;
(C) By delivery of written notice of exercise to the Company and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to the Company the amount of sale or loan proceeds to pay the Option Price;
(D) By such other payment methods as may be approved by the Administrator and which are acceptable under Applicable Law; or
(E) By any combination of the foregoing methods.
Shares delivered or withheld in payment on the exercise of an Option shall be valued at their Fair Market Value on the date of exercise, as determined by the Administrator or its designee.
(iii) The Administrator shall determine the extent, if any, to which a Participant may have the right to exercise an Option following termination of the Participant’s employment or service with the Company. Such rights, if any, shall be subject to the sole discretion of the Administrator, shall be stated in the individual Award Agreement, need not be uniform among all Options issued pursuant to this Section 7, and may reflect distinctions based on the reasons for termination of employment or service. Subject to Plan terms, the Administrator also shall have authority, in its sole discretion (taking into account any Code Section 409A considerations), to accelerate the date for exercising all or any part of an Option which was not otherwise vested and exercisable, extend the period during which an Option may be exercised, modify the other terms and conditions of exercise, or any combination of the foregoing.
(e) Notice of Disposition: If shares of Common Stock acquired upon exercise of an Incentive Option are disposed of within two years following the date of grant or one year following the transfer of such shares to a Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Administrator may reasonably require.
(f) Limitation on Incentive Options: In no event shall there first become exercisable by an Employee in any one calendar year Incentive Options granted by the Company or any Parent or Subsidiary with respect to shares having an aggregate Fair Market Value (determined at the time an Incentive Option is granted) greater than $100,000; provided that, if such limit is exceeded, then the first $100,000 of shares to become exercisable in such calendar year will be Incentive Options and the Options (or portion thereof) for shares with a value in excess of $100,000 that first became exercisable in that calendar year will be Nonqualified Options. In the event the Code or the regulations promulgated thereunder are amended after the Effective Date of the Plan to provide for a different limitation on the Fair Market Value of shares permitted to be subject to Incentive Options, then such different limit shall be automatically incorporated herein.
(g) Nontransferability of Options: Incentive Options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers by will or the laws of intestate succession or, in the Administrator’s discretion, such transfers (for no consideration) as may otherwise be permitted in accordance with Treas. Reg. Section 1.421-1(b)(2) or Treas. Reg. Section 1.421-2(c) or any successor provisions thereto. Nonqualified Options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, except for transfers (for no consideration) if and to the extent permitted by the Administrator in a manner consistent with the registration provisions of the Securities Act. Except as may be permitted by the preceding, an Option shall be exercisable during the Participant’s lifetime only by him or her or by his or her guardian or legal representative. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.
8.	Stock Appreciation Rights
(a) Grant of Stock Appreciation Rights: Subject to the limitations of the Plan, the Administrator may in its discretion grant SARs to such eligible individuals, in such numbers, upon such terms and at such times as the Administrator shall determine. SARs may be granted to the holder of an Option with respect to all or a portion of the shares of Common Stock subject to the Related Option or may be granted separately to an eligible individual. The Base Price per share of an SAR shall be no less than 100% of the Fair Market Value per share of the Common Stock on the date the SAR is granted. Notwithstanding the foregoing, the Administrator may in its discretion authorize the grant of substitute or assumed SARs of an acquired entity with a Base Price per share not equal to at least 100% of the Fair Market Value of the stock on the date of grant, if the terms of such substitution or assumption otherwise comply, to the extent deemed applicable, with Code Section 409A and/or Code Section 424(a). An SAR shall be considered to be granted on the date that the Administrator acts to grant the SAR, or on such later date as may be established by the Administrator in accordance with Applicable Law.
(b) Related SARs: A Related SAR may be granted either concurrently with the grant of the Related Option or (if the Related Option is a Nonqualified Option) at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such Related Option. The Base Price of a Related SAR shall be equal to the Option Price of the Related Option. Related SARs shall be exercisable only at the time and to the extent that the Related Option is exercisable (and may be subject to such additional limitations on exercisability as the Administrator may provide in an Award Agreement), and in no event after the complete termination or full exercise of the Related Option. Notwithstanding the foregoing, a Related SAR that is related to an Incentive Option may be exercised only to the extent that the Related Option is exercisable and only when the Fair Market Value exceeds the Option Price of the Related Option. Upon the exercise of a Related SAR granted in connection with a Related Option, the Option shall be canceled to the extent of the number of shares as to which the SAR is exercised, and upon the exercise of a Related Option, the Related SAR shall be canceled to the extent of the number of shares as to which the Related Option is exercised or surrendered.
(c) Freestanding SARs: An SAR may be granted without relationship to an Option (as defined above, a “Freestanding SAR”) and, in such case, will be exercisable upon such terms and subject to such conditions as may be determined by the Administrator, subject to the terms of the Plan.
(d) Exercise of SARs:
(i) Subject to the terms of the Plan, SARs shall be vested and exercisable in whole or in part upon such terms and conditions as may be established by the Administrator. The period during which an SAR may be exercisable shall not exceed 10 years from the date of grant or, in the case of Related SARs, such shorter Option Period as may apply to the Related Option (the “SAR Period”). Any SAR or portion thereof not exercised before expiration of the period established by the Administrator shall terminate.
(ii) SARs may be exercised by giving written notice to the Company in form acceptable to the Administrator at such place and subject to such terms and conditions as may be established by the Administrator or its designee. Unless the Administrator determines otherwise, the date of exercise of an SAR shall mean the date on which the Company shall have received proper notice from the Participant of the exercise of such SAR.

(iii) The Administrator shall determine the extent, if any, to which a Participant may have the right to exercise an SAR following termination of the Participant’s employment or service with the Company. Such rights, if any, shall be determined in the sole discretion of the Administrator, shall be stated in the individual Award Agreement, need not be uniform among all SARs issued pursuant to this Section 8, and may reflect distinctions based on the reasons for termination of employment or service. Subject to Plan terms, the Administrator also may, in its sole discretion (taking into account any Code Section 409A considerations), accelerate the date for exercising all or any part of an SAR which was not otherwise exercisable on the Termination Date, extend the period during which an SAR may be exercised, modify the terms and conditions to exercise, or any combination of the foregoing.
(e) Payment Upon Exercise: Subject to the limitations of the Plan, upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying (i) the excess, if any, of the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the Base Price of the SAR by (ii) the number of shares of Common Stock with respect to which the SAR is being exercised. The consideration payable upon exercise of an SAR shall be paid in cash, shares of Common Stock (valued at Fair Market Value on the date of exercise of the SAR) or a combination of cash and shares of Common Stock, as determined by the Administrator or provided in the Award Agreement.
(f) Nontransferability: Unless the Administrator determines otherwise, SARs shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, except for transfers (for no consideration) if and to the extent permitted by the Administrator in a manner consistent with the registration provisions of the Securities Act. Except as may be permitted by the preceding sentence, SARs may be exercised during the Participant’s lifetime only by him or her or by his or her guardian or legal representative. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.
9.	Restricted Awards
(a) Grant of Restricted Awards: Subject to the limitations of the Plan, the Administrator may in its discretion grant Restricted Awards to such individuals, for such numbers of shares of Common Stock, upon such terms and at such times as the Administrator shall determine. Such Restricted Awards may be in the form of Restricted Stock Awards or Restricted Stock Units. The Award Agreement shall specify (i) in the case of Restricted Stock Awards, the Award’s vesting conditions, the payment, if any, required from the Participant as a condition to the grant of the Award and any restrictions on the Participant’s right to make an election under Code Section 83(b), and (ii) in the case of Restricted Stock Units, the date on which, or the event on the occurrence of which, the Common Stock subject to the Award will be transferred to the Participant and any vesting conditions applicable to the Award. Restricted Stock Awards shall be payable in shares of Common Stock. Restricted Stock Units shall be payable in cash or shares of Common Stock, or partly in cash and partly in shares of Common Stock, as determined by the Administrator.
(b) Vesting of Restricted Awards: The vesting conditions for a Restricted Award shall be determined by the Administrator and may include, but are not limited to, attainment of performance objectives, continued service or employment for a specified period of time, a combination of attainment of performance objectives and continued service or other conditions (such as the period within which such conditions must be met, the “Restricted Period”). In the case of Restricted Awards based upon performance factors or criteria, or a combination of performance factors or criteria and continued service, the Administrator shall determine the Performance Measures applicable to such Restricted Awards. Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Administrator shall have sole authority to determine whether and to what degree Restricted Awards have vested and been earned and are payable and to establish and interpret the terms and conditions of Restricted Awards. Subject to Plan terms, the Administrator, in its sole discretion, may (subject to any Code Section 409A considerations) accelerate the date that any Restricted Award granted to a Participant shall be deemed to be vested or earned in whole or in part, without any obligation to accelerate such date with respect to other Restricted Awards granted to any Participant.
(c) Termination of Employment or Service; Forfeiture: Unless the Administrator determines otherwise, if the employment or service of a Participant shall be terminated for any reason (whether by the Company or the

Participant and whether voluntary or involuntary) and all or any part of a Restricted Award has not vested or been earned pursuant to the terms of the Plan and related Award Agreement, such Award, to the extent not then vested or earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.
(d) Share Certificates; Escrow: Unless the Administrator determines otherwise, a certificate or certificates representing the shares of Common Stock subject to a Restricted Stock Award shall be issued in the name of the Participant (or, in the case of uncertificated shares, other written evidence of ownership in accordance with Applicable Law shall be provided) after the Award is granted. Notwithstanding the foregoing, the Administrator may require that the Participant (i) deliver the certificate(s) (or other instruments) for such shares to the Administrator or its designee to be held in escrow until the Restricted Stock Award vests and is no longer subject to a substantial risk of forfeiture (in which case the shares will be promptly released to the Participant) or is forfeited (in which case the shares shall be returned to the Company); and/or (ii) deliver to the Company a stock power, endorsed in blank (or similar instrument), relating to the shares subject to the Restricted Stock Award which are subject to forfeiture. Unless the Administrator determines otherwise, a certificate or certificate representing shares of Common Stock issuable pursuant to a Restricted Stock Unit shall be issued in the name of the Participant (or, in the case of uncertificated shares, other written evidence of ownership in accordance with Applicable Law shall be provided) promptly after the Award (or portion thereof) has vested and is distributable.
(e) Nontransferability: Unless the Administrator determines otherwise, Restricted Awards that have not vested shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers (for no consideration) by will or the laws of intestate succession, and the recipient of a Restricted Award shall not sell, transfer, assign, pledge or otherwise encumber shares subject to the Award until the Restriction Period has expired and until all conditions to vesting have been met. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.
10.	Performance Awards
(a) Grant of Performance Awards: Subject to the terms of the Plan, the Administrator may in its discretion grant Performance Awards to such eligible individuals upon such terms and conditions and at such times as the Administrator shall determine. Performance Awards may be in the form of Performance Shares or Performance Units. An Award of Performance Share is a grant of a right to receive a number of shares of Common Stock as determined by the Administrator, the cash value thereof, or a combination thereof (in the Administrator’s discretion or as specified in the Award Agreement), which is contingent upon the achievement of performance or other objectives during a specified period. An Award of a Performance Unit is a grant of a right to receive a designated dollar value as determined by the Administrator in the form of Common Stock, cash or a combination thereof, which is contingent upon the achievement of performance or other objectives during a specified period. The Administrator shall have discretion to determine the number of Performance Units and/or Performance Shares granted to any Participant. Subject to Plan terms, the Administrator shall determine the nature, length and starting date of the period during which a Performance Award may be earned (the “Performance Period”), and shall determine the conditions which must be met in order for a Performance Award to be granted or to vest or be earned (in whole or in part), which conditions may include but are not limited to attainment of performance objectives, continued service or employment for a certain period of time, or any other conditions. The Administrator shall determine the Performance Measures applicable to Performance Awards.
(b) Earning of Performance Awards: Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Administrator shall have sole authority to determine whether and to what degree Performance Awards have been earned and are payable and to interpret the terms and conditions of Performance Awards and the provisions of this Section 10. Subject to Plan terms, the Administrator, in its sole discretion, may (subject to any Code Section 409A considerations) accelerate the date that any Performance Award granted to a Participant shall be deemed to be earned in whole or in part, without any obligation to accelerate such date with respect to other Awards granted to any Participant.
(c) Form of Payment: Payment of the amount to which a Participant shall be entitled upon earning a Performance Award shall be made in cash, shares of Common Stock or a combination of cash and shares of Common Stock, as determined by the Administrator in its sole discretion. Payment may be made in a lump sum or upon such terms as may be established by the Administrator (taking into account any Code Section 409A considerations).

(d) Termination of Employment or Service; Forfeiture: Unless the Administrator determines otherwise (taking into account any Code Section 409A considerations), if the employment or service of a Participant shall terminate for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and the Participant has not earned and vested in all or part of a Performance Award pursuant to the terms of the Plan and related Award Agreement, such Award, to the extent not then earned and vested, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.
(e) Nontransferability: Unless the Administrator determines otherwise, Performance Awards which have not been earned shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers (for no consideration) by will or the laws of intestate succession, and the recipient of a Performance Award shall not sell, transfer, assign, pledge or otherwise encumber any shares or any other benefit subject to the Award until the Performance Period has expired and the conditions to earning the Award have been met. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.
11.	Phantom Stock Awards
(a) Grant of Phantom Stock Awards: Subject to the terms of the Plan, the Administrator may in its discretion grant Phantom Stock Awards to such eligible individuals, in such numbers, upon such terms and at such times as the Administrator shall determine. A Phantom Stock Award is an Award to a Participant of a number of hypothetical share units with a value equal to the Fair Market Value of a share of Common Stock.
(b) Vesting of Phantom Stock Awards: The vesting conditions for a Phantom Stock Award shall be determined by the Administrator and may include, but are not limited to, attainment of performance objectives, continued service or employment for a specified period of time, a combination of attainment of performance objectives and continued service or other conditions. In the case of Phantom Stock Awards based upon performance factors or criteria, or a combination of performance factors or criteria and continued service, the Administrator shall determine the Performance Measures applicable to such Awards. Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Administrator shall have sole authority to determine whether and to what degree Phantom Stock Awards have vested and are payable and to interpret the terms and conditions of Phantom Stock Awards. Subject to Plan terms, the Administrator, in its sole discretion, may (subject to any Code Section 409A considerations) accelerate the date that any Phantom Stock Award granted to a Participant shall be deemed to be earned in whole or in part, without any obligation to accelerate such date with respect to other Awards granted to any Participant.
(c) Termination of Employment or Service; Forfeiture: Unless the Administrator determines otherwise (taking into account any Code Section 409A considerations), if the employment or service of a Participant shall be terminated for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and all or any part of a Phantom Stock Award has not vested and become payable pursuant to the terms of the Plan and related Award Agreement, such Award, to the extent not then vested or earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.
(d) Payment of Phantom Stock Awards: Upon vesting of all or a part of a Phantom Stock Award and satisfaction of such other terms and conditions as may be established by the Administrator, the Participant shall be entitled to a payment of an amount equal to the Fair Market Value of one share of Common Stock with respect to each such Phantom Stock unit which has vested and is payable. Payment may be made, as determined in the discretion of the Administrator, in cash or in shares of Common Stock valued at their Fair Market Value on the applicable vesting date or dates (or other date or dates determined by the Administrator), or in a combination thereof. Payment may be made in a lump sum or upon such terms as may be established by the Administrator (taking into account any Code Section 409A considerations).
(e) Nontransferability: Unless the Administrator determines otherwise, (i) Phantom Stock Awards shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers (for no consideration) by will or the laws of intestate succession and (ii) shares of Common Stock (if any) subject to a Phantom Stock Award may not be sold, transferred, assigned, pledged or otherwise encumbered until the Phantom Stock Award has vested and all other conditions established by the Administrator have been met. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

12.	Other Cash-Based Awards and Other Stock-Based Awards
The Administrator shall have the authority to grant Other Cash-Based Awards and Other Stock-Based Awards to one or more eligible individuals. Other Stock-Based Awards may be valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock or Awards for shares of Common Stock, including but not limited to Other Stock-Based Awards granted in lieu of bonus, salary or other compensation, Other Stock-Based Awards granted with vesting or performance conditions, or Other Stock-Based Awards granted without vesting or performance conditions. Subject to the provisions of the Plan, the Administrator shall determine the number of shares of Common Stock, if any, to be awarded to a Participant under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, shares of Common Stock or a combination of cash and shares of Common Stock; and the other terms and conditions of such Awards. Other Cash-Based Awards shall be valued and settled in cash, may be granted in lieu of bonus, salary or other compensation, may be granted with vesting or performance conditions and/or may be granted without being subject to vesting or performance conditions. Other Cash-Based Awards shall be subject to such other terms and conditions as may be established by the Administrator. Unless the Administrator determines otherwise, (i) Other Cash-Based Awards and Other Stock-Based Awards shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers (for no consideration) by will or the laws of intestate succession, and (ii) shares of Common Stock (if any) subject to an Other Stock-Based Award may not be sold, transferred, assigned, pledged or otherwise encumbered until the Other Stock-Based Award has vested and all other conditions established by the Administrator have been met. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.
13.	Dividends and Dividend Equivalents
The Administrator may, in its sole discretion, provide that Awards other than Options and Stock Appreciation Rights will be credited with dividends or dividend equivalent rights; provided, however, that dividends and dividend equivalent rights (whether paid in cash or shares of Common Stock) on unearned or unvested Awards shall not be paid (even if accrued) unless and until the underlying Award (or portion thereof) has vested and been earned. Any crediting of dividends or dividend equivalents may be subject to such additional restrictions and conditions as the Administrator may establish, including reinvestment in additional shares of Common Stock or share equivalents. Notwithstanding the other provisions herein, any dividends or dividend equivalents related to an Award shall be structured in a manner intended to be exempt from, or to comply with, Code Section 409A.
14.	Change of Control
(a) General: Notwithstanding any other provision in the Plan to the contrary, and except as otherwise provided in Section 14(b), the following provisions shall apply in the event of a Change of Control (except to the extent, if any, otherwise required under Code Section 409A or provided in an Award Agreement):
(i) To the extent that the successor or surviving company in the Change of Control event does not assume or substitute for an Award (or in which the Company is the ultimate parent corporation and does not continue the Award) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Administrator) as Awards outstanding under the Plan immediately prior to the Change of Control event, (A) all outstanding Options and Stock Appreciation Rights shall become fully vested and exercisable, whether or not then otherwise vested and exercisable; and (B) any restrictions, including but not limited to the Restricted Period, Performance Period and/or performance or other factors or criteria applicable to any outstanding Award (other than Options or Stock Appreciation Rights) shall be deemed to have been met, and such Awards shall be deemed vested and earned in full at the greater of actual or target.
(ii) Further, if an Award is substituted, assumed or continued as provided in Section 14(a)(i) herein, the Award will nonetheless become vested (and, in the case of Options and SARs, exercisable) and any restrictions, including but not limited to the Restricted Period, Performance Period and/or performance factors or criteria applicable to any outstanding Award other than Options or SARs shall be deemed to have been met, and such Awards shall be deemed vested and earned in full at the greater of actual or target, if the employment or service of the Participant is terminated within six months before (in which case vesting shall not occur until the effective date of the Change of Control) or 12 months (or such other period after a Change of Control as may be stated in a Participant’s change in control agreement, employment agreement or similar agreement, if applicable) after the effective date of a Change of Control if such termination of employment or service (A) is by the Company not for Cause or (B) is by the Participant for Good Reason. For clarification, for the purposes of this Section 14, the “Company” shall include any successor to the Company.
(b) Effect of Employment Agreement, Change in Control Agreement or other Similar Arrangement: Notwithstanding any other provision of the Plan to the contrary, and unless an individual Award Agreement expressly provides otherwise, in the event that a Participant has entered into, or is a participant in, a change in control agreement or plan, employment agreement or similar agreement, plan or arrangement with the Company, the Participant shall be entitled to the greater of the benefits provided upon a change of control of the Company under this Plan or the respective change in control agreement, employment agreement or similar agreement, plan or arrangement, and such change in control agreement, employment agreement or similar agreement, plan or arrangement shall not be construed to reduce in any way the benefits otherwise provided to a Participant upon the occurrence of a Change of Control as defined in the Plan.
15.	Withholding
The Company shall withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law from any amount payable in cash with respect to an Award. Prior to the delivery or transfer of any certificate for shares or any other benefit conferred under the Plan, the Company shall require any Participant or other person to pay to the Company in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Company to such authority for the account of such recipient. Notwithstanding the foregoing, the Administrator may in its discretion establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign or other income tax obligations relating to such an Award, by electing to deliver to the Company shares of Common Stock held by the Participant (which are fully vested and not subject to any pledge or other security interest) or to have the Company withhold shares of Common Stock from the shares to which the recipient is otherwise entitled. The number of shares to be withheld or delivered shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to, but not exceeding (unless otherwise permitted by the Administrator in a manner in accordance with Applicable Law and applicable accounting principles), the amount of such obligations being satisfied. Each election must be made in writing to the Administrator in accordance with election procedures established by the Administrator.
16.	Amendment and Termination of the Plan and Awards
(a) Amendment and Termination of Plan; Prohibition on Repricing: The Plan may be amended, altered, suspended and/or terminated at any time by the Board; provided, that (i) approval of an amendment to the Plan by the stockholders of the Company shall be required to the extent, if any, that stockholder approval of such amendment is required by Applicable Law; and (ii) except for adjustments made pursuant to Section 5(d) or in connection with a Change of Control, the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Options or SARs to reduce the Option Price or Base Price of such outstanding Options or SARs; (ii) exchange outstanding Options or SARs for cash, for Options or SARs with an Option Price or Base Price that is less than the Option Price or Base Price of the original Option or SAR, or for other equity awards at a time when the original Option or SAR has an Option Price or Base Price, as the case may be, above the Fair Market Value of the Common Stock; or (iii) take other action with respect to Options or SARs that would be treated as a repricing under the rules of the principal stock exchange on which shares of the Common Stock are listed.
(b) Amendment and Termination of Awards: The Administrator may amend, alter, suspend and/or terminate any Award granted under the Plan, prospectively or retroactively, but (except as otherwise provided in Section 3(b) or Section 16(c)) such amendment, alteration, suspension or termination of an Award shall not, without the written consent of the recipient of an outstanding Award, materially adversely affect the rights of the recipient with respect to the Award.
(c) Amendments to Comply with Applicable Law: Notwithstanding Section 16(a) and Section 16(b), the following provisions shall apply:
(i) The Administrator shall have unilateral authority to amend the Plan and any Award (without Participant consent) to the extent necessary to comply with Applicable Law or changes to Applicable Law (including but in no way limited to Code Section 409A, Code Section 422 and federal securities laws).

(ii) The Administrator shall have unilateral authority to make adjustments to the terms and conditions of Awards in recognition of unusual or nonrecurring events affecting the Company or any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in Applicable Law, or accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable accounting principles or Applicable Law.
17.	Restrictions on Awards and Shares; Compliance with Applicable Law
(a) General: As a condition to the issuance and delivery of Common Stock hereunder, or the grant of any benefit pursuant to the Plan, the Company may require a Participant or other person at any time and from time to time to become a party to an Award Agreement, other agreement(s) restricting the transfer, purchase, repurchase and/or voting of shares of Common Stock of the Company, and any employment agreements, consulting agreements, non-competition agreements, confidentiality agreements, non-solicitation agreements, non-disparagement agreements or other agreements imposing such restrictions as may be required by the Company. In addition, without in any way limiting the effect of the foregoing, each Participant or other holder of shares issued under the Plan shall be permitted to transfer such shares only if such transfer is in accordance with the Plan, the Award Agreement, any other applicable agreements and Applicable Law. The Administrator reserves the right to impose other requirements on an Award and the shares acquired upon vesting of the Award, to the extent the Administrator determines it is necessary or advisable for legal or administrative reasons, and to require a Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The acquisition of shares of Common Stock under the Plan by a Participant or any other holder of shares shall be subject to, and conditioned upon, the agreement of the Participant or other holder of such shares to the restrictions described in the Plan, the Award Agreement and any other applicable agreements and Applicable Law.
(b) Compliance with Applicable Laws, Rules and Regulations: The Company may impose such restrictions on Awards, shares of Common Stock and any other benefits underlying Awards hereunder as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities or other laws applicable to such securities. Notwithstanding any other Plan provision to the contrary, the Company shall not be obligated to issue, deliver or transfer shares of Common Stock under the Plan, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with Applicable Law (including but not limited to the requirements of the Securities Act). The Company will be under no obligation to register shares of Common Stock or other securities with the Securities and Exchange Commission or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or similar organization, and the Company will have no liability for any inability or failure to do so. The Company may cause a restrictive legend or legends to be placed on any certificate issued pursuant to an Award hereunder in such form as may be prescribed from time to time by Applicable Law or as may be advised by legal counsel.
18.	No Right or Obligation of Continued Employment or Service or to Awards; Compliance with the Plan
Neither the Plan, an Award, an Award Agreement nor any other action related to the Plan shall confer upon a Participant any right to continue in the employ or service of the Company or an Affiliate as an Employee, Director or Independent Contractor, or to interfere in any way with the right of the Company or an Affiliate to terminate the Participant’s employment or service at any time. Except as otherwise provided in the Plan, an Award Agreement or as may be determined by the Administrator, all rights of a Participant with respect to an Award shall terminate upon the termination of the Participant’s employment or service. In addition, no person shall have any right to be granted an Award, and the Company shall have no obligation to treat Participants or Awards uniformly. By participating in the Plan, each Participant shall be deemed to have accepted all of the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Administrator and shall be fully bound thereby. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

19.	General Provisions
(a) Stockholder Rights: Except as otherwise determined by the Administrator (and subject to the provisions of Section 9(d) regarding Restricted Awards and Section 13 regarding dividends and dividend equivalents), a Participant and his or her legal representative, legatees or distributees shall not be deemed to be the holder of any shares of Common Stock subject to an Award and shall not have any rights of a stockholder unless and until certificates for such shares have been issued and delivered to him, her or them under the Plan. A certificate or certificates for shares of Common Stock acquired upon exercise of an Option or SAR shall be issued in the name of the Participant or his or her beneficiary and distributed to the Participant or his or her beneficiary (or, in the case of uncertificated shares, other written notice of ownership in accordance with Applicable Law shall be provided) as soon as practicable following receipt of notice of exercise and, with respect to Options, payment of the Option Price (except as may otherwise be determined by the Company in the event of payment of the Option Price pursuant to Section 7(d)(ii)(C)). Except as otherwise provided in Section 9(d) regarding Restricted Stock Awards or otherwise determined by the Administrator, a certificate for any shares of Common Stock issuable pursuant to a Restricted Award, Performance Award, Phantom Stock Award or Other Stock-Based Award shall be issued in the name of the Participant or his or her beneficiary and distributed to the Participant or his or her beneficiary (or, in the case of uncertificated shares, other written notice of ownership in accordance with Applicable Law shall be provided) after the Award (or portion thereof) has vested and been earned.
(b) Section 16(b) Compliance: To the extent that any Participants in the Plan are subject to Section 16(b) of the Exchange Act, it is the general intention of the Company that transactions under the Plan shall comply with Rule 16b-3 under the Exchange Act and that the Plan shall be construed in favor of such Plan transactions meeting the requirements of Rule 16b-3 or any successor rules thereto. Notwithstanding anything in the Plan to the contrary, the Administrator, in its sole and absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.
(c) Unfunded Plan; No Effect on Other Plans:
(i) The Plan shall be unfunded, and the Company shall not be required to create a trust or segregate any assets that may at any time be represented by Awards under the Plan. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Affiliate, including, without limitation, any specific funds, assets or other property which the Company or any Affiliate, in their discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to shares of Common Stock or other amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Affiliate. Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any benefits to any person.
(ii) The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Administrator.
(iii) Except as otherwise provided in the Plan, the adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for the Company or any Affiliate, nor shall the Plan preclude the Company from establishing any other forms of stock incentive or other compensation for employees or service providers of the Company or any Affiliate.
(d) Governing Law: The Plan and Awards shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions of any state, and in accordance with applicable federal laws of the United States.
(e) Beneficiary Designation: The Administrator may, in its discretion, permit a Participant to designate in writing a person or persons as beneficiary, which beneficiary shall be entitled to receive settlement of Awards (if any) to which the Participant is otherwise entitled in the event of death. In the absence of such designation by a Participant, and in the event of the Participant’s death, the estate of the Participant shall be treated as beneficiary for purposes of the Plan, unless the Administrator determines otherwise. The Administrator shall have discretion to approve and interpret the form or forms of such beneficiary designation. A beneficiary, legal guardian, legal representative or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent that the Plan and/or Award Agreement provide otherwise, and to any additional restrictions deemed necessary or appropriate by the Administrator.
(f) Gender and Number: Except where otherwise indicated by the context, words in any gender shall include any other gender, words in the singular shall include the plural and words in the plural shall include the singular.
(g) Severability: If any provision of the Plan or an Award Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan or the Award Agreement, and the Plan or Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
(h) Rules of Construction: Headings are given to the sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation or other provision of law shall (unless the Administrator determines otherwise) be construed to refer to any amendment to or successor of such provision of law.
(i) Successors and Assigns: The Plan shall be binding upon the Company, its successors and assigns, and Participants, their executors, administrators and permitted transferees and beneficiaries.
(j) Award Agreement: The grant of any Award under the Plan shall be evidenced by an Award Agreement between the Company and the Participant. Such Award Agreement may state terms, conditions and restrictions applicable to the Award and any may state such other terms, conditions and restrictions, including but not limited to terms, conditions and restrictions applicable to shares of Common Stock (or other benefits) subject to an Award, as may be established by the Administrator.
(k) Right of Offset: Notwithstanding any other provision of the Plan or an Award Agreement, the Company may at any time (subject to any Code Section 409A considerations) reduce the amount of any payment or benefit otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to or on behalf of the Company or an Affiliate that is or becomes due and payable.
(l) Uncertificated Shares: Notwithstanding anything in the Plan to the contrary, to the extent the Plan provides for the issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may, in the Company’s discretion, be effected on a non-certificated basis, to the extent not prohibited by the Company’s certificate of incorporation or bylaws or by Applicable Law (including but not limited to applicable state corporate law and the applicable rules of any stock exchange on which the Common Stock may be traded).
(m) Income and Other Taxes: Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including but not limited to any taxes arising under Code Section 409A), and the Company shall not have any liability for, or any obligation to indemnify, gross up or otherwise hold any Participant harmless from, any or all of such taxes. The Company shall have no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for a Participant or any other person.
(n) Effect of Certain Changes in Status: Notwithstanding the other terms of the Plan or an Award Agreement, the Administrator has sole discretion to determine (taking into account any Code Section 409A considerations), at the time of grant of an Award or at any time thereafter, the effect, if any, on Awards (including but not limited to modifying the vesting, exercisability and/or earning of Awards) granted to a Participant if the Participant’s status as an Employee, Director or Independent Contractor changes, including but not limited to a change from full-time to part-time, or vice versa, or if other similar changes in the nature or scope of the Participant’s employment or service occur.
(o) Stockholder Approval: The Plan is subject to approval by the stockholders of the Company, which approval must occur, if at all, within twelve (12) months of the Effective Date. Awards granted prior to such stockholder approval shall be conditioned upon and shall be effective only upon approval of the Plan by such stockholders on or before such date if and to the extent required under Applicable Law or so determined by the Administrator. Subsequent stockholder approval shall be obtained in the manner and to the degree required under Applicable Law.
(p) Deferrals: Subject to the provisions of this Section 19(p) and Section 20, the Administrator may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be payable with respect to an Award. Any such deferral shall be subject to such terms and conditions as may be established by the Administrator and to any applicable Code Section 409A requirements.
(q) Fractional Shares: Except as otherwise provided in an Award Agreement or determined by the Administrator, (i) the total number of shares issuable pursuant to the exercise, vesting or earning of an Award shall be rounded down to the nearest whole share, and (ii) no fractional shares shall be issued. The Administrator may, in its discretion, determine that a fractional share shall be settled in cash and/or Common Stock.
(r) Compliance with Recoupment, Ownership and Other Policies or Agreements: Notwithstanding anything in the Plan to the contrary, the Administrator may, at any time, consistent with, but without limiting, the authority granted in Section 3(b) herein, in its discretion provide that an Award, shares of Common Stock, cash or other benefits related to an Award shall be forfeited and/or recouped if the Participant, during employment or service or following termination of employment or service for any reason, engages in certain specified conduct, including but not limited to violation of policies of the Company or an Affiliate, breach of non-solicitation, noncompetition, confidentiality or other restrictive covenants, or other conduct by the Participant that is determined by the Administrator to be detrimental to the business or reputation of the Company or any Affiliate. In addition, without limiting the effect of the foregoing, as a condition to the grant of an Award or receipt or retention of shares of Common Stock, cash or any other benefit under the Plan, the Administrator may, at any time, require that a Participant agree to abide by any equity retention policy, stock ownership guidelines, compensation recovery policy and/or other policies adopted by the Company or an Affiliate, each as in effect from time to time and to the extent applicable to the Participant. Further, each Participant shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply under Applicable Law.
(s) Attestation: Wherever in the Plan or any Award Agreement a Participant is permitted to pay the Option Price of an Option or taxes relating to the exercise, vesting or earning of an Award by delivering shares of Common Stock, the Participant may, unless the Committee determines otherwise and subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such shares, in which case the Company shall treat the Award as exercised, vested or earned without further payment and/or shall withhold such number of shares from the shares acquired by the exercise, vesting or earning of the Award, as appropriate.
(t) Plan Controls: Unless the Administrator determines otherwise, (i) in the event of a conflict between any term or provision contained in the Plan and an express term contained in any Award Agreement, the applicable terms and provisions of the Plan will govern and prevail, and (ii) the terms of an Award Agreement shall not be deemed to be in conflict or inconsistent with the Plan merely because they impose greater or additional restrictions, obligations or duties, or if the Award Agreement provides that such Award Agreement terms apply notwithstanding the provisions to the contrary in the Plan.
(u) Electronic Delivery and Participation: The Company may, in its sole discretion, decide to deliver to and obtain a Participant’s acceptance of any documents related to an Award that may be granted under the Plan by electronic means or request such Participant’s consent to participate in the Plan by electronic means.
20.	Compliance with Code Section 409A
Notwithstanding any other provision in the Plan or an Award Agreement to the contrary, if and to the extent that Code Section 409A is deemed to apply to the Plan or any Award, it is the general intention of the Company that the Plan and all such Awards shall, to the extent practicable, comply with, or be exempt from, Code Section 409A, and the Plan and any such Award Agreement shall, to the extent practicable, be construed in accordance therewith. Deferrals of shares or any other benefit issuable pursuant to an Award otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are in compliance with, or exempt from, Code Section 409A. In the event that the Company (or a successor thereto) has any stock which is publicly traded on an established securities market or otherwise, distributions that are subject to Code Section 409A to any Participant who is a “specified employee” (as defined under Code Section 409A) upon a separation from service may only be made following the expiration of the six-month period after the date of separation from service (with such distributions to be made during the seventh month following separation of service), or, if earlier than the end of the six-month period, the date of death of the specified employee, or as otherwise permitted under Code Section 409A. For purposes of Code Section 409A, each installment payment provided under the Plan or an Award Agreement shall be treated as a separate payment. Without in any way limiting the effect of any of the foregoing, (i) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in the Plan or any Award Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan or Award Agreement, as applicable, and (ii) terms used in the Plan or an Award Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that the Plan or any Award shall be deemed not to comply with Code Section 409A, the Company, the Administrator and its or their designees or agents shall not be liable to any Participant or other person for actions, decisions or determinations made in good faith.

ANNEX D

July 27, 2023
Special Committee of the Board of Directors of
PROOF Acquisition Corp I
11911 Freedom Dr., Suite 1080
Reston, VA, 20190
Dear Members of the Special Committee of the Board of Directors:
We understand that PROOF Acquisition Corp I, a Delaware corporation (“PACI”), PACI Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of PACI (“Merger Sub”), and Volato, Inc., a Georgia corporation (“Volato”), propose to enter into a Business Combination Agreement (the “Business Combination Agreement”), pursuant to which Merger Sub will merge with and into Volato (the “Merger”), with Volato surviving the Merger as a wholly-owned Subsidiary of PACI (the “Transaction”). Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to such terms in the Business Combination Agreement.
We have been advised that, upon consummation of the Transaction and pursuant to the terms of the Business Combination Agreement, PACI will have completed its initial business combination and the operating business of Volato will become the operating business of PACI. In connection with the Transaction, PACI will issue the Aggregate Merger Consideration to the holders of all of the issued and outstanding shares of Company Capital Stock at the effective time of the Merger.
The Special Committee of the Board of Directors of PACI (the “Special Committee”) has requested our opinion, as of the date hereof, as to the fairness to PACI, from a financial point of view, of the Aggregate Merger Consideration to be issued by PACI in the Transaction.
In connection with this opinion, we have:
(i)	reviewed a draft, dated July 26, 2023, of the Business Combination Agreement;
(ii)	reviewed certain publicly available business and financial information and other data relating to PACI and Volato that we deemed to be relevant;
(iii)
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Volato made available to us by Volato and PACI, including financial projections prepared by the management of Volato relating to Volato;

(iv)
held discussions with certain members of the management of PACI and of Volato and certain of their respective representatives and advisors regarding the business, operations, financial condition and prospects of Volato and related matters;

(v)	reviewed publicly available information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Volato; and
(vi)	conducted such other financial studies, analyses and investigations as we deemed appropriate.
This opinion only addresses whether, as of the date hereof, the Aggregate Merger Consideration to be issued by PACI in the Transaction is fair, from a financial point of view, to PACI. It does not address any of the other terms, aspects or implications of the Transaction, the Business Combination Agreement or any related or other transaction or agreement, including, without limitation, (i) the PIPE Investment, (ii) the Sponsor Support Agreement, (iii) the Insider Letter, (iv) the RSRA, (v) the Amended RSRA or (vi) the Lock-Up Agreement. We are not expressing any view or opinion on (A) the fairness of the Transaction, or the Aggregate Merger Consideration, to any security holder of PACI or any creditor or other constituent of PACI or any other person, (B) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Aggregate Merger

Special Committee of the Board of Directors
July 27, 2023

Consideration in the Transaction or otherwise or (C) whether a holder of PACI Class A Common Stock should elect to redeem all or a portion of the PACI Class A Common Stock held by such holder in accordance with the terms of PACI’s Organizational Documents and the Trust Agreement.
For purposes of our opinion, we have assumed and relied upon the accuracy and completeness of information that was publicly available or supplied or otherwise made available to us by PACI or Volato, without independent verification of such information, and we assume no liability therefor. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of PACI or Volato, and we have not been furnished with any such valuation or appraisal, nor have we made any physical inspection of the properties or assets of PACI or Volato. We have not evaluated the solvency or creditworthiness of PACI, Volato or any other party to the Transaction, the fair value of PACI, Volato or any of their respective assets or liabilities or whether PACI, Volato or any other party to the Transaction is paying or receiving reasonably equivalent value in the Transaction under any applicable foreign, state or federal laws relating to bankruptcy, insolvency, fraudulent transfer or similar matters, nor have we evaluated, in any way, the ability of PACI, Volato or any other party to the Transaction to pay their obligations when they come due. With respect to the projected financial and operating data relating to PACI and Volato, we have assumed that such data and analyses have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of PACI and Volato as to the future financial performance of Volato, as applicable, under the assumptions stated therein. We express no view as to any projected financial and operating data or any judgments, estimates or assumptions on which they are based. We have relied at the Special Committee’s direction, without independent verification, upon the assessments of the management of PACI and Volato as to the future financial and operating performance of Volato, and we have assumed that PACI and Volato will realize the benefits that each expects to realize from the Transaction.
Further, our opinion is necessarily based on economic, legal, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Circumstances or events occurring after the date hereof may affect this opinion, and we assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. Our opinion does not address the relative merits of the Transaction compared to any other transaction or business strategy in which PACI might engage or the merits of the underlying decision by PACI to pursue the Transaction. We have not been authorized by the Special Committee to solicit, and have not solicited, indications of interest in a possible transaction with PACI from any third party.
Given PACI’s nature as a special purpose acquisition company, for purposes of our opinion and with the Special Committee’s consent, we have assumed a value of $10.00 per share of PACI Class A Common Stock in calculating the value of the Aggregate Merger Consideration, with such $10.00 value being based on PACI’s initial public offering price (excluding, for the avoidance of doubt, the dilutive impact of the shares of PACI Class B Common Stock or any warrants issued by PACI). In rendering our opinion, we do not express any view or opinion as to the price or range of prices at which the shares of PACI Class A Common Stock, PACI Class B Common Stock or other securities or financial instruments of or relating to PACI may trade or otherwise be transferable at any time before or after announcement or consummation of the Transaction.
In rendering our opinion, we have assumed, with the consent of the Special Committee, that the Transaction will be consummated on the terms described in the Business Combination Agreement, without any waiver or modification of any material terms or conditions. Representatives of PACI have advised us, and we have assumed, that the Business Combination Agreement, when executed, will conform to the draft reviewed by us in all material respects. We have assumed that the representations and warranties made by PACI, Volato and Merger Sub in the Business Combination Agreement are and will be true and correct in all respects. We also have assumed, with the consent of the Special Committee, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not result in any delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, that would have an adverse effect on PACI, Volato or the benefits of the Transaction to PACI, the holders of the PACI Common Stock and Volato. We are not legal, tax, environmental, accounting, insurance or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of PACI and its legal, tax, environmental, accounting, insurance and regulatory advisors with respect to legal, tax, environmental, accounting, insurance and regulatory matters.

Special Committee of the Board of Directors
July 27, 2023

We are acting as financial advisor to the Special Committee in connection with the Transaction and will receive a fee for such services, a portion of which was payable upon our rendering this opinion and a portion of which is contingent upon the closing of the Transaction. In addition, PACI has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, we and our affiliates have not provided financial advisory or other services to PACI, and we have not received any compensation from PACI during such period. In addition, during the two-year period prior to the date hereof, we and our affiliates have not provided financial advisory or other services to Volato, and we have not received any compensation from Volato during such period. We may provide financial advisory or other services to PACI in the future and, in connection with any such services, we may receive compensation. In the ordinary course, we and our affiliates and our or their respective employees may trade equity or debt securities, for our or their own accounts or for the accounts of customers, of PACI and certain of their respective affiliates and, accordingly, may at any time hold a long or short position in such securities.
Our engagement and the opinion expressed herein are for the benefit of the Special Committee (in its capacity as such) and our opinion is rendered to the Special Committee in connection with its evaluation of the Transaction. Our opinion may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing PACI is required to make with the Securities and Exchange Commission in connection with the Transaction if such inclusion is required by applicable law. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto. The issuance of this opinion was approved by our Opinion Committee.
Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Aggregate Merger Consideration to be issued by PACI in the Transaction is fair, from a financial point of view, to PACI.
Very truly yours,
/s/ LSH Partners Securities LLC
LSH Partners Securities LLC

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS
Indemnification of Directors and Officers
Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made with respect to any claim, issue or matter as to which he or she will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court will deem proper.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
In connection with the Business Combination, PACI will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that PACI will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.
PACI will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of PACI arising out of claims based on acts or omissions in their capacities as directors or officers.

EXHIBITS
(a) Exhibits:
Exhibit Number
2.1**
Business Combination Agreement, dated as of August 1, 2023, by and among PROOF Acquisition Corp I, PACI Merger Corp, Inc., and Volato, Inc. (included as Annex A to this proxy statement/prospectus included in this Registration Statement).

3.1
Amended and Restated Certificate of Incorporation of PROOF Acquisition Corp I (incorporated by reference to Exhibit 3.1 to PROOF Acquisition Corp I’s Current Report on Form 8-K (File No. 001-41104) filed with the SEC on December 6, 2021).

3.2
Certificate of Amendment of Amended and Restated Certificate of Incorporation of PROOF Acquisition Corp I (incorporated by reference to Exhibit 3.1 to PROOF Acquisition Corp I’s Current Report on Form 8-K (File No. 001-41104) filed with the SEC on May 25, 2023).

3.3**	Form of Amended and Restated Certificate of Incorporation of Volato Group, Inc. (included as Annex B to the proxy statement/ prospectus included in this Registration Statement).
3.4
Amended and Restated Bylaws of PROOF Acquisition Corp I (incorporated by reference to Exhibit 3.2 to PROOF Acquisition Corp I’s Current Report on Form 8-K (File No. 001-41104) filed with the SEC on December 6, 2021).

3.5**	Form of Bylaws of Volato Group, Inc.
4.1
Specimen Unit Certificate of PROOF Acquisition Corp I (incorporated by reference to Exhibit 4.1 to PROOF Acquisition Corp I’s Registration Statement on Form S-1/A (File No. 333-261015) filed with the SEC on November 23, 2021).

4.2
Specimen Class A Common Stock Certificate of PROOF Acquisition Corp I (incorporated by reference to Exhibit 4.2 to PROOF Acquisition Corp I’s Registration Statement on Form S-1/A (File No. 333-261015) filed with the SEC on November 23, 2021).

4.3
Specimen Warrant Certificate of PROOF Acquisition Corp I (incorporated by reference to Exhibit 4.3 to PROOF Acquisition Corp I’s Registration Statement on Form S-1/A (File No. 333-261015) filed with the SEC on November 23, 2021).

4.4
Warrant Agreement, dated November 30, 2021, by and between PROOF Acquisition Corp I and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to PROOF Acquisition Corp I’s Current Report on Form 8-K (File No. 001-41104) filed with the SEC on December 6, 2021).

5.1**	Opinion of Steptoe & Johnson LLP with respect to the legality of the securities being registered.
8.1**	Opinion of Steptoe & Johnson LLP regarding certain U.S. tax matters.
10.1**	Form of 2023 Stock Incentive Plan (included as Annex C to the proxy statement/prospectus included in this Registration Statement).
10.2**	2021 Equity Incentive Plan.
10.3
Private Placement Warrants Purchase Agreement, dated November 30, 2021, by and between PROOF Acquisition Corp I and PROOF Acquisition Sponsor I, LLC (incorporated by reference to Exhibit 10.1 to PROOF Acquisition Corp I’s Current Report on Form 8-K (File No. 001-41104) filed with the SEC on December 6, 2021).

10.4
Investment Management Trust Agreement, dated November 30, 2021, by and between PROOF Acquisition Corp I and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 to PROOF Acquisition Corp I’s Current Report on Form 8-K (File No. 001-41104) filed with the SEC on December 6, 2021).

10.5
Amendment No.1 to Investment Management Trust Agreement, dated May 23, 2023 by and between PROOF Acquisition Corp I and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to PROOF Acquisition Corp I’s Current Report on Form 8-K (File No. 001-41104) filed with the SEC on May 25, 2023).

10.6
Registration and Stockholder Rights Agreement, dated November 30, 2021, by and among PROOF Acquisition Corp I, PROOF Acquisition Sponsor I, LLC and certain other securities holders named therein (incorporated by reference to Exhibit 10.3 to PROOF Acquisition Corp I’s Current Report on Form 8-K (File No. 001-41104) filed with the SEC on December 6, 2021).

Exhibit Number
10.7
Letter Agreement regarding Initial Public Offering, dated November 30, 2021, by and between PROOF Acquisition Sponsor I, LLC and PROOF Acquisition Corp I (incorporated by reference to Exhibit 10.4 to PROOF Acquisition Corp I’s Current Report on Form 8-K (File No. 001-41104) filed with the SEC on December 6, 2021).

10.8
Administrative Services Agreement, dated November 30, 2021, by and between PROOF Acquisition Sponsor I, LLC and PROOF Acquisition Corp I (incorporated by reference to Exhibit 10.5 to PROOF Acquisition Corp I’s Current Report on Form 8-K (File No. 001-41104) filed with the SEC on December 6, 2021).

10.9	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.4 to PROOF Acquisition Corp I’s Registration Statement on Form S-1 (File No. 333-261015) filed with the SEC on November 12, 2021).
10.10
Promissory Note, dated March 31, 2021, issued PROOF Acquisition Corp I to PROOF Acquisition Sponsor I, LLC (incorporated by reference to Exhibit 10.6 to PROOF Acquisition Corp I’s Registration Statement on Form S-1 (File No. 333-261015) filed with the SEC on November 12, 2021).

10.11
Securities Subscription Agreement, dated March 31, 2021, by and between PROOF Acquisition Corp I and PROOF Acquisition Sponsor I, LLC (incorporated by reference to Exhibit 10.7 to PROOF Acquisition Corp I’s Registration Statement on Form S-1 (File No. 333-261015) filed with the SEC on November 12, 2021).

10.12
Form of Subscription Agreement (incorporated by reference to Exhibit 10.9 to PROOF Acquisition Corp I’s Registration Statement on Form S-1 (File No. 333-261015) filed with the SEC on November 12, 2021).

10.13**	Form of Lock-up Agreement
10.14
Sponsor Support and Non-Redemption Agreement, dated as of August 1, 2023, by and among PROOF Acquisition Sponsor I, LLC, PROOF Acquisition Corp I, and Volato, Inc. (incorporated by reference to Exhibit 10.1 to PROOF Acquisition Corp I’s Current Report on Form 8-K (File No. 001- 41104) filed with the SEC on August 2, 2023)

10.15**	Form of Amended and Restated Registration Rights Agreement.
10.16**	Form of Employment Agreement
23.1*	Consent of Marcum LLP
23.2*	Consent of Rose, Snyder & Jacobs LLP
23.3**	Consent of Steptoe & Johnson LLP (included in Exhibit 5.1).
24.1**	Power of Attorney
99.1*	Consent of LSH Partners Securities LLC
107**	Calculation of Filing Fee Tables Form S-4
101.INS	inline XBRL Instance Document
101.SCH	inline XBRL Taxonomy Extension Schema Document
101.CAL	inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	inline XBRL Taxonomy Extension Presentation Linkbase Document
104**	Cover Page Interactive Data File (embedded within the Inline XBRL document).
*	Filed herewith
**	Previously filed
††	Certain portions of this exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish an unredacted copy of the exhibit to the SEC upon request.

Undertakings.
The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i).	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii).
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii).
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i).	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii).	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii).
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv).	other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)
That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(7)
That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(9)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Alexandria, Virginia on October 20, 2023.
PROOF ACQUISITION CORP I

By:	/s/ John C. Backus, Jr.
	Name:	John C. Backus, Jr.
	Title:	Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on October 20, 2023.
Signature	Title

/s/ John C. Backus, Jr.	Chief Executive Officer and Director (Principal Executive Officer)
John C. Backus, Jr.

*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Steven P. Mullins

*	Director
Peter C. Harrison

*	Director
Coleman Andrews

*	Director
Mark Lerdal

*	Director
Lisa Suennen
*By:	/s/ John C. Backus, Jr.
Name:	John C. Backus, Jr.
Title:	Attorney-in-Fact